As filed with the Securities and Exchange Commission on May 3, 2018

Registration No. 333-224311

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 1

to

Form S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

CVB FINANCIAL CORP.

(Exact name of registrant as specified in its charter)

California	6022	95-4849715
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(IRS Employer Identification Number)

701 N. Haven Avenue, Suite 350

Ontario, California 91764

(909) 980-4030

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Christopher D. Myers

President and Chief Executive Officer

CVB Financial Corp.

701 N. Haven Avenue, Suite 350

Ontario, California 91764

(909) 980-4030

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Henry M. Fields Ben Chung Morrison & Foerster LLP 707 Wilshire Boulevard Los Angeles, California 90017 (213) 892-5200	Richard H. Wohl Executive Vice President and General Counsel CVB Financial Corp. 701 N. Haven Avenue, Suite 350 Ontario, California 91764 (909) 980-4030	Craig D. Miller Agata S. Troy Manatt, Phelps & Phillips, LLP One Embarcadero Center 30th Floor San Francisco, California 94111 (415) 291-7400

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective and upon completion of the merger.

If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box:  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, as amended (the “Securities Act”), check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). (Check one):

Large accelerated filer	☒		Accelerated filer	☐
Non-accelerated filer	☐	(Do not check if a smaller reporting company)	Smaller reporting company	☐
			Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)  ☐

Exchange Act Rule 14d-1(d) (Cross Border Third-Party Tender Offer)  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee(3)
Common stock, no par value	30,000,000	N/A	$672,300,000	$83,701.35(4)

1.	Represents the estimated maximum number of shares of CVB Financial Corp. common stock that could be issued in connection with the merger described herein. Pursuant to Rule 416 under the Securities Act of 1933, this Registration Statement also covers additional securities that may be issued as a result of stock splits, stock dividends or similar transactions.
2.	Estimated solely for the purpose of calculating the registration fee required by Section 6(b) of the Securities Act. The proposed maximum aggregate offering price of the registrant common stock was calculated based upon the market value of shares of Community Bank common stock in accordance with Rules 457(c) and 457(f) under the Securities Act as follows: the product of (i) $22.41, the average of the high and low prices per share of CVB Financial Corp. common stock as reported on the NASDAQ on April 11, 2018 and (ii) 30,000,000, the estimated maximum number of shares of CVB Financial Corp. common stock that may be issued as merger consideration.
3.	Computed pursuant to Rules 457(c) and 457(f) under the Securities Act, based on a rate of $124.50 per $1,000,000 of the proposed maximum aggregate offering price.
4.	Previously paid.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this joint proxy statement/prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This joint proxy statement/prospectus is not an offer to sell these securities, and it is not soliciting the purchase of these securities, in any state where the offer or sale is not permitted.

PRELIMINARY JOINT PROXY STATEMENT/PROSPECTUS

DATED MAY 3, 2018, SUBJECT TO COMPLETION

PROPOSED MERGER—YOUR VOTE IS VERY IMPORTANT

To Our Shareholders:

The boards of directors of CVB Financial Corp., Citizens Business Bank and Community Bank have approved an agreement (the “merger agreement”) for the merger of Community Bank with and into Citizens Business Bank, a wholly-owned subsidiary of CVB Financial Corp. Before we can complete the merger, we must obtain the approval of the shareholders of CVB Financial Corp. and Community Bank. We are sending our respective shareholders this document to ask for approval of the principal terms of the merger agreement at the respective special shareholder meetings of CVB Financial Corp. and Community Bank, which will each be held on June 21, 2018. The merger agreement, which is attached as Annex A to the accompanying joint proxy statement/prospectus, sets forth the terms of the merger.

Based on financial results as of December 31, 2017 and including anticipated merger adjustments to occur at the time of closing, the combined company will have approximately $12.4 billion in total assets, $7.5 billion in gross loans, $9.4 billion in deposits, and $1.8 billion in equity. We believe that the shareholders of both CVB Financial Corp. and Community Bank will benefit from the combination of two complementary banking institutions with similar core values and corporate cultures that will enhance the combined company’s ability to generate profitable growth and long-term shareholder value.

In the proposed merger, Community Bank will merge with and into Citizens Business Bank in a stock and cash transaction valued at approximately $885.2 million, based on the closing price of CVB Financial Corp. common stock on the last trading day prior to our public announcement of the merger, and approximately $844.72 million, based on the closing price of CVB Financial Corp. common stock on May 3, 2018. Community Bank shareholders will receive fixed consideration consisting of 9.4595 shares of CVB Financial Corp. common stock and $56.00 per share in cash, subject to the merger consideration adjustments and other terms and conditions set forth in the merger agreement, as further described in the accompanying joint proxy statement/prospectus. The merger consideration will be reduced, on a per share basis, by the sum of the following, if any: (i) a tier 1 capital adjustment of $2.50 for every dollar of adjusted tier 1 capital of Community Bank below $365 million as of the measurement date; plus (ii) a total noninterest-bearing deposit adjustment of 45.6% of every dollar of total noninterest-bearing deposits of Community Bank below $1.1 billion as of the measurement date; plus (iii) a transaction costs adjustment of a dollar for every dollar of certain specified transaction costs of Community Bank that exceeds $6 million.

The merger agreement permits the parties to terminate the merger agreement prior to the closing of the merger under certain circumstances, including if the average closing price of CVB Financial Corp. common stock is less than $20.13 per share and such average closing price also underperforms the KBW Regional Banking Index by 15% or more, subject to CVB Financial Corp.’s right to reinstate the merger by increasing the merger consideration, all as further described in the accompanying joint proxy statement/prospectus.

Except under the limited circumstances described in the immediately preceding paragraph, the exchange ratio in the merger will not be adjusted to reflect CVB Financial Corp. stock price changes between now and the closing. Based on the closing price of CVB Financial Corp. common stock on February 26, 2018, the last trading day prior to the public announcement of the merger, and $56.00 per share in cash consideration and assuming no merger consideration adjustments, the merger consideration represented a value of $279.24 per share of Community Bank common stock. Using the closing price of CVB Financial Corp. common stock on May 3, 2018 and including $56.00 per share in cash consideration, the merger consideration represented a value of $266.47 per share of Community Bank common stock. Accordingly, the dollar value of the stock consideration that Community Bank shareholders may receive will change depending on fluctuations in the market price of CVB Financial Corp. common stock and will not be known at the time you vote on the merger. You should obtain current stock quotations for CVB Financial Corp. common stock, which is listed on the NASDAQ Global Select Market under the symbol “CVBF.”

Based on the 9.4595 exchange ratio and the number of shares of Community Bank common stock and Community Bank restricted stock units outstanding as of the date of the merger agreement, and assuming no merger consideration adjustments, CVB Financial Corp. expects that approximately 30.0 million shares of its common stock will become issuable and approximately $177.5 million in cash will be paid to Community Bank shareholders and holders of Community Bank restricted stock units as a result of the merger. Giving effect to the merger, Community Bank shareholders would hold, in aggregate, approximately 21.4% of CVB Financial Corp.’s outstanding common stock following the merger.

The merger is subject to the receipt of the required approvals by the shareholders of Community Bank and CVB Financial Corp. and all regulatory approvals, and the satisfaction or waiver of all other conditions to closing as described in the accompanying joint proxy statement/prospectus. The conditions to closing include Community Bank having a minimum amount of adjusted tier 1 capital and total non-maturity bearing deposits as of the applicable measurement date.

The accompanying joint proxy statement/prospectus contains a more complete description of the special meetings and the terms of the merger agreement and the merger. We urge you to review that entire document carefully. In particular, you should read the “Risk Factors” section beginning on page 29 of the joint proxy statement/prospectus for a discussion of the risks you should consider in evaluating the proposed merger and how they will affect you. You may also obtain information about CVB Financial Corp. from documents that CVB Financial Corp. has filed with the Securities and Exchange Commission.

The CVB Financial Corp. special meeting will be held on June 21, 2018 at Citizens University Meeting Room, 701 N. Haven Avenue, Ontario, California 91764, at 8:00 AM local time.

The Community Bank special meeting will be held on June 21, 2018 at Community Bank, 460 Sierra Madre Villa Avenue, Pasadena, California 91107, at 10:00 AM local time.

Your vote is very important. Whether or not you plan to attend your meeting, please take the time to submit your proxy in accordance with the voting instructions contained in this document. If you do not vote, abstain from voting or do not instruct your broker how to vote any shares held by you in “street name,” the effect will be a vote AGAINST the merger.

After careful consideration, the CVB Financial Corp. board of directors unanimously recommends that the shareholders of CVB Financial Corp. vote “FOR” approval of the principal terms of the merger agreement and the transactions contemplated by the merger agreement, including the merger and the issuance of CVB Financial Corp. common stock in connection with the merger, and “FOR” the grant of discretionary authority to adjourn the special meeting as necessary or appropriate.

After careful consideration, the Community Bank board of directors unanimously recommends that the shareholders of Community Bank vote “FOR” approval of the principal terms of the merger agreement and the transactions contemplated by the merger agreement, including the merger, and “FOR” the grant of discretionary authority to adjourn the special meeting as necessary or appropriate.

We enthusiastically support the merger and believe it to be in the best interests of the shareholders of both companies.

Christopher D. Myers	David R. Misch
President and Chief Executive Officer	Chief Executive Officer
CVB Financial Corp.	Community Bank

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the merger, the issuance of the CVB Financial Corp. common stock in connection with the merger or the other transactions described in this joint proxy statement/prospectus, or passed upon the adequacy or accuracy of the disclosure in this document. Any representation to the contrary is a criminal offense.

The securities to be issued in connection with the merger are not savings accounts, deposits or other obligations of any bank and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

This joint proxy statement/prospectus is dated May 7, 2018 and is first being mailed to shareholders of CVB Financial Corp. and Community Bank on or about May 9, 2018.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

CVB Financial Corp. files annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission, or the “SEC.” You may read and copy any document CVB Financial Corp. files at the SEC’s public reference rooms in 100 F St., N.E., Washington, D.C. 20549. You may telephone the SEC at 1-800-SEC-0330 for further information on the public reference rooms. CVB Financial Corp.’s SEC filings are also available to the public at the SEC’s website at http://www.sec.gov. You may also obtain these documents, free of charge, from CVB Financial Corp. at www.cbbank.com under the “Investors” tab and then under the heading “SEC Filings.”

CVB Financial Corp. has filed a registration statement on Form S-4 of which this document forms a part. As permitted by Securities and Exchange Commission rules, this document does not contain all of the information included in the registration statement or in the exhibits or schedules to the registration statement. You may read and copy the registration statement, including any amendments, schedules and exhibits, at the address set forth below. Statements contained in this document as to the contents of any contract or other documents referred to in this document are not necessarily complete. In each case, you should refer to the copy of the applicable contract or other document filed as an exhibit to the registration statement. This document incorporates by reference documents that CVB Financial Corp. has previously filed with the Securities and Exchange Commission. They contain important information about CVB Financial Corp. and its financial condition. For more information, please see the section entitled “Incorporation of Certain Documents by Reference.” These documents are available without charge to you upon written or oral request to CVB Financial Corp.‘s proxy solicitor:

Georgeson LLC

1290 Avenue of the Americas, 9th Floor

New York, NY 10104

Toll-Free Telephone: 1-800-733-6198

If you would like to request any CVB Financial Corp. documents, your request should be sent in time to be received by CVB Financial Corp. no later than June 14, 2018 in order for you to receive the documents before the special meeting.

Community Bank does not have a class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended, or the “Exchange Act,” is not subject to the reporting requirements of Section 13(a) or 15(d) of the Exchange Act and accordingly does not file documents or reports with the SEC.

If you are Community Bank shareholder and have questions about the merger or submitting your proxy, or if you need additional copies of this joint proxy statement/prospectus or proxy cards, you should contact Community’s proxy solicitor:

Georgeson LLC

1290 Avenue of the Americas, 9th Floor

New York, NY 10104

Toll-Free Telephone: 1-800-676-0098

CVB Financial Corp. common stock is traded on the NASDAQ Global Select Market under the symbol “CVBF,” and Community Bank common stock is traded on the OTC Markets’ OTC Pink market under the symbol “CYHT.”

CVB FINANCIAL CORP.

701 N. Haven Avenue, Suite 350

Ontario, California 91764

Notice of Special Meeting of Shareholders

To Be Held June 21, 2018

To the Shareholders of CVB Financial Corp.:

Notice is hereby given that, pursuant to the terms of its bylaws and the call of its board of directors, a special meeting of shareholders of CVB Financial Corp. will be held at Citizens University Meeting Room, 701 N. Haven Avenue, Ontario, California 91764 on June 21, 2018 at 8:00 am, local time. At the special meeting, you will be asked to consider and vote upon the following matters:

1. Approval of Merger Agreement. To approve the principal terms of the Agreement and Plan of Reorganization and Merger, dated as of February 26, 2018, by and among CVB Financial Corp., Citizens Business Bank and Community Bank (the “merger agreement”) and the transactions contemplated by the merger agreement, including the merger of Community Bank with and into Citizens Business Bank (the “merger”), with Citizens Business Bank surviving the merger, and the issuance of CVB Financial Corp. common stock to the Community Bank shareholders in connection with the merger (the “CVB share issuance”), as described in the joint proxy statement/prospectus.

2. Grant of Discretionary Authority to Adjourn Meeting. To consider and vote upon a proposal to grant discretionary authority to adjourn the special meeting if necessary or appropriate in the judgment of our board of directors to solicit additional proxies or votes to approve the principal terms of the merger agreement and the transactions contemplated thereby, including the merger and the CVB share issuance.

No other business may be conducted at the special meeting.

The merger agreement, which is attached as Annex A to the accompanying joint proxy statement/prospectus, sets forth the terms of the merger. The transaction is also more fully described in the enclosed joint proxy statement/prospectus. You are urged to read these documents carefully and in their entirety. In particular, see “Risk Factors” beginning on page 29 of the accompanying joint proxy statement/prospectus.

Only shareholders of record at the close of business on May 3, 2018 will be entitled to notice of and to vote at the special meeting or at any postponement or adjournment thereof. The proposal to approve the principal terms of the merger agreement and the transactions contemplated thereby, including the merger and the CVB share issuance, requires the affirmative vote of at least a majority of the shares of CVB Financial Corp. common stock outstanding as of the record date for the special meeting. The proposal to grant discretionary authority to adjourn the special meeting, if necessary, to solicit additional proxies or votes requires the affirmative vote of at least a majority of the shares of CVB Financial Corp. common stock present in person or represented by proxy and voting at the special meeting (which affirmative vote constitutes at least a majority of the required quorum).

The CVB Financial Corp. board of directors unanimously recommends that you vote in favor of approval of the principal terms of the merger agreement and the transactions contemplated by the merger agreement, including the merger and the CVB share issuance, and the grant of discretionary authority to adjourn the special meeting, as described in the joint proxy statement/prospectus.

Whether or not you plan to attend the special meeting, please sign, date and return the enclosed proxy card in the postage prepaid envelope provided, or cast your vote by telephone or Internet by following the instructions on your proxy card, as soon as you can. The vote of every shareholder is important, and we appreciate your cooperation in returning your executed proxy promptly. If you do not vote, abstain from voting or do not instruct your broker how to vote any shares held by you in “street name,” the effect will be a vote AGAINST the merger.

Your proxy, or your telephone or Internet vote, is revocable and will not affect your right to vote in person if you attend the special meeting. If your shares are registered in your name and you attend the special meeting, you may simply revoke your previously submitted proxy by voting your shares at that time. If you receive more than one set of proxy materials because your shares are registered in different names or addresses, you will need to follow the instructions in each set of proxy materials that you receive to ensure that all your shares will be voted at the special meeting. If your shares are held by a broker or other nominee holder, and are not registered in your name, you will need additional documentation from your broker or other record holder to vote your shares in person at the special meeting. Please indicate on the proxy card whether or not you expect to attend the special meeting in person.

We appreciate your continuing support and look forward to seeing you at the special meeting.

By Order of the Board of Directors

Myrna L. DiSanto
Dated: May 7, 2018	Corporate Secretary
Ontario, California

COMMUNITY BANK

460 Sierra Madre Villa Avenue

Pasadena, California 91107

Notice of Special Meeting of Shareholders

To Be Held June 21, 2018

To the Shareholders of Community Bank:

Notice is hereby given that, pursuant to the terms of its bylaws and the call of its board of directors, a special meeting of shareholders of Community Bank will be held at Community Bank, 460 Sierra Madre Villa Avenue, Pasadena, California 91107 on June 21, 2018 at 10:00 AM, local time. At the special meeting, you will be asked to consider and vote upon the following matters:

1. Approval of Merger Agreement. To approve the principal terms of the Agreement and Plan of Reorganization and Merger, dated as of February 26, 2018, by and among CVB Financial Corp., Citizens Business Bank and Community Bank (the “merger agreement”) and the transactions contemplated by the merger agreement, including the merger of Community Bank with and into Citizens Business Bank (the “merger”), with Citizens Business Bank surviving the merger, and the cancellation of each outstanding share of Community common stock, other than any dissenting shares and excluded shares, in exchange for the right to receive 9.4595 shares of CVB common stock and $56.00 per share in cash, subject to the merger consideration adjustments and other terms in the merger agreement.

2. Grant of Discretionary Authority to Adjourn Meeting. To consider and vote upon a proposal to grant discretionary authority to adjourn the special meeting if necessary or appropriate in the judgment of our board of directors to solicit additional proxies or votes in favor of the approval of the principal terms of the merger agreement and the transactions contemplated thereby, including the merger.

No other business may be conducted at the special meeting.

The merger agreement, which is attached as Annex A to the accompanying joint proxy statement/prospectus, sets forth the terms of the merger. The transaction is also more fully described in the enclosed joint proxy statement/prospectus. You are urged to read these documents carefully and in their entirety. In particular, see “Risk Factors” beginning on page 29 of the accompanying joint proxy statement/prospectus.

Only shareholders of record at the close of business on May 3, 2018 will be entitled to notice of and to vote at the special meeting or at any postponement or adjournment thereof. The proposals to approve the principal terms of the merger agreement and the transactions contemplated thereby, including the merger, requires the affirmative vote of at least a majority of the shares of Community Bank common stock outstanding as of the record date for the special meeting. The proposal to grant discretionary authority to adjourn the special meeting, if necessary, to solicit additional proxies or votes requires the affirmative vote of at least a majority of the shares of Community Bank common stock present in person or represented by proxy and voting at the special meeting (which affirmative vote constitutes at least a majority of the required quorum).

Community shareholders will be given the opportunity to exercise dissenters’ rights in accordance with certain procedures specified in California Corporations Code Sections 1300, et. seq., which sections are attached as Annex D to the attached joint proxy statement/prospectus and incorporated herein by reference. Community shareholders who do not vote in favor of the merger may demand that Community acquire their shares of Community common stock for cash at their fair market value as of February 26, 2018, the day of, and immediately prior to, the first public announcement of the terms of the merger, excluding any appreciation or depreciation in consequence of the merger. Community shareholders dissenting must file written demands that Community acquire their shares of Community common stock for cash and comply with the other procedural requirements set forth in California Corporations Code Sections 1300, et. seq. For additional details about dissenters’ rights, please refer to “Dissenters’ Rights for Holders of Community Shares” beginning on page 108 and Annex D to the accompanying joint proxy statement/prospectus.

The Community Bank board of directors unanimously recommends that you vote in favor of approval of the principal terms of the merger agreement and the transactions contemplated by the merger agreement, including the merger, and the grant of discretionary authority to adjourn the special meeting, as described in the joint proxy statement/prospectus.

Whether or not you plan to attend the special meeting, please sign, date and return the enclosed proxy card in the postage prepaid envelope provided, or cast your vote by telephone or Internet by following the instructions on your proxy card, as soon as you can. The vote of every shareholder is important, and we appreciate your cooperation in returning your executed proxy promptly. If you do not vote, abstain from voting or do not instruct your broker how to vote any shares held by you in “street name,” the effect will be a vote AGAINST the merger.

Your proxy, or your telephone or Internet vote, is revocable and will not affect your right to vote in person if you attend the special meeting. If your shares are registered in your name and you attend the special meeting, you may simply revoke your previously submitted proxy by voting your shares at that time. If you receive more than one set of proxy materials because your shares are registered in different names or addresses, you will need to follow the instructions in each set of proxy materials that you receive to ensure that all your shares will be voted at the special meeting. If your shares are held by a broker or other nominee holder, and are not registered in your name, you will need additional documentation from your broker or other record holder to vote your shares in person at the special meeting. Please indicate on the proxy card whether or not you expect to attend the special meeting in person.

We appreciate your continuing support and look forward to seeing you at the special meeting.

By Order of the Board of Directors

Wendy J. Welch-Keller
Dated: May 7, 2018	Corporate Secretary
Pasadena, California

QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE SPECIAL MEETINGS

The following are brief answers to certain questions that you may have about the CVB Financial Corp. special meeting, the Community Bank special meeting and the merger. We urge you to read carefully the remainder of this joint proxy statement/prospectus, including the risk factors beginning on page 29, because the information in this section does not provide all of the information that might be important to you with respect to the merger and the special meetings. Additional important information is contained in the documents incorporated by reference into this joint proxy statement/prospectus. See “Where You Can Find Additional Information” and “Incorporation of Certain Documents by Reference.”

Unless the context otherwise requires, throughout this joint proxy statement/prospectus, “CVB” refers to CVB Financial Corp., “Citizens” refers to Citizens Business Bank, “Community” refers to “Community Bank” and “we,” “us” and “our” refers collectively to CVB and Community. Additionally, we refer to the proposed merger of Community with and into Citizens as the “merger,” the Agreement and Plan of Reorganization and Merger, dated as of February 26, 2018, by and among CVB, Citizens and Community as the “merger agreement,” the issuance of the CVB common stock to the Community Bank shareholders in connection with the merger as the “CVB share issuance,” the CVB Financial Corp. special meeting of shareholders as the “CVB meeting” and the Community Bank special meeting of shareholders as the “Community meeting.”

Q:	Why am I receiving this joint proxy statement/prospectus?

A:	We are delivering this document to you because it is a joint proxy statement being used by both the CVB board of directors and the Community board of directors to solicit proxies of their respective shareholders in connection with the approval of the principal terms of the Agreement and Plan of Reorganization and Merger, dated as of February 26, 2018, pursuant to which Community will merge with and into Citizens.

CVB will hold a special meeting of its shareholders and Community will hold a special meeting of its shareholders for the approval of their respective proposals. This document serves as a joint proxy statement for the CVB meeting and the Community meeting and describes the proposals to be presented at each meeting.

In addition, this document is also a prospectus that is being delivered to Community shareholders because CVB is offering shares of its common stock to Community shareholders in connection with the merger.

This joint proxy statement/prospectus contains important information about the merger and the proposals being voted on at the CVB meeting and Community meeting. You should read it carefully and in its entirety. The enclosed materials allow you to have your shares voted by proxy without attending your meeting. Your vote is very important to us. We encourage you to submit your proxy as soon as possible.

Q:	What is the merger?

A:	CVB, Citizens and Community have entered into the merger agreement, pursuant to which Community will merge with and into Citizens, the separate existence of Community will cease and Citizens will continue as the surviving corporation immediately upon the closing of the merger. The terms of the merger are set forth in the merger agreement, a copy of which is attached to this joint proxy statement/prospectus as Annex A.

Q:	Why has the CVB board of directors approved the merger of Community with Citizens?

A:	The CVB board of directors believes that CVB shareholders will benefit from the merger because the business potential for the combined companies exceeds what CVB could individually accomplish and that the similar and complementary financial products and services offered by Citizens and Community will contribute to enhanced future performance and long-term shareholder value. The CVB board of directors also believes that the combined company will benefit from, among other things:

•	enhanced growth opportunities resulting from a larger scale operation, including a broader customer base, more diversified sources of revenue, an expanded presence in Southern California, better operating leverage and increased lending capabilities;

•	anticipated synergies by combining Community’s lending strengths with CVB’s valuable deposit base, and enhanced opportunities to grow relationship-based lending and low cost core deposits for the combined company; and

•	anticipated cost savings from expected efficiencies to be achieved in operations and systems, reduced payments to vendors and third parties, including lease payments and real estate costs, and elimination of duplicate positions, while achieving a greater ability to respond to increasing compliance requirements and greater regulation.

Please read the section entitled “The Merger – CVB’s Reasons for the Merger; Recommendation of the Merger by the CVB Board of Directors” for additional discussion on the reasons why the CVB board of directors unanimously approved, and unanimously recommended that CVB shareholders approve, the merger agreement and the transactions contemplated by the merger agreement, including the merger and the CVB share issuance.

Q:	Why has the Community board of directors approved the merger of Community with Citizens?

A:	The Community board of directors has determined that the merger is fair to and in the best interests of Community and its shareholders. In reaching its decision to approve the merger agreement and the transactions contemplated thereby, the Community board of directors considered the long-term as well as the short-term interests and prospects of Community and its shareholders and determined that the merger was the best option reasonably available for its shareholders. In this regard, the Community board of directors considered the performance trends of Community over the past several years and the anticipated financial performance for Community in future years. The Community board of directors also considered the ability of Community to grow as an independent institution, the ability of Community to tap the public markets through an initial public offering, challenges presented in today’s regulatory environment and its ability to further enhance shareholder value without engaging in a strategic transaction.

In reaching its decision to approve the merger agreement and the merger, the Community board of directors considered a number of factors, including, among other things, the following:

•	the financial and growth prospects for Community and its shareholders in a business combination with CVB as compared to continuing to operate as a stand-alone entity;

•	the benefits to Community and its customers of operating as part of a larger organization, potential enhancements to products and services, mitigation of business risks through diversification and greater financial resources; and

•	its belief that combining the two companies would create a larger and more diversified financial institution that is both better equipped to respond to economic and industry developments and better positioned to develop and build on its existing market position in Southern California.

Please read the section entitled “The Merger— Community’s Reasons for the Merger; Recommendation of the Merger by the Community Board of Directors” for additional discussion on the reasons why the Community board of directors unanimously approved, and unanimously recommended that Community shareholders approve, the merger agreement and the transactions contemplated by the merger agreement, including the merger.

Q:	What are holders of CVB common stock being asked to vote on?

A:	The CVB board of directors is soliciting proxies from holders of CVB common stock with respect to the following matters:

•	approval of the principal terms of the merger agreement and the transactions contemplated by the merger agreement, including the merger and the issuance of the CVB common stock to Community shareholders in connection with the merger; and

•	adjournment of the CVB meeting if necessary or appropriate in the judgment of the CVB board of directors to solicit additional proxies or votes in favor of the approval of the principal terms of the merger agreement and the transactions contemplated by the merger agreement.

Because this is a special meeting of CVB shareholders, CVB will not transact any other business at the CVB meeting.

Q:	What will holders of CVB common stock receive in the merger?

A:	If you are a holder of CVB common stock, each share of common stock that you hold before the merger will continue to represent one share of CVB common stock after the merger. Accordingly, holders of CVB common stock will not receive anything in the merger for their shares.

Q:	What are holders of Community common stock being asked to vote on?

A:	Community is soliciting proxies from holders of its common stock with respect to the following matters:

•	approval of the principal terms of the merger agreement and the transactions contemplated by the merger agreement, including the merger and the cancellation of each outstanding share of Community common stock, other than any dissenting shares and excluded shares, in exchange for the right to receive 9.4595 shares of CVB common stock and $56.00 per share in cash, subject to the merger consideration adjustments and other terms in the merger agreement; and

•	adjournment of the Community meeting if necessary or appropriate in the judgment of the Community board of directors to solicit additional proxies or votes in favor of the approval of the principal terms of the merger agreement and the transactions contemplated by the merger agreement.

Under the merger agreement, (i) dissenting shares mean any shares of Community common stock that meet the requirements of dissenting shares under the California Corporations Code; and (ii) excluded shares mean any shares of Community common stock held by CVB or any direct or indirect wholly-owned subsidiary of CVB or by Community or any direct or indirect wholly-owned subsidiary of Community, other than those held in a fiduciary capacity or as a result of debts previously contracted. See “The Merger – Dissenters’ Rights for Holders of Community Shares.”

Because this is a special meeting of Community shareholders, Community will not transact any other business at the Community meeting.

Q:	What will holders of Community common stock receive in the merger?

A:	If you are a holder of Community common stock, each share of common stock that you hold before the merger will be converted into the right to fixed consideration (which we refer to as the “merger consideration”) consisting of 9.4595 shares of CVB common stock and $56.00 per share in cash, subject to the merger consideration adjustments and other terms set forth in the merger agreement. The exchange ratio in the merger will not be adjusted to reflect CVB common stock price changes between now and the closing, unless CVB exercises its right (but not the obligation) to reinstate the merger by increasing the merger consideration following a termination of the merger agreement by Community as a result of the average closing price of CVB common stock being less than $20.13 per share and also underperforming the KBW Regional Banking Index by 15% or more. Accordingly, the dollar value of the stock consideration that Community shareholders may receive will change depending on fluctuations in the market price of CVB common stock and will not be known at the time you vote on the merger. You should obtain current stock quotations for CVB common stock, which is listed on the NASDAQ Global Select Market under the symbol “CVBF.”

The cash merger consideration will be reduced, on a per share basis, by the sum of the following, if any:

•	a tier 1 capital adjustment of $2.50 for every dollar of adjusted tier 1 capital of Community below $365 million as of the measurement date; plus

•	a total noninterest-bearing deposit adjustment of 45.6% of every dollar of total noninterest-bearing deposits of Community below $1.1 billion as of the measurement date; plus

•	a transaction costs adjustment of a dollar for every dollar of certain specified transaction costs of Community that exceeds $6 million.

If the sum of the foregoing adjustments exceeds $45,000,000, then 20% of the total adjustment amount in excess of $45,000,000 (which we refer to as the “excess adjustment amount”) shall be applied to reduce the aggregate cash consideration and the remaining 80% of the excess adjustment amount shall be applied to reduce the aggregate stock consideration.

As of April 30, 2018, Community’s estimated adjusted tier 1 capital was $365.3 million.

Please see “The Merger—Merger Consideration” for further discussion of the merger consideration.

Q:	How will the merger affect outstanding Community restricted stock units?

A:	At the effective time of the merger, each Community restricted stock unit will automatically accelerate in full and be converted into the right to receive the merger consideration.

Q:	When and where are the special meetings?

A:	The CVB meeting will be held at Citizens University Meeting Room, 701 N. Haven Avenue, Ontario, California 91764, on June 21, 2018, starting at 8:00 AM, local time.

The Community meeting will be held at Community Bank, 460 Sierra Madre Villa Avenue, Pasadena, California 91107, on June 21, 2018, starting at 10:00 AM, local time.

Q:	What is the record date for the meetings?

A:	The CVB board of directors has fixed the close of business on May 3, 2018, as the record date for the purpose of determining CVB shareholders entitled to notice of and to vote at the CVB meeting.

The Community board of directors has fixed the close of business on May 3, 2018, as the record date for the purpose of determining Community shareholders entitled to notice of and to vote at the Community meeting.

Q:	How many votes do I have?

A:	You will have one vote for each share of CVB common stock or Community common stock that you owned, respectively, at the close of business on the record date, provided those shares are either held directly in your name as the shareholder of record or were held for you as the beneficial owner through a broker, bank, or other nominee.

Q:	How does the CVB board of directors recommend that I vote at the CVB meeting if I am a holder of CVB common stock?

A:	After careful consideration, the CVB board of directors unanimously recommends that CVB shareholders vote “FOR” approval of the principal terms of the merger agreement and the transactions contemplated by the merger agreement, including the merger and the CVB share issuance, and “FOR” the grant of discretionary authority to adjourn the special meeting as necessary or appropriate. CVB currently expects that CVB’s directors and executive officers will vote their shares “FOR” the foregoing proposals.

In addition, the Vice Chairman of the CVB board of directors has entered into a voting and support agreement with Community, pursuant to which he has agreed to vote “FOR” approval of the merger agreement and the share issuance proposal. As of the record date, the CVB Vice Chairman beneficially owned and was entitled to vote 6,897,959 shares of CVB common stock, representing approximately 6.3% of the shares of CVB common stock outstanding on that date.

Q:	How does the Community board of directors recommend that I vote at the Community meeting if I am a holder of Community common stock?

A:	After careful consideration, the Community board of directors unanimously recommends that the shareholders of Community vote “FOR” approval of the principal terms of the merger agreement and the transactions contemplated by the merger agreement, including the merger, and “FOR” the grant of discretionary authority to adjourn the special meeting as necessary or appropriate.

All of the directors and executive officers of Community have entered into voting and support agreements with CVB, pursuant to which they have agreed to vote “FOR” the merger proposal. As of the record date, the directors and executive officers of Community beneficially owned and were entitled to vote 1,137,796.09 shares of Community common stock, representing approximately 36.30% of the shares of Community common stock outstanding on that date.

Q:	What do I need to do now?

A:	After you have carefully read this joint proxy statement/prospectus and have decided how you wish to vote your shares, please vote your shares promptly so that your shares are represented and voted. If you hold stock in your name as a shareholder of record, you must complete, sign, date and mail your proxy card in the enclosed postage-prepaid return envelope as soon as possible, or call the toll-free telephone number or use the Internet as described in the instructions included with your proxy card. If you hold your stock in “street name” through a bank or broker or other nominee, you must direct your bank or broker or other nominee to vote in accordance with the instructions you have received from your bank or broker or other nominee.

Q:	What constitutes a quorum for the CVB meeting?

A:	The presence at the CVB meeting, in person or by proxy, of holders of a majority of the outstanding shares of CVB common stock entitled to vote at the CVB meeting will constitute a quorum for the transaction of business at the CVB meeting. Abstentions will be included in determining the number of shares present at the meeting for the purpose of determining the presence of a quorum. Since none of the proposals to be voted on at the CVB meeting are routine matters for which brokers may have discretionary authority to vote, if you hold your shares in “street name,” failure to provide instructions to your bank, broker or other nominee on how to vote will result in your shares not being counted as represented for purposes of establishing a quorum at the CVB meeting.

Q:	What constitutes a quorum for the Community meeting?

A:	The presence at the Community meeting, in person or by proxy, of holders of a majority of the outstanding shares of Community common stock entitled to vote at the Community meeting will constitute a quorum for the transaction of business at the Community meeting. Abstentions will be included in determining the number of shares present at the meeting for the purpose of determining the presence of a quorum. Since none of the proposals to be voted on at the Community meeting are routine matters for which brokers may have discretionary authority to vote, if you hold your shares in “street name,” failure to provide instructions to your bank, broker or other nominee on how to vote will result in your shares not being counted as represented for purposes of establishing a quorum at the Community meeting.

Q:	If my shares are held in “street name” through a bank, broker or other nominee, will my bank, broker or other nominee vote my shares for me?

A:	No. Your bank, broker or other nominee cannot vote your shares without instructions from you, except for certain routine matters. None of the matters to be voted upon at the CVB meeting or the Community meeting constitutes a routine matter. You should instruct your bank, broker or other nominee as to how to vote your shares, following the directions your bank, broker or other nominee provides to you. Please check the voting form used by your bank, broker or other nominee. Without instructions, your shares will not be voted, which will have the effect described below.

Q:	What is the vote required to approve each proposal at the CVB meeting?

A:	The affirmative vote of a majority of the shares of CVB common stock outstanding on the record date will be required to approve the principal terms of the merger agreement and the transactions contemplated by the merger agreement, including the merger and the CVB share issuance. Approval of the CVB adjournment proposal requires the affirmative vote of a majority of the shares of CVB common stock represented (in person or by proxy) at the CVB meeting and voting on the proposal (which affirmative vote constitutes at least a majority of the required quorum).

Q:	What is the vote required to approve each proposal at the Community meeting?

A:	The affirmative vote of a majority of the shares of Community common stock outstanding on the record date will be required to approve the principal terms of the merger agreement and the transactions contemplated by the merger agreement, including the merger. Approval of the Community adjournment proposal requires the affirmative vote of a majority of the shares of Community common stock represented (in person or by proxy) at the Community meeting and voting on the proposal (which affirmative vote constitutes at least a majority of the required quorum).

Q:	Why is my vote important?

A:	If you do not vote by proxy or in person, it will be more difficult to obtain the necessary quorum to hold the CVB and/or Community meeting. In addition, your failure to submit a proxy or vote in person, or failure to instruct your bank or broker or other nominee how to vote, or abstaining from voting will have the same effect as a vote “AGAINST” the merger proposal to be voted upon at the CVB meeting and Community meeting.

Q:	Can I attend my company’s meeting and vote my shares in person?

A:	Yes. All holders of common stock of CVB and all holders of common stock of Community, including holders of record and holders whose shares are held through banks, brokers, nominees or any other holder of record, are invited to attend their respective meetings. Holders of record of CVB and Community common stock can vote in person at the CVB meeting and Community meeting, respectively. If you wish to vote in person at your company’s meeting and if you are a holder of record, you should bring the enclosed proxy card and proof of identity. If you hold your shares in street name through a broker, or beneficially own your shares through another holder of record, you will need to bring with you and provide to the inspectors of election proof of identity and a letter from your bank, broker, nominee or other holder of record confirming your beneficial ownership of common stock as of the record date and authorizing you to vote such shares at your company’s meeting (a “legal proxy” from your holder of record). At the appropriate time during your company’s meeting, the shareholders present will be asked whether they wish to vote in person. If you wish to vote in person at your company’s meeting, you should raise your hand at this time to receive a ballot to record your vote. Everyone who attends a meeting must abide by any rules for the conduct of the meeting distributed at the meeting.

Q:	Can I change or revoke my vote?

A:	CVB shareholders: Yes. If you are a holder of record of CVB common stock, you may change your vote or revoke your proxy at any time before it is voted by (1) signing and returning a proxy card with a later date, (2) delivering a written revocation letter to CVB’s corporate secretary, (3) attending the CVB meeting in person, and voting by ballot at the CVB meeting or (4) voting by telephone or the Internet at a later time but before the cutoff time for voting. Attendance at the CVB meeting will not automatically revoke your proxy. A revocation letter or later-dated proxy first received by CVB after the vote will not affect the vote. CVB’s corporate secretary’s mailing address is: CVB Financial Corp., 701 N. Haven Avenue, Suite 350, Ontario, California 91764, Attention: Corporate Secretary.

Community shareholders: Yes. If you are a holder of record of Community common stock, you may change your vote or revoke any proxy at any time before it is voted by (1) signing and returning a proxy card with a later date, (2) delivering a written revocation letter to Community’s corporate secretary at: Community Bank, 460 Sierra Madre Villa Avenue, Pasadena, California 91107, Attention: Corporate Secretary, (3) attending the Community meeting in person and voting by ballot at the meeting or (4) voting by telephone or the Internet at a later time but before the cutoff time for voting specified on your proxy card. Attendance at the Community meeting by itself will not automatically revoke your proxy. A revocation or later-dated proxy received after the vote will not affect the vote.

If you hold your shares of CVB common stock or Community common stock in “street name” through a bank or broker or other nominee, you should contact your bank or broker or other nominee to change your vote or revoke your proxy.

Q:	Will Community be required to submit the proposal to approve the principal terms of the merger agreement to its shareholders even if the Community board of directors has withdrawn, modified or qualified its recommendation and what are the obligations of CVB to hold the CVB special meeting?

A:	Unless the merger agreement is terminated before the Community meeting, Community is required to submit the proposal to approve the principal terms of the merger agreement to its shareholders even if the Community board of directors has withdrawn, modified or qualified its recommendation to approve the principal terms of the merger agreement. Unless the merger agreement is terminated before the CVB meeting, CVB is required to submit the proposal to approve the principal terms of the merger agreement to its shareholders at the CVB meeting.

Q:	What are the material U.S. federal income tax consequences of the merger to holders of Community common stock?

A:	The merger is intended to qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (which we refer to as the “Code”), and the merger is conditioned on the receipt by each of CVB and Community of a legal opinion from its respective counsel to the effect that the merger will so qualify. Assuming the merger qualifies as a reorganization, U.S. holders of Community common stock generally will recognize gain (but not loss) upon receipt of the merger consideration in exchange for Community common stock in an amount equal to the lesser of (1) the amount of gain realized (i.e., the excess of the sum of the amount of cash (excluding any cash received in lieu of a fractional share) and the fair market value of the CVB common stock received pursuant to the merger over the adjusted tax basis in the Community common stock surrendered), and (2) the amount of cash received by such holder of Community common stock (excluding any cash received in lieu of a fractional share). Any gain or loss from cash received in lieu of a fractional share will be determined separately.

For a more detailed discussion of the material U.S. federal income tax consequences of the transaction, see “Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 102.

The tax consequences of the merger to any particular holder of Community common stock will depend on that shareholder’s particular facts and circumstances. Accordingly, you are urged to consult your own tax advisor for a full understanding of the tax consequences of the merger to you.

Q:	Do Community shareholders have dissenters’ rights with respect to approval of the principal terms of the merger agreement?

A:

Yes, Community shareholders who do not vote in favor of the merger may demand that Community acquire their shares of Community common stock for cash at their fair market value as of February 26, 2018, the day of, and immediately prior to, the first public announcement of the terms of the merger, excluding any appreciation or depreciation in consequence of the merger. Community shareholders dissenting must file written demands that Community acquire their shares of Community common stock for cash and comply with the other procedural requirements set forth in California Corporations Code Sections 1300, et. seq. A copy of the applicable sections of Chapter 13 of the California Corporations Code is included with this joint proxy statement/prospectus as Annex D. For additional details about dissenters’ rights, please refer to

“Dissenters’ Rights for Holders of Community Shares” beginning on page 108 and Annex D to the accompanying joint proxy statement/prospectus.

CVB is not obligated to complete the merger if dissenters’ rights are perfected and exercised with respect to 10% or more of the outstanding shares of Community common stock. Please see “The Merger Agreement—Conditions to Completion of the Merger” beginning on page 123.

Q:	Are CVB shareholders entitled to dissenters’ rights?

A:	Under California law, CVB shareholders are not entitled to dissenters’ rights in connection with the merger.

Q:	Should Community shareholders send stock certificates at this time?

A:	No, please do not send in your certificates, if you hold your shares in certificated form, until you receive instructions to do so. You are not required to take any special additional actions if your shares of Community stock are held in book-entry form. After the completion of the merger, an exchange agent will send you instructions for exchanging your shares for the merger consideration.

If you hold your Community shares in certificated form, and do not know where your stock certificates are located, you may want to find them now so you do not experience delays receiving your merger consideration. If you are unable to locate your original Community stock certificate(s), you should contact Computershare, Community’s transfer agent, at 462 South 4th Street, Suite 1600, Louisville, Kentucky 40202; phone number (800) 962-4284.

Q:	What should I do if I receive more than one set of voting materials?

A:	CVB shareholders and Community shareholders may receive more than one set of voting materials, including multiple copies of this joint proxy statement/prospectus and multiple proxy cards or voting instruction cards. For example, if you hold shares of CVB or Community common stock in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold such shares. If you are a holder of record of CVB common stock or Community common stock and your shares are registered in more than one name, you will receive more than one proxy card. In addition, if you are a holder of both CVB common stock and Community common stock, you will receive one or more separate proxy cards or voting instruction cards for each company. Please complete, sign, date and return each proxy card and voting instruction card that you receive or otherwise follow the voting instructions set forth in this joint proxy statement/prospectus to ensure that you vote every share of CVB common stock and/or Community common stock that you own.

Q:	What risks should a CVB or Community shareholder consider before voting on the merger proposals?

A:	We encourage you to read the detailed information about the merger in this joint proxy statement/prospectus, including the “Risk Factors” section beginning on page 29.

Q:	When do you expect to complete the merger?

A:	CVB and Community expect to complete the merger in July or August of 2018. However, neither CVB nor Community can assure you of when or if the merger will be completed. CVB and Community must first obtain the approval of CVB shareholders and Community shareholders for the merger, as well as obtain necessary regulatory approvals and satisfy certain other conditions to closing.

Q:	What happens if the merger is not completed?

A:

If the merger is not completed, holders of Community common stock will not receive any consideration for their shares in connection with the merger. Instead, each of CVB and Community will remain an independent company and their respective common stock will continue to be listed and traded on the

NASDAQ Global Select Market and OTC Pink, respectively. In addition, if the merger agreement is terminated in certain circumstances, a termination fee may be required to be paid by Community to CVB. Please see “The Merger Agreement—Termination” on page 125 for a complete discussion of the circumstances under which termination fees will be required to be paid.

Q:	Where do I get more information?

A:	If you have questions about the merger or submitting your proxy, or if you need additional copies of this document, the proxy card or any documents incorporated by reference, you should contact one of the following:

CVB Shareholders

Georgeson LLC

1290 Avenue of the Americas, 9th Floor

New York, NY 10104

Toll-Free Telephone: 1-800-733-6198

Community Shareholders

Georgeson LLC

1290 Avenue of the Americas, 9th Floor

New York, NY 10104

Toll-Free Telephone: 1-800-676-0098

SUMMARY

This summary highlights selected information contained in this joint proxy statement/prospectus. It may not contain all of the information that is important to you in deciding how to vote on the matters that will be voted on at the CVB meeting or Community meeting. You should carefully read this entire document and the other documents referred to in this joint proxy statement/prospectus for a more complete understanding of the merger described herein and the other matters that will be considered and voted on at the special meetings. In addition, we incorporate important business and financial information about CVB by reference into this joint proxy statement/prospectus. You may obtain the information incorporated by reference into this joint proxy statement/prospectus without charge by following the instructions in the section entitled “Where You Can Find Additional Information.”

INFORMATION ABOUT THE COMPANIES

CVB Financial Corp. and Citizens Business Bank (see page 137)

701 N. Haven Avenue, Suite 350

Ontario, California 91764

Telephone: (909) 980-4030

CVB Financial Corp. is a California corporation that is registered as a bank holding company under the Bank Holding Company Act of 1956, as amended, or the “BHC Act.” As of December 31, 2017, CVB had consolidated total assets of approximately $8.27 billion, total deposits of approximately $6.55 billion, and total shareholders’ equity of approximately $1.07 billion. CVB had 845 full-time and part-time employees as of December 31, 2017.

CVB provides a wide range of banking services through Citizens, its wholly-owned subsidiary. Citizens is a California state-chartered bank headquartered in Ontario, California, and has been conducting business since 1974, originally under the name Chino Valley Bank. Citizens is an independent community bank that offers a full range of banking services in 51 banking centers located in the Inland Empire, Los Angeles County, Orange County, San Diego County, Ventura County, Santa Barbara County and the Central Valley area of California. Citizens also operates three trust offices located in Ontario, Newport Beach and Pasadena. These offices serve as sales offices for its wealth management, trust and investment products. Citizens also operates a loan production office in Stockton, California.

Through its network of banking offices, Citizens emphasizes personalized service combined with a full range of banking and trust services for businesses, professionals and individuals. Although Citizens focuses the marketing of its services to small- and medium-sized businesses, a full range of banking, investment and trust services are made available to the local consumer market.

For further information, see “Information about the Companies – CVB Financial Corp. and Citizens Business Bank” beginning on page 137. CVB’s principal executive offices are located at 701 N. Haven Avenue, Suite 350, Ontario, California 91764, and its telephone number is (909) 980-4030.

Community Bank (see page 138)

460 Sierra Madre Villa Avenue

Pasadena, California 91107

Telephone: (800) 788-9999

Community Bank, headquartered in Pasadena, California, is an independent Southern California regional community bank, founded in 1945. In addition to the Pasadena headquarters office, there are sixteen full-service branches in Southern California. Community’s principal business is to provide full-service commercial and retail banking services primarily in Southern California. Community offers commercial and retail banking services designed for small and medium-sized businesses, professionals and retail customers located in Los Angeles, Orange, San Bernardino and Riverside Counties.

At December 31, 2017, Community had consolidated total assets of $3.7 billion, total loan balances of $2.7 billion, and total deposits of $2.9 billion. Community had 426 full-time equivalent employees as of December 31, 2017.

For further information, see “Information about the Companies – Community Bank” beginning on page 138. Community’s principal executive offices are located at 460 Sierra Madre Villa Avenue, Pasadena, California 91107, and its telephone number is (800) 788-9999.

THE MERGER AND THE MERGER AGREEMENT

Community Will Merge with and into Citizens (see page 111)

The terms and conditions of the merger are contained in the merger agreement, which is attached to this joint proxy statement/prospectus as Annex A. The parties encourage you to read the merger agreement carefully, as it is the legal document that governs the merger.

Subject to the terms and conditions of the merger agreement described in this joint proxy statement/prospectus, and in accordance with California law, Community will merge with and into Citizens, the separate existence of Community will cease and Citizens will continue as the surviving corporation immediately upon the closing of the merger. Citizens’ articles of incorporation and bylaws, as in effect immediately prior to the closing of the merger, will be the articles of incorporation and bylaws of the combined company. We refer in this joint proxy statement/prospectus to Community and Citizens, on a consolidated basis in their capacity as the legal surviving corporation, as the “combined company.”

Community Common Shareholders Will Receive 9.4595 Shares of CVB Common Stock and $56.00 per Share in Cash for Each Share of Community Common Stock, Subject to Potential Adjustments; CVB Shareholders Will Retain Their Shares (see page 48)

The merger agreement provides that Community common shareholders will receive 9.4595 shares of CVB common stock and $56.00 per share in cash for each share of Community common stock they own, subject to merger consideration adjustments and other terms of the merger agreement. The cash consideration is subject to reduction, on a per share basis, by the sum of the following, if any:

•	a tier 1 capital adjustment of $2.50 for every dollar of adjusted tier 1 capital of Community below $365 million as of the measurement date set forth in the merger agreement, if any; plus

•	a total noninterest-bearing deposit adjustment of 45.6% of every dollar of total noninterest-bearing deposits of Community below $1.1 billion as of the measurement date, if any; plus

•	a transaction costs adjustment in the amount, if any, by which certain specified transaction costs of Community exceed $6 million.

If the sum of the foregoing adjustments exceeds $45,000,000, then 20% of the total adjustment amount in excess of $45,000,000 (which we refer to as the “excess adjustment amount”) shall be applied to reduce the aggregate cash consideration and the remaining 80% of the excess adjustment amount shall be applied to reduce the aggregate stock consideration.

As of April 30, 2018, Community’s estimated adjusted tier 1 capital was $365.3 million.

Upon completion of the merger, current CVB shareholders and current Community shareholders will own approximately 78.6% and 21.4%, respectively, of the combined company. It is a condition to completion of the merger that the shares of CVB common stock issued in the merger shall be listed for trading on the NASDAQ Global Select Market, which is the stock exchange on which CVB common stock is currently listed for trading. Upon completion of the merger, the Community common stock currently listed on the OTC Pink will cease to be listed.

Assuming the number of shares of Community common stock and Community restricted stock units outstanding at the time of the merger equaled the number of shares outstanding on February 26, 2018 and that the value of CVB common stock at the time of the merger equaled $23.60 per share, the closing price as of February 26, 2018, the aggregate merger consideration for those Community shares would be approximately $885.2 million. As noted below, however, the total value of CVB common stock and cash consideration issued to Community shareholders upon completion of the merger will fluctuate based on the share price of CVB common stock and the number of shares of Community common stock and restricted stock units outstanding on the date of the merger and the merger consideration adjustments pursuant to the merger agreement.

Merger Consideration Is Fixed (see page 48)

The exchange ratio in the merger will not be adjusted to reflect CVB common stock price changes between now and the closing, unless CVB exercises its right (but not obligation) to reinstate the merger by increasing the merger consideration following a termination of the merger agreement by Community as a result of the average closing price of CVB common stock being less than $20.13 per share and also underperforming the KBW Regional Banking Index by 15% or more. Accordingly, the dollar value of the stock consideration that Community shareholders may receive will change depending on fluctuations in the market price of CVB Financial Corp. common stock and will not be known at the time you vote on the merger.

Based on the closing price of CVB Financial Corp. common stock on February 26, 2018, the last trading day prior to the public announcement of the merger, and $56.00 per share in cash consideration and assuming no merger consideration adjustments, the merger consideration represented a value of $279.24 per share of Community Bank common stock. Using the closing price of CVB Financial Corp. common stock on May 3, 2018 and including $56.00 per share in cash consideration, the merger consideration represented a value of $266.47 per share of Community Bank common stock. You should obtain current stock quotations for CVB common stock, which is listed on the NASDAQ Global Select Market under the symbol “CVBF.”

Voting and Support Agreements (see pages 127 and 128)

All of the directors and executive officers of Community and the Vice Chairman of the CVB board of directors have entered into voting and support agreements pursuant to which they have agreed, as applicable, to vote “FOR” the proposals set forth in this joint proxy statement/prospectus. As of the record date, the directors and executive officers of Community beneficially owned and were entitled to vote 1,137,796.09 shares of Community common stock, representing approximately 36.30% of the shares of Community common stock outstanding on that date. As of the record date, the Vice Chairman of the CVB board of directors beneficially owned and was entitled to vote 6,897,959 shares of CVB common stock, representing approximately 6.3% of the shares of CVB common stock outstanding on that date. For more information regarding the voting and support agreements, please see the section entitled “The Merger Agreement—CVB Voting and Support Agreement” beginning on page 128 and “The Merger Agreement—Community Voting and Support Agreements” beginning on page 127.

Our Boards of Directors Unanimously Recommend that CVB Shareholders and Community Shareholders Approve the Merger Agreement and the Merger (see pages 59 and 62)

CVB Shareholders. After careful consideration, the CVB board of directors has unanimously determined that the principal terms of the merger agreement and the transactions contemplated by the merger agreement, including the merger and the issuance of CVB shares to Community shareholders in the merger, are advisable and in the best interests of CVB and its shareholders and unanimously recommends that CVB shareholders vote “FOR” the approval of the principal terms of the merger agreement and the transactions contemplated by the merger agreement, including the merger and the CVB share issuance.

Community Shareholders. After careful consideration, the Community board of directors has unanimously determined that the principal terms of the merger agreement and the transactions contemplated by the merger agreement, including the merger, are advisable and in the best interests of Community and its shareholders and unanimously recommends that Community shareholders vote “FOR” the approval of the principal terms of the merger agreement.

Factors Considered by Our Boards of Directors. In determining whether to approve the merger, our boards of directors each evaluated the merger and the merger agreement, in consultation with our respective senior managements and legal and financial advisors, and considered the respective strategic, financial and other considerations referred to under “The Merger—CVB’s Reasons for the Merger; Recommendation of the Merger by the CVB Board of Directors” beginning on page 62 and “The Merger—Community’s Reasons for the Merger; Recommendation of the Merger by the Community Board of Directors” beginning on page 59.

Opinions of Financial Advisors (see page 65)

Opinion of CVB’s Financial Advisor. In connection with the CVB board of directors’ consideration of the merger, CVB’s financial advisor, Keefe, Bruyette & Woods, Inc., or KBW, provided its opinion to the CVB board of directors dated as of February 26, 2018 that, as of that date, and based upon and subject to the assumptions, considerations, qualifications and limitations set forth in its opinion, the aggregate merger consideration in the proposed merger was fair, from a financial point of view, to CVB. The full text of KBW’s opinion is attached as Annex B to this joint proxy statement/prospectus. Holders of CVB common stock are urged to read the entire opinion carefully in connection with their consideration of the proposed merger.

Opinion of Community’s Financial Advisor. In connection with the Community board of directors’ consideration of the merger, Community’s financial advisor, D.A. Davidson & Co., or Davidson, provided its opinion to the Community board of directors, dated February 26, 2018, to the effect that, as of such date and based upon the qualifications and assumptions set forth in the written opinion, the consideration to be paid to the holders of Community common stock was fair, from a financial point of view, to such holders of Community common stock in the proposed merger. The full text of Davidson’s opinion is attached as Annex C to this joint proxy statement/prospectus. Holders of Community common stock are urged to read the entire opinion carefully in connection with their consideration of the proposed merger.

Community Shareholders Will Have Dissenters’ Rights (see page 108)

Under the California Corporations Code, Community common shareholders will be entitled to dissenters’ rights in connection with the merger. Community shareholders who do not vote in favor of the merger, timely file written demands that Community acquire their shares of Community common stock for cash and comply with the other procedural requirements set forth in California Corporations Code Sections 1300, et. seq. may demand that Community acquire their shares of Community common stock for cash at their fair market value as of February 26, 2018, the day of, and immediately prior to, the first public announcement of the terms of the merger, excluding any appreciation or depreciation in consequence of the merger.

The provisions of California law governing dissenters’ rights are complex, and you should study them carefully if you hold any such shares and wish to exercise your dissenters’ rights. A copy of Sections 1300-1313 of the California Corporations Code is attached to this joint proxy statement/prospectus as Annex D. For a more detailed discussion of dissenters’ rights under California law, please see the section entitled “The Merger— Dissenters’ Rights for Holders of Community Shares” beginning on page 108 of this joint proxy statement/prospectus.

CVB Shareholders Will Not Have Dissenters’ Rights

Under California law, holders of CVB common stock will not be entitled to dissenters’ rights in connection with the merger.

Interests of Directors and Executive Officers of Community in the Merger (see page 95)

Directors and executive officers of Community have interests in the merger that are different from, or are in addition to, the interests of the shareholders of Community. These interests include:

•	Community directors and executive officers have Community restricted stock units that, under the merger agreement, will accelerate in full upon completion of the merger and be converted into, and be exchanged for, the merger consideration;

•	Marshall V. Laitsch, the chairman of the Community board of directors, will be appointed to serve on the boards of directors of CVB and Citizens effective upon completion of the merger, and will be included on the list of nominees for directors presented by the CVB board of directors and for which the CVB board of directors will solicit proxies at the first annual meeting of CVB following the completion of the merger;

•	Community executive officers are participants in plans and party to agreements that provide for severance payments and other benefits upon a qualifying termination of employment within 12 months following a change in control of Community;

•	Community executive officers will receive cash payments pursuant to bonus plans and the non-competition, non-solicitation and non-disclosure agreements and releases;

•	Community executive officers participate in Community’s employee 401(k) retirement/savings plan that, under the merger agreement, will terminate, and the nondiscretionary matching employer contributions and discretionary nonelective employer contributions will accelerate in full upon termination of the plan;

•	Certain Community directors and executive officers participate in Community’s deferred compensation plan and, upon completion of the merger, all accounts under such plan will become immediately payable in full, rather than continuing to be deferred and payable at a later date or dates; and

•	Community directors and executive officers will receive continued indemnification and director’s and officer’s liability insurance coverage for six (6) years following the merger, subject to the terms of the merger agreement.

The board of directors of CVB and Community were aware of the foregoing interests and considered them, among other matters, in approving the merger agreement and the merger. For a more complete description of the interests of Community’s directors and executive officers in the merger, see “The Merger—Interests of Community Directors and Executive Officers in the Merger” beginning on page 95.

Boards of Directors and Officers of CVB and Citizens After the Merger (page 94)

The directors and officers of CVB and Citizens immediately prior to the effective time of the merger will be the directors and officers of CVB and the surviving corporation until the earlier of their resignation or removal or until their respective successors are duly appointed and qualified. In addition, prior to the closing of the merger, the CVB board of directors and the Citizens board of directors will take all actions necessary to appoint Marshall V. Laitsch, the current chairman of the Community board of directors, to the CVB board of directors and Citizens board of directors effective upon the closing of the merger. The CVB board of directors also will recommend that Mr. Laitsch be included as a director candidate for election in the CVB proxy statement for the 2019 annual meeting of CVB shareholders.

Regulatory Approvals Required for the Merger (see page 105)

CVB, Citizens and Community have each agreed to use reasonable best efforts to obtain all regulatory approvals required to complete the merger. Regulatory approvals are required from the Federal Deposit Insurance Corporation (referred to as the “FDIC”) and the California Department of Business Oversight (referred to as the “DBO”). CVB has confirmed with a representative at the Board of Governors of the Federal Reserve System (referred to as the “Federal Reserve”) that no approval is required from the Federal Reserve as the merger meets the requirements of the approval exemption set forth in Section 225.12(d)(1) of Regulation Y under the BHC Act. As of the date of this joint proxy statement/prospectus, CVB, Citizens and Community have submitted applications and notifications to obtain the required regulatory approvals. There can be no assurances that such approvals will be received on a timely basis, or as to the ability of CVB, Citizens and Community to obtain the approvals on satisfactory terms or the absence of litigation challenging such approvals. The regulatory approvals to which completion of the merger are described in more detail under the section entitled “The Merger— Regulatory Approvals Required for the Merger” beginning on page 105.

Expected Timing of the Merger

We expect to complete the merger in July or August of 2018 if we receive shareholder and regulatory approvals for the merger and the other conditions to closing are satisfied. The merger agreement provides that it may be terminated by either CVB or Community if the merger has not been consummated by October 31, 2018. The merger agreement may also be extended, but not past December 31, 2018, if the only unsatisfied condition to consummating the merger is receipt of any requisite regulatory approval.

Conditions to Completion of the Merger (see page 123)

The respective obligations of CVB and Citizens, on the one hand, and Community, on the other, to complete the merger are each subject to the satisfaction or waiver of the following conditions:

•	receipt by CVB of CVB shareholders’ approval;

•	receipt by Community of Community shareholders’ approval;

•	the receipt of all regulatory approvals required from the FDIC and the DBO;

•	the effectiveness of CVB’s SEC registration statement on Form S-4, of which this joint proxy statement/prospectus is a part, and the absence of any stop order or proceeding initiated or threatened by the SEC for that purpose;

•	no injunction or decree or law prohibiting the consummation of the merger shall be in effect;

•	the shares of CVB common stock to be issued in the merger shall have been approved for listing on the NASDAQ Global Select Market;

•	the aggregate value of CVB common stock to be issued in the merger must represent at least 42% of the aggregate cash plus such value of aggregate CVB common stock value;

•	the accuracy of the representations and warranties of each party set forth in the merger agreement, subject to the materiality standards set forth in the merger agreement, as of the date of the merger agreement and as of the closing date of the merger as though made at and as of the closing date (except that representations and warranties that by their terms speak as of the date of the merger agreement or some other date need only be true and correct as of such date);

•	performance in all material respects by each party of the obligations required to be performed by it at or prior to the closing date of the merger;

•	the absence of a material adverse effect on CVB or Community since the date of the merger agreement; and

•	the receipt by each of CVB and Community of the opinions of its respective tax counsel, dated the closing date of the merger, to the effect that the merger will qualify as a reorganization within the meaning of Section 368(a) of the Code.

The obligation of CVB and Citizens to consummate the merger is also conditioned upon, among other things,

•	the adjusted tier 1 capital of Community being equal to or greater than $355.0 million as of the last day of the month immediately preceding the month in which the closing of the merger occurs, which we refer to as the “measurement date” (except that if the closing occurs within the first 10 days of any month, the “measurement date” will be the last day of the second month immediately preceding the month in which the closing of the merger occurs);

•	the total non-maturity deposits of Community being equal to or greater than $2.1 billion as of the measurement date; and

•	holders of not more than 10% of the outstanding shares of Community common stock shall have exercised their dissenters’ rights.

The obligation of Community to consummate the merger is also conditioned upon, among other things, the CVB board of directors and the Citizens board of directors having taken all action necessary to appoint the current Chairman of the Community board of directors to serve as a director on the CVB board of directors and the Citizens board of directors, respectively upon the closing of the merger.

No Solicitation of Competing Offers (see page 112)

Under the terms of the merger agreement, Community has agreed not to, directly or indirectly, initiate, solicit, encourage or knowingly facilitate any inquiries or the making of proposals with respect to, or engage in any negotiations concerning, or provide any confidential or nonpublic information or data to, or have any discussions with, any person relating to, any alternative acquisition proposal (as defined below in the section entitled “The Merger Agreement—Covenants and Agreements—No Solicitation of Alternative Transactions”).

Notwithstanding these restrictions, the merger agreement provides that under specified circumstances, if Community receives an unsolicited bona fide alternative acquisition proposal and the board of directors of Community concludes in good faith that such alternative acquisition proposal constitutes, or is reasonably likely to result in, a superior proposal (as defined below in the section entitled “The Merger Agreement—Covenants and Agreements”), then Community and its board of directors may furnish or cause to be furnished nonpublic information and participate in such negotiations or discussions to the extent that the board of directors of Community concludes in good faith that taking such actions would be necessary in order for the Community board of directors to comply with its fiduciary duties to its shareholders under applicable law; provided that prior to providing any such nonpublic information or engaging in any such negotiations, Community entered into a confidentiality agreement with such third party.

Under the terms of the merger agreement, none of the members of the board of directors of Community may, except as expressly permitted by the merger agreement, make a change of recommendation (as defined below in the section entitled “The Merger Agreement—Covenants and Agreements”), or cause or commit Community to enter into any agreement or understanding other than the confidentiality agreement referred to above relating to any alternative acquisition proposal made to Community. Nevertheless, in the event that Community receives an alternative acquisition proposal that the Community board of directors concludes in good faith constitutes a superior proposal, the board of directors of Community may make a change of recommendation or terminate the merger agreement to enter into a definitive agreement for a superior proposal, subject, in each case, to Community complying with the procedures and other provisions set forth in the merger agreement with respect to an alternative acquisition proposal, all as further described in the sections entitled “The Merger Agreement—Covenants and Agreements—No Solicitation of Alternative Transactions,” “The Merger Agreement—Termination” and “The Merger Agreement—Termination Fee.” Community has agreed to call and hold a special meeting at which shareholders will consider and vote upon the merger proposal, even if Community receives an alternative acquisition proposal or makes an adverse change of recommendation, unless the merger agreement is terminated in accordance with its terms.

Termination of the Merger Agreement (see page 125)

The merger agreement may be terminated under the following circumstances:

•	by mutual consent of CVB, Citizens and Community, as authorized by their respective board of directors, at any time prior to the effective time of the merger, whether before or after the receipt of the requisite CVB shareholder approval or Community shareholder approval;

•	by action of the CVB board of directors or the Community board of directors, if the merger is not completed on or before October 31, 2018 (which date may be extended to December 31, 2018 if the only unsatisfied condition to completing the merger is receiving regulatory approval), which date is referred to as the “outside date,” except to the extent that the failure of the merger to be consummated results from the knowing action or inaction of the party seeking to terminate, which action or inaction is in violation of its obligations under the merger agreement;

•	by action of the CVB board of directors or the Community board of directors, if the approval of any governmental authority required for consummation of the merger and the other transactions contemplated by the merger agreement has been denied by final and nonappealable action of such governmental authority, or an application therefor has been permanently withdrawn by mutual agreement of the parties at the request or suggestion of a governmental authority;

•	by action of the CVB board of directors or the Community board of directors, if Community shareholder approval or CVB shareholder approval is not obtained;

•	by action of the CVB board of directors or the Community board of directors, if there has been a breach of any representation, warranty, covenant or agreement made by the other party, such that if continuing on the closing date of the merger, the condition as to the accuracy of the representations and warranties or the compliance with covenants by the other party would not be satisfied and such breach or condition is not curable or, if curable, is not cured within 30 calendar days after written notice thereof is given by the terminating party (or such shorter period as remaining prior to the outside date); provided, that the terminating party is not then in material breach of any representation, warranty, covenant or agreement;

•	by action of the CVB board of directors at any time prior to the receipt of Community shareholder approval if: (i) Community materially breaches its non-solicitation obligations relating to alternative acquisition proposals; (ii) the Community board of directors shall have effected a change in recommendation to its shareholders; (iii) the Community board of directors fails to affirm its recommendation within the required time period after an acquisition proposal is made; or (iv) the Community board recommends a tender offer or fails to recommend against such tender offer within 10 business days after commencement thereof;

•	by action of the Community board of directors at any time prior to the receipt of Community shareholder approval in order to enter into a definitive agreement providing for a superior proposal obtained by Community without breaching the merger agreement; and

•	by action of the CVB board of directors or Community board of directors, if (i) the average CVB closing stock price over a 20-day period ending on the fifth business day prior to closing is less than $20.13 per share and (ii) such average CVB closing stock price underperforms the 20-day average closing price of the KBW Regional Banking Index by 15% or more. If Community elects to so terminate the merger agreement, CVB may elect to reinstate the merger by increasing the exchange ratio (or the cash payment in lieu thereof) to an amount equal to the lesser of the amount that would be payable to satisfy the conditions in clauses (i) or (ii) of the preceding sentence, as further described in “The Merger Agreement – Termination.”

Termination Fee (see page 126)

Community has agreed to pay CVB a termination fee of $35,132,000 in the following circumstances:

•	the merger agreement is terminated by Community in order for Community to enter into a definitive agreement providing for a superior acquisition proposal;

•	CVB terminates the merger agreement due to (i) Community materially breaching its non-solicitation obligations relating to alternative acquisition proposals; (ii) the Community board of directors effecting a change in recommendation to its shareholders; (iii) the Community board of directors failing to affirm its recommendation within the required time period after an acquisition proposal is made; or (iv) the Community board recommending a tender offer or failing to recommend against such tender offer within 10 business days after commencement thereof; or

•	(i) if an acquisition proposal is made to Community or to its shareholders publicly; (ii) if CVB or Community terminates the merger agreement for failure to consummate the merger by the outside date or to obtain the approval of Community shareholders, or if CVB terminates the merger agreement for breach; and (iii) Community enters into a definitive agreement with respect to or consummates certain acquisition proposals within 18 months of any such termination of the merger agreement.

The termination fee could discourage other companies from seeking to acquire or merge with Community prior to completion of the merger. For more information, please see “The Merger Agreement – Termination Fee.”

Material U.S. Federal Income Tax Consequences of the Merger (see page 102)

The merger has been structured to qualify for U.S. federal income tax purposes as a “reorganization” within the meaning of Section 368(a) of the Code, and it is a condition to our respective obligations to complete the merger that CVB and Community each receive a legal opinion from its legal counsel to the effect that the merger will so qualify. If the merger qualifies as a “reorganization” for U.S. federal income tax purposes and you are a holder of Community common stock, you generally will recognize gain (but not loss) upon receipt of the merger consideration in exchange for Community common stock in an amount equal to the lesser of (1) the amount of gain realized (i.e., the excess of the sum of the amount of cash (excluding any cash received in lieu of a fractional share) and the fair market value of the CVB common stock received pursuant to the merger over the adjusted tax basis in the Community common stock surrendered), and (2) the amount of cash received by such holder of Community common stock (excluding any cash received in lieu of a fractional share). Any gain or loss from cash received in lieu of a fractional share will be determined separately. If you are a holder of CVB common stock who will retain your CVB common stock without change, you will not recognize any gain or loss for U.S. federal income tax purposes.

The U.S. federal income tax consequences of the merger to you will depend upon your own particular facts and circumstances. In addition, you may be subject to state, local or foreign tax laws, none of which is discussed in this joint proxy statement/prospectus. You should, therefore, consult with your own tax advisor for a complete understanding of the tax consequences of the merger to you. For more information, please see the section entitled “Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 102.

Non-Competition, Non-Solicitation and Non-Disclosure Agreement (see page 124)

Concurrently with the execution and delivery of the merger agreement:

•	certain directors of Community have entered into a non-competition, non-solicitation and non-disclosure agreement pursuant to which such directors have agreed not to compete against Citizens or solicit the employees or customers of Citizens (or the former Community Bank), in each case, for a period of 24 months after the effective time of the merger;

•	certain other directors of Community have entered into a non-competition, non-solicitation and non-disclosure agreement pursuant to which such directors have agreed not to compete against Citizens for a period of six months after the effective time of the merger, become connected in any capacity (including as an employee, officer, shareholder or director) with two specified banks within a period of 24 months after the effective time of the merger, or solicit the employees or customers of Citizens (or the former Community Bank) for a period of 24 months after the effective time of the merger;

•	the Chief Executive Officer of Community has entered into a non-competition, non-solicitation and non-disclosure agreement pursuant to which such officer has agreed not to compete against Citizens or solicit the employees or customers of Citizens (or the former Community Bank), in each case, for a period of 24 months after the Effective Time;

•	the President and Chief Banking Officer of Community has entered into a non-competition, non-solicitation and non-disclosure agreement pursuant to which such officer has agreed not to compete against Citizens or solicit the employees or customers of Citizens (or the former Community Bank), in each case, for a period of 12 months after the effective time of the merger; and

•	certain other executive officers of Community have entered into a non-solicitation and non-disclosure agreement pursuant to which such officers have agreed not to solicit the employees or customers of Community and Citizens (or the former Community Bank), in each case, for a period of 12 months after the effective time of the merger.

Additionally, these directors and executive officers of Community have agreed, among other things, not to make use of any trade secrets of Community or disclose any trade secrets to any other person on the terms set forth in their respective non-solicitation and non-disclosure agreement.

The Rights of Community Shareholders Will Change as Result of the Merger (see page 185)

The rights of Community shareholders who continue as CVB shareholders after the merger will be governed by the articles of incorporation and bylaws of CVB rather than the articles of incorporation and bylaws of Community. For more information, please see the section entitled “Comparison of Rights of Shareholders of CVB and Community” beginning on page 185.

Risk Factors (see page 29)

Before voting at the CVB meeting or Community meeting, you should carefully consider all of the information contained in or incorporated by reference into this joint proxy statement/prospectus, including the risk factors set forth in the section entitled “Risk Factors” beginning on page 29 and the risk factors described in CVB’s Annual Report on Form 10-K for the year ended December 31, 2017 and other reports filed with the SEC, which are incorporated by reference into this joint proxy statement/prospectus. Please see the section entitled “Where You Can Find Additional Information.”

THE SPECIAL MEETINGS

CVB Special Meeting (see page 40)

The CVB meeting will be held at Citizens University Meeting Room, 701 N. Haven Avenue, Ontario, California 91764 on June 21, 2018, starting at 8:00 AM, local time. At the CVB meeting, the holders of CVB common stock will be asked to vote on the following matters:

•	approval of the principal terms of the merger agreement and the transactions contemplated by the merger agreement, including the merger and the issuance of the CVB common stock to Community shareholders in connection with the merger; and

•	adjournment of the CVB meeting if necessary or appropriate in the judgment of the CVB board of directors to solicit additional proxies or votes in favor of the approval of the principal terms of the merger agreement and the transactions contemplated by the merger agreement.

You may vote at the CVB meeting if you owned shares of CVB common stock at the close of business on May 3, 2018. On that date, 110,262,742 shares of CVB common stock were outstanding, 6.9% of which were owned and entitled to be voted by CVB directors and executive officers. We currently expect that CVB’s directors and executive officers will vote their shares in favor of the merger, although none of them, other than the CVB Vice Chairman, has entered into any agreement obligating them to do so. The CVB Vice Chairman has entered into a voting and support agreement with Community pursuant to which he has agreed to vote the CVB shares beneficially owned by him in favor of the merger at the CVB meeting. As of the record date, the CVB Vice Chairman beneficially owned and was entitled to vote 6,897,959 shares of CVB common stock, representing approximately 6.3% of the shares of CVB common stock outstanding on that date.

The affirmative vote of a majority of the shares of CVB common stock outstanding on the record date will be required to approve the principal terms of the merger agreement and the transactions contemplated by the merger agreement, including the merger and the CVB share issuance. Approval of the adjournment proposal requires the affirmative vote of a majority of the shares of CVB common stock represented (in person or by proxy) at the CVB meeting and voting on the proposal (which affirmative vote constitutes at least a majority of the required quorum). See “CVB Special Meeting” beginning on page 40 for information regarding voting at the CVB meeting.

Community Special Meeting (see page 44)

The Community meeting will be held at Community Bank, 460 Sierra Madre Villa Avenue, Pasadena, California 91107 on June 21, 2018, starting at 10:00 AM, local time. At the Community meeting, Community shareholders will be asked to vote on the following matters:

•	approval of the principal terms of the merger agreement and the transactions contemplated by the merger agreement, including the merger and the cancellation of each outstanding share of Community common stock, other than any dissenting shares and excluded shares, in exchange for the right to receive 9.4595 shares of CVB common stock and $56.00 per share in cash, subject to the merger consideration adjustments and other terms in the merger agreement; and

•	adjournment of the Community meeting if necessary or appropriate in the judgment of the Community board of directors to solicit additional proxies or votes in favor of the approval of the principal terms of the merger agreement and the transactions contemplated by the merger agreement.

You may vote at the Community meeting if you owned shares of Community common stock at the close of business on May 3, 2018. On that date, 3,134,094.4 shares of Community common stock were outstanding.

All of the directors and executive officers of Community have entered into voting and support agreements with CVB, pursuant to which they have agreed to vote “FOR” the merger proposal. As of the record date, the Community directors and executive officers beneficially owned and were entitled to vote 1,137,796.09 shares of Community common stock, representing approximately 36.30% of the shares of Community common stock outstanding on that date.

The affirmative vote of a majority of the shares of Community common stock outstanding on the record date will be required to approve the principal terms of the merger agreement and the transactions contemplated by the merger agreement, including the merger. Approval of the adjournment proposal requires the affirmative vote of a majority of the shares of Community common stock represented (in person or by proxy) at the Community meeting and voting on the proposal (which affirmative vote constitutes at least a majority of the required quorum). See “Community Special Meeting” beginning on page 44 for information regarding voting at the Community meeting.

SELECTED HISTORICAL AND PRO FORMA FINANCIAL INFORMATION

The following tables present selected historical financial information of CVB, selected historical financial information of Community and selected unaudited pro forma combined condensed consolidated financial information reflecting the merger. This information is intended to aid you in understanding the financial aspects of the merger. The historical financial information shows the actual financial condition and results of operations of CVB and Community for the years indicated. As more completely described below, the pro forma unaudited combined condensed consolidated financial information is intended to illustrate certain financial effects of the proposed merger and does not indicate or reflect the actual financial condition or results of operations of CVB, Community or the combined entity as of any date or for any period.

Selected Historical Financial Information of CVB

The following table summarizes consolidated financial results of CVB for the periods and at the dates indicated and should be read in conjunction with CVB’s consolidated financial statements and the notes to the consolidated financial statements contained in reports that CVB has previously filed with the SEC. Historical financial information for CVB can be found in its Annual Report on Form 10-K for the year ended December 31, 2017. Please see the section entitled “Where You Can Find Additional Information” and “Incorporation of Certain Documents by Reference” on page 198 for instructions on how to obtain the information that has been incorporated by reference. You should not assume the results of operations for past periods indicate results for any future period.

Selected Financial Data	CVB Financial Corp.

	At or For the Year Ended December 31,
	2017	2016	2015	2014	2013
	(Dollars in thousands, except per share amounts)
Interest income	$287,226	$265,050	$261,513	$252,903	$232,773
Interest expense	8,296	7,976	8,571	16,389	16,507

Net interest income	278,930	257,074	252,942	236,514	216,266

Recapture of provision for loan losses	(8,500)	(6,400)	(5,600)	(16,100)	(16,750)
Noninterest income	42,118	35,552	33,483	36,412	25,287
Noninterest expense	140,753	136,740	140,659	126,229	114,028

Earnings before income taxes	188,795	162,286	151,366	162,797	144,275
Income taxes	84,384 (7)	60,857	52,221	58,776	48,667

NET EARNINGS	$104,411	$101,429	$99,145	$104,021	$95,608

Basic earnings per common share	$0.95	$0.94	$0.93	$0.98	$0.91

Diluted earnings per common share	$0.95	$0.94	$0.93	$0.98	$0.91

Cash dividends declared per common share	$0.540	$0.480	$0.480	$0.400	$0.385

Cash dividends declared on common shares	$59,483	$51,849	$51,040	$42,356	$40,469
Dividend pay-out ratio (1)	56.97%	51.12%	51.48%	40.72%	42.33%
Weighted average common shares:
Basic	109,409,301	107,282,332	105,715,247	105,239,421	104,729,184
Diluted	109,806,710	107,686,955	106,192,472	105,759,523	105,126,303

	At or For the Year Ended December 31,
	2017	2016	2015	2014	2013
	(Dollars in thousands, except per share amounts)
Common Stock Data:
Common shares outstanding at year end	110,184,922	108,251,981	106,384,982	105,893,216	105,370,170
Book value per share	$9.70	$9.15	$8.68	$8.29	$7.33
Financial Position:
Assets	$8,270,586	$8,073,707	$7,671,200	$7,377,920	$6,664,967
Investment securities available-for-sale	2,080,985	2,270,466	2,368,646	3,137,158	2,663,642
Investment securities held-to-maturity	829,890	911,676	850,989	1,528	1,777
Net loans, excluding PCI loans (2)	4,742,531	4,263,158	3,867,941	3,630,875	3,310,681
Net PCI loans (3)	28,515	70,366	89,840	126,367	160,315
Deposits	6,546,853	6,309,680	5,917,260	5,604,658	4,890,631
Borrowings	553,773	656,028	736,704	809,106	911,457
Junior subordinated debentures	25,774	25,774	25,774	25,774	25,774
Stockholders’ equity	1,069,266	990,862	923,399	878,109	771,887
Equity-to-assets ratio (4)	12.93%	12.27%	12.04%	11.90%	11.58%
Financial Performance:
Return on beginning equity	10.54%	10.98%	11.29%	13.48%	12.53%
Return on average equity (ROAE)	9.84%	10.26%	10.87%	12.50%	12.34%
Return on average assets (ROAA)	1.26%	1.26%	1.31%	1.45%	1.48%
Net interest margin, tax-equivalent (TE) (5)	3.63%	3.46%	3.62%	3.62%	3.71%
Efficiency ratio (6)	43.84%	46.73%	49.11%	46.25%	47.21%
Noninterest expense to average assets	1.70%	1.70%	1.86%	1.77%	1.77%
Credit Quality:
Allowance for loan losses	$59,585	$61,540	$59,156	$59,825	$75,235
Allowance/gross loans	1.23%	1.40%	1.47%	1.57%	2.12%
Total nonaccrual loans	$10,716	$7,152	$21,019	$32,186	$39,954
Nonaccrual loans/gross loans, net of deferred loan fees	0.22%	0.16%	0.52%	0.84%	1.13%
Allowance/nonaccrual loans	556.04%	860.46%	281.44%	185.87%	188.30%
Net recoveries, (charge offs)	$6,545	$8,784	$4,931	$690	$(456)
Net recoveries, (charge offs)/average loans	0.14%	0.21%	0.13%	0.02%	-0.01%
Regulatory Capital Ratios:
Company:
Tier 1 leverage ratio	11.88%	11.49%	11.22%	10.86%	11.30%
Common equity Tier 1 risk-based capital ratio	16.43%	16.48%	16.49%	N/A	N/A
Tier 1 risk-based capital ratio	16.87%	16.94%	16.98%	16.99%	17.83%
Total risk-based capital ratio	18.01%	18.19%	18.23%	18.24%	19.09%

	At or For the Year Ended December 31,
	2017	2016	2015	2014	2013
	(Dollars in thousands, except per share amounts)
Bank:
Tier 1 leverage ratio	11.77%	11.36%	11.11%	10.77%	11.20%
Common equity Tier 1 risk-based capital ratio	16.71%	16.76%	16.81%	N/A	N/A
Tier 1 risk-based capital ratio	16.71%	16.76%	16.81%	16.85%	17.67%
Total risk-based capital ratio	17.86%	18.01%	18.06%	18.11%	18.93%

(1)	Dividends declared on common stock divided by net earnings.
(2)	Net loans, excluding purchased credit impaired (“PCI”) loans.
(3)	Excludes loans held-for-sale. PCI loans are those loans acquired from San Joaquin Bank and previously covered by a loss sharing agreement with the FDIC.
(4)	Stockholders’ equity divided by total assets.
(5)	Net interest income (TE) divided by average interest-earning assets.
(6)	The efficiency ratio (non-GAAP) is equal to the quotient of (i) noninterest expense divided by (ii) net interest income before provision for loan losses plus noninterest income.
(7)	Includes $13.2 million DTA revaluation resulting from the Tax Reform Act.

Selected Historical Financial Information of Community

The following table summarizes consolidated financial results of Community for the periods and at the dates indicated and should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Community” beginning on page 148 and with Community’s consolidated financial statements and the notes to the consolidated financial statements contained in this joint proxy statement/prospectus. You should not assume the results of operations for past periods indicate results for any future period.

Selected Financial Data	Community Bank

	At or For the Year Ended December 31,
	2017		2016	2015		2014	2013
	(Dollars in thousands, except share and per share amounts)
Interest income	$136,078		$128,384	$125,468		$125,093	$119,433
Interest expense	16,840		13,357	14,129		18,994	22,180

Net interest income	119,238		115,027	111,339		106,099	97,253

Provision (recapture) of provision for loan losses	(4,496)		6,948	—		—	—
Noninterest income	9,378		13,307	17,701	(5)	11,992	11,040
Noninterest expense	78,887		78,328	84,224	(5)	75,592	67,661

Earnings before income taxes	54,225		43,058	44,816		42,499	40,632
Income taxes	27,501	(6)	16,235	17,051		16,693	15,727

NET INCOME	$26,724		$26,823	$27,765		$25,806	$24,905

Basic earnings per common share	$8.53		$8.57	$8.88		$8.26	$7.97

Diluted earnings per common share	$8.52		$8.57	$8.88		$8.25	$7.95

Cash dividends declared per common share	$2.00		$1.98	$1.80		$—	$—

	At or For the Year Ended December 31,
	2017	2016	2015	2014	2013
	(Dollars in thousands, except share and per share amounts)
Cash dividends declared on common shares	$6,268	$6,193	$5,631	$—	$—
Dividend pay-out ratio (1)	23.5%	23.1%	20.3%	0.0%	0.0%
Weighted average common shares:
Basic	3,136,431	3,128,266	3,128,266	3,124,703	3,123,471
Diluted	3,133,472	3,128,350	3,128,266	3,129,603	3,133,804
Common Stock Data:
Common shares outstanding at year end	3,134,095	3,128,266	3,128,266	3,128,266	3,120,834
Book value per share	$112.44	$104.76	$99.38	$94.81	$81.16
Financial Position:
Assets	$3,747,398	$3,584,959	$3,550,255	$3,585,719	$3,350,600
Investment securities available-for-sale	837,415	913,781	958,392	1,156,983	1,146,692
Loans	2,739,859	2,494,507	2,427,925	2,280,259	2,055,009
Deposits	2,860,214	2,681,994	2,589,442	2,596,790	2,516,262
Borrowings	502,500	543,000	625,000	670,500	565,500
Stockholders’ equity	352,410	327,709	310,902	296,597	253,478
Equity-to-assets ratio (2)	9.40%	9.14%	8.76%	8.27%	7.57%
Financial Performance:
Return on average equity (ROAE)	7.71%	8.07%	9.08%	9.22%	9.71%
Return on average assets (ROAA)	0.72%	0.74%	0.79%	0.75%	0.79%
Net interest margin (3)	3.35%	3.31%	3.28%	3.18%	3.17%
Efficiency ratio (4)	61.3%	61.0%	65.3%	64.0%	62.5%
Noninterest expense to average assets	2.13%	2.18%	2.40%	2.20%	2.14%
Loan to deposit ratio	95.8%	93.0%	93.8%	87.8%	81.7%
Credit Quality:
Allowance for loan losses	$35,346	$35,166	$36,327	$35,329	$34,444
Allowance/gross loans	1.29%	1.41%	1.50%	1.55%	1.68%
Total nonaccrual loans	$9,041	$16,187	$11,749	$15,253	$25,071
Nonaccrual loans/loans	0.33%	0.65%	0.48%	0.67%	1.22%
Allowance/nonaccrual loans	390.95%	217.25%	309.19%	231.62%	137.39%
Net recoveries, (charge offs)	$4,676	$(8,109)	$998	$885	$(432)
Net recoveries, (charge offs)/average loans	0.18%	(0.32%)	0.04%	0.04%	(0.02%)
Regulatory Capital Ratios:
Tier 1 leverage ratio	9.43%	9.36%	8.97%	8.24%	8.01%
Common equity tier 1 risk-based capital ratio	10.91%	10.88%	10.57%	10.62%	10.51%
Tier 1 risk-based capital ratio	10.91%	10.88%	10.57%	10.62%	10.52%
Total risk-based capital ratio	12.04%	12.08%	11.82%	11.87%	11.77%

(1)	Dividends declared on common stock divided by net income.
(2)	Stockholders’ equity divided by total assets.
(3)	Net interest income divided by average interest-earning assets.
(4)	Noninterest expense divided by net interest income before provision for loan losses plus noninterest income. Please also refer to the section titled “Noninterest Income / Noninterest Expense / Efficiency Ratio / Noninterest Expense to Average Assets Reconciliations (non-GAAP)” included in Community’s Management’s Discussion and Analysis of Financial Condition and Results of Operations.

(5)	2015 includes $11.4 million debt termination expense and $4.8 million gain on sale of securities as a result of balance sheet restructuring.
(6)	2017 includes $6.8 million DTA revaluation resulting from Tax Reform Act.

Selected Unaudited Pro Forma Combined Financial Information

The following table presents certain unaudited pro forma combined condensed financial information for CVB and Community after giving effect to the merger and after giving effect to the pro forma adjustments discussed in the notes to the unaudited pro forma combined condensed financial statements included herein. This pro forma financial information further assumes that the merger is accounted for using the acquisition method of accounting and reflects CVB’s current accounting estimates, with CVB being considered the acquirer. This pro forma final information is also prepared using audited historical financial information of CVB and Community. See “The Merger—Accounting Treatment” on page 107.

The pro forma earnings data set forth in the table below assumes the merger became effective at the beginning of the period presented, while the balance sheet data assumes the merger became effective at the end of the period. The unaudited pro forma condensed combined financial information includes adjustments to record the assets and liabilities of Community at their estimated fair values and is subject to further adjustment as of the date the merger is completed and as additional information becomes available and additional analyses are performed. The pro forma allocation of purchase price reflected in the selected unaudited pro forma condensed combined financial information is subject to adjustment and may vary from the actual purchase price allocation that will be recorded at the time the merger is completed. Additionally, the adjustments made in the unaudited pro forma condensed financial information, which are described in those notes, are preliminary and may be revised. The pro forma financial information is presented for illustrative purposes only and does not indicate the financial results the combined company would have realized had the impact of possible revenue enhancements, expense efficiencies, transaction related expenses and asset dispositions, among other factors, been considered.

The information presented below should be read together with the historical consolidated financial statements of CVB and Community, including the related notes, incorporated by reference into or appearing elsewhere in this joint proxy statement/prospectus. See “Where You Can Find Additional Information”, “Incorporation of Certain Documents by Reference” on page 198, and “Unaudited Pro Forma Condensed Combined Financial Statements” beginning on page 131. The pro forma financial information is not necessarily indicative of results that actually would have occurred had the merger been completed on the dates indicated or that may be obtained in the future.

For the Year Ended December 31, 2017
(Dollars in thousands)
Pro Forma Condensed Consolidated Earnings Data:
Interest income	$429,912
Interest expense	19,308

Net interest income before recapture of provision for loan losses	410,604
Recapture of provision for loan losses	12,996

Net interest income after recapture of provision for loan losses	423,600

Noninterest income	52,940
Noninterest expense	231,918

Earnings before income taxes	244,622
Income taxes	113,639

Net earnings	$130,984

As of December 31, 2017
(Dollars in thousands)
Pro Forma Condensed Consolidated Balance Sheet Data:
Investment securities	$3,748,290
Loans and lease finance receivables, net	7,453,790
Total assets	12,361,007
Total deposits	9,400,385
Total stockholders’ equity	1,775,747

For the Year Ended December 31, 2017
Per Common Share:
Basic earnings	$0.94
Diluted earnings	0.93
Cash dividends declared per common share	$0.47

COMPARATIVE PER SHARE MARKET PRICE AND DIVIDEND INFORMATION

The table below sets forth, for the calendar quarters indicated, the high and low sales prices per share, and the cash dividends paid per share, of CVB common stock, which trades on the NASDAQ Global Select Market under the symbol “CVBF,” and the high and low bid price per share, and the cash dividends paid per share, for Community common stock, which trades very infrequently on the OTC Markets Group’s OTC Pink market under the symbol “CYHT.” Such over-the-counter market quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not necessarily represent actual transactions. The OTC Pink is an electronic, screen-based market which imposes considerably less stringent listing standards than the NASDAQ Global Select Market. Historical trading in Community common stock has not been extensive and such trades cannot be characterized as constituting an active trading market.

	CVB Financial Corp.			Community Bank
	Stock Price		Dividends Declared Per Share	Stock Price		Dividends Per Share
	High	Low		High	Low
2018
Second quarter (through May 3, 2018)	$23.32	$21.92	N/A	$264.00	$261.01	$0.50
First quarter	$25.14	$21.64	$0.14	$274.00	$178.00	$0.50
2017
Fourth quarter	$25.49	$22.25	$0.14	$178.00	$168.75	$0.50
Third quarter	$24.29	$19.58	$0.14	$168.50	$161.00	$0.50
Second quarter	$22.85	$19.90	$0.14	$165.50	$158.00	$0.50
First quarter	$24.63	$20.58	$0.12	$158.00	$128.00	$0.50
2016
Fourth quarter	$23.23	$16.32	$0.12	$128.00	$119.25	$0.50
Third quarter	$17.88	$15.39	$0.12	$119.25	$101.50	$0.50
Second quarter	$17.92	$15.25	$0.12	$93.00	$91.50	$0.50
First quarter	$17.70	$14.02	$0.12	$91.50	$91.50	$0.48

The following table sets forth the closing sale prices per share of CVB common stock and Community common stock on February 26, 2018, the last trading day before the first public announcement of the terms of the merger, and on May 3, 2018. The following table also includes the equivalent market value of the merger consideration per share of Community common stock on February 26, 2018 and May 3, 2018.

	CVB Financial Corp.	Community Bank	Equivalent Market Value Per Share of Community
February 26, 2018(1)	$23.60	$186.05	$279.24	*
May 3, 2018(2)	$22.25	$262.00	$266.47	*

*	Determined by adding the cash consideration of $56.00 per share plus the value of the stock consideration as of February 26, 2018 or May 3, 2018, as applicable, which is equal to the product of the exchange ratio of 9.4595 and the CVB common stock price of $23.60 as of February 26, 2018 or $22.25 as of May 3, 2018, as applicable. Assumes the value of CVB common stock is $23.60 or $22.25 per share, which was the actual closing price of CVB common stock on February 26, 2018 and May 3, 2018, respectively, and that there will be no merger consideration adjustments under the merger agreement.
(1)	The last reported trade of Community common stock on the OTC Pink market before the public announcement of the merger was on February 15, 2018 at a closing sales price of $186.05 per share.
(2)	The last reported trade of Community common stock on the OTC Pink market before the date of this joint proxy statement/prospectus was on April 23, 2018 at a closing sales price of $262.00 per share.

COMPARATIVE PER SHARE DATA

We present below for CVB and Community historical, unaudited pro forma condensed combined and unaudited pro forma equivalent per share financial information as of and for the year ended December 31, 2017. You should read the information below together with the financial statements and related notes of CVB and Community that are incorporated by reference into this joint proxy statement/prospectus and with the pro forma financial information included under “Unaudited Pro Forma Condensed Combined Financial Statements” beginning on page 131.

Comparative Per Share Information

	For the Year Ended December 31, 2017
	CVB	Community
Income per common share:
Basic:
Historical	$0.95	$8.53
Pro Forma Combined	$0.94	$8.87
Diluted:
Historical	$0.95	$8.52
Pro Forma Combined	$0.93	$8.84
Book Value Per Share
Historical	$9.70	$112.44
Pro Forma Combined(1)(2)	$12.67	$119.84
Dividend Per Share
Historical	$0.54	$2.00
Pro Forma Combined(1)(2)	$0.47	$4.45

(1)	The CVB pro forma combined values were calculated by dividing total combined pro forma values by pro forma equivalent shares outstanding as of the period end.
(2)	The Community pro forma equivalent per share amounts are calculated by multiplying the CVB pro forma combined per common share amounts by the merger exchange ratio of 9.4595.

RISK FACTORS

In addition to the other information contained in or incorporated by reference into this joint proxy statement/prospectus, including the matters addressed under the section “Caution Regarding Forward-Looking Statements,” you should carefully consider the following risks relating to the merger before deciding how to vote at the CVB meeting or Community meeting. You should also consider the risks relating to the business of CVB because these risks will also affect the combined company. The risks relating to the business of CVB can be found in CVB’s Annual Report on Form 10-K for the year ended December 31, 2017, as amended or updated by any subsequent documents filed with the Securities and Exchange Commission, which are incorporated by reference into this joint proxy statement/prospectus. See the section entitled “Where You Can Find Additional Information” and “Incorporation of Certain Documents by Reference” on page 198.

Because the market price of CVB and Community common stock will fluctuate and the exchange ratio will not adjust for such changes, Community shareholders cannot be sure of the market value of the CVB common stock that they will receive in the merger.

Upon completion of the merger, each outstanding share of Community common stock will be converted into 9.4595 shares of CVB common stock, with cash being paid in lieu of the issuance of fractional shares, and $56.00 per share in cash. Except under limited circumstances following an election by CVB to reinstate the merger if Community elects to terminate the merger agreement as a result of the average CVB closing stock price falling below certain thresholds as further described below, the exchange ratio will not be adjusted for changes in the market price of CVB common stock or Community common stock, whether such changes in market price result from an improvement or decline in the financial condition or operating results of either company, general market and economic conditions, regulatory considerations, the timing of the merger or other factors. Changes in the price of CVB common stock prior to the merger will therefore affect the value that CVB will pay, through the issuance of CVB common stock, and that Community common shareholders will receive in the merger. For example, based on the range of closing prices of CVB common stock during the period from February 26, 2018, the last trading day before public announcement of the merger, through May 3, 2018, the exchange ratio represented a value ranging from a high of $286.24 to a low of $265.05 for each share of Community common stock (assuming no other merger consideration adjustments under the merger agreement). Neither of us is permitted to terminate the merger agreement or resolicit the vote of our respective shareholders solely because of changes in the market price of the common stock of CVB or Community, except that:

•	we may each have a right to terminate the merger agreement as a result of the occurrence of events that may also result in a decline in the price of the stock of the other; and

•	either of us also may terminate the merger agreement if (i) the average CVB closing stock price over a 20-day period ending on the fifth business day prior to closing is less than $20.13 per share and (ii) the average CVB closing stock price underperforms the 20-day average closing price of the KBW Regional Banking Index by 15% or more, subject to CVB’s right (but not the obligation) to reinstate the merger by increasing the exchange ratio (or the cash payment in lieu thereof) to an amount equal to the lesser of the amount that would be payable to satisfy the condition in the preceding clauses, as further described in “The Merger Agreement – Termination.”

Regulatory approvals may not be received, may take longer than expected or may impose conditions that are not presently anticipated, cannot be met or may have a material adverse effect on the combined company following the merger.

Before the merger may be completed, we must obtain various approvals or consents from bank regulatory authorities, including the FDIC and the DBO. These approvals or consents require consideration by the bank regulatory authorities of various factors, including assessments of the managerial and financial resources and future prospects of the resulting institution and the competitive effect of the contemplated transactions. The Community Reinvestment Act of 1977, as amended (the “CRA”), also requires that the bank regulatory authorities, in deciding whether to approve the merger, assess the records of performance of Citizens and Community in meeting the credit needs of the communities they serve, including low and moderate income neighborhoods. A less than satisfactory CRA rating could delay or block the consummation of the merger.

Citizens received a composite rating of “satisfactory” at its most recent CRA performance evaluation, and Community received a composite rating of “needs to improve” at its most recent CRA performance evaluation. Since its last evaluation, both Citizens and Community have developed and implemented action plans to improve their CRA performance, including on the CRA lending, investment and service tests. Citizens and Community also believe that the merger will facilitate the enhancement of the combined company’s performance under the CRA guidelines as Citizens offers a broader range of services and products that will enhance the lending, investment and service offerings of Community’s customers particularly for low to moderate income businesses and individuals. Additionally, the combined company will gain efficiencies that will allow, among other factors, for more investment in alternative delivery channels such as mobile banking, ATMs, and call centers. Although Citizens and Community believe that the merger meets the requirements of the CRA, particularly in light of the remedial actions being taken to improve their CRA performance, there is no assurance that bank regulatory authorities will approve the merger or will approve the merger without imposing conditions on the completion of the merger or requiring changes to the terms of the merger. Such conditions or changes could have the effect of delaying completion of the merger or imposing additional costs on or limiting the growth, revenues or other aspects of the business of the combined company following the merger. In addition, as part of the review process under the CRA, it is not unusual for the bank regulatory authorities to receive protests and other adverse comments from community groups and others. Any such protests or adverse comments could prolong the period during which the merger is subject to review by the bank regulatory authorities.

There can be no assurance as to whether the regulatory approvals or consents will be received, the timing of those approvals and consents, or whether any conditions will be imposed. The merger agreement contains a condition to the obligation of each of CVB and Community to close the merger that the required regulatory approvals and consents generally do not require any action, condition or restriction that (i) would reasonably expected be likely to have a material adverse effect on CVB or (ii) require CVB, Citizens or the combined company to raise additional capital or accept any restriction on its ability to operate its businesses that would materially reduce the economic benefits of the merger to CVB and Citizens to such a degree that they would not have entered into the merger agreement had such conditions, restrictions or requirements been known as of the date of the merger agreement. Please see “The Merger— Regulatory Approvals Required for the Merger” on beginning page 105 for more information. Accordingly, if we do not receive the required regulatory approvals and consents, of if such approvals and consents contain any such materially burdensome regulatory conditions, the merger agreement may be terminated and the merger may not be completed.

We will be subject to business uncertainties and contractual restrictions while the merger is pending.

Uncertainty about the effect of the merger on employees and customers may have a material adverse effect on both CVB and Community. These uncertainties may impair our ability to attract or motivate key personnel until the merger is completed and could cause customers, vendors and others that deal with us to seek to change existing business relationships with either of us. If key employees depart because of issues relating to the uncertainty and difficulty of integration or a desire not to remain with the business, the combined company’s business following the merger could be negatively affected. In addition, the merger agreement restricts each of us from making acquisitions and taking other specified actions until the merger occurs, without the consent of the other. These restrictions may prevent each company from pursuing attractive business opportunities that may arise prior to the completion of the merger.

The merger may distract management of CVB, Citizens and Community from their other responsibilities.

The merger could cause the management of CVB, Citizens and Community to focus their time and energies on matters related to the merger that otherwise would be directed to their respective businesses and operations. Any such distraction on the part of management, if significant, could affect the ability of CVB, Citizens and Community to service existing business and develop new business and may adversely affect their businesses and earnings.

Combining the two companies may be more difficult, costly or time-consuming than expected.

Citizens and Community have operated and, until the completion of the merger, will continue to operate, independently. The success of the merger will depend, in part, on our ability to successfully combine the businesses of Citizens and Community upon the completion of the merger. It is possible that the integration process could result in:

•	the loss of key employees,

•	the disruption of each company’s ongoing businesses, or

•	inconsistencies in standards, controls, procedures and policies that adversely affect the combined company’s ability to maintain relationships with clients, customers, depositors and employees or to achieve the anticipated benefits of the merger.

The loss of key employees could adversely affect the ability of Citizens, Community and/or the combined company to successfully conduct businesses in the markets in which Citizens and Community now operate, which could have a material adverse effect on their financial results and the value of CVB common stock and Community common stock. In addition, if the combined company experiences difficulties with the integration process, the anticipated benefits of the merger may not be realized fully or at all, or may take longer to realize than expected. As with any merger of financial institutions, there also may be business disruptions that cause Citizens, Community and/or the combined company to lose customers or cause customers to remove their accounts from Citizens, Community and/or the combined company and move their business to competing financial institutions. These integration matters could have a material adverse effect on each of Citizens and Community during this transition period and for an undetermined period after consummation of the merger.

The combined company may fail to realize cost savings for the merger.

Although CVB, Citizens and Community expect to realize cost savings from the merger when fully phased in, it is possible that these potential cost savings may not be realized fully or realized at all, or may take longer to realize than expected. For example, future business developments may require the combined company to continue to operate or maintain some facilities or support functions that are currently expected to be combined or reduced. Cost savings also depend on the combined company’s ability to combine the businesses of Citizens and Community in a manner that permits those costs savings to be realized. If the combined company is not able to combine the two companies successfully, these anticipated cost savings may not be fully realized or realized at all, or may take longer to realize than expected. This in turn could reduce or otherwise adversely affect the profitability of the combined company and adversely affect its stock price.

The merger agreement may be terminated in accordance with its terms and the merger may not be completed.

The merger agreement is subject to a number of conditions which must be fulfilled in order to close. Those conditions include, but are not limited to, the receipt of CVB shareholder approval and Community shareholder approval, the receipt of all required regulatory approvals, the continued accuracy of representations and warranties by both parties and the performance by both parties of covenants and agreements, and the absence of a material adverse effect on CVB or Community since the date of the merger agreement. In addition, CVB’s obligation to close is subject to satisfaction of the following minimum financial measures by Community as of the measurement date: (i) adjusted tier 1 capital of Community shall be equal to or greater than $355.0 million, and (ii) total non-maturity deposits of Community shall be equal to or greater than $2.1 billion. See “The Merger Agreement—Conditions to Completion of the Merger” for a more complete discussion of the conditions to consummation of the merger. Furthermore, either CVB or Community may elect to terminate the merger agreement if the average closing price of CVB common stock is less than $20.13 per share and such average closing price also underperforms the KBW Regional Banking Index by 15% or more, subject to CVB’s right (but not obligation) to reinstate the merger by increasing the merger consideration. In addition, CVB may choose to terminate the merger agreement if Community makes a change in recommendation or materially breaches its non-solicitation covenants under the merger agreement, and Community may elect to terminate the merger agreement to enter into a definitive agreement for a superior acquisition proposal. See “The Merger Agreement—Termination” for a more complete discussion of the circumstances under which the merger agreement could be terminated. There can be no assurance that the conditions to closing the merger will be fulfilled or that the merger will be completed.

Failure to complete the merger could negatively affect the market price of CVB and Community common stock and result in other adverse consequences.

If the merger is not completed for any reason, each of CVB, Citizens and Community will be subject to a number of material risks, including the following:

•	the market price of CVB common stock and Community common stock may decline to the extent that the current market prices of its shares reflect a market assumption that the merger will be completed;

•	costs relating to the merger, such as legal, accounting and financial advisory fees, and, in specified circumstances, termination fees, must be paid even if the merger is not completed and its anticipated benefits not realized;

•	the diversion of management’s attention from the day-to-day business operations or pursuit of other strategic opportunities and the potential disruption to its employees and business relationships during the period before the completion of the merger may make it difficult to regain financial and market positions if the merger does not occur;

•	if the Community board of directors seeks another merger or business combination, holders of the Community common stock cannot be certain that Community will be able to find a party willing to pay an equivalent or greater consideration than that which it is expected to receive in the merger; and

•	if a termination of the merger agreement triggers payment by Community of a termination fee, this could have a material adverse effect on Community’s financial position.

For further information on the closing conditions and the termination provisions of the merger agreement, see “The Merger Agreement—Termination” on page 125 and “The Merger Agreement—Conditions to Completion of the Merger” on page 123.

The termination fee and the restrictions on solicitation contained in the merger agreement may discourage other companies from trying to acquire Community.

Until the completion of the merger, with certain exceptions, Community is prohibited from initiating, soliciting, encouraging or knowingly facilitating any inquiries with respect to an acquisition proposal, such as a merger, business combination or similar transaction, with any person or entity other than CVB. In addition, Community has agreed to pay a termination fee of $35,132,000 to CVB if it terminates the merger agreement to, among other things, enter into a definitive agreement relating to an acquisition proposal or if the other party terminates the merger agreement because, among other things, its board of directors fails to recommend the merger or makes a change in its recommendation of the merger, or fails to comply with the provisions of the merger agreement prohibiting solicitation of other acquisition proposals. These provisions could discourage other companies from trying to acquire Community even though such other companies might be willing to offer greater value to Community shareholders than offered in the merger agreement. The payment of the termination fee also could have a material adverse effect on the financial condition of Community.

The unaudited pro forma condensed combined financial information included in this joint proxy statement/prospectus is preliminary and the actual financial condition or results of operations of the combined company after the merger may differ materially.

The unaudited pro forma condensed combined financial information in this joint proxy statement/prospectus is presented for illustrative purposes only and is not necessarily indicative of what the combined company’s actual financial condition or results of operations would have been had the merger been completed on the dates indicated. The unaudited pro forma condensed combined financial information reflects adjustments, which are based upon preliminary estimates, to record the identifiable Community assets acquired and liabilities assumed at fair value and the resulting goodwill recognized. The pro forma allocation of purchase price reflected in the selected unaudited pro forma condensed combined financial information is preliminary, subject to adjustment and may vary from the actual purchase price allocation that will be recorded at the time the merger is completed. The final allocation of the purchase price will be based upon the value of CVB common stock issuable in the merger, the merger consideration adjustments and other terms set forth in the merger agreement, and the fair value of the assets and liabilities of Community, as of the date of the completion of the merger. Accordingly, the final acquisition accounting adjustments may differ materially from the pro forma adjustments reflected in this joint proxy statement/prospectus.

Impairment of goodwill resulting from the merger may adversely affect our results of operations.

Goodwill and other intangible assets are expected to increase substantially as a result of the merger. Based on CVB’s preliminary purchase price allocation, goodwill of approximately $510.4 million and core deposits intangibles of $36.0 million are currently expected to be recorded by CVB as a result of the merger. The actual amount of goodwill and core deposits intangibles recorded may be materially different and will depend on a number of factors, including changes in the net assets acquired and changes in the fair values of the net assets acquired. See “Unaudited Pro Forma Condensed Combined Financial Statements.” Potential impairment of goodwill and amortization of other intangible assets could adversely affect each of our financial condition and results of operations. We assess our goodwill and other intangible assets and long-lived assets for impairment annually and more frequently when required by generally accepted accounting principles. We are required to record an impairment charge if circumstances indicate that the asset carrying values exceed their fair values. Our assessment of goodwill, other intangible assets, or long-lived assets could indicate that an impairment of the carrying value of such assets may have occurred or may occur in a future accounting period, in each case, that could result in a material, non-cash write-down of such assets, which could have a material adverse effect on our results of operations and future earnings.

The market price of CVB common stock after the merger may be affected by factors different from those affecting the shares of Community or CVB currently.

Upon completion of the merger, holders of Community common stock will become holders of CVB common stock. CVB’s business differs in important respects from that of Community, and, accordingly, the results of operations of the combined company and the market price of CVB common stock after the completion of the merger may be affected by factors different from those currently affecting the independent results of operations of each of CVB and Community. For a discussion of the businesses of CVB and Community and of some important factors to consider in connection with those businesses, see the information provided under “Information about the Companies – CVB Financial Corp. and Citizens Business Bank” on page 137, “Information about the Companies – Community Bank” on page 138 and documents incorporated by reference in this joint proxy statement/prospectus and referred to under “Incorporation of Certain Documents by Reference” on page 198.

Sales of substantial amounts of CVB common stock in the open market by former Community shareholders could depress CVB’s stock price.

Shares of CVB common stock that are issued to Community shareholders in the merger will be freely tradable without restrictions or further registration under the Securities Act. As of the close of business on May 3, 2018,

CVB had approximately 110,262,742 shares of common stock outstanding. Based on the number of Community common shares and Community restricted stock units outstanding as of the date of the merger agreement, CVB currently expects to issue approximately 30 million shares of its common stock in connection with the merger. Because of the significantly enhanced liquidity of CVB common stock as compared to Community common shares on account of the greater public float and trading volume of CVB common stock relative to Community common shares, if the merger is completed, Community’s former shareholders may sell substantial amounts of CVB common stock in the public market following completion of the merger. Any such sales may cause the market price of CVB common stock to decline. These sales might also make it more difficult for CVB to sell equity or equity-related securities at a time and price that it otherwise would deem appropriate.

The shares of CVB common stock to be received by holders of Community common stock will have different rights from the shares of Community common stock.

Upon completion of the merger, Community shareholders will become CVB shareholders and their rights as shareholders will be governed by the articles of incorporation of CVB and CVB’s bylaws. The rights associated with Community common stock are different from the rights associated with CVB common stock. Please see “Comparison of Rights of Shareholders of CVB and Community” for more information.

Holders of CVB and Community common stock will have a reduced ownership and voting interest after the merger and will exercise less influence over management.

Holders of CVB common stock and Community common stock currently have the right to vote in the election of the board of directors and on other matters affecting CVB and Community, respectively. Upon the completion of the merger, each Community shareholder who receives shares of CVB common stock will become a shareholder of CVB with a percentage ownership of CVB that is smaller than the shareholder’s percentage ownership of Community. In the aggregate, CVB current shareholders and Community current shareholders are expected to own approximately 78.6% and 21.4%, respectively, of the outstanding shares of CVB common stock when the merger is completed. Because of this, Community common shareholders may have less influence on the management and policies of the combined company than they now have on the management and policies of Community and current CVB shareholders may have less influence on the combined company than they now have on the management and policies of CVB.

Community directors and executive officers have interests in the merger that are different from, or are in addition to, the interests of the shareholders Community.

Community’s executive officers and directors have interests in the merger that are different from, or in addition to, the interests of Community shareholders generally. Such interests include the following: (1) many of Community’s executive officers and directors have unvested restricted stock units that will be accelerated and vest in full on the completion of the merger; (2) Community’s executive officers are participants in plans and party to agreements that provide for severance payments and other benefits upon a qualifying termination of employment within 12 months following a change in control of Community; (3) Community’s directors and executive officers are entitled to continued indemnification and insurance coverage following the closing of the merger; and (4) upon the consummation of the merger the current Chairman of the Community board of directors will be appointed to the board of directors of CVB. These interests are described in more detail under the section entitled “The Merger—Interests of Community Directors and Executive Officers in the Merger.”

Litigation may be filed against the board of directors of CVB or Community that could prevent or delay the completion of the merger or result in the payment of damages following completion of the merger.

In connection with the merger, it is possible that CVB shareholders or Community shareholders may file putative class action lawsuits against the boards of directors of CVB or Community. Among other remedies, these shareholders could seek to enjoin the merger. The outcome of any such litigation is uncertain. If a dismissal is not granted or a settlement is not reached, such potential lawsuits could prevent or delay completion of the merger and result in substantial costs to CVB and Community, including any costs associated with indemnification obligations of CVB or Community. The defense or settlement of any lawsuit or claim that remains unresolved at the time the merger is consummated may adversely affect the combined company’s business, financial condition, results of operations, cash flows and market price.

The fairness opinion received by the CVB board of directors from KBW and the fairness opinion received by the Community board of directors from Davidson have not been, and are not expected to be, updated to reflect any changes in circumstances that may have occurred since the date of the opinions.

The fairness opinions of KBW and Davidson were delivered to the parties’ respective board of directors on February 26, 2018. Changes in the operations and prospects of CVB or Community, general market and economic conditions and other factors which may be beyond the control of CVB and Community may have altered the value of CVB or Community or the sale prices of shares of CVB common stock and Community common stock as of the date of this joint proxy statement/prospectus, or may alter such values and sale prices by the time the merger is completed. The opinions from KBW and Davidson, each dated February 26, 2018, do not speak as of any date other than the dates of those opinions. For a description of the opinions that CVB and Community received from their respective financial advisors, see “The Merger—Opinions of Community’s and CVB’s Financial Advisors” beginning on page 65. For a description of the other factors considered by the CVB board of directors in determining to approve the merger, see “The Merger—CVB’s Reasons for the Merger; Recommendation of the Merger by the CVB Board of Directors” beginning on page 62. For a description of the other factors considered by the Community board of directors in determining to approve the merger, see “The Merger—Community’s Reasons for the Merger; Recommendation of the Merger by the Community Board of Directors” beginning on page 59.

Implementation of the various provisions of the Dodd-Frank Act—in particular provisions that are applicable to banks and bank holding companies with $10 billion or more in assets—may delay the receipt of regulatory approvals and increase our operating costs or otherwise have a material adverse effect on our business, financial condition or results of operations after the merger.

The Dodd–Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) enacted in 2010 significantly changes the bank regulatory structure and affects the lending, deposit, investment, trading and operating activities of financial institutions and their holding companies. The Dodd-Frank Act requires various federal agencies to adopt a broad range of new implementing rules and regulations and to prepare numerous studies and reports for Congress. The federal agencies are given significant discretion in drafting the implementing rules and regulations, and the rule-making process is still underway.

Several requirements in the Dodd-Frank Act are applicable to certain banks and bank holding companies with $10 billion or more in assets. As a result of the merger, the combined company is expected to surpass this threshold, and these provisions, subject to a phase in period, may significantly increase compliance or operating costs of the combined company or otherwise have a significant impact on the business, financial condition and results of operations of the combined company. Such provisions include the following:

•	The Dodd-Frank Act created the Consumer Financial Protection Bureau (“CFPB”), which has broad powers to supervise and enforce consumer protection laws. The CFPB has broad rule-making authority for a wide range of consumer protection laws that apply to all banks, including the authority to prohibit “unfair, deceptive or abusive” acts and practices. Currently, the FDIC and the DBO examine both Citizens and Community for compliance with consumer protection laws. However, the CFPB has examination and enforcement authority over all banks with more than $10 billion in assets. Accordingly, the combined company will be subject to additional examination and enforcement authority by the CFPB following the merger.

•	The Dodd-Frank Act increased the authority of the Federal Reserve Board to examine CVB and its non-bank subsidiaries and gave the Federal Reserve Board the authority to establish rules regarding interchange fees charged for an electronic debit transaction by a payment card issuer that, together with its affiliates, has assets of $10 billion or more, and to enforce a new statutory requirement that such fees be reasonable and proportional to the actual cost of a transaction to the issuer (the “Durbin Amendment”). By regulation, the Federal Reserve Board has limited the fees for such a transaction to the sum of 21 cents plus five basis points times the value of the transaction, plus up to one cent for fraud prevention costs. Following the merger, the effect of the Durbin Amendment will be to lower significantly our interchange or “swipe” revenue, but such lower fees are not expected to have a material adverse effect on our results of operation.

•	The Dodd-Frank Act established 1.35% as the minimum Designated Reserve Ratio (“DRR”). The FDIC has determined that the DRR should be 2.0% and has adopted a plan under which it will meet the statutory minimum DRR of 1.35% by the statutory deadline of September 30, 2020. The Dodd-Frank Act requires the FDIC to offset the effect of the increase in the statutory minimum DRR to 1.35% from the former statutory minimum of 1.15% on institutions with assets less than $10 billion. Following the merger, we will not be entitled to benefit from the offset. The FDIC has not announced how it will implement this offset or how larger institutions will be affected by it.

•	The Dodd-Frank Act requires a publicly traded bank holding company with $10 billion or more in assets to establish and maintain a risk committee responsible for enterprise-wide risk management practices, comprised of an independent chairman and at least one risk management expert. The risk committee must approve and periodically review the risk-management policies of the bank holding company’s global operations and oversee the operations of its risk-management framework. The bank holding company’s risk-management framework must be commensurate with its structure, risk profile, complexity, activities and size. Assuming that the merger is consummated in the third quarter of 2018, these requirements should first apply to the combined company commencing on October 1, 2020. However, the combined company will need to build the necessary infrastructure and incur the associated costs to comply with these enhanced risk management requirements well before the effective date.

•	A bank holding company with more than $10 billion in assets is required under the Dodd-Frank Act to conduct annual stress tests using various scenarios established by the Federal Reserve, including a baseline, adverse and severely adverse economic conditions (known as “Dodd-Frank Act Stress Tests” or “DFAST”). The stress tests are designed to determine whether the capital planning of the combined company, assessment of its capital adequacy and risk management practices adequately protect it and its affiliates in the event of an economic downturn. The combined company must establish adequate internal controls, documentation, policies and procedures to ensure the annual stress tests adequately meet these objectives. The board of directors of the combined company will be required to review the combined company’s policies and procedures at least annually. The combined company will be required to report the results of its annual stress tests to the Federal Reserve, and it will be required to consider the results of the combined company’s stress tests as part of its capital planning and risk management practices. Assuming the merger is consummated in the second half of 2018, the combined company is anticipated to be subject to the DFAST regime commencing on January 1, 2020, but well in advance of that date, the combined company will need to undertake the planning and other actions that it deems reasonably necessary to achieve timely compliance.

It is difficult to predict the overall compliance cost of these provisions, which will become effective (with a phase-in period) when the combined company surpasses $10 billion in consolidated assets as a result of the merger. However, compliance with these provisions will likely require additional staffing, engagement of external consultants and other operating costs that could have a material adverse effect on the future financial condition and results of operations of the combined company.

CAUTION REGARDING FORWARD-LOOKING STATEMENTS

This joint proxy statement/prospectus contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to CVB, Citizens, Community and the combined company. These statements may be made directly in this joint proxy statement/prospectus or they may be made a part of this joint proxy statement/prospectus by appearing in other documents filed with the Securities and Exchange Commission by CVB and incorporated herein by reference. These statements include statements regarding the period following completion of the merger.

Words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” “will,” “should,” “plans,” “may,” “intend,” “projects,” “possibility,” “aims,” “target,” “objective,” “goal,” “seek” and words and terms of similar substance used in connection with any discussion of future operating or financial performance of CVB, Citizens, Community, the combined company or the merger help identify forward-looking statements. All of these forward-looking statements are CVB’s or Community’s management’s present expectations or forecasts of future events and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. In addition to the factors relating to the merger discussed under the caption “Risk Factors” beginning on page 29, the following risks related to the businesses of CVB, Citizens and Community, among others, could cause CVB’s, Citizens’ or Community’s actual results or those of the combined company to differ materially from those described in the forward-looking statements:

•	local, regional, national and international economic and market conditions and events and the impact they may have on CVB, Community, Citizens or the combined company, or any of their respective customers, assets and liabilities;

•	CVB, Community, Citizens and the combined company’s ability to attract deposits and other sources of funding or liquidity;

•	supply and demand for real estate and periodic deterioration in real estate prices and/or values in California or other states where Citizens or Community lend, including both residential and commercial real estate;

•	a prolonged slowdown or decline in real estate construction, sales or leasing activities; changes in the financial performance and/or condition of borrowers, depositors, or key vendors or counterparties;

•	changes in levels of delinquent loans, nonperforming assets, allowance for loan losses and charge-offs;

•	the costs or effects of mergers, acquisitions or dispositions we may make, including the pending merger, whether we are able to obtain any required governmental approvals in connection with any such mergers, acquisitions or dispositions, and/or our ability to realize the contemplated financial or business benefits including cost savings and synergies associated with any such mergers, acquisitions or dispositions;

•	the effect of changes in laws, regulations and applicable judicial decisions (including laws, regulations and judicial decisions concerning financial reforms, taxes, bank capital levels, consumer, commercial or secured lending, securities and securities trading and hedging, compliance, fair lending, employment, executive compensation, insurance, vendor management and information security) with which CVB and Community and our respective subsidiaries must comply or believe we should comply, including additional legal and regulatory requirements to which the combined company may become subject in the event the combined company’s total assets exceed $10 billion;

•	changes in estimates of future reserve requirements and minimum capital requirements based upon the periodic review thereof under relevant regulatory and accounting requirements, including changes in the Basel Committee framework establishing capital standards for credit, operations and market risk;

•	the accuracy of the assumptions and estimates and the absence of technical error in implementation or calibration of models used to estimate the fair value of financial instruments;

•	inflation, interest rate, securities market and monetary fluctuations;

•	changes in government interest rates or monetary policies;

•	changes in the amount and availability of deposit insurance;

•	political developments, uncertainties or instability;

•	disruptions in the infrastructure that supports our respective businesses and the communities where we are located, which are concentrated in California, involving or related to physical site access, cyber incidents, terrorist and political activities, disease pandemics, catastrophic events, natural disasters, such as earthquakes, extreme weather events, electrical, environmental, computer servers, and communications or other services we each use, or that affect our respective employees or third parties with whom we each conduct business;

•	timely development and acceptance of new banking products and services and the perceived overall value of these products and services by customers and potential customers;

•	relationships with and reliance upon vendors with respect to certain key internal and external systems and applications;

•	changes in commercial or consumer spending, borrowing and savings preferences or behaviors;

•	technological changes and the expanding use of technology in banking (including the adoption of mobile banking, funds transfer applications and electronic marketplaces for loans and other banking products or services);

•	the ability to retain and increase market share, retain and grow customers and control expenses;

•	changes in the competitive environment among financial and bank holding companies, banks and other financial service providers;

•	competition and innovation with respect to financial products and services by banks, financial institutions and non-traditional providers including retail businesses and technology companies; volatility in the credit and equity markets and its effect on the general economy or local or regional business conditions;

•	fluctuations in the price of CVB’s common stock or other securities, and the resulting impact on CVB’s or the combined company’s ability to raise capital or make acquisitions;

•	the effect of changes in accounting policies and practices, as may be adopted from time-to-time by the regulatory agencies, as well as by the Public Company Accounting Oversight Board, the Financial Accounting Standards Board and other accounting standard-setters;

•	changes in organization, management, compensation and benefit plans, and Citizens’, Community’s or the combined company’s ability to retain or expand the combined company’s workforce, management team and/or board of directors;

•	the costs and effects of legal, compliance and regulatory actions, changes and developments, including the initiation and resolution of legal proceedings (such as securities, bank operations, consumer or employee class action litigation), the possibility that any settlement of any of the putative class action lawsuits may not be approved by the relevant court or that significant numbers of putative class members may opt out of any settlement;

•	regulatory or other governmental inquiries or investigations, and/or the results of regulatory examinations or reviews;

•	existing or the combined company’s ongoing relations with our or the combined company’s various federal and state regulators, including the SEC, Federal Reserve, FDIC and DBO; and

•	existing or the combined company’s success at managing the risks involved in the foregoing items and all other factors set forth in CVB’s public reports, including CVB’s Annual Report on Form 10-K for the year ended December 31, 2017, and particularly the discussion of risk factors within that document.

Each of CVB, Citizens and Community caution you not to place undue reliance on the forward-looking statements, which speak only as of the date of this joint proxy statement/prospectus, in the case of forward-looking statements contained in this joint proxy statement/prospectus, or the dates of the documents incorporated by reference into this joint proxy statement/prospectus, in the case of forward-looking statements made in those incorporated documents. Neither CVB nor Community undertakes any obligation to update these forward-looking statements, except as required by law.

For additional information about factors that could cause actual results to differ materially from those described in the forward-looking statements, please see the information provided under “Information about the Companies – Community Bank” on page 138, “Information about the Companies – CVB Financial Corp. and Citizens Business Bank” on page 137 and documents incorporated by reference in this joint proxy statement/prospectus and referred to under “Where You Can Find Additional Information” and “Incorporation of Certain Documents by Reference” on page 198.

CVB SPECIAL MEETING

Date, Time and Place of the CVB Meeting

This joint proxy statement/prospectus is being furnished to you in connection with the solicitation of proxies by the CVB board of directors in connection with the special meeting of CVB shareholders. The CVB meeting is scheduled to be held as follows:

June 21, 2018

8:00 AM Local Time

Citizens University Meeting Room

701 N. Haven Avenue

Ontario, California 91764

Purpose of the CVB Meeting

CVB shareholders of record as of May 3, 2018 will be asked to consider and vote upon the following proposals at the CVB meeting, including any postponement or adjournment thereof:

Proposal No. 1—CVB Merger Proposal

CVB is asking its shareholders to approve the principal terms of the merger agreement and the transactions contemplated by the merger agreement, including the merger and the issuance of the CVB common stock to Community shareholders in connection with the merger. Holders of CVB common stock should read this joint proxy statement/prospectus carefully and in its entirety, including the annexes, for more detailed information concerning the merger agreement and the merger. A copy of the merger agreement is attached to this joint proxy statement/prospectus as Annex A.

After careful consideration, the CVB board of directors unanimously approved the merger and the merger agreement and declared the merger agreement and the transactions contemplated thereby, including the merger and the CVB share issuance, to be advisable and in the best interests of CVB and its shareholders. See “The Merger—CVB’s Reasons for the Merger; Recommendation of the CVB Board of Directors” included elsewhere in this joint proxy statement/prospectus for a more detailed discussion of the recommendation of the CVB board of directors.

The CVB board of directors unanimously recommends that CVB shareholders vote “FOR” the CVB merger proposal.

Proposal No. 2— CVB Adjournment Proposal

The CVB meeting may be adjourned to another time or place, if necessary or appropriate, to permit, among other things, further solicitation of proxies if necessary to obtain additional votes in favor of the CVB merger proposal.

If, at the CVB meeting, the number of shares of CVB common stock present or represented and voting in favor of the CVB merger proposal and stock issuance proposal is insufficient to approve such proposal, CVB intends to move to adjourn the CVB meeting in order to solicit additional proxies for the approval of the CVB merger proposal.

In the CVB adjournment proposal, CVB is asking its shareholders to authorize the holder of any proxy solicited by the CVB board of directors on a discretionary basis to vote in favor of adjourning the CVB meeting to another time and place for the purpose of soliciting additional proxies, including the solicitation of proxies from CVB shareholders who have previously voted.

The CVB board of directors unanimously recommends that CVB shareholders vote “FOR” the CVB adjournment proposal.

Record Date for the Special Meeting

The CVB board of directors has fixed the close of business on May 3, 2018 as the record date for determination of CVB shareholders entitled to notice of and to vote at the CVB meeting. On the record date, 110,262,742 shares of CVB common stock were outstanding and there were 1,634 holders of record.

Quorum; Votes Required

A majority of the shares of CVB common stock outstanding on the record date must be present, either in person or by proxy, to constitute a quorum at the CVB special meeting. If a quorum is present, in order to be approved, the proposals require the following votes:

•	The affirmative vote of a majority of the shares of CVB common stock outstanding on the record date will be required to approve the principal terms of the merger agreement and the transactions contemplated by the merger agreement, including the merger and the CVB share issuance.

•	Approval of the CVB adjournment proposal requires the affirmative vote of a majority of the shares of CVB common stock represented (in person or by proxy) at the CVB meeting and voting on the proposal (which affirmative vote constitutes at least a majority of the required quorum).

At the CVB meeting, each share of CVB common stock will be entitled to one vote on all matters properly submitted to CVB shareholders.

As of the record date, CVB directors and executive officers owned and were entitled to vote approximately 7,594,554 shares of CVB common stock, representing approximately 6.9% of the outstanding shares of CVB common stock. We currently expect that CVB’s directors and executive officers will vote their shares in favor of the merger.

In addition, the Vice Chairman of the CVB board of directors has entered into a voting and support agreement with Community, pursuant to which he has agreed to vote “FOR” approval of the merger agreement and the share issuance proposal. As of the record date, the CVB Vice Chairman beneficially owned and was entitled to vote 6,897,959 shares of CVB common stock, representing approximately 6.3% of the shares of CVB common stock outstanding on that date.

Attending the Special Meeting

If you are a holder of record of CVB common stock as of the record date and plan to attend the CVB meeting, please indicate this when you vote. A photo identification will not be required for admission to the CVB meeting, but will be required if you want to vote your CVB common stock in person. If you want to vote your CVB common stock held through a bank, broker or other nominee in person, you must obtain a written proxy in your name from the bank, broker or other nominee that holds your shares.

Proxies

All shares of CVB common stock represented by properly executed proxies (including those given through voting by telephone or Internet) received before or at the CVB meeting will, unless properly revoked, be voted in accordance with the instructions indicated on those proxies. If no instructions are indicated on a properly executed proxy, the shares represented thereby will be voted:

•	“FOR” approval of the principal terms of the merger agreement and the transactions contemplated by the merger agreement, including the merger and the CVB share issuance; and

•	“FOR” the adjournment or postponement of the CVB meeting if necessary or appropriate in the judgment of the CVB board of directors.

If you return a properly executed proxy card or voting instruction card and have indicated that you have abstained from voting, your CVB common stock represented by the proxy will be considered present at the CVB meeting or any adjournment or postponement thereof solely for purposes of determining a quorum.

If your shares are held in an account at a broker or bank or other nominee, you must instruct the broker or bank or other nominee on how to vote your shares by following the instructions provided to you by your broker or bank or other nominee. If you do not provide voting instructions to your broker or bank or other nominee, your shares will not be voted on any proposal on which your broker or bank or other nominee does not have discretionary authority to vote. Under applicable rules, your broker or bank or other nominee does not have discretionary authority to vote on the merger proposal or the adjournment proposal. Consequently, failure to provide instructions to your bank, broker or other nominee on how to vote will result in your shares not being counted as present for purposes of establishing a quorum at the meeting and not being voted on the proposals.

Because approval of the principal terms of the merger agreement and the transactions contemplated by the merger agreement, including the merger and CVB share issuance, requires the affirmative vote of a majority of the shares of CVB common stock outstanding as of the record date, abstentions, failures to vote and failure to provide instructions to your bank, broker or other nominee on how to vote will have the same effect as votes against the merger proposal, including the merger and the CVB share issuance. Accordingly, we urge you to mark each applicable box on the proxy card or voting instruction card to indicate how to vote your shares.

Because this is a special meeting, no matter or proposal other than the proposals described in this joint proxy statement/prospectus may be brought before the CVB meeting or any postponement or adjournment thereof.

If you are a CVB shareholder of record, you may revoke your proxy at any time before it is voted by:

•	filing a written notice of revocation with CVB’s Corporate Secretary;

•	granting a subsequently dated proxy;

•	voting by telephone or the Internet at a later time but before the cutoff time for voting specified on your proxy card; or

•	if you are a holder of record, appearing in person and voting at the CVB special meeting.

If you hold your shares of CVB common stock through an account at a broker or bank, you should contact your broker or bank to change your vote.

Attendance at the CVB special meeting will not in and of itself constitute revocation of a proxy. If the CVB meeting is postponed or adjourned, it will not affect the ability of shareholders of record as of the record date to exercise their voting rights or to revoke any previously granted proxy using the same methods described above, except in certain circumstances that are not currently anticipated. CVB would notify shareholders by public announcement or other means if such circumstances were to occur.

Voting by Telephone or Internet

CVB shareholders of record will have the option to submit their proxy cards by telephone or Internet. Please note that there are separate arrangements for voting your shares depending on whether your shares are registered in CVB’s stock records in your name or in the name of a broker, bank or other holder of record. If you hold your shares through a broker, bank or other holder of record, you should check your proxy card or voting instruction card forwarded to you by your broker, bank or other holder of record to see which options are available.

CVB shareholders of record may submit their proxies:

•	through the Internet by visiting a website established for that purpose at www.investorvote.com/CVBF and following the instructions provided on that website,

•	by telephone by calling the number listed on your proxy card or

•	by completing, signing, dating and mailing their proxy card in the pre-addressed envelope that accompanies the delivery of paper proxy cards.

Solicitation of Proxies

The CVB board of directors is soliciting proxies for the CVB meeting. CVB will pay for the cost of solicitation of proxies. In addition to solicitation by mail, CVB’s directors, officers and employees may also solicit proxies from shareholders by telephone, facsimile, or in person. CVB will not pay any additional compensation to these directors, officers or employees for these activities but may reimburse them for reasonable out-of-pocket expenses.

If CVB management deems it advisable, the services of individuals or companies that are not regularly employed by CVB may be used in connection with the solicitation of proxies. Arrangements will also be made with brokerage houses and other custodians, nominees and fiduciaries to send the proxy materials to beneficial owners. CVB will, upon request, reimburse those brokerage houses and custodians for their reasonable expenses in so doing.

CVB has engaged Georgeson LLC to assist CVB in the solicitation of proxies. Such firm will be paid a fee of $9,500 plus associated costs and expenses.

COMMUNITY SPECIAL MEETING

Date, Time and Place of the Community Bank Special Meeting

This joint proxy statement/prospectus is being furnished to you in connection with the solicitation of proxies by the Community board of directors in connection with the special meeting of Community shareholders. The Community meeting is scheduled to be held as follows:

June 21, 2018

10:00 AM Local Time

Community Bank

460 Sierra Madre Villa Avenue

Pasadena, California 91107

Purpose of the Community Bank Special Meeting

Community shareholders of record as of May 3, 2018 will be asked to consider and vote upon the following proposals at the Community meeting, including any postponement or adjournment thereof:

Proposal No. 1—Community Merger Proposal

Community is asking its shareholders to approve the principal terms of the merger agreement and the transactions contemplated by the merger agreement, including the merger and the cancellation of each outstanding share of Community common stock, other than any dissenting shares and excluded shares, in exchange for the right to receive 9.4595 shares of CVB common stock and $56.00 per share in cash, subject to the merger consideration adjustments and other terms in the merger agreement. Holders of Community common stock should read this joint proxy statement/prospectus carefully and in its entirety, including the annexes, for more detailed information concerning the merger agreement and the merger. A copy of the merger agreement is attached to this joint proxy statement/prospectus as Annex A.

After careful consideration, the Community board of directors unanimously approved the merger and the merger agreement and determined that the merger is fair to, and in the best interests of, Community shareholders. See “The Merger—Community’s Reasons for the Merger; Recommendation of the Merger by the Community Board of Directors” included elsewhere in this joint proxy statement/prospectus for a more detailed discussion of the recommendation of the Community board of directors.

The Community board of directors unanimously recommends that Community shareholders vote “FOR” the Community merger proposal.

Proposal No. 2— Community Adjournment Proposal

The Community meeting may be adjourned to another time or place, if necessary or appropriate, to permit, among other things, further solicitation of proxies if necessary to obtain additional votes in favor of the Community merger proposal.

If, at the Community meeting, the number of shares of Community common stock present or represented and voting in favor of the Community merger proposal is insufficient to approve such proposal, Community intends to move to adjourn the Community meeting in order to solicit additional proxies for the approval of the Community merger proposal.

In the Community adjournment proposal, Community is asking its shareholders to authorize the holder of any proxy solicited by the Community board of directors on a discretionary basis to vote in favor of adjourning the Community meeting to another time and place for the purpose of soliciting additional proxies, including the solicitation of proxies from Community shareholders who have previously voted.

The Community board of directors unanimously recommends that Community shareholders vote “FOR” the Community adjournment proposal.

Record Date for the Special Meeting

The Community board of directors has fixed the close of business on May 3, 2018 as the record date for determination of Community shareholders entitled to notice of and to vote at the Community meeting. On the record date, 3,134,094.4 shares of Community common stock were outstanding and there were 52 holders of record.

Quorum; Votes Required

A majority of the outstanding shares of Community common stock entitled to vote on the record date must be present, either in person or by proxy, to constitute a quorum at the Community meeting. If a quorum is present, in order to be approved, the proposals require the following votes:

•	The affirmative vote of a majority of the shares of Community common stock outstanding on the record date will be required to approve the principal terms of the merger agreement and the transactions contemplated by the merger agreement, including the merger.

•	Approval of the Community adjournment proposal requires the affirmative vote of a majority of the shares of Community common stock represented (in person or by proxy) at the Community meeting and voting on the proposal (which affirmative vote constitutes at least a majority of the required quorum).

At the Community meeting, each share of Community common stock will be entitled to one vote on all matters properly submitted to Community shareholders.

All of the directors and executive officers of Community have entered into voting and support agreements with CVB, pursuant to which they have agreed to vote “FOR” the merger proposal. As of the record date, the Community directors and executive officers beneficially owned and were entitled to vote 1,137,796.09 shares of Community common stock, representing approximately 36.30% of the shares of Community common stock outstanding on that date.

Attending the Special Meeting

If you are a holder of record of Community common stock as of the record date and plan to attend the Community meeting, please indicate this when you vote. If you want to vote your Community common stock held through a bank, broker or other nominee in person, you must obtain a written proxy in your name from the bank, broker or other nominee that holds your shares.

Proxies

All shares of Community common stock represented by properly executed proxies (including those given through voting by telephone or Internet) received before or at the Community meeting will, unless properly revoked, be voted in accordance with the instructions indicated on those proxies. If no instructions are indicated on a properly executed proxy, the shares represented thereby will be voted:

•	“FOR” approval of the principal terms of the merger agreement and the transactions contemplated by the merger agreement, including the merger; and

•	“FOR” the adjournment of the Community meeting if necessary or appropriate in the judgment of the Community board of directors.

If you return a properly executed proxy card or voting instruction card and have indicated that you have abstained from voting, your Community common stock represented by the proxy will be considered present at the Community meeting or any adjournment or postponement thereof solely for purposes of determining a quorum.

If your shares are held in an account at a broker or bank or other nominee, you must instruct the broker or bank or other nominee on how to vote your shares by following the instructions provided to you by your broker or bank or other nominee. If you do not provide voting instructions to your broker or bank or other nominee, your shares will not be voted on any proposal on which your broker or bank or other nominee does not have discretionary authority to vote. Under applicable rules, your broker or bank or other nominee does not have discretionary authority to vote on the merger proposal or the adjournment proposal. Consequently, failure to provide instructions to your bank, broker or other nominee on how to vote will result in your shares not being counted as present for purposes of establishing a quorum at the meeting and not being voted on the proposals.

Because approval of the principal terms of the merger agreement and the transactions contemplated by the merger agreement, including the merger, requires the affirmative vote of a majority of the shares of Community common stock outstanding as of the record date, abstentions, failures to vote and failure to provide instructions to your bank, broker or other nominee on how to vote will have the same effect as votes against the merger proposal, including the merger. Accordingly, we urge you to mark each applicable box on the proxy card or voting instruction card to indicate how to vote your shares.

Because this is a special meeting, no matter or proposal other than the proposals described in this joint proxy statement/prospectus may be brought before the Community meeting or any postponement or adjournment thereof.

If you are a Community shareholder of record, you may revoke your proxy at any time before it is voted by:

•	filing a written notice of revocation with the Corporate Secretary of Community;

•	granting a subsequently dated proxy;

•	voting by telephone or Internet at a later time but before the cutoff time for voting specified on your proxy card; or

•	if you are a holder of record, appearing in person and voting at the Community special meeting.

If you hold your shares of Community common stock through an account at a broker or bank, you should contact your broker or bank to change your vote.

Attendance at the Community special meeting will not in and of itself constitute revocation of a proxy. If the Community meeting is postponed or adjourned, it will not affect the ability of shareholders of record as of the record date to exercise their voting rights or to revoke any previously granted proxy using the same methods described above, except in certain circumstances that are not currently anticipated. Community would notify shareholders if such circumstances were to occur.

Voting by Telephone or Internet

Community shareholders of record will have the option to submit their proxy cards by telephone or Internet. Please note that there are separate arrangements for voting your shares depending on whether your shares are registered in Community’s stock records in your name or in the name of a broker, bank or other holder of record. If you hold your shares through a broker, bank or other holder of record, you should check your proxy card or voting instruction card forwarded to you by your broker, bank or other holder of record to see which options are available.

Community shareholders of record may submit their proxies:

•	through the Internet by visiting a website established for that purpose at www.investorvote.com/CYHT and following the instructions provided on that website,

•	by telephone by calling the toll-free number 1-800-652-VOTE (8683) in the United States, United States territories and Canada on a touch-tone phone and following the recorded instructions, or

•	by completing, signing, dating and mailing their proxy card in the pre-addressed envelope that accompanies the delivery of paper proxy cards.

Dissenters’ Rights

In connection with the merger, Community shareholders will have the opportunity to exercise dissenters’ rights in accordance with certain procedures specified in California Corporations Code Sections 1300, et. seq., which sections are attached as Annex D to this joint proxy statement/prospectus. Community shareholders who do not vote in favor of the merger may demand that Community acquire their shares of Community common stock for cash at their fair market value as of February 26, 2018, the day of, and immediately prior to, the first public announcement of the terms of the merger, excluding any appreciation or depreciation in consequence of the merger. Community shareholders dissenting must file written demands that Community acquire their shares of Community common stock for cash and comply with the other procedural requirements set forth in California Corporations Code Sections 1300, et. seq. For additional details and information on how to exercise your dissenters’ rights, please refer to “The Merger—Dissenters’ Rights for Holders of Community Shares” on page 108 and Annex D to this joint proxy statement/prospectus.

Solicitation of Proxies

The Community board of directors is soliciting proxies for the Community meeting. Community will pay for the cost of solicitation of proxies. In addition to solicitation by mail, Community’s directors, officers and employees may also solicit proxies from shareholders by telephone, facsimile, or in person. Community will not pay any additional compensation to these directors, officers or employees for these activities but may reimburse them for reasonable out-of-pocket expenses.

If Community management deems it advisable, the services of individuals or companies that are not regularly employed by Community may be used in connection with the solicitation of proxies. Arrangements will also be made with brokerage houses and other custodians, nominees and fiduciaries to send the proxy materials to beneficial owners. Community will, upon request, reimburse those brokerage houses and custodians for their reasonable expenses in so doing.

Community has engaged Georgeson LLC to assist Community in the solicitation of proxies. Such firm will be paid a fee of $8,000 plus associated costs and expenses.

THE MERGER

This section of this joint proxy statement/prospectus describes material aspects of the proposed merger, including the merger agreement. This summary may not contain all of the information that is important to you. You should carefully read this entire document and the other documents we refer you to for a more complete understanding of the merger. In addition, we incorporate important business and financial information about CVB into this joint proxy statement/prospectus by reference. You may obtain the information incorporated by reference into this joint proxy statement/prospectus without charge by following the instructions in the section entitled “Where You Can Find Additional Information.”

General

CVB, Citizens and Community have entered into the merger agreement, pursuant to which Community will merge with and into Citizens, the separate existence of Community will cease and Citizens will continue as the surviving corporation immediately upon the closing of the merger. The terms of the merger is set forth in the merger agreement, a copy of which is attached to this joint proxy statement/prospectus as Annex A.

Merger Consideration

In the merger, each outstanding share of Community common stock will be converted into the right to receive 9.4595 shares of CVB common stock, with cash paid in lieu of fractional shares, and $56.00 per share in cash, subject to certain merger consideration adjustments set forth in the merger agreement. At the effective time of the merger, each Community restricted stock unit will automatically accelerate in full and be converted into the right to receive the merger consideration.

The exchange ratio in the merger will not be adjusted to reflect CVB common stock price changes between now and the closing, unless CVB exercises its right (but not the obligation) to reinstate the merger by increasing the merger consideration following a termination of the merger agreement by Community as a result of the average closing price of CVB common stock being less than $20.13 per share and also underperforming the KBW Regional Banking Index by 15% or more. See “The Merger Agreement – Termination” for more information.

The cash consideration is subject to reduction, on a per share basis, by the sum of the following, if any:

•	a tier 1 capital adjustment of $2.50 for every dollar of adjusted tier 1 capital of Community below $365 million as of the measurement date set forth in the merger agreement, if any; plus

•	a total noninterest-bearing deposit adjustment of 45.6% of every dollar of total noninterest-bearing deposits of Community below $1.1 billion as of the measurement date, if any; plus

•	a transaction costs adjustment in the amount, if any, by which certain specified transaction costs of Community exceed $6 million.

If the sum of the foregoing adjustments exceeds $45,000,000, then 20% of the total adjustment amount in excess of $45,000,000 (which we refer to as the “excess adjustment amount”) shall be applied to reduce the aggregate cash consideration and the remaining 80% of the excess adjustment amount shall be applied to reduce the aggregate stock consideration.

As of April 30, 2018, Community’s estimated adjusted tier 1 capital was $365.3 million.

Based on the closing price of CVB common stock on February 26, 2018, the last trading day prior to the public announcement of the merger, and $56.00 per share in cash consideration and assuming no merger consideration adjustments, the merger consideration represented a value of $279.24 per share of Community common stock. Using the closing price of CVB common stock on May 3, 2018 and including $56.00 per share in cash consideration, the merger consideration represented a value of $266.47 per share of Community common stock. Accordingly, the dollar value of the stock consideration that Community shareholders may receive will change depending on fluctuations in the market price of CVB common stock and will not be known at the time you vote on the merger. You should obtain current stock quotations for CVB common stock, which is listed on the NASDAQ Global Select Market under the symbol “CVBF.”

Based on the 9.4595 exchange ratio and the number of shares of Community common stock and Community restricted stock units outstanding as of the date of the merger agreement, and assuming no merger consideration adjustments, CVB expects that approximately 30.0 million shares of its common stock will become issuable and approximately $177.5 million in cash will be paid to Community shareholders and holders of such restricted stock units as a result of the merger. Giving effect to the merger, Community shareholders would hold, in aggregate, approximately 21.4% of CVB’s outstanding common stock following the merger.

At the effective time of the merger, (i) any Community common stock held by CVB or any direct or indirect wholly-owned subsidiary of CVB or by Community or any direct or indirect wholly owned subsidiary of Community, other than those held in a fiduciary capacity or as a result of debts previously contracted, which are referred to as excluded shares, and (ii) any dissenting shares (subject to the procedures for dissenting shares described herein) will automatically be cancelled and retired and will cease to exist and no consideration will be issued in exchange therefor.

Background of the Merger

Each of the CVB and Community board of directors and management regularly review their respective business strategies, opportunities and challenges as part of their consideration and evaluation of their respective long-term prospects, with the goal of enhancing value for their respective shareholders.

Over the last several years, the Community board of directors and executive management have reviewed and assessed various strategic opportunities potentially available to Community. These discussions have focused on, among other things, options for Community with the goal of enhancing value for all Community shareholders. As part of this ongoing process, the Community board of directors and management have reviewed a stand-alone strategy, the costs and benefits associated with becoming a public company, the business and regulatory environment facing financial institutions generally and Community in particular, as well as conditions and ongoing consolidation in the financial services industry, including the challenges posed to banks of Community’s size operating principally in Southern California. Furthermore, Community has on occasion been approached by various banks to discuss the potential of combining organizations and Community has approached other entities about acquiring them.

On July 21, 2015, the investment banking firm D.A. Davidson & Co. (“Davidson”) was invited to present and discuss various strategic alternatives with the Community Strategy Committee (comprised of Messrs. McCluer, Cook, Laitsch, McEachern and Misch), including benefits and challenges with pursuing organic growth, an acquisition strategy, merger transactions, an initial public offering (IPO), or an outright strategic sale of Community. Following the presentation, the Strategy Committee authorized Community management to enter into an agreement with Davidson to provide financial advisory and investment banking services.

On August 25, 2015, Community entered into an agreement with Davidson to render services to Community in connection with its review of various financial and strategic alternatives, including capital raising transactions, acquisitions by Community of other financial institutions and strategic combinations with potential merger partners.

On September 22, 2015, representatives of Davidson presented various strategic alternatives to the Strategy Committee of Community, including a review of potential acquisition candidates as well as potential strategic partners. Davidson also discussed with the Strategy Committee various capital planning scenarios. On October 21, 2015, the Strategy Committee (comprised of Messrs. McCluer, Cook, Laitsch and Misch) further discussed with representatives of Davidson various capital-raising alternatives. In addition, Mr. Misch updated the Strategy Committee on initial meetings he had with the Chief Executive Officer of Party A, a bank holding company, to discuss a potential strategic merger, the Chief Executive Officer of another bank (Party B) to discuss a potential merger and other similar possibilities.

Subsequent to the October Strategy Committee meeting, Community signed a confidentiality agreement with Party A on November 4, 2015 and with Party B on October 28, 2015 to allow further discussions to take place. Mr. Misch and certain members of the Bank’s Strategy Committee met with the CEO of Party B and certain other representatives of Party B on November 26, 2015. Further, Mr. Misch and certain members of the Bank’s Strategy Committee subsequently held a meeting with the Chief Executive Officer of Party A on December 15, 2015.

On November 18, 2015, Davidson made a presentation to the Community Strategy Committee, at which all the members of the Community board of directors were present as well as a member of Manatt, Phelps & Phillips, LLP, Community’s counsel (“Manatt”), exploring an IPO as well as three different merger and acquisition scenarios, with three potential merger partners Party A, Party B and Party C, a bank holding company, two of which were public companies and one of which was a private company. Davidson prepared for the committee, among other things, a net present value analysis for an IPO scenario vs. a merger and acquisition (M&A) scenario. In the course of their presentation, Davidson reviewed with the committee the benefits and detriments associated with each scenario, including the valuation of Community, potential liquidity for Community shareholders and the market environment for either an IPO or a strategic merger. Following the presentation, and contributions from Mr. Misch and members of the Community Strategy Committee regarding the meetings and feedback from Party A and Party B as well as a review of materials relating to a transaction with Party A and Party B, the Community Strategy Committee determined on November 18, 2015 to recommend to the full Community board of directors that Community should pursue an IPO. In addition, the Strategy Committee agreed that Mr. Misch should continue his dialogue with Party A but that no further conversations with Party B should be held and that Community should not pursue a transaction with Party C. At a regularly scheduled meeting of the Community Board on November 19, 2015, the Community board of directors agreed with the Strategy Committee’s recommendation to pursue an IPO.

Between November 20, 2015 and May, 2016, Community continued to prepare for an IPO, while also reviewing potential acquisition targets. In addition, one additional discussion was held between Mr. Misch and the CEO of Party A in late 2015, but by February, 2016, the Bank had put ongoing strategic transactions on hold. During this same timeframe, Davidson participated in regular meetings with the Bank’s Strategy Committee (comprised of Messrs. McCluer, Cook, Knight, Laitsch and Misch), including a meeting on May 25, 2016 (where the entire Community board of directors was present) where Davidson updated the Strategy Committee on the M&A environment, reviewed various strategic alternatives and various considerations associated with each option, including continuing a standalone strategy, continued pursuit of an IPO or entering into a larger strategic merger or acquisition. Davidson also analyzed the effects of each of the foregoing transactions on Community’s liquidity, valuation and independence as well as the risks and rewards associated with each option. In addition, Davidson reviewed with the Community board of directors potential smaller acquisition targets for Community.

On May 9, 2016, Mr. Misch had an informal meeting with the Executive Vice President and Chief Financial Officer of Party C to discuss their respective businesses and preliminarily explore a potential business combination.

On June 2, 2016, Community formally terminated the August 25, 2015 letter agreement with Davidson.

On June 23, 2016, the Community board of directors decided to put the IPO and certain other strategic alternatives on hold so that Community could continue to focus on addressing internal issues, including attention to its operational efficiencies and processes, and organic growth strategy.

On February 3, 2017, a special meeting of the Community board of directors was held. At this meeting, the Community board of directors granted management authority to move forward again with an IPO.

At the April 26, 2017 meeting of the Strategy Committee (comprised of directors Knight, Browning, Cook, Denmark, Laitsch and McCluer) at which all directors were present, the Strategy Committee reviewed past historical strategic alternatives and future strategic alternatives Community could consider.

At the April 27, 2017 meeting of the Community board of directors, at which a representative of Manatt was present, the Community board of directors, after discussing market timing, industry conditions and opportunity, authorized Community and Davidson to initiate discussions with Party C to determine if there would be interest in exploring a strategic merger transaction with Community. On April 30, 2017, Community and Party C entered into a mutual confidentiality agreement allowing for the sharing of confidential information between the parties in order to aid in the exploration of a strategic transaction.

A special telephonic meeting of the Community board of directors was held on May 1, 2017, at which a representative from Davidson was present, for the purpose of updating the Community board of directors on status with Party C and a review of a transaction process with Party C. At this meeting, the Community board of directors discussed with Davidson other potential options with a merger partner from within or outside of California.

On May 5, 2017, Mr. Misch and a representative from Davidson met with the chairman of the board of directors and Chief Financial Officer of Party C to discuss a strategic transaction.

At a special meeting of the Community board of directors held on May 16, 2017, a representative of Manatt reviewed with the Community board of directors its fiduciary duties in the context of a strategic transaction. In addition, Mr. Misch updated the Community board of directors on the meeting with representatives from Party C.

At a special meeting of the Community board of directors held on May 24, 2017, a representative from Davidson provided the Community board of directors with additional information regarding Party C including current strategic efforts that party was undertaking and a communication from their Chairman that they would be open to additional discussions in approximately 60 days. The representative from Davidson also provided the Community board of directors with further information regarding market conditions for a strategic transaction.

Subsequent to May 24, 2017, Party C informed Community that they wanted to see Community’s further results of operations and focus on their own internal strategy rather than submitting an offer at that time. Community accordingly opted to cease discussions with Party C. On June 21, 2017, a meeting of the Strategy Committee (comprised of Messrs. Knight, Cook, Denmark, Laitsch and McCluer) was held at which all directors were present. A representative from Davidson reviewed various strategic options with the Strategy Committee, including processes, investment highlights and potential issues in considering a strategic transaction at this time. At the regularly scheduled board meeting held on June 22, 2017, the Community board of directors outlined a roadmap for delaying any potential strategic transaction or capital raise (including the IPO) and instead focus its efforts on other internal initiatives. In addition, on June 22, 2017, Community entered into a new engagement agreement with Davidson in connection with Community’s ongoing review of financial and strategic alternatives.

Between June 2017 and October 2017, Community continued to focus on its internal processes, organic growth and the improvement of procedures to effectively address its most recent regulatory exam, as well as a timeline for implementing a revised strategic plan

From time to time over the last seven years, CVB had reached out to Community to gauge Community’s interest in exploring a potential strategic transaction between CVB and Community. On July 24, 2017, at Mr. Myers’ invitation, Mr. Laitsch met with Mr. Myers. At the meeting, Mr. Myers again conveyed to Mr. Laitsch CVB’s interest in exploring a potential strategic transaction with Community.

On August 21, 2017, the CVB board of directors and management conducted their annual strategic planning session. As had been done in prior planning sessions, at the 2017 annual strategic planning session, CVB invited representatives from an investment advisory firm to provide the CVB directors and management with an update on the business, regulatory and competitive environment, and the merger and acquisition landscape, for financial institutions. At the strategy planning session, the CVB board of directors and management also discussed the possibilities and challenges of acquiring a bank, such as Community, that is significantly larger than CVB’s prior acquisitions, including, among other things, the resources needed to gear up for such a transaction, the risks and considerations in pursuing such an acquisition and the need to prepare for further regulatory oversight under the Dodd-Frank Act if the acquisition results in the combined entity crossing the $10 billion asset threshold. After the strategic planning session, in early September, Mr. Myers called Mr. Laitsch to follow up on their July 24th meeting to request a meeting to discuss a possible transaction between CVB and Community. Mr. Laitsch indicated to Mr. Myers that it was not an appropriate time for CVB to meet with Community to discuss a strategic transaction.

On October 11, 2017, Mr. Myers met with a representative of Davidson to discuss a wide range of subjects, including conditions in the banking marketplace, potential CVB merger targets and the competitive landscape. At this meeting, Mr. Myers expressed CVB’s strong interest in acquiring Community and that CVB would like to be a part of any process should Community decide to engage in a strategic transaction. The representative from Davidson indicated to Mr. Myers that the Community board of directors was considering various strategic alternatives and that he would convey to Mr. Misch and the Community board of directors CVB’s interest in being part of any such process.

On October 24, 2017, a special meeting of the Community board of directors was held to review and evaluate various strategic alternatives. Davidson updated the Community board of directors on a variety of financial and strategic matters, including market data for recent mergers and acquisitions and the prospects of successfully entering into and consummating a strategic transaction. At that same meeting, Davidson presented the Community board of directors with certain financial and other data relative to a strategic combination with five (5) potential merger partners, including Party B, Party C, Party D, Party E and CVB and the reasons why such parties were well-suited to successfully consummate a transaction with Community. In addition, Davidson reviewed the profile of Community and its attractiveness as a candidate in an acquisition and the ability of each of the potential merger partners to enter into an agreement with Community without any financing contingencies. The Community board of directors engaged in an active discussion with Davidson and determined to further review the analysis and follow-up at the regularly scheduled Board meeting on October 26, 2017.

On October 26, 2017, at a regular board meeting, the Community board of directors reviewed and considered, including market conditions, the regulatory environment, capital and regulatory position, the current economic landscape, Community’s current business position, the interests of all of Community shareholders and the materials presented by Davidson at the October 24, 2017 meeting. The Community board of directors then authorized Community to move forward with a strategic transaction with another party and authorized Davidson to contact each of the five parties identified on October 24, 2017 to solicit their interest in making a proposal to merge with Community.

Between October 27, 2017 and November 7, 2017, Community entered into a mutual confidentiality agreement with each of the foregoing parties other than Party C who had previously entered into a mutual confidentiality agreement with Community in April 2017. During this time, Community also populated a data room in connection with each party’s due diligence review of Community and Davidson distributed an executive memorandum to each of the parties which summarized the merger opportunity.

On or about October 27, 2017, CVB engaged KBW to render financial advisory services to CVB in connection with a potential acquisition by CVB of Community.

On November 7, 2017, Davidson sent out a request for proposal guidelines to each of the five parties that had signed a mutual confidentiality agreement providing a deadline for on or before November 17, 2017 to receive a letter of intent setting forth, among other items, the proposed purchase price, the form of consideration, the plans for the combined enterprise, timeline to complete a transaction and any conditions and approvals required to complete a strategic transaction.

Between October 31, 2017 and November 15, 2017, Mr. Misch, a representative of Davidson and either Mr. Laitsch or Mr. Knight conducted in-person meetings with representatives from each of the five parties to discuss Community, plans for a combined franchise and the benefits of a strategic transaction with each such party. In addition, at each of the meetings, Mr. Misch, Davidson and either of Mr. Laitsch or Mr. Knight were able to learn additional information about each of the interested franchises.

On November 15, 2017, the CVB and Citizens board of directors held a joint special meeting to consider whether CVB should submit a bid to acquire Community and, if so, the terms to be offered by CVB in a nonbinding letter of intent in the form requested by Community. Mr. Myers provided an overview of the proposed terms of the offer, the strategic considerations in determining whether to proceed with submitting an offer and the significant logistical and integration issues that would be presented by such a transaction. Mr. Myers emphasized that an acquisition of Community would be a substantial transaction for CVB and Citizens, particularly given Community’s asset size, total shareholder’s equity, and physical locations throughout Southern California. In this regard, Mr. Myers noted that many of the Community branches are located nearby existing Citizens branches, which would provide for potential synergies and cost-saving opportunities by consolidating nearby branches following the acquisition. KBW then discussed the business and financial considerations relevant to the proposed acquisition with the CVB and Citizens board of directors and management. KBW discussed matters affecting the banking industry in general and Citizens and Community in particular, including the interest rate outlook, deposit values, the impact of recent and potential regulatory and tax changes, asset quality concerns, enhancement and detractors to operational efficiencies, and a review of potential competitors for the Community acquisition as well as other target bank consolidation opportunities and valuations. The CVB and Citizens board of directors then engaged in extensive discussion with KBW and management regarding, among other things, the strategic rationales for any such acquisition, the ranges of key financial and business terms that would be feasible for CVB to offer, the key potential risks and benefits of any acquisition transaction, and Citizens’ ability to absorb and administer the acquisition of a bank of the size and scale of Community. At the conclusion of the meeting, the CVB and Citizens board of directors unanimously approved the submission by CVB of a nonbinding letter of intent to acquire Community on the terms and conditions discussed by the CVB and Citizens board of directors and management.

On November 16 and 17, 2017, CVB’s management met telephonically with KBW and CVB’s legal counsel, Morrison & Foerster LLP (“M&F”), to finalize the terms of the nonbinding letter of intent for submission to Community.

By November 17, 2017, all five parties had submitted nonbinding letters of intent to acquire Community. On November 21, 2017, at a special telephonic meeting of the Community board of directors, the Community board of directors preliminarily reviewed with representatives of Davidson and a representative of Manatt each of the letters of intent, as well as the anticipated time frame for closing a transaction from material previously distributed to the Community board of directors. The Community board of directors also discussed with Davidson and the representative from Manatt regulatory approval issues and execution risk associated with each of the five prospective merger partners. The representative from Manatt also reviewed with the Community board of directors the importance of confidentiality through the sale process. In addition, Director Cook reported on an unsolicited indication he received from an investment manager regarding a potential foreign-based party interested in acquiring a US based-bank. The Community board of directors asked Davidson to contact the foreign-based party to learn more.

On November 28, 2017, the Community board of directors met with representatives of Davidson and a representative of Manatt. Manatt led the Community board of directors through an extensive review of its fiduciary duties in the context of pursuing a strategic transaction. Davidson then led the Community board of directors through a comprehensive review and comparison of each of the letters of intent, including the merger consideration, consideration mix, pro forma ownership percentages in a combined franchise, valuation multiples, plans for branch consolidation, closing conditions, potential for board representation in a combined franchise, dividend history of each of the proposed acquirers, information regarding the acquirer’s stock currency, financing contingencies, exclusivity provisions, regulatory considerations (including crossing the $10 billion threshold and Community Reinvestment Act issues), recent M&A comparable transactions and timing for completing a transaction. The merger consideration offered by Party B, Party C, Party D and Party E, and based on stock prices as of November 24, 2017, ranged from $553 million on the low end to $785 million on the high end, with all parties offering primarily stock consideration except for one party (Party B) which offered exclusively cash consideration. CVB’s initial letter of intent provided for aggregate merger consideration of $899 million based on CVB’s stock price as of November 24, 2017, with approximately 20% of the consideration in the form of cash and the remainder in CVB common stock based on a fixed exchange ratio. The Community board of directors also reviewed with Davidson materials Davidson had prepared regarding each potential acquirer. The Community board of directors actively discussed the letters of intent and each of the potential merger partners, including the substantial difference in merger consideration being offered by CVB as well as the merger consideration sensitivity to movement in CVB’s stock price relative to the other offers. Davidson noted that all of the offers were subject to further due diligence. In addition, Davidson reported on its communication regarding the potential foreign-based party who was interested in acquiring a US based-bank as introduced by Director Cook. Davidson reported that such party had not yet engaged legal counsel to explore the requirements of acquiring a US-based bank nor had such party had any meetings with the bank regulatory authorities to review the regulatory requirements associated with a bank acquisition. The Community board of directors reviewed the significant execution risk associated with continuing to engage with such party.

At the November 28, 2017 meeting, the Community board of directors also reviewed various forecasts in either pursuing a potential merger or remaining independent, including various valuation scenarios for Community if it remained independent. The Community board of directors then instructed Davidson to continue to negotiate with CVB’s financial advisor, KBW, on revising their proposed letter of intent to address enhanced board representation, an aggregate price increase of approximately $21 million, removal of proposed lock-up agreements for Community shareholders post-merger, the inclusion of a walk-away right in the event CVB’s stock price were to fall below certain thresholds relative to a regional banking index, modification of when a break-up fee would be paid, removal of financial conditions to closing and a revised period of exclusivity. In addition, the Community board of directors authorized the Strategy Committee to handle next steps with CVB following execution of a letter of intent. To that end the Strategy Committee was affirmed as Directors Cook, Denmark, McCluer, Knight and Laitsch. In addition, Ms. Stovesand was appointed to the Strategy Committee.

On November 29, 2017, the CVB and Citizens board of directors met telephonically with representatives of KBW and M&F to consider whether CVB should submit a revised nonbinding letter of intent to acquire Community in response to the requested changes from Community received by KBW through Davidson on November 28, 2017. The CVB and Citizens board of directors and management, together with representatives of KBW and M&F, reviewed and analyzed the changes to the nonbinding letter of intent requested by Community. CVB management emphasized the unique strategic opportunities presented by the proposed acquisition of Community and reiterated the potential benefits if the acquisition of Community is consummated, while acknowledging that the higher valuation requested by Community would increase the financial risk and extend the earn-back period for CVB. KBW then presented updated business and financial considerations in light of the proposed revised terms. The CVB and Citizens board of directors then engaged in extensive discussions with CVB management and KBW on the proposed revisions to the CVB nonbinding letter of intent. At the conclusion of the meeting, the CVB and Citizens board of directors unanimously authorized management to offer an increased aggregate consideration of $925 million to acquire Community together with other revisions to the CVB nonbinding letter of intent as decided by CVB management.

On November 29, 2017, the Community board of directors met telephonically with representatives of Davidson and a representative of Manatt to review the revised letter of intent provided by CVB. The revised letter of intent included the requested price increase, an added walk-away right for the benefit of both Community and CVB, representation of two directors on CVB’s board of directors, a break-up fee equal to 4% of the aggregate merger consideration only in connection with Community’s exercise of its fiduciary rights to pursue a superior proposal, elimination of the requirement for lock-up agreements from Community shareholders post-merger, and revised exclusivity terms until December 29, 2017 which would be automatically extended to January 29, 2018 if a draft definitive agreement was delivered prior to December 29, 2017. Based on the foregoing changes to the letter of intent, the Community board of directors authorized execution of the letter of intent by Community subject to satisfactory resolution of certain financial conditions to closing relating to deposits and loans.

Following further modification by CVB of financial conditions to closing, Community and CVB executed a final letter of intent on November 30, 2017.

On December 6, 2017, an in-person diligence meeting was held with representatives of Community, Davidson, CVB and KBW. On December 11, 2017, Davidson forwarded a reverse due diligence request to KBW reflecting the input from Community and Manatt, regarding information Community wanted to review on CVB.

On December 13, 2017, various due diligence discussions were held between Mr. Misch, other executives of Community and an executive team from CVB.

On December 14, 2017, the Community board of directors held a regularly scheduled board meeting. Representatives from Davidson reviewed the current status of the diligence process, the market performance of CVB’s stock, and provided further illustrations to the Community board of directors regarding the operation of the walk-away right in the event CVB’s stock price declines below a certain threshold and CVB’s stock price underperforms the KBW Regional Bank Index by more than 15%. A representative from Manatt reviewed with the Community board of directors anticipated provisions which would be set forth in a definitive agreement and regulatory issues associated with a transaction. Mr. Misch also reviewed with the Community board of directors his and Community’s management team positive meetings with CVB and their executive personnel.

Between December 16 and December 19, 2017, CVB conducted additional on-site due diligence meetings that included interviews with various members of Community’s management as well as an extensive loan file review.

On December 20, 2017, at an executive session of the meeting of the CVB and Citizens board of directors, the CVB and Citizens board of directors received an update from CVB management on the status of CVB’s proposed acquisition of Community. CVB management provided an update on the current progress of CVB’s due diligence efforts, including the results of CVB’s initial review of certain credit and regulatory matters. CVB’s management stated that it continued to support the proposed transaction for the reasons previously discussed with the CVB and Citizens board of directors, although further negotiations with Community could ensue over issues that have surfaced to date in the due diligence review,

On December 28, 2017, at a special telephonic meeting of the CVB board of directors, CVB management provided an update on due diligence matters, identified areas that still need to be examined and noted that M&F was in the process of finalizing initial drafts of key transaction documents for distribution to Community later that same day. On December 28, 2017, M&F delivered the initial draft of the merger agreement to Davidson and Manatt, together with various forms of voting and non-competition/non-solicitation ancillary agreements for execution by the directors and certain officers of Community.

On January 5, 2018, a special telephonic meeting of the Strategy Committee was held at which all of the directors of Community were also in attendance. Representatives from Davidson provided an update on the overall transaction value based on CVB’s stock price as well as comparative information relative to other bids from the initial November, 2017 letter of intent process. Mr. Misch and a representative from Davidson provided an overview of the state of the transaction with CVB, the current status of due diligence and requests for reverse due diligence materials, as well as the recently completed loan review on Community. A representative of Manatt then engaged in a comprehensive review with the directors of the merger agreement and the various ancillary agreements (copies of which had been previously provided to the directors), including key issue points for negotiation and discussion, overall structure of the merger agreement, representations, warranties and covenants provided by each party, conditions to closing and termination rights. Manatt also reviewed provisions relating to the various ancillary agreements. In addition, Manatt discussed the overall process between signing and closing a transaction, including delivery of a fairness opinion from Davidson. The directors actively discussed the various transaction agreements and proposed changes.

On January 9, 2018, a special meeting of the Strategy Committee was held. Mr. Misch reviewed with the members the status of the transaction with CVB as well as his impressions about the plan for the combined franchise, including retention of Community employees. The members of the committee reviewed potential execution risks and the risks associated with successfully completing a merger, including retention of key employees in a combined franchise.

On January 22, 2018, representatives from Community, Davidson and Mr. Laitsch held an in-person reverse due diligence meeting with CVB to review among other items, risks management associated with CVB’s business, impact of crossing the $10 billion threshold, succession planning, regulatory challenges associated with a combination and of the local communities. In addition, during January 2018, representatives from Community and Davidson reviewed certain reverse due diligence materials provided by CVB to Community in a data room.

On January 24, 2018, a meeting of the Strategy Committee was held at which all the directors were present together with representatives from Davidson and a representative of Manatt. Mr. Misch reviewed the results of Community’s reverse due diligence meeting on January 22, 2018, including his overall positive impressions about CVB’s business and organization as well as their approach to a combined organization, including products and business lines. Mr. Laitsch also reported to the directors his positive impressions about CVB which emerged from the reverse due diligence meeting. Mr. Misch reviewed CVB’s plans to address the $10 billion asset threshold once they cross it following consolidation and the preparation CVB has already made in anticipation of reaching that asset size. Mr. Misch also discussed issues around compliance with the Community Reinvestment Act in light of Community’s CRA rating and CVB’s CRA rating. A representative from Davidson reviewed with the Community board of directors materials previously provided including the financial benefits of the combined institution, CVB’s dividend payment history and dividend payout ratio post-merger as well as their business strategy and capital planning. The Community board of directors actively reviewed with the representatives from Davidson and Manatt anticipated areas of concern that may be set forth in the revised definitive agreement. Furthermore, Mr. Misch discussed with the Community board of directors employee retention between signing and closing as well as the need to identify and recommend up to two candidates to serve on the Community board of directors of the combined institution.

On January 24, 2018, at an executive session of the meeting of the CVB and Citizens board of directors, CVB management and KBW provided an update on the status of CVB’s proposed acquisition of Community. Mr. Myers began by summarizing the current status of due diligence review and issues that have arisen from the review that could potentially make customer and employee retention more challenging in the event of a merger of Community and Citizens. Mr. Myers also reviewed Community’s CRA ratings and other regulatory matters impacting Community. Although Mr. Myers concluded that the combined bank could probably address these negative issues over time, he believed that these negative issues warranted going back to Community to seek a reduction in the previously proposed purchase price. Representatives from KBW then summarized Community’s recently completed reverse due diligence review of CVB. KBW and Mr. Myers also provided an update on the potential selection of one or two Community directors to serve on the CVB and Citizens board of directors upon the consummation of the merger, as well as a potential joint meeting among the chief executive officers of CVB and Community with the bank regulators if the proposed transaction continued to proceed as expected. KBW discussed financial and market metrics for CVB’s consideration in determining the merits of the proposed acquisition. The CVB directors, management and KBW then debated the specific terms of a potential revised offer by CVB to acquire Community in light of the results of CVB’s due diligence review, as well as recent changes to CVB’s volume weighted average stock price and its impact on the exchange ratio and number of CVB common shares to be issued as part of the merger consideration. Mr. Myers concluded by reiterating that, overall, he remained supportive of the potential combination for the same reasons previously discussed with the CVB and Citizens board of directors.

On January 25, 2018, at a regularly scheduled board meeting, the Community board of directors reviewed the recently completed Strategy Committee meeting and transaction status with representatives from Davidson and a representative from Manatt. In addition, the Community board of directors determined that Directors Knight, Kushner and Laitsch should be recommended as the director candidates to serve on the CVB board upon consummation of the merger.

On January 26, 2018, KBW informed Davidson that CVB was going to deliver revised terms for the aggregate merger consideration based on CVB’s due diligence review of Community. On January 28, 2018, M&F delivered to Davidson and Manatt a revised merger agreement which reflected the revised merger consideration, which had been reduced by 5.1% in the aggregate (from the November 29, 2017 signed letter of intent) through delivery of less cash consideration and fewer CVB shares of common stock at closing in response to CVB’s diligence review. On January 28, 2018, Mr. Myers and Mr. Nicholson met with Mr. Misch to explain the rationale for CVB’s proposed reduction in the merger consideration.

On January 30, 2018, a special meeting of the Community board of directors was held to discuss the proposed reduction in merger consideration and various other aspects of the merger agreement and ancillary documents (copies of which had been previously provided to the directors), including elimination of various conditions to closing and an agreement to provide one (1) board seat rather than two (2) at closing. Davidson reviewed with the Community board of directors the overall economics of the revised proposal, including the revised terms for merger consideration, the original pricing increase that CVB agreed to at Community’s request between delivery of their initial letter of intent and the executed letter of intent and overall deal-metrics. Davidson further discussed with the Community board of directors pricing relative to other transactions previously considered by the Community board of directors. A representative of Manatt reviewed various fiduciary aspects of the transaction and considerations by the Community board of directors in choosing a strategic partner. Following further review of the benefits of a combined franchise and the potential impediments to closing, the Community board of directors then unanimously authorized Mr. Misch to continue to work with Community’s advisors on the merger agreement with a focus on the aggregate merger consideration and reducing conditions to closing to ensure certainty of closure.

On February 2, 2018, a special telephonic meeting of the Community board of directors was held to receive an update regarding the merger agreement. Davidson updated the Community board of directors on discussions with KBW regarding removal of various closing conditions and pricing adjustments, including the complete removal of a minimum loan test as a condition to closing. The Community board of directors engaged in an active discussion with Davidson and Manatt regarding various closing tests and pricing adjustments to achieve certainty of closure.

On February 5, 2018, a special telephonic meeting of the Community board of directors was held. Davidson reviewed with the Community board of directors the proposed pricing adjustment mechanisms to the aggregate merger consideration and revisions of various financial conditions to closing. In addition, a representative from Manatt reviewed other aspects of the merger agreement and the Community board of directors’ fiduciary duties relative to continuing with the current transaction. The Community board of directors engaged in an active discussion with Davidson regarding CVB as well as other potential parties who had submitted letters of intent in the initial process from November 2017. The Community board of directors then continued to discuss with the representative from Manatt and Davidson additional provisions in the merger agreement (a copy of which had been previously distributed to the directors), including provisions relating to superior proposals, failure to obtain regulatory approval and damages for an intentional breach by CVB. The Community board of directors actively reviewed issues associated with employee retention between signing and closing and operating covenants between signing and closing.

On February 7, 2018, a special telephonic meeting of the Community board of directors was held. Davidson reviewed with the Community board of directors various financial conditions to closing and pricing adjustments based on achieving certain financial tests relating to deposits and Tier 1 capital. A representative from Manatt reviewed with the Community board of directors the current status of the merger agreement and a related open-issues list, copies of which had been previously distributed to the directors. Mr. Misch discussed with the Community board of directors the effect on the franchise if Community were to cease discussions with CVB and the Community board of directors engaged in an active review about the effects of a termination of the merger agreement prior to closing. The Community board of directors unanimously authorized Mr. Laitsch and Mr. Misch to continue to work with Community’s advisors on the open issues based on Community’s position relative to financial conditions to closing and pricing adjustments, including elimination of a minimum total noninterest-bearing deposit condition in favor of a total non-maturity deposit condition to closing.

Between February 8, 2018 and February 15, 2018, Mr. Misch, Mr. Laitsch and Community’s advisors continued to work with CVB and its advisors in negotiating and finalizing the terms of the merger agreement, which favorably resulted in elimination of a total noninterest-bearing deposit condition and the substitution of a total non-maturity deposit condition to closing, as previously requested by the Community board of directors.

On February 15, 2018, Mr. Myers, Mr. Misch, Mr. Laitsch and Mr. O’Brien met with representatives of the Federal Deposit Insurance Corporation and California Department of Business Oversight in San Francisco, CA to review the proposed transaction and identify any potential regulatory issues associated with the merger.

On February 21, 2018, a joint meeting of the Strategy Committee and the Community board of directors was held. Representatives from Davidson reviewed the results of the prior negotiations, modifications of various conditions to closing and potential price adjustments set forth in the agreement. In addition, Davidson updated the Community board of directors on closing requirements and potential timing issues associated with the transaction, including the effect of CVB crossing the $10 billion asset threshold. Davidson also reviewed the valuation of the merger consideration, a market update on CVB, historical trends for CVB’s dividends and trading volume, net present value analysis and update on the M&A environment, including comparable M&A transactions. Davidson and Mr. Misch also reviewed with the Community board of directors further reverse due diligence results on CVB. A representative from Manatt then reviewed with the Community board of directors various fiduciary matters as well as the current form of the merger agreement and ancillary agreements, as well as negotiations with various parties to the ancillary agreements. The Strategy Committee unanimously recommended to the Community board of directors approval of the merger agreement.

On February 21, 2018, at an executive session of the meeting of the CVB and Citizens board of directors, the CVB and Citizens directors received an extensive update on the status of CVB’s proposed acquisition of Community from CVB management and representatives of KBW and M&F. KBW updated the CVB and Citizens board of directors on the proposed merger and reviewed the state of the bank acquisition market generally, specific financial information relating to CVB and Community, anticipated business synergies and costs savings from the proposed merger, an analysis of the proposed merger consideration and the terms of a recently announced merger transaction with similarities in relative size and geographic location to the proposed merger. Extensive discussion then ensued, and KBW and CVB management answered various questions posed by the directors. A representative from M&F then reviewed and summarized the principal terms of the merger agreement and other key ancillary documents, including the non-competition, non-solicitation and non-disclosure agreements and the voting agreements, and the fiduciary obligations of the CVB board of directors. The M&F presentation included a summary and discussion regarding, among other provisions, the proposed merger structure, the merger consideration and potential adjustments to the merger consideration, the parties’ representations and warranties under the merger agreement, the no solicitation provisions and other covenants in the merger agreement, including those designed to preserve the Community franchise pending the closing of the merger, the key conditions to the closing, the parties’ termination rights and the circumstances under which the termination fee is payable by Community to CVB under the merger agreement. M&F and CVB’s management then answered questions from the directors regarding the merger transaction documents.

On February 24, 2018, members of CVB’s executive team, Mr. Misch, representatives from KBW, Davidson, Manatt and M&F participated in additional telephonic reverse due diligence on CVB.

On February 26, 2018 a special telephonic meeting of the Community board of directors was held. Representatives from Davidson presented their oral fairness opinion (which was subsequently confirmed in writing on February 26, 2018), to the effect that, as of such date and subject to the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by Davidson as set forth in such opinion, and that the merger consideration to be paid by CVB to Community shareholders was fair from a financial point of view. A representative from Manatt reviewed with the Community board of directors the final form of merger agreement. Following these discussions, and review and discussion among the members of the Community Board, including consideration of the factors described under “—Community’s Reasons for the Merger; Recommendation of the Merger by the Community Board of Directors,” the Community Board determined that the merger, the merger agreement and the transactions contemplated by the merger agreement are advisable for, fair to and in the best interests of Community and its shareholders, and the Community board of directors unanimously voted to adopt the merger agreement.

On February 26, 2018 a special joint meeting of the CVB and Citizens board of directors was held. Representatives from KBW presented their oral fairness opinion (which was subsequently confirmed in writing on February 26, 2018), to the effect that, as of such date, and based upon and subject to the assumptions, considerations, qualifications and limitations set forth in its opinion, the aggregate merger consideration in the proposed merger was fair, from a financial point of view, to CVB. A representative from M&F reviewed with the CVB and Citizens board of directors the final changes to the merger agreement. Following these discussions, and review and discussion among the members of the CVB board of directors, including consideration of the factors described under “—CVB’s Reasons for the Merger; Recommendation of the Merger by the CVB Board of Directors,” the CVB board of directors determined that the merger agreement, the merger and the other transactions contemplated thereby are advisable and in the best interests of CVB and its shareholders, and the CVB board of directors unanimously voted to approve and adopt the merger agreement, the merger and the other transactions contemplated thereby.

On February 26, 2018, the merger agreement and ancillary agreements were executed and delivered by CVB, Citizens and Community. The transaction was publicly announced in the afternoon of February 26, 2018. Based on a $23.60 per share closing price of CVB common stock on February 26, 2018, the aggregate merger consideration to be paid to Community shareholders was approximately $885.2 million, or $279.24 per share of Community common stock.

Community’s Reasons for the Merger; Recommendation of the Merger by the Community Board of Directors

The Community board of directors has determined that the merger is fair to and in the best interests of Community and its shareholders and, by the unanimous vote of all of the directors of Community, approved and adopted the merger agreement and the merger. ACCORDINGLY, THE COMMUNITY BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT ALL HOLDERS OF COMMUNITY COMMON SHARES VOTE “FOR” THE MERGER PROPOSAL.

In reaching its decision to approve the merger agreement and the transactions contemplated thereby, the Community board of directors evaluated the merger agreement in consultation with Community’s executive management and determined that the merger was the best option reasonably available for its shareholders. The Community board of directors also consulted with its legal counsel regarding its fiduciary duties, the terms of the merger agreement and related issues, and reviewed with its financial advisors and its executive management, the financial aspects of the proposed transaction, considerations of the broader financial market and the fairness of the transaction to the shareholders from a financial point of view, among other matters.

In reaching its determination to approve the merger agreement, the Community board of directors considered all factors it deemed material. The Community board of directors analyzed information with respect to the financial condition, results of operations, business and prospects of Community. In this regard, the Community board of directors considered the performance trends of Community over the past several years and the anticipated financial performance for Community in future years. The Community board of directors also considered the ability of Community to grow as an independent institution, the ability of Community to tap the public markets through an IPO, challenges presented in today’s regulatory environment and its ability to further enhance shareholder value without engaging in a strategic transaction. In this regard, the Community board of directors considered the long-term as well as the short-term interests of Community and its shareholders, including whether those interests might best be served by continued independence.

In reaching its decision to approve the merger agreement and the merger, the Community board of directors also considered a number of factors, including the following:

•	information with respect to Community’s business, earnings, operations, financial condition, asset quality and prospects, and information with respect to CVB’s business, earnings, operations, dividend history, financial condition, asset quality and prospects, the potential cost savings and synergies unique to a transaction between Community and CVB, taking into account the results of Community’s due diligence review of CVB and information provided by CVB;

•	other proposals presented to Community for a strategic combination, including the financial terms of such proposals;

•	its knowledge of the current environment in the financial services industry, including national, regional and local economic conditions and the interest rate environment, continued consolidation, the uncertainties in the regulatory climate for financial institutions, increased operating costs resulting from regulatory initiatives and compliance mandates, including increasing capital requirements, increasing competition, the current environment for community banks, particularly in Southern California, and current financial market conditions;

•	the financial and growth prospects for Community and its shareholders in a business combination with CVB as compared to continuing to operate as a stand-alone entity;

•	the greater market capitalization and trading liquidity of CVB common stock in the event that Community shareholders desire to sell the shares of CVB common stock to be received by them following completion of the merger;

•	the merger consideration in the transaction where the stock component will allow Community shareholders to continue to participate in the future success of CVB and derive the benefits from CVB’s dividends and any synergies achieved or any future transactions that might be pursued by CVB as well as the cash component;

•	CVB’s successful track record, including, among other things, with respect to the integration of recent acquisitions;

•	the benefits to Community and its customers of operating as part of a larger organization, potential enhancements to products and services, mitigation of business risks through diversification and greater financial resources;

•	its belief that combining the two companies would create a larger and more diversified financial institution that is both better equipped to respond to economic and industry developments and better positioned to develop and build on its existing market position in Southern California;

•	its assessment of the likelihood that the merger would be completed in a timely manner, including the likelihood that the merger will receive all necessary regulatory approvals in a timely manner;

•	the results of discussions with third parties that the Community board of directors believed, in consultation with its financial advisor, were the parties likely to have the strategic interest and financial capability to pursue a potential strategic transaction with Community;

•	the financial analyses presented by representatives of Davidson to the Community board of directors with respect to CVB and the merger, and the opinion of Davidson that, as of the date of that opinion and subject to the qualifications and assumptions set forth in the opinion, the merger consideration was fair to the holders of Community common shares from a financial point of view (see “—Opinion of Community’s Financial Advisor”);

•	the Community board of directors’ belief that the merger consideration exceeds Community’s likely value in the absence of a merger, including its potential for future growth, which belief was based on a number of factors, including: the financial analyses presented by Davidson, the risks and uncertainties associated with maintaining Community’s performance as a standalone company and the Community board of directors’ analysis of other strategic alternatives available to Community;

•	the expectation that the merger will qualify as a “reorganization” for U.S. federal income tax purposes; and

•	the terms of the merger agreement, including the fixed exchange ratio, the form of merger consideration and the inclusion of a significant cash component, the achievability of the closing conditions, including the financial closing tests relating to Tier 1 capital and non-maturity deposits, pricing adjustments, deal protection and termination fee provisions, which it reviewed with its outside legal and financial advisors, which terms are described more fully under the section entitled “The Merger Agreement”.

In the course of its deliberations regarding the merger, the Community board of directors also considered potential risks and potentially negative factors associated with the merger, including the following material factors:

•	the need to obtain regulatory approvals in order to complete the transaction and the risk that those or other conditions will not be satisfied;

•	the risks associated with the operations of the combined company including the challenges both of integrating Community’s business, operations and employees with those of CVB and of achieving the anticipated cost savings;

•	the fact that the value of the aggregate and per share merger consideration will fluctuate with the market price of CVB’s common stock and the risk that CVB’s common stock price might decline reducing the aggregate and per share merger consideration from the values at the time the merger agreement was approved;

•	the potential risk of diverting management focus and resources from other strategic opportunities and from operational matters while working to implement the merger;

•	the risk of potential employee attrition or negative effects on Community’s business and customer relationships as a result of the pending merger;

•	the merger-related costs and closing condition tests;

•	the potential for community protests in light of the planned consolidation of Community branches with CVB branches and the respective banks’ Community Reinvestment Act ratings;

•	the impact of CVB crossing the $10 billion asset threshold and the regulatory costs and preparedness required once exceeding that asset size;

•	the fact that CVB had never previously consummated an acquisition of the size of Community;

•	the fact that executive officers of Community have interests in the merger and have arrangements that are different from or in addition to those of Community shareholders generally and that one of Community’s directors will join the board of directors of CVB and Citizens after the merger is consummated; and

•	the fact that Community would be prohibited from affirmatively soliciting acquisition proposals after execution of the merger agreement and will be obligated to pay a termination fee to CVB if the merger agreement is terminated under certain circumstances, all of which may discourage other parties potentially interested in a strategic transaction with Community from pursuing such a transaction.

This description of the information and factors considered by the Community board of directors is not intended to be exhaustive, but is believed to include all material factors the Community board of directors considered. In determining whether to approve and recommend the merger agreement, the Community board of directors did not assign any relative or specific weights to any of the foregoing factors, and individual directors may have weighed factors differently. After deliberating with respect to the merger and the merger agreement, considering, among other things, the reasons discussed above, the Community board of directors approved the merger agreement and the merger as being in the best interests of Community and its shareholders, based on the total mix of information available to the Community board of directors.

This explanation of Community’s reasons for the merger and other information presented in this section is forward-looking in nature and should be read in light of the section entitled “Cautionary Statement Regarding Forward-Looking Statements.”

Community’s board of directors has unanimously approved the merger agreement and recommends that Community shareholders vote “FOR” approval of the merger agreement.

Community’s board of directors has determined that the merger is fair to, and in the best interests of, Community shareholders. In arriving at its determination, Community’s board of directors considered a number of factors, including those described above.

Based on the reasons stated, the Community board of directors believes that the merger is in the best interest of Community shareholders. In addition, all members of Community’s board of directors and certain executive officers have agreed to vote the shares of Community common stock over which they have voting authority in favor of the merger agreement.

CVB’s Reasons for the Merger; Recommendation of the Merger by the CVB Board of Directors

In evaluating the merger agreement, the CVB board of directors consulted with CVB management, as well as its financial and legal advisors, and, in reaching its decision to approve the merger agreement and the transactions contemplated by the merger agreement, including the merger and the CVB share issuance, and to recommend that CVB shareholders vote “FOR” approval of the principal terms of the merger agreement and the transactions contemplated by the merger agreement, including the merger and the CVB share issuance, and “FOR” the grant of discretionary authority to adjourn the special meeting as necessary or appropriate, the CVB board of directors considered a number of factors, including the following:

•	the respective businesses, operations, financial condition, asset quality, earnings and prospects of CVB, Community and the combined company;

•	the enhanced growth opportunities resulting from a larger scale operation, including a broader customer base, more diversified sources of revenue, an expanded presence in Southern California and increased lending capabilities;

•	the unique opportunity posed by this acquisition opportunity, given the significant size, location, reputation and business experience of Community and its management, including its track record of organic growth, long-term customer loyalty and long history of servicing communities in the Southern California region;

•	the potential anticipated synergies by combining Community’s loan strengths with CVB’s strong deposit franchise, and the enhanced opportunities to grow relationship-based lending and low cost core deposits for the combined company;

•	the potential cost savings to be realized from a combination with Community, as well as the potential for revenue enhancement, which create the opportunity for CVB to have greater future earnings and prospects compared to CVB’s earnings and prospects on a stand-alone basis;

•	the fact that the former shareholders of Community will own approximately 21.4% of the outstanding shares of the combined company upon completion of the merger, thereby enabling them to participate in the future performance of the combined company;

•	the opportunity for significant earnings accretion which may be realized by the shareholders of CVB after giving effect to anticipated cost savings as a result of the merger;

•	trends and developments in the banking industry, the competitive environment for financial institutions generally and in CVB’s local markets, and the range of strategic alternatives available to CVB to enhance its competitive position, including to operate as a stand-alone company and the potential to acquire, be acquired or combine with other third parties, and the risks and uncertainties associated with each alternative as well as the CVB board of directors’ assessment that none of these alternatives was reasonably likely to present superior opportunities for CVB to enhance shareholder value, taking into account the timing and the likelihood of accomplishing such alternatives and the risks of execution, as well as business, competitive, industry and market risks;

•	the complementary nature of the business operations and management cultures of the two companies, which the CVB board of directors believes should facilitate integration of CVB and Community;

•	the combination of complementary areas of expertise, particularly among senior management of each company, and the ability of the combined company to draw on the combined intellectual capital, technical expertise and experience of a deeper and more diverse workforce;

•	anticipated cost savings from expected efficiencies to be achieved in operations and systems, reduced payments to vendors and third parties, including lease payments and real estate costs, and elimination of duplicate positions;

•	a larger scale resulting from the merger is anticipated to provide the combined company with greater resources to respond to increasing compliance requirements and greater regulation, including as a result of crossing the $10 billion asset threshold.

•	the historical experience of CVB in successfully integrating prior acquisitions;

•	CVB management’s expectation that CVB will continue to have a strong capital position upon completion of the merger;

•	the benefits of a combination with Community as compared to alternative growth strategies;

•	the ability to provide greater resources for investment in risk management, IT, employee training and development and new product development;

•	the compatibility of each company’s core data processing systems that should reduce the integration costs and risk of customer errors in account conversions;

•	the results of management’s due diligence investigation of Community, its business operations, its loan and deposit portfolio and its growth strategy;

•	the written opinion of KBW, CVB’s financial advisor, dated as of February 26, 2018, to the effect that, as of that date, and based upon and subject to the assumptions, considerations, qualifications and limitations set forth in the opinion, the aggregate merger consideration in the proposed merger was fair, from a financial point of view, to CVB;

•

the terms of the merger agreement, which was reviewed with CVB’s legal and financial advisers, including the merger consideration, the fact that under certain circumstances Community is required to pay CVB a termination fee if the merger agreement is terminated in relation to an alternative acquisition proposal for Community and the requirement that Community submit the merger to its shareholders for adoption even if the Community board of directors recommends in favor of an alternative proposal; and

•	The likelihood that the proposed combination with Community will receive all necessary regulatory and shareholder approvals required in order to complete the merger.

The CVB board of directors also considered a number of uncertainties and risks in its deliberations concerning the merger, including the following:

•	the dilution to CVB shareholders resulting from the issuance of new shares to Community shareholders;

•	the risk that the merger may not be completed as a result of failure to receive required regulatory or shareholder approvals, the failure of Community to meet the minimum financial measures and other conditions to closing or as a result of the receipt of a superior acquisition proposal from a third party by Community;

•	the potential length of the regulatory approval process and the period of time that CVB may be subject to the provisions of the merger agreement which place certain limitations on its business operations;

•	the potential for community protests in light of the planned consolidation of Community branches with CVB branches;

•	the risk of the loss of key employees, managers and customers as a result of the merger;

•	the risk of diverting management’s focus and resources from other strategic opportunities and from operational matters;

•	the risk that the anticipated cost savings and other benefits of the merger may not be fully realized.

•	potential difficulties and unforeseen costs which may be encountered in the integration of the two banking operations, which would be the largest acquisition undertaken by CVB to date, including without limitation, potential loss of customer relationships and employee attrition;

•	the impact of CVB crossing the $10 billion asset threshold and the regulatory costs and preparedness required once exceeding that asset size.

•	the risk that CVB’s due diligence investigation of Community failed to identify potential problems which may adversely affect the financial condition or operating results of the combined company;

•	restrictions in the merger agreement which limit or impede CVB’s ability to explore other strategic opportunities; and

•	various other risks described under “Risk Factors” beginning on page 29 of this joint proxy statement/prospectus.

The foregoing discussion of the information and factors considered by the CVB board of directors is not intended to be exhaustive, but includes the material factors considered by the CVB board of directors. In reaching its decision to approve the merger agreement, the merger, the stock issuance and the other transactions and actions contemplated by the merger agreement, the CVB board of directors did not quantify or assign any relative weights to the factors considered, and individual directors may have given different weights to different factors. The CVB board of directors considered all these factors as a whole, including discussions with, and questioning of, CVB’s management and CVB’s financial and legal advisors, and overall considered the factors to be favorable to, and to support, its determination.

For the reasons set forth above, the CVB board of directors unanimously determined that the merger agreement, the merger, the CVB stock issuance and the other transactions contemplated by the merger agreement are advisable and in the best interests of CVB and its shareholders, and unanimously adopted and approved the merger agreement and the transactions contemplated by it.

This explanation of CVB’s reasons for the merger and other information presented in this section is forward-looking in nature and should be read in light of the section entitled “Cautionary Statement Regarding Forward-Looking Statements.”

Opinions of Community’s and CVB’s Financial Advisors

Opinion of Community’s Financial Advisor

On June 22, 2017, Community entered into an engagement agreement with D.A. Davidson & Co. to render financial advisory and investment banking services to Community. As part of its engagement, Davidson agreed to assist Community in analyzing, structuring, negotiating and, if appropriate, effecting a transaction between Community and another corporation or business entity. Davidson also agreed to provide the Community board of directors with an opinion as to the fairness, from a financial point of view, to the holders of Community common stock of the consideration to be paid to the holders of Community common stock in the proposed merger. Community engaged Davidson because Davidson is a nationally recognized investment banking firm with substantial experience in transactions similar to the merger and is familiar with Community and its business. As part of its investment banking business, Davidson is continually engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions.

On February 26, 2018, the Community board of directors held a meeting to evaluate the proposed merger. At this meeting, Davidson reviewed the financial aspects of the proposed merger and rendered an opinion to the Community board of directors that, as such date and based upon and subject to assumptions made, procedures followed, matters considered, and limitations on the review undertaken, the consideration to be paid to the holders of Community’s common stock was fair, from a financial point of view, to such holders of Community common stock in the proposed merger.

The full text of Davidson’s written opinion, dated February 26, 2018, is attached as Annex C to this joint proxy statement/prospectus and is incorporated herein by reference. The description of the opinion set forth herein is qualified in its entirety by reference to the full text of such opinion. Community shareholders are urged to read the opinion in its entirety.

Davidson’s opinion speaks only as of the date of the opinion and Davidson undertakes no obligation to revise or update its opinion. The opinion is directed to the Community board of directors and addresses only the fairness, from a financial point of view, of the consideration to be paid to the holders of the Community common stock in the proposed merger. The opinion does not address, and Davidson expresses no view or opinion with respect to, (i) the underlying business decision of Community to engage in the merger, (ii) the relative merits or effect of the merger as compared to any alternative business transactions or strategies that may be or may have been available to or contemplated by Community or Community’s board of directors, or (iii) any legal, regulatory, accounting, tax or similar matters relating to Community, its shareholders or relating to or arising out of the merger. The opinion expresses no view or opinion as to any terms or other aspects of the merger, except for the merger consideration. Community and CVB determined the consideration through the negotiation process. The opinion does not constitute a recommendation to any Community shareholder as to how such shareholder should vote at the Community meeting on the merger or any related matter. The opinion does not express any view as to the amount or nature of the compensation to any of Community’s officers, directors or employees, or any class of such persons, relative to the merger consideration, or with respect to the fairness of any such compensation. The opinion has been reviewed and approved by Davidson’s Fairness Opinion Committee in conformity with its policies and procedures established under the requirements of Rule 5150 of the Financial Industry Regulatory Authority.

Davidson has reviewed the registration statement on Form S-4 of which this joint proxy statement/prospectus is a part and consented to the inclusion of its opinion to the Community board of directors as Annex C to this joint proxy statement/prospectus and to the references to Davidson and its opinion contained herein. A copy of the consent of Davidson is attached as Exhibit 99.2 to the registration statement on Form S-4.

In connection with rendering its opinion, Davidson reviewed, among other things, the following:

•	a draft of the merger agreement, dated February 22, 2018;

•	certain financial statements and other historical financial and business information about CVB and Community made available to Davidson from published sources and/or from the internal records of CVB and Community that Davidson deemed relevant;

•	certain publicly available analyst earnings estimates for CVB for the years ending December 31, 2018 and December 31, 2019 and estimated long-term growth rate for the years thereafter, in each case as discussed with, and confirmed by, senior management of Community and CVB;

•	financial projections for Community for the years ending December 31, 2018, December 31, 2019, and December 31, 2020 and estimated long term growth rate for the years thereafter, in each case as discussed with, and confirmed by, senior management of Community;

•	the current market environment generally and the banking environment in particular;

•	the financial terms of certain other transactions in the financial institutions industry, to the extent publicly available;

•	the market and trading characteristics of public companies and public bank holding companies in particular;

•	the relative contributions of CVB and Community to the combined company;

•	the pro forma financial impact of the transaction, taking into consideration the amounts and timing of the transaction costs and cost savings;

•	the net present value of Community with consideration of projected financial results;

•	the net present value of CVB with consideration of projected financial results; and

•	such other financial studies, analyses and investigations and financial, economic and market criteria and other information as Davidson considered relevant including discussions with management and other representatives and advisors of CVB and Community concerning the business, financial condition, results of operations and prospects of CVB and Community.

In arriving at its opinion, Davidson assumed and relied upon the accuracy and completeness of all information supplied or otherwise made available to Davidson, discussed with or reviewed by or for Davidson, or publicly available, and Davidson did not independently verify, and did not assume responsibility for independently verifying, such information did not undertake an independent evaluation or appraisal of any of the assets or liabilities (contingent or otherwise) of Community or CVB, nor did Davidson make an independent appraisal or analysis of Community with respect to the merger. In addition, Davidson did not assume any obligation to conduct, nor did Davidson conduct any physical inspection of the properties or facilities of Community and was not provided with any reports of such physical inspections. Davidson did not make an independent evaluation or appraisal of the adequacy of the allowance for loan losses of Community or CVB nor did Davidson review any individual credit files relating to Community or CVB. Davidson assumed that the respective allowances for loan losses for both Community and CVB are adequate to cover such losses and will be adequate on a pro forma basis for the combined entity. Davidson assumed that there has been no material change in Community’s assets, financial condition, results of operations, cash flows, business or prospects since the date of the most recent financial statements provided to Davidson and that neither Community nor CVB is party to any material pending transaction, including without limitation any financing, recapitalization, acquisition or merger, divestiture or spin-off, other than the merger. Davidson assumed in all respects material to its analysis that Community will remain as going concerns for all periods relevant to its analysis. Davidson also assumed in all respects material to its analysis that all of the representations and warranties contained in the merger agreement and all related agreements are true and correct. Davidson assumed that all material governmental, regulatory or other consents, approvals and waivers necessary for the consummation of the merger will be obtained without any material adverse effect on Community or the contemplated benefits of the merger. Davidson’s opinion was necessarily based upon information available to Davidson and economic, market, financial and other conditions as they exist and can be evaluated on the date the fairness opinion letter was delivered to the Community board of directors.

With respect to the financial forecasts and other analyses (including information relating to certain pro forma financial effects of, and strategic implications and operational benefits anticipated to result from, the merger) provided to or otherwise reviewed by or for or discussed with Davidson, Davidson was advised by management of Community, and assumed with Community’s consent, that such forecasts and other analyses were reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of management of Community as to the future financial performance of Community and the other matters covered thereby, and that the financial results (including the potential strategic implications and operational benefits anticipated to result from the merger) reflected in such forecasts and analyses will be realized in the amounts and at the times projected. Davidson assumed no responsibility for and expressed no opinion as to these forecasts and analyses or the assumptions on which they were based. Davidson relied on the assurances of management of Community that it was not aware of any facts or circumstances that would make any of such information, forecasts or analyses inaccurate or misleading.

Davidson did not make an independent evaluation of the quality of Community’s or CVB’s deposit base, nor did Davidson independently evaluate potential deposit concentrations or the deposit composition of Community or CVB. Davidson did not make an independent evaluation of the quality of Community’s or CVB’s investment securities portfolio, nor did Davidson independently evaluate potential concentrations in the investment securities portfolio of Community or CVB.

Davidson’s opinion did not take into account individual circumstances of specific holders with respect to control, voting or other rights which may distinguish such holders.

Davidson did not express any opinion as to the value of any asset of Community whether at current market prices or in the future, or as to the price at which Community or its assets could be sold in the future. Davidson also expressed no opinion as to the price at which Community common stock or CVB common stock will trade following announcement of the merger or at any future time.

Davidson did not evaluate the solvency or fair value of Community under any state, federal or other laws relating to bankruptcy, insolvency or similar matters. Davidson’s opinion is not a solvency opinion and did not in any way address the solvency or financial condition of CVB. Davidson did not express any opinion as to the impact of the merger on the solvency or viability of Community or CVB or the ability of Community or CVB to pay their respective obligations when they come due.

Set forth below is a summary of the material financial analyses performed by Davidson in connection with rendering its opinion. The summary of the analyses of Davidson set forth below is not a complete description of the analysis underlying its opinion, and the order in which these analyses are described below is not indicative of any relative weight or importance given to those analyses by Davidson. The following summaries of financial analyses include information presented in tabular format. You should read these tables together with the full text of the summary financial analyses, as the tables alone are not a complete description of the analyses.

Unless otherwise indicated, the following quantitative information, to the extent it is based on market data, is based on market data as of February 23, 2018, the last trading day prior to the date on which Davidson delivered the fairness opinion letter to the Community board of directors, and is not necessarily indicative of market conditions after such date.

Implied Valuation Multiples for Community based on Merger Consideration

Davidson reviewed the financial terms of the proposed transaction. As described in the merger agreement, each outstanding share of common stock of Community will be converted into the right to receive (A) $56.00 in cash and (B) the 9.4595 shares of CVB common stock (the “Exchange Ratio”). The terms and conditions of the merger are more fully described in the merger agreement. For purposes of the financial analyses described below, based on the closing price of CVB common stock on February 23, 2018, of $23.37, the merger consideration represented an implied value of $277.07 per share of Community common stock. Based upon financial information as of or for the twelve month period ended December 31, 2017 and other financial and market information described below, Davidson calculated the following transaction ratios:

Transaction Ratios
	Per Share	Aggregate
Transaction Price / 2017 Net Income (Excluding DTA Impact)	25.9x	26.2x
Transaction Price / 2017 Net Income	32.5x	32.9x
Transaction Price / 2018E Net Income (1)	22.6x	22.8x
Transaction Price / 2019E Net Income (1)	20.9x	21.2x
Transaction Price / Book Value	249.2%	249.2%
Transaction Price / Tangible Book Value	250.2%	250.2%
Tangible Book Premium / Core Deposits (2)	—	21.4%
Transaction Price / Community’s Closing Price as of 2/23/2018 (3)	48.9%
Transaction Price / Community’s 20-Day Average Price as of 2/23/2018 (4)	48.1%

(1)	Financial projections in 2018 and 2019 based on management budget, as discussed with and confirmed by Community management
(2)	Tangible book premium / core deposits calculated by dividing the excess or deficit of the aggregate transaction value compared to tangible book value by core deposits
(3)	Based on Community’s Closing Price as of 2/23/2018 of $186.05
(4)	Based on Community’s 20-Day Average Price as of 2/23/2018 of $187.09

Stock Price Performance of Community and CVB

Davidson reviewed the history of the reported trading prices and volume of Community and CVB common stock and the relationship between the movements in the prices of Community and CVB common stock to movements in certain stock indices, including the Russell 3000 and the KBW Nasdaq Regional Banking Index. Davidson also compared the stock price performance of Community and CVB with the performance of the Russell 3000 and the KBW Nasdaq Regional Banking Index as follows:

One Year Stock Performance
	Beginning Index Value on 2/23/2017	Ending Index Value on 2/23/2018
Russell 3000	100.00%	115.54%
KBW Nasdaq Regional Banking Index	100.00%	101.64%
CVBF	100.00%	98.11%
Community	100.00%	112.08%

Three Year Stock Performance
	Beginning Index Value on 2/24/2015	Ending Index Value on 2/23/2018
Russell 3000	100.00%	128.58%
KBW Nasdaq Regional Banking Index	100.00%	147.46%
CVBF	100.00%	149.14%
Community	100.00%	216.97%

Contribution Analysis

Davidson analyzed the relative contribution of Community and CVB to certain financial and operating metrics for the pro forma combined company. Such financial and operating metrics included: (i) market capitalization; (ii) net income, excluding DTA impact, for the twelve months ended December 31, 2017; (iii) net income for the twelve months ended December 31, 2017; (iv) estimates for CVB GAAP net income in 2018 and 2019 based on publicly available consensus Street estimates and estimates for Community GAAP net income in 2018 and 2019 based on Community management’s financial projections; (v) total assets; (vi) total cash; (vii) total investment securities; (viii) gross loans, including loans held-for-sale; (ix) loan loss reserve; (x) total deposits; (xi) noninterest-bearing demand deposits; (xii) non-maturity deposits; and (xiii) tangible common equity. The relative contribution analysis did not give effect to the impact of any synergies as a result of the proposed merger. The results of this analysis are summarized in the table below, which also compares the results of this analysis with the implied pro forma ownership percentages of Community and CVB shareholders in the combined company based on the Exchange Ratio and also hypothetically assuming 100% stock consideration in the proposed merger:

Contribution Analysis
	CVBF Stand-alone	CVBF % of Total	Community Stand-alone	Community % of Total
Market Capitalization
Market Capitalization (2/23/2018) (in thousands)	$2,575,022	81.5%	$583,098	18.5%

Income Statement - Historical
2017 Net Income, Excluding DTA Impact (in thousands)	$117,619	77.8%	$33,495	22.2%
2017 Net Income (in thousands)	$104,411	79.6%	$26,724	20.4%

Income Statement - Projections
2018E Net Income (in thousands) (1) (2)	$138,852	78.3%	$38,504	21.7%
2019E Net Income (in thousands) (1) (2)	$146,566	77.9%	$41,512	22.1%

Balance Sheet
Total Assets (in thousands)	$8,270,586	68.8%	$3,747,398	31.2%
Total Cash (in thousands)	$162,329	78.6%	$44,298	21.4%
Total Investment Securities (in thousands)	$2,928,563	77.8%	$837,415	22.2%
Gross Loans, Incl. Loans HFS (in thousands)	$4,830,631	63.8%	$2,739,859	36.2%
Loan Loss Reserve (in thousands)	$59,585	62.8%	$35,346	37.2%
Total Deposits (in thousands)	$6,546,853	69.6%	$2,860,214	30.4%
Non-Interest Bearing Demand Deposits (in thousands)	$3,846,436	76.6%	$1,177,453	23.4%
Non-Maturity Deposits (in thousands)	$6,161,506	72.3%	$2,365,360	27.7%
Tangible Common Equity (in thousands)	$945,864	72.9%	$350,975	27.1%

Pro Forma Ownership
Merger Transaction - Actual		78.6%		21.4%
Merger Transaction - 100% Stock Equivalent		74.6%		25.4%

Note: Pro forma contribution does not include any purchase accounting or merger adjustments

(1)	Financial projections for CVBF in 2018 and 2019 based on publicly available consensus Street estimates, as discussed with and confirmed by Community management
(2)	Financial projections for Community in 2018 and 2019 based on management budget, as discussed with and confirmed by Community management

Community Comparable Companies Analysis

Davidson used publicly available information to compare selected financial and market trading information for Community and a group of 15 financial institutions selected by Davidson which: (i) were headquartered nationwide; (ii) had their common stock listed on the over-the-counter exchange; (iii) had assets between $2.0 billion and $7.0 billion; and (iv) were not pending merger targets and ethnic banks. The 15 financial institutions were as follows:

Farmers & Merchants Bank of Long Beach

W.T.B. Financial Corporation

Mechanics Bank

Carter Bank & Trust

First National Bank Alaska

Farmers & Merchants Bancorp

Burke & Herbert Bank & Trust Company

Hills Bancorporation

Southern BancShares (N.C.), Inc.

Canandaigua National Corporation

Exchange Bank

Dacotah Banks, Inc.

West Suburban Bancorp, Inc.

Revere Bank

River City Bank

*	Does not reflect impact from pending acquisitions or acquisitions closed after February 23, 2018

The analysis compared the financial condition and performance and market performance of Community and the 15 financial institutions identified above based on publicly available financial and market trading information for Community and the data for the 15 financial institutions as of and for the 12-month or three-month period ended December 31, 2017. The table below shows the results of this analysis (excluding the impact of earnings per share multiples considered not meaningful by Davidson).

Financial Condition and Performance
			Comparable Companies
	Community		Median		Average		Minimum		Maximum
Total Assets (in millions)	$3,747.4		$2,783.8		$3,485.3		$2,037.8		$6,991.6
Loan / Deposit Ratio	95.8%		80.7%		83.1%		55.9%		116.8%
Non-Performing Assets / Total Assets	0.26%		0.21%		0.53%		0.01%		3.23%
Tangible Common Equity Ratio	9.37%		9.19%		9.79%		7.28%		13.72%
Net Interest Margin (Most Recent Quarter)	3.36%		3.54%		3.56%		2.81%		4.24%
Efficiency Ratio (Most Recent Quarter)	64.9%		60.8%		60.0%		37.3%		71.7%
Core Return on Average Assets (Most Recent Quarter) (1)	1.22%		1.75%		1.61%		1.13%		2.04%

Market Performance Multiples
			Comparable Companies
	Community		Median		Average		Minimum		Maximum
Market Capitalization (in millions)	$583		$438		$504		$252		$1,049
Price / MRQ Earnings Per Share	20.3	x	25.0	x	22.6	x	11.8	x	29.5	x
Price / LTM Earnings Per Share	17.4	x	17.0	x	17.5	x	8.0	x	26.8	x
Price / Tangible Book Value Per Share	168.0%		151.9%		148.9%		109.4%		183.5%
Dividend Yield (Most Recent Quarter)	1.07%		1.30%		1.45%		0.00%		4.40%
Price Change (Last Twelve Months)	12.1%		24.5%		20.1%		-7.5%		51.6%

(1)	Core income before provision, OREO expense, amortization, goodwill impairment, gain/loss on securities, non-recurring items and taxes, as a percentage of average assets

CVB Comparable Companies Analysis – NASDAQ/NYSE

Davidson used publicly available information to compare selected financial and market trading information for CVB and a group of 29 financial institutions selected by Davidson which: (i) were headquartered nationwide;

(ii) had their common stock listed on NASDAQ or NYSE; (iii) had assets between $8.0 billion and $14.0 billion; and (iv) were not pending merger targets and ethnic banks. These 29 financial institutions were as follows:

Trustmark Corporation

Hilltop Holdings Inc.

Columbia Banking System, Inc.

First BanCorp.

First Interstate BancSystem, Inc.

International Bancshares Corporation

United Community Banks, Inc.

Great Western Bancorp, Inc.

Berkshire Hills Bancorp, Inc.

Cadence Bancorporation

Community Bank System, Inc.

FCB Financial Holdings, Inc.

Banc of California, Inc.

Customers Bancorp, Inc.

Renasant Corporation

WesBanco, Inc.

Heartland Financial USA, Inc.

Banner Corporation

Glacier Bancorp, Inc.

First Merchants Corporation

Union Bankshares Corporation

NBT Bancorp Inc.

LegacyTexas Financial Group, Inc.

First Financial Bancorp.

Independent Bank Group, Inc.

TowneBank

Boston Private Financial Holdings, Inc.

Independent Bank Corp.

Pacific Premier Bancorp, Inc.

*	Does not reflect impact from pending acquisitions or acquisitions closed after February 23, 2018

The analysis compared the financial condition and performance and market performance of CVB and the 29 financial institutions identified above based on publicly available financial and market trading information for CVB and the 29 financial institutions as of and for the 12-month or three-month period ended February 23, 2018. The analysis also compared the 2018 and 2019 earnings per share multiples for CVB and the 29 financial institutions identified above based on publicly available consensus Street estimates for CVB and the 29 financial institutions. The table below shows the results of this analysis (excluding the impact of earnings per share multiples considered not meaningful by Davidson).

Financial Condition and Performance
			Comparable Companies
	CVBF		Median		Average		Minimum		Maximum
Total Assets (in millions)	$8,270.6		$9,830.0		$10,369.5		$8,024.5		$13,798.0
Loan / Deposit Ratio	73.8%		92.0%		90.8%		71.9%		115.4%
Non-Performing Assets / Total Assets	0.18%		0.33%		0.61%		0.04%		5.04%
Tangible Common Equity Ratio	11.61%		8.96%		9.25%		6.78%		14.71%
Net Interest Margin (Most Recent Quarter)	3.68%		3.65%		3.73%		2.79%		4.56%
Efficiency Ratio (Most Recent Quarter)	41.8%		57.2%		58.4%		41.1%		86.0%
Core Return on Average Assets (Most Recent Quarter) (1)	2.23%		1.91%		1.87%		0.42%		2.42%

Market Performance Multiples
			Comparable Companies
	CVBF		Median		Average		Minimum		Maximum
Market Capitalization (in millions)	$2,575		$2,092		$2,079		$960		$3,130
Price / MRQ Earnings Per Share	NM		21.9	x	21.4	x	9.9	x	29.8	x
Price / LTM Earnings Per Share	24.6	x	20.8	x	21.5	x	15.5	x	28.9	x
Price / 2018E Earnings Per Share (2)	18.5	x	15.2	x	15.2	x	11.2	x	23.7	x
Price / 2019E Earnings Per Share (2)	17.6	x	13.3	x	13.6	x	9.4	x	17.8	x
Price / Tangible Book Value Per Share	272.2%		231.5%		226.6%		74.9%		345.6%
Dividend Yield (Most Recent Quarter)	2.40%		1.79%		1.72%		0.00%		3.18%
Price Change (Last Twelve Months)	-1.9%		1.8%		-0.4%		-13.3%		13.3%

(1)	Core income before provision, OREO expense, amortization, goodwill impairment, gain/loss on securities, non-recurring items and taxes, as a percentage of average assets
(2)	Earnings per share estimates based on publicly available consensus Street estimates

CVB Comparable Companies Analysis – High Performing

Davidson used publicly available information to compare selected financial and market trading information for CVB and a group of 15 financial institutions selected by Davidson which: (i) were headquartered nationwide; (ii) had their common stock listed on NASDAQ or NYSE; (iii) had assets between $8.0 billion and $25.0 billion; and (iv) were not pending merger targets. These 15 financial institutions were as follows:

PacWest Bancorp

Pinnacle Financial Partners, Inc.

Bank of the Ozarks

Western Alliance Bancorporation

Chemical Financial Corporation

South State Corporation

Home BancShares, Inc.

Hilltop Holdings Inc.

Columbia Banking System, Inc.

International Bancshares Corporation

Community Bank System, Inc.

FCB Financial Holdings, Inc.

Renasant Corporation

First Merchants Corporation

Pacific Premier Bancorp, Inc.

*	Does not reflect impact from pending acquisitions or acquisitions closed after February 23, 2018

The analysis compared the financial condition and performance and market performance of CVB and the 15 financial institutions identified above based on publicly available financial and market trading information for CVB and the 15 financial institutions as of and for the 12-month or three-month period ended February 23, 2018. The analysis also compared the 2018 and 2019 earnings per share multiples for CVB and the 15 financial institutions identified above based on publicly available consensus Street estimates for CVB and the 15 financial institutions. The table below shows the results of this analysis (excluding the impact of earnings per share multiples considered not meaningful by Davidson).

Financial Condition and Performance
			Comparable Companies
	CVBF		Median		Average		Minimum		Maximum
Total Assets (in millions)	$8,270.6		$13,365.8		$14,926.9		$8,024.5		$24,994.9
Loan / Deposit Ratio	73.8%		92.1%		90.2%		71.9%		103.8%
Non-Performing Assets / Total Assets	0.18%		0.36%		0.36%		0.04%		0.63%
Tangible Common Equity Ratio	11.61%		9.47%		10.05%		8.17%		13.38%
Net Interest Margin (Most Recent Quarter)	3.68%		4.18%		4.10%		3.13%		4.97%
Efficiency Ratio (Most Recent Quarter)	41.8%		50.7%		49.9%		33.7%		81.5%
Core Return on Average Assets (Most Recent Quarter) (1)	2.23%		2.19%		2.36%		1.95%		3.17%

Market Performance Multiples
			Comparable Companies
	CVBF		Median		Average		Minimum		Maximum
Market Capitalization (in millions)	$2,575		$3,116		$3,738		$1,966		$6,926
Price / MRQ Earnings Per Share	NM		17.5	x	18.2	x	9.9	x	29.5	x
Price / LTM Earnings Per Share	24.6	x	20.3	x	21.4	x	15.3	x	27.4	x
Price / 2018E Earnings Per Share (2)	18.5	x	14.7	x	14.8	x	12.2	x	18.5	x
Price / 2019E Earnings Per Share (2)	17.6	x	13.2	x	13.4	x	11.1	x	17.8	x
Price / Tangible Book Value Per Share	272.2%		270.3%		263.8%		147.7%		345.6%
Dividend Yield (Most Recent Quarter)	2.40%		1.62%		1.47%		0.00%		3.72%
Price Change (Last Twelve Months)	-1.9%		1.8%		-0.6%		-15.1%		14.2%

(1)	Core income before provision, OREO expense, amortization, goodwill impairment, gain/loss on securities, non-recurring items and taxes, as a percentage of average assets
(2)	Earnings per share estimates based on publicly available consensus Street estimates

Precedent Transactions Analysis

Davidson reviewed three sets of comparable merger and acquisition transactions. The sets of mergers and acquisitions included: (1) “Nationwide Transactions,” (2) “Western U.S. Transactions,” and (3) “California Transactions.”

“Nationwide Transactions” included 34 transactions where:

•	the selling company was a bank headquartered in the United States;

•	the selling company’s total assets were between $1.0 billion and $10.0 billion;

•	the transaction was announced between November 8, 2016 and February 23, 2018;

•	the transaction’s pricing information was publicly available;

•	the transaction was not a merger of equals; and

•	the transaction had a stock component to the merger consideration.

“Western U.S. Transactions” included 9 transactions where:

•	the selling company was a bank headquartered in the Western U.S.;

•	the selling company’s total assets were between $1.0 billion and $10.0 billion;

•	the transaction was announced between November 8, 2016 and February 23, 2018;

•	the transaction’s pricing information was publicly available; and

•	the transaction was not a merger of equals.

“California Transactions” included 8 transactions where:

•	the selling company was a bank headquartered in California;

•	the transaction was announced between January 1, 2015 and February 23, 2018;

•	the selling company’s total assets were between $1.0 billion and $10.0 billion;

•	the transaction’s pricing information was publicly available; and

•	the transaction was not a merger of equals.

The following tables set forth the transactions included in “Nationwide Transactions,” “Western U.S. Transactions,” and “California Transactions,” and are sorted by announcement date:

Nationwide Transactions

Announcement Date	Acquirer	Target
2/12/2018* 1/26/2018* 1/09/2018* 12/11/2017* 11/27/2017* 10/26/2017* 10/16/2017* 8/14/2017 8/09/2017 8/08/2017 7/26/2017 7/25/2017* 6/30/2017 6/12/2017 6/12/2017

Pacific Premier Bancorp, Inc.

Ameris Bancorp

Meta Financial Group, Inc.

TriCo Bancshares

Byline Bancorp, Inc.

Glacier Bancorp, Inc.

Midland States Bancorp, Inc.

CenterState Bank Corporation

Pacific Premier Bancorp, Inc.

Old National Bancorp

Valley National Bancorp

First Financial Bancorp.

OceanFirst Financial Corp.

Southside Bancshares, Inc.

Carolina Financial Corporation

Grandpoint Capital, Inc.

Hamilton State Bancshares, Inc.

Crestmark Bancorp Inc.

FNB Bancorp

First Evanston Bancorp, Inc.

Inter-Mountain Bancorp., Inc.

Alpine Bancorporation, Inc.

HCBF Holding Company, Inc.

Plaza Bancorp

Anchor Bancorp, Inc.

USAmeriBancorp, Inc.

MainSource Financial Group, Inc.

Sun Bancorp, Inc.

Diboll State Bancshares, Inc.

First South Bancorp, Inc.

Announcement Date	Acquirer	Target
5/22/2017 5/22/2017 5/16/2017 4/27/2017 4/27/2017 4/06/2017 3/27/2017 2/28/2017 2/13/2017 2/06/2017 1/23/2017 1/22/2017 1/17/2017 1/09/2017 12/14/2016 12/14/2016 12/13/2016 11/21/2016 11/17/2016

Union Bankshares Corporation

Berkshire Hills Bancorp, Inc.

Sandy Spring Bancorp, Inc.

South State Corporation

TowneBank

PacWest Bancorp

Home BancShares, Inc.

IBERIABANK Corporation

Heartland Financial USA, Inc.

First Busey Corporation

Simmons First National Corporation

Pinnacle Financial Partners, Inc.

Renasant Corporation

Columbia Banking System, Inc.

Simmons First National Corporation

Veritex Holdings, Inc.

Pacific Premier Bancorp, Inc.

Independent Bank Group, Inc.

First Interstate BancSystem, Inc.

Xenith Bankshares, Inc.

Commerce Bancshares Corp.

WashingtonFirst Bankshares, Inc.

Park Sterling Corporation

Paragon Commercial Corporation

CU Bancorp

Stonegate Bank

Sabadell United Bank, N.A.

Citywide Banks of Colorado, Inc.

First Community Financial Partners, Inc.

First Texas BHC, Inc.

BNC Bancorp

Metropolitan BancGroup, Inc.

Pacific Continental Corporation

Southwest Bancorp, Inc.

Sovereign Bancshares, Inc.

Heritage Oaks Bancorp

Carlile Bancshares, Inc.

Cascade Bancorp

*	Indicates the transaction was pending as of February 23, 2018

Western U.S. Transactions

Announcement Date	Acquirer	Target
2/12/2018* 12/11/2017* 10/26/2017* 8/09/2017 4/06/2017 2/13/2017 1/09/2017 12/13/2016 11/17/2016

Pacific Premier Bancorp, Inc.

TriCo Bancshares

Glacier Bancorp, Inc.

Pacific Premier Bancorp, Inc.

PacWest Bancorp

Heartland Financial USA, Inc.

Columbia Banking System, Inc.

Pacific Premier Bancorp, Inc.

First Interstate BancSystem, Inc.

Grandpoint Capital, Inc. FNB Bancorp Inter-Mountain Bancorp., Inc. Plaza Bancorp CU Bancorp Citywide Banks of Colorado, Inc. Pacific Continental Corporation Heritage Oaks Bancorp Cascade Bancorp

*	Indicates the transaction was pending as of February 23, 2018

California Transactions

Announcement Date	Acquirer	Target
2/12/2018* 12/11/2017* 8/09/2017 4/06/2017 12/13/2016 7/08/2016 4/28/2016 3/09/2015	Pacific Premier Bancorp, Inc. TriCo Bancshares Pacific Premier Bancorp, Inc. PacWest Bancorp Pacific Premier Bancorp, Inc. Cathay General Bancorp Mechanics Bank Western Alliance Bancorporation	Grandpoint Capital, Inc. FNB Bancorp Plaza Bancorp CU Bancorp Heritage Oaks Bancorp SinoPac Bancorp California Republic Bancorp Bridge Capital Holdings

*	Indicates the transaction was pending as of February 23, 2018

For each transaction referred to above, Davidson compared, among other things, the following implied ratios:

•	transaction price compared to earnings per share for the last twelve months, based on the latest publicly available financial statements of the target company prior to the announcement of the transaction;

•	transaction price compared to tangible book value on a per share and aggregate basis, based on the latest publicly available financial statements of the target company prior to the announcement of the transaction; and

•	tangible book premium to core deposits based on the latest publicly available financial statements of the target company prior to the announcement of the transaction.

Davidson compared the multiples of the comparable transaction groups and other operating financial data where relevant to the proposed merger multiples and other operating financial data of Community as of or for the 12-month period ended December 31, 2017. The table below sets forth the results of this analysis.

Financial Condition and Performance
		Nationwide				Western U.S.				California
	Community	Median	Average	Minimum	Maximum	Median	Average	Minimum	Maximum	Median	Average	Minimum	Maximum
Total Assets (in millions)	$3,747.4	$2,057.5	$2,345.9	$1,009.6	$7,401.7	$1,988.3	$2,107.7	$1,009.6	$3,193.9	$1,767.9	$1,997.8	$1,265.9	$3,193.9
Return on Average Assets (Last Twelve Months)	0.76%	0.96%	1.02%	0.41%	2.82%	0.92%	0.90%	0.59%	1.12%	0.83%	0.86%	0.53%	1.12%
Return on Average Equity (Last Twelve Months)	8.00%	8.72%	9.63%	3.37%	22.15%	8.60%	8.65%	4.78%	11.20%	7.54%	7.73%	3.57%	11.20%
Tangible Common Equity Ratio	9.37%	8.95%	9.07%	6.85%	13.89%	8.76%	8.69%	7.39%	9.53%	9.26%	10.72%	8.43%	20.65%
Efficiency Ratio (Last Twelve Months)	64.9%	62.0%	63.4%	50.8%	89.1%	60.7%	61.7%	54.5%	73.6%	60.9%	63.8%	54.5%	78.4%
Non-Performing Assets / Total Assets	0.26%	0.62%	0.72%	0.00%	2.17%	0.43%	0.60%	0.02%	1.20%	0.34%	0.41%	0.02%	1.12%

Transaction Multiples
		Nationwide				Western U.S.				California
	Community	Median	Average	Minimum	Maximum	Median	Average	Minimum	Maximum	Median	Average	Minimum	Maximum
Transaction Price / Tangible Book Value (Per Share)	250.2%	213.2%	223.1%	138.3%	403.2%	215.1%	232.3%	181.9%	316.9%	212.2%	208.9%	124.3%	271.7%
Transaction Price / Tangible Book Value (Aggregate)	250.2%	218.3%	227.8%	138.3%	403.2%	220.9%	237.4%	181.9%	325.0%	218.0%	217.0%	124.3%	274.8%
Transaction Price / Last Twelve Months EPS	25.9x	22.0x	21.8x	7.8x	36.2x	25.1x	24.2x	17.0x	31.7x	25.3x	26.0x	17.0x	32.6x
Tangible Book Premium / Core Deposits (1)	21.4%	15.1%	15.2%	3.0%	27.1%	13.8%	14.9%	8.2%	21.4%	13.8%	14.6%	10.6%	21.4%

(1)	Core deposits exclude time deposits with account balances greater than $100,000. Tangible book premium / core deposits calculated by dividing the excess or deficit of the aggregate transaction value over tangible book value by core deposits.

Net Present Value Analysis for Community

Davidson performed an analysis that estimated the net present value per share of Community common stock under various circumstances. The analysis assumed: (i) Community performed in accordance with Community management’s financial forecasts for the years ending December 31, 2018, December 31, 2019, and December 31, 2020; and (ii) an estimated long-term growth rate for the years thereafter, as discussed with and confirmed by Community management. To approximate the terminal value of Community common stock at December 31, 2022, Davidson applied price to earnings multiples of 14.0x to 24.0x and multiples of tangible book value ranging from 140.0% to 240.0%. The income streams and terminal values were then discounted to present values using different discount rates ranging from 8.00% to 13.00% chosen to reflect different assumptions regarding required rates of return of holders or prospective buyers of Community’s common stock. In evaluating the discount rate, Davidson used industry standard methods of adding the current risk-free rate, which is based on the 20-year Treasury yield, plus the published Duff & Phelps Industry Equity Risk Premium (adjusted to reflect the industry beta for depository institutions), plus the published Duff & Phelps Size Premium.

At the February 26, 2018 Community board of directors meeting, Davidson noted that the net present value analysis is a widely used valuation methodology, but the results of such methodology are highly dependent upon the numerous assumptions that must be made, and the results thereof are not necessarily indicative of actual values or future results.

As illustrated in the following tables, the analysis indicates an imputed range of values per share of Community common stock of $129.85 to $271.28 when applying the price to earnings multiples to the financial forecasts and $138.35 to $289.56 when applying the multiples of tangible book value to the financial forecasts.

Earnings Per Share Multiples

	Earnings Per Share Multiple
Discount Rate	14.0x	16.0x	18.0x	20.0x	22.0x	24.0x
8.00%	$161.94	$183.81	$205.67	$227.54	$249.41	$271.28
9.00%	$154.81	$175.69	$196.57	$217.45	$238.34	$259.22
10.00%	$148.05	$168.00	$187.95	$207.90	$227.85	$247.80
11.00%	$141.66	$160.72	$179.79	$198.86	$217.92	$236.99
12.00%	$135.59	$153.82	$172.05	$190.28	$208.51	$226.74
13.00%	$129.85	$147.28	$164.72	$182.16	$199.59	$217.03

Tangible Book Value Multiples

		Tangible Book Value Per Share Multiple
Discount Rate	140.0%	160.0%	180.0%	200.0%	220.0%	240.0%
8.00%	$172.60	$195.99	$219.39	$242.78	$266.17	$289.56
9.00%	$164.99	$187.33	$209.67	$232.00	$254.34	$276.68
10.00%	$157.78	$179.12	$200.46	$221.80	$243.14	$264.48
11.00%	$150.96	$171.35	$191.75	$212.14	$232.54	$252.93
12.00%	$144.48	$163.98	$183.48	$202.98	$222.48	$241.98
13.00%	$138.35	$157.00	$175.65	$194.30	$212.96	$231.61

Davidson also considered and discussed with the Community board of directors how this analysis would be affected by changes in the underlying assumptions, including variations with respect to net income. To illustrate this impact, Davidson performed a similar analysis assuming Community estimated earnings per share in 2022 varied from 20.00% above projections to 20.00% below projections. This analysis resulted in the following range of per share values for Community common stock, using the same price to earnings multiples of 14.0x to 24.0x and a discount rate of 11.00%.

Variance to 2022 EPS	Earnings Per Share Multiple
	14.0x	16.0x	18.0x	20.0x	22.0x	24.0x
20.00%	$168.35	$191.23	$214.11	$236.99	$259.87	$282.75
15.00%	$161.68	$183.60	$205.53	$227.46	$249.38	$271.31
10.00%	$155.00	$175.98	$196.95	$217.92	$238.90	$259.87
5.00%	$148.33	$168.35	$188.37	$208.39	$228.41	$248.43
0.00%	$141.66	$160.72	$179.79	$198.86	$217.92	$236.99
-5.00%	$134.98	$153.10	$171.21	$189.32	$207.44	$225.55
-10.00%	$128.31	$145.47	$162.63	$179.79	$196.95	$214.11
-15.00%	$121.64	$137.84	$154.05	$170.26	$186.46	$202.67
-20.00%	$114.96	$130.22	$145.47	$160.72	$175.98	$191.23

Illustrative Net Present Value Analysis for Pro Forma Community

For illustrative purposes, Davidson performed an analysis that estimated the net present value per share of Community common stock if reinvested in CVB under various circumstances, including the impact of the merger with CVB and hypothetically assuming 100% stock consideration in the proposed merger. The analysis assumed (i) Community performed in accordance with Community management’s financial forecasts for the years ending December 31, 2018, December 31, 2019, and December 31, 2020; (ii) an estimated long-term growth rate for the years thereafter, as discussed with and confirmed by Community management; and (iii) the pro forma financial impact of the merger with CVB including the cost savings estimates, purchase accounting adjustments and transaction expenses. The analysis also assumed (i) CVB performed in accordance with publicly available consensus Street estimates for the years ending December 31, 2018 and December 31, 2019, and (ii) an estimated long-term growth rate for the years thereafter, as discussed with and confirmed by Community management. To approximate the terminal value of CVB common stock at December 31, 2021, Davidson applied price to forward earnings multiples of 14.0x to 24.0x and multiples of tangible book value ranging from 200.0% to 300.0%. The income streams and terminal values were then discounted to present values using different discount rates ranging from 8.00% to 13.00% chosen to reflect different assumptions regarding required rates of return of holders or prospective buyers of CVB’s common stock. In evaluating the discount rate, Davidson used industry standard methods of adding the current risk-free rate, which is based on the 20-year Treasury yield, plus the published Duff & Phelps Industry Equity Risk Premium (adjusted to reflect the industry beta for depository institutions), plus the published Duff & Phelps Size Premium.

At the February 26, 2018 Community board of directors meeting, Davidson noted that the net present value analysis is a widely used valuation methodology, but the results of such methodology are highly dependent upon the numerous assumptions that must be made, and the results thereof are not necessarily indicative of actual values or future results.

As illustrated in the following tables, the analysis indicates an imputed range of values per share of Community common stock, after adjusting for the exchange ratio, of $204.05 to $399.37 when applying the price to forward earnings multiples to the financial forecasts and $198.56 to $342.61 when applying the multiples of tangible book value to the financial forecasts.

Earnings Per Share Multiples

	Earnings Per Share Multiple
Discount Rate	14.0x	16.0x	18.0x	20.0x	22.0x	24.0x
8.00%	$243.01	$274.28	$305.56	$336.83	$368.10	$399.37
9.00%	$234.50	$264.64	$294.78	$324.92	$355.06	$385.20
10.00%	$226.37	$255.43	$284.49	$313.55	$342.60	$371.66
11.00%	$218.60	$246.62	$274.65	$302.67	$330.69	$358.72
12.00%	$211.16	$238.20	$265.23	$292.27	$319.31	$346.34
13.00%	$204.05	$230.14	$256.23	$282.32	$308.41	$334.50

Tangible Book Value Multiples

	Tangible Book Value Per Share Multiple
Discount Rate	200.0%	220.0%	240.0%	260.0%	280.0%	300.0%
8.00%	$236.44	$257.67	$278.91	$300.14	$321.37	$342.61
9.00%	$228.17	$248.63	$269.10	$289.56	$310.03	$330.49
10.00%	$220.27	$240.00	$259.73	$279.46	$299.19	$318.92
11.00%	$212.71	$231.74	$250.77	$269.79	$288.82	$307.85
12.00%	$205.48	$223.84	$242.20	$260.55	$278.91	$297.27
13.00%	$198.56	$216.28	$234.00	$251.71	$269.43	$287.14

Davidson also considered and discussed with the Community board of directors how this analysis would be affected by changes in the underlying assumptions, including variations with respect to net income. To illustrate this impact, Davidson performed a similar analysis assuming Community’s pro forma estimated earnings per share in 2022 varied from 20.00% above projections to 20.00% below projections. This analysis resulted in the following range of per share values for Community common stock, after adjusting for the exchange ratio, using the same price to forward earnings multiples of 14.0x to 24.0x, and using a discount rate of 10.00%.

Variance to 2022 EPS	Earnings Per Share Multiple
	14.0x	16.0x	18.0x	20.0x	22.0x	24.0x
20.00%	$267.05	$301.92	$336.79	$371.66	$406.53	$441.40
15.00%	$256.88	$290.30	$323.72	$357.13	$390.55	$423.97
10.00%	$246.71	$278.68	$310.64	$342.60	$374.57	$406.53
5.00%	$236.54	$267.05	$297.56	$328.07	$358.59	$389.10
0.00%	$226.37	$255.43	$284.49	$313.55	$342.60	$371.66
-5.00%	$216.20	$243.81	$271.41	$299.02	$326.62	$354.23
-10.00%	$206.03	$232.18	$258.34	$284.49	$310.64	$336.79
-15.00%	$195.86	$220.56	$245.26	$269.96	$294.66	$319.36
-20.00%	$185.69	$208.94	$232.18	$255.43	$278.68	$301.92

Net Present Value Analysis for CVB

Davidson performed an analysis that estimated the net present value per share of CVB common stock under various circumstances. The analysis assumed: (i) CVB performed in accordance with publicly available consensus Street estimates for the years ending December 31, 2018 and December 31, 2019, and (ii) an estimated long-term growth rate for the years thereafter, as discussed with and confirmed by Community management. To approximate the terminal value of CVB common stock at December 31, 2021, Davidson applied price to forward earnings multiples of 14.0x to 24.0x and multiples of tangible book value ranging from 200.0% to 300.0%. The income streams and terminal values were then discounted to present values using different discount rates ranging from 8.00% to 13.00% chosen to reflect different assumptions regarding required rates of return of holders or prospective buyers of CVB’s common stock. In evaluating the discount rate, Davidson used industry standard methods of adding the current risk-free rate, which is based on the 20-year Treasury yield, plus the published Duff & Phelps Industry Equity Risk Premium (adjusted to reflect the industry beta for depository institutions), plus the published Duff & Phelps Size Premium.

At the February 26, 2018 Community board of directors meeting, Davidson noted that the net present value analysis is a widely used valuation methodology, but the results of such methodology are highly dependent upon the numerous assumptions that must be made, and the results thereof are not necessarily indicative of actual values or future results.

As illustrated in the following tables, the analysis indicates an imputed range of values per share of CVB common stock of $15.59 to $30.16 when applying the price to forward earnings multiples to the financial forecasts and $16.93 to $29.09 when applying the multiples of tangible book value to the financial forecasts.

Earnings Per Share Multiples

	Earnings Per Share Multiple
Discount Rate	14.0x	16.0x	18.0x	20.0x	22.0x	24.0x
8.00%	$18.52	$20.85	$23.18	$25.51	$27.83	$30.16
9.00%	$17.88	$20.13	$22.37	$24.61	$26.86	$29.10
10.00%	$17.27	$19.43	$21.60	$23.76	$25.92	$28.09
11.00%	$16.68	$18.77	$20.86	$22.94	$25.03	$27.11
12.00%	$16.12	$18.14	$20.15	$22.16	$24.17	$26.19
13.00%	$15.59	$17.53	$19.47	$21.41	$23.36	$25.30

Tangible Book Value Multiples

	Tangible Book Value Per Share Multiple
Discount Rate	200.0%	220.0%	240.0%	260.0%	280.0%	300.0%
8.00%	$20.14	$21.93	$23.72	$25.51	$27.30	$29.09
9.00%	$19.44	$21.16	$22.89	$24.62	$26.34	$28.07
10.00%	$18.77	$20.43	$22.10	$23.76	$25.42	$27.09
11.00%	$18.13	$19.73	$21.34	$22.94	$24.55	$26.15
12.00%	$17.52	$19.07	$20.61	$22.16	$23.71	$25.26
13.00%	$16.93	$18.43	$19.92	$21.42	$22.91	$24.40

Davidson also considered and discussed with the Community board of directors how this analysis would be affected by changes in the underlying assumptions, including variations with respect to net income. To illustrate this impact, Davidson performed a similar analysis assuming CVB estimated earnings per share in 2022 varied from 20.00% above projections to 20.00% below projections. This analysis resulted in the following range of per share values for CVB common stock, using the same price to forward earnings multiples of 14.0x to 24.0x and a discount rate of 10.00%.

Variance to 2022 EPS	Earnings Per Share Multiple
	14.0x	16.0x	18.0x	20.0x	22.0x	24.0x
20.00%	$20.30	$22.89	$25.49	$28.09	$30.68	$33.28
15.00%	$19.54	$22.03	$24.52	$27.00	$29.49	$31.98
10.00%	$18.78	$21.16	$23.54	$25.92	$28.30	$30.68
5.00%	$18.03	$20.30	$22.57	$24.84	$27.11	$29.38
0.00%	$17.27	$19.43	$21.60	$23.76	$25.92	$28.09
-5.00%	$16.51	$18.57	$20.62	$22.68	$24.73	$26.79
-10.00%	$15.75	$17.70	$19.65	$21.60	$23.54	$25.49
-15.00%	$15.00	$16.84	$18.67	$20.51	$22.35	$24.19
-20.00%	$14.24	$15.97	$17.70	$19.43	$21.16	$22.89

Financial Impact Analysis

Davidson performed pro forma merger analyses that combined projected income statement and balance sheet information of Community and CVB. Assumptions regarding the accounting treatment, acquisition adjustments and cost savings were used to calculate the financial impact that the merger would have on certain projected financial results of CVB. In the course of this analysis, Davidson used (i) Community management’s financial forecast for the years ending December 31, 2018, December 31, 2019, and December 31, 2020; (ii) an estimated long-term growth rate for Community for the years thereafter, as discussed with and confirmed by Community management; (iii) publicly available consensus Street estimates for CVB for the years ending December 31, 2018 and December 31, 2019; and (iv) an estimated long-term growth rate for CVB for the years thereafter, as discussed with and confirmed by Community management. This analysis indicated that the merger is expected to be immediately accretive to CVB’s earnings per share, after excluding non-recurring transaction-related expenses. The analysis also indicated that the merger is expected to be dilutive to tangible book value per share for CVB and that CVB would maintain capital ratios in excess of those required for CVB to be considered well-capitalized under existing regulations. For all of the above analyses, the actual results achieved by Community and CVB prior to and following the merger will vary from the projected results, and the variations may be material.

Davidson prepared its analyses for purposes of providing its opinion to Community’s board of directors as to the fairness, from a financial point of view, to the holders of Community common stock of the consideration to be paid to the holders of the Community common stock in the proposed merger and to assist Community’s board of directors in analyzing the proposed merger. The analyses do not purport to be appraisals or necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than those suggested by these analyses. Because these analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties and their respective advisors, none of Community, CVB or Davidson or any other person assumes responsibility if future results are materially different from those forecasted.

Davidson’s opinion was one of many factors considered by the Community board of directors in its evaluation of the merger and should not be viewed as determinative of the views of the board of directors or management of Community with respect to the merger or the merger consideration.

Davidson and its affiliates, as part of their investment banking business, are continually engaged in performing financial analyses with respect to businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and other transactions. Davidson acted as financial advisor to Community in connection with, and participated in certain of the negotiations leading to the merger. Davidson is a full service securities firm engaged, either directly or through its affiliates, in securities trading, investment management, financial planning and benefits counseling, financing and brokerage activities for both companies and individuals. In the ordinary course of these activities, Davidson and its affiliates may provide such services to Community, CVB and their respective affiliates, may actively trade the debt and equity securities (or related derivative securities) of Community and CVB for their own account and for the accounts of their customers and may at any time hold long and short positions of such securities. Community selected Davidson as its financial advisor because it is a recognized investment banking firm that has substantial experience in transactions similar to the merger. Pursuant to the letter agreement dated June 22, 2017, Community engaged Davidson as its financial advisor in connection with the contemplated transaction. Pursuant to the terms of the engagement letter, Community agreed to pay Davidson a cash fee of $200,000 concurrently with the rendering of its opinion. Community will pay to Davidson at the time of closing of the merger a contingent cash fee equal to 1.25% of the aggregate merger consideration, less the $200,000 fee paid in connection with the opinion. Community has also agreed to reimburse Davidson for all reasonable out-of-pocket expenses, including fees of counsel, and to indemnify Davidson and certain related persons against specified liabilities, including liabilities under the federal securities laws, relating to or arising out of its engagement.

Please be advised that during the two years preceding the date of this letter, Davidson has, in the past, provided investment banking and other financial advisory services to Community for which Davidson has received customary compensation and reimbursement of out-of-pocket expenses for such services. Such services during such period have included acting as a financial advisor to Community to discuss strategic alternatives in 2016.

Opinion of CVB’s Financial Advisor

CVB engaged Keefe, Bruyette & Woods, Inc. (“KBW”) to render financial advisory and investment banking services to CVB, including an opinion to the CVB board of directors as to the fairness, from a financial point of view, to CVB of the aggregate merger consideration in the proposed merger. CVB selected KBW because KBW is a nationally recognized investment banking firm with substantial experience in transactions similar to the merger. As part of its investment banking business, KBW is continually engaged in the valuation of financial services businesses and their securities in connection with mergers and acquisitions.

As part of its engagement, representatives of KBW participated both in-person and telephonically in the meeting of the CVB board held on February 26, 2018 at which the CVB board evaluated the proposed merger. At this meeting, KBW reviewed the financial aspects of the proposed merger and rendered an opinion to the CVB board of directors to the effect that, as of such date and based upon and subject to the assumptions, considerations, qualifications and limitations set forth in such opinion, the aggregate merger consideration in the proposed merger was fair, from a financial point of view, to CVB. The CVB board approved the merger agreement at this meeting.

The description of the opinion set forth herein is qualified in its entirety by reference to the full text of the opinion, which is attached as Annex B to this document and is incorporated herein by reference, and describes the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by KBW in preparing the opinion.

KBW’s opinion speaks only as of the date of the opinion. The opinion was for the information of, and was directed to, the CVB board of directors (in its capacity as such) in connection with its consideration of the financial terms of the merger. The opinion addressed only the fairness, from a financial point of view, of the aggregate merger consideration in the merger to CVB. It did not address the underlying business decision of CVB to engage in the merger or enter into the merger agreement or constitute a recommendation to the CVB board of directors in connection with the merger, and it does not constitute a recommendation to any holder of CVB common stock or any shareholder of any other entity as to how to vote in connection with the merger or any other matter, nor does it constitute a recommendation as to whether or not any such shareholder should enter into a voting, shareholders’, affiliates’ or other agreement with respect to the merger or exercise any dissenters’ or appraisal rights that may be available to such shareholder.

KBW’s opinion was reviewed and approved by KBW’s Fairness Opinion Committee in conformity with its policies and procedures established under the requirements of Rule 5150 of the Financial Industry Regulatory Authority.

In connection with the opinion, KBW reviewed, analyzed and relied upon material bearing upon the financial and operating condition of CVB and Community and bearing upon the merger, including, among other things:

•	a draft of the merger agreement, dated February 22, 2018 (the most recent draft then made available to KBW);

•	the audited financial statements and Annual Reports on Form 10-K for the three fiscal years ended December 31, 2016 of CVB;

•	the unaudited quarterly financial statements and Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2017, June 30, 2017 and September 30, 2017 of CVB;

•	certain unaudited quarterly and year-end financial results for the quarter and fiscal year ended December 31, 2017 of CVB (contained in the Current Report on Form 8-K filed by CVB with the Securities and Exchange Commission on January 25, 2018);

•	the audited financial statements for the three fiscal years ended December 31, 2016 of Community;

•	the unaudited quarterly financial statements for the fiscal quarters ended March 31, 2017, June 30, 2017 and September 30, 2017 of Community;

•	certain unaudited quarterly and year-end financial results for the quarter and fiscal year ended December 31, 2017 of Community (provided to us by representatives of Community);

•	certain regulatory filings of CVB, Community and Citizens Business, including the quarterly reports on Form FR Y-9C and the quarterly call reports filed with respect to each quarter during the three year period ended December 31, 2017;

•	certain other interim reports and other communications of CVB and Community to their respective stockholders; and

•	other financial information concerning the respective businesses and operations of CVB and Community that was furnished to KBW by CVB and Community or that KBW was otherwise directed to use for purposes of its analysis.

KBW’s consideration of financial information and other factors that it deemed appropriate under the circumstances or relevant to its analyses included, among others, the following:

•	the historical and current financial position and results of operations of CVB and Community;

•	the assets and liabilities of CVB and Community;

•	the nature and terms of certain other merger transactions and business combinations in the banking industry;

•	a comparison of certain financial and stock market information of CVB and Community with similar information for certain other companies, the securities of which were publicly traded;

•	financial and operating forecasts and projections of Community that were prepared by CVB management, provided to KBW and discussed with KBW by such management, and used and relied upon by KBW at the direction of such management and with the consent of the CVB board;

•	publicly available consensus “street estimates” of CVB, as well as assumed CVB long-term growth rates that were provided to KBW by CVB management, all of which information was discussed with KBW by such management and used and relied upon by KBW at the direction of such management and with the consent of the CVB board; and

•	estimates regarding certain pro forma financial effects of the merger on CVB (including without limitation the cost savings and related expenses expected to result or be derived from the merger) that were prepared by CVB management, provided to and discussed with KBW by such management, and used and relied upon by KBW at the direction of such management and with the consent of the CVB board.

KBW also performed such other studies and analyses as it considered appropriate and took into account its assessment of general economic, market and financial conditions and its experience in other transactions, as well as its experience in securities valuation and knowledge of the banking industry generally. KBW also participated in discussions that were held by the managements of CVB and Community regarding the past and current business operations, regulatory relations, financial condition and future prospects of their respective companies and such other matters as KBW deemed relevant to its inquiry.

In conducting its review and arriving at its opinion, KBW relied upon and assumed the accuracy and completeness of all of the financial and other information that was provided to it or that were publicly available and KBW did not independently verify the accuracy or completeness of any such information or assume any responsibility or liability for such verification, accuracy or completeness. KBW relied upon the management of CVB as to the reasonableness and achievability of the financial and operating forecasts and projections of Community, the publicly available consensus “street estimates” of CVB, the assumed long-term growth rates of CVB and the estimates regarding certain pro forma financial effects of the merger on CVB (including, without limitation, the cost savings and related expenses expected to result or be derived from the merger), all as referred to above, as well as the assumption set forth in and bases for all such information. KBW assumed, at the direction of CVB, that all of the foregoing information was reasonably prepared and represented, or in the case of the publicly available consensus “street estimates” referred to above that such estimates were consistent with, the best currently available estimates and judgments of CVB management, and that the forecasts, projections and estimates reflected in such information would be realized in the amounts and in the time periods estimated.

It is understood that the portion of the foregoing financial information of CVB and Community that was provided to KBW was not prepared with the expectation of public disclosure, that all such forecasts, projections and estimates, together with the publicly available consensus “street estimates” of CVB referred to above, were based on numerous variables and assumptions that are inherently uncertain, including, without limitation, factors related to general economic and competitive conditions and that, accordingly, actual results could vary significantly from those set forth in such information. KBW assumed, based on discussions with the respective managements of CVB and Community and with the consent of the CVB board of directors, that all such information provided a reasonable basis upon which KBW could form its opinion and KBW expressed no view as to any such information or the assumptions or bases therefor. KBW relied on all such information without independent verification or analysis and did not in any respect assume any responsibility or liability for the accuracy or completeness thereof.

KBW also assumed that there were no material changes in the assets, liabilities, financial condition, results of operations, business or prospects of either CVB or Community since the date of the last financial statements of each such entity that were made available to KBW and that KBW was directed to use. KBW is not an expert in the independent verification of the adequacy of allowances for loan and lease losses and KBW assumed, without independent verification and with CVB’s consent, that the aggregate allowances for loan and lease losses for CVB and Community are adequate to cover such losses. In rendering its opinion, KBW did not make or obtain any evaluations or appraisals or physical inspections of the properties, assets or liabilities (contingent or otherwise) of CVB or Community, the collateral securing any of such assets or liabilities, or the collectability of any such assets, nor did KBW examine any individual loan or credit files, nor did it evaluate the solvency, financial capability or fair value of CVB or Community under any state or federal laws, including those relating to bankruptcy, insolvency or other matters. Estimates of values of companies and assets do not purport to be appraisals or necessarily reflect the prices at which companies or assets may actually be sold. Because such estimates are inherently subject to uncertainty, KBW assumed no responsibility or liability for their accuracy.

KBW assumed, in all respects material to its analyses:

•	the merger and any related transactions would be completed substantially in accordance with the terms set forth in the merger agreement (the final terms of which KBW assumed would not differ in any respect material to its analyses from the draft version of the merger agreement that had been reviewed) with no adjustments to the aggregate merger consideration (including the cash and stock components thereof) and with no additional payments in respect of Community common stock;

•	the representations and warranties of each party in the merger agreement and in all related documents and instruments referred to in the merger agreement were true and correct;

•	each party to the merger agreement or any of the related documents would perform all of the covenants and agreements required to be performed by such party under such documents;

•	there are no factors that would delay or subject to any adverse conditions, any necessary regulatory or governmental approval for the merger or any related transaction and all conditions to the completion of the merger and any related transaction would be satisfied without any waivers or modifications to the merger agreement or any of the related documents; and

•	in the course of obtaining the necessary regulatory, contractual, or other consents or approvals for the merger and any related transactions, no restrictions, including any divestiture requirements, termination or other payments or amendments or modifications, would be imposed that would have a material adverse effect on the future results of operations or financial condition of CVB, Community or the pro forma entity, or the contemplated benefits and effects of the merger, including without limitation the cost savings and related expenses expected to result or be derived from the merger.

KBW assumed that the merger would be consummated in a manner that complied with the applicable provisions of the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and all other applicable federal and state statutes, rules and regulations. KBW was further advised by representatives of CVB that CVB relied upon advice from its advisors (other than KBW) or other appropriate sources as to all legal, financial reporting, tax, accounting and regulatory matters with respect to CVB, Community, Citizens, the merger and any related transaction, and the merger agreement. KBW did not provide advice with respect to any such matters. KBW assumed, with the consent of CVB and without independent verification, that (x) Adjusted Tier 1 Capital and the Total Non-Interest Bearing Deposits (each as defined in, and determined as set forth in, the merger agreement) will be greater than $365,000,000 and $1.1 billion, respectively, and (y) the Transaction Costs Adjustment (as defined in, and determined as set forth in, the merger agreement) will not be greater than zero.

KBW’s opinion addressed only the fairness, from a financial point of view, as of the date of such opinion, of the aggregate merger consideration in the merger to CVB. KBW expressed no view or opinion as to any other terms or aspects of the merger or any term or aspect of any related transaction, including without limitation, the form or structure of the merger (including the form of aggregate merger consideration or the allocation thereof between cash and stock) or any such related transaction, any consequences of the merger or any such related transaction to CVB, its stockholders, creditors or otherwise, or any terms, aspects, merits or implications of any employment, retention, consulting, voting, support, cooperation, stockholder, escrow or other agreements, arrangements or understandings contemplated or entered into in connection with the merger, any such related transaction, or otherwise. KBW’s opinion was necessarily based upon conditions as they existed and could be evaluated on the date of such opinion and the information made available to KBW through such date. Developments subsequent to the date of KBW’s opinion may have affected, and may affect, the conclusion reached in KBW’s opinion and KBW did not and does not have an obligation to update, revise or reaffirm its opinion. KBW’s opinion did not address, and KBW expressed no view or opinion with respect to:

•	the underlying business decision of CVB to engage in the merger or enter into the merger agreement;

•	the relative merits of the merger as compared to any strategic alternatives that are, have been or may be available to or contemplated by CVB or the CVB board of directors;

•	any business, operational or other plans with respect to Community or the pro forma entity that might be contemplated by CVB or the CVB board of directors or that might be implemented by CVB or the CVB board of directors subsequent to the closing of the merger;

•	the fairness of the amount or nature of any compensation to any of CVB’s officers, directors or employees, or any class of such persons, relative to the aggregate merger consideration;

•	the effect of the merger or any related transaction on, or the fairness of the consideration to be received by, holders of any class of securities of CVB, Community or any other party to any transaction contemplated by the merger agreement;

•	any adjustments (as provided in the merger agreement) to the aggregate merger consideration (including the stock or cash components thereof) assumed for purposes of our opinion;

•	whether CVB has sufficient cash, available lines of credit or other sources of funds to enable it to pay the aggregate cash consideration at the closing of the merger;

•	the actual value of CVB common stock to be issued in connection with the merger;

•	the prices, trading range or volume at which CVB common stock or Community common stock would trade following the public announcement of the merger or the prices, trading range or volume at which CVB common stock would trade following the consummation of the merger;

•	any advice or opinions provided by any other advisor to any of the parties to the merger or any other transaction contemplated by the merger agreement; or

•	any legal, regulatory, accounting, tax or similar matters relating to CVB, Community, or any of their respective shareholders, or relating to or arising out of or as a consequence of the merger or any other related transaction, including whether or not the merger would qualify as a tax-free reorganization for United States federal income tax purposes.

In performing its analyses, KBW made numerous assumptions with respect to industry performance, general business, economic, market and financial conditions and other matters, which are beyond the control of KBW,

CVB and Community. Any estimates contained in the analyses performed by KBW are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by these analyses. Additionally, estimates of the value of businesses or securities do not purport to be appraisals or to reflect the prices at which such businesses or securities might actually be sold. Accordingly, these analyses and estimates are inherently subject to substantial uncertainty. In addition, the KBW opinion was among several factors taken into consideration by the CVB board of directors in making its determination to approve the merger agreement and the merger. Consequently, the analyses described below should not be viewed as determinative of the decision of the CVB board of directors with respect to the fairness of the aggregate merger consideration. The type and amount of consideration payable in the merger were determined through negotiation between CVB and Community and the decision of CVB to enter into the merger agreement was solely that of the CVB board of directors.

The following is a summary of the material financial analyses presented by KBW to the CVB board of directors in connection with its opinion. The summary is not a complete description of the financial analyses underlying the opinion or the presentation made by KBW to the CVB board of directors, but summarizes the material analyses performed and presented in connection with such opinion. The financial analyses summarized below include information presented in tabular format. The tables alone do not constitute a complete description of the financial analyses. The preparation of a fairness opinion is a complex analytic process involving various determinations as to appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. Therefore, a fairness opinion is not readily susceptible to partial analysis or summary description. In arriving at its opinion, KBW did not attribute any particular weight to any analysis or factor that it considered, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, KBW believes that its analyses and the summary of its analyses must be considered as a whole and that selecting portions of its analyses and factors or focusing on the information presented below in tabular format, without considering all analyses and factors or the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the process underlying its analyses and opinion.

KBW’s opinion was based only on information available to KBW as of the date of the opinion and conditions as they existed and could be evaluated on the date thereof. Accordingly, for purposes of the financial analyses described below, KBW utilized an implied transaction value for the proposed merger of $878.3 million, or $277.07 per outstanding share of Community common stock, based on 3,169,984.4 shares of Community common stock outstanding as of December 31, 2017 and assuming the conversion of 35,890 Community restricted stock units to Community common shares at the closing of the merger, consisting of the sum of (i) the implied value of the stock consideration of 9.4595 shares of CVB common stock, based on the closing price of CVB common stock on February 23, 2018, and (ii) the cash consideration of $56.00 per share.

CVB Comparable Company Analysis. Using publicly available information, KBW compared the financial performance, financial condition and market performance of CVB to 15 selected banks, referred to as the “CVB comparable companies”, which are publicly listed on Nasdaq, the New York Stock Exchange or NYSE MKT and headquartered in Alaska, Arizona, California, Colorado, Hawaii, Idaho, New Mexico, Nevada, Montana, Oregon, Utah, Washington and Wyoming with total assets between approximately $5.0 billion and $25.0 billion. Savings banks and thrifts (as defined by S&P Global Market Intelligence), ethnic-focused banks and merger targets were excluded from the CVB comparable companies.

The CVB comparable companies were as follows:

Banc of California, Inc.

Bank of Hawaii Corporation

Banner Corporation

Central Pacific Financial Corp.

Columbia Banking System, Inc.

First Interstate BancSystem, Inc.

Glacier Bancorp, Inc.

HomeStreet, Inc.

Luther Burbank Corporation

Opus Bank

Pacific Premier Bancorp, Inc.

PacWest Bancorp

Washington Federal, Inc.

Westamerica Bancorporation

Western Alliance Bancorporation

To perform this analysis, KBW used profitability and other financial information for the latest twelve months (“LTM”) or the most recent available completed fiscal quarter (“MRQ”) ended December 31, 2017, or as of December 31, 2017, and market price information as of February 23, 2018. KBW also used 2018 and 2019 earnings per share (“EPS”) estimates taken from publicly available consensus “street estimates” for CVB and the CVB comparable companies. Certain financial data prepared by KBW, and as referenced in the tables presented below, may not correspond to the data presented in CVB’s historical financial statements, or the data prepared by Community’s financial advisor presented under the section “The Merger—Opinions of Community’s and CVB’s Financial Advisors,” as a result of the different periods, assumptions and methods used by KBW to compute the financial data presented.

KBW’s analysis showed the following concerning the financial performance of CVB and the CVB comparable companies:

		CVB Comparable Companies
	CVB	25th Percentile	Median	Average	75th Percentile
MRQ Return on Average Assets (%)(1)	1.39	0.78	1.10	1.07	1.39
MRQ Return on Average Equity (%)(1)	10.57	7.28	8.77	9.01	10.14
MRQ Return on Average Tangible Common Equity (%)(1)	11.91	8.21	12.02	11.43	14.76
MRQ Net Interest Margin (%)	3.70	3.14	3.34	3.67	4.24
MRQ Fee Income / Revenue Ratio (%)(2)	11.0	10.2	16.9	18.3	22.8
MRQ Efficiency Ratio (%)	42.8	67.4	56.3	58.9	48.0

(1)	Core earnings excludes realized gain on sale of securities, nonrecurring revenue & expenses, goodwill impairment & amortization of intangibles, extraordinary items and one-time tax expenses related to the revaluation of deferred tax assets due to the Tax Cuts and Jobs Act of 2017. Assumes 35% tax rate.
(2)	Excludes gains/losses on sale of securities.

KBW’s analysis also showed the following concerning the financial condition of CVB and the CVB comparable companies:

	CVB Comparable Companies
	CVB	25th Percentile	Median	Average	75th Percentile
Tangible Common Equity / Tangible Assets (%)	11.61	8.66	9.47	9.25	10.28
Total Capital Ratio (%)	18.06	13.07	14.46	14.57	15.80
Loans / Deposits (%)	73.8	94.2	88.9	85.9	77.8
Loan Loss Reserve / Gross Loans (%)	1.23	0.77	0.95	1.07	1.24
Nonperforming Assets / Loans + OREO (%)	0.41	1.18	0.78	0.90	0.49
MRQ Net Charge-offs / Average Loans (%)	(0.04)	0.18	0.11	0.13	0.01

In addition, KBW’s analysis showed the following concerning the market performance of CVB and the CVB comparable companies:

		CVB Comparable Companies
	CVB	25th Percentile	Median	Average	75th Percentile
One-Year Price Change (%)	(1.9)	(3.1)	2.8	3.3	6.1
One-Year Total Return (%)	0.4	0.2	4.5	5.3	7.3
Year-to-Date Price Change (%)	(0.8)	(0.4)	1.1	2.2	5.3
Price / Tangible Book Value (x)	2.72	1.69	2.52	2.32	2.95
Price / LTM Core EPS (x)(1)	22.0	17.4	18.2	19.0	19.6
Price / 2018e EPS (x)(2)	18.6	14.9	15.8	16.5	17.2
Price / 2019e EPS (x)(2)	17.6	13.1	14.1	14.4	14.7
Dividend Yield (%)	2.4	0.9	2.1	1.8	2.6
LTM Dividend Pay out Ratio	56.8	0.0	47.1	43.0	71.0

(1)	Core earnings excludes realized gain on sale of securities, nonrecurring revenue & expenses, goodwill impairment & amortization of intangibles, extraordinary items and one-time tax expenses related to the revaluation of deferred tax assets due to the Tax Cuts and Jobs Act of 2017. Assumes 35% tax rate.
(2)	FactSet consensus analyst estimates.

No company used as a comparison in the above CVB comparable companies analysis is identical to CVB. Accordingly, an analysis of these results is not mathematical. Rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies involved.

Community Comparable Company Analysis. Using publicly available information, KBW compared the financial performance and financial condition of Community to 10 selected banks, referred to as the “Community comparable companies”, which are publicly listed on Nasdaq, the New York Stock Exchange or NYSE MKT and headquartered in Alaska, Arizona, California, Colorado, Hawaii, Idaho, New Mexico, Nevada, Montana, Oregon, Utah, Washington and Wyoming with total assets between approximately $2.0 billion and $5.0 billion. Savings banks and thrifts (as defined by S&P Global Market Intelligence), ethnic-focused banks and merger targets were excluded from such Community comparable companies.

The Community comparable companies were as follows:

Bank of Marin Bancorp

CoBiz Financial Inc.

First Foundation Inc.

Guaranty Bancorp

Heritage Commerce Corp

Heritage Financial Corporation

National Bank Holdings Corporation

People’s Utah Bancorp

Sierra Bancorp

TriCo Bancshares

To perform this analysis, KBW used profitability and other financial information for the LTM or the MRQ ended December 31, 2017, or as of December 31, 2017, and market price information as of February 23, 2018. KBW also used 2018 and 2019 EPS estimates taken from publicly available consensus “street estimates” for the Community comparable companies. Certain financial data prepared by KBW, and as referenced in the tables presented below, may not correspond to the data presented in Community’s historical financial statements, or the data prepared by Community’s financial advisor presented under the section “The Merger—Opinions of Community’s and CVB’s Financial Advisors,” as a result of the different periods, assumptions and methods used by KBW to compute the financial data presented.

KBW’s analysis showed the following concerning the financial performance of Community and the Community comparable companies:

		Community Comparable Companies
	Community	25th Percentile	Median	Average	75th Percentile
MRQ Return on Average Assets (%)(1)	0.76	0.96	1.18	1.16	1.34
MRQ Return on Average Equity (%)(1)	8.02	9.08	11.36	10.88	12.84
MRQ Return on Average Tangible Common Equity (%)(1)	8.06	10.19	13.11	12.31	14.08
MRQ Net Interest Margin (%)	3.39	3.82	3.94	3.96	4.20
MRQ Fee Income / Revenue Ratio (%)(2)	5.7	16.2	18.8	17.6	19.3
MRQ Efficiency Ratio (%)	64.8	61.1	59.9	58.4	55.2

(1)	Core earnings excludes realized gain on sale of securities, nonrecurring revenue & expenses, goodwill impairment & amortization of intangibles, extraordinary items and one-time tax expenses related to the revaluation of deferred tax assets due to the Tax Cuts and Jobs Act of 2017. Assumes 35% tax rate.
(2)	Excludes gains/losses on sale of securities.

KBW’s analysis also showed the following concerning the financial condition of Community and the Community comparable companies:

		Community Comparable Companies
	Community	25th Percentile	Median	Average	75th Percentile
Tangible Common Equity / Tangible Assets (%)	9.37	8.66	9.42	9.33	9.80
Total Capital Ratio (%)	12.04	13.48	14.20	14.09	14.66
Loans / Deposits (%)	95.8	94.0	81.9	84.8	78.2
Loan Loss Reserve / Gross Loans (%)	1.29	0.86	0.99	0.95	1.12
Nonperforming Assets / Loans + OREO (%)	0.37	1.26	1.20	1.03	0.73
MRQ Net Charge-offs / Average Loans (%)	0.02	0.01	(0.00)	(0.01)	(0.02)

In addition, KBW’s analysis showed the following concerning the market performance of Community and the Community comparable companies:

		Community Comparable Companies
	Community	25th Percentile	Median	Average	75th Percentile
One-Year Price Change (%)	14.1	1.6	9.9	8.3	14.3
One-Year Total Return (%)	19.8	2.9	10.5	10.1	16.9
Year-to-Date Price Change (%)	3.4	0.8	1.5	1.8	2.7
Price / Tangible Book Value (x)	1.66	1.89	2.24	2.24	2.53
Price / LTM Core EPS (x)(1)	17.5	18.5	20.0	19.9	20.7
Price / 2018e EPS (x)(2)	14.7	15.1	15.7	16.1	17.1
Price / 2019e EPS (x)(2)	13.7	13.0	13.8	13.9	15.0
Dividend Yield (%)	1.1	1.1	1.7	1.6	2.2
LTM Dividend Pay out Ratio	23.5	32.8	39.6	39.4	46.4

(1)	Core earnings excludes realized gain on sale of securities, nonrecurring revenue & expenses, goodwill impairment & amortization of intangibles, extraordinary items and one-time tax expenses related to the revaluation of deferred tax assets due to the Tax Cuts and Jobs Act of 2017. Assumes 35% tax rate.
(2)	Community provided by CVB management with information obtained from Community. Selected companies per FactSet consensus analyst estimates.

No company used as a comparison in the above Community comparable companies analysis is identical to Community. Accordingly, an analysis of these results is not mathematical. Rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies involved.

Comparable M&A Transaction Analysis. KBW reviewed publicly available information related to 10 selected U.S. whole bank and thrift transactions announced since January 1, 2016 with announced deal values between approximately $500 million and $1.0 billion. Transactions with non-bank buyers, mergers of equals, transactions with no reported deal value (as defined by SNL Financial), terminated transactions, transactions where the target was a thrift and 100% cash transactions were excluded from the analysis.

The selected transactions were as follows:

Buyer:	Target:
Pacific Premier Bancorp, Inc.	Grandpoint Capital, Inc.
Valley National Bancorp	USAmeriBancorp, Inc.
Union Bankshares Corporation	Xenith Bankshares, Inc.
South State Corporation	Park Sterling Corporation
PacWest Bancorp	CU Bancorp
Home BancShares, Inc.	Stonegate Bank
Columbia Banking System, Inc.	Pacific Continental Corporation
Simmons First National Corporation	Southwest Bancorp, Inc.
First Interstate BancSystem, Inc.	Cascade Bancorp
United Bankshares, Inc.	Cardinal Financial Corporation

For each selected transaction, KBW derived the following implied transaction statistics, in each case based on the transaction consideration value paid for the acquired company and using financial data based on the acquired company’s then latest publicly available financial statements and, to the extent publicly available, then next year consensus “street estimates” prior to the announcement of the acquisition:

•	Price per common share to tangible book value per share of the acquired company (in the case of selected transactions involving a private acquired company, this transaction statistic was calculated as total transaction consideration divided by total tangible common equity);

•	Price per common share to LTM EPS of the acquired company (in the case of selected transactions involving a private acquired company, this transaction statistic was calculated as total transaction consideration divided by LTM net income).

•	Price per common share to estimated EPS of the acquired company in the 8 selected transactions in which consensus “street estimates” for the acquired company were then available; and

•	Tangible equity premium to core deposits as calculated by S&P Global Market Intelligence (core deposits are generally defined as total deposits less time deposits greater than $100,000) of the acquired company, referred to as core deposit premium; and

•	Premium to the acquired company’s closing stock price one month prior to announcement of the transaction, referred to as one-month market premium.

The above transaction statistics for the selected transactions were compared with the corresponding transaction statistics for the proposed merger based on the implied transaction value for the proposed merger of $878.3 million and using historical financial information for Community as of or for the twelve months ended December 31, 2017 and financial forecasts and projections of Community provided by CVB management with information obtained from Community.

The results of the analysis are set forth in the following table (excluding the impact of LTM EPS multiple for two of the selected transactions and the estimated EPS multiple for another two of the selected transactions, which multiples were considered to be not meaningful (“NM”) because they were negative, greater than 30.0x or not publicly available):

			Selected Transactions
	CVB / Community		25th Percentile	Median	Average	75th Percentile
Price to Tangible Book Value (x)	2.47		2.13	2.30	2.32	2.40
Price to LTM EPS (x)(1)	26.1		18.8	24.0	22.1	25.8
Price to Forward EPS (x)	21.9	(2)	18.4	19.0	19.6	20.0
Core Deposit Premium (%)	21.0		16.0	18.5	17.5	19.8
One-Month Market Premium (%)	47.4	(3)	5.9	18.7	21.3	35.5

(1)	Based on the FactSet consensus analyst estimate for EPS in the first full calendar year following announcement.
(2)	For reference purposes only. Before the Tax Cuts and Jobs Act of 2017 was signed into law on December 22, 2017, Community’s effective tax rate was approximately 39%. Using a 39% effective tax rate for Community in 2018, the estimated EPS multiple would have been 30.0x (based on an implied diluted EPS of $9.00).
(3)	For reference purposes only. Community’s three month average daily trading volume as of February 23, 2018 was 61 shares.

No company or transaction used as a comparison in the above selected transaction analysis is identical to CVB, Community or the proposed merger. Accordingly, an analysis of these results is not mathematical. Rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies involved.

Relative Contribution Analysis. KBW analyzed the relative standalone contribution of CVB and Community to various pro forma balance sheet and income statement items of the combined entity. This analysis did not include purchase accounting adjustments and synergies. To perform this analysis, KBW used (i) balance sheet and income statement data for CVB and Community as of or for the twelve months ended December 31, 2017, (ii) publicly available consensus “street estimates” of CVB and an assumed long-term earnings growth rate for CVB provided by CVB management, and (iii) financial forecasts and projections of Community provided by

CVB management with information obtained from Community. The results of KBW’s analysis are set forth in the following table, which also compares the results of KBW’s analysis with the implied pro forma ownership percentages of CVB and Community shareholders in the combined company based on the stock consideration in the proposed merger of 9.4595 shares of CVB common stock based on the 80% stock / 20% cash aggregate merger consideration as set forth in the merger agreement and also based on a hypothetical exchange ratio of 11.8244 assuming 100% stock consideration in the proposed merger for illustrative purposes:

	CVB as a % of Total	Community as a % of Total
Ownership:
Approximately 79.8% Stock / 20.2% Cash	78.6	21.4
100% Stock Equivalent	74.6	25.4
Balance Sheet:
Total Assets	68.8	31.2
Gross Loans	63.8	36.2
Total Deposits	69.6	30.4
Tangible Common Equity	72.9	27.1
Income Statement:
2017 Core Net Income(1)	77.7	22.3
2018e Core Net Income(2)	77.7	22.3
2019e Core Net Income(2)	77.4	22.6

(1)	Core earnings excludes realized gain on sale of securities, nonrecurring revenue & expenses, goodwill impairment & amortization of intangibles, extraordinary items and one-time tax expenses related to the revaluation of deferred tax assets due to the Tax Cuts and Jobs Act of 2017. Assumes 35% tax rate.
(2)	CVB per consensus analyst estimates. Community provided by CVB management with information obtained from Community.

Pro Forma Financial Impact Analysis. KBW performed a pro forma financial impact analysis that combined projected income statement and balance sheet information of CVB and Community. Using (i) closing balance sheet estimates as of June 30, 2018 for CVB and Community provided by CVB management with information obtained from Community (ii) publicly available consensus “street estimates” of CVB and an assumed long term earnings growth rate for CVB provided by CVB management, (iii) financial forecasts and projections of Community provided by CVB management with information obtained from Community and (iv) pro forma assumptions (including, without limitation, the cost savings expected to result from the merger as well as certain purchase accounting adjustments and restructuring charges assumed with respect thereto) provided by CVB management. KBW analyzed the estimated financial impact of the merger on certain projected financial results. This analysis indicated that the merger could be accretive to CVB’s 2018 and 2019 estimated EPS and dilutive to CVB’s estimated tangible book value per share as of June 30, 2018. Furthermore, the analysis indicated that, pro forma for the merger, CVB’s tangible common equity to tangible assets ratio, common equity tier 1 ratio, leverage ratio, tier 1 capital ratio and total risk-based capital ratio as of June 30, 2018 could all be lower. For all of the above analysis, the actual results achieved by CVB following the merger may vary from the projected results, and the variations may be material.

CVB Discounted Cash Flow Analysis. KBW performed a discounted cash flow analysis to estimate a range for the implied equity value of CVB. In this analysis KBW used publicly available consensus “street estimates” of CVB and assumed long term growth rates for CVB provided by CVB management. KBW assumed discount rates ranging from 11.0% to 15.0%. The ranges of values were derived by adding (i) the present value of the estimated excess cash flows that CVB could generate over the five year period from December 31, 2017 through December 31, 2022 as a standalone company and (ii) the present value of CVB’s implied terminal value at the end of such period. KBW assumed that CVB would maintain a tangible common equity to tangible assets ratio of 8.0% and would retain sufficient earnings to maintain that level. In calculating the terminal value of CVB, KBW applied a range of 16.0x to 20.0x CVB’s estimated 2023 earnings. This discounted cash flow analysis resulted in a range of implied values per share of CVB common stock of $19.84 per share to $26.34 per share.

The discounted cash flow analysis is a widely used valuation methodology, but the results of such methodology are highly dependent on the assumptions that must be made, including asset and earnings growth rates, terminal values, dividend payout rates and discount rates. The analysis did not purport to be indicative of the actual values or expected values of CVB or the pro forma combined company.

Community Discounted Cash Flow Analysis. KBW performed a discounted cash flow analysis to estimate a range for the implied equity value of Community, taking into account cost savings expected to result from the merger as well as certain purchase accounting adjustments and restructuring charges assumed with respect thereto. In this analysis, KBW used financial forecasts and projections relating to the earnings and assets of Community and estimated cost savings and purchase accounting adjustments and restructuring charges provided by CVB management, and assumed discount rates ranging from 10.0% to 14.0%. The ranges of values were derived by adding (i) the present value of the estimated excess cash flows that CVB could generate over the four and a half year period from June 30, 2018 through December 31, 2022 as a standalone company, and (ii) the present value of Community’s implied terminal value at the end of such period, in each case applying estimated cost savings and certain estimated purchase accounting adjustments and restructuring charges provided by CVB management. KBW assumed that Community would maintain a tangible common equity to tangible assets ratio of 8.0% and would retain sufficient earnings to maintain that level. In calculating the terminal value of Community, KBW applied a range of 14.0x to 18.0x Community’s estimated 2023 earnings. This discounted cash flow analysis resulted in a range of implied values per share of Community common stock, taking into account cost savings expected to result from the merger as well as certain purchase accounting adjustments and restructuring charges assumed with respect thereto, of $261.39 to $366.45.

The discounted cash flow analysis is a widely used valuation methodology, but the results of such methodology are highly dependent on the assumptions that must be made, including asset and earnings growth rates, terminal values, dividend payout rates, and discount rates. The analysis did not purport to be indicative of the actual values or expected values of Community or the pro forma combined company.

Historical Stock Price Analysis. KBW reviewed the historical stock trading prices for CVB common stock for the last 12-month period ended February 23, 2018. In addition, KBW also reviewed the closing stock price of $23.37 per share of CVB common stock and the closing share price of $186.05 per share of Community common stock, as of February 23, 2018 to derive the implied transaction value in the proposed merger of $277.07 per share of outstanding Community common stock.

Miscellaneous. KBW acted as financial advisor to CVB in connection with the proposed merger and did not act as an advisor to or agent of any other person in connection therewith. As part of its investment banking business, KBW is continually engaged in the valuation of bank and bank holding company securities in connection with acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for various other purposes. As specialists in the securities of banking companies, KBW has experience in, and knowledge of, the valuation of banking enterprises. KBW and its affiliates, in the ordinary course of its and their broker-dealer businesses (and further to existing sales and trading relationships between a KBW broker-dealer affiliate and each of CVB and Community), may from time to time purchase securities from, and sell securities to, CVB and Community. As market makers in securities, KBW and its affiliates may from time to time have a long or short position in, and buy or sell debt or equity securities of CVB and Community for its and their own accounts and for the accounts of its and their respective customers and clients.

Pursuant to the KBW engagement agreement, CVB has agreed to pay KBW a total cash fee equal to 0.50% of the aggregate merger consideration, $250,000 of which became payable with the rendering of KBW’s opinion and the balance of which is contingent upon the consummation of the merger. CVB also agreed to reimburse KBW for reasonable out-of-pocket expenses and disbursements incurred in connection with its engagement and to indemnify KBW against certain liabilities relating to or arising out of KBW’s engagement or KBW’s role in connection therewith. In addition to its present engagement, in the two years preceding the date of KBW’s opinion, KBW has provided investment banking and financial advisory services to CVB for which compensation was received. KBW acted as financial advisor to CVB in connection with its March 2017 acquisition of Valley Commerce Bancorp. In the two years preceding the date of KBW’s opinion, KBW has not provided investment banking and financial advisory services to Community. KBW may in the future provide investment banking and financial advisory services to CVB or Community and receive compensation for such services.

Certain Unaudited Forward-Looking Information Exchanged by CVB and Community

CVB and Community do not as a matter of course make public long-term projections as to future earnings or other results due to, among other reasons, the inherent uncertainty of the underlying assumptions and estimates. However, CVB and Community have included in this joint proxy statement/prospectus certain unaudited prospective financial information regarding their respective anticipated future operations that were made available to their respective financial advisors, as applicable. None of CVB, Community, their respective financial advisors or any other person makes any representation as to the accuracy of such information or the ultimate performance of CVB, Community or the combined company compared to the prospective financial information. The inclusion of such unaudited prospective financial information in this joint proxy statement/prospectus should not be regarded as an indication that such information will be necessarily predictive of actual future results nor construed as financial guidance, and it should not be relied on as such, and should not be regarded as an indication that any of CVB, Community, their respective financial advisors or any other person considered, or now considers, this information to be necessarily predictive of actual future results. There can be no assurance that such unaudited prospective financial information will be realized or that actual results will not be significantly higher or lower than estimated. Such unaudited prospective financial information reflects numerous estimates and assumptions with respect to industry performance and competition, general business, economic, market and financial conditions and matters specific to CVB’s and Community’s respective businesses, all of which are difficult to predict and many of which are beyond the control of CVB or Community.

The accompanying unaudited prospective financial information were not prepared for the purpose of public disclosure, nor were they intended to comply with the guidelines for financial forecasts established by the American Institute of Certified Public Accountants or any other established guidelines regarding projections or forecasts. This information is not fact and should not be relied upon as being necessarily indicative of future results, and readers of this joint proxy statement/prospectus are cautioned not to place undue reliance on the unaudited prospective financial information. Neither of CVB’s nor Community’s independent auditors nor any other independent accountants have compiled, examined, or performed any procedures with respect to the unaudited prospective financial information contained herein, nor have they expressed any opinion or any other form of assurance on such information or its achievability.

Neither CVB nor Community intends to update or otherwise revise any of such unaudited prospective financial information to reflect circumstances existing after the date when made or to reflect the occurrence of future events, even in the event that any or all of the assumptions underlying such prospective financial information are no longer appropriate. Shareholders are urged to review CVB’s most recent SEC filings for a description of risk factors with respect to its business. See also the sections of this joint proxy statement/prospectus entitled “Where You Can Find Additional Information,” “Risk Factors” and “Caution Regarding Forward-Looking Statements.”

Certain Unaudited Prospective Financial Information Exchanged by CVB

The following unaudited prospective financial information with respect to CVB were provided by CVB management to KBW or otherwise discussed by CVB management with such party, and used and relied on by KBW in connection with its fairness opinion to the CVB board of directors.

	($ in thousands)
	2018 Stub(1/2 yr)	2019	2020	2021	2022	2023
CVBF Projected Income (consensus analyst estimates)	$69,154	$146,711	$155,514	$164,845	$174,735	$185,220
CVBF-provided Projections for CYHT	$19,841	$42,832	$46,491	$49,281	$52,237	$55,372
Merger Synergies	$6,090	$34,693	$34,831	$35,141	$36,945	$41,327
Merger related accounting & tax effect on synergies	$(3,964)	$(15,760)	$(15,617)	$(15,483)	$(15,359)	$(16,957)

Pro forma Net Income Projections	$91,121	$208,476	$221,219	$233,784	$248,558	$264,962

Certain Unaudited Prospective Financial Information Exchanged by Community

The following unaudited prospective financial information with respect to Community were provided by Community management to Davidson or otherwise discussed by Community management with such party, and used and relied on by Davidson in connection with its fairness opinion to the Community board of directors.

	Period
	2018E	2019E	2020E	2021E	2022E
Net Income (000s)	$38,504	$41,512	$44,821	$47,510	$50,361

Governing Documents

The articles of incorporation and bylaws of CVB and Citizens will continue to be the articles of incorporation and bylaws of CVB and Citizens following the merger, in each case until thereafter changed or amended as provided therein or by applicable law. Citizens’ articles of incorporation and bylaws, as in effect immediately prior to the closing of the merger, will be the articles of incorporation and bylaws of the combined company.

Board of Directors and Officers of CVB and Citizens After the Merger

The directors and officers of CVB and Citizens immediately prior to the effective time of the merger will be the directors and officers of the surviving corporation until the earlier of their resignation or removal or until their respective successors are duly appointed and qualified. In addition, prior to the closing of the merger, the CVB board of directors and the Citizens board of directors will take all actions necessary to appoint Marshall V. Laitsch, the current chairman of the Community board of directors, to the CVB board of directors and Citizens board of directors effective upon the closing of the merger. The CVB board of directors also will recommend that Mr. Laitsch be included as a director candidate for election in the CVB proxy statement for the 2019 annual meeting of CVB shareholders.

Mr. Laitsch, age 69, joined the Community board of directors in 2014 and was elected Chairman of the Board in 2015. He has over 45 years of commercial banking experience and was the former President/CEO and director of Pacific Century Bank, a public company, from 1999 to 2001 until its sale to US Bank. He also served as the President/CEO & director of Sunwest Bank from 2003 to 2005 and President and director of Bank of Orange County, a public company, from 2005 to 2007 until its sale to Wells Fargo Bank. Mr. Laitsch has also served on the board of directors of Professional Business Bank, College Savings Bank, and Bank of Manhattan. He has served on the boards of The Management Trust, and the Los Angeles and Orange County chapters of the Juvenile Diabetes Research Foundation having also been the President of the board on two occasions. He was honorably discharged from the U.S. Army in 1972. Mr. Laitsch received his BS in Finance in 1970 and his MBA in Finance in 1973 from Western Illinois University.

Information about the current CVB directors and executive officers can be found in the proxy statement for the 2018 CVB annual meeting of shareholders listed under the section entitled “Incorporation of Certain Documents by Reference” on page 198 and “Where You Can Find Additional Information.”

Interests of Community Directors and Executive Officers in the Merger

In considering the recommendations of the boards of directors of CVB and Community to vote for the proposals described herein, shareholders of CVB and Community should be aware that members of the Community board of directors and executive officers of Community may be considered to have interests in the merger that may differ from those of the shareholders of CVB and Community. The CVB and Community boards of directors were aware of these interests during their deliberations on the merits of the merger and in making their decisions to recommend to the respective shareholders of CVB and Community that they vote to adopt and approve their respective proposals.

Stock Ownership.

The directors and executive officers of Community, as a group, beneficially owned and had the power to vote as of February 26, 2018, a total of 1,137,796.09 shares of Community common stock, representing approximately 36.30% of the outstanding shares of Community common stock as of that date. All of these shares are expected to be voted in favor of the merger agreement pursuant to the voting and support agreements entered into by each of the directors and executive officers of Community. Please see “The Merger Agreement—Community Voting and Support Agreements” beginning on page 127. Each of these persons will receive the same merger consideration for their shares of Community common stock as the other Community shareholders.

Community Restricted Stock Units.

Community has granted restricted stock units to directors, officers and employees under its 2016 stock incentive plan, as amended and restated. The Community stock incentive plan and the restricted stock unit award agreements provide for accelerated vesting in the event of a change in control, which the merger will constitute. Pursuant to the merger agreement, each outstanding restricted stock unit (including those held by Community’s directors and executive officers) will automatically vest in full and such restricted stock units will be converted into, and be exchanged for, the merger consideration (less applicable taxes required to be withheld with respect to such vesting, which tax withholding may, at the election of the holder, be effected by deduction first from the cash consideration and, if insufficient, then from the stock consideration, as described in the merger agreement). Please see the section entitled “The Merger—Merger Consideration” beginning on page 48.

For purposes of calculating the value of the outstanding Community restricted stock units as set forth in the following table, we have assumed April 30, 2018 to be the closing date of the merger (the latest practicable date prior to the filing of this joint proxy statement/prospectus), and, assuming no merger consideration adjustments, a merger consideration value of $277.26 per share of Community common stock, calculated by adding (i) the cash consideration of $56.00 per share and (ii) (x) $23.39, the average closing price of CVB common stock over the first five business days following the February 26, 2018 public announcement of the merger multiplied by (y) the exchange ratio of 9.4595.

Name	Total Number of RSUs (1)	Total Value of Accelerated RSUs
Executive Officers
David R. Misch	6,765	$1,875,664
J. Duncan Smith	2,000	$554,520
Alan P. Buckle	2,000	$554,520
Paul F. Rodeno	1,300	$360,438
Thomas C. Baker	1,300	$360,438
Non-Employee Directors
Marshall V. Laitsch	1,200	$332,712
Matthew Denmark	1,000	$277,260
Lyle R. Knight	1,175	$325,781
Robert J. Kushner	1,175	$325,781
Charles D. McCluer	1,000	$277,260
Craig H. Stewart	1,000	$277,260
Kristen D. Stovesand	1,000	$277,260

(1) Certain Community restricted stock units are scheduled to vest on October 30, 2018. If the closing of the merger were to extend past such date (and assuming all other conditions to vesting have been satisfied), then those Community restricted stock units will vest pursuant to their terms, without regard to the merger, resulting in a reduced total number of Community restricted stock units for which vesting will accelerate on a change in control.

Appointment of a Community Director to the Boards of Directors of CVB and Citizens.

Pursuant to the terms of the merger agreement, CVB and Citizens agreed to take all action necessary to appoint Marshall V. Laitsch, the chairman of the Community board of directors, to serve on the boards of directors of CVB and Citizens until his successor has been duly elected or appointed and qualified. Subject to the fiduciary duties of the CVB board of directors, CVB also agreed to include Mr. Laitsch on the list of nominees for directors presented by the CVB board of directors and for which the CVB board of directors will solicit proxies at the first annual meeting of CVB following the completion of the merger. As a director of CVB and Citizens, Mr. Laitsch will be entitled to receive the same director compensation that the current directors of CVB and Citizens receive.

Merger Related Payments Under Employment and Change in Control Severance Agreements.

Misch Employment Agreement. Community has entered into a written employment agreement with David R. Misch, its Chief Executive Officer. The employment agreement provides for severance benefits in the event of certain qualifying terminations of employment, including certain terminations following a change in control.

Pursuant to the employment agreement, the merger constitutes a “change in control” entitling Mr. Misch to severance benefits if, within twelve months following a change in control, his employment is terminated by Community, CVB or Citizens for any reason other than for cause, disability or death, or he resigns his employment for good reason as a result of (i) a material reduction in his current annual base salary; (ii) a material overall reduction in his employee benefits from the Community plans in effect immediately prior to the change in control; (iii) a material diminution in his authority, duties or responsibilities, or a requirement that he report to an officer or employee of Community, CVB or Citizens and not directly to the board of directors of Community, CVB or Citizens; (iv) a relocation of his principal business office by more than fifty (50) miles; (v) the failure of Community to obtain an assumption of any material agreement relating to Mr. Misch by CVB or Citizens; or (vi) Mr. Misch is removed or not re-elected as a director of Community.

Upon such a termination, Mr. Misch would be entitled to a single lump sum comprised of (i) an amount equal to two and one-half times (2.5x) his average annual base salary for the last three calendar years ended most recently preceding the year in which the change in control occurs plus (ii) an amount equal to two and one-half times (2.5x) his average annual bonus received for the last three calendar years ended most recently preceding the year in which the change in control occurs. Such payment is contingent on the execution and delivery by Mr. Misch of a general release and his compliance with the non-solicitation and confidentiality provisions in the employment agreement.

If the total payments payable to Mr. Misch pursuant to the employment agreement, together with all other payments to which Mr. Misch is entitled, constitute an “excess parachute payment” (as defined in Section 280G of the Internal Revenue Code, as amended), then such payments will be reduced to the largest amount that may be paid without Mr. Misch incurring an excise tax imposed by Section 4999 of the Internal Revenue Code, as amended.

Change in Control Severance Plan. Community has adopted a change in control severance plan that provides for separation benefits upon a qualifying termination. The Community board of directors confirmed Messrs. Baker, Buckle, Rodeno, Smith, and certain other key employees as participants in such plan.

Pursuant to the change in control severance plan, the merger constitutes a “change in control” entitling a participant to separation payments if, within twelve months following a change in control, such participant’s employment is terminated by Community, CVB or Citizens for any reason other than for cause, death or disability, or such participant resigns as a result of (i) being assigned duties materially inconsistent with such participant’s position with Community, CVB or Citizens; (ii) a material diminution in such participant’s authority, duties or responsibilities; (iii) a material reduction in such participant’s annual base salary; (iv) a requirement that such participant perform regular duties of employment beyond a fifty (50) mile radius from the location of such participant’s employment immediately prior to the change in control; or (v) an action or inaction that constitutes a material breach by Community, CVB or Citizens of its obligations under the plan with respect to such participant.

Upon such a termination or resignation, the participant would be entitled to a lump sum in an amount equal to one times (1x) such participant’s annual base salary immediately prior to the change in control or immediately preceding the date of termination, whichever is greater. Participants are also entitled to have Community, CVB or Citizens pay the difference between the cost for health care and dental benefits as determined for purposes of COBRA and the amount that such participant was required to pay for such coverage (including coverage for eligible dependents, if applicable) immediately prior to the change in control, starting on such participant’s date of termination and ending on the earliest to occur of: (i) twelve months following the date of termination; (ii) the date such participant becomes eligible for group health insurance coverage through a new employer; or (iii) the date such participant ceases to be eligible for COBRA continuation coverage for any reason. All such separation payments are contingent on the participant signing and delivering a general release and complying with the confidentiality and non-solicitation provisions in the change in control severance plan.

Merger Related Payments Under Bonus and Employee Benefit Plans.

Retention Bonus Plan. Community has adopted a retention bonus plan that provides for bonus compensation to select employees who continue in employment with Community through the completion of the merger. The merger agreement limits the payments made pursuant to such plan to $1,500,000 in the aggregate. Mr. Misch, as

Community’s Chief Executive Officer, has selected certain employees to be eligible to receive such retention bonuses, with the remainder of the retention bonuses to be approved by CVB. All such retention bonuses will be paid in a lump sum, either at or following the consummation of the merger, depending on the respective role of each participant in the combined company. None of Community’s directors or executive officers will be designated for receipt of any retention bonuses under the retention bonus plan.

Stay Bonuses. Community has approved a “stay bonus” pool, of which $500,000 in the aggregate will be paid to select employees as a reward for performance during the transaction. Mr. Misch, as Community’s Chief Executive Officer, has, thus far, designated Messrs. Baker, Rodeno, Buckle, Smith and certain other key employees to be eligible to receive a stay bonus, each in an amount to be determined by Mr. Misch in his sole discretion prior to the closing of the merger. Mr. Misch is not eligible to receive a stay bonus. Such stay bonuses will be paid prior to the completion of the merger, as directed by Mr. Misch.

Non-Competition, Non-Solicitation and Non-Disclosure Agreements and Releases.

Non-Employee Director Non-Competition, Non-Solicitation and Non-Disclosure Agreements. As a condition of and inducement for CVB and Citizens to enter into the merger agreement, all non-employee directors entered into a non-competition, non-solicitation and non-disclosure agreement.

Messrs. Cook, Denmark, Jones, McCluer and Stewart and Ms. Stovesand have each entered into a non-competition, non-solicitation and non-disclosure agreement, substantially in the form attached as Exhibit B-1 to the merger agreement attached as Annex A to this joint proxy statement/prospectus. Such agreements, among other things, restrict the ability of the foregoing directors from competing against Citizens following the merger in certain counties in which Community currently conducts its business, and cover the period from the date of the merger agreement to the expiration of twenty-four (24) months after the effective time of the merger.

Messrs. Knight, Kushner and Laitsch have each entered into a non-competition, non-solicitation and non-disclosure agreement, substantially in the form attached as Exhibit B-2 to the merger agreement attached as Annex A to this joint proxy statement/prospectus. Such agreements, among other things, restrict the ability of the foregoing directors from competing against Citizens following the merger in certain counties in which Community currently conducts its business. The non-competition covenant with respect to two specified competing banks and the non-solicitation covenant are in effect from the date of the merger agreement to the expiration of twenty-four (24) months after the effective time of the merger. The non-competition covenant with respect to any other businesses engaged in financial services in certain counties in which Community currently conducts its business is in effect from the date of the merger agreement to the expiration of six (6) months after the effective time of the merger.

Misch Non-Competition, Non-Solicitation and Non-Disclosure Agreement and Release. Mr. Misch has entered into a non-competition, non-solicitation and non-disclosure agreement and release, substantially in the form attached as Exhibit B-3 to the merger agreement attached as Annex A to this joint proxy statement/prospectus. Such agreement, among other things, restricts the ability of Mr. Misch from competing against Citizens following the merger in certain counties in which Community currently conducts its business, and covers the period from the date of the merger agreement to the expiration of twenty-four (24) months after the effective time of the merger. Pursuant to such agreement, Mr. Misch has also agreed to release certain claims against Community and Citizens, effective as of the effective time of the merger.

Buckle Non-Competition, Non-Solicitation and Non-Disclosure Agreement and Release. Mr. Buckle has entered into a non-competition, non-solicitation and non-disclosure agreement and release, substantially in the form attached as Exhibit B-4 to the merger agreement attached as Annex A to this joint proxy statement/prospectus. Such agreement, among other things, restricts the ability of Mr. Buckle from competing against Citizens following the merger in certain counties in which Community currently conducts its business, and covers the period from the date of the merger agreement to the expiration of twelve (12) months after the effective time of the merger. Pursuant to such agreement, Mr. Buckle will be paid $250,000 on or prior to the effective time of the merger. Mr. Buckle has also agreed to release certain claims against Community and Citizens, effective as of the effective time of the merger.

Employee Non-Solicitation and Non-Disclosure Agreement and Release. Messrs. Baker, Rodeno, Smith and certain other key employees have each entered into a non-solicitation and non-disclosure agreement and release, substantially in the form attached as Exhibit B-5 to the merger agreement attached as Annex A to this joint proxy statement/prospectus. Such agreements cover the period from the date of the merger agreement to the expiration of twelve (12) months after the effective time of the merger. Pursuant to such agreements, each respective employee has also agreed to release certain claims against Community and Citizens, effective as of the effective time of the merger.

Employee 401(k) Retirement and Profit Sharing Plan.

The Employee 401(k) Retirement/Savings Plan of Community Bank, originally effective as of December 1, 1986, amended as of January 1, 2018, will be terminated in connection with the merger. Pursuant to such plan, Community makes nondiscretionary matching employer contributions of 50% of employee elective deferral contributions (matching contribution limited to 3% of compensation) on behalf of certain eligible participants and discretionary nonelective employer contributions on behalf of certain eligible participants based on compensation, in each case subject to limits as described in such plan. Such employer contribution accounts are subject to graded 5-year vesting that will accelerate upon termination of the plan. Messrs. Misch, Rodeno and Smith will each receive full accelerated vesting of such accounts.

Executive Deferred Compensation Plan.

Community provides a deferred compensation plan to a select group of management and highly compensated employees and to its directors through an unfunded “top hat” arrangement. All compensation deferred under the plan is deducted from the participants’ salary and bonus compensation or director fees, and all participants are fully vested in their deferred compensation accounts at all times. Messrs. Baker, Cook, and Stewart are participating in such plan. Pursuant to the executive deferred compensation plan, the merger will constitute a “change in control event.” Upon the completion of the merger, all accounts under such plan will become immediately payable in full, rather than continuing to be deferred and payable at a later date or dates.

Indemnification and Insurance.

As described under “The Merger Agreement—Interests of Community Directors and Executive Officers in the Merger” beginning on page 95, after the effective time of the merger, CVB and Citizens will indemnify and hold harmless each present and former director and officer of Community and its subsidiaries against claims pertaining to matters occurring at or prior to the closing of the merger, including the transactions contemplated by the merger agreement, to the extent such indemnified parties are indemnified as of the date of the merger agreement to the fullest extent permitted under applicable law. Further, Community’s present and former directors and officers will be entitled to the same indemnification afforded under Community’s articles of incorporation and bylaws and Community’s agreements in effect as of the date of the merger agreement to indemnify such directors and officers for their acts and omissions occurring at or prior to the effective time of the merger in their capacity as directors or officers. CVB will also advance expenses as incurred to the fullest extent permitted under applicable law.

CVB has also agreed to maintain, for a period of six years from the effective time of the merger, directors’ and officers’ liability insurance for Community’s directors and officers through a “tail” policy or a substitute policy, which must contain at least the same coverage and amounts as, and with terms no less advantageous than, the coverage provided by Community. However, CVB will not be required to expend more than an aggregate of 300% of the current annual premium paid by Community for its existing directors’ and officers’ liability insurance, which is considered the maximum amount. If the cost of such insurance to CVB exceeds such amount, then CVB will obtain as much comparable insurance as is available for the maximum amount.

Merger-Related Compensation for Community’s Named Executive Officers.

This section sets forth the information required by Item 402(t) of Regulation S-K of the Securities and Exchange Commission rules regarding the compensation for each named executive officer of Community that is based on or otherwise relates to the merger. This compensation is referred to as “golden parachute” compensation by the applicable Securities and Exchange Commission disclosure rules.

The following table quantifies such compensation for each of the named executive officers of Community. Each of Community’s named executive officers is potentially entitled to certain benefits under his existing arrangement with Community and/or CVB if, within twelve months following the merger, he is terminated by Community, CVB or Citizens other than for cause, disability or death, or he resigns for good reason. Payments under the retention bonus plan, the stay bonus pool, and the non-competition, non-solicitation and non-disclosure agreements and releases are also included below. Pursuant to the merger agreement and the Community stock incentive plan, each of Community’s named executive officers will also receive full accelerated vesting of his Community restricted stock units, which accelerated vesting is also reflected below. Certain named executive officers will also benefit from the termination of the Employee 401(k) Retirement/Savings Plan of Community Bank in connection with the merger, which will cause the matching employer contribution and the nonelective employer contribution accounts to vest in full.

The table below quantifies only that merger-related compensation that would be provided under the existing Community arrangements, in each case assuming that the merger occurred on April 30, 2018 (the latest practicable date prior to the filing of this joint proxy statement/prospectus) and that all triggers are satisfied. The amounts indicated below are estimates of amounts that might become payable to the named executive officers. The estimates are based on multiple assumptions that may or may not prove correct, including the assumption that each of the named executive officers will experience a qualifying separation from service on the date of the merger. Some of the assumptions are based on information not currently available and, as a result, any actual amounts received by a named executive officer may differ in material respects from the amounts set forth below. The amounts set forth below have not been reduced to reflect assumptions about the effects of cutbacks due to parachute payment tax limitations because it is not possible to predict the effects of those limitations, if any, with certainty.

Name	Cash Severance		Cash Bonus (3)	Acceleration of Community RSUs (4)	401(k) Benefits (5)	Medical and Welfare Benefits (6)	Total
David R. Misch, Chief Executive Officer	$2,283,333	(1)	—	$1,875,664	$13,441	$—	$4,172,438
J. Duncan Smith, Chief Financial Officer	$306,000	(2)	$83,333	$554,520	$18,228	$9,900	$971,981
Alan P. Buckle, President and Chief Banking Officer	$284,707	(2)	$333,333	$554,520	$—	$16,740	$1,189,300
Paul F. Rodeno, Chief Credit and Risk Officer	$284,708	(2)	$83,333	$360,438	$19,771	$11,736	$759,986
Thomas C. Baker, Chief Operating Officer	$252,023	(2)	$83,333	$360,438	$—	$14,952	$710,746

(1)

Represents a double-trigger payment in the amount of two and one-half times (2.5x) Mr. Misch’s average annual base salary for the calendar years 2015, 2016 and 2017, plus two and one-half times (2.5x) Mr. Misch’s average annual bonus received for the calendar years 2015, 2016 and 2017, as described above in “—Interests of Community Directors and Executive Officers in the Merger— Merger Related Payments

Under Employment and Change in Control Severance Agreements – Change in Control Severance Plan” beginning on page 97 of this joint proxy statement/prospectus. Provided that all other conditions described in Mr. Misch’s employment agreement are satisfied, such amount will be paid in a single lump sum payment within thirty (30) days after the date of termination. The amount indicated is subject to cutback as a result of a provision of Mr. Misch’s employment agreement limiting such payments to the maximum amount permitted under Section 280G of the Internal Revenue Code, as amended, without creating adverse tax consequences. Assuming that the merger occurred on April 30, 2018, the estimated amount of such cutback would be approximately $685,000, resulting in a total of $3,487,142 in compensation based on or otherwise related to the merger.

(2)	Represents a double-trigger payment equal to one times (1x) such participant’s annual base salary, as described above in “—Interests of Community Directors and Executive Officers in the Merger— Merger Related Payments Under Employment and Change in Control Severance Agreements – Change in Control Severance Plan” beginning on page 97 of this joint proxy statement/prospectus.

(3)	Represents an assumed allocation of the stay bonus pool in the amount of $83,333 for each named executive officer and certain other key employees and, in the case of Mr. Buckle, an additional $250,000 pursuant to his Non-Competition, Non-Solicitation and Non-Disclosure Agreement and Release. Such stay bonuses may be higher or lower than the amounts shown in the table above as determined by Mr. Misch in his sole discretion. All cash bonuses are single-trigger payments, and are more fully described above in “—Interests of Community Directors and Executive Officers in the Merger— Merger Related Payments Under Bonus and Employee Benefit Plans – Stay Bonuses.” beginning on page 98 of this joint proxy statement/prospectus and in “—Interests of Community Directors and Executive Officers in the Merger— Non-Competition, Non-Solicitation and Non-Disclosure Agreements and Releases—Buckle Non-Competition, Non-Solicitation and Non-Disclosure Agreement and Release” beginning on page 98 of this joint proxy statement/prospectus.

(4)	Represents a single-trigger payment based upon the accelerated vesting of Community restricted stock units, which will be converted into, and be exchanged for, the merger consideration. For purposes of calculating the value of the Community restricted stock units, we have assumed April 30, 2018 to be the closing date of the merger (the latest practicable date prior to the filing of this joint proxy statement/prospectus), and, assuming no merger consideration adjustments, a merger consideration value of $277.26 per share of Community common stock, calculated by adding (i) the cash consideration of $56.00 per share and (ii) (x) $23.39, the average closing price of CVB common stock over the first five business days following the February 26, 2018 public announcement of the merger multiplied by (y) the exchange ratio of 9.4595.

The Community restricted stock units are more fully described above in “—Interests of Community Directors and Executive Officers in the Merger— Community Restricted Stock Units” beginning on page 95 of this joint proxy statement/prospectus. Because the Community restricted stock units will be converted into, and be exchanged for, the merger consideration at the closing of the merger, the exact value of such Community restricted stock units is uncertain and the amount shown is only an approximation.

(5)	Represents the single-trigger accelerated vesting of the otherwise unvested balances in the matching employer contribution accounts and the nonelective employer contribution accounts under the Employee 401(k) Retirement/Savings Plan of Community Bank in connection with the termination of such plan immediately prior to the closing date of the merger, which we have assumed to occur on April 30, 2018 (the latest practicable date prior to the filing of this joint proxy statement/prospectus).

(6)	Represents a double-trigger payment of the difference between the cost for health care and dental benefits for a period of 12 months as determined for purposes of COBRA and the amount that such participant would be required to pay for such coverage, as described above in “—Interests of Community Directors and Executive Officers in the Merger— Merger Related Payments Under Employment and Change in Control Severance Agreements – Change in Control Severance Plan” beginning on page 97 of this joint proxy statement/prospectus.

Material U.S. Federal Income Tax Consequences of the Merger

The following is a discussion of the material U.S. federal income tax consequences of the merger to U.S. holders (as defined below) of Community common stock who exchange shares of Community common stock for shares of CVB common stock and cash pursuant to the merger. This discussion does not address the tax consequences of transactions effectuated prior or subsequent to, or concurrently with, the merger (whether or not such transactions are undertaken in connection with the merger).

The following discussion is based on the Code, Treasury regulations promulgated thereunder, judicial decisions and published administrative rulings, all as currently in effect as of the date hereof, and all of which are subject to change, possibly with retroactive effect. Any such change could affect the continuing validity of this discussion.

For purposes of this discussion, a “U.S. holder” means a holder of Community common stock who is, for U.S. federal income tax purposes:

•	a citizen or resident of the United States;

•	a corporation, or an entity treated as a corporation, created or organized in or under the laws of the United States or any state or political subdivision thereof;

•	a trust that (1) is subject to (A) the primary supervision of a court within the United States and (B) the authority of one or more “United States persons” to control all substantial decisions of the trust or (2) has a valid election in effect under applicable Treasury regulations to be treated as a “United States person”; or

•	an estate that is subject to U.S. federal income tax on its income regardless of its source.

If a partnership (including for this purpose any entity treated as a partnership for U.S. federal income tax purposes) holds Community common stock, the tax treatment of a partner generally will depend on the status of the partner and the activities of the partnership. If you are a partner of a partnership holding Community common stock, you should consult your tax advisor regarding the tax consequences of the merger.

This discussion addresses only those Community shareholders that hold their Community common stock as a capital asset within the meaning of Section 1221 of the Code, and does not address all U.S. federal income tax consequences that may be relevant to particular Community shareholders in light of their individual circumstances or to Community shareholders that are subject to special rules, such as:

•	financial institutions;

•	pass-through entities or investors in pass-through entities;

•	insurance companies;

•	tax-exempt organizations;

•	dealers in securities;

•	traders in securities that elect to use a mark to market method of accounting;

•	persons who exercise dissenters’ rights;

•	persons that hold Community common stock as part of a straddle, hedge, constructive sale, conversion transaction, or other integrated transaction for U.S. federal income tax purposes;

•	certain expatriates or persons that have a functional currency other than the U.S. dollar;

•	persons who are not U.S. holders; and

•	shareholders who acquired their shares of Community common stock through the exercise of an employee stock option or otherwise as compensation or through a tax-qualified retirement plan.

In addition, the discussion does not address any alternative minimum tax or any state, local or foreign tax consequences of the merger, nor does it address any federal laws other than those pertaining to income tax.

CVB and Community have structured the merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Code. In connection with the filing of the registration statement of which this joint proxy statement/prospectus is a part, (i) CVB has received an opinion of Morrison & Foerster LLP that, as of the date of such opinion, if certain factual circumstances exist, the merger will be treated for U.S. federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code and (ii) Community has received an opinion of Manatt, Phelps & Phillips, LLP that, as of the date of such opinion, if certain factual circumstances exist, the merger will be treated for U.S. federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code. Additionally, CVB will not be required to consummate the merger unless CVB receives an additional opinion of Morrison & Foerster LLP, dated as of the closing date of the merger, confirming that the merger will be treated for U.S. federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code. Similarly, Community will not be required to consummate the merger unless Community receives an additional opinion of Manatt, Phelps & Phillips, LLP, dated as of the closing date of the merger, confirming that the merger will be treated for U.S. federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code. The opinions of Morrison & Foerster LLP and Manatt, Phelps & Phillips, LLP regarding the merger will be based on factual assumptions, representations, warranties and covenants, including those contained in the merger agreement and in tax representation letters provided by CVB, Citizens and Community. The accuracy of such assumptions, representations and warranties, and compliance with such covenants, could affect the conclusions set forth in such opinions. Neither of these opinions will be binding on the Internal Revenue Service or the courts. CVB and Community have not requested and do not intend to request any ruling from the Internal Revenue Service as to the U.S. federal income tax consequences of the merger. Accordingly, each Community shareholder should consult his, her or its tax advisor with respect to the particular tax consequences of the merger to such holder. The remainder of this discussion assumes that the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code.

Tax Consequences of the Merger Generally. On the basis of the opinions delivered in connection herewith:

•	no gain or loss will be recognized by CVB or Community as a result of the merger;

•	gain (but not loss), if any, will be recognized by those U.S. holders who receive shares of CVB common stock and cash in exchange for shares of Community common stock pursuant to the merger in an amount equal to the lesser of (1) the amount of gain realized (i.e., the excess of the sum of the amount of cash (excluding any cash received in lieu of a fractional share) and the fair market value of the CVB common stock received pursuant to the merger over the adjusted tax basis in the Community common stock surrendered), and (2) the amount of cash received by such holder of Community common stock (excluding any cash received in lieu of a fractional share);

•	the aggregate tax basis in the shares of CVB common stock received by a Community shareholder in the merger (including any fractional share interests deemed received and sold as described below) will equal the aggregate tax basis of the Community common stock surrendered, decreased by the amount of cash received in the merger (excluding any cash received in lieu of a fractional share), and increased by the amount of gain, if any, recognized (excluding any gain recognized with respect to cash received in lieu of a fractional share) on the exchange (regardless of whether such gain is treated as capital gain, or as dividend income, as discussed below); and

•	the holding period of CVB common stock received in exchange for shares of Community common stock (including fractional shares of CVB common stock deemed received and sold as described below) will include the holding period of the Community common stock that is surrendered in the merger.

If a U.S. holder of Community common stock acquired different blocks of Community common stock at different times or at different prices, any gain or loss will be determined separately with respect to each block of

Community common stock and such holder’s basis and holding period in his or her shares of CVB common stock may be determined with reference to each block of Community common stock. Any such holders should consult their tax advisors regarding the manner in which cash and CVB common stock received in the exchange should be allocated among different blocks of Community common stock and with respect to identifying the bases or holding periods of the particular shares of CVB common stock received in the merger.

Taxation of Gains. Gain that U.S. holders of Community common stock recognize in connection with the merger generally will constitute capital gain and will constitute long-term capital gain if such holders have held (or are treated as having held) their Community common stock for more than one year as of the date of the merger. Long-term capital gain of non-corporate U.S. holders of Community common stock is generally taxed at preferential rates. In some cases, if a U.S. holder actually or constructively owns CVB stock other than CVB stock received pursuant to the merger, the recognized gain could be treated as having the effect of a distribution of a dividend under the tests set forth in Section 302 of the Code, in which case such gain would be treated as dividend income. Because the possibility of dividend treatment depends primarily upon each U.S. holder’s particular circumstances, including the application of various constructive ownership rules, U.S. holders of Community common stock should consult their tax advisors regarding the application of the foregoing rules to their particular circumstances.

Cash Received Instead of a Fractional Share of CVB Common Stock. If a U.S. holder of Community common stock receives cash instead of a fractional share of CVB common stock, he or she will be treated as having received the fractional share of CVB common stock pursuant to the merger and then as having sold that fractional share of CVB common stock for cash. As a result, the U.S. holder of Community common stock will generally recognize gain or loss equal to the difference between the amount of cash received and the basis allocable to the fractional share interest as set forth above. Subject to the discussion above regarding possible dividend treatment, this gain or loss will generally be capital gain or loss, and will be long-term capital gain or loss if, as of the effective date of the merger, the holding period for such shares is greater than one year. The deductibility of capital losses is subject to limitations.

Additional Medicare Tax. Certain non-corporate U.S. holders of Community common stock whose income exceeds certain thresholds may also be subject to an additional 3.8% tax on their “net investment income” up to the amount of such excess. Gain or loss recognized in the merger will be includable in the holder’s net investment income for purposes of this tax. Non-corporate U.S. holders of Community common stock should consult their own tax advisors regarding the possible effect of this tax.

Backup Withholding and Information Reporting. Payments of cash to a U.S. holder of Community common stock may, under certain circumstances, be subject to information reporting and backup withholding, unless the holder provides proof of an applicable exemption satisfactory to CVB and the exchange agent or, in the case of backup withholding, furnishes its correct taxpayer identification number and generally otherwise complies with all applicable requirements of the backup withholding rules. Any amounts withheld from payments to a U.S. holder under the backup withholding rules do not represent additional tax and will be allowed as a refund or credit against the holder’s U.S. federal income tax liability, provided the required information is furnished in a timely manner to the Internal Revenue Service.

Reporting Requirements. If a U.S. holder of Community common stock who receives CVB common stock in the merger is considered a “significant holder,” such holder will be required (1) to file a statement with the holder’s U.S. federal income tax return providing certain facts pertinent to the merger, including the tax basis in the Community common stock surrendered and the fair market value of the CVB common stock received in the merger, and (2) to retain permanent records of these facts relating to the merger. A “significant holder” for this purpose is any U.S. holder of Community common stock who, immediately before the merger, (i) owns at least 1% (by vote or value) of Community common stock or (ii) owns Community securities with a tax basis of $1 million or more.

The discussion set forth above does not address all U.S. federal income tax consequences that may be relevant to U.S. holders of Community common stock and may not be applicable to such holders that are subject to special rules. It is not a complete analysis or discussion of all potential tax effects that may be important to you. Thus, you are strongly encouraged to consult your tax advisor as to the specific tax consequences resulting from the merger, including tax return reporting requirements, the applicability and effect of federal, state, local, and other tax laws and the effect of any proposed changes in the tax laws.

Regulatory Approvals Required for the Merger

Completion of the merger is subject to the receipt of all approvals required to complete the transactions contemplated by the merger agreement, including the merger, from the FDIC and the DBO and the expiration of any applicable statutory waiting periods, in each case subject to the condition that none of the approvals shall contain any “materially burdensome regulatory condition.”

The merger agreement defines a “materially burdensome regulatory condition” as any action, condition or restriction that

•	would reasonably expected be likely to have a material adverse effect on CVB; or

•	require CVB, Citizens or the combined company to raise additional capital or accept any restriction on its ability to operate its businesses, in each case, that would materially reduce the economic benefits of the merger to CVB and Citizens to such a degree that CVB and Citizens, in good faith after consultation with Community, would not have entered into the merger agreement had such conditions, restrictions or requirements been known as of the date of the merger agreement.

CVB and Community have agreed to reasonably cooperate with each other and use their respective commercially reasonable efforts to obtain as promptly as practicable all consents and approvals of all governmental authorities to consummate the merger. CVB and Community have filed applications and notifications to obtain these regulatory approvals.

Although the parties currently believe they should be able to obtain all required regulatory approvals or waivers in a timely manner, they cannot be certain when or if they will obtain them or, if obtained, whether they will contain any materially burdensome regulatory condition to the merger.

FDIC Application under the Bank Merger Act

Prior approval of the bank merger is required pursuant to Section 18(c) of the Federal Deposit Insurance Act, which we refer to as the “Bank Merger Act.” Because Citizens is a state-chartered bank that is not a member of the Federal Reserve System, Citizens is required to file its Bank Merger Act application with the FDIC. In evaluating an application filed under the Bank Merger Act, the FDIC takes into consideration, among other things: (i) the competitive impact of the proposed transactions, (ii) financial and managerial resources and future prospects of the banks that are party to the merger, (iii) the convenience and needs of the communities served by the banks and their compliance with the CRA, (iv) the banks’ effectiveness in combating money-laundering activities, and (v) the extent to which the proposed transactions would result in greater or more concentrated risks to the stability of the U.S. banking or financial system. In connection with its review under the Bank Merger Act, the FDIC provides an opportunity for public comment on the application for the merger and is authorized to hold a public meeting or other proceeding if it determines that would be appropriate.

The CRA requires that the bank regulatory authorities, in deciding whether to approve the merger, assess the records of performance of Citizens and Community in meeting the credit needs of the communities they serve, including low and moderate income neighborhoods. A less than satisfactory CRA rating could delay or block the consummation of the merger.

Citizens received a composite rating of “satisfactory” at its most recent CRA performance evaluation, and Community received a composite rating of “needs to improve” at its most recent CRA performance evaluation. Since its last evaluation, both Citizens and Community have developed and implemented action plans to improve their CRA performance, including on the CRA lending, investment and service tests. Citizens and Community also believe that the merger will facilitate the enhancement of the combined company’s performance under the CRA guidelines as Citizens offers a broader range of services and products that will enhance the lending, investment and service offerings of Community’s customers particularly for low to moderate income businesses and individuals. Additionally, the combined company will gain efficiencies that will allow, among other factors, for more investment in alternative delivery channels such as mobile banking, ATMs, and call centers. Although Citizens and Community believe that the merger meets the requirements of the CRA, particularly in light of the remedial actions being taken to improve their CRA performance, there is no assurance that bank regulatory authorities will approve the merger or will approve the merger without imposing conditions on the completion of the merger or requiring changes to the terms of the merger. Such conditions or changes could have the effect of delaying completion of the merger or imposing additional costs on or limiting the growth, revenues or other aspects of the business of the combined company following the merger. In addition, as part of the review process under the CRA, it is not unusual for the bank regulatory authorities to receive protests and other adverse comments from community groups and others. Any such protests or adverse comments could prolong the period during which the merger is subject to review by the bank regulatory authorities.

Transactions approved by the FDIC under the Bank Merger Act generally may not be completed until 30 days after the approval of the FDIC is received, during which time the Department of Justice may challenge the transaction on antitrust grounds. With the approval of the FDIC and the concurrence of the Department of Justice, the waiting period may be reduced to no less than 15 days. The commencement of an antitrust action would stay the effectiveness of such an approval unless a court specifically orders otherwise. In reviewing the merger, the Department of Justice could analyze the merger’s effect on competition differently than does the FDIC, and, therefore, it is possible that the Department of Justice could reach a different conclusion than the FDIC does regarding the merger’s effects on competition. A determination by the Department of Justice not to object to the merger may not prevent the filing of antitrust actions by private persons or state attorneys general.

California Department of Business Oversight Application

Because Citizens and Community are California state-chartered banks, the prior approval of the DBO will be required under the California Financial Code to merge Community with and into Citizens.

In reviewing the merger of Community with and into Citizens, the DBO will take into consideration, among other things: (i) the competitive impact of the merger, (ii) the adequacy of the surviving depository corporation’s shareholders’ equity and financial condition, (iii) whether the directors and executive officers of the surviving depository institution will be satisfactory, (iv) whether the surviving depository corporation will afford reasonable promise of successful operation and whether it is reasonable to believe that the surviving depository corporation will be operated in a safe and sound manner and in compliance with all applicable laws, and (v) whether the merger is fair, just and equitable to the disappearing depository corporation and the surviving depository corporation.

Federal Reserve Approval under the Bank Holding Company Act

CVB is a bank holding company under Section 3 of the BHC Act. Section 3(a) of the BHC Act generally requires the prior approval of the Federal Reserve for any bank holding company to merge with any other bank holding company or to acquire direct or indirect ownership or control over more than five percent of the voting shares of a bank. The Federal Reserve Bank of San Francisco has confirmed, however, that no application is required because the merger between Citizens and Community is part of a transaction that involves the merger of their subsidiary banks, which is the subject of a separate application under the Bank Merger Act and CVB will not operate Community but instead Community will merge into Citizens immediately after the merger. Accordingly, the merger meets the requirements of the approval exemption set forth in Section 225.12(d)(1) of Regulation Y under the BHC Act.

Additional Regulatory Approvals, Notices and Filings

Additional notifications, filings and/or applications may be submitted to various other federal and state regulatory authorities and self-regulatory organizations in connection with the merger.

Although CVB, Citizens and Community expect to timely obtain the required regulatory approvals, there can be no assurances as to whether, or when, these regulatory approvals will be obtained, the terms and conditions on which the approvals will be granted or whether there will be litigation challenging such approvals. There can likewise be no assurances that U.S. or state regulatory authorities or other parties will not attempt to challenge the merger on antitrust grounds, on the basis of the Community Reinvestment Act or for other reasons or, if any such challenge is made, as to the result of the challenge.

Accounting Treatment

In accordance with current accounting guidance, the merger will be accounted for using the acquisition method. The result of this is that (i) the recorded assets and liabilities of CVB will be carried forward at their recorded amounts, (ii) CVB historical operating results will be unchanged for the prior periods being reported and (iii) the assets and liabilities of Community will be adjusted to fair value at the date of the merger. In addition, all identified intangibles will be recorded at fair value and included as part of the net assets acquired. The amount by which the purchase price, consisting of the value of shares of CVB common stock to be issued to former Community shareholders, the cash consideration, and the cash to be paid in lieu of fractional shares and to former option holders, exceeds the fair value of the net assets, including identifiable intangibles of Community at the merger date, will be reported as goodwill of CVB. In accordance with current accounting guidance, goodwill is not amortized and will be evaluated for impairment annually. Identified intangibles will be amortized over their estimated lives. Further, the acquisition method of accounting results in the operating results of Community being included in the operating results of CVB beginning from the date of completion of the merger.

Public Trading Markets

CVB common stock is listed on the NASDAQ Global Select Market under the symbol “CVBF.” Community common stock is quoted on the OTC Pink market under the symbol “CYHT.” Upon completion of the merger, Community common stock will cease trading on the OTC Pink market. CVB common stock issuable in the merger will be listed on the NASDAQ Global Select Market.

Exchange of Shares in the Merger

CVB will appoint Computershare as the exchange agent to handle the exchange of shares of Community common stock for shares of CVB common stock and cash. As soon as reasonably practicable after the effective time of the merger, the exchange agent will send to each holder of record of Community common stock at the effective time of the merger who holds shares of Community common stock, a letter of transmittal and instructions for effecting the exchange of Community common stock certificates for the per share merger consideration the holder is entitled to receive under the merger agreement. Upon surrender of stock certificates or book entry shares for cancellation, along with the executed letter of transmittal and other documents described in the instructions, a Community shareholder will receive the cash and any whole shares of CVB common stock such holder is entitled to receive under the merger agreement and cash in lieu of any fractional shares of CVB common stock such holder is entitled to receive. After the effective time, neither Community nor Citizens will register any transfers of shares of Community common stock.

Dissenters’ Rights for Holders of Community Shares

The shares of Community common stock held by Community shareholders who do not vote their Community common stock in favor of the merger proposal and who properly demand the purchase of such shares in accordance with Chapter 13 of the California Corporations Code will not be converted into the right to receive the merger consideration otherwise payable for Community common stock upon consummation of the merger, but will instead be converted into the right to receive such consideration as may be determined to be due pursuant to Chapter 13 of California Corporations Code.

The following discussion is not a complete statement of the law pertaining to dissenters’ rights under the California Corporations Code. The full text of Sections 1300 through 1313 of the California Corporations Code is attached to this joint proxy statement/prospectus as Annex D and is incorporated herein by reference. Annex D should be reviewed carefully by any Community shareholder who wishes to exercise dissenters’ rights or who wishes to preserve the right to do so, since failure to comply with the procedures of the relevant statute in any respect will result in the loss of dissenters’ rights. The following discussion is qualified in its entirety by Annex D.

All references in Sections 1300 through 1313 of the California Corporations Code and in this summary to a “shareholder” are to the holder of record of Community common stock as to which dissenters’ rights are asserted. A person having a beneficial interest in Community common stock held of record in the name of another person, such as a broker, bank or nominee, cannot enforce dissenters’ rights directly and must act promptly to cause the holder of record to follow the steps summarized below properly and in a timely manner to perfect such person’s dissenters’ rights.

ANY HOLDER OF COMMUNITY COMMON STOCK WISHING TO EXERCISE DISSENTERS’ RIGHTS IS URGED TO CONSULT LEGAL COUNSEL BEFORE ATTEMPTING TO EXERCISE SUCH RIGHTS. FAILURE TO COMPLY STRICTLY WITH ALL OF THE PROCEDURES SET FORTH IN CHAPTER 13 OF THE CALIFORNIA CORPORATIONS CODE, WHICH CONSISTS OF SECTIONS 1300-1313, WILL RESULT IN THE LOSS OF A SHAREHOLDER’S STATUTORY DISSENTERS’ RIGHTS.

Under the California Corporations Code, Community common stock must satisfy each of the following requirements to qualify as dissenting shares, which are referred to as dissenting shares:

•	such dissenting shares must have been outstanding on the record date;

•	such dissenting shares must not have been voted in favor of the merger proposal;

•	the holder of such dissenting shares must timely make a written demand that Community repurchase such dissenting shares at fair market value (as defined below); and

•	the holder of such dissenting shares must submit certificates representing such dissenting shares for endorsement (as described below).

A vote “AGAINST” the merger proposal, or abstaining from voting, does not in and of itself constitute a demand for appraisal under California law.

Pursuant to Sections 1300 through 1313 of the California Corporations Code, holders of dissenting shares may require Community to repurchase their dissenting shares at a price equal to the fair market value of such shares determined as of the day before the first announcement of the terms of the merger, excluding any appreciation or depreciation as a consequence of the proposed merger, but adjusted for any stock split, reverse stock split or stock dividend that becomes effective thereafter, referred to as the “fair market value.”

Within 10 days following approval of the merger proposal by Community shareholders, Community is required to mail a dissenter’s notice to each person who did not vote in favor of the merger proposal. The dissenter’s notice must contain the following:

•	a notice of the approval of the merger proposal;

•	a statement of the price determined by Community to represent the fair market value of dissenting shares (which will constitute an offer by Community to purchase such dissenting shares at such stated price unless such shares lose their status as “dissenting shares” under Section 1309 of the California Corporations Code);

•	a brief description of the procedure for such holders to exercise their rights as dissenting shareholders; and

•	a copy of Sections 1300 through 1304 of Chapter 13 of the California Corporations Code.

Within 30 days after the date on which the notice of the approval of the merger proposal by the outstanding shares is mailed to dissenting shareholders, Community or its transfer agent must have received from any dissenting shareholder a written demand that Community repurchase such shareholder’s dissenting shares. The written demand must include the number and class of dissenting shares held of record by such dissenting shareholder that the dissenting shareholder demands that Community purchase. Furthermore, the written demand must include a statement of what such dissenting shareholder claims to be the fair market value of the dissenting shares (which will constitute an offer by the dissenting shareholder to sell the dissenting shares at such price). In addition, within such same 30-day period, a dissenting shareholder must submit to Community or its transfer agent certificates representing any dissenting shares that the dissenting shareholder demands Community purchase, so that such dissenting shares may either be stamped or endorsed with the statement that the shares are dissenting shares or exchanged for certificates of appropriate denomination so stamped or endorsed. If the dissenting shares are uncertificated, then such shareholder must provide written notice of the number of shares which the shareholder demands that Community purchase within 30 days after the date of the mailing of the notice of the approval of the merger proposal. The demand, statement and Community certificates should be delivered by overnight courier or certified mail, return-receipt requested to:

Community Bank

460 Sierra Madre Villa Avenue

Pasadena, California 91107

Attention: Corporate Secretary

If upon the dissenting shareholder’s surrender of the certificates representing the dissenting shares, Community and a dissenting shareholder agree upon the price to be paid for the dissenting shares and agree that such shares are dissenting shares, then the agreed price is required by law to be paid (with interest thereon at the legal rate on judgments from the date of the agreement) to the dissenting shareholder within the later of (i) 30 days after the date of such agreement or (ii) 30 days after any statutory or contractual conditions to the completion of the merger are satisfied.

If Community and a dissenting shareholder disagree as to the price for such dissenting shares or disagree as to whether such shares are entitled to be classified as dissenting shares, such holder has the right to bring an action in California Superior Court of the proper county, within six months after the date on which the notice of the shareholders’ approval of the merger proposal is mailed, to resolve such dispute. In such action, the court will determine whether the Community common stock held by such shareholder are dissenting shares and/or the fair market value of such dissenting shares.

In determining the fair market value for the dissenting shares, the court may appoint one or more impartial appraisers to make the determination. Within a time fixed by the court, the appraisers, or a majority of them, will make and file a report with the court. If the appraisers cannot determine the fair market value within 10 days of their appointment, or within a longer time determined by the court, or the court does not confirm their report, then the court will determine the fair market value. Upon a motion made by any party, the report will be submitted to the court and considered evidence as the court considers relevant. The costs of the dissenters’ rights action, including reasonable compensation to the appraisers appointed by the court, will be allocated between Community and the dissenting shareholder(s) as the court deems equitable. However, if the appraisal of the fair market value of Community shares exceeds the price offered by Community in the notice of approval, then Community will pay the costs. If the fair market value of the shares awarded by the court exceeds 125% of the price offered by Community, then the court may in its discretion impose additional costs on Community, including attorneys’ fees, fees of expert witnesses and interest.

Community shareholders considering whether to exercise dissenters’ rights should consider that the fair market value of their Community common stock determined under Chapter 13 of the California Corporations Code could be more than, the same as or less than the value of consideration to be paid in connection with the merger, as set forth in the merger agreement. Also, Community reserves the right to assert in any appraisal proceeding that, for purposes thereof, the fair market value of dissenting shares is less than the value of the merger consideration to be issued and paid in connection with the merger, as set forth in the merger agreement. Community shareholders considering whether to exercise dissenters’ rights should consult with their tax advisors for the specific tax consequences of the exercise of dissenters’ rights.

Strict compliance with certain technical prerequisites is required to exercise dissenters’ rights. Community shareholders wishing to exercise dissenters’ rights should consult with their own legal counsel in connection with compliance with Chapter 13 of the California Corporations Code. Any Community shareholder who fails to strictly comply with the requirements of Chapter 13 of the California Corporations Code, attached as Annex D to this joint proxy statement/prospectus, will forfeit the right to exercise dissenters’ rights and will, instead, receive the consideration to be issued and paid in connection with the merger, as set forth in the merger agreement.

Except as expressly limited by Chapter 13 of the California Corporations Code, dissenting shares continue to have all the rights and privileges incident to their shares until the fair market value of their shares is agreed upon or determined.

Dissenting shares lose their status as “dissenting shares,” and holders of dissenting shares cease to be entitled to require Community to purchase such shares, upon the happening of any of the following:

•	the merger is abandoned;

•	the dissenting shares are transferred before their submission to Community for the required endorsement;

•	the dissenting shareholder and Community do not agree on the status of the shares as dissenting shares or do not agree on the purchase price, but neither Community nor the shareholder files a complaint or intervenes in a pending action within six months after Community mails a notice that its shareholders have approved the merger; or

•	with Community’s consent, the dissenting shareholder withdraws the shareholder’s demand for purchase of the dissenting shares.

THE MERGER AGREEMENT

The following section of this joint proxy statement/prospectus describes the material terms of the merger agreement. This summary is qualified in its entirety by reference to the complete text of the merger agreement, which is incorporated by reference and attached as Annex A to this joint proxy statement/prospectus. We urge you to read the full text of the merger agreement since it, and not the following description, constitutes the agreement of CVB, Citizens and Community.

Explanatory Note Regarding the Merger Agreement

The merger agreement is described in this joint proxy statement/prospectus, and a copy of it is included as Annex A to this joint proxy statement/prospectus, to provide you with important information regarding the proposed merger. The representations, warranties and covenants made in the merger agreement by CVB, Citizens and Community are qualified by and subject to important limitations agreed to by the parties in connection with negotiating the terms of the merger agreement. In particular, in your review of the representations and warranties contained in the merger agreement and described in this summary, it is important to bear in mind that the representations and warranties were negotiated with the principal purposes of establishing the circumstances in which a party to the merger agreement may have the right not to complete the merger if the representations and warranties of the other party prove to be untrue, whether due to a change in circumstances or otherwise, and allocating risk between the parties to the merger agreement, rather than establishing matters as facts. The representations and warranties may also be subject to a contractual standard of materiality different from those generally applicable to shareholders or reports and documents filed with the SEC and in some cases are qualified by disclosures that were made by each party to the other, which disclosures were reflected in schedules to the merger agreement that have not been described or included in this joint proxy statement/prospectus, including Annex A. Factual disclosures about CVB and Citizens contained in the public reports filed by CVB with the SEC may also supplement, update or modify the factual disclosures and representations about CVB and Citizens contained in the merger agreement. Further, information concerning the subject matter of the representations and warranties in the merger agreement, which do not purport to be accurate as of the date of this joint proxy statement/prospectus, may have changed since the date of the merger agreement, and subsequent developments or new information qualifying a representation or warranty may have been included in this joint proxy statement/prospectus.

Effects of the Merger

The merger agreement provides for the merger of Community with and into Citizens, the separate existence of Community will cease and Citizens will continue as the surviving corporation immediately upon the closing of the merger. The merger agreement provides that the articles of incorporation and the bylaws of Citizens as in effect immediately prior to the merger will be the articles of incorporation and bylaws of the surviving corporation.

As a result of the merger, there will no longer be any shares of Community common stock authorized, issued or outstanding. Community shareholders will only participate in CVB’s future earnings and potential growth through their ownership of CVB common stock. All of the other incidents of direct ownership of Community common stock, such as the right to vote on certain corporate decisions, to elect directors and to receive dividends and distributions from Community, will be extinguished at the effective time of the merger. All of the property, rights, privileges and powers of Citizens and Community will vest in the surviving corporation, and all claims, obligations, liabilities, debts and duties of Citizens and Community will become the claims, obligations, liabilities, debts and duties of the surviving corporation.

Effective Time of the Merger

The merger agreement provides that the merger will be consummated no later than the fifth business day following the satisfaction or waiver of the closing conditions in the merger agreement, which are described below, unless we agree to another date. The merger will be consummated legally at the time the agreement of merger between Citizens and Community, the form of which is included as Exhibit C to the merger agreement, has been certified by the Secretary of State of the State of California and filed with the DBO. As of the date of this joint proxy statement/prospectus, the parties expect that the merger will be completed in the third quarter of 2018. However, there can be no assurance as to when or whether the merger will occur.

If the merger is not completed by the close of business on the outside date, the merger agreement may be terminated by either Community or CVB, unless the failure of the closing to occur by such date is due to the failure of the party seeking to terminate the merger agreement to perform or observe the covenants and agreements of such party set forth in the merger agreement.

For a description of the merger consideration, please see the section entitled “The Merger—Merger Consideration” beginning on page 48.

Covenants and Agreements

Conduct of Business Pending the Merger

Community Conduct of Business Pending the Merger

Under the merger agreement, Community has agreed that, during the period before completion of the merger, except as permitted by the merger agreement or consented to by CVB, Community will:

•	conduct its business in the ordinary course consistent with past practice in all material respects,

•	use its commercially reasonable best efforts to maintain and preserve intact its business organization and advantageous business relationships and goodwill and keep available the services of its employees and agents,

•	maintain its insurance, and

•	take no action that is intended to or would reasonably be expected to adversely affect or materially delay the ability to obtain any necessary regulatory approvals, to perform its covenants and agreements or to consummate the merger.

In addition to the above agreements regarding the conduct of business generally, Community has agreed to specific restrictions relating to the conduct of its businesses, including prohibitions of the following (in each case subject to exceptions specified in the merger agreement and except as consented to by CVB):

•	issue or sell additional shares of its capital stock, or securities convertible or exchangeable into, or exercisable for, any shares of its capital stock;

•	make, declare, pay or set aside for payment any dividend or other distribution on its capital stock, other than the payment of regular quarterly cash dividends not to exceed $0.50 per share;

•	adjust, split, combine, redeem, reclassify, purchase or otherwise acquire any shares of its stock or other securities;

•	amend or modify the material terms of, waive, release or assign any rights under, terminate, renew or allow to renew automatically, make any payment not then required under, fail to comply with or violate the terms of or enter into (i) any material contract, lease or regulatory agreement, (ii) any restriction on its ability to conduct its business as it is conducted at the time the merger agreement was entered into or (iii) any contract governing the terms of Community common stock, related rights or any outstanding debt instrument, in each case, which is not terminable on 60 days’ notice or less without the payment of any amount other than for products delivered or services performed;

•	sell, transfer, mortgage, lease, encumber or otherwise dispose of any of its assets, deposits, business or properties other than in the ordinary course of business and in a transaction that, together with other such transactions, does not exceed $100,000;

•	acquire (other than by way of foreclosures, in satisfaction of a debt or in a fiduciary capacity) all or any portion of the assets, business, deposits or properties of any other entity, except in the ordinary course of business and in a transaction that, together with other such transactions, is not material to it, taken as a whole, and would not reasonably be expected to present a material risk that the completion of the merger will be materially delayed or the required regulatory approvals will not be obtained;

•	amend the articles of incorporation or bylaws of Community or those of its subsidiaries;

•	except as and when required under applicable law or an employee benefit plan, (i) increase the salary, wages or benefits of any director, officer or employee, except for ordinary-course, merit-based increases in the base salary of employees consistent with past practice; (ii) grant, pay or agree to pay any bonus or other incentive compensation, except for (A) quarterly or monthly bonuses paid or payable in 2018 consistent in all material respects with the Community Incentive and Commission Plan and (B) annual bonuses paid or payable for 2017, or for services rendered by certain employees between the date of the merger agreement and the effective time of the merger, not exceeding, in the aggregate, the amounts accrued on the Community financial statements as of December 31, 2017; (iii) adopt or amend any employee benefit plan; (iv) grant any new equity award; and (v) grant or pay any severance, retention, retirement or termination pay other than pursuant to (A) the Community employee benefit plans in effect as of the date of the merger agreement or (B) a pool for retention payments to certain Community employees to be mutually agreed upon by CVB and Community;

•	accelerate the payment or vesting of, or lapsing of restrictions with respect to, any stock-based compensation;

•	terminate the employment or services of any executive officer other than for cause;

•	forgive or issue any loans to any director, officer or employee;

•	hire any officer, employee or other service provider, except in the ordinary course of business consistent with past practices;

•	enter into any collective bargaining or other agreement with a labor organization;

•	knowingly take, or omit to take, any action that would prevent or impede, or could reasonably be expected to prevent or impede, the merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code;

•	incur or guarantee any indebtedness for borrowed money, other than in the ordinary course of business consistent with past practice and provided further that the maturity period for any such indebtedness shall not exceed 90 day from the date of incurrence of such indebtedness;

•	enter into any new line of business or make any material change in any basic policies and practices with respect to the operation of its business;

•	make any investment either by contributions to capital, property transfers or purchase of any property or assets of any person other than (i) in accordance with Community’s investment policies in effect as of the date of the merger agreement and (ii) purchases of direct obligations of the United States of America or its government agencies with a remaining maturity of one year or less;

•	materially change Community’s investment securities portfolio;

•	settle any action, suit, claim, proceeding, order or investigation for consideration not in excess of $100,000 individually or $250,000 in the aggregate;

•	alter materially its interest rate or pricing fee or fee pricing policies with respect to depository accounts, except as determined in good faith to be necessary or advisable based on changes in market conditions, or waive any material fees with respect thereto;

•	change its interest rate policy or other risk management policies, procedures or practices or fail to follow such policies;

•	grant or commit to grant any extension of credit to (i) any existing obligor, if such extension of credit, would equal or exceed (A) $5,000,000 if Community’s aggregate relationship exposure to such obligor is less than $15,000,000; (B) $2,500,000 if Community’s aggregate relationship exposure to such obligation is equal to or greater than $15,000,000; and (ii) any new obligor, if such extension of credit would equal or exceed $5,000,000;

•	sell any real estate, charge off any assets, compromise on any debt or release any collateral on loans if such sale, charge-off, compromise or release would exceed $250,000 in the aggregate;

•	renew any extension of credit that would equal or exceed (i) $500,000 if rated Substandard; (ii) $1,000,000 if rated Special Mention; (iii) $5,000,000 if rated Pass (including Pass/Watch); and (iv) $2,500,000 if the aggregate relationship exposure equals or exceeds $15,000,000;

•	purchase any loan or loan participation;

•	securitize any loan or create any special purpose funding or variable interest entity;

•	invest in any mortgage-backed or mortgage-related securities that would be considered “high-risk” securities or enter into a derivatives transaction;

•	solicit, accept, renew or roll over:

•	any brokered or listing service deposits with a maturity in excess of 90 days;

•	any ordinary commercial or consumer interest bearing deposit without a maturity or with a maturity of 12 months or less, in each case, by offering a yield that exceeds the yield set forth in a schedule to the merger agreement; and

•	any ordinary commercial or consumer interest bearing time deposit with a maturity in excess of 12 months by offering a yield that exceeds the yield for a deposit with the same maturity set forth in the Community deposit rate sheet in effect as of February 7, 2018;

•	apply for the opening, relocation or closing of any branch office;

•	make any capital expenditures other than capital expenditures in the ordinary and usual course of business consistent with past practice in amounts not exceeding $100,000 individually or $250,000 in the aggregate;

•	pay, loan or advance any amount to, or sell, transfer or lease any properties, rights or assets to, or enter into any arrangement or agreement with, any of its officers or directors or any of their family members, or any affiliates or associates (as defined under the Exchange Act) of any of its officers or directors, other than loans originated in the ordinary course of business;

•	make or commit to make any loan or amend the terms of any outstanding loan to any directors, officers and principal shareholders of Community or waive any rights with respect to any such loan;

•	change its tax or accounting policies and procedures unless required by generally accepted accounting principles or any governmental entity;

•	change its fiscal year for tax or accounting purposes;

•	other than as required by generally accepted accounting principles or any governmental entity, reduce any material accrual or reserve, including its allowance for loan and lease losses (which allowance at all times shall not be less than 1.29% of Community’s outstanding balance of total loans), or change the methodology with respect to any such reserves;

•	make any material change in any basic policies and practices with respect to loans, deposits and services, liquidity management and cash flow planning, marketing, deposit origination, lending, reserves for loan or lease losses, budgeting, profit and tax planning, personnel practices or any other material aspect of its business or operations;

•	grant any power of attorney or similar authority;

•	take title to any real property without conducting prior thereto an environmental investigation, which investigation shall disclose the absence of any suspected environmental contamination;

•	acquire direct or indirect control over any entity, or make any other investment either by purchase of securities, contributions to capital, property transfers or purchase of any property or assets of any other Person, except, in either instance, in connection with a foreclosure of collateral or conveyance of such collateral in lieu of foreclosure taken in connection with collection of a loan in the ordinary course of business consistent with past practice and with respect to loans made to third parties who are not affiliates of Community;

•	make or change any material tax elections; change or consent to any change in its method of accounting for tax purposes, except as required by applicable tax law; settle or compromise any material tax liability, claim or assessment; enter into any closing agreement, waive or extend any statute of limitations with respect to a material amount of taxes; surrender any right to claim a refund for taxes; or file any material amended tax return;

•	make any charitable contributions exceeding, individually or in the aggregate, 110% of total charitable contributions made by Community during 2017, as determined and pro-rated on a quarterly basis;

•	issue any written communication to any Community employee related to employee benefits or compensation for post-Closing employment;

•	foreclose upon or otherwise take title to real property without first obtaining a Phase 1 environmental report, except as otherwise permitted in the merger agreement;

•	take any action, or omit to take any action, that is intended to or would reasonably be likely to result in any of its representations and warranties in the merger agreement becoming untrue in any respect, any of the conditions to the merger not being satisfied or delayed, or a violation or breach of any provision of the merger agreement; or

•	agree to take, or make any commitment to take, any of the foregoing prohibited actions.

CVB Forbearance

Under the merger agreement, CVB has agreed that, during the period before completion of the merger, except as permitted by the merger agreement or consented to by Community, CVB will not:

•	conduct its business other than in the ordinary course consistent with past practice in all material respects;

•	take any action that would reasonably be expected to prevent or materially impede or materially delay the consummation of the merger;

•	knowingly take or omit to take any action that would reasonably be expected to prevent or materially impede the merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code;

•	amend its articles of incorporation or bylaws in a manner that would adversely affect the holders of Community common stock relative to and disproportionate to all other holders of CVB common stock;

•	accept any offer from any third party involving a business combination, unless such offer is conditioned upon the performance by CVB and Citizens of all of their obligations under the merger agreement; and

•	take or omit to take any action that is reasonably likely to result in any of the conditions to the merger not being satisfied.

Regulatory Matters

CVB and Community have agreed to promptly prepare and file this joint proxy statement/prospectus, and CVB has agreed to promptly prepare and file with the SEC the registration statement on Form S-4, of which this joint proxy statement/prospectus is a part, in connection with the issuance of shares of CVB common stock in the merger. Each party has agreed to use its reasonable best efforts to have the S-4 registration statement declared effective under the Securities Act as promptly as practicable after such filing.

CVB and Community have agreed to cooperate with each other and use their respective commercially reasonable efforts to prepare and file all necessary documentation to obtain all permits, consents, approvals and authorizations of all third parties and governmental authorities that are necessary or advisable to consummate the merger. Nothing contained in the merger agreement will be deemed to require CVB or Citizens to take any action, or commit to take any action, or agree to any condition or restriction, in connection with obtaining the foregoing permits, consents, approvals and authorizations of governmental authorities that would reasonably be likely to be a materially burdensome regulatory condition. Under the merger agreement, a materially burdensome regulatory condition include any action, condition or restriction that (i) would reasonably expected be likely to have a material adverse effect on CVB or (ii) require CVB, Citizens or the combined company to raise additional capital or accept any restriction on its ability to operate its businesses that would materially reduce the economic benefits of the merger to CVB and Citizens to such a degree that CVB and Citizens would not have entered into the merger agreement had such conditions, restrictions or requirements been known as of the date of the merger agreement.

Shareholder Meetings

Each of CVB and Community has agreed to take all action necessary to convene a meeting of its respective shareholders, as promptly as reasonably practicable after the Form S-4 registration statement is declared effective, and in no event later than 45 days after the Form S-4 registration statement is declared effective, for the purpose of obtaining its shareholders’ approval of the merger.

Except as permitted under the terms of the merger agreement, the Community board of directors shall at all times prior to and during such Community meeting recommend such approval and shall use its commercially reasonable efforts to solicit and obtain such approval. Unless the merger agreement is terminated in accordance with its terms, Community will convene such meeting regardless of whether or not (i) the Community board of directors has made an adverse change in recommendation or (ii) an acquisition proposal (as defined below) from a third party has been made. The CVB board of directors will use its reasonable best efforts to obtain CVB shareholders’ approval of the merger. Unless the merger agreement has been terminated in accordance with its terms, CVB will submit the merger proposal for approval by CVB shareholders at the CVB meeting. Community and CVB will use commercially reasonable efforts to hold the Community meeting and CVB meeting within ten business days of each meeting.

No Solicitation of Alternative Transactions

The merger agreement contains detailed provisions prohibiting Community from seeking an alternative transaction to the merger. Under these “no solicitation” provisions, none of Community nor any of its officers, directors and employees shall, and Community will cause its officers, directors, agents, representatives, advisors and affiliates not to:

•	initiate, solicit, encourage or knowingly facilitate any inquiries with respect to, or make any proposal or offer that constitutes, or could reasonably be expected to lead to, an acquisition proposal (as defined below);

•	engage or enter into, continue or otherwise participate in any discussions with or provide any confidential information to any person relating to, or engage in any negotiations concerning, or otherwise cooperate with or assist or participate in, or encourage or knowingly facilitate any such inquiries, proposals, discussions or negotiations or any effort or attempt to make an acquisition proposal or other proposal that could reasonably be expected to lead to an acquisition proposal; or

•	approve, endorse or recommend, or propose to approve, endorse or recommend, or enter into, any letter of intent, agreement in principle, merger agreement, asset purchase or share exchange agreement, option agreement or other similar agreement related to any acquisition proposal or propose or agree to do any of the foregoing.

Community has further agreed that it will:

•	immediately terminate any activities, discussions or negotiations conducted prior to the date of the merger agreement with any third parties with respect to any acquisition proposal; and

•	enforce any confidentiality or similar agreement relating to an acquisition proposal and request and confirm the return or destruction of any confidential information provided to any person pursuant to any such confidentiality or similar agreement.

The “no solicitation” restrictions notwithstanding, if Community receives an unsolicited bona fide written acquisition proposal after the date of the merger agreement, it may engage in discussions and negotiations with or provide nonpublic information to the entity or person in response to such acquisition proposal, but only if:

•	the Community board of directors receives the acquisition proposal prior to the approval by Community shareholders of the merger proposal;

•	Community first enters into a confidentiality agreement with the person making such acquisition proposal on terms no less restrictive to the counterparty than those contained in confidentiality agreement between CVB and Community and that expressly permits Community to comply with its obligations under the merger agreement;

•	the Community board of directors concludes in good faith such acquisition proposal constitutes or is reasonably likely to result in a superior proposal (as defined below); and

•	the Community board of directors determines that engaging in such discussions and negotiations with, or providing such nonpublic information or data to, such person is necessary in order for the Community board of directors to comply with its fiduciary duties to its shareholders under applicable law.

Community will notify CVB promptly (in no event later than 24 hours) after receipt of any acquisition proposal, or any request for nonpublic information relating to an acquisition proposal, or any inquiry from any person seeking to have discussions or negotiations with Community relating to an acquisition proposal or any other indication that any person is considering making an acquisition proposal. Community will also notify CVB promptly (in no event later than 24 hours) if it enters into discussions or negotiations concerning any acquisition proposal or provides nonpublic information or data relating to an acquisition proposal. Community will keep CVB promptly and fully informed of the status and terms of any acquisition proposals, offers, discussions or negotiations on a current basis, including providing copies of any draft definitive agreement reflecting an acquisition proposal. Community will provide CVB with at least 5 business days’ notice prior to each meeting of the Community board of directors at which the Community board of directors considers and determines whether any offer constitutes a superior proposal.

For purposes of the merger agreement, the term “acquisition proposal” means, any proposal or offer that constitutes, or could reasonably be expected to lead to, a transaction to effect:

•	a merger, reorganization, share exchange, consolidation, business combination, recapitalization or similar transaction involving Community or any of its subsidiaries that, if consummated, would result in any person (or the shareholders of such person) beneficially owning 15% or more of any class of equity securities of Community (or of the surviving parent entity in such transaction) or of any of its subsidiaries;

•	any purchase or sale or other acquisition of 15% or more of Community’s consolidated assets;

•	any purchase or sale of, or tender or exchange offer for, or other acquisition of, Community’s voting securities that, if consummated, would result in any person (or the shareholders of such person) beneficially owning 15% or more of any class of equity securities or any amount of Community (or of the surviving parent entity in such transaction) or of any of its subsidiaries; or

•	a liquidation, dissolution or winding up of Community.

For purposes of the merger agreement, the term “superior proposal” means an unsolicited bona fide written acquisition proposal that the Community board of directors, after consultation with its financial advisors and legal advisors, and taking into account all legal, financial, regulatory, shareholder approval risk and other aspects of the proposal and the person making the proposal (including any break-up fees, expense reimbursement provisions and conditions to consummation), concludes in good faith:

•	is more favorable to the shareholders of Community, from a financial point of view, than the merger (after taking into account all adjustments and modifications to the merger terms that CVB may propose);

•	is not subject to any financing contingencies or, if financing is required, then such financing is reasonably committed to the third party making the acquisition proposal and is reasonably likely to be provided; and

•	is reasonably likely to receive all required governmental approvals on a timely basis and otherwise reasonably capable of being completed on a timely basis on the terms proposed.

For the purpose of defining “superior proposal” in the merger agreement, each reference to “15%” in the definition of “acquisition proposal” shall be deemed to be a reference to “50%”.

Community Board Recommendation

Subject to the terms of the merger agreement, the Community board of directors (including committees) shall not:

•	withdraw, modify or qualify its recommendation in favor of the merger in a manner adverse to CVB, or adopt a resolution to withdraw, modify or qualify such recommendation in a manner adverse to CVB or take any other action that is or becomes disclosed publicly and which can reasonably be interpreted as indicating that the Community board of directors does not support the merger and or believe that the merger is the best interests of its shareholders;

•	fail to reaffirm, without qualification, is recommendation or fail to state publicly, without qualification, that the merger and the merger agreement are in the best interests of its shareholders within five business days after CVB requests in writing that such action be taken;

•	fail to announce publicly within 10 business days after a tender offer or exchange offer relating to Community common stock shall have been commenced, that it recommends rejection of such tender or exchange offer;

•	fail to issue within 10 business days after an acquisition proposal is publicly announced with respect to Community a press release announcing its opposition to such acquisition proposal; or

•	approve, endorse or recommend any acquisition proposal.

Each of the foregoing actions is referred to in the merger agreement as a “change in recommendation.” Notwithstanding the foregoing, and subject to the conditions described below, the board of directors of Community may, at any time prior to the approval of the principal terms of the merger by Community shareholders, make a change in recommendation in response to a superior proposal if:

•	after the date of the merger agreement, an unsolicited, bona fide written offer to effect a transaction constituting a superior proposal is made to Community and is not withdrawn

•	such offer was not obtained or made as a direct or indirect result of a breach of, or any action inconsistent with, the merger agreement;

•	Community has complied with its obligations to provide notices to CVB of any acquisition proposal and other matters requiring notice under the merger agreement;

•	at least two business days prior to each meeting of the Community board of directors at which it will consider and determine whether any such offer constitutes a superior proposal, Community provides CVB with a written notice specifying the meeting date and time, the reasons for holding such meeting, the terms and conditions of such offer (including a copy of any draft definitive agreement reflecting such offer) and the identity of the party making such offer;

•	the Community board of directors determines in good faith, after taking into account the advice of a financial advisor of nationally recognized reputation and its outside legal counsel, that such offer constitutes a superior proposal;

•	the Community board of directors does not effect, or cause Community to effect, a change in recommendation at any time within three business days after CVB receives written notice confirming that the Community board of directors has determined that the offer is a superior proposal and intends to effect a change in recommendation;

•	during a five business day period, if requested by CVB, Community engages in good faith negotiations with CVB to amend the merger agreement in such a manner that the offer that was determined to constitute a superior proposal no longer constitutes a superior proposal;

•	at the end of such five business day period, such offer has not been withdrawn and continues to constitute a superior proposal (taking into account any changes to the terms of the merger agreement as a result of negotiations); and

•	the Community board of directors reasonably determines in good faith, after taking into account the advice of its outside legal counsel that, in light of the superior proposal, a change in recommendation is required for the Community board of directors to comply with its fiduciary duties to its shareholders under applicable law.

Indemnification and Insurance

The merger agreement provides that, from and after the effective time of the merger, CVB and Citizens will indemnify and hold harmless each present and former director and officer of Community and its subsidiaries against any costs or expenses, including reasonable attorneys’ fees, judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of actions or omissions occurring at or prior to the effective time of the merger, including the transactions contemplated by the merger agreement, to the extent such indemnified parties are indemnified as of the date of the merger agreement to the fullest extent permitted under applicable law. CVB will also advance expenses as incurred to the fullest extent permitted under applicable law. Further, CVB and Citizens shall assume, perform and observe the obligations of Community under Community’s articles of incorporation and bylaws and Community’s agreements in effect as of the date of the merger agreement to indemnify such directors and officers for their acts and omissions occurring at or prior to the effective time of the merger in their capacity as directors or officers.

The merger agreement also provides that CVB will maintain, for a period of six years from the effective time of the merger, director’s and officer’s liability insurance that serves to reimburse the officers and directors of Community with respect to claims against such directors and officers arising from facts or events which occurred at or before the effective time of the merger. Such insurance shall contain at least the same coverage and amounts, and contain terms and conditions no less advantageous to such officers and directors as the coverage provided by Community; although CVB will not be required to expend in the aggregate for such six-year period more than 300% of the amount expended on an annual basis by Community to maintain or procure such insurance. If CVB is unable to maintain or obtain such insurance, CVB will obtain as much comparable insurance as is available at a cost in the aggregate for such six-year period up to 300% of the current annual premium. In lieu of the foregoing requirements, CVB (or Community) may obtain, at or prior to the effective time of the merger, a six-year prepaid “tail” policy on terms and conditions providing substantially equivalent benefits as the current policies of the directors’ and officers’ liability insurance maintained by Community with respect to matters arising at or prior to the effective time of the merger.

Employment Matters

Except as otherwise provided in the merger agreement, all employee benefit plans of Community will be discontinued and employees of Community who become employees of Citizens, referred to as “continuing employees,” will be eligible to participate in the employee benefit plans of Citizens beginning on the first day of the month immediately after the closing date of the merger on the same terms as such plans and benefits are generally offered to employees of Citizens in comparable positions. Continuing employees, however, will be entitled to participate in any severance plans of Citizens immediately after the closing on the same terms as such plans and benefits are generally offered to employees of Citizens in comparable positions. For purposes of determining continuing employees’ eligibility and vesting (but not for benefit accruals) under the employee benefit plans of Citizens and entitlement to severance and vacation benefits (to the extent permitted by applicable law), Citizens will recognize such employees’ years of service with Community. Community shall terminate its 401(k) plan no later than the day immediately preceding the closing date of the merger.

Subject to the requirements of applicable law, Citizens has agreed to take commercially reasonable actions as are necessary to cause the group health plan maintained by Citizens and applicable insurance carriers and any other third parties, to the extent such group health plan is made available to continuing employees, to waive any evidence of insurability requirements, waiting periods and any limitations as to preexisting medical conditions under the group health plan applicable to continuing employees and their spouses and eligible dependents (but only to the extent that such preexisting condition limitations did not apply or were satisfied under the group health plan maintained by Community prior to the closing) and to provide continuing employees with credit, for the calendar year in which the closing occurs, for the amount of any out-of-pocket expenses and copayments or deductible expenses that are incurred by them during the calendar year in which the merger occurs under a group health plan maintained by Citizens or any of its affiliates.

The merger agreement specifies that none of its provisions confer upon any employee of Community who is employed by Citizens after the merger any right with respect to continuance of employment or other service. No current or former employee, independent contractor or any other individual associated with Community shall be regarded for any purpose as a third-party beneficiary under the merger agreement. The terms of the merger agreement do not constitute an amendment of, or interfere in any way with the right of CVB and its subsidiaries to amend, terminate or otherwise discontinue, any or all CVB employee plans and any other plans, practices or policies of CVB in effect from time to time.

Stock Market Listing

CVB has agreed to apply to have the shares of CVB common stock to be issued in the merger approved for listing on the NASDAQ Global Select Market, which is the principal trading market for existing shares of CVB common stock. It is a condition to CVB’s and Community’s obligations to complete the merger that such approval is obtained, subject to official notice of issuance. Following completion of the merger, Community common stock will cease trading and will no longer be quoted on the OTC Pink market.

Representations and Warranties

Community Representations and Warranties

The merger agreement contains representations and warranties made by Community to CVB and Citizens relating to a number of matters, including the following:

•	corporate organization, governing documents and subsidiaries;

•	capitalization;

•	corporate authority;

•	consents and approvals;

•	regulatory and governmental reports;

•	financial statements;

•	broker’s fees;

•	absence of changes;

•	absence of undisclosed liabilities;

•	compliance with applicable law;

•	inapplicability of takeover laws;

•	employment and employee benefits matters;

•	accuracy of Community information provided in this joint proxy statement/prospectus;

•	fairness opinion from financial advisor;

•	legal proceedings;

•	material contracts;

•	environmental matters;

•	taxes and tax returns;

•	intellectual property, IT systems and privacy;

•	real estate properties and assets;

•	insurance;

•	accounting and internal controls;

•	derivatives;

•	deposits;

•	loans, notes and other borrowing arrangements;

•	investment securities;

•	related party transactions;

•	operating losses;

•	employee and labor matters;

•	trust activities; and

•	credit card operations.

CVB Representations and Warranties

The merger agreement also contains representations and warranties made by CVB and Citizens to Community relating to a number of matters, including the following:

•	corporate organization, governing documents and subsidiaries;

•	capitalization;

•	corporate authority;

•	consents and approvals;

•	regulatory and governmental reports;

•	financial statements;

•	broker’s fees;

•	compliance with applicable law;

•	IT systems;

•	inapplicability of takeover laws;

•	legal proceedings;

•	absence of certain changes;

•	accuracy of CVB information provided in this joint proxy statement/prospectus;

•	accounting and internal controls;

•	related party transactions;

•	taxes;

•	employee benefit plans; and

•	insurance.

Certain of these representations and warranties by Community and CVB are qualified as to “knowledge,” “materiality” or “material adverse effect.”

“Material adverse effect” means, with respect to any party, any fact, event, change, effect, or condition that (a) individually or in the aggregate has been, or would reasonably be expected to have, a material adverse effect on the business, assets or deposit liabilities, results of operations, or condition (financial or otherwise) of such party and its subsidiaries taken as a whole, or (b) prevents, materially delays or materially impairs the ability of such party to perform its obligations under the merger agreement to consummate the merger; except that a “material adverse effect” shall not be deemed to include effects arising out of, relating to or resulting from (i) changes after the date of the merger agreement in applicable laws and regulations, including any change in applicable generally accepted accounting principles or regulatory accounting requirements; (ii) changes in the U.S. economy or U.S. financial markets; (iii) changes in economic, business or financial conditions generally effecting the banking industry; (iv) any action taken by such party with the other party’s written consent or that was expressly required by the merger agreement; (v) any failure in and of itself by such party to meet internal or other estimates (but not the underlying facts or circumstances that contributed to such failure); (vi) the commencement of any litigation that was primarily the result of the announcement or public disclosure of the merger agreement; and (vii) those matters disclosed in such party’s disclosure schedules delivered at the signing of the merger agreement; provided further that that effects attributable to or resulting from any of the changes described in clauses (i), (ii), or (iii) shall not be excluded to the extent of any disproportionate impact they have on such party and its subsidiaries as compared to other comparable companies in the banking industry.

The representations and warranties in the merger agreement do not survive the effective time of the merger, and as described below under the section entitled “The Merger Agreement—Termination Fee” beginning on page 126, if the merger agreement is validly terminated, there will be no liability or damages arising under the representations and warranties of CVB or Community, or otherwise under the merger agreement, unless CVB or Community willfully and intentionally breached the merger agreement.

Conditions to Completion of the Merger

Conditions to Each Party’s Obligations.

The respective obligations of each of CVB and Community to complete the merger are subject to the satisfaction of the following conditions:

•	receipt by CVB of CVB shareholders’ approval;

•	receipt by Community of Community shareholders’ approval;

•	the receipt of all regulatory approvals required from the FDIC and the DBO;

•	the effectiveness of CVB’s SEC registration statement on Form S-4, of which this joint proxy statement/prospectus is a part, and the absence of a stop order or proceeding initiated or threatened by the SEC for that purpose;

•	no injunction or decree or law prohibiting the consummation of the merger shall be in effect;

•	the shares of CVB common stock to be issued in the merger shall have been approved for listing on the NASDAQ Global Select Market; and

•	the aggregate value of CVB common stock to be issued in the merger must represent at least 42% of the aggregate cash plus such value of aggregate CVB common stock value.

Conditions to Obligation of Community

The obligation of Community to complete the merger is also subject to the satisfaction or waiver by Community of the following conditions:

•	the accuracy of the representations and warranties of CVB and Citizens set forth in the merger agreement, subject to the materiality standards set forth in the merger agreement, as of the date of the merger agreement and as of the closing date of the merger as though made at and as of the closing date (except that representations and warranties that by their terms speak as of the date of the merger agreement or some other date need only be true and correct as of such date);

•	performance in all material respects by CVB and Citizens of the obligations required to be performed by them at or prior to the closing date of the merger;

•	Community shall have received an officer’s certificate from CVB certifying satisfaction by CVB of the conditions related to accuracy of the representations and warranties and performance of covenants and obligations;

•	the absence of a material adverse effect on CVB since the date of the merger agreement;

•	the receipt by Community of the opinion of its tax counsel, dated the closing date of the merger, to the effect, that the merger will qualify as a reorganization within the meaning of Section 368(a) of the Code;

•	the CVB board of directors and the Citizens board of directors having taken all action necessary to appoint the current Chairman of the Community board of directors to serve as a director on the Citizens board of directors and the CVB board of directors, upon the closing of the merger; and

•	Community shall have received a voting agreement from the Vice Chairman of the CVB board of directors.

Conditions to Obligation of CVB and Citizens

The obligation of CVB and Citizens to complete the merger is also subject to the satisfaction or waiver by CVB of the following additional conditions:

•	the accuracy of the representations and warranties of Community set forth in the merger agreement, subject to the materiality standards set forth in the merger agreement, as of the date of the merger agreement and as of the closing date of the merger as though made at and as of the closing date (except that representations and warranties that by their terms speak as of the date of the merger agreement or some other date need only be true and correct as of such date);

•	performance in all material respects by Community of the obligations required to be performed by it at or prior to the closing date of the merger;

•	CVB’s receipt of an officer’s certificate from Community certifying satisfaction by Community of the conditions related to accuracy of the representations and warranties and performance of covenants and obligations;

•	CVB’s receipt of satisfactory evidence that as of the last day of the month immediately preceding the month in which the closing of the merger occurs, which we refer to as the “measurement date” “ (except that if the closing occurs within the first 10 days of any month, the “measurement date” will be the last day of the second month immediately preceding the month in which the closing of the merger occurs):

•	the adjusted tier 1 capital of Community shall be equal to or greater than $355.0 million; and

•	the total non-maturity deposits of Community shall be equal to or greater than $2.1 billion;

•	all attorneys, accountants, investment bankers and other advisors and agents for Community shall have submitted to Community estimates of their fees and expenses, and Community shall have prepared and submitted CVB a final calculation of all transaction costs, certified by Community’s chief financial officer;

•	the absence of a material adverse effect on Community since the date of the merger agreement;

•	the receipt by CVB of the opinion of its tax counsel, dated the closing date of the merger, to the effect, that the merger will qualify as a reorganization within the meaning of Section 368(a) of the Code;

•	Community shall have received voting agreements from the Vice Chairman of the CVB board of directors;

•	Holders of not more than 10% of the outstanding shares of Community common stock shall have duly exercised their dissenters’ rights under Chapter 13 of the California Corporations Code;

•	CVB shall have received the written resignation of each director of Community and each of its subsidiaries effective as of the effective time of the merger;

•	CVB shall have received voting agreements, non-competition, non-solicitation and non-disclosure agreements and non-solicitation and non-disclosure agreements from certain Community directors and officers; and

•	Community shall have delivered to CVB a properly executed statement from Community meeting the requirements of Treasury Regulations Sections 1.1445-2(c)(3) and 1.897-2(h)(1).

The merger agreement defines:

•	“adjusted tier 1 capital” as (a) tier 1 capital of Community determined on the measurement date and calculated in the same manner as shown on Community’s call report filed with its primary regulator, plus (b) specified approved transaction costs not to exceed the limits set forth in the merger agreement; and

•	“total non-maturity deposits” as the average daily balance of Community’s non-maturity deposits for the month of and ending on the measurement date, which shall consist of those deposits, and calculated as: (a) Total Deposits, less (b) time deposits (Schedule RC-E, Lines M.2.b., M.2.c., M.2.d.), less (c) total brokered deposits not included in time deposits (Schedule RC-E, Lines M.2.b., M.2.c., M.2.d.), less (d) deposits obtained through the use of deposit listing services that are not brokered deposits and not included in time deposits (Schedule RC-E, Lines M.2.b., M.2.c., M.2.d.), less (e) any deposits of commercial banks and other depository institutions in the U.S. that are not from deposit listing services, that are not brokered deposits and not included in time deposits (Schedule RC-E, Lines M.2.b., M.2.c., M.2.d.), and in the case of foregoing clauses (a), (b), (c), (d), and (e), calculated in the same manner as shown on (i) Schedule RC, Line 13.a., (ii) Schedule RC-E, Lines M.2.b., M.2.c., M.2.d., (iii) Schedule RC-E, Lines M.1.b., (iv) Schedule RC-E, Line M.1.f., and (v) Schedule RC-E, Line 4, respectively, of Community’s call report as filed with its primary banking regulator for the period ended December 31, 2017, and, in each case, subject to adjustment for any changes in the call report format.

Termination

The merger agreement may be terminated under the following circumstances:

•	by mutual consent of CVB, Citizens and Community authorized by their respective board of directors, at any time prior to the effective time of the merger, whether before or after the receipt of the requisite CVB shareholder approval or Community shareholder approval;

•	by action of the CVB board of directors or the Community board of directors, if the merger is not completed on or before October 31, 2018 (which date may be extended to December 31, 2018 if the only unsatisfied condition to the completing the merger is receiving regulatory approval), except to the extent that the failure of the merger to be consummated results from the knowing action or inaction of the party seeking to terminate, which action or inaction is in violation of its obligations under the merger agreement;

•	by action of the CVB board of directors or the Community board of directors, if the approval of any governmental authority required for consummation of the merger and the other transactions contemplated by the merger agreement has been denied by final and nonappealable action of such governmental authority, or an application therefor has been permanently withdrawn by mutual agreement of the parties at the request or suggestion of a governmental authority;

•	by action of the CVB board of directors or the Community board of directors, if Community shareholder approval or CVB shareholder approval is not obtained;

•	by action of the CVB board of directors or the Community board of directors, if there has been a breach of any representation, warranty, covenant or agreement made by the other party, such that if continuing on the closing date of the merger, the condition as to the accuracy of the representations and warranties or the compliance with covenants by the other party would not be satisfied and such breach or condition is not curable or, if curable, is not cured within 30 calendar days after written notice thereof is given by the terminating party (or such shorter period as remaining prior to the outside date); provided, that the terminating party is not then in material breach of any representation, warranty, covenant or agreement;

•	by action of the CVB board of directors at any time prior to the receipt of Community shareholder approval if: (i) Community materially breaches its non-solicitation obligations relating to alternative acquisition proposals; (ii) the Community board of directors shall have effected a change in recommendation to its shareholders; (iii) the Community board of directors fails to affirm its recommendation within the required time period after an acquisition proposal is made; or (iii) the Community board recommends a tender offer or fails to recommend against such tender offer within 10 business days after commencement thereof;

•	by action of the Community board of directors at any time prior to the receipt of Community shareholder approval in order to enter into a definitive agreement providing for a superior proposal obtained by Community without breaching the merger agreement; and

•	by action of the CVB board of directors or Community board of directors, if

•	CVB’s average closing price over a 20-day period ending on the fifth business day prior to closing, which we refer to as the determination period, is less than $20.13 per share (with a proportionate adjustment for any stock dividend, reclassification, recapitalization, split-up, combination, exchange of shares or similar transaction); and

•	the number obtained by dividing the average closing price of CVB common stock by the initial CVB stock price is less than the (i) the ratio of the initial and final average price of the KBW Regional Banking Index during the determination period (which we refer to as the index ratio) minus (ii) 0.15;

provided that, if Community elects to so terminate the merger agreement, CVB may elect (without any obligation) to reinstate the merger and the other transactions contemplated by the merger agreement and adjust the exchange ratio to equal a number equal to the lesser of (i) a quotient, the numerator of which is $190.40 and the denominator of which is the average closing price of CVB common stock and (ii) a quotient, the numerator of which is $190.40 and the denominator of which is average closing price of CVB common stock, multiplied by the index ratio. Alternatively, CVB may elect not to adjust the exchange ratio, and, in lieu thereof, may increase the cash consideration per Community common stock such that the value of the total consideration received for each share is the same as if the exchange ratio had been adjusted as described above.

Termination Fee

Community must pay CVB a termination fee of $35,132,000 in the following circumstances:

•	the merger agreement is terminated by Community in order to enter into a definitive agreement providing for a superior acquisition proposal;

•	CVB terminates the merger agreement due to (i) Community materially breaching its non-solicitation obligations relating to alternative acquisition proposals; (ii) the Community board of directors effecting a change in recommendation to its shareholders; (iii) the Community board of directors failing to affirm its recommendation within the required time period after an acquisition proposal is made; or (iii) the Community board recommending a tender offer or failing to recommend against such tender offer within 10 business days after commencement thereof; or

•	(i) if an acquisition proposal is made to Community or to its shareholders publicly before the date of the Community meeting; (ii) if CVB or Community terminates the merger agreement for failure to consummate the merger by the Outside Date or obtain the approval of Community shareholders, or if CVB terminates the merger agreement for breach; and (iii) Community enters into a definitive agreement with respect to or consummates such acquisition proposal within 18 months of any such termination of the merger agreement.

The termination fee could discourage other companies from seeking to acquire or merge with Community prior to completion of the merger.

Effect of Termination

If the merger agreement is validly terminated, the merger agreement will become void and of no effect, and none of Community, CVB, any of their respective subsidiaries or any of their officers or directors will have any liability of any nature whatsoever under the merger agreement, or in connection with the transactions contemplated by the merger agreement, except that (i) the provisions of the merger agreement relating to confidentiality obligations of the parties, the termination fees, publicity and certain other technical provisions will continue in effect notwithstanding termination of the merger agreement and (ii) neither Community nor CVB shall be relieved or released from any liabilities or damages arising out of its willful and intentional breach of any provision of the merger agreement.

Waiver; Amendment

Before the effective time of the merger, any provisions of the merger agreement may be:

•	waived, in whole or in part, by the party benefitted by the provision or by both CVB and Community; or

•	amended by an agreement in writing signed by CVB, Citizens and Community.

After approval of the merger by Community shareholders, however, no amendment may be made which would reduce the aggregate value of the consideration to be received by Community shareholders in the merger without any subsequent approval by Community shareholders.

Fees and Expenses

Whether or not the merger is completed, all costs and expenses incurred in connection with the merger and merger agreement (including costs and expenses of printing and mailing this document) will be paid by the party incurring the expense.

Community Voting and Support Agreements

In connection with entering into the merger agreement and as an inducement to the willingness of CVB and Citizens to enter into the merger agreement, each of Community’s directors and executive officers executed and delivered to CVB a voting and support agreement, which we refer to collectively as the “voting and support agreements.” Each director and executive officer entered into the voting and support agreement in such person’s capacity as the record or beneficial owner of shares of Community and not in such person’s capacity as a director or executive officer of Community or as a trustee of any benefit plan. The following summary of the voting and support agreements is subject to, and qualified in its entirety by reference to, the full text of the form of the Community voting and support agreement included as Exhibit A-1 to the merger agreement, which is attached as Annex A to this joint proxy statement/prospectus.

Pursuant to the Community voting and support agreements, each Community shareholder party thereto agreed to vote such person’s shares of Community common stock:

•	in favor of the merger, the merger agreement and the transactions contemplated by the merger agreement;

•	against any action or agreement that to such Community shareholder’s knowledge would result in a breach in any material respect of any covenant, representation or warranty or any other obligation or agreement of Community under the merger agreement; and

•

except with the prior written consent of CVB or as otherwise contemplated or permitted by the merger agreement, against, the following actions (other than the merger and the transactions contemplated by the merger agreement): (1) any extraordinary corporate transactions, such as a merger, consolidation or other business combination involving Community; (2) any sale, lease or transfer of a material amount of Community assets; and (3) any other matter, to the extent such matter requires a Community shareholder vote, that to the knowledge of such shareholder could reasonably be expected to materially impede, interfere with, delay, postpone, discourage or adversely affect the consummation of the merger and the other transactions contemplated by the merger agreement.

Such Community shareholders also irrevocably and unconditionally waived, and agreed not to exercise or perfect, any rights of appraisal, dissenters’ rights and any similar rights relating to the merger. Such Community shareholders also agreed not to, directly or indirectly:

•	sell, give, transfer, exchange, pledge, assign, hypothecate, encumber, tender or otherwise dispose of such person’s Community shares;

•	enforce or permit execution of the provisions of any redemption, share purchase or sale, recapitalization or other agreement with Community or any other person or enter into any contract, option or other agreement, arrangement or understanding with respect to the transfer of any of the Community shares or any securities convertible into or exercisable for such shares;

•	deposit any of such person’s Community shares into a voting trust or enter into a voting agreement with respect to such shares or grant any proxy or power of attorney with respect thereto;

•	enter into any swap or other arrangement with respect to the direct or indirect sale, assignment, transfer, exchange or other disposition of or transfer of any interest in or the voting of such person’s Community shares; and

•	take any action that would make any of such person’s representations or warranties contained in the voting and support agreement untrue or incorrect in any material respect or have the effect of preventing or disabling such person from performing such person’s obligations under the voting and support agreement.

Such Community shareholders, however, may transfer Community shares to their immediate family or a trust for their benefit if the transferees agree to be bound by the Community voting and support agreements.

The obligations of such Community shareholders will terminate upon the earlier of the consummation of the merger or, if the merger is not consummated, upon the termination of the merger agreement.

As of the record date, the directors and executive officers of Community all of whom have signed voting and support agreements beneficially owned and were entitled to vote 1,137,796.09 shares of Community common stock, representing approximately 36.30% of the shares of Community common stock outstanding on that date.

CVB Voting and Support Agreement

In connection with entering into the merger agreement and as an inducement to the willingness of Community to enter into the merger agreement, the Vice Chairman of the CVB board of directors, or the “CVB Vice Chairman,” executed and delivered to Community a voting and support agreement, which we refer to as the “CVB voting and support agreement.” The CVB Vice Chairman entered into the CVB voting and support agreement in his capacity as the record or beneficial owner of shares of CVB and not in his capacity as a director of CVB. The following summary of the CVB voting and support agreement is subject to, and qualified in its entirety by reference to, the full text of the CVB voting and support agreement included as Exhibit A-2 to the merger agreement, which is attached as Annex A to this joint proxy statement/prospectus.

Pursuant to the CVB voting and support agreement, the CVB Vice Chairman, in his capacity as a CVB shareholder, agreed to vote his shares of Community common stock:

•	in favor of the merger, including the CVB share issuance in connection therewith, and any other matter required to be approved by CVB shareholders to facilitate the merger;

•	against any action or agreement that to such CVB shareholder’s knowledge would result in a breach in any material respect of any covenant, representation or warranty or any other obligation or agreement of CVB under the merger agreement; and

•	except as otherwise contemplated or permitted by the merger agreement or consented to by Community, against any matter, to the extent such matter requires a CVB shareholder vote, that to the knowledge of such CVB shareholder could reasonably be expected to materially impede, interfere with, delay, postpone, discourage or adversely affect the consummation of the merger and the other transactions contemplated by the merger agreement.

Such CVB shareholder also agreed not to, directly or indirectly:

•	sell, give, transfer, exchange, pledge, assign, hypothecate, encumber, tender or otherwise dispose of such person’s CVB shares until Community shareholder approval has been obtained;

•	enforce or permit execution of the provisions of any redemption, share purchase or sale, recapitalization or other agreement with CVB or any other person or enter into any contract, option or other agreement, arrangement or understanding with respect to the transfer of any of the CVB shares or any securities convertible into or exercisable for such shares;

•	deposit any of such person’s CVB shares into a voting trust or enter into a voting agreement with respect to such shares or grant any proxy or power of attorney with respect thereto;

•	enter into any swap or other arrangement with respect to the direct or indirect sale, assignment, transfer, exchange or other disposition of or transfer of any interest in or the voting of such person’s CVB shares; and

•	take any action that would make any of such person’s representations or warranties contained in the voting and support agreement untrue or incorrect in any material respect or have the effect of preventing or disabling such person from performing such person’s obligations under the voting and support agreement.

Such CVB shareholder, however, may transfer CVB shares to their immediate family or a trust for their benefit if the transferees agree to be bound by the CVB voting and support agreement.

The obligations of such CVB shareholder will terminate upon the earlier of the consummation of the merger or, if the merger is not consummated, upon the termination of the merger agreement.

As of the record date, the CVB Vice Chairman beneficially owned and was entitled to vote 6,897,959 shares of CVB common stock, representing approximately 6.3% of the shares of CVB common stock outstanding on that date.

Non-Competition, Non-Solicitation and Non-Disclosure Agreements

In order for CVB and Citizens to have the full benefit of ownership of Community and the business it conducts, including its goodwill, concurrently with the execution and delivery of the merger agreement, all of the Community directors, the Chief Executive Officer of Community, and the President and Chief Banking Officer of Community have entered into non-competition, non-solicitation and non-disclosure agreements, which we collectively refer to as the “non-competition, non-solicitation and non-disclosure agreements”. The following summaries of such agreements are subject to, and qualified in their entirety by reference to, the full text of the applicable non-competition, non-solicitation and non-disclosure agreement included in the forms attached as Exhibit B-1, B-2, B-3 and B-4 to the merger agreement, which is attached as Annex A to this joint proxy statement/prospectus. Please also see “The Merger—Interests of Community Directors and Executive Officers in the Merger” beginning on page 95.

Pursuant to the non-competition, non-solicitation and non-disclosure agreements, each of the Community directors, the Chief Executive Officer of Community, and the President and Chief Banking Officer of Community has agreed not to, directly or indirectly, without the prior written consent of CVB or Citizens:

•	own, manage, operate, control or have any interest in the ownership, management, operation or control of, or be connected as a shareholder, member, partner, principal, director, officer, manager, investor, organizer, founder, trustee, employee, advisor, consultant, agent or representative of or with, any business or enterprise in providing financial services in Los Angeles County, Orange County, Riverside County, San Bernardino County, San Diego County and Ventura County;

•	solicit or aid in the solicitation of any customers or prospective customers of Community;

•	solicit or aid in the solicitation of any officers or employees of Community, or from and after the effective time of the merger, Citizens as successor to Community; and

•	induce or attempt to induce any person who is a customer or prospective customer, or induce or attempt to induce any supplier, distributor, officer or employee of Community, in each case, to terminate such person’s relationships with the Citizens as successor to Community

Certain directors have agreed to comply with the non-competition and non-solicitation covenants for a period ending 24 months after the effective time of the merger. Other directors have agreed to comply with the non-competition covenants for a period ending six months after the effective time of the merger, except with respect to two specified banks, for which such directors have agreed not to become connected in any capacity (including as an employee, officer, shareholder or director) with such banks for a period of 24 months after the effective time of the merger, and to comply with the non-solicitation covenants for a period ending 24 months after the effective time of the merger.

The Chief Executive Officer of Community has agreed to comply with the non-competition and non-solicitation covenants for a period ending 24 months after the effective time of the merger. The President and Chief Banking Officer of Community has agreed to comply with the non-competition and non-solicitation covenants for a period ending 12 months after the effective time of the merger.

These directors and executive officers of Community also have agreed, among other things, not to make use of any trade secrets of Community or disclose any trade secrets to any other person on the terms set forth in the non-solicitation and non-disclosure agreement.

Certain other executive officers of Community have entered into non-solicitation and non-disclosure agreements, which we refer to collectively as the “non-solicitation and non-disclosure agreements.” The following summary of the non-solicitation and non-disclosure agreements is subject to, and qualified in its entirety by reference to, the full text of such agreements in the form of Exhibit B-5 to the merger agreement, which is attached as Annex A to this joint proxy statement/prospectus.

Pursuant to the non-solicitation and non-disclosure agreements, certain executive officers of Community have agreed, for a period of twelve months after effective time of the merger, not to, directly or indirectly, without the prior written consent of CVB or Citizens:

•	solicit or aid in the solicitation of any customers or prospective customers of Community;

•	solicit or aid in the solicitation of any officers or employees of Community, or from and after the effective time of the merger, Citizens as successor to Community; and

•	induce or attempt to induce any person who is a customer or prospective customer, or induce or attempt to induce any supplier, distributor, officer or employee of Community, in each case, to terminate such person’s relationships with the Citizens as successor to Community.

These executive officers of Community also have agreed, among other things, not to make use of any trade secrets of Community or disclose any trade secrets to any other person on the terms set forth in the non-solicitation and non-disclosure agreement.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

The following unaudited pro forma condensed combined financial information and explanatory notes illustrate the effect of the merger on CVB’s consolidated financial position and results of operations and its subsidiaries and of Community and its subsidiaries based upon the companies’ respective historical consolidated financial positions and results of operations under the acquisition method of accounting with CVB treated as the acquirer. The unaudited pro forma condensed combined financial information has been derived from and should be read in conjunction with the historical consolidated financial statements and the related notes of CVB and Community, which are incorporated by reference or provided elsewhere in this joint proxy statement/prospectus.

In accordance with generally accepted accounting principles in the United States of America, or GAAP, the assets and liabilities of Community will be recorded by CVB at their estimated fair values as of the acquisition date. The unaudited pro forma condensed combined balance sheet gives effect to the merger, as if the transaction had occurred on December 31, 2017. The unaudited pro forma condensed combined income statement for the year ended December 31, 2017 assumes the merger took place on January 1, 2017.

The unaudited pro forma condensed combined financial information includes CVB’s estimated adjustments to record assets and liabilities of Community at their respective fair values. These adjustments are subject to change depending on changes in interest rates and the components of assets and liabilities as of the merger date and as additional information becomes available and additional analyses are performed. The final amount and allocation of the purchase price will be determined after the merger is completed and after completion of further analyses to determine the fair value of Community’s tangible and identifiable intangible assets and liabilities as of the date the merger is completed. Increases or decreases in the estimated fair values of the net assets acquired as compared with the information shown in the unaudited pro forma condensed combined financial information may change the amount of the purchase price allocated to goodwill and other assets and liabilities and may impact CVB’s statements of income due to adjustments in yield and/or amortization of the adjusted assets or liabilities. Any changes to Community shareholders’ equity, including results of operations from December 31, 2017 through the date the merger is completed, will also change the purchase price allocation, which may include the recording of a lower or higher amount of goodwill. The final adjustments may be materially different from the unaudited pro forma adjustments presented herein.

CVB anticipates that the merger with Community will provide the combined company with financial benefits that include reduced combined operating expenses. The pro forma information, which is intended to illustrate the financial characteristics of the merger and the combined company under one set of assumptions, does not reflect the benefits of expected cost savings or opportunities to earn additional revenue, or all integration costs that may be incurred and, accordingly, should not be considered a prediction of future results. It also does not necessarily reflect what the historical results of the combined company would have been had our companies been combined during the period shown.

The pro forma shareholders’ equity and net income should not be considered indicative of the market value of CVB common stock or the actual or future results of operations of CVB for any period. Actual results may be materially different than the pro forma information presented.

The unaudited pro forma condensed combined financial statements included herein are presented for informational purposes only and do not necessarily reflect the financial results of the combined company had the companies actually been combined at the beginning of each period presented. As stated above, the adjustments included in these unaudited pro forma condensed combined financial statements are preliminary and maybe revised.

Unaudited Pro Forma Condensed Combined Balance Sheet as of December 31, 2017

	CVBF Historical	Community Historical	Pro Forma Adjustments	Notes	Pro Forma Combined
	(Dollars in thousands)
Assets
Cash and cash equivalents	$144,377	$44,298	$(177,519)	A	$11,156
Interest-earning balances due from depository institutions	17,952	—	—		17,952
Investment securities	2,910,875	837,415	—		3,748,290
Investment in stock of Federal Home Loan Bank (FHLB)	17,688	17,250	—		34,938
Loans and lease finance receivables	4,830,631	2,739,859	(57,115)	B	7,513,375
Allowance for loan losses	(59,585)	(35,346)	35,346	C	(59,585)

Net loans and lease finance receivables	4,771,046	2,704,513	(21,769)		7,453,790

Premises and equipment, net	46,166	9,401	5,606	D	61,173
Bank owned life insurance	146,486	69,863	—		216,349
Intangibles	6,838	—	35,953	E	42,791
Goodwill	116,564	1,435	508,985	F	626,984
Other assets	92,594	63,223	(8,233)	G	147,584

Total assets	$8,270,586	$3,747,398	$343,023		$12,361,007

Liabilities and Stockholders’ Equity
Liabilities:
Deposits:
Noninterest-bearing	$3,846,436	$1,177,453	$—		$5,023,889
Interest-bearing	2,700,417	1,682,761	(6,682)	H	4,376,496

Total deposits	6,546,853	2,860,214	(6,682)		9,400,385
Customer repurchase agreements	553,773	—	—		553,773
Borrowings	—	502,500	(3,126)	I	499,374
Junior subordinated debentures	25,774	—	—		25,774
Other liabilities	74,920	32,274	(1,240)	J	105,954

Total liabilities	7,201,320	3,394,988	(11,048)		10,585,260

Commitments and Contingencies
Stockholders’ Equity
Common stock	573,453	12,907	693,574	K	1,279,934
Retained earnings	494,361	344,351	(344,351)	L	494,361
Accumulated other comprehensive income, net of tax	1,452	(4,848)	4,848	M	1,452

Total stockholders’ equity	1,069,266	352,410	354,071		1,775,747

Total liabilities and stockholders’ equity	$8,270,586	$3,747,398	$343,023		$12,361,007

See accompanying Notes to Unaudited Pro Forma Condensed Combined Financial Information.

Unaudited Pro Forma Condensed Combined Statement of Earnings for the Year Ended December 31, 2017

	CVBF Historical	VCBP Historical	Pro Forma Adjustments for VCBP Acquisition	Notes	Pro Forma Combined with VCBP	Community Historical	Pro Forma Adjustments for Community Acquisition	Notes	Pro Forma Combined with VCBP and Community
	(Dollars in thousands, except per share amounts)
Interest income	$287,226	$3,046	$166	N	$290,438	$136,078	$3,396	Q	$429,912
Interest expense	8,296	122	—		8,418	16,840	(5,950)	R	19,308

Net interest income before recapture of provision for loan losses	278,930	2,924	166		282,020	119,238	9,346		410,604
Recapture of provision for loan losses	8,500	—	—		8,500	4,496	—		12,996

Net interest income after recapture of provision for loan losses	287,430	2,924	166		290,520	123,734	9,346		423,600

Noninterest income	42,118	1,444			43,562	9,378	—		52,940
Noninterest expense	140,753	5,341	26	O	146,120	78,887	6,911	S	231,918

Earnings before income taxes	188,795	(973)	140		187,962	54,225	2,435		244,622

Income taxes	84,384	788	53	P	85,225	27,501	913	T	113,639

Net earnings	$104,411	$(1,761)	$88		$102,738	$26,724	$1,522		$130,984

Basic earnings per common share	$0.95								$0.94
Diluted earnings per common share	$0.95								$0.93

See accompanying Notes to Unaudited Pro Forma Condensed Combined Financial Information.

Notes to Unaudited Pro Forma Condensed Combined Financial Information

Note 1—Basis of Presentation

The unaudited pro forma condensed combined financial information has been prepared using the acquisition method of accounting giving effect to CVB’s acquisition of Community through the merger of Community with and into Citizens. The unaudited pro forma condensed combined financial information is presented for illustrative purposes only and is not necessarily indicative of the financial position had the acquisition been consummated at December 31, 2017 or the results of operations had the acquisition been consummated at January 1, 2017, nor is it necessarily indicative of the results of operation in future periods or the future financial position of the combined entities. The acquisition, which is currently expected to be completed in July or August of 2018, provide for the issuance of 29,986,467 of CVB common shares based on a fixed exchange ratio of 9.45950 and $177.5 million in cash (subject to adjustment based upon the effective time of the acquisition). Based on a $23.60 per share closing price of CVB common stock on February 26, 2018, the last trading day before the first public announcement of the proposed merger, and assuming no merger consideration adjustments are required under the merger agreement, the aggregate merger consideration to be paid to Community shareholders would be approximately $885.2 million, or $279.24 per share of Community common stock.

Under the acquisition method of accounting, the assets and liabilities of Community will be recorded at the respective fair values on the closing date. The fair value on the closing date represents management’s best estimates based on available information and facts and circumstances in existence on the closing date. The pro forma allocation of purchase price reflected in the unaudited pro forma condensed combined financial information is subject to adjustment and may vary from the actual purchase price allocation that will be recorded at the time the acquisition is completed. Adjustments may include, but not be limited to, changes in (i) Community’s balance sheet through the effective time of the acquisition; (ii) the aggregate value of merger consideration paid if the price of CVB’s common shares vary from the assumed $23.60 per share; (iii) total acquisition-related expenses if consummation and/or implementation costs vary from currently estimated amounts; and (iv) the underlying values of assets and liabilities if market conditions differ from current assumptions.

The accounting policies of both CVB and Community are in the process of being reviewed in detail. Upon completion of such review, conforming adjustments or financial statement reclassification may be determined.

Note 2—Estimated Acquisition and Integration Costs

In connection with the acquisition, the plan to integrate CVB and Community’s operations is still being developed. Over the next several months, the specific details of these plans will continue to be refined. CVB and Community are currently in the process of assessing the two companies’ personnel, benefit plans, premises, equipment, computer systems, supply chain methodologies and service contracts to determine where they may take advantage of redundancies or where it will be beneficial or necessary to convert to one system. Certain decisions arising from these assessments may involve involuntary termination of Community’s employees, vacating leased premises, changing information systems, canceling contracts between Community and certain service providers and selling or otherwise disposing of certain premises, furniture and equipment owned by Community. Additionally, as part of our formulation of the integration plan, certain actions regarding existing CVB information systems, premises, equipment, benefit plans, supply chain methodologies, supplier contracts and involuntary termination of personnel may be taken. CVB expects to incur acquisition-related expenses including system conversion costs, employee retention and severance agreements, branch consolidations, communications to customers and others. To the extent there are costs associated with these actions, the costs will be recorded based on the nature and timing of these integration actions. Most acquisition and restructuring costs are recognized separately from a business combination and generally will be expensed as incurred. CVB estimated the acquisition-related costs to be approximately $44.0 million and expect that such acquisition-related costs will be incurred in 2018 and 2019. These costs are not reflected in the accompanying pro forma financial information.

Note 3—Estimated Annual Cost Savings

CVB expects to realize approximately $41.0 million in annual pre-tax cost savings following the acquisition, which management expects to be phased-in after the systems conversions and consolidation of branches which is expected to be completed in the first quarter of 2019. However, there is no assurance that the anticipated cost savings will be realized on the anticipated time schedule or at all. These cost savings are not reflected in the presented pro forma financial information.

Note 4—Estimated Regulatory Adjustments

Upon completion of the merger, Citizen Business Bank’s total assets will exceed $10 billion, therefore CVB and Citizens Business Bank will be subject to increased regulatory requirements under the Dodd-Frank Act. Implementation of the various provisions of the Dodd-Frank Act is expected to impose additional compliance costs on the combined company. No adjustments related to the impact from compliance with these additional requirements have been made to the pro forma financial information presented herein.

Note 5—Preliminary Purchase Accounting Allocations

The unaudited pro forma condensed combined balance sheet gives effect to the merger, as if the transaction had occurred on December 31, 2017. The unaudited pro forma condensed combined income statement for the year ended December 31, 2017 assumes the merger took place on January 1, 2017.

Total consideration (1)	$884,000
Less equity at book value	(352,410)
Elimination of allowance for loan losses	(35,346)
Elimination of net deferred loan costs	3,454
Elimination of reserve for off-balance sheet commitments	(1,240)
Elimination of previously recorded goodwill and intangibles	1,435
Allocated to:
Time deposit investments	—
Loans	53,661
Premises and equipment	(5,606)
Deferred tax effect of adjustments (37.5%)	8,233
Core deposit intangible	(35,953)
Time Deposit Premium	(6,682)
FHLB Borrowing	(3,126)
Intangible liability for acquired leases	—

Excess of consideration paid over fair value of net assets acquired (goodwill)	$510,420

(1)	The purchase price is based on $177.5 million in cash and issuance of 29,986,467 of CVB common shares based on a fixed exchange ratio of 9.45950 and a $23.56 per share closing price of CVB common stock on December 31, 2017.

Note 6—Pro Forma Adjustments

The following pro forma adjustments have been reflected in the unaudited pro forma condensed combined financial information. All taxable adjustments were calculated using the appropriate tax rate to arrive at deferred tax asset or liability adjustments. All adjustments are based on current assumptions and valuations, which are subject to change.

Balance Sheet

A.	To reflect cash consideration paid to acquire Community at a stated price of $56.00 for each share of Common Stock and Restricted Stock Unit. Assumes no adjustments to the cash purchase price are required under the merger agreement.

B.	Adjustment to loans, net of unearned income: To reflect the estimated fair value discount of $53.7 million at the closing date. This includes a $37.6 million credit loss discount and a $16.1 million interest rate discount related to current market rates that is accretable and assumed to be amortized over approximately five years (straight line).

C.	To reflect the elimination of Community’s allowance for loan and lease losses, or ALLL.

D.	To reflect estimated fair value of Community’s premises and equipment.

E.	To reflect the estimated fair value of acquired identifiable intangible assets of Community’s core deposits. The acquired core deposit intangible (“CDI”) will be amortized over 10 years using a sum-of-the-years-digits method.

F.	Adjustment to goodwill: To reflect elimination of Community’s goodwill of $1.4 million and $510.4 million of estimated goodwill associated with the acquisition of Community.

G.	To reflect the deferred tax liability created due to the acquisition related accounting adjustments, calculated using an estimated tax rate of 28%.

H.	To reflect the estimated fair value of time deposits, based on current market rates.

I.	To reflect the estimated fair value of term FHLB advances, based on current market rates.

J.	To reflect the elimination of the reserve for off-balance sheet commitments.

K.	To reflect stock consideration of $706.5 million using the stock price of $23.56 as of December 31, 2017, and the elimination of Community common stock of $12.9 million.

L.	To reflect the elimination of Community’s retained earnings.

M.	To reflect the elimination of Community’s accumulated other comprehensive income.

Income Statement

N.	To reflect accretion of loan discount resulting from loan fair value pro forma adjustment for acquired Valley Commerce Bancorp (“VCBP”) loans, as if acquired on January 1, 2017 rather than the acquisition date of March 10, 2017.

O.	To reflect $52,600 of amortization of intangible assets resulting from the fair value of acquired identifiable intangible assets, offset by $26,900 of discount accretion of VCBP acquired premises and equipment, as if acquired on January 1, 2017 rather than the acquisition date of March 10, 2017.

P.	To reflect income tax effect of pro forma adjustments using an effective tax rate of 37.5%.

Q.	To reflect accretion of loan interest rate discount resulting from loan fair value pro forma adjustment for acquired Community loans based on an average life of approximately five years.

R.	To reflect the discount accretion resulting from the fair value of time deposits and term FHLB advances of Community.

S.	To reflect $6.5 million of amortization of intangible assets resulting from the fair value of acquired identifiable intangible assets of Community and $374,000 of additional depreciation resulting from fair value adjustments of Community’s acquired premises and equipment.

T.	To reflect income tax effect of pro forma adjustments using an estimated tax rate of 37.5%.

INFORMATION ABOUT THE COMPANIES

CVB Financial Corp. and Citizens Business Bank

CVB Financial Corp. is a California corporation that is registered as a bank holding company under the Bank Holding Company Act of 1956, as amended. As of December 31, 2017, CVB had consolidated total assets of approximately $8.27 billion, total deposits of approximately $6.55 billion, and total shareholders’ equity of approximately $1.07 billion. CVB had 804 full-time equivalent employees as of December 31, 2017.

CVB provides a wide range of banking services through Citizens Business Bank, its wholly-owned subsidiary. Citizens is a California state-chartered bank headquartered in Ontario, California, and has been conducting business since 1974, originally under the name Chino Valley Bank. Citizens is an independent community bank that offers a full range of banking services in 51 banking centers located in the Inland Empire, Los Angeles County, Orange County, San Diego County, Ventura County, Santa Barbara County and the Central Valley area of California. Citizens also operates three trust offices located in Ontario, Newport Beach and Pasadena. These offices serve as sales offices for its wealth management, trust and investment products. Citizens Business Bank also operates one loan production office in Stockton, California.

Through its network of banking offices, Citizens emphasizes personalized service combined with a full range of banking and trust services for businesses, professionals and individuals. Although Citizens focuses the marketing of its services to small- and medium-sized businesses, a full range of banking, investment and trust services are made available to the local consumer market.

Citizens offers a standard range of bank deposit products. These include checking, savings, money market and time certificates of deposit for both business and personal accounts. Citizens’ deposit accounts are insured by the FDIC up to applicable limits.

Citizens provides a full complement of lending products, including commercial, agribusiness, consumer, real estate loans and equipment and vehicle leasing. Commercial products include lines of credit and other working capital financing, accounts receivable lending and letters of credit. Agribusiness products are loans to finance the operating needs of wholesale dairy farm operations, cattle feeders, livestock raisers and farmers. Citizens also provides bank-qualified lease financing for municipal governments. Financing products include automobile leasing and financing, lines of credit, credit cards and home equity loans and lines of credit. Real estate loans include mortgage and construction loans.

Citizens also offers a wide range of specialized services designed for its commercial customers, including cash management systems for monitoring cash flow, a credit card program for merchants, courier pick-up and delivery, payroll services, remote deposit capture, electronic funds transfers by way of domestic and international wires and automated clearinghouse, and online account access.

Citizens offers financial services and trust services through its CitizensTrust division. These services include fiduciary services, mutual funds, annuities, 401(k) plans and individual investment accounts.

As a bank holding company, CVB is subject to the supervision of the Federal Reserve. It is required to file with the Federal Reserve reports and other information regarding its business operations and the business operations of its subsidiaries. As a California state-chartered bank, Citizens is subject to supervision, periodic examination and regulation by the DBO and by the FDIC as its primary federal regulator.

CVB’s principal executive office is located at 701 North Haven Avenue, Suite 350, Ontario, California 91764, telephone number: (909) 980-4030.

CVB common stock is traded on the NASDAQ Global Select Market under the symbol “CVBF.”

The foregoing information concerning CVB does not purport to be complete. Certain additional information relating to CVB’s business, management, executive officer and director compensation, voting securities and certain relationships is incorporated by reference in this joint proxy statement/prospectus from other documents filed by CVB with the Securities and Exchange Commission and listed under “Where You Can Find Additional Information.” If you desire copies of any of these documents, you may contact CVB at its address or telephone number indicated under “Where You Can Find Additional Information.”

Community Bank

General

Community Bank, headquartered in Pasadena, California, is an independent Southern California regional community bank, founded in 1945. Community’s principal business is to provide banking services primarily in Southern California through 16 branch offices. Community offers commercial and retail banking services to businesses, professionals and retail customers located in Los Angeles, Orange, San Bernardino and Riverside Counties.

At December 31, 2017, Community had consolidated total assets of $3.7 billion, loan balances of $2.7 billion, and deposits of $2.9 billion. Additional information regarding Community’s business is included in the information set forth in “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Community” beginning on page 148.

Banking Business

Community is a full-service commercial and retail bank offering a broad range of banking products and services designed for small and medium-sized businesses, non-profit organizations, business owners and entrepreneurs, and the professional community, including attorneys, certified public accountants, financial advisors and healthcare providers, investors and consumers. Deposit products include demand, money market, and certificates of deposit. Loan products include commercial, real estate construction, commercial real estate, SBA and consumer loans. Community also provides cash management services, online banking, and other primarily business-oriented products.

The principal executive offices of Community are located at 460 Sierra Madre Villa Avenue, Pasadena, CA, 91107, and its telephone number is (800) 788-9999. In addition to the Pasadena headquarters office, there are sixteen additional full-service branches in the Ventura/Los Angeles/Orange County/San Bernardino and Riverside metropolitan areas.

Community Bank common stock is traded on the OTC Markets’ OTC Pink market under the symbol “CYHT.”

Products Offered

Community offers a full array of competitively priced commercial and consumer loan and deposit products, as well as other services delivered directly or through strategic alliances with other service providers. The products offered are primarily aimed at both business and individual clients in its target markets.

Loan Products

Community offers a mix of business loans including: (i) commercial and industrial loans; (ii) commercial real estate loans; (iii) construction loans; and (iv) SBA loans. Community also offers home equity lines of credit “HELOCS”, to accommodate the needs of business owners and individual clients, as well as consumer loans (both secured and unsecured) for that customer segment. Community encourages relationship banking with the goal of obtaining a substantial portion of each borrower’s banking business, including deposit accounts.

Deposit Products

As a full-service commercial and retail bank, Community focuses deposit generation on relationship accounts, encompassing noninterest-bearing demand, interest bearing demand, and money market accounts. In order to facilitate generation of noninterest-bearing demand deposits, Community requires, depending on the circumstances and the type of relationship, borrowers to maintain deposit balances as a typical condition of granting loans. Community also offers certificates of deposit and savings accounts. Community markets deposits by offering a “remote deposit capture” product that allows deposits to be made via computer at the customer’s business location.

For customers requiring full FDIC insurance on certificates of deposit and other deposits accounts in excess of $250,000, Community offer the CDARS® and Insured Cash Sweep programs (“ICS”), products offered by Promontory Interfinancial Network, LLC, which allow Community to place the deposits with other participating banks to maximize the customers’ FDIC insurance. Community receives a like amount of deposits from other participating financial institutions. These “reciprocal” CDARS® and ICS deposits are classified as “brokered” deposits in regulatory reports but Community considers these deposits to be “core” in nature.

Electronic Banking

While personalized, service-oriented banking is the cornerstone of Community’s business plan, Community uses technology and the Internet as a secondary means for servicing customers, to compete with larger banks and to provide a convenient platform for customers to review and transact business. Community offers sophisticated electronic or “internet banking” opportunities that permit commercial customers to conduct much of their banking business remotely from their home or business.

Community offers multiple electronic banking options to its customers. It does not allow the origination of deposit accounts through online banking, nor does it accept loan applications through its online services. All of Community’s electronic banking services allow customers to review transactions and statements, review images of paid items, transfer funds between accounts, place stop orders, pay bills and export to various business and personal software applications. Online Banking also allows customers to initiate domestic wire transfers and ACH transactions, with the added security and functionality of assigning discrete access and levels of security to different employees of the client and division of functions to allow separation of duties, such as input and release.

Additionally, Community offers Positive Pay, an antifraud service that allows businesses to review all issued checks daily and provides them with the ability to pay or reject any item. ACH Positive Pay is also offered to allow customers to review ACH transactions on a daily basis.

Other Services

In addition to providing a full complement of lending and deposit products and related services, Community provides customers with many additional services, either directly or through other providers, including, but not limited to, commercial and stand-by letters of credit, domestic and international wire transfers, on site Automated Teller Machines (ATMs) and ATM cards. Community also provides bank-by-mail services, courier services, armored transport, lock box, cash vault, cash management services, telephone banking, credit cards and international services (some of these through arrangements with third parties).

Competition

The banking business in California, and in Community’s market area, is highly competitive with respect to both loans and deposits and is dominated by a relatively small number of major financial institutions with many offices operating over a wide geographic area, including institutions based outside of California. The increasingly competitive environment faced by banks is a result primarily of changes in laws and regulations, changes in technology and product delivery systems, and the accelerating pace of consolidation among financial services providers. Community also competes for loans and deposits with other commercial banks, as well as with finance companies, credit unions, securities and brokerage companies, money market funds and other non-financial institutions. Larger financial institutions offer certain services (such as trust services or wealth management) that Community does not offer directly (but some of which are offered indirectly through correspondent institutions or other relationships). These institutions also have the ability to finance extensive advertising campaigns, and have the ability to allocate investment assets to regions of highest yield and demand. By virtue of their greater total capitalization, such institutions also have substantially higher lending limits than Community has. Customers may also move deposits into the equity and bond markets which also compete with us as an investment alternative.

Community’s ability to compete is based primarily on the basis of relationship, customer service and responsiveness to customer needs. Community believes that its “preferred lender” status with the Small Business Administration allows Community to approve SBA loans faster than many competitors. Community distinguishes itself with the availability and accessibility of senior management to customers and prospects. In addition, Community’s knowledge of markets and industries assists it in locating, recruiting and retaining customers. The ability to compete also depends on the ability to continue to attract and retain senior management and experienced relationship managers.

In order to compete with the major financial institutions in Community’s primary service area, Community uses, to the fullest extent possible, the familiarity of Community’s directors, relationship managers, officers and advisors within Community’s market, its residents, businesses and the flexibility that Community’s independent status will permit. This includes an emphasis on specialized services, local promotional activity, and personal contacts. Community also works with the local Chambers of Commerce and professionals such as CPA’s and attorneys to invite local businesses to meet relationship managers, management and directors.

Employees

As of December 31, 2017, Community had 426 full-time employees. Community employees are not represented by any union or other collective bargaining agreement.

Supervision and Regulation

The following discussion of statutes and regulations affecting Community is only a summary and does not purport to be complete nor does it address all applicable statutes and regulations. This discussion is qualified in its entirety by reference to such statutes and regulations referred to in this discussion. No assurance can be given that such statutes or regulations will not change in the future.

General

Community is extensively regulated under both federal and state laws. Regulation and supervision by the federal and state banking agencies is intended primarily for the protection of depositors, the Deposit Insurance Fund (“DIF”) administered by the FDIC, borrowers and the stability of the U.S. banking system, and not for the benefit of Community’s shareholders.

As a California state-chartered bank that is not a member of the Federal Reserve System, Community is subject to supervision, periodic examination and regulation by the DBO, as Community’s state regulator, and by the FDIC, as Community’s primary federal regulator. The regulations of these agencies govern most aspects of Community’s business, including the filing of periodic reports by Community, and Community’s activities relating to dividends, investments, loans, borrowings, capital requirements, certain check-clearing activities, branching, mergers and acquisitions, reserves against deposits, the timing of the availability of deposited funds, the nature and amount of and collateral for certain loans, and numerous other areas. Community is subject to significant regulation and restrictions by federal and state laws and regulatory agency regulations, policies and practices. The regulatory agencies have adopted guidelines to assist in identifying and addressing potential safety and soundness concerns before an institution’s capital becomes impaired. The guidelines establish operational and managerial standards generally relating to: (1) internal controls, information systems, and internal audit systems; (2) loan documentation; (3) credit underwriting; (4) interest-rate exposure; (5) asset growth and asset quality; and (6) compensation, fees, and benefits. Further, the regulatory agencies have adopted safety and soundness guidelines for asset quality and for evaluating and monitoring earnings to ensure that earnings are sufficient for the maintenance of adequate capital and reserves. If, as a result of an examination, either the DBO or the FDIC should determine that the financial condition, capital resources, asset quality, earnings prospects, management, liquidity, or other aspects of Community’s operations are unsatisfactory or that Community or its management is violating or has violated any law or regulation, various remedies are available to the DBO and the FDIC. These remedies include, but are not limited to, the power to (i) require affirmative action to correct any conditions resulting from any violation or unsafe and unsound practice; (ii) direct an increase in capital and the maintenance of higher specific minimum capital ratios, which may preclude Community from being deemed well capitalized and restrict its ability to accept certain brokered deposits; (iii) restrict Community’s growth geographically, by products and services, or by mergers and acquisitions, including bidding in FDIC receiverships for failed banks; (iv) enter into informal nonpublic or formal public memoranda of understanding or written agreements and consent orders with Community to take corrective action; (v) issue an administrative cease and desist order that can be judicially enforced; (vi) enjoin unsafe or unsound practices; (vii) assess civil monetary penalties; and (viii) require prior approval of senior executive officers and director changes or remove officers and directors. Ultimately the FDIC could terminate Community’s FDIC insurance and the CBDO could revoke Community’s charter or take possession and close and liquidate Community.

Pursuant to the Federal Deposit Insurance Act (“FDI Act”) and the California Financial Code, California state chartered commercial banks may generally engage in any activity permissible for national banks. Therefore, Community may form subsidiaries to engage in the many so-called “closely related to banking” or “nonbanking” activities commonly conducted by national banks in operating subsidiaries or in subsidiaries of bank holding companies. Further, California banks may conduct certain “financial” activities permitted under the Gramm-Leach-Bliley Act of 1999 in a “financial subsidiary” to the same extent as may a national bank, provided Community is and remains “well-capitalized,” “well-managed” and in satisfactory compliance with the Community Reinvestment Act (the “CRA”). Generally, a financial subsidiary is permitted to engage in activities that are “financial in nature” or incidental thereto, even though they are not permissible for a national bank to conduct directly within Community. The definition of “financial in nature” includes, among other items, underwriting, dealing in or making a market in securities, including, for example, distributing shares of mutual funds. Community presently has no subsidiaries.

From time to time, federal and state legislation is enacted and implemented by regulations which may have the effect of materially increasing the cost of doing business, limiting or expanding permissible activities, or affecting the competitive balance between banks and other financial services providers. Changes in federal or state banking laws or the regulations, policies or guidance of the federal or state banking agencies could have an adverse cost or competitive impact on Community’s operations. Community cannot predict whether or when potential legislation or new regulations will be enacted, and if enacted, the effect that new legislation or any implemented regulations and supervisory policies would have on our financial condition and results of operations. Such developments may further alter the structure, regulation, and competitive relationship among financial institutions, and may subject us to increased regulation, disclosure, and reporting requirements. Moreover, bank regulatory agencies continue to be aggressive in responding to issues, concerns and trends identified in examinations, and this has resulted in issuance of enforcement actions to financial institutions requiring action to address credit quality, capital adequacy, liquidity and risk management, as well as other safety and soundness, information technology and compliance concerns. In addition, the outcome of any investigations initiated by federal or state authorities or the outcome of litigation may result in additional regulation, necessary changes in operations and increased compliance costs. Community actively works with its regulators to remedy any issues, concerns and trends raised in its examinations.

Legislative and Regulatory Developments

The Dodd-Frank Act

The implementation and impact of legislation and regulations enacted since 2008 in response to the U.S. economic downturn and financial industry instability continued in 2017 as modest recovery has returned to many institutions in the banking sector. Many institutions have repaid and repurchased U.S. Treasury investments under the Troubled Asset Relief Program and the federal banking agencies continue to implement the remaining requirements in the Dodd-Frank Wall Street Reform and Consumer Protection Act (“Dodd-Frank”) as well as promulgating other regulations and guidelines intended to assure the financial strength and safety and soundness of banks and the stability of the U.S. banking system. Certain provisions of the Dodd-Frank are effective and have been fully implemented, including the revisions in the deposit insurance assessment base for FDIC insurance and the permanent increase in coverage to $250,000; the permissibility of paying interest on business checking accounts; the removal of barriers to interstate branching and required disclosure and shareholder advisory votes on executive compensation. Implementation in 2014 of additional Dodd-Frank regulatory provisions included aspects of (i) the final new capital rules, and (ii) a final rule to implement the so called “Volcker Rule” restrictions on certain proprietary trading and investment activities. Legislation (the Economic Growth, Regulatory Relief, and Consumer Protection Act, S.2155, 115 Cong., 2 sess.) has been introduced in the U.S. Senate that would, among other things, eliminate the applicability or reduce the requirements of several provisions of Dodd-Frank to banks of our size. Unless and until any such or similar legislation is enacted, we cannot determine its effects on Community.

Many of the regulations to implement Dodd-Frank have not yet been published for comment or adopted in final form and/or will take effect over several years, making it difficult to anticipate the overall financial impact on Community, its customers or the financial industry more generally. Individually and collectively, these proposed regulations resulting from Dodd-Frank may materially and adversely affect Community’s business, financial condition, and results of operations.

In the exercise of their supervisory and examination authority, the regulatory agencies have emphasized corporate governance, stress testing, enterprise risk management and other Board responsibilities; anti-money laundering compliance and enhanced high risk customer due diligence; vendor management; cyber security and fair lending and other consumer compliance obligations.

Capital Adequacy Requirements

Banks are subject to various regulatory capital requirements administered by state and federal banking agencies. New capital rules described below were effective on January 1, 2014, and are being phased in over various periods. The basic capital rule changes were fully effective on January 1, 2015, but many elements are being phased in over multiple future years. Capital adequacy guidelines and prompt corrective action regulations (See “Prompt Corrective Action Regulations” below) involve quantitative measures of assets, liabilities, and certain off-balance sheet items calculated under regulatory accounting practices. Capital amounts and classifications are also subject to qualitative judgments by regulators about components, risk weighting, and other factors. The risk-based capital guidelines for bank holding companies and banks require capital ratios that vary based on the perceived degree of risk associated with a banking organization’s operations for both transactions reported on the balance sheet as assets, such as loans, and those recorded as off-balance sheet items, such as commitments, letters of credit and recourse arrangements. The risk-based capital ratio is determined by classifying assets and certain off-balance sheet financial instruments into weighted categories, with higher levels of capital being required for those categories perceived as representing greater risks and dividing its qualifying capital by its total risk-adjusted assets and off-balance sheet items. Banks engaged in significant trading activity may also be subject to the market risk capital guidelines and be required to incorporate additional market and interest rate risk components into their risk-based capital standards. To the extent that the new rules are not fully phased in, the prior capital rules continue to apply.

Under the risk-based capital guidelines in place prior to the effectiveness of the new capital rules, there were three fundamental capital ratios: a total risk-based capital ratio, a Tier 1 risk-based capital ratio and a Tier 1 leverage ratio. To be deemed “well capitalized” a bank must have a total risk-based capital ratio, a Tier 1 risk-based capital ratio and a Tier 1 leverage ratio of at least ten percent, six percent and five percent, respectively.

Prompt Corrective Action Regulations

The FDI Act requires the federal bank regulatory agencies to take “prompt corrective action” with respect to a depository institution if that institution does not meet certain capital adequacy standards, including requiring the prompt submission of an acceptable capital restoration plan. Depending on a bank’s capital ratios, the agencies’ regulations define five categories in which an insured depository institution will be placed: well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized, and critically undercapitalized. At each successive lower capital category, an insured bank is subject to more restrictions, including restrictions on the bank’s activities, operational practices or the ability to pay dividends. Based upon its capital levels, a bank that is classified as well capitalized, adequately capitalized, or undercapitalized may be treated as though it were in the next lower capital category if the appropriate federal banking agency, after notice and opportunity for hearing, determines that an unsafe or unsound condition, or an unsafe or unsound practice, warrants such treatment.

The prompt corrective action standards were changed when the new capital rule ratios became effective. Under the new standards, in order to be considered well capitalized, Community is required to meet the new Common Equity Tier 1 ratio of 6.5%, an increased Tier 1 ratio of 8% (increased from 6%), a total capital ratio of 10% (unchanged) and a leverage ratio of 5% (unchanged).

The regulatory capital guidelines as well as Community’s actual capitalization as of December 31, 2017, are as follows:

Tier 1 Leverage Ratio
Community Bank	9.43%
Minimum requirement for “Well Capitalized” institution	5.00%

Common Equity Tier 1 Risk-Based Capital Ratio
Community Bank	10.91%
Minimum requirement for “Well Capitalized” institution	6.50%

Tier 1 Risk-Based Capital Ratio
Community Bank	10.91%
Minimum requirement for “Well Capitalized” institution	8.00%

Total Risk-Based Capital Ratio
Community Bank	12.04%
Minimum requirement for “Well Capitalized” institution	10.00%

The federal banking agencies may require banks subject to enforcement actions to maintain capital ratios in excess of the minimum ratios otherwise required to be deemed well capitalized, in which case institutions may no longer be deemed to be well capitalized and may therefore be subject to restrictions on taking brokered deposits.

Capital Rules and Minimum Capital Returns

The federal bank regulatory agencies adopted final regulations in July 2013, which revised their risk-based and leverage capital requirements for banking organizations to meet requirements of Dodd–Frank and to implement Basel III international agreements reached by the Basel Committee. Although many of the rules contained in these final regulations are applicable only to large, internationally active banks, some of them will apply on a phased in basis to all banking organizations, including Community.

The following are among the new requirements that were phased in beginning January 1, 2015:

•	An increase in the minimum Tier 1 capital ratio from 4.00% to 6.00% of risk-weighted assets;

•	A new category and a required 4.50% of risk-weighted assets ratio is established for “Common Equity Tier 1” as a subset of Tier 1 capital limited to common equity;

•	A minimum non-risk-based leverage ratio is set at 4.00%, eliminating a 3.00% exception for higher rated banks;

•	Changes in the permitted composition of Tier 1 capital to exclude trust preferred securities, mortgage servicing rights and certain deferred tax assets and include unrealized gains and losses on available-for-sale debt and equity securities;

•	The risk-weights of certain assets for purposes of calculating the risk-based capital ratios are changed for high volatility commercial real estate acquisition, development and construction loans, certain past due non-residential mortgage loans and certain mortgage-backed and other securities exposures;

•	An additional “countercyclical capital buffer” is required for larger and more complex institutions; and

•	A new additional capital conservation buffer of 2.5% of risk weighted assets over each of the required capital ratios will be phased in from 2016 to 2019 and must be met to avoid limitations on the ability of Community to pay dividends, repurchase shares or pay discretionary bonuses.

Including the capital conservation buffer of 2.5%, the new final capital rule would result in the following minimum ratios: (i) a Tier 1 capital ratio of 8.5%, (ii) a Common Equity Tier 1 capital ratio of 7.0%, and (iii) a total capital ratio of 10.5%. The new capital conservation buffer requirement began to be phased in beginning in January 2016 at 0.625% of risk-weighted assets and increases each year until fully implemented in January 2019. While the new final capital rule sets higher regulatory capital standards for Community, bank regulators may also continue their past policies of expecting banks to maintain additional capital beyond the new minimum requirements. The implementation of the new capital rules or more stringent requirements to maintain higher levels of capital beyond the aforementioned or to maintain higher levels of liquid assets could adversely impact Community’s net income and return on equity, restrict the ability to pay dividends or executive bonuses and require the raising of additional capital.

Management believes that, as of December 31, 2017, Community would meet all applicable capital requirements under the new capital rules on a fully phased-in basis if such requirements were currently in effect (see “Legislative and Regulatory Developments” described above).

Final Volcker Rule

In December 2013, the federal bank regulatory agencies adopted final rules that implement a part of Dodd-Frank commonly referred to as the “Volcker Rule.” Under these rules and subject to certain exceptions, banking entities, including Community, will be restricted from engaging in activities that are considered proprietary trading and from sponsoring or investing in certain entities, including hedge or private equity funds that are considered “covered funds.” These rules became effective on April 1, 2014, although certain provisions are subject to delayed effectiveness under rules promulgated by the Federal Reserve. Community held no investment positions at December 31, 2017 which were subject to the final “Volcker Rule.” Therefore, while these new rules may require us to conduct certain internal analysis and reporting, we believe that they will not require any material changes in our operations or business. The applicability of the Volker Rule to banks of our size may be eliminated if currently pending legislation is enacted into law (See, Legislation and Regulatory Developments – The Dodd-Frank Act”).

Dividends and Other Transfers of Funds

Community is subject to various statutory and regulatory restrictions on its ability to pay dividends. In addition, banking agencies have the authority to prohibit Community from paying dividends, depending upon Community’s financial condition, if such payment would be deemed to constitute an unsafe or unsound practice.

The power of Community to declare cash dividends is subject to California law, which limits the amount available for cash dividends to the lesser of Community’s retained earnings or net income for its last three fiscal years (less any distributions made to shareholders during that period). This restriction may only be exceeded with advance approval of the DBO, which may approve declaration of an amount not exceeding the greatest of retained earnings of Community, Community’s prior fiscal year net income, or Community’s current fiscal year net income.

Deposit Insurance

The FDIC is an independent federal agency that insures deposits, up to prescribed statutory limits, of federally insured banks and savings institutions and safeguards the safety and soundness of banking and savings industries. The FDIC insures our customer deposits through the DIF up to prescribed limits for each depositor. Dodd-Frank revised the FDIC’s DIF management authority by setting requirements for the Designated Reserve Ratio (the DIF balance divided by estimated insured deposits) and redefining the assessment base, which is used to calculate banks’ quarterly assessments. The amount of FDIC assessments paid by each DIF member institution is based on its relative risk of default as measured by regulatory capital ratios and other supervisory factors. The FDIC may terminate a depository institution’s deposit insurance upon a finding that the institution’s financial condition is unsafe or unsound or that the institution has engaged in unsafe or unsound practices that pose a risk to the DIF or that may prejudice the interest of Community’s depositors. The termination of deposit insurance for a bank would also result in the revocation of Community’s charter by the DBO.

Community’s FDIC insurance expense totaled $1.2 million for 2017. Community is generally unable to control the amount of premiums that it is required to pay for FDIC insurance, which can be affected by the cost of bank failures to the FDIC among other factors. The FDIC will, at least semi-annually, update its income and loss projections for the DIF and, if necessary, propose rules to further increase assessment rates. Any future increases in FDIC insurance premiums may have a material and adverse effect on Community’s earnings and could have a material adverse effect on the value of, or market for, Community’s common stock.

Federal Home Loan Bank System

Community is a member of the FHLB. Among other benefits, each of the 12 Federal Home Loan Banks serves as a reserve or central bank for its members within its assigned region. The FHLB makes available loans or advances to its members in compliance with the policies and procedures established by the Board of Directors of the individual FHLB. As an FHLB member, Community is required to own a certain amount of restricted capital stock and maintain a certain amount of cash reserves in the FHLB. As of December 31, 2017, Community had $502.5 million of outstanding FHLB advances and total borrowing capacity of $1.122 billion, of which $619.7 million was still remaining. At December 31, 2017, Community was in compliance with the FHLB’s stock ownership and cash reserve requirements. As of December 31, 2017 and 2016, Community’s investment in FHLB capital stock totaled $17.3 million and $17.3 million, respectively.

Loans-to-One Borrower Limitations

With certain limited exceptions, the maximum amount of obligations, secured or unsecured, that any borrower (including certain related entities) may owe to a California state bank at any one time may not exceed 25% of the sum of the shareholders’ equity, allowance for loan losses, capital notes and debentures of Community. Unsecured obligations may not exceed 15% of the sum of the shareholders’ equity, allowance for loan losses, capital notes and debentures of Community. Community has established internal loan limits which are lower than the legal lending limits for a California state chartered bank. At December 31, 2017, Community’s largest single lending relationship had a combined outstanding balance of $41.1 million, secured predominantly by commercial real estate properties in Community’s primary lending area, and which is performing in accordance with the terms of Community’s loans.

Extensions of Credit to Insiders and Transactions with Affiliates

Community is subject to Federal Reserve Regulation O and companion California banking law limitations and conditions on loans or extensions of credit to:

•	Community’s executive officers, directors and principal shareholders (i.e., in most cases, those persons who own, control or have power to vote more than 10% of any class of voting securities);

•	Any company controlled by any such executive officer, director or shareholder; or

•	Any political or campaign committee controlled by such executive officer, director or principal shareholder.

Loans extended to any of the above persons must comply with loan-to-one-borrower limits, require prior full Board approval when aggregate extensions of credit to the person exceed specified amounts, must be made on substantially the same terms (including interest rates and collateral) as, and follow credit-underwriting procedures that are not less stringent than those prevailing at the time for comparable transactions with non-insiders, and must not involve more than the normal risk of repayment or present other unfavorable features. In addition, Regulation O provides that the aggregate limit on extensions of credit to all insiders of a bank as a group cannot exceed Community’s unimpaired capital and unimpaired surplus. Regulation O also prohibits a bank from paying an overdraft on an account of an executive officer or director, except pursuant to a written pre-authorized interest-bearing extension of credit plan that specifies a method of repayment or a written pre-authorized transfer of funds from another account of the officer or director at Community. California has laws and the DBO has regulations which adopt and also apply Regulation O to Community.

Community also is subject to certain restrictions imposed by Federal Reserve Act Sections 23A and 23B and Federal Reserve Regulation W on any extensions of credit to, or the issuance of a guarantee or letter of credit on behalf of, any affiliates, the purchase of, or investments in, stock or other securities thereof, the taking of such securities as collateral for loans, and the purchase of assets of any affiliates. Such restrictions prevent any affiliates from borrowing from Community unless the loans are secured by marketable obligations of designated amounts. Further, such secured loans and investments to or in any affiliate are limited, individually, to 10.0% of Community’s capital and surplus (as defined by federal regulations), and such secured loans and investments are limited, in the aggregate, to 20.0% of Community’s capital and surplus. A financial subsidiary is considered an affiliate subject to these restrictions whereas other non-banking subsidiaries are not considered affiliates. Additional restrictions on transactions with affiliates may be imposed on Community under the FDI Act prompt corrective action provisions and the supervisory authority of the federal and state banking agencies.

Operations and Consumer Compliance

Community must comply with numerous federal and state anti-money laundering and consumer protection statutes and implementing regulations, including the USA PATRIOT Act of 2001, Community Secrecy Act, the Foreign Account Tax Compliance Act, the Community Reinvestment Act, the Fair Credit Reporting Act, as amended by the Fair and Accurate Credit Transactions Act, the Equal Credit Opportunity Act, the Truth in Lending Act, the Fair Housing Act, the Home Mortgage Disclosure Act, the Real Estate Settlement Procedures Act, the National Flood Insurance Act, the California Homeowner Bill of Rights and various federal and state privacy protection laws. Community is also subject to federal and state laws prohibiting unfair or fraudulent business practices, untrue or misleading advertising and unfair competition. Community’s most recent Community Reinvestment Act was “needs to improve.” As a result, Community is taking certain actions to improve its CRA rating.

These laws and regulations mandate certain disclosure and reporting requirements and regulate the manner in which financial institutions must deal with customers when taking deposits, making loans, servicing, collecting and foreclosure of loans, and providing other services. Failure to comply with these laws and regulations can subject Community to various penalties, including but not limited to formal enforcement actions, injunctions, fines or criminal penalties, punitive damages to consumers, and the loss of certain contractual rights.

Dodd-Frank provided for the creation of the Consumer Finance Protection Bureau (“CFPB”) as an independent entity within the Federal Reserve with broad rulemaking, supervisory and enforcement authority over consumer financial products and services, including deposit products, residential mortgages, home-equity loans and credit cards. The CFPB’s functions include investigating consumer complaints, conducting market research, rulemaking, supervising and examining bank consumer transactions, and enforcing rules related to consumer financial products and services. CFPB regulations and guidance apply to all financial institutions and banks with $10 billion or more in assets. Accordingly, these financial institutions and banks are subject to examination by the CFPB. Banks with less than $10 billion in assets, including Community, will continue to be examined for compliance by their primary federal banking agency.

In 2014, the CFPB adopted revisions to Regulation Z, which implement the Truth in Lending Act, pursuant to Dodd-Frank, and apply to all consumer mortgages (except home equity lines of credit, timeshare plans, reverse mortgages, or temporary loans). The revisions mandate specific underwriting criteria for home loans in order for creditors to make a reasonable, good faith determination of a consumer’s ability to repay and establish certain protections from liability under this requirement for “qualified mortgages” meeting certain standards. In particular, it will prevent banks from making “no doc” and “low doc” home loans, as the rules require that banks determine a consumer’s ability to pay based in part on verified and documented information.

The review of products and practices to prevent unfair, deceptive or abusive acts or practices (“UDAAP”) is a continuing focus of the CFPB, and of banking regulators more broadly. The ultimate impact of this heightened scrutiny is uncertain but could result in changes to pricing, practices, products and procedures. It could also result in increased costs related to regulatory oversight, supervision and examination, additional remediation efforts and possible penalties. In addition, Dodd-Frank provides the CFPB with broad supervisory, examination and enforcement authority over various consumer financial products and services, including the ability to require reimbursements and other payments to customers for alleged violations of UDAAP and other legal requirements and to impose significant penalties, as well as injunctive relief that prohibits lenders from engaging in allegedly unlawful practices. The CFPB also has the authority to obtain cease and desist orders providing for affirmative relief or monetary penalties. Dodd-Frank does not prevent states from adopting stricter consumer protection standards. State regulation of financial products and potential enforcement actions could also adversely affect Community’s business, financial condition or results of operations.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF COMMUNITY

The following discussion provides information about the results of operations, financial condition, liquidity, and capital resources of Community and its wholly owned subsidiaries. This information is intended to facilitate the understanding and assessment of significant changes and trends related to Community’s financial condition and results of operations. This discussion and analysis should be read in conjunction with Community’s audited consolidated financial statements and accompanying notes presented elsewhere in this joint proxy statement/prospectus.

CRITICAL ACCOUNTING POLICIES

Critical accounting policies are defined as those that are reflective of significant judgments and uncertainties, and are essential to understanding this Management’s Discussion and Analysis of Financial Condition and Results of Operations of Community. The following is a summary of the more judgmental and complex accounting estimates and principles. In each area, Community has identified the variables most important in the estimation process. Community has used the best information available to make the necessary estimates to value the related assets and liabilities. Actual performance that differs from estimates and future changes in the key variables could change future valuations and impact the results of operations.

Allowance for Loan Losses (“ALL”) — Arriving at an appropriate level of allowance for loan losses involves a high degree of judgment. Community’s allowance for loan losses provides for probable losses based upon evaluations of known and inherent risks in the loan and lease portfolio. The determination of the balance in the allowance for loan losses is based on an analysis of the loan portfolio using a systematic methodology and reflects an amount that, in Community’s judgment, is appropriate to provide for probable credit losses inherent in the portfolio, after giving consideration to the character of the loan portfolio, current economic conditions, past credit loss experience, and such other factors as deserve current recognition in estimating inherent credit losses. The provision for loan losses is charged to expense. For a full discussion of Community’s methodology of assessing the adequacy of the allowance for loan losses, see “Allowance for Loan Losses” in this Management’s Discussion and Analysis and Note 1G — Summary of Significant Accounting Policies – Allowance for Loan Losses and Note 4 — Loans of the notes to Community’s consolidated financial statements presented elsewhere in this joint proxy statement/prospectus.

Income Taxes — Income taxes are accounted for under the asset and liability method. Deferred tax assets are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Future realization of deferred tax assets ultimately depends on the existence of sufficient taxable income of the appropriate character (for example, ordinary income or capital gain) within the carryback or carryforward periods available under the tax law. Based on historical and future expected taxable earnings and available strategies, Community considers the future realization of these deferred tax assets more likely than not. See Note 1M — Summary of Significant Accounting Policies – Income Taxes and Note 6 — Income Taxes of the notes to Community’s consolidated financial statements presented elsewhere in this joint proxy statement/prospectus.

The tax effects from an uncertain tax position are recognized in the financial statements only if, based on its merits, the position is more likely than not to be sustained on audit by the taxing authorities. Interest and penalties related to uncertain tax positions are recorded as part of other operating expense.

Impact of New Accounting Standards- See Note 1T — Summary of Significant Accounting Policies – Recent Accounting Pronouncements of the notes to Community’s consolidated financial statements presented elsewhere in this joint proxy statement/prospectus for a listing of recently issued accounting pronouncements and the impact of them on Community.

For complete discussion and disclosure of other accounting policies see Note 1 — Summary of Significant Accounting Policies in the notes to Community’s consolidated financial statements presented elsewhere in this joint proxy statement/prospectus.

EXECUTIVE OVERVIEW

The following provides a summary-level review of Community’s results of operations for the year ended December 31, 2017 as compared to the year ended December 31, 2016 and for the year ended December 31, 2016 as compared to the year ended December 31, 2015, as well as a comparison of the December 31, 2017 balance sheet to the December 31, 2016 balance sheet. More detailed information regarding these comparisons can be found in the sections that follow.

Community believes that the presentation of net income before the effect of the tax rate change, and the effect of the tax rate change, which are both non-GAAP financial measures, provides useful supplemental information that is essential to an investor’s proper understanding of the results of the operations and financial condition of Community. See “Tax Reform and Effect of Tax Rate Change Reconciliations (Non-GAAP)” and related table later in this Management’s Discussion and Analysis for additional disclosures and reconciliations.

2017 Compared to 2016

Financial highlights:

•	Net income was $26.7 million in 2017 compared with $26.8 million in 2016. The decrease in net income during 2017 of $99 thousand was primarily due to a $6.8 million non-cash charge incurred in the fourth quarter of 2017 as a result of the passage of the Tax Cuts and Jobs Act (TCJA) in the fourth quarter of 2017 which required a revaluation of Community’s deferred tax assets. Diluted earnings per share in 2017 were $8.52 as compared with $8.57 in 2016.

•	Net income before the effect of the tax rate change was $33.5 million in the year ended December 31, 2017, an increase of $6.7 million or 24.9% over the same period in 2016. This increase resulted primarily from an increase in net interest income of $4.2 million and a $4.5 million release in the provision for loan losses during the year. These increases were partially offset by a $3.9 million decrease in non-interest income. Diluted earnings per share before the effect of the tax rate change was $10.68 in 2017 compared with $8.57 in 2016.

•	Net interest income increased $4.2 million in 2017 as compared to 2016, primarily the result of a $99 million of average loan growth and slightly higher yields on loans driven by Fed rate increases and collections of past due loan interest, partially offset by increased funding costs. The $3.9 million decrease in non-interest income was primarily the result of lower loan sale revenue in 2017 and a large OREO property gain on sale in 2016, partially offset by smaller other amounts. Net interest margin increased to 3.35% from 3.31% in the same period due to the above mentioned loan growth, plus growth in non-interest bearing deposits.

•	Total loan balance at December 31, 2017 was $2.740 billion, representing a $245.4 million or 9.8% increase from $2.495 billion at December 31, 2016. This growth reflects Community’s continued strong focus on origination of high quality loans in the greater Los Angeles area, primarily real estate and SBA loans.

•	During 2017, an impaired loan of $5.4 million with a related charge off of $4.5 million was paid in full, resulting in a recovery of $4.5 million and past due interest of $711 thousand. This recovery, along with the pay-off of approximately $30 million of substandard loans earlier in 2017, were the primary drivers behind the 2017 reserve release of $4.5 million.

•	Loan credit quality improved as criticized loan totals decreased from $61.7 million at December 31, 2016 to $17.1 million at December 31, 2017. Non-performing assets at December 31, 2017 were $9.9 million compared to $19.2 million at the end of 2016.

•	The allowance for loan losses decreased to 1.29% at December 31, 2017 compared to 1.41% at December 31, 2016, reflecting overall improvement in credit quality. The coverage ratio related to non-performing loans at December 31, 2017 was 391% compared to 217% at the end of 2016.

•	Deposits grew to a total of $2.860 billion as of December 31, 2017, an increase of $178.2 million or 6.6% from December 31, 2016.

•	Non-interest bearing deposits increased 12.4%, or $130.2 million to $1.177 billion at December 31, 2017 compared to $1.047 billion as of December 31, 2016, in part due to a focus on increasing deposits throughout the branch system and Community’s specialty deposit group. Average non-interest bearing deposits grew $124.8 million or 12.4% during 2017 over 2016.

•	Non-interest bearing deposits as a percentage of core deposits were 47.9% at December 31, 2017, up from 45.6% at December 31, 2016. Non-interest bearing deposits as a percentage of total deposits were 41.2% at December 31, 2017 compared to 39.0% at December 31, 2016. For purposes of this discussion, Community defines “core deposits” as those deposits generated by its branch network including specialty areas and excludes deposits generated through its Treasury area.

Dividend:

•	Community declared an aggregate per share cash dividend of $2.00 (aggregating $6.3 million) on its outstanding common stock during 2017.

2016 Compared to 2015

Financial highlights:

•	Net income for 2016 decreased $0.9 million or 3.4%, as compared to 2015. The reduction in net income was primarily due to a $6.9 million provision for loan losses recorded in 2016 relating to two large loans, offset by an $11.4 million reduction in debt termination expense in 2016, and a $4.8 million decrease in gain on sale of securities related to a balance sheet restructuring in 2015. Diluted earnings per share in 2016 were $8.57 as compared with $8.88 in 2015.

•	Net interest income increased during 2016 to $115.0 million from $111.3 million in 2015. Net interest margin also increased for 2016 to 3.31% from 3.28% during 2015.

•	Total loans as of December 31, 2016 increased 2.7%, or $66.6 million, to $2.5 billion compared to $2.4 billion as of December 31, 2015. The increase is net of $35 million in loan sales and $33 million in strategic repositioning of certain credit exposures.

•	In an effort to add high quality floating rate loans to its balance sheet, in October 2016, Community began to hold most of its SBA loans versus selling them in the secondary market. Accordingly, fees from loan sales declined from $4.4 million in 2015 to $3.6 million in 2016.

•	Non-interest bearing deposits increased 14.2%, or $130.5 million, to $1,047.2 million as of December 31, 2016 compared to $916.8 million as of December 31, 2015.

•	Core deposits represented 85.6% of total deposits, as of December 31, 2016, with the non-interest bearing component representing 45.6% of core deposits as compared to 40.6% in 2015.

•	The reserve for loan losses as of December 31, 2016 was $35.2 million or 1.41% of total loans compared to $36.3 million or 1.50% of total loans as of December 31, 2015. In 2016, a provision for loan losses of $6.9 million was recognized compared with no provision in 2015.

•	Community’s nonperforming loans totaled $16.2 million as of December 31, 2016 compared to $11.8 as of December 31, 2015.

•	Community declared a $2.00 per share aggregate cash dividend (aggregating $6.2 million) on its outstanding common stock during 2016.

Financial Performance

						Variance
	For the Year Ended December 31,					2017		2016
	2017		2016	2015		$	%	$	%
	(Dollars in thousands, except per share amounts)
Net interest income	$119,238		$115,027	$111,339		$4,211	3.7%	$3,688	3.3%
Recapture of (provision for) loan losses	4,496		(6,948)	—		11,444	164.7%	(6,948)	100.0%
Noninterest income	9,378		13,307	17,701		(3,929)	(29.5%)	(4,394)	(24.8%)
Noninterest expense	(78,887)		(78,328)	(84,224	) (2)	(559)	(0.7%)	5,896	7.0%
Income taxes	(27,501	) (1)	(16,235)	(17,051)		(11,266)	(69.4%)	816	4.8%

Net income	$26,724		$26,823	$27,765		$(99)	(0.4%)	$(942)	(3.4%)

Earnings per common share:
Basic	$8.53		$8.57	$8.88		$(0.04)		$(0.31)
Diluted	$8.52		$8.57	$8.88		$(0.05)		$(0.31)
Cash dividends per common share	$2.00		$1.98	$1.80
Dividend pay-out ratio (3)	23.5%		23.1%	20.3%
Return on average assets	0.72	% (1)	0.74%	0.79	% (2)	(0.02%)		(0.05%)
Return on average shareholders’ equity	7.71	% (1)	8.07%	9.08	% (2)	(0.36%)		(1.01%)
Equity to assets ratio (4)	9.40%		9.14%	8.76%		0.26%		0.38%
Efficiency ratio	61.3%		61.0%	65.3	% (2)	0.31%		(4.24%)
Noninterest expense to average assets	2.13%		2.18%	2.40	% (2)	(0.05%)		(0.22%)

(1)	2017 includes $6.8 million DTA revaluation resulting from the Tax Cuts and Jobs Act.
(2)	2015 includes $11.4 million debt termination expense.
(3)	Dividends declared on common stock divided by net income.
(4)	Stockholder’s equity divided by total assets.

See “Analysis of Financial Condition” in this Management Discussion and Analysis for changes in Community’s balance sheet between December 31, 2017 and December 31, 2016.

Tax Reform and Effect of Tax Rate Change Reconciliations (Non-GAAP)

The year ended December 31, 2017 includes a one-time charge of $6.8 million as a result of the December 22, 2017 enactment of the TCJA. Community believes that presenting the effective tax rate, income, return on average assets, return on average equity, earnings per common share, and dividend payout ratio, excluding the impact of the re-measurement of the net deferred tax asset, provides additional clarity to the users of financial statements regarding core financial performance.

	For the Year Ended December 31,
	2017	2016	2015
	(Dollars in thousands, except per share amounts)
Income tax expense	$27,501	$16,235	$17,051
Less: Effect of income tax rate change-DTA revaluation	(6,771)	—	—

Adjusted income tax expense	$20,730	$16,235	$17,051

Effective Tax Rate	50.72%	37.70%	38.05%
Adjusted effective tax rate	38.23%	37.70%	38.05%

Net income	$26,724	$26,823	$27,765
Effect of income tax rate change-DTA revaluation	6,771	—	—

Adjusted net income	$33,495	$26,823	$27,765

Average assets	$3,700,974	$3,600,916	$3,509,707
Return on average assets	0.72%	0.74%	0.79%
Adjusted return on average assets	0.91%	0.74%	0.79%

Average equity	$346,746	$332,217	$305,640
Return on average equity	7.71%	8.07%	9.08%
Adjusted return on average equity	9.66%	8.07%	9.08%

Weighted average shares outstanding
Basic	3,133,472	3,128,350	3,128,266
Diluted	3,136,431	3,128,266	3,128,266

Earnings per common share:
Basic	$8.53	$8.57	$8.88
Diluted	$8.52	$8.57	$8.88
Adjusted earnings per common share:
Basic	$10.69	$8.57	$8.88
Diluted	$10.68	$8.57	$8.88

Dividends declared (1)	$6,268	$6,193	$5,631
Dividend payout ratio	23.5%	23.1%	20.3%
Adjusted dividend payout ratio	18.7%	23.1%	20.3%

Effective tax rate	50.7%	37.7%	38.1%
Adjusted effective tax rate	38.2%	37.7%	38.1%

(1)	Dividends declared on common stock divided by net income.

Noninterest Income / Noninterest Expense / Efficiency Ratio / Noninterest Expense to Average Assets Reconciliations (Non-GAAP)

Community uses certain non-GAAP financial measures to provide supplemental information regarding performance. Noninterest expense for the years ended December 31, 2015 included debt termination expense of $11.4 million. Noninterest income includes gain (loss) on sale of securities including $5.3 million during 2015, $4.8 million of which was related to the balance sheet restructuring. Community believes that presenting the efficiency ratio, and the ratio of noninterest expense to average assets, excluding the impact of debt termination expense and gain on sale of securities, provides additional clarity to the users of financial statements regarding core financial performance. Community did not incur debt termination expense during the years ended December 31, 2017 and 2016.

				Variance
	For the Year Ended December 31,			2017		2016
	2017	2016	2015	$	%	$	%
	(Dollars in thousands)
Net interest income	$119,238	$115,027	$111,339	$4,211	3.7%	$3,688	3.3%
Noninterest income	9,378	13,307	17,701	(3,929)	(29.5%)	(4,394)	(24.8%)
Less: gain on sale of securities	(145)	(83)	(5,302)	(62)	74.7%	5,219	(98.4%)

Adjusted noninterest income	$9,233	$13,224	$12,399	(3,991)	(30.2%)	825	6.7%

Noninterest expense	78,887	78,328	84,224	559	0.7%	(5,896)	(7.0%)
Less: debt termination expense	—	—	(11,414)	—	—	11,414	(100.0%)

Adjusted noninterest expense	$78,887	$78,328	$72,810	559	0.7%	5,518	7.6%

Efficiency ratio	61.3%	61.0%	65.3%	0.3%		(4.2%)
Adjusted efficiency ratio (1)	61.4%	61.1%	58.8%	0.3%		2.2%

Adjusted noninterest expense	$78,887	$78,328	$72,810	559	0.7%	5,518	7.6%
Average assets	3,700,974	3,600,916	3,509,707	100,058	2.8%	91,209	2.6%
Noninterest expense to average assets	2.13%	2.18%	2.40%	(0.05%)		(0.22%)
Adjusted noninterest expense to average assets	2.13%	2.18%	2.07%	(0.04%)		0.10%

(1)	Adjusted for debt termination expense and gain on sale of securities.

Net Income

Net income is comprised of five major elements:

•	Net Interest Income, or the difference between the interest income earned on loans and investments and the interest expense paid on deposits and borrowed funds;

•	Provision for Loan Losses, or the amount added to the allowance to provide for estimated inherent losses on portfolio loans;

•	Non-Interest income, which is made up primarily of gains and losses from the sale of loans, gains and losses from the sale of investment securities, increase in cash surrender value of BOLI, and other fees from loan and deposit services;

•	Non-Interest Expense, which consists primarily of salaries and employee benefits, occupancy, professional fees, and other operating expenses; and

•	Income Tax Expense, which includes state and federal jurisdictions.

Net Interest Income and Related Components

The table below presents the interest rate spread, net interest margin and the composition of average interest-earning assets and average interest-bearing liabilities by category for the periods indicated.

Interest-Earning Assets and Interest-Bearing Liabilities

	2017			2016			2015
	Average Balance	Interest	Yield/ Rate	Average Balance	Interest	Yield/ Rate	Average Balance	Interest	Yield/ Rate
	(Dollars in thousands)
INTEREST EARNING ASSETS
Loans (2)	$2,607,885	$114,938	4.41%	$2,508,726	$106,463	4.24%	$2,314,701	$98,969	4.28%
Investment securities-AFS (1)	910,132	19,507	2.14%	927,427	19,550	2.11%	1,036,900	23,074	2.23%
FHLB stock/dividends	17,793	1,335	7.50%	18,744	2,277	12.15%	24,097	3,372	13.99%
Interest bearing bank balances	26,549	298	1.11%	19,261	94	0.48%	20,914	53	0.25%

Total Earning Assets	3,562,359	136,078	3.82%	3,474,158	128,384	3.70%	3,396,612	125,468	3.69%
Nonearning assets	138,615			126,758			113,095

Total Assets	$3,700,974			$3,600,916			$3,509,707

INTEREST BEARING LIABILITIES
Interest bearing demand	77,362	122	0.16%	164,244	397	0.24%	205,578	553	0.27%
Money market	955,272	4,015	0.42%	854,987	2,927	0.34%	814,384	2,617	0.32%
Time deposits	564,348	5,661	1.00%	617,508	4,380	0.71%	677,495	4,165	0.61%
Savings	46,150	26	0.06%	39,347	19	0.05%	37,162	18	0.05%

Total Interest Bearing Deposits	1,643,132	9,824	0.60%	1,676,086	7,723	0.46%	1,734,619	7,353	0.42%
FHLB advances and other borrowings	546,082	7,016	1.28%	557,743	5,634	1.01%	547,649	6,776	1.24%

Total Interest Bearing Liabilities	2,189,214	16,840	0.77%	2,233,829	13,357	0.60%	2,282,268	14,129	0.62%
Non-interest bearing deposits	1,132,495	—	0.00%	1,007,703	—	0.00%	900,987	—	0.00%

Total Funding Sources	3,321,709		0.51%	3,241,532		0.41%	3,183,255		0.44%
Accrued interest payable and other liabilities	32,519			27,167			20,812

Total Liabilities	3,354,228			3,268,699			3,204,067
Shareholders’ equity	346,746			332,217			305,640

Total Liabilities and Shareholders’ Equity	$3,700,974			$3,600,916			$3,509,707

Subtotal			3.31%			3.28%			3.25%
Effect of other noninterest-bearing sources			0.04%			0.03%			0.03%

Net interest income		$119,238			$115,027			$111,339

Net interest margin (3)			3.35%			3.31%			3.28%

Total cost of deposits			0.35%			0.29%			0.28%

(1)	Yields on tax-exempt securities are not presented on a tax equivalent basis. The taxable equivalent yields on tax exempt securities for 2017, 2016 and 2015 were 2.30%, 2.26% and 2.35%, respectively.
(2)	Non-accrual loans are included in averages.
(3)	Tax equivalent net interest margin for 2017, 2016 and 2015 was 3.39%, 3.35% and 3.32%, respectively.

The following table presents the net changes in average balances, the composition of earning assets and funding sources by category for the periods indicated.

Net Changes in Average Balances, Composition

Years ended December 31, 2017 and 2016

	2017		2016		2015		Increase (Decrease) 2017 vs 2016	Increase (Decrease) 2016 vs 2015
	Average Balance	% of Total	Average Balance	% of Total	Average Balance	% of Total	Average Balance	Average Balance
	(Dollars in thousands)
INTEREST EARNING ASSETS
Loans	$2,607,885	73.2%	$2,508,726	72.2%	$2,314,701	68.1%	$99,159	$194,025
Investment securities-AFS	910,132	25.5%	927,427	26.7%	1,036,900	30.5%	(17,295)	(109,473)
FHLB stock/dividends	17,793	0.5%	18,744	0.5%	24,097	0.7%	(951)	(5,353)
Interest bearing bank balances	26,549	0.7%	19,261	0.6%	20,914	0.6%	7,288	(1,653)

Total Interest Earning Assets	3,562,359	100.0%	3,474,158	100.0%	3,396,612	100.0%	88,201	77,546
FUNDING SOURCES
Interest Bearing Liabilities
Interest bearing demand	77,362	2.3%	164,244	5.1%	205,578	6.5%	(86,882)	(41,334)
Money market	955,272	28.8%	854,987	26.4%	814,384	25.6%	100,285	40,603
Time deposits	564,348	17.0%	617,508	19.0%	677,495	21.3%	(53,160)	(59,987)
Savings	46,150	1.4%	39,347	1.2%	37,162	1.2%	6,803	2,185

Total Interest Bearing Deposits	1,643,132	49.5%	1,676,086	51.7%	1,734,619	54.5%	(32,954)	(58,533)
FHLB advances and other borrowings	546,082	16.4%	557,743	17.2%	547,649	17.2%	(11,661)	10,094

Total Interest Bearing Liabilities	2,189,214	65.9%	2,233,829	68.9%	2,282,268	71.7%	(44,615)	(48,439)
Non-interest bearing deposits	1,132,495	34.1%	1,007,703	31.1%	900,987	28.3%	124,792	106,716

Total Funding Sources	$3,321,709	100.0%	$3,241,532	100.0%	$3,183,255	100.0%	80,177	58,277

Excess of interest earning assets over funding sources	$240,650		$232,626		$213,357		$8,024	$19,269

FUNDING SOURCES RECAP
Deposits	$2,775,627	83.6%	$2,683,789	82.8%	$2,635,606	82.8%	$91,838	$48,183
Borrowings	546,082	16.4%	557,743	17.2%	547,649	17.2%	(11,661)	10,094

Total Funding Sources	$3,321,709	100.0%	$3,241,532	100.0%	$3,183,255	100.0%	$80,177	$58,277

The following tables present a comparison of interest income and interest expense resulting from changes in the volumes and rates on average interest-earning assets and average interest-bearing liabilities for the periods indicated. Changes in interest income or expense attributable to volume changes are calculated by multiplying the change in volume by the initial average interest rate. The change in interest income or expense attributable to changes in interest rates is calculated by multiplying the change in interest rate by the initial volume. For purposes of this table, changes attributable to both rate and volume which cannot be segregated have been allocated proportionately based upon the absolute dollar amounts of the changes due to volume and rate.

Rate and Volume Analysis for Changes in Interest Income, Interest Expense and Net Interest Income

Years ended December 31, 2017, 2016 and 2015

			Comparison of Year Ended December 31,
	2017 Compared to 2016 Increase (Decrease) Due to				2016 Compared to 2015 Increase (Decrease) Due to
	Volume	Rate	Day (1)	Total	Volume	Rate	Day (1)	Total
	(Dollars in thousands)
Interest Income:
Loans	$4,450	$4,340	(315)	$8,475	$7,972	($769)	291	$7,494
Investment securities-AFS	(368)	325	0	($43)	(2,350)	(1,174)	0	(3,524)
FHLB stock/dividends	(110)	(828)	(4)	($942)	(687)	(408)	0	(1,095)
Interest bearing bank balances	46	159	(1)	$204	(5)	46	0	41

Total Interest Income	4,018	3,996	(320)	7,694	4,930	(2,305)	291	2,916
Interest Expense:
Interest bearing demand	166	109	0	275	104	53	(1)	156
Money market	(366)	(711)	(11)	(1,088)	(131)	(171)	(8)	(310)
Time deposits	407	(1,672)	(16)	(1,281)	394	(597)	(12)	(215)
Savings	(4)	(3)	0	(7)	(1)	0	0	(1)
FHLB advances and other borrowings	121	(1,484)	(19)	(1,382)	(121)	1,278	(15)	1,142

Total Interest Expense	324	(3,761)	(46)	(3,483)	245	563	(36)	772
Net Interest Income	$4,342	$235	($366)	$4,211	$5,175	($1,742)	$255	$3,688

(1)	The changes attributable to one more or one less day are calculated by dividing current interest income or expense by the number of days in the year. (2016 was a leap year).

2017 Compared to 2016

Net interest income grew by $4.2 million, or 3.6%, to $119.2 million for the year ended December 31, 2017 compared to $115.0 million for the year ended December 31, 2016. The increase in net interest income is primarily due to increases in both the average earning loans and yield on those loans over the prior year.

Net interest margin increased by four basis points to 3.35% for the year ended December 31, 2017 compared to 3.31% for the year ended December 31, 2016. The increase in net interest margin is primarily due to an increase in both average earning loans and yield on those loans increasing from 4.24% in 2016 to 4.41% in 2017. This interest income increase on earning assets was partially offset by average rate paid on interest-bearing liabilities that increased to 0.77% for 2017, from 0.60% for 2016. Community’s total cost of funds in 2017 was 0.51%, compared to 0.41% in 2016.

Dividend income from FHLB stock decreased by $942,000 from 2016, partially due to a special dividend of $634,000 from the FHLB in 2016.

2016 Compared to 2015

Net interest income grew by $3.7 million, or 3.3%, to $115.0 for the year ended December 31, 2017 compared to $111.3 million for the year ended December 31, 2015. The increase in net interest income was primarily due to the increase in the average earning loans partially offset by a decrease in the yield on those loans over the prior year.

The net interest margin increased three basis points to 3.31% for the year ended December 31, 2016, compared to 3.28% for the year ended December 31, 2015. The increase in net interest margin is primarily due to an increase in the balance of average earning loans and partially offset by the yield on those loans decreasing from 4.28% in 2015 to 4.24% in 2016. The low interest rate environment and competitive pricing pressures continued to impact loan yields during 2016. The decrease in interest rates on borrowings and the increase in non-interest bearing deposits resulted in a reduction in funding costs in 2016 compared to 2015. Community’s total cost of funds in 2016 was 0.41%, compared to 0.44% in 2015.

Interest income from total investment securities decreased $3.5 million for 2015. This decrease was the result of both a decline in average investment securities and a decrease in the average yield on securities for 2016. Dividend income from FHLB stock decreased by $1.1 million from 2015 compared to 2016 due to both a reduction in average FHLB stock investments and a reduction in yield from 2015 to 2016.

Market Risk / Interest Rate Sensitivity

In the normal course of its business activities, Community is exposed to market risks, including price and liquidity risk. Market risk is the potential for loss from adverse changes in market rates and prices, such as interest rates (interest rate risk). Liquidity risk arises from the possibility that Community may not be able to satisfy current or future commitments or that Community may be more reliant on alternative funding sources such as long-term debt. Financial instruments that expose Community to market risk include the following: securities, loans, deposits, and borrowings of various forms.

Community’s board of directors has an Asset/Liability Committee (ALCO) that meets at least quarterly. This committee provides oversight and direction to the balance sheet and liquidity management process and sets policies and guidelines. In addition, Community has a Management Pricing Committee that meets at least monthly to review the Company’s pricing and liquidity position and makes tactical decisions to keep Community in-line with the policy and direction set by ALCO. Community’s interest rate risk policy measures and guidelines for sensitivity of EVE and net interest income are set for -200 basis points and +200 to +400 basis points with sensitivity of net interest income measured for one and two year time horizons

During periods of changing interest rates, the ability to re-price interest-earning assets and interest-bearing liabilities can influence net interest income, the net interest margin, and consequently, earnings. Interest rate risk is managed by attempting to control the spread between rates earned on interest-earning assets and the rates paid on interest-bearing liabilities within the constraints imposed by market competition in Community’s service area. The primary goal of interest rate risk management is to control exposure to interest rate risk, within policy limits approved by Community’s board of directors. These limits and guidelines reflect Community’s risk appetite for interest rate risk over both short-term and long-term horizons. Community measures these risks and their impact by identifying and quantifying exposures through the use of sophisticated simulation and valuation models, which, as described in additional detail below, are employed by management to understand repricing gaps in Community’s balance sheet, net interest income (NII) at risk and economic value of equity (EVE) at risk. Net interest income at risk sensitivity captures asset and liability re-pricing mismatches and is considered a shorter term measure, while EVE sensitivity captures mismatches within the period end balance sheets through the financial instruments’ respective maturities and is considered a longer term measure.

Derivative and Pricing Tools

Community, through various service providers and financial institutions, has the ability to offer interest rate derivative products to its customers and or utilize them for its own balance sheet and ALCO planning purposes.

See Note 1Q — Summary of Significant Accounting Policies – Derivative Financial Instruments and Note 16 —Derivative Financial Instruments of the notes to Community’s financial statements for additional information.

Re-pricing GAP Analysis

The table below (GAP Table) provides the actual balances as of December 31, 2017 of assets, liabilities, and shareholders’ equity and the earlier of the date at which the interest rate can change or projected cash flows over the next five years. Management uses a combination of sources to derive its estimates for prepayments, cash flows, run offs, and repricing data. These estimates are used in the repricing GAP analysis that follows, along with the NII at risk and EVE at risk analyses.

	Re-Pricing GAP
	0 to 90 Days	91 to 365 Days	Two Years	Three Years	Four Years	Five Years and Beyond	Non-Rate Sensitive	December 31, 2017
	(Dollars in thousands)
Assets:
Investment Securities available for sale	39,463	112,957	122,855	109,199	99,964	369,572	7,205	861,215
Investment in FHLB Stock	17,250	—	—	—	—	—	—	17,250
Interest-earning deposits due from Federal Reserve and with other institutions		1,000	—	—	—	—	—	1,000
Loans	788,739	380,673	293,272	276,304	238,172	758,777	3,922	2,739,859
Allowance for loan losses	—	—	—	—	—	—	(35,346)	(35,346)
Cash and due from banks	7,892	4,748	7,665	7,665	7,665	7,665		43,298
Other assets	—	—	—	—	—	—	120,122	120,122

Total assets	$853,344	$499,378	$423,792	$393,167	$345,801	$1,136,014	$95,903	$3,747,398

Liabilities and shareholder’s equity:
Non-interest-bearing deposits	82,016	69,429	92,572	92,572	92,572	748,292	—	1,177,453
Money market, interest-bearing dda and savings	1,187,907	—	—	—	—	—	—	1,187,907
Time deposits	165,296	175,805	21,055	61,912	66,001	4,786	—	494,854
Borrowings	197,500	20,000	75,000	10,000	200,000	—	—	502,500
Other liabilities	—	—	—	—	—	—	32,274	32,274
Shareholders’ equity	—	—	—	—	—	—	352,410	352,410

Total liabilities and shareholders’ equity	$1,632,719	$265,234	$188,627	$164,484	$358,573	$753,078	$384,684	$3,747,398

Interest-earning assets	$853,344	$499,378	$423,792	$393,167	$345,801	$1,136,014	$—	$3,651,495
Interest-bearing liabilities	1,632,719	265,234	188,627	164,484	358,573	753,078	—	3,362,714

Difference between interest-earning assets and interest-bearing liabilities	$(779,375)	$234,144	$235,165	$228,683	$(12,772)	$382,936	$—	$288,781

Cumulative difference between interest-earning assets and interest-bearing liabilities	$(779,375)	$(545,231)	$(310,066)	$(81,384)	$(94,155)	$288,781	$—	$288,781

Cumulative earning asset as a % of cumulative interest-bearing liabilities	52%	71%	85%	96%	96%	109%

Community’s liabilities mature and/or reprice faster than assets with the cumulative amount of interest bearing liabilities maturing and/or repricing exceeding assets by less than $100 million (less than 3% of total assets) after year two. The cumulative one year GAP of $545 million at December 31, 2017 is $110 million higher than the same measure one year earlier. Additionally, the cumulative one year GAP of $545 million and $435 million at December 31, 2017 and 2016, respectively was equal to 14.5% and 12.2% of total assets, respectively. This change reflects Community’s higher reliance on deposits, particularly non-interest bearing deposits and money market accounts, compared with borrowings, as deposits as a percentage of total assets grew to 84.3% at December 31, 2017 compared with 82.3% at December 31, 2016.

As mentioned, re-pricing GAP is only one of several tools to manage and measure market risk and should be viewed in conjunction with the NII and EVE tools. More specifically the GAP analysis does not capture the varying sensitivities that different types of assets and liabilities have to market rates.

Net Interest Income Sensitivity Analysis

One of the primary methods that Community uses to quantify and manage interest rate risk is simulation analysis, which is used to model NII from the balance sheet under various interest rate scenarios. Community uses simulation analysis to project rate sensitive income under many scenarios. The analyses may include rapid and gradual ramping of interest rates, rate shocks, and yield curve twists. Specific balance sheet management strategies are also analyzed to determine their impact on NII and EVE. Key assumptions in the simulation analysis relate to the behavior of interest rates and pricing spreads, the changes in product balances, and the behavior of loan and deposit clients in different rate environments. This analysis incorporates several assumptions, the most material of which relate to the re-pricing characteristics and balance fluctuations of deposits with indeterminate or non-contractual maturities, and prepayment of loans and securities.

The simulation model estimates the impact of changing interest rates on interest income from all interest-earning assets and interest expense paid on all interest-bearing liabilities reflected on Community’s balance sheet. This sensitivity analysis is compared to policy limits, which specify a maximum tolerance level for net interest income exposure over one-year and two-year horizons assuming no balance sheet growth. The simulation model uses a parallel instantaneous yield curve shock up or down.

Community reduced its liability sensitivity position at December 31, 2017 from December 31, 2016 by increasing non-interest bearing deposits by $130.2 million and between December 31, 2016 and December 31, 2015 by extending funding of approximately $200 million in FHLB advances and $100 million in brokered deposits in June 2016 for a term of approximately five years. These results can be seen in the GAP, NII and EVE sensitivity analyses.

The following depicts net interest income sensitivity analysis for the periods presented below.

	Estimated Net Interest Income Sensitivity (1)				Community ALCO Policy Limit
	December 31, 2017		December 31, 2016
Interest Rate Scenario	Year 1 (12-month Period)	Year 2 (12-month Period)	Year 1 (12-month Period)	Year 2 (12-month Period)	Year 1	Year 2
+400 basis points	(1.16%)	8.99%	(5.41%)	7.15%	+/- 20.0%	+/- 20.0%
+300 basis points	(0.94%)	6.64%	(4.16%)	5.24%	+/- 15.0%	+/- 15.0%
+200 basis points	(1.43%)	3.59%	(3.63%)	2.72%	+/- 12.5%	+/- 12.5%
+100 basis points	(0.32%)	2.20%	(1.41%)	1.92%	N/A	N/A
-100 basis points	(4.19%)	(6.91%)	(0.72%)	(1.64%)	N/A	N/A

(1)	All percentages in the table above refer to changes from forecasted net interest income for the particular scenario and period.

Based on December 31, 2017 simulation model results, Community believes that the interest rate risk profile of the balance sheet is slightly liability sensitive over a one year horizon and slightly asset sensitive over a two year period. The estimated sensitivity does not necessarily represent a forecast and the results may not be indicative of actual changes to net interest income. These estimates are based upon a number of assumptions including, the nature and timing of interest rate levels, yield curve shape, re-pricing characteristics and balance fluctuations of deposits with non-contractual maturities, prepayments on loans and securities, pricing strategies on loans and deposits, and replacement of asset and liability cash flows.

The change in sensitivity over the prior year was primarily due to a shift in deposit mix from interest-bearing to non-interest bearing and changes in certain assumptions regarding re-pricing characteristics for non-contractual maturity deposits. While the assumptions used are based on current economic and local market conditions, there is no assurance as to the predictive nature of these conditions including how customer preferences or competitor influences might change.

Economic Value of Equity Sensitivity

Community also performs a valuation analysis which incorporates all cash flows over the estimated remaining life of all balance sheet and derivative positions. The valuation of the balance sheet, at a point in time, is defined as the discounted present value of all asset cash flows and derivative cash flows minus the discounted present value of all liability cash flows, the net of which is referred to as EVE. The sensitivity of EVE to changes in the level of interest rates is a measure of the longer-term re-pricing risk and options risk embedded in the balance sheet. EVE uses instantaneous changes in rates, as shown in the table below. Assumptions about the timing and variability of balance sheet cash flows are critical in the EVE analysis. Particularly important are the assumptions driving prepayments and the expected duration and pricing of the indeterminate deposit portfolios. EVE sensitivity is reported in both upward and downward rate shocks.

At December 31, 2017, the EVE profile indicates a decline in net balance sheet value due to instantaneous downward and upward changes in rates. The decline in the -100 basis point scenario is due to margin compression as funding/deposits rates cannot decline 100 basis points. The improvement in the increase 100, 200, 300 and 400bps scenarios from the prior year is primarily due to a shift in deposit mix from interest-bearing to non-interest bearing, a decrease in the investment portfolio and a lower level of borrowings.

Instantaneous Rate Change	December 31, 2017	December 31, 2016	Policy Limit
100 bp decrease in interest rates	(3.9%)	(0.8%)	N/A
100 bp increase in interest rates	(1.5%)	(2.3%)	N/A
200 bp increase in interest rates	(4.0%)	(7.0%)	20%
300 bp increase in interest rates	(5.1%)	(10.2%)	30%
400 bp increase in interest rates	(6.8%)	(13.5%)	35%

As EVE measures the discounted present value of cash flows over the estimated lives of instruments, the change in EVE does not directly correlate to the degree that earnings would be impacted over a shorter time horizon (i.e., the current year). Further, EVE does not take into account factors such as future balance sheet growth, changes in asset and liability mix, changes in yield curve relationships, and changing product spreads that could mitigate the adverse impact of changes in interest rates.

Liquidity Sensitivity

The liquidity position is managed on a daily basis as part of the daily settlement function and on a monthly basis as part of the asset liability management process. In addition, at least quarterly, Community conducts a liquidity stress test measuring available funding under varying degrees of adverse scenarios. These stress scenarios are conducted using Community’s most recent growth projections. If a stress scenario concludes that available funding does not meet policy limits, then relief scenarios are developed to bring projected liquidity back to policy limits. Community has significant sources of liquidity at December 31, 2017. See “Liquidity and Cash Flow” in this Management’s Discussion and Analysis for details of liquidity sources.

Provision for Loan Losses

Community periodically assesses the credit quality of the portfolio to determine whether additional provisions for loan losses are necessary.

The following table depicts the activity in the allowance for loan losses as of the periods presented.

	As of and For the Year Ended December 31,
	2017	2016	2015	2014	2013
	(Dollars in thousands)
Allowance for loan losses at beginning of period	$35,166	$36,327	$35,329	$34,444	$34,876
(Release of) provision for loan losses	(4,496)	6,948	—	—	—
Net recoveries (charge-offs)	4,676	(8,109)	998	885	(432)

Allowance for loan losses at end of period	$35,346	$35,166	$36,327	$35,329	$34,444

Allowance for loan losses to total loans at end of period.	1.29%	1.41%	1.50%	1.55%	1.68%

Total nonperforming assets at period end	$9,866	$19,187	$19,838	$20,308	$31,160

The allowance for loan losses as a percentage of period-end loans has declined each year since 2013. This change correlates with the decline in non-performing assets over the same periods. In 2016, Community recorded a provision of $6.9 million and charged off $8.1 million related to two large loans. Subsequently, in 2017, Community recorded net recoveries of $4.7 million and a release of the provision for loan losses of $4.5 million, as one of the 2016 large loan charge-offs was collected in full.

No assurance can be given that economic conditions which adversely affect Community’s service areas or other circumstances will not be reflected in increased provisions for loan losses in the future, as the nature of this process requires considerable judgment. See “Allowance for Loan Losses” below.

Nonperforming Assets, Troubled Debt Restructurings (TDRs) and Delinquencies

The following table provides information on nonperforming assets, as of December 31, for each of the last five years.

	December 31,
	2017	2016	2015	2014	2013
	(Dollars in thousands)
Nonaccrual loans, excluding nonperforming TDR loans	$9,041	$13,230	$4,243	$4,339	$8,459
Nonperforming TDR loans	—	2,957	7,506	10,914	16,612

Total Nonaccrual Loans	9,041	16,187	11,749	15,253	25,071
Performing TDR loans	4,983	4,747	16,558	15,284	18,339

Total Impaired Loans	$14,024	$20,934	$28,307	$30,537	$43,410

Total Nonaccrual Loans	9,041	16,187	11,749	15,253	25,071
OREO, net	825	3,000	8,089	5,055	6,089

Total nonperforming assets	$9,866	$19,187	$19,838	$20,308	$31,160

Percentage of nonperforming assets to total loans	0.36%	0.77%	0.82%	0.89%	1.52%

Percentage of nonperforming assets to total assets	0.26%	0.54%	0.56%	0.57%	0.93%

Percentage of impaired loans to total loans	0.51%	0.84%	1.17%	1.34%	2.11%

Of the $14.0 million total impaired loans as of December 31, 2017, $13.1 million were considered collateral dependent and measured using the fair value of the collateral based on current appraisals (obtained within one year). The amount of impaired loans measured using the present value of expected future cash flows discounted at the loans effective rate was $870,000. For complete discussion and disclosure policies related to non-accrual loans see Note 1E1 — Summary of Significant Accounting Policies –Loans and Interest and Fees on Loans – Nonaccrual loans in the notes to Community’s consolidated financial statements presented elsewhere in this joint proxy statement/prospectus.

For complete discussion and disclosure of non-accrual loans, impaired loans and TDRs see Note 4E — Loans – Impaired Loans by Portfolio Segment, Note 4F — Loans – Troubled Debt Restructurings and Note 4G — Loans – Age Analysis of Past Due Loans in the notes to Community’s consolidated financial statements presented elsewhere in this joint proxy statement/prospectus.

The following table provides a summary of TDRs, for the periods presented.

	December 31, 2017		December 31, 2016
	Balance	Number of Loans	Balance	Number of Loans
	(Dollars in thousands)
Performing TDRs:
Commercial loans	$355	2	$—	—
Real Estate
Construction and land loans	—	—	—	—
Residential	—	—	—	—
Non-residential - owner occupied	—	—	—	—
Non-residential - non-owner occupied	4,628	1	4,747	1
Consumer and other loans	—	—	—	—

Total performing TDRs	$4,983	3	$4,747	1

Nonperforming TDRs:
Commercial loans	$—	—	$—	—
Real Estate
Construction and land loans	—	—	—	—
Residential	—	—	—	—
Non-residential - owner occupied	—	—	1,401	3
Non-residential - non-owner occupied	—	—	1,556	1
Consumer and other loans	—	—	—	—

Total nonperforming TDRs	$—	—	$2,957	4

Total TDRs	$4,983	3	$7,704	5

At both December 31, 2017 and 2016, there was no allowance for loan losses specifically allocated to TDRs. Impairment amounts identified are typically charged off against the allowance at the time a probable loss is determined. Total charge-offs on TDRs for 2017 and 2016 were $141,000 and $3.9 million, respectively.

The table below provides trends in nonperforming assets and delinquencies, for the quarters presented.

	December 31, 2017	September 30, 2017	June 30, 2017	March 31, 2017	December 31, 2016
	(Dollars in thousands)
Nonperforming loans:
Commercial loans	$5,518	$2,022	$9,267	$9,967	$10,943
Real Estate loans	3,523	1,929	2,890	5,012	5,244
Consumer and other loans	—	—	—	—	—

Total	$9,041	$3,951	$12,157	$14,979	$16,187

% of Total loans	0.33%	0.15%	0.46%	0.60%	0.65%

Past due 90+ days and still accruing:
Commercial loans	$—	$—	$—	$—	$—
Real Estate	—	—	—	—	—
Consumer and other loans	—	—	—	—	2

Total	$—	$—	$—	$—	$2

% of Total loans	0.00%	0.00%	0.00%	0.00%	0.00%

Past due 30-89 days:
Commercial loans	$622	$130	$500	$312	$690
Real Estate	3,353	1,223	179	181	1,886
Consumer and other loans	200	271	22	1	132

Total	$4,175	$1,624	$701	$494	$2,708

% of Total loans	0.15%	0.06%	0.03%	0.02%	0.11%

OREO
Commercial loans	$—	$—	$—	$—	$—
Real Estate	825	825	—	—	3,000
Consumer and other loans	—	—	—	—	—

Total	$825	$825	$—	$—	$3,000

Non-performing assets have been at relatively low levels throughout 2017 as shown in the table above in correlation with improvements in general economic conditions and an overall increase in the quality and performance of the loan portfolio.

Allowance for Loan Losses

The allowance for loan losses is established as management’s estimate of probable losses inherent in the loan portfolio. The allowance is increased (decreased) by the provision for (release of) loan losses and decreased by charge-offs when management believes the uncollectability of a loan is confirmed. Subsequent recoveries, if any, are added to the allowance. The determination of the balance in the allowance for loan losses is based on an analysis of the loan portfolio using a systematic methodology and reflects an amount that, in management’s judgment, is appropriate to provide for probable credit losses inherent in the portfolio, after giving consideration to the character of the loan portfolio, current economic conditions, past loan loss experience, and such other factors that are considered in estimating inherent credit losses.

The allowance for loan losses totaled $35.3 million as of December 31, 2017, compared to $35.2 million as of December 31, 2016, a reduction of $180,000. The allowance for loan losses was reduced by a $4.5 million provision release offset by net recoveries of $4.7 million for the year ended December 31, 2017. This compares to a $6.9 million loan loss provision, offset by net charge-offs of $8.1 million for the same period of 2016.

The table below presents a summary of net charge-offs and recoveries by type and the resulting allowance for loan losses and recapture of provision for loan losses for the periods presented.

	As of and For the Year Ended December 31,
	2017	2016	2015	2014	2013
	(Dollars in thousands)
Allowance for loan losses at beginning of period	$35,166	$36,327	$35,329	$34,444	$34,876
Charge-offs:
Commercial loans	(539)	(9,149)	(78)	(475)	(1,324)
Real Estate
Construction and land loans	—	—	—	—	(150)
Residential	—	—	—	—	—
Non-residential - owner occupied	—	—	—	—	(218)
Non-residential - non-owner occupied	(141)	—	—	—	—
Other loans and credit cards	(10)	(12)	(6)	(48)	(45)

Total charge-offs	(690)	(9,161)	(84)	(523)	(1,737)

Recoveries:
Commercial loans	4,934	1,026	200	1,032	969
Real Estate
Construction and land loans	—	—	178	—	—
Residential	—	—	—	—	—
Non-residential - owner occupied	247	—	620	332	12
Non-residential - non-owner occupied	171	—	—	—	177
Other loans and credit cards	14	26	84	44	147

Total recoveries	5,366	1,052	1,082	1,408	1,305

Net recoveries (charge-offs)	4,676	(8,109)	998	885	(432)
(Release of) provision for loan losses	(4,496)	6,948	—	—	—

Allowance for loan losses at end of period	$35,346	$35,166	$36,327	$35,329	$34,444

Summary of reserve for unfunded loan commitments:
Reserve for unfunded loan commitments at beginning of period	$1,500	$1,400	$1,361	$1,221	$1,323
(Release of) provision for unfunded loan commitments	(260)	100	39	140	(102)

Reserve for unfunded loan commitments at end of period	$1,240	$1,500	$1,400	$1,361	$1,221

Amount of total loans at end of period	$2,739,859	$2,494,507	$2,419,734	$2,280,259	$2,055,009
Average total loans outstanding	$2,607,885	$2,508,726	$2,314,701	$2,135,924	$1,985,435

Net recoveries (charge-offs) to average loans	0.18%	(0.32%)	0.04%	0.04%	(0.02%)
Net recoveries (charge-offs) to loans at end of period	0.17%	(0.33%)	0.04%	0.04%	(0.02%)
Allowance for loan losses to averageloans	1.36%	1.40%	1.57%	1.65%	1.73%
Allowance for loan losses to loans at end of period.	1.29%	1.41%	1.50%	1.55%	1.68%
Net recoveries (charge-offs) to allowance for loan losses	13.23%	(23.06%)	2.75%	2.51%	(1.25%)
Net recoveries (charge-offs) to (release of) provision for loan losses	(104.00%)	(116.71%)	—	—	—

The methodology utilized to determine the ALL is primarily based on the application of the following two principles:

Specific Components. Specific allocations are made for impaired loans in accordance with Accounting Standards Codification (ASC) 310. Refer to Note 4D — Loans – Allowance for Credit Losses by Portfolio Segment of the notes to Community’s consolidated financial statements for more information.

General Components. Homogenous pools of loans are identified and losses in those pools are estimated in accordance with guidance promulgated by ASC 450. Pooled portfolios include pass, other loans especially mentioned and non-impaired substandard loans, stratified by loan type. The reserves calculated for pooled portfolios are derived from the application of historical loss experience, migration analysis and qualitative and environmental factors.

Community implemented a new loan risk rating system in December 2016 as shown in Note 4H –Loans – Loan Portfolio Credit Quality Indicators of the notes to Community’s consolidated financial statements. Community is in process of implementing a new loan loss reserve analysis model provided by Main Street Technology (MST) and will run several reporting periods parallel with the new model to ensure reliability, consistency, and validity. This new model will be a significant enhancement in many ways over the current process.

Community determined that the ALL balance of $35.3 million was appropriate as a result of the net effect of reduced reserve requirements for (i) continued, moderate reductions in the historical loss rates for all portfolio segments (ii) positive migration in risk grades, and (iii) significant net recoveries of $4.7 million; offset by (x) modest increase in qualitative factors due to increases in the effect from economic factors associated with commercial real estate and metrics associated with loan portfolio concentrations , and (y) requirements related to continued loan growth experienced during the year.

While Community believes that the allowance at December 31, 2017 was appropriate to absorb losses from any known or inherent risks in the portfolio, no assurance can be given that economic conditions, interest rate fluctuations, conditions of borrowers, or natural disasters, which adversely affect Community’s service areas, or other circumstances or conditions, including those defined above, will not be reflected in increased provisions for loan losses in the future. In addition, regulatory agencies, as an integral part of their examination process, may require additions to the allowance based on their judgement about information available at the time of their examinations.

The following table provides a summary of the allocation of the allowance for loan losses for specific loan categories at the dates indicated for total loans. The allocations presented should not be interpreted as an indication that loans charged to the allowance for loan losses will occur in these amounts or proportions, or that the portion of the allowance allocated to each loan category represents the total amount available for future losses that may occur within these categories.

Allocation of Allowance for Loan Losses

	December 31,
	2017		2016		2015		2014		2013
	Allowance for Loan Losses	% of Loans in Each Category to Total	Allowance for Loan Losses	% of Loans in Each Category to Total	Allowance for Loan Losses	% of Loans in Each Category to Total	Allowance for Loan Losses	% of Loans in Each Category to Total	Allowance for Loan Losses	% of Loans in Each Category to Total
	(Dollars in thousands)
Commercial loans	$8,615	22.1%	$10,051	21.9%	$11,989	24.4%	$9,279	23.5%	$9,023	22.7%
Real Estate
Construction and land loans	614	1.1%	368	0.4%	127	0.2%	1,043	0.3%	1,129	0.5%
Residential	3,037	10.5%	2,477	9.9%	2,791	8.6%	2,487	7.6%	1,818	5.8%
Non-residential - owner occupied	13,513	37.3%	13,449	37.9%	11,642	36.5%	12,127	39.5%	13,611	43.0%
Non-residential - non-owner occupied	9,391	28.2%	8,404	28.0%	9,600	29.6%	10,074	27.8%	8,676	27.4%
Other loans and credit cards	176	0.8%	417	1.9%	178	0.7%	319	1.3%	187	0.6%

Total	35,346	100.0%	35,166	100.0%	36,327	100.0%	35,329	100.0%	34,444	100.0%

Noninterest Income

Noninterest income includes income derived from financial services offered, international banking, and other business services. Also included in noninterest income are service charges and fees, primarily from deposit accounts, changes in the cash surrender value of bank owned life insurance, gains (losses) from the disposition of investment securities, sale of loans, other real estate owned, and fixed assets, and other revenues not included as interest on earning assets.

The following table sets forth the various components of noninterest income and the related variances for the periods presented.

				Variance
	For the Year Ended December 31,			2017		2016
	2017	2016	2015	$	%	$	%
			(Dollars in thousands)
Noninterest income:
Service charges on deposit accounts	$4,081	$3,838	$4,084	$243	6.3%	$(246)	-6.0%
International income	$969	$960	$892	9	0.9%	68	7.6%
Fees and commissions	927	1,274	1,274	(347)	-27.2%	—	0.0%
Bank owned life insurance income	1,519	1,576	1,539	(57)	-3.6%	37	2.4%
Swap fee income	494	—	—	494	—	—	—
Other non-interest income	588	275	292	313	113.8%	(17)	-5.8%
Net gain (loss) on sale of premised and equipment	484	(93)	(50)	577	620.4%	(43)	-86.0%
Net gain on sale of OREO	3	1,795	—	(1,792)	-99.8%	1,795	—
Net gain on sale of securities	145	83	5,302	62	74.7%	(5,219)	-98.4%
Net gain on sale of loans	168	3,599	4,368	(3,431)	-95.3%	(769)	-17.6%

Total noninterest income	$9,378	$13,307	$17,701	$(3,929)	-29.5%	$(4,394)	-24.8%

Less net gain on sale of securities	(145)	(83)	(5,302)	(62)	-74.7%	5,219	98.4%

Adjusted total non interest income (1)	$9,233	$13,224	$12,399	$(3,991)	-30.2%	$825	6.7%

(1)	See non-GAAP reconciliation table earlier in this M anagement’s Discussion and Analysis.

2017 Compared to 2016

The $3.9 million decrease in noninterest income for 2017 was primarily due to a $3.4 million reduction in the gain on loan sales during 2017 compared to 2016 and a $1.8 million gain on sale of OREO in 2016 not recurring in 2017. The decrease in the gain on loan sales was due to a strategic decision to hold floating rate SBA loans on the balance sheet beginning in October 2016. Noninterest income for 2017 included a $535,000 net gain on the sale of Community’s Fontana branch in the second quarter of 2017.

2016 Compared to 2015

The $4.4 million decrease in noninterest income for 2016 compared to 2015 was primarily due to a $5.2 million net gain on the sale of investment securities in the second quarter of 2015, $4.8 million of which was related to a balance sheet restructuring. Gain on sale of loans decreased by $769,000 due to a strategic decision during the fourth quarter 2016 to add floating rate SBA loans to the balance sheet versus selling the loans in the secondary market. These decreases were partially offset by a $1.8 million gain on sale of OREO during 2016 compared to $0 in 2015.

Noninterest Expense

The following table summarizes the various components of noninterest expense and the related variances for the periods presented.

				Variance
	For the Year Ended December 31,			2017 vs 2016		2016 vs 2015
	2017	2016	2015	$	%	$	%
	(Dollars in thousands)
Noninterest expense:
Salaries and employee benefits	$59,616	$56,789	$51,987	$2,827	5.0%	$4,802	9.2%
Deferral of loan origination costs	(5,873)	(2,955)	(1,766)	(2,918)	98.7%	(1,189)	67.3%
Occupancy expense	6,808	6,919	6,888	(111)	-1.6%	31	0.5%
Professional services	4,975	3,114	1,612	1,861	59.8%	1,502	93.2%
Data processing expense	3,401	3,489	3,110	(88)	-2.5%	379	12.2%
FDIC insurance expense	1,241	1,724	2,091	(483)	-28.0%	(367)	-17.6%
Debt termination expense	—	—	11,414	—	—	(11,414)	-100.0%
Net OREO (income) expense	106	388	(80)	(282)	-72.7%	468	-585.0%
Other (2)	8,613	8,860	8,968	(247)	-2.8%	(108)	-1.2%

Total noninterest expense	$78,887	$78,328	$84,224	$559	0.7%	$(5,896)	-7.0%

Less debt termination expense	—	—	(11,414)	—	—	11,414	-100.0%

Adjusted total noninterest expense (3)	$78,887	$78,328	$72,810	$559	0.7%	$5,518	7.6%

Noninterest expense to average assets	2.1%	2.2%	2.4%

Adjusted noninterest expense to average assets, excluding debt termination expense (3)	2.1%	2.2%	2.1%

Efficiency ratio (1)	61.3%	61.0%	65.3%

Adjusted efficiency ratio, excluding debt termination expense and gain (loss) on sale of securities (1), (3)	61.4%	61.1%	58.8%

(1)	Noninterest expense divided by net interest income before provision for loan losses plus noninterest income.
(2)	See Note 15 - Components of Other Non-Interest Expense in the notes to Community’s consolidated financial statements.
(3)	See non-GAAP reconciliation table earlier in this Management’s Discussion and Analysis.

The ability to control noninterest expenses in relation to asset growth can be measured in terms of total noninterest expenses as a percentage of average assets and the ability to control noninterest expenses in relation to the level of total revenue (net interest income before provision for loan losses plus noninterest income) is measured by the efficiency ratio and indicates the percentage of net revenue that is used to cover expenses. The adjusted ratios above indicate that adjusted operating expense levels are in line with asset size and revenue generated.

2017 Compared to 2016

Noninterest expense of $78.9 million for the year ended December 31, 2017 was $0.6 million higher than 2016. The $2.8 million, or 5.0%, increase in compensation and benefit expense includes both normal year-over-year escalation in wages and benefits and an increase of approximately $664 thousand of stock based compensation costs over 2015. Partially offsetting these expense increases is the deferral of loan origination costs that increased by $2.9 million as a result of the both the increase in average loans and the strategic decision during late 2016 to hold for investment the SBA loans that were previously being sold.

2016 Compared to 2015

Noninterest expense of $78.3 million for the year ended December 31, 2016 was $5.9 million lower than 2015, as $11.4 million in debt termination expense was incurred in 2015. Excluding the impact of debt termination expense during 2015, noninterest expense of $78.3 million increased $5.5 million, or 7.6%, over adjusted 2015. Salaries and employee benefits increased $4.8 million, principally due to additional compensation related costs resulting strategic new hires and normal year-over-year increases in wages. The deferral of loan origination costs increased by $1.2 million during 2016 as a result of the both the increase in average loans and the decision during late 2016 to hold for investment on the balance sheet the SBA loans that were previously being sold.

Income Taxes

On December 22, 2017, the TCJA was enacted into law. Beginning in 2018, the TCJA reduces the federal tax rate for corporations from 35% to 21% and changes or limits certain tax deductions. During the fourth quarter of 2017, Community recorded a $6.8 million one-time charge to income tax expense due to the tax rate reduction and re-measurement of Community’s deferred tax assets (DTA). The effects of the law’s impacts have been reflected in Community’s financial statements for the period ended December 31, 2017. Refer to Note 6 — Income Taxes of the notes to Community’s consolidated financial statements for more information.

Community’s effective tax rates, with and without the effect of the DTA revaluation adjustment are shown below.

	For the Year Ended December 31,
	2017	2016	2015
Effective tax rate	50.7%	37.7%	38.1%
Adjusted effective tax rate (1)	38.2%	37.7%	38.1%

(1)	See non-GAAP reconciliation table earlier in this Management’s Discussion and Analysis .

The effective tax rates are less than the nominal combined Federal and State tax rate as a result of tax exempt income from certain municipal security investments and BOLI income as a percentage of total income as well as available tax credits for each period.

ANALYSIS OF FINANCIAL CONDITION

Overview

See the table below for changes in financial position at December 31, 2017 from December 31, 2016.

Financial Position:	As of December 31,		Variance
	2017	2016	$	%
	(Dollars in thousands)
Cash and cash equivalents	$44,298	$47,552	$(3,254)	(6.8%)
Investment securities available-for-sale	837,415	913,781	(76,366)	(8.4%)
FHLB stock	17,250	17,250	—	0.0%
Loans	2,739,859	2,494,507	245,352	9.8%
Allowance for loan losses	(35,346)	(35,166)	(180)	0.5%
Other assets	143,922	147,035	(3,113)	(2.1%)

Total Assets	3,747,398	3,584,959	$162,439	4.5%

Non-interest bearing deposits	1,177,453	1,047,221	$130,232	12.4%
Time deposits	494,854	584,350	(89,496)	(15.3%)
Interest bearing demand	73,839	84,192	(10,353)	(12.3%)
Money market accounts	1,066,397	921,917	144,480	15.7%
Savings and other	47,671	44,314	3,357	7.6%

Total interest bearing deposits	1,682,761	1,634,773	47,988	2.9%

Total Deposits	2,860,214	2,681,994	178,220	6.6%

Short-term borrowings	197,500	228,000	(30,500)	(13.4%)
Long-term borrowings	305,000	315,000	(10,000)	(3.2%)

Total borrowings	502,500	543,000	(40,500)	(7.5%)

Other liabilities	32,274	32,256	18	0.1%

Total Liabilities	3,394,988	3,257,250	137,738	4.2%

Shareholders’ equity	352,410	327,709	24,701	7.5%

Total Liabilities and Shareholders’ Equity	3,747,398	3,584,959	$162,439	4.5%

Credit Quality:
Allowance for loan losses	$35,346	$35,166	$180
Allowance/loans	1.29%	1.41%
Nonaccrual loans	$9,041	$16,186	$(7,145)
Nonaccrual loans/loans	0.33%	0.65%
Allowance/nonaccrual loans	390.95%	217.26%
Net recoveries, (charge offs)	$4,676	$(8,109)	$12,785
Net recoveries, (charge offs)/average loans	0.18%	(0.32%)
Capital Ratios:
Equity-to-assets ratio (1)	9.40%	9.14%
Tier 1 leverage ratio	9.43%	9.36%
Common equity tier 1 risk-based capital ratio	10.91%	10.88%
Tier 1 risk-based capital ratio	10.91%	10.88%
Total risk-based capital ratio	12.04%	12.08%

(1)	Shareholders’ equity divided by total assets .

Asset growth for the year ended December 31, 2017 of $162.4 million resulted from deposit increases of $178.2 million and a reduction in borrowings of $40.5 million. Additionally, the investment portfolio decreased by $76.4 million or 8.4% and the loan portfolio had a strong year with growth of $245.3 million or 9.8%. Equity grew by $24.7 million or 7.5%, primarily due to net income of $26.7 million, partially offset by dividends paid of $6.3 million.

Asset Changes:

Investment Securities

Community maintains a portfolio of available for sale investment securities to serve as a source of liquidity for its ongoing operations and as a secondary source of interest income. At December 31, 2017, Community reported total investment securities of $837.4 million. This represented a decrease of $76.4 million or 8.4%, from total investment securities of $913.8 million at December 31, 2016 reflecting a strategic decision to reduce the size of the portfolio.

As of December 31, 2017, Community had a pre-tax net unrealized holding loss on total investment securities of $6.9 million, compared to a pre-tax net unrealized holding loss of $11.5 million at December 31, 2016. The changes in the net unrealized holding loss resulted primarily from fluctuations in market interest rates. For 2017, total repayments/maturities and proceeds from sales of investment securities totaled $163.1 million, compared to $149.4 million for 2016. Community purchased additional investment securities totaling $85.8 million and $116.9 million for 2017 and 2016.

The tables below summarize the fair value of available for sale investment securities for the periods presented.

	December 31,
	2017		2016		2015
	Fair Value	Percent	Fair Value	Percent	Fair Value	Percent
	(Dollars in thousands)
Investment securities available-for-sale
Securities in U.S. Government agencies	$30,145	3.6%	$37,212	4.1%	$33,317	3.5%
U.S. Government sponsored-mortgage backed securities, residential	714,269	85.3%	770,983	84.4%	816,862	85.2%

Total U. S. Government agency or sponsored securities	744,414	88.9%	808,195	88.4%	850,179	88.7%

Municipals	90,839	10.8%	105,586	11.6%	108,213	11.3%
Equity security	2,162	0.3%	—	0.0%	—	0.0%

Total available-for-sale securities	$837,415	100.0%	$913,781	100.0%	$958,392	100.0%

The maturity distribution of the available for sale portfolio consists of the following for the period presented.

	December 31, 2017
	One Year or Less	After One Year Through Five Years	After Five Years Through Ten Years	After Ten Years	Total	Percent to Total
	(Dollars in thousands)
Investment securities available-for-sale
Securities in U.S. Government agencies	$26,419	$3,726	$—	$—	$30,145	3.60%
U.S. Government sponsored-mortgage backed securities, residential	1,228	6,240	213,192	493,609	714,269	85.29%
Municipal bonds (1)	20	335	19,573	70,911	90,839	10.85%
Equity security	2,162	—	—	—	2,162	0.26%

Total	$29,829	$10,301	$232,765	$564,520	$837,415	100.00%

	December 31, 2017
	One Year or Less	After One Year Through Five Years	After Five Years Through Ten Years	After Ten Years	Total	Percent to Total
	(Dollars in thousands)
Weighted average yield
Securities in U.S. Government agencies	1.10%	1.19%	—	—	1.11%
U.S. Government sponsored-mortgage backed securities, residential	4.27%	4.90%	2.04%	2.14%	2.14%
Municipals	1.35%	2.36%	2.42%	2.69%	2.63%
Total	1.15%	3.48%	2.07%	2.21%	2.15%

(1)	The weighted average yield for the portfolio is based on projected duration and is not tax-equivalent. The tax equivalent yield at December 31, 2017 was 2.30%.

The maturity of each security category is defined as the contractual maturity except for the categories of mortgage-backed securities whose maturities are defined as the estimated average life. The final maturity of mortgage-backed securities will differ from their contractual maturities because the underlying mortgages have the right to repay such obligations without penalty. The speed at which the underlying mortgages repay is influenced by many factors, one of which is interest rates. Community obtains the estimated average life of each security from independent third parties.

The weighted-average yield on the total investment portfolio at December 31, 2017 was 2.15% with a weighted-average duration of 3.6 years. This compares to a weighted-average yield of 2.13% at December 31, 2016 with a weighted-average duration of 4.1 years.

Approximately 89% of the securities in the total investment portfolio, at December 31, 2017, are issued by the U.S. government or U.S. government-sponsored agencies and enterprises, which have the implied guarantee of payment of principal and interest. Municipal bonds, which represented approximately 11% of the total investment portfolio are predominately AA or higher rated securities.

Included in the U.S. Government sponsored-mortgage backed securities, residential were the following securities from issuers that are in the aggregate in excess of 10% of shareholders’ equity for the following the periods.

	December 31,
	2017		2016
	Book Value	Market Value	Book Value	Market Value
	(Dollars in thousands)
Greater than 10% of shareholders’ equity issuers
Federal National Mortgage Association	$518,456	$513,570	$551,065	$544,504
Federal Home Loan Mortgage Association	216,453	213,049	245,226	240,638

Municipal securities in the portfolio are issued by various states and municipalities. The following tables present municipal securities by state for the periods presented.

	December 31, 2017
	Amortized Cost	Percent of Total	Fair Value	Percent of Total
	(Dollars in thousands)
Municipal Securities available-for-sale
New York	$9,363	10.4%	$9,463	10.4%
Minnesota	8,763	9.8%	8,827	9.7%
Massachusetts	7,455	8.3%	7,506	8.3%
Texas	6,964	7.7%	7,034	7.7%
Connecticut	6,661	7.4%	6,743	7.4%
Pennsylvania	6,447	7.2%	6,469	7.1%
Washington	4,283	4.8%	4,345	4.8%
Iowa	4,135	4.6%	4,148	4.6%
All other states (20 states)	35,789	39.8%	36,304	40.0%

Total	$89,860	100.0%	$90,839	100.0%

	December 31, 2016
	Amortized Cost	Percent of Total	Fair Value	Percent of Total
	(Dollars in thousands)
Municipal Securities available-for-sale
Texas	$12,239	11.5%	$12,164	11.5%
Minnesota	9,915	9.4%	9,902	9.4%
Pennsylvania	9,880	9.3%	9,703	9.2%
New York	9,382	8.9%	9,384	8.9%
Massachusetts	8,285	7.8%	8,237	7.8%
Connecticut	6,674	6.3%	6,626	6.3%
Washington	5,848	5.5%	5,858	5.5%
All other states (23 states)	43,782	41.3%	43,712	41.4%

Total	$106,005	100.0%	$105,586	100.0%

The tables below show investment securities’ gross unrealized losses and fair value by investment category and length of time that individual securities have been in a continuous unrealized loss position at December 31, 2017 and 2016. The unrealized losses on these securities were primarily attributed to changes in interest rates. The issuers of these securities have not, to Community’s knowledge, evidenced any cause for default on these securities. These securities have fluctuated in value since their purchase dates as market rates have fluctuated. However, Community has the ability and the intention to hold these securities until their fair values recover to cost or maturity. As such, management does not deem these securities to be other-than-temporarily-impaired. A summary of the analysis of these securities and the unrealized losses is described more fully in Note 2 —Investment Securities of the notes to Community’s consolidated financial statements. Economic trends may adversely affect the value of the portfolio of investment securities that Community holds.

	December 31, 2017
	Less Than 12 months		12 Months or Longer		Total
	Fair Value	Gross Unrealized Holding Losses	Fair Value	Gross Unrealized Holding Losses	Fair Value	Gross Unrealized Holding Losses
	(Dollars in thousands)
Investment securities available-for-sale
Securities in U.S. Government agencies	$20,958	$(38)	$9,187	$(49)	$30,145	$(87)
U.S. Government sponsored-mortgage backed securities, residential	327,358	(2,672)	277,271	(7,305)	604,629	(9,977)
Municipals	9,728	(84)	2,668	(28)	12,396	(112)

Total available-for-sale securities	$358,044	$(2,794)	$289,126	$(7,382)	$647,170	$(10,176)

	December 31, 2016
	Less Than 12 months		12 Months or Longer		Total
	Fair Value	Gross Unrealized Holding Losses	Fair Value	Gross Unrealized Holding Losses	Fair Value	Gross Unrealized Holding Losses
	(Dollars in thousands)
Investment securities available-for-sale
Securities in U.S. Government agencies	$17,078	$(34)	$—	$—	$17,078	$(34)
U.S. Government sponsored-mortgage backed securities, residential	628,680	(11,828)	43,969	(1,826)	672,649	(13,654)
Municipals	47,741	(1,191)	—	—	47,741	(1,191)

Total available-for-sale securities	$693,499	$(13,053)	$43,969	$(1,826)	$737,468	$(14,879)

Community did not record any charges for other-than-temporary impairment losses for the years ended December 31, 2017 and 2016.

Loans

Loans of $2.74 billion at December 31, 2017, increased by $245.4 million, or 9.8%, from $2.5 billion at December 31, 2016. The increase in total loans was principally due to growth of $148.3 million in non-residential real estate loans, $59.6 million in commercial and industrial loans, $40.5 million in residential loans, and $18.1 million in construction loans and land loans. This growth was partially offset by a decrease of $25.6 million in consumer and other loans. Loans comprise 76.0% of Community’s total earning assets as of December 31, 2017. The following table presents the loan portfolio by type for the periods presented.

Distribution of Loan Portfolio by Type

	December 31,
	2017	2016	2015	2014	2013
	(Dollars in thousands)
Commercial loans	$606,076	$546,457	$592,788	$535,283	$466,221
Real Estate
Construction and land loans	29,260	11,187	3,825	7,874	9,560
Residential	288,040	247,501	208,929	172,874	119,897
Non-residential - owner occupied	1,020,706	944,620	887,076	900,940	882,587
Non-residential - non-owner occupied	770,946	698,722	718,770	632,943	562,635

Total Non-residential Real Estate	1,791,652	1,643,342	1,605,846	1,533,883	1,445,222

Total Real Estate Loans	2,108,952	1,902,030	1,818,600	1,714,631	1,574,679
Other loans and credit cards	21,339	46,907	17,260	29,475	12,838

Gross loans	$2,736,367	$2,495,394	$2,428,648	$2,279,389	$2,053,738
Less: Deferred (fees) costs, net	3,492	(887)	(723)	870	1,271

Total loans	2,739,859	2,494,507	2,427,925	2,280,259	2,055,009
Less: Allowance for loan losses	(35,346)	(35,166)	(36,327)	(35,329)	(34,444)

Net loans	$2,704,513	$2,459,341	$2,391,598	$2,244,930	$2,020,565

Composition of Loans by Percent to Total Loans
Commercial loans	22.1%	21.9%	24.4%	23.5%	22.7%
Construction and land loans	1.1%	0.4%	0.2%	0.3%	0.5%
Residential	10.5%	9.9%	8.6%	7.6%	5.8%
Non-residential - owner occupied	37.3%	37.9%	36.5%	39.5%	43.0%
Non-residential - non-owner occupied	28.2%	28.0%	29.6%	27.8%	27.4%
Other loans and credit cards	0.8%	1.9%	0.7%	1.3%	0.6%

Total	100.0%	100.0%	100.0%	100.0%	100.0%

Real estate loans are loans secured by conforming trust deeds on real property, including property under construction, commercial property and single-family and multi-family residences. Real estate loans are comprised of industrial, office, retail, medical, single-family residences, multi-family residences, and farmland. Other loans and credit cards include installment loans to consumers as well as other loans.

As of December 31, 2017, Community had $29.3 million in construction loans or 1.0% of total gross loans. Although construction loans are located throughout Community’s market footprint, the majority of construction loans consist of commercial construction projects in Los Angeles County, Orange County, and the Inland Empire region of Southern California. At December 31, 2017, construction loans consisted of $7.8 million in single family residential construction loans and $21.5 million in commercial construction loans. There were no nonperforming construction loans at December 31, 2017.

The loan portfolio is geographically disbursed throughout Community’s marketplace, with less than 1% located outside of California. The following is the breakdown of the total held-for-investment loans and commercial real estate loans by region as of December 31, 2017.

	December 31, 2017
	Total Loans		Non-Residential Real Estate Loans
	(Dollars in thousands)
Los Angeles County	$1,755,930	64.2%	$1,118,585	62.4%
Central Valley	7,601	0.3%	6,626	0.4%
Inland Empire	387,632	14.2%	280,100	15.6%
Orange County	359,839	13.2%	216,823	12.1%
Central Coast	72,142	2.6%	51,567	2.9%
San Diego	77,254	2.8%	66,443	3.7%
Other California	56,956	2.1%	51,085	2.9%
Out of State	19,013	0.7%	423	0.0%

Total	$2,736,367	100.0%	$1,791,652	100.0%

The table below breaks down the real estate loan portfolio:

	December 31, 2017
	Loan Balance	Percent	Percent Owner- Occupied (1)	Average Loan Balance
	(Dollars in thousands)
Land	$6,124	0.29%	10.2%	$3,062
Construction	29,260	1.39%	—	2,926
1 - 4 Residential	155,752	7.39%	100.0%	441
Multi-Family Residential	134,311	6.37%	0.2%	1,658
Commercial Retail	325,083	15.41%	18.6%	1,578
Commercial Office	325,950	15.46%	44.1%	1,393
Commercial Mixed	41,646	1.97%	45.7%	992
Commercial RE Medical	17,389	0.82%	80.7%	828
Commercial RE Schools	28,273	1.34%	100.0%	1,229
Commercial RE Asst. Living Facilities/Nursing Center	2,023	0.10%	33.8%	289
Commercial Industrial	954,224	45.25%	72.3%	1,414
Commercial Other	88,917	4.22%	71.0%	1,140

Total Real Estate Loans	$2,108,952	100.00%	55.8%	$1,218

(1)	Represents percentage of reported owner-occupied at origination in each real estate loan category.

The table below provides the maturity distribution for held-for-investment gross loans, as of December 31, 2017. The loan amounts are based on contractual maturities although the borrowers have the ability to prepay the loans. Amounts are also classified according to repricing opportunities or rate sensitivity.

Loan Maturities and Interest Rate Categories at December 31, 2017

	Within One Year	After One But Within Five Years	After Five Years	Total
	(Dollars in thousands)
Types of Loans:
Commercial loans	$272,781	$206,364	$126,931	$606,076
Real Estate
Construction and land loans	20,648	8,407	205	29,260
Residential	9,311	26,495	252,234	288,040

	Within One Year	After One But Within Five Years	After Five Years	Total
	(Dollars in thousands)
Non-residential - owner occupied	$44,794	$236,778	$739,134	$1,020,706
Non-residential - non-owner occupied	68,126	283,791	419,029	770,946
Other loans and credit cards	8,450	3,635	9,254	21,339

Gross Loans	$424,110	$765,470	$1,546,787	$2,736,367

Amount of Loans based upon
Fixed Rates	$97,537	$528,037	$846,237	$1,471,811
Floating or adjustable rates	326,573	237,433	700,550	1,264,556

Gross Loans	$424,110	$765,470	$1,546,787	$2,736,367

As a normal practice in extending credit for commercial and industrial purposes, Community may accept trust deeds on real property as collateral. In some cases, when the primary source of repayment for the loan is anticipated to come from the cash flow from normal operations of the borrower, and real property has been taken as collateral, the real property is considered a secondary source of repayment for the loan. At December 31, 2017, substantially all of the loans secured by real estate were collateralized by properties located in California. This concentration is considered when determining the adequacy of the allowance for loan losses.

Liability Changes:

Deposits

The primary source of funds to support asset growth is the generation of deposits. Total deposits were $2.86 billion at December 31, 2017, an increase of $178.2 million, or 6.6%, over total deposits of $2.68 billion at December 31, 2016. This compares to asset growth of $162.4 million over the same time period.

	As of December 31,
	2017	2016	2015	2014	2013
	(Dollars in thousands)
Noninterest-bearing deposits	$1,177,453	$1,047,221	$916,753	$882,601	$729,887
Interest-bearing deposits
Interest-bearing demand	73,839	84,192	220,831	206,823	106,064
Money market	1,066,397	921,917	809,118	713,143	701,129
Savings	47,671	44,314	37,980	36,611	31,484
Time deposits	494,854	584,350	604,760	757,612	947,698

Total deposits	$2,860,214	$2,681,994	$2,589,442	$2,596,790	$2,516,262

The 2017 deposit growth of $178.2 million included $130.2 million in non-interest bearing demand deposits and $48.0 million in interest bearing accounts. Community is focused on growing its non-interest bearing deposit balances. Community generally requires borrowing customers to bring their primary deposit relationship to the bank as a condition of obtaining credit. Additionally, Community has certain incentive programs in place to encourage non-interest bearing demand deposit generation.

The average balance of deposits by category and the average effective interest rates paid on deposits is summarized for the periods presented in the table below.

	For the Year Ended December 31,
	2017		2016		2015
	Balance	Rate	Balance	Rate	Balance	Rate
	(Dollars in thousands)
Noninterest-bearing deposits	$1,132,495	—	$1,007,703	—	$900,987	—
Interest-bearing deposits
Interest-bearing demand	77,362	0.16%	164,244	0.24%	205,578	0.27%
Money market	955,272	0.42%	854,987	0.34%	814,384	0.32%
Savings	46,150	0.06%	39,347	0.05%	37,162	0.05%
Time deposits	564,348	1.00%	617,508	0.71%	677,495	0.61%

Total deposits	$2,775,627	0.60%	$2,683,789	0.46%	$2,635,606	0.42%

Average deposits by type and the year over year changes are shown in the table below.

	For the Year Ended December 31,
	2017		2016		2015		2017 vs 2016		2016 vs 2015
	Balance	% of Total	Balance	% of Total	Balance	% of Total	Dollar Change	Percent Change	Dollar Change	Percent Change
	(Dollars in thousands)
Noninterest-bearing deposits	$1,132,495	40.8%	$1,007,703	37.5%	$900,987	34.2%	$124,792	12.4%	$106,716	11.8%
Interest-bearing deposits
Interest-bearing demand	77,362	2.8%	164,244	6.1%	205,578	7.8%	$(86,882)	(52.9%)	$(41,334)	(20.1%)
Money market	955,272	34.4%	854,987	31.9%	814,384	30.9%	$100,285	11.7%	$40,603	5.0%
Savings	46,150	1.7%	39,347	1.5%	37,162	1.4%	$6,803	17.3%	$2,185	5.9%
Time deposits	564,348	20.3%	617,508	23.0%	677,495	25.7%	$(53,160)	(8.6%)	$(59,987)	(8.9%)

Total deposits	$2,775,627	100.0%	$2,683,789	100.0%	$2,635,606	100.0%	$91,838	3.4%	$48,183	1.8%

Non-interest bearing demand and money market accounts have grown significantly, as shown over the past two years in line with strategic goals.

Time deposits by balance are shown in the table below.

	For the Year Ended December 31,
	2017	2016	2015
	(Dollars in thousands)
TCDs under $100,000	$141,550	$148,433	$64,405
TCDs $100,000 through $250,000	150,190	178,628	263,364
TCDs over $250,000	203,114	257,289	276,991

Total time deposits	$494,854	$584,350	$604,760

Time deposits by type of depositor are shown in the table below.

	For the Year Ended December 31,
	2017	2016	2015
	(Dollars in thousands)
Brokered deposits	$99,290	$99,488	$—
Public funds	144,619	188,286	188,329
CDARs	34,900	30,538	72,625
Treasury	82,172	115,621	163,266
Other	133,873	150,417	180,540

Total time deposits	$494,854	$584,350	$604,760

Time deposits totaled $494.9 million at December 31, 2017, representing a decrease of $89.5 million, or 15.3%, from total time deposits of $584.4 million at December 31, 2016. Time deposits included $135.0 million, $170.0 million and $170.0 million at December 31, 2017, 2016 and 2015, respectively on deposits from the State of California. These deposits are collateralized with marketable securities of $148.9 million, 187.0 million and $187.1 million for each of the respective year end periods.

In 2017, the State of California announced they will not renew these time deposits due to Community’s “needs to improve” CRA rating. The remaining time deposits mature before June 30, 2018. The securities pledged for time deposits will be available to pledge for other borrowings.

The following table provides the remaining maturities of large denomination ($100,000 or more) time deposits at December 31, 2017.

Maturity Distribution of Large Denomination Time Deposits

	December 31, 2017
	$100,000 through $250,000			Greater than $250,000			Total
	Amount	Weighted Average Rate	% ot Total Deposits	Amount	Weighted Average Rate	% ot Total Deposits	Amount	Weighted Average Rate	% ot Total Deposits
	(Dollars in thousands)
3 months or less	54,089	0.83%	1.89%	87,789	1.12%	3.07%	141,878	1.01%	4.96%
Over 3 months through 6 months	35,468	0.93%	1.24%	71,281	1.16%	2.49%	106,749	1.08%	3.73%
Over 6 months through 12 months	27,377	0.83%	0.96%	31,904	0.95%	1.12%	59,281	0.90%	2.07%
Over 12 months	33,256	1.28%	1.16%	12,140	1.33%	0.42%	45,396	1.30%	1.59%

Total	150,190	0.95%	5.25%	203,114	1.12%	7.10%	353,304	1.05%	12.35%

Borrowings

The following table summarizes information about short-term borrowings (original maturities less than 92 days) outstanding as of and for the periods presented.

	Short-term FHLB Advances	Repurchase Agreements	Fed Funds Purchased	Total Short-term Borrowings
	(Dollars in thousands)
At December 31, 2017
Amount Outstanding	$197,500	$—	$—	$197,500
Weighted-average interest rate	1.36%	—	—	1.36%
For the year ended December 31, 2017
Highest amount at month-end	400,000	—	10,000	410,000
Daily-average amount outstanding	233,383	475	93	233,951
Weighted-average interest rate	0.93%	0.91%	1.09%	0.93%

At December 31, 2016
Amount Outstanding	$228,000	$—	$—	$228,000
Weighted-average interest rate	0.59%	—	—	0.59%
For the year ended December 31, 2016
Highest amount at month-end	480,000	50,000	—	530,000
Daily-average amount outstanding	294,136	10,246	—	304,382
Weighted-average interest rate	0.44%	0.74%	—	0.45%

At December 31, 2015
Amount Outstanding	$410,000	$—	$—	$410,000
Weighted-average interest rate	0.28%	—	—	0.28%
For the year ended December 31, 2016
Highest amount at month-end	400,000	50,000	—	450,000
Daily-average amount outstanding	257,897	12,808	27	270,732
Weighted-average interest rate	0.21%	0.34%	1.17%	0.22%

Long-term borrowings (original maturities exceeding 91 days) are FHLB term advances while short-term borrowings are primarily FHLB advances, but also include repurchase agreements and Fed Funds purchased. In June 2016, Community extended approximately $200 million in FHLB advances for a term of approximately five years to reduce the liability sensitivity of the balance sheet. At December 31, 2017, $1.74 billion of loans and $447.3 million of investment securities, at carrying value, were pledged to secure public deposits, short and long-term borrowings, and for other purposes as required or permitted by law.

For complete discussion and disclosure of long-term borrowings see Note 9B — Borrowings – Long-term FHLB Advances in the notes to Community’s consolidated financial statements presented elsewhere in this joint proxy statement/prospectus.

See the “Liquidity and Cash Flow” in this Management’s Discussion and Analysis for additional information about FHLB, Fed Funds and FRB funding sources, and securities available for pledging purposes.

Aggregate Contractual Obligations

The following table summarizes the aggregate contractual obligations as of December 31, 2017.

	Maturity by Period
	Total	Less Than One Year	One Year Through Three Years	Four Years Through Five Years	Over Five Years
	(Dollars in thousands)
Deposits	$2,860,214	$2,705,797	$83,631	$70,786	$—
FHLB advances	502,500	217,500	85,000	200,000	—
Deferred compensation	2,306	2,306	—	—	—
Operating leases	11,050	4,051	6,049	905	45
Affordable housing investment	10,823	3,388	6,289	1,116	30

Total	$3,386,893	$2,933,042	$180,969	$272,807	$75

Deposits represent noninterest-bearing, money market, savings, interest-bearing demand, certificates of deposits, brokered and all other deposits held. Deferred compensation represents the amounts that are due to current employees under Community’s deferred compensation plans. Operating leases represent the total minimum lease payments due under non-cancelable operating leases.

Capital Changes and Capital Resources:

Community’s primary source of capital has been the retention of net income. In order to ensure adequate levels of capital, Community conducts an ongoing assessment of projected sources, needs and uses of capital in conjunction with projected increases in assets and the level of risk. As part of this ongoing assessment, Community’s board of directors reviews the various components of capital.

The following table summarizes the components of shareholders’ equity as of the periods presented.

	December 31,
	2017	2016	2015	2014	2013
	(Dollars in thousands)
Preferred stock	$—	$—	$—	$—	$183
Common stock	3,134	3,128	3,128	3,128	3,121
Additional paid-in-capital	9,773	8,223	8,113	8,113	8,199
Retained earnings	344,351	323,036	302,406	280,272	254,475
Accumulated other comprehensive loss, net of tax	(4,848)	(6,678)	(2,745)	5,084	(12,500)

Total shareholders’ equity	$352,410	$327,709	$310,902	$296,597	$253,478

Community’s total equity was $352.4 million at December 31, 2017. This represented an increase of $24.7 million, or 7.5%, from total equity of $327.7 million at December 31, 2016. The increase in 2017 primarily resulted from $26.7 million in net income, $4.3 million in other equity adjustments partially offset by $6.3 million cash dividends. See the consolidated statements of changes in shareholders’ equity in Community’s audited financial statements for additional information.

During 2017, the board of directors of Community declared quarterly cash dividends totaling $2.00 per share in the aggregate. Dividends are payable at the discretion of the board of directors and there can be no assurance that the board of directors will continue to pay dividends at the same rate, or at all, in the future. The ability of Community to pay cash dividends to its shareholders is subject to restrictions under Federal and California law, including restrictions imposed by the Federal Reserve and the California Department of Business Oversight.

Community is required to meet risk-based capital standards under the revised capital framework referred to as Basel III. At December 31, 2017, Community exceeded the minimum risk-based capital ratios and leverage ratios, under the revised capital framework referred to as Basel III, required to be considered “well-capitalized” for regulatory purposes as shown in the table below.

	Current Well Capitalized Regulatory Requirement		Basel III Minimum Plus Capital Conservation Buffer as of January 1, 2018		Basel III Minimum Plus Capital Conservation Buffer as of January 1, 2019		Community Bank Capital
(Dollars in Thousands)	As of December 31, 2017
Tier 1 leverage capital *	5.00%	$188,351	5.000%	$188,351	5.00%	$188,531	9.43%	$355,230
Tier 1 risk based capital	8.00%	$260,545	7.875%	$256,474	8.50%	$276,829	10.91%	$355,230
Total risk based capital	10.00%	$325,681	9.875%	$321,610	10.50%	$341,965	12.04%	$392,005
Common equity tier 1 capital	6.50%	$211,693	6.375%	$207,622	7.00%	$227,977	10.91%	$355,230

(Dollars in Thousands)	As of December 31, 2016
Tier 1 leverage capital *	5.00%	$177,041	5.000%	$177,041	5.00%	$177,041	9.36%	$331,499
Tier 1 risk based capital	8.00%	$243,722	7.875%	$239,914	8.50%	$258,954	10.88%	$331,499
Total risk based capital	10.00%	$304,652	9.875%	$300,844	10.50%	$319,885	12.08%	$368,165
Common equity tier 1 capital	6.50%	$198,024	6.375%	$194,216	7.00%	$213,257	10.88%	$331,499

*	Using the greater of Prompt Corrective Action and Well Capitalized under the New Capital Rule

BASEL III phase in requirements are detailed in Note 18 — Regulatory Matters of the notes to Community’s audited financial statements.

ASSET/LIABILITY AND MARKET RISK MANAGEMENT

Liquidity and Cash Flow

The objective of liquidity management is to ensure that funds are available in a timely manner to meet financial obligations when they come due without incurring unnecessary cost or risk, or causing a disruption to normal operating activities. This includes the ability to manage unplanned decreases or changes in funding sources, accommodating loan demand and growth, funding investments, repurchasing securities, paying creditors as necessary, and other operating or capital needs.

Community has significant sources of liquidity at December 31, 2017. The liquidity position is managed on a daily basis as part of the daily settlement function and on a monthly basis as part of the asset liability management process. Community’s primary liquidity is maintained by managing its deposits along with the utilization of borrowings from the FHLB, purchased federal funds and utilization of other wholesale funding sources. Community’s deposit levels and cost of deposits may fluctuate from period-to-period due to a variety of factors, including the stability of the deposit base, prevailing interest rates, and market conditions. Total deposits of $2.86 billion at December 31, 2017 increased $178.2 million, or 6.6%, over total deposits of $2.68 billion at December 31, 2016. Secondary sources of liquidity include the cash flow from the investment portfolio, the sale of investment securities and the sale of SBA loans in the secondary market.

See “Liability Changes: Deposits and Borrowings” earlier in this Management’s Discussion and Analysis for an analysis, composition and changes in liquidity sources.

As of December 31, 2017, Community had the following borrowing / funding sources available:

	Available Liquidity Sources
	(Dollars in thousands)
	December 31, 2017
Source	Line Capacity	Utilized	Available	Collateral
Fed Funds (6 banks)	$85,000	$—	$85,000	Unsecured
Federal Home Loan Bank	1,122,214	502,500	619,714	Secured by loans and securities
Federal Reserve Bank	117,613	—	117,613	Secured by loans and securities
Repurchase Agreement Lines (4 banks)	302,000	—	302,000	Collateral to move to respective financial institution prior to usage

Total	$1,626,827	$502,500	$1,124,327

Community’s available for sale investment portfolio of $837.4 million as of December 31, 2017 was 22.3% of total assets. Community had unpledged securities of $368.5 million as of December 31, 2017, which can be pledged against Community’s $302 million repurchase agreement lines and / or pledged to the borrowing facilities with FHLB or FRB. In many cases these securities can be pledged for same day availability of funds.

Community management continually evaluates its borrowing capacity and sources of liquidity. At least quarterly the ALCO reviews Community’s liquidity needs. Community management believes that it has sufficient capacity to fund 2018 earning asset growth with wholesale sources, along with core deposit growth from the business banking operations.

Below is a summary of Community’s average cash position and statement of cash flows for the years ended December 31, 2017 and 2016. For further details see the Consolidated Statements of Cash Flows included in Community’s consolidated financial statements contained in this joint proxy statement/prospectus.

Consolidated Summary of Cash Flows

	For the Year Ended December 31,
	2017	2016
	(Dollars in thousands)
Average cash and cash equivalents	$63,809	$56,320
Percentage of total assets	1.72%	1.56%

Net cash provided by operating activities	$34,988	$42,703
Net cash provided by (used in) investing activities	(171,249)	(48,528)
Net cash provided by financing activities	133,007	4,470

Net increase (decrease) in cash and cash equivalents	$(3,254)	$(1,355)

Average cash and cash equivalents increased by $7.5 million, or 13.3%, to $63.8 million for the year ended December 31, 2017, compared to $56.3 million for the same period of 2016.

At December 31, 2017, cash and cash equivalents totaled $44.3 million. This represented a decrease of $3.3 million, or 6.8%, from $47.6 million at December 31, 2016.

Bond Rating

During 2016, Community obtained a senior unsecured debt rating and long term deposit rating of BBB+ and subordinated debt rating of BBB by Kroll Bond Rating Agency (KBRA). KBRA has also assigned short-term deposit and short-term debt ratings of K2. The ratings reflect Community’s strong asset quality and conservative credit culture, strong core and risk-based capital levels, consistent and stable earnings and efficiency metrics and extensive executive and board banking experience coupled with emphasis on prudent risk management, according to the KBRA.

The KBRA affirmed Community’s ratings as follows as of December 31, 2017:

Type	Rating	Outlook	Action
Deposit	BBB+	Stable	Affirmed
Senior Unsecured Debt	BBB+	Stable	Affirmed
Subordinated Debt	BBB+	Stable	Affirmed
Short-term Deposit	K2	N/A	Affirmed
Short-term Debt	K2	N/A	Affirmed

This bond rating enhances Community’s ability to generate deposits that exceed the $250 thousand FDIC insurance limit.

Off-Balance Sheet Arrangements

The following table summarizes the off-balance sheet items at December 31, 2017.

		Maturity by Period
	Total	Less Than One Year	One Year Through Three Years	Four Years Through Five Years	Over Five Years
		(Dollars in thousands)
Commitment to extend credit:
Commercial loans	$439,630	$173,730	$246,381	$15,329	$4,190
Real Estate
Construction and land loans	23,906	246	22,967	—	693
Residential	87,949	150	75	2,717	85,007
Non-residential - owner occupied	66,949	11,303	39,040	5,103	11,503
Non-residential - non-owner occupied	15,801	704	9,234	5,525	338
Consumer and other loans	30,902	7,586	17,323	1,700	4,293

Total commitment to extend credit	665,137	193,719	335,020	30,374	106,024
Obligations under commercial and standby letters of credit	15,301	15,212	—	89	—

Total	$680,438	$208,931	$335,020	$30,463	$106,024

As shown above, Community had commitments to extend credit of approximately $665.1 million, and obligations under letters of credit of $15.3 million, as of December 31, 2017.

Commitments to extend credit are agreements to lend to customers, provided there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Commitments are generally variable rate, and many of these commitments are expected to expire without being drawn upon. As such, the total commitment amounts do not necessarily represent future cash requirements. Community uses the same credit underwriting policies in granting or accepting such commitments or contingent obligations as it does for on-balance sheet instruments, which consist of evaluating customers’ creditworthiness individually.

Standby letters of credit are conditional commitments issued to guarantee the financial performance of a customer to a third party. Those guarantees are primarily issued to support private borrowing or purchase arrangements. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. When deemed necessary, Community holds appropriate collateral supporting those commitments.

Effects of Inflation and Changing Prices

The accompanying consolidated financial statements have been prepared in accordance with generally accepted accounting principles, which require the measurement of financial position and operating results in terms of historical dollars without considering the change in the relative purchasing power of money over time due to inflation. Unlike most industrial companies, virtually all of the assets and liabilities of a financial institution are monetary in nature. As a result, interest rates generally have a more significant impact on the performance of a financial institution than the effects of general levels of inflation. Although interest rates do not necessarily move in the same direction or to the same extent as the prices of goods and services, increases in inflation generally have resulted in increased interest rates. In addition, inflation affects financial institutions’ increased cost of goods and services purchased, the cost of salaries and benefits, occupancy expense, and similar items. Inflation and related increases in interest rates generally decrease the market value of investments and loans held and may adversely affect liquidity, earnings, and shareholders’ equity. Commercial and other loan originations and refinancings tend to slow as interest rates increase, and can reduce Community’s earnings from such activities.

COMPARISON OF RIGHTS OF SHAREHOLDERS OF CVB AND COMMUNITY

The rights of Community shareholders are governed by the laws of the State of California and the articles of incorporation and bylaws of Community. If the merger is completed, shareholders of Community will become shareholders of CVB. The rights of CVB shareholders are governed by the laws of the State of California and the articles of incorporation and bylaws of CVB. Thus, following the merger, the rights of Community shareholders who become CVB shareholders in the merger will continue to be governed by the laws of the State of California, but will no longer be governed by Community’s articles of incorporation and bylaws and instead be governed by CVB’s articles of incorporation and bylaws.

The table below summarizes the material differences between the rights of Community shareholders and CVB shareholders and their respective constitutive documents as they are currently in effect. While CVB and Community believe that the summary table includes the material differences between the rights of their respective shareholders prior to the merger, this summary does not include a complete description of all the differences between the rights of CVB shareholders and those of Community shareholders, nor does it include a complete description of the specific rights of the respective shareholders discussed. The inclusion of differences in the rights of these shareholders in the table is not intended to indicate that all of such differences should necessarily be considered material by you or that other differences that you may consider equally important do not exist.

You are urged to read carefully the relevant provisions of the California Corporations Code, as well as CVB’s and Community’s governing documents. To find out where copies of these documents can be obtained, see “Where You Can Find Additional Information.”

Authorized Capital Stock

Community Bank	CVB Financial Corp.
Community’s articles of incorporation state that the authorized capital stock of Community consists of 30,000,000 shares of common stock and 2,000,000 shares of preferred stock. As of May 3, 2018, Community had 3,134,094.4 shares of common stock and no shares of preferred stock issued and outstanding. Subject to compliance with the California Financial Code, the California Corporations Code and Community’s articles of incorporation and bylaws, the Community board of directors may authorize the issuance of additional shares of common stock and preferred stock.	CVB’s articles of incorporation states that the authorized capital stock of CVB consists of 225,000,000 shares of common stock, without par value, and 20,000,000 shares of preferred stock, without par value. As of May 3, 2018, CVB had 110,262,742 shares of common stock and no shares of preferred stock issued and outstanding. Subject to compliance with the California Corporations Code and CVB’s articles of incorporation and bylaws, the CVB board of directors may authorize the issuance of additional shares of common stock and preferred stock.

Dividends

Community Bank	CVB Financial Corp.
The shareholders of Community are entitled to receive dividends when and as declared by the Community board of directors, out of funds legally available for the payment of dividends, as provided in the California Financial Code. The California Financial Code provides that a California state-chartered bank cannot make any distribution to its shareholders which exceeds the lesser of (a) the retained earnings of the bank; or (b) the net income of the bank for the last three fiscal years, less the	The shareholders of CVB are entitled to receive dividends when and as declared by the board of directors, out of funds legally available for the payment of dividends, as provided in the California Corporations Code. The California Corporations Code provides that a corporation may make a distribution to its shareholders if retained earnings immediately prior to the dividend payout is at least equal to the sum of (a) amount of the proposed distribution plus (b) the

Community Bank	CVB Financial Corp.
amount of any distributions made by the bank or by any majority-owned subsidiary of the bank to the shareholders of the bank during such period. Notwithstanding the foregoing limitation, a bank, with the prior approval of the California Commissioner of the Department of Business Oversight, may make a distribution ot its shareholders which does not exceed the greatest of; (a) the retained earnings of the bank; (b) the net income of the bank for its last fiscal year; or (c) the net income of the bank for its current fiscal year. In certain circumstances, Community may be required to obtain the prior approval of the Federal Deposit Insurance Corporation to make capital distributions to shareholders of Community.	preferential dividends arrears amount. In the event that sufficient retained earnings are not available for the proposed distribution, a corporation may, nevertheless, make a distribution if, immediately after the distribution, the value of the corporation’s assets would equal or exceed the sum of its total liabilities plus the preferential dividends amount. In certain circumstances, CVB may be required to obtain the prior approval of the Federal Reserve Board to make capital distributions to shareholders of CVB.

Voting Rights

Community Bank	CVB Financial Corp.
Each outstanding share of Community is generally entitled to one vote on each matter submitted to a vote of shareholders. See also “Election of Directors” below.	Each CVB shareholder entitled to vote is entitled to one vote for each share held of record on all matters submitted to a vote of shareholders. See also “Election of Directors” below.

Qualification of Directors

Community Bank	CVB Financial Corp.
Community’s bylaws include no specific qualification for directors.	CVB’s bylaws include no specific qualification for directors. CVB’s Nominating and Corporate Governance Committee Charter provides that its Nominating and Corporate Governance Committee will consider specific factors when evaluating potential director candidates, including the potential directors’ business background, current responsibilities, community involvement, ownership of CVB’s voting securities, knowledge and contacts in the CVB’s industry and other industries relevant to the its business, ability to work as part of an effective group and ability to commit adequate time to serve as a director, but none of these factors is dispositive

Number of Board of Directors

Community Bank	CVB Financial Corp.
Community’s bylaws state that the number of directors that may serve on Community’s board of directors cannot be less than eight nor more than fifteen until changed by a bylaw amendment. The exact number of directors shall be fixed from time to time by a bylaw or	CVB’s bylaws state that the number of directors that may serve on CVB’s board of directors cannot be less than seven nor more than thirteen. The exact number of directors shall be fixed from time-to-time by a resolution adopted by CVB’s board of directors or by

Community Bank	CVB Financial Corp.
amendment thereof or by a resolution duly adopted by a vote of a majority of the shares entitled to vote represented at a duly held meeting at which quorum is present, by the written consent of the holders of a majority of the outstanding share entitled to vote, or by the board of directors.	an amendment of the bylaws adopted by CVB’s board of directors. The number of directors is fixed by the board of directors at eight, and there are currently eight members of the CVB board of directors. Pursuant to the merger agreement, the directors of CVB immediately prior to the effective time of the merger, along with the addition of the current Chairman of the Community board of directors, will be the directors of CVB following the closing of the merger.

Election of Directors

Community Bank	CVB Financial Corp.

Community’s bylaws provide that the directors shall be elected at each annual meeting of shareholders of Community. If such annual meeting is not held or the directors are not elected at an annual meeting, the directors may be elected at any special meeting of shareholder held for that purpose or by written consent pursuant to the bylaws. Each director shall hold office until the expiration of the term for which elected and until such director’s successor has been elected and qualified.

In the election of directors, shareholders are entitled to cumulate votes and give one candidate a number of votes equal to the number of directors to be elected multiplied by the number of votes to which the shareholder’s shares are entitled, or distribute the shareholder’s vote on the same principle among as many candidates the shareholder thinks fit.

CVB’s bylaws provide that directors shall be elected annually by the shareholders at the annual meeting of the shareholders. If, for any reason, the annual meeting or an adjournment thereof is not held or the directors are not elected thereat, then the directors may be elected at any special meeting of the shareholders called and held for that purpose. The term of office of the directors shall begin immediately after their election and continue until their respective successors are elected and qualified.

In the election of directors, shareholders are entitled to cumulate votes and give one candidate a number of votes equal to the number of directors to be elected multiplied by the number of votes to which the shareholder’s shares are entitled, or distribute the shareholder’s vote on the same principle among as many candidates the shareholder thinks fit.

Classification of the Board of Directors

Community Bank	CVB Financial Corp.
Community’s bylaws do not provide for a classified board of directors.	CVB’s bylaws do not provide for a classified board of directors.

Vacancies on the Board of Directors

Community Bank	CVB Financial Corp.
Community’s bylaws provide that vacancies on the board of directors, except for vacancies created by the removal of a director, may be filled by a majority of the directors then in office, whether or not less than quorum, or by a sole remaining director. The shareholders may elect a director at any time to fill any vacancy not filled	CVB’s bylaws provide that a vacancy on the board of directors may be filled by a majority of the remaining directors, even though less than a quorum, or by a sole remaining director. Any director so elected may hold office for the remainder of the full term of the director in which the vacancy occurred until such

Community Bank	CVB Financial Corp.
by the directors or, which occurs by reason of the removal of a director. Any such election by written consent of shareholders shall require the consent of a majority of the outstanding shares entitled to vote.	director’s successor is elected at an annual or special shareholders’ meeting. The shareholders may elect a director at any time to fill any vacancy not filled by directors. Any such election by written consent other than to fill a vacancy created by removal requires the consent of a majority of the outstanding shares entitled to vote.

Removal of Directors

Community Bank	CVB Financial Corp.

The board of directors may declare vacant the offices of a director who has been declared unsound mind by an order of court or convicted of a felony. Any or all of the directors may be removed without cause if such removal is approved by the affirmative vote of a majority of the outstanding shares entitled to vote, provided that no director may be removed (unless the entire board of directors is removed) when the votes cast against removal (or, if such action is taken by written consent, the shares held by persons not consenting in writing to such removal) would be sufficient to elect such director if voted cumulatively at an election at which the same total number of votes were cast (or, if such action is taken by written consent, all shares entitled to vote were voted) and the entire number of directors authorized at the time of the director’s most recent election were then being elected.

No reduction of the authorized number of directors shall have the effect of removing any director before his or her term of office expires.

A director may be removed from office without cause by a vote of shareholders holding a majority of the outstanding shares entitled to vote at an election of directors; however, unless the entire board is removed, an individual director shall not be removed if the votes cast against removal, or not consenting in writing to such removal, would be sufficient to elect such director if voted cumulatively at an election at which the total number of votes were cast, or, if such action is taken by written consent, all shares entitled to vote were voted, and the entire number of directors authorized at the time of the director’s most recent election were then being elected. In addition, a director may also be removed from office by the Superior Court of the county in which the principal office is located, at the suit of shareholders holding at least 10% of the number of outstanding shares of any class, in case of fraudulent or dishonest acts or gross abuse of authority or discretion with reference to the corporation, in the manner provided by the law.

No reduction of the authorized number of directors shall have the effect of removing any director before his or her term of office expires.

Nomination of Director Candidates by Shareholders

Community Bank	CVB Financial Corp.
Community’s bylaws permit any shareholder entitled to vote at the election of directors at an annual meeting to nominate candidates for election as directors, if written notice is delivered to, or mailed and received at, the principal executive offices of Community not less than the 10th day following the day on which notice of the date of the scheduled annual meeting was mailed.	CVB’s bylaws permit shareholders who are entitled to vote for the election of directors to nominate a director for election if written notice is delivered to the president of the corporation not less than 10 nor more than 60 days prior to any meeting of shareholders called for election of directors. If fewer than 10 days’ notice of the meeting is given to shareholders, such notice of intention to nominate must be received by the president of the corporation not later than the time fixed in the notice of the meeting for the opening of the meeting.

Shareholder Action Without a Meeting

Community Bank	CVB Financial Corp.

Directors may be elected without a meeting by a consent in writing, setting forth the action so taken, signed by all of the persons who would be entitled to vote for the election of directors, provided that a director may be elected at any time to fill a vacancy not filled by directors by the written consent of persons holding a majority of the outstanding shares entitled to vote for the election of directors.

Any other action which may be taken at any annual or special of shareholders generally may be taken without a meeting, and without prior notice if a consent in writing, setting forth the action so taken, is signed by the holders of outstanding shares not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.

Any action which may be taken at any annual or special meeting of shareholders may be taken without a meeting and without prior notice if a consent in writing, setting forth the action so taken, is signed by the number of shareholders whose affirmative vote would be required to take such action at a meeting at which all shares entitled to vote thereon were present and voted. Unanimous written consent shall be required for the election of directors to non-vacant positions.

Indemnification of Directors and Officers

Community Bank	CVB Financial Corp.

Community’s articles of incorporation (i) state that the liability of directors shall be eliminated to the fullest extent permissible under California law and (ii) authorize Community to indemnify agents to the fullest extent permissible under California law.

Community’s bylaws provide that Community generally will indemnify any director or officer who was or is a party or is threatened to be to be made a party to any threatened, pending or completed action by or in the right of Community to procure a judgment in its favor by reason of the fact that the person is or was an agent of Community, against expenses actually and reasonably incurred by such person in connection with the defense or settlement of the action if the person acted in good faith, in a manner such person believed to be in the best interests of Community and its shareholders. Community has entered into separate indemnification agreements with its directors for such purpose.

CVB’s articles of incorporation state that the liability of directors shall be eliminated to the fullest extent permissible under California law and authorize the corporation to indemnify its directors, officers, and agents, through bylaw provisions, agreements with such agents or other persons, vote of shareholders or disinterested directors or otherwise, in excess of the indemnification otherwise permitted by Section 317 of the California Corporations Code to the fullest extent permitted by applicable law.

CVB’s bylaws provide that CVB will indemnify its directors, officers and employees, and of its subsidiaries, who was or is made a party or is threatened to be made a party to or is otherwise involved in a proceeding against expenses, judgments, fines, settlements, and other amounts actually and reasonably incurred in connection with any such proceeding arising by reason of the fact that any such person is or was an agent of the corporation. CVB has entered into separate indemnification agreements with its directors for such purpose.

Amendments to Articles of Incorporation and Bylaws

Community Bank	CVB Financial Corp.

Community’s bylaws generally may be amended or repealed by the board of directors or the affirmative vote of a majority of the outstanding shares entitled to vote. A bylaw or amendment thereof changing the range of the authorized number of directors may be adopted, amended or repealed by the shareholders.

Community’s articles of incorporation may be amended by the affirmative vote of the issued and outstanding shares entitled to vote.

CVB’s bylaws may be amended or repealed by the board of directors or the affirmative vote of a majority of the outstanding shares entitled to vote. An amendment reducing the number of directors on a fixed-number board or the minimum number of directors on a variable-number board to a number less than five cannot be adopted if the votes cast against its adoption at a meeting, are equal to more than 16-2/3% of the outstanding shares entitled to vote.

CVB’s articles of incorporation may be amended by the affirmative vote of the issued and outstanding shares entitled to vote.

Dissenters’ Rights

Community Bank	CVB Financial Corp.
Community does not have any capital stock outstanding that is listed on a national securities exchange and, therefore, all outstanding shares of the capital stock of Community generally have dissenters’ rights with respect to a business combination or other reorganization requiring their vote under the California Corporations Code; provided, however, the California Financial Code provides that dissenters’ rights will not apply to shareholders of Community in a merger if Community was the surviving depository corporation. In addition, a business combination where Community shareholders possess more than 5/6 of the voting power of the surviving corporation will not require the vote of Community shareholders.	Under the California Corporations Code, because CVB common stock is listed on a national securities exchange certified by the California Commissioner of the Department of Business Oversight, holders of CVB common stock do not have dissenters’ rights with respect to a business combination or other reorganization requiring their vote, unless their shares are subject to transfer restrictions or are exchanged for merger consideration other than solely securities listed on a national securities exchange certified by the California Commissioner of the Department of Business Oversight and cash in lieu of fractional shares. .

BENEFICIAL OWNERSHIP OF CVB COMMON STOCK

The following table shows the beneficial ownership of CVB s common stock as of May 3, 2018, by (i) each director, (ii) those persons serving as CVB’s named executive officers and (iii) by all directors and current executive officers as a group.

	Common Stock Beneficially Owned
Name	Number of Shares(1)	Percent of Class(2)
George A. Borba, Jr.(3)(4) Director and Nominee	6,897,959	6.3%

Stephen A. Del Guercio(4) Director and Nominee	22,000	*

Rodrigo Guerra, Jr.(4) Director and Nominee	11,000	*

Anna Kan(4) Director and Nominee	20,660	*

Kristina M. Leslie(4) Director and Nominee	16,000	*

Christopher D. Myers(5) President, Chief Executive Officer, Director and Nominee	440,052	*

Raymond V. O’Brien III(4) Chairman of the Board and Nominee	28,000	*

Hal W. Oswalt(4) Director and Nominee	26,000	*

David A. Brager Executive Vice President, Sales Division Manager	48,733	*

David F. Farnsworth(6) Executive Vice President, Chief Credit Officer	12,248	*

David C. Harvey(7) Executive Officer, Chief Operations Officer	45,902	*

E. Allen Nicholson(8) Executive Vice President, Chief Financial Officer	26,000	*

Current Directors and Executive Officers as a Group(9) (12 persons)	7,594,554	6.9%

*	Less than 1%.
(1)	Except as otherwise noted below, each person directly or indirectly has sole or shared voting and investment power (as community property and/or with such person’s spouse) with respect to the shares listed.
(2)	The percentage for each of these persons or group is based upon the total number of shares of CVB’s common stock outstanding as of May 3, 2018, which was 110,262,742 plus the shares which the respective individual or group has the right to acquire within sixty (60) days after May 3, 2018, by the exercise of stock options. In computing the percentage of shares beneficially owned by each person or group of persons, any shares which the person (or group) has a right to acquire within sixty (60) days after May 3, 2018 are deemed outstanding for the purpose of computing the percentage of common stock beneficially owned by that person (or group), but are not deemed outstanding for the purpose of computing the percentage of shares beneficially owned by any other person.
(3)	Represents 4,599,439 shares held by the Borba Family Trust, 2,277,000 shares held by the Borba Children’s Trust, of which Mr. Borba is co-trustee (with shared voting and dispositive power) and as to which Mr. Borba disclaims beneficial ownership, except to the extent of his distributable interest in the Borba Children’s Trust; 21,520 shares which Mr. Borba owns outright, of which 288 shares held by Mr. Borba as custodian for minor children.

(4)	Includes 3,000 shares of restricted stock which each of CVB’s directors, other than Mr. Myers, was granted on March 21, 2018, which award is scheduled to vest one year after the grant date.
(5)	Includes 92,716 shares which Mr. Myers may acquire within 60 days after May 3, 2018, by the exercise of stock options.
(6)	Includes 3,000 shares which Mr. Farnsworth may acquire within 60 days after May 3, 2018 by the exercise of stock options.
(7)	Includes 10,000 shares which Mr. Harvey may acquire within 60 days after May 3, 2018, by the exercise of stock options.
(8)	Includes 6,000 shares which Mr. Nicholson may acquire within 60 days after May 3, 2018 by the exercise of stock options.
(9)	Includes 111,716 shares which members of the group may acquire within 60 days after May 3, 2018, by the exercise of stock options.

Principal Shareholders

The following table shows the beneficial ownership of common stock by those persons CVB knows to be the beneficial owners of more than 5% of the outstanding shares of common stock of CVB, based on information those persons have filed with the SEC on Schedule 13G. “Beneficial ownership” is a technical term broadly defined by the SEC to mean more than ownership in the usual sense. So, for example, you beneficially own CVB’s common stock not only if you hold it directly, but also if you indirectly, through a relationship, contract or understanding, have, or share, the power to vote the stock, to sell it or you have the right to acquire it within sixty (60) days of the date selected for reference purposes below.

Name	Address	Common Stock Beneficially Owned
		Number of Shares	Percent of Class(1)
BlackRock, Inc.	55 E. 52nd Street New York, NY 10022	13,116,215(2)	11.9%

The Vanguard Group	100 Vanguard Boulevard Malvern, PA 19355	10,171,886(3)	9.2%

FMR LLC	245 Summer Street Boston, MA 02210	8,236,197(4)	7.5%

Neuberger Berman Group LLC; Neuberger Berman Investment Advisors LLC	605 Third Avenue New York, NY 10158	7,430,556(5)	6.7%

The George Borba Family Trust (“Borba Family Trust”); The Borba Children’s Holding Trust (“Borba Children’s Trust”); George A. Borba, Jr., individually and as co-trustee (with shared voting and dispositive power) of the Borba Family Trust and the Borba Children’s Trust; Linda B. Gourdikian, individually, and as co-trustee (with shared voting and dispositive power) of the Borba Family Trust, the Borba Children’s Trust and the Gourdikian Family Trust; and Dolores A. Borba, as beneficiary of the Borba Family Trust (collectively, the “Borba family group”)	701 N. Haven Avenue, Suite 350 Ontario, CA 91764	6,971,131(6)	6.3%

(1)	The “Percent of Class” calculation in the table was made using (x) the number of shares reported as beneficially owned in the applicable Schedule 13G filing and (y) the number of shares of CVB’s common stock outstanding on May 3, 2018, which was 110,262,742 shares.

(2)	This information is based on a Schedule 13G filed by BlackRock, Inc. on January 19, 2018. BlackRock, Inc. has sole voting power over 12,902,021 shares and sole dispositive power over all 13,116,215 shares. BlackRock, Inc. holds the shares in the ordinary course of business.
(3)	This information is based on a Schedule 13G/A filed by The Vanguard Group on February 8, 2018. The Vanguard Group has sole voting power over 113,847 shares, shared voting power over 12,133 shares, shared dispositive power over 116,899 shares, and sole dispositive power over 10,054,987 shares. The Vanguard Group holds the shares in the ordinary course of business.
(4)	This information is based on a Schedule 13G filed by FMR LLC (Fidelity Management and Research) on February 13, 2018. FMR LLC has sole voting power over 93,063 shares and sole dispositive power over all 8,236,197 shares. FMR LLC holds the shares in the ordinary course of business.
(5)	This information is based on a Schedule 13G/A filed by Neuberger Berman Group LLC on February 15, 2018. Neuberger Berman Group LLC has shared voting power over 7,388,631 shares and shared dispositive power over all 7,430,556 shares. Neuberger Berman Group LLC holds the shares in the ordinary course of business.
(6)	This information is based on a Schedule 13G/A filed by the Borba family group on February 8, 2018 and includes the following items: (i) 4,599,439 shares owned by the Borba Family Trust; (ii) 2,277,000 shares owned by the Borba Children’s Trust; (iii) 18,520 shares owned by George A. Borba, Jr. individually (which total includes 288 shares held by Mr. Borba as custodian for minor children); (iv) 28,547 shares owned by Mr. Borba’s sister, Linda B. Gourdikian, individually; and (v) 47,625 shares owned by the Gourdikian Family Trust. In computing the percentage of shares beneficially owned, any shares which Mr. Borba, Ms. Gourdikian, the Borba Family Trust or the Borba Children’s Trust has a right to acquire within sixty (60) days after May 3, 2018 are deemed outstanding for the purpose of computing the percentage of common stock beneficially owned by the Borba family group, but are not deemed outstanding for the purpose of computing percentages of shares beneficially owned by the other shareholders in this table. Mr. Borba and Ms. Gourdikian have disclaimed beneficial ownership of the shares held by each other, the Borba Family Trust and the Borba Children’s Trust, except to the extent of their respective distributable interests in the Borba Children’s Trust.

BENEFICIAL OWNERSHIP OF COMMUNITY COMMON STOCK

The following tables set forth certain information as of May 3, 2018, the record date for Community’s special meeting, concerning the beneficial ownership of Community’s outstanding common stock by Community’s directors, executive officers and greater than five percent (5%) shareholders. The information has been obtained from Community, or from information furnished directly by the individual or entity named below to Community. As of the record date, there were 3,134,094.4 shares of Community common stock issued and outstanding.

Except as otherwise indicated, each person has sole voting and investment power with respect to the shares of Community common stock they beneficially own (or, where applicable, shared power with such individual’s spouse with respect to shares owned as community property). Due to the joint ownership of some of the shares and the common control of some of the entities and trusts reported below, certain shares of Community common stock are listed under more than one beneficial owner. Each of the individuals and entities named below disclaims beneficial ownership except to the extent of their pecuniary interest, if any, therein, and the inclusion of shares of Community common stock in the tables below shall not be deemed an admission of beneficial ownership of all the reported shares for any purpose.

Directors and Executive Officers

The following table sets forth the number and percentage of shares of Community common stock beneficially owned, as of the record date, by: (i) each of Community’s directors; (ii) each of Community’s named executive officers; and (iii) all directors and executive officers of Community as a group. Beneficial ownership amounts do not include unvested Community restricted stock units that, at the effective time of the merger, will automatically accelerate and vest in full, as set forth in “Interests of Community Directors and Executive Officers in the Merger—Community Restricted Stock Units” beginning on page 95.

Name of Beneficial Owners(1)	Position	Shares of Common Stock Beneficially Owned		Percent of Class
Thomas C. Baker	Chief Operating Officer	0		*
Alan Buckle	President and Chief Banking Officer	0		*
Charles E. Cook	Director	95,184.24	(2)	3.04%
Matthew Denmark	Director	296,008.83	(3)	9.44%
Kyle R. Jones	Director	386.00		*
Lyle R. Knight	Director	0		*
Robert J. Kushner	Director	0		*
Marshall V. Laitsch	Chairman of the Board	0		*
Charles D. McCluer	Director	248,859.28	(4)	7.94%
David R. Misch	Chief Executive Officer and Director	5,829.00		*
Paul F. Rodeno	Chief Credit and Risk Officer	0		*
J. Duncan Smith	Chief Financial Officer	0		*
Craig H. Stewart	Director	491,528.74	(5)	15.68%
Kristen D. Stovesand	Director	0		*
All Directors and Executive Officers as a Group (14 in number)		1,137,796.09		36.30%

*	Less than 1%.
(1)	The address for each director and executive officer of Community is c/o Community Bank, 460 Sierra Madre Villa Avenue, Pasadena, California 91107.
(2)	Represents shares held in a trust with respect to which Mr. Cook shares voting and investment power with his spouse, as co-trustees.
(3)	Represents shares held in the Jennifer & Matthew Denmark Revocable Trust with respect to which Mr. Denmark shares voting and investment power with his spouse, Jennifer Denmark, as co-trustees.
(4)	Includes: (i) 174,475.26 shares held by DJM Family LLC with respect to which Mr. McCluer shares voting and investment power with his child, Sunny McCluer, as managers, and (ii) 74,384.02 shares held in trusts with respect to which Mr. McCluer has sole voting and investment power, as trustee.
(5)	In addition to 19,246 shares owned individually by Mr. Stewart, includes: (i) 348,950.52 shares held by Stewart

Capital Associates, LP, a family limited partnership, of which the general partner is Stewart Capital Associates, LLC with the Craig H. Stewart Revocable Trust (“Stewart Trust”) and the Paul and Katherine Johnson Revocable Trust (“Johnson Trust”) as members. Mr. Stewart, as trustee of the Stewart Trust, shares voting and investment power with respect to these shares with Katherine S. Johnson and Paul C. Johnson, as co-trustees of the Johnson Trust. (ii) 75,358.07 shares held by El Sol Associates, LP of which the general partner is El Sol General, LLC with the Stewart Trust and the Johnson Trust as members. Mr. Stewart, as trustee of the Stewart Trust, shares voting and investment power with respect to these shares with Ms. Johnson and Mr. Johnson, as co-trustees of the Johnson Trust. (iii) 12,221.29 shares and 12,221.29 shares held in trusts of which Stewart Legacy, LLC is trustee with Mr. Stewart, Ms. Johnson and Mr. Johnson sharing voting and investment power, as managers. (iv) 10,475.39 shares, 6,549 shares and 6,507.18 shares held in trusts with respect to which Mr. Stewart and Ms. Johnson share voting and investment power, as co-trustees.

Principal Shareholders

The following table sets forth the number and percentage of shares of Community common stock beneficially owned, as of the record date, by each person, other than directors Matthew Denmark, Charles D. McCluer and Craig H. Stewart (for whom information is provided above), who is known to Community to be the beneficial owner of more than five percent (5%) of Community common stock.

Name and Address of Beneficial Owner	Amount of Beneficial Ownership		Percent of Class
TruCook Enterprises, LLC / Rodney C. Hill Cook Partners High Desert LLC KCBC Enterprises LLC 100 West Liberty Street, 10th Floor, Reno, NV 89501-1962	529,849.80	(1)	16.91	%(1)

Katherine S. Johnson Paul C. Johnson Stewart Capital Associates, LP Stewart Capital Associates, LLC Paul and Katherine Johnson Revocable Trust Craig H. Stewart Revocable Trust P.O. Box 94303, Pasadena, CA 91109	491,528.74	(2)	15.68	%(2)

Jennifer Denmark Jennifer & Matthew Denmark Revocable Trust(3) 2007 CB Irrevocable Trust FBO JLZ 601 S. Tenth Street, #204, Las Vegas, NV 89101	453,112.18	(3)	14.46	%(3)

Amy E. Jones 2007 CB Irrevocable Trust FBO AEJ P.O. Box 2334, Rancho Santa Fe, CA 92067	453,110.18	(4)	14.46	%(4)

Janet McCluer Hilliard JBH Family Limited Partnership 11035 Lavender Hill Drive, Suite 160-396, Las Vegas, NV 89135	248,859.28	(5)	7.94	%(5)

Randolph B. Stockwell Corona Del Mar Associates LLC 100 West Liberty Street, 10th Floor, Reno, NV 89501-1962	224,104.40	(6)	7.15	%(6)

DJM Family LLC / Sunny McCluer c/o Gerety and Associates, CPAs 6817 S. Eastern Avenue, Suite 101, Las Vegas, NV 89119-4684	174,475.26	(7)	5.57%

(1)

Includes the following shares with respect to which Mr. Hill, as President of TruCook Enterprises, LLC (“TruCook”), has sole voting and investment power: (i) 348,950.52 shares, or 11.13% of shares outstanding, held by Cook Partners High Desert LLC of which TruCook is manager, (ii) 174,350.28 shares, or 5.56% of shares outstanding, held by KCBC Enterprises LLC of which TruCook is manager, and (iii) 6,549 shares held in a trust of which TruCook is trustee.
(2)	In addition to 19,246 shares owned individually by Ms. Johnson, includes: (i) 348,950.52 shares, or 11.13% of shares outstanding, held by Stewart Capital Associates, LP, a family limited partnership, of which the general partner is Stewart Capital Associates, LLC with the Paul and Katherine Johnson Revocable Trust (“Johnson Trust”) and the Craig H. Stewart Revocable Trust (“Stewart Trust”) as members. Ms. Johnson and Mr. Johnson, as co-trustees of the Johnson Trust, share voting and investment power with respect to these shares with Craig H. Stewart, as trustee of the Stewart Trust. (ii) 75,358.07 shares held by El Sol Associates, LP of which the general partner is El Sol General, LLC with the Johnson Trust and the Stewart Trust as members. Ms. Johnson and Mr. Johnson, as co-trustees of the Johnson Trust share voting and investment power with respect to these shares with Mr. Stewart, as trustee of the Stewart Trust. (iii) 12,221.29 shares and 12,221.29 shares held in trusts of which Stewart Legacy, LLC is trustee with Ms. Johnson, Mr. Johnson and Mr. Stewart sharing voting and investment power, as managers. (iv) 10,475.39 shares, 6,549 shares and 6,507.18 shares held in trusts with respect to which Ms. Johnson and Mr. Stewart share voting and investment power, as co-trustees.
(3)	Includes 296,008.83 shares, or 9.44% of shares outstanding, held in the Jennifer & Matthew Denmark Revocable Trust with respect to which Ms. Denmark shares voting and investment power with her spouse, Matthew Denmark, as co trustees. The address of the Jennifer & Matthew Denmark Revocable Trust is P.O. Box 1061, Brentwood, TN 37024. Also includes 157,103.35 shares, or 5.01% of shares outstanding, held in the 2007 CB Irrevocable Trust FBO JLZ with respect to which Ms. Denmark has sole voting and investment power, as trustee.
(4)	Includes the following shares with respect to which Ms. Jones has sole voting and investment power: (i) 295,623.83 shares, or 9.43% of shares outstanding, owned individually and (ii) 157,100.35 shares, or 5.01% of shares outstanding, held in the 2007 CB Irrevocable Trust FBO AEJ of which Ms. Jones is trustee. Also includes, 386 shares held by Kyle R. Jones, Ms. Jones’ spouse, with respect to which Ms. Jones has a community property interest.
(5)	Includes the following shares with respect to which Ms. Hilliard has sole voting and investment power: (i) 174,475.26 shares, or 5.57% of shares outstanding, held by JBH Family Limited Partnership of which Ms. Hilliard is general partner and (ii) 74,384.02 shares held in trusts of which Ms. Hilliard is trustee.
(6)	Includes the following shares with respect to which Mr. Stockwell has sole voting and investment power: (i) 174,350.28 shares, or 5.56% of shares outstanding, held by Corona Del Mar Associates LLC of which Mr. Stockwell is managing member and (ii) 49,754.12 shares held in a trust of which Mr. Stockwell is trustee.
(7)	Represents shares held by DJM Family LLC with respect to which Charles D. McCluer shares voting and investment power with his child, Sunny McCluer, as managers.

LEGAL MATTERS

The validity of the CVB common stock to be issued in connection with the merger will be passed upon for CVB by Morrison & Foerster LLP, counsel to CVB.

Morrison & Foerster LLP and Manatt, Phelps & Phillips, LLP will provide opinions regarding certain U.S. federal income tax consequences of the merger for CVB and Community, respectively, at the closing of the merger.

EXPERTS

The consolidated financial statements of CVB as of December 31, 2017 and 2016, and for each of the years in the three-year period ended December 31, 2017, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2017 have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

The consolidated financial statements of Community Bank as of December 31, 2017 and 2016, and for each of the years in the three-year period ended December 31, 2017, have been included in this joint proxy statement/prospectus in reliance on the report of RSM US LLP, an independent auditor, included herein, and upon the authority of said firm as experts in auditing and accounting.

OTHER MATTERS

Each of CVB’s and Community’s bylaws provide that no matters may be brought before a special shareholders’ meeting other than as set forth in the notice to shareholders of the special shareholders’ meeting. Consequently, no matters will be presented for consideration at the CVB meeting or the Community meeting other than as described in this joint proxy statement/prospectus.

SHAREHOLDER PROPOSALS FOR NEXT YEAR

CVB Financial Corp.

If the merger is completed, Community shareholders will become shareholders of CVB. To submit a proposal for consideration at CVB’s 2019 annual meeting of shareholders, CVB shareholders may do so by following the procedures prescribed in the Exchange Act and in CVB’s bylaws. To be eligible for inclusion in CVB’s proxy statement and proxy materials for the 2019 annual meeting of CVB shareholders, CVB’s corporate secretary must receive the proposal no later than December 7, 2018 at the following address: CVB Financial Corp., 701 North Haven Avenue, Ontario, California 91764, Attention: Corporate Secretary.

For any proposal that is not submitted for inclusion in next year’s proxy statement (as described in the preceding paragraph), but is instead sought to be presented directly at next year’s annual meeting, SEC rules permit management to vote proxies in its discretion if CVB (a) receives notice of the proposal before the close of business on February 20, 2019 and advises shareholders in next year’s proxy statement about the nature of the matter and how management intends to vote on the matter, or (b) does not receive notice of the proposal prior to the close of business on February 20, 2019.

Notices of intention to present proposals at the 2019 annual meeting of CVB shareholders should be addressed to CVB’s Corporate Secretary, CVB Financial Corp., 701 North Haven Avenue, Ontario, California 91764, and must comply with the provisions of CVB’s bylaws. CVB reserves the right to reject, rule out of order, or take other appropriate action with respect to any proposal that does not comply with these and other requirements.

Community Bank

If the Merger is consummated, there will be no annual meeting of Community shareholders for 2018. If the merger is not consummated, then Community will hold an annual meeting as soon as practicable and any shareholder proposals intended to be presented at the annual meeting must follow the procedures prescribed in Community’s bylaws.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows CVB to incorporate certain information into this joint proxy statement/prospectus by reference to other information that has been filed with the SEC. The information incorporated by reference is deemed to be part of this joint proxy statement/prospectus, except for any information that is superseded by information in this joint proxy statement/prospectus. The documents that are incorporated by reference contain important information about the companies and you should read this joint proxy statement/prospectus together with any other documents incorporated by reference in this joint proxy statement/prospectus.

This joint proxy statement/prospectus incorporates by reference the following documents that have previously been filed with the SEC by CVB:

•	Annual Report on Form 10-K for the year ended December 31, 2017 filed on March 1, 2018;

•	Proxy Statement for the CVB 2018 Annual Meeting filed on April 4, 2018;

•	Current Reports on Form 8-K filed on February 27, 2018, March 6, 2018 (except for information furnished under Items 7.01 and 9.01), and April 19, 2018 (except for information furnished under Items 2.02 and 9.01); and

•	The description of CVB common stock contained in the Registration Statement on Form 8-A, dated June 11, 2001, which registers its common stock under Section 12 of the Securities Exchange Act of 1934, together with any amendments or reports filed with the SEC for the purpose of updating the description.

In addition, CVB is incorporating by reference any documents it may file under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this joint proxy statement/prospectus and prior to the date of the special meeting of Community shareholders; provided, however, that CVB is not incorporating by reference any information furnished (but not filed), except as otherwise specified herein.

CVB files annual, quarterly and special reports, proxy statements and other business and financial information with the SEC. You may obtain the information incorporated by reference and any other materials CVB files with the SEC without charge by following the instructions in the section entitled “Where You Can Find Additional Information.”

None of CVB, Citizens and Community has authorized anyone to give any information or make any representation about the merger or the respective companies that is different from, or in addition to, that contained in this joint proxy statement/prospectus or in any of the materials that have been incorporated into this joint proxy statement/prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this proxy statement/prospectus or the solicitation of proxies are unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this joint proxy statement/prospectus does not extend to you. The information contained in this joint proxy statement/prospectus speaks only as of the date of this joint proxy statement/prospectus unless the information specifically indicates that another date applies.

COMMUNITY BANK CONSOLIDATED FINANCIAL STATEMENTS

RSM US LP

Independent Auditor’s Report

To the Shareholders and Board of Directors

Community Bank

Pasadena, California

Report on the Financial Statements

We have audited the accompanying consolidated financial statements of Community Bank and its subsidiaries (the Bank), which comprise the consolidated statements of financial condition as of December 31, 2017 and 2016, the related consolidated statements of operations, comprehensive income, changes in shareholders’ equity, and cash flows for each of the three years in the period ended December 31, 2017, and the related notes to the consolidated financial statements (collectively, the financial statements).

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Bank as of December 31, 2017 and 2016, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2017, in accordance with accounting principles generally accepted in the United States of America.

Other Matter

We have also audited, in accordance with auditing standards generally accepted in the United States of America, the Bank’s internal control over financial reporting as of December 31, 2017, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission in 2013, and our report, dated February 28, 2018, expressed an unqualified opinion on the effectiveness of the Bank’s internal control over financial reporting.

Los Angeles, California

February 28, 2018

THE POWER OF BEING UNDERSTOOD

AUDIT | TAX | CONSULTING

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

(IN THOUSANDS, EXCEPT SHARE DATA) AS OF DECEMBER 31,	2017	2016
ASSETS
Cash and due from banks	$32,006	$32,664
Interest bearing bank balances	12,292	14,888

Total cash and cash equivalents	44,298	47,552
Investment securities, available for sale, at fair value	837,415	913,781
Loans and leases, net of allowance for loan losses of $ 35,346 and $35,166, as of December 31, 2017 and 2016, respectively	2,704,513	2,459,341
Premises and equipment, net	9,401	11,364
Goodwill	1,435	1,435
Other real estate owned, net	825	3,000
Bank owned life insurance	69,863	68,315
Accrued interest receivable	11,749	10,307
Federal Home Loan Bank stock, at cost	17,250	17,250
Deferred income taxes, net	15,355	24,014
Other assets	35,294	28,600

Total assets	$3,747,398	$3,584,959

LIABILITIES
Deposits:
Non-interest bearing	$1,177,453	$1,047,221
Interest bearing	1,682,761	1,634,773

Total deposits	2,860,214	2,681,994
Short-term borrowings	197,500	228,000
Long-term FHLB advances	305,000	315,000
Accrued interest payable and other liabilities	32,274	32,256

Total liabilities	3,394,988	3,257,250

Commitments and contingencies (Note 7)	—	—

SHAREHOLDERS’ EQUITY
Common stock, no par value, 30,000,000 shares authorized and 3,134,095 and 3,128,266 issued and outstanding at December 31, 2017 and 2016, respectively	3,134	3,128
Additional paid-in-capital	9,773	8,223
Retained earnings	344,351	323,036
Accumulated other comprehensive loss, net of tax	(4,848)	(6,678)

Total shareholders’ equity	352,410	327,709

Total liabilities and shareholders’ equity	$3,747,398	$3,584,959

See accompanying notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF OPERATIONS

(DOLLARS IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA) YEARS ENDED DECEMBER 31,	2017	2016	2015
INTEREST INCOME
Loans	$114,938	$106,463	$98,969
Investment securities:
Taxable	16,805	16,711	20,580
Tax exempt	2,702	2,839	2,494
FHLB dividends	1,335	2,277	3,372
Interest bearing bank balances	298	94	53

Total interest income	136,078	128,384	125,468

INTEREST EXPENSE
Deposits	9,824	7,723	7,353
Short-term borrowings	2,176	1,378	584
Long-term FHLB advances	4,840	4,256	6,192

Total interest expense	16,840	13,357	14,129

Net interest income	119,238	115,027	111,339

(Release of) provision for loan losses	(4,496)	6,948	—

Net interest income after provision for loan losses	123,734	108,079	111,339

NON-INTEREST INCOME
Service charges on deposits	4,081	3,838	4,084
Fees and commissions	1,896	2,234	2,166
Bank owned life insurance	1,519	1,576	1,539
Swap fee income	494	—	—
Other non-interest income	588	275	292
Net gain (loss) on sale of premises and equipment	484	(93)	(50)
Net gain on sale of OREO	3	1,795	—
Net gain on sale of securities	145	83	5,302
Net gain on sales of loans	168	3,599	4,368

Total non-interest income	9,378	13,307	17,701

NON-INTEREST EXPENSE
Salaries and employee benefits	59,616	56,789	51,987
Deferral of loan origination costs	(5,873)	(2,955)	(1,766)
Occupancy expense	6,808	6,919	6,888
Professional Services	4,975	3,114	1,612
Data processing expense	3,401	3,489	3,110
FDIC insurance expense	1,241	1,724	2,091
Debt termination expense	—	—	11,414
Net OREO (income) expense	106	388	(80)
Other non-interest expense	8,613	8,860	8,968

Total non-interest expense	78,887	78,328	84,224

Income before taxes	54,225	43,058	44,816
Income tax expense	27,501	16,235	17,051

Net income	$26,724	$26,823	$27,765

EARNINGS PER SHARE
Basic	$8.53	$8.57	$8.88
Diluted	$8.52	$8.57	$8.88
WEIGHTED AVERAGE SHARES OUTSTANDING
Basic	3,133,472	3,128,266	3,128,266
Diluted	3,136,431	3,128,350	3,128,266

See accompanying notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

(IN THOUSANDS) YEARS ENDED DECEMBER 31,	2017	2016	2015
Net income	$26,724	$26,823	$27,765
Other comprehensive income (loss):
Reclassification of realized gain on investment securities – AFS sold during the period, net of tax of $61, $35 and $2,229 for the years ended December 31, 2017, 2016 and 2015, respectively	(84)	(48)	(3,073)
Change in net unrealized holding gain(loss) on investment securities – AFS arising during the period, net of tax (benefit) of $2,013, $(2,819) and $(3,451) for the years ended December 31, 2017, 2016 and 2015, respectively	2,773	(3,885)	(4,756)

Total other comprehensive income (loss)	2,689	(3,933)	(7,829)

Comprehensive income	$29,413	$22,890	$19,936

See accompanying notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY

(IN THOUSANDS EXCEPT SHARES AND PER SHARE DATA)	COMMON STOCK SHARES	COMMON STOCK	ADDITIONAL PAID IN CAPITAL	RETAINED EARNINGS	ACCUMULATED OTHER COMPREHENSIVE INCOME (LOSS), NET OF TAX	TOTAL
Balance, December 31, 2014	3,128,266	$3,128	$8,113	$280,272	$5,084	$296,597

Dividends declared – common ($ 1.80 per share)	—	—	—	(5,631)	—	(5,631)
Net income	—	—	—	27,765	—	27,765
Other comprehensive loss	—	—	—	—	(7,829)	(7,829)

Balance, December 31, 2015	3,128,266	3,128	8,113	302,406	(2,745)	310,902

Dividends declared – common ($ 1.98 per share)	—	—	—	(6,193)	—	(6,193)
Stock based compensation	—	—	110	—	—	110
Net Income	—	—	—	26,823	—	26,823
Other comprehensive loss	—	—	—	—	(3,933)	(3,933)

Balance, December 31, 2016	3,128,266	3,128	8,223	323,036	(6,678)	327,709

Dividends declared – common ($ 2.00 per share)	—	—	—	(6,268)	—	(6,268)
Grant of common stock	5,829	6	789	—	—	795
Stock based compensation	—	—	761	—	—	761
Net income	—	—	—	26,724	—	26,724
Reclassification due to adoption of ASU 2018-02 *	—	—	—	859	(859)	—
Other comprehensive income	—	—	—	—	2,689	2,689

Balance, December 31, 2017	3,134,095	$3,134	$9,773	$344,351	$(4,848)	$352,410

*	See Note 1.T.1. regarding the reclassification

See accompanying notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(IN THOUSANDS) YEARS ENDED DECEMBER 31,	2017	2016	2015
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$26,724	$26,823	$27,765
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Net amortization of premiums on investment securities	3,881	4,377	4,734
(Release of) provision for loan losses	(4,496)	6,948	—
Depreciation and amortization	2,155	2,015	2,127
Amortization of deferred loan (fees)/costs, net	430	(13)	625
Amortization of affordable housing investment	1,615	1,075	492
Net (gain) loss on sale of loans	(144)	(3,599)	(4,368)
Originations of loans held for sale	(2,939)	(33,289)	(47,329)
Proceeds from sale of loans held for sale	3,083	45,079	54,856
Net (gain) loss on sale of real estate owned including write-down	(3)	(1,702)	—
Net (gain) loss on sale of investment securities	(145)	(83)	(5,302)
Net (gain) loss on disposal of premises and equipment	(484)	93	—
Net (increase) decrease in prepaid expenses	639	133	(161)
Net (increase) decrease in accrued interest receivable	(1,442)	(729)	(77)
Net increase (decrease) in accrued interest payable	19	275	(275)
Net increase (decrease) in accrued expenses	(1,590)	(390)	879
Net (increase) decrease in deferred tax asset	927	1,012	687
Net (increase) decrease in other assets	242	(3,438)	(1,326)
Impact from change in Federal tax rate	6,771	—	—
Lease amortization of step up provisions	(307)	(129)	670
Net increase in cash surrender value of bank owned insurance policies	(1,547)	(1,576)	(1,539)
Net increase (decrease) in other liabilities	1,599	(179)	83

Net cash provided by operating activities	34,988	42,703	32,541

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of investment securities – AFS	(85,799)	(116,884)	(150,675)
Proceeds from the maturity of investment securities – AFS	150,484	147,652	157,821
Proceeds from the sale of investment securities – AFS	12,587	1,760	177,896
Net (increase) decrease in loans	(243,020)	(82,868)	(153,501)
Purchase of bank owned life insurance	—	—	(15,000)
Increase in bank owned life insurance from loan payoff	—	(1,443)	—
Purchase of affordable housing investment	(681)	(1,564)	(360)
Purchase of FHLB stock	(2,379)	(2,595)	(2,467)
Purchase of premises and equipment, net	(526)	(1,977)	(1,440)
Purchase of CRA investments	(8,500)	—	—
Investment in real estate owned	—	—	(44)
Proceeds from FHLB stock redemption	2,379	2,595	15,791
Proceeds from sale of premises and equipment	1,203	5	6
Proceeds from sale of real estate owned	3,003	6,791	—

Net cash provided by (used in) investment activities	(171,249)	(48,528)	28,027

See accompanying notes to consolidated financial statements.

(continued)

CONSOLIDATED STATEMENTS OF CASH FLOWS (Continued)

(IN THOUSANDS) YEARS ENDED DECEMBER 31,	2017	2016	2015
CASH FLOWS FROM FINANCING ACTIVITIES
Net increase (decrease) in non-interest bearing deposits	$130,231	$130,468	$34,152
Net increase (decrease) in interest bearing deposits	47,988	(37,915)	(41,501)
Net increase (decrease) in short-term borrowings	(30,500)	(232,000)	72,500
Proceeds (repayment) of long-term borrowings	(10,000)	150,000	(118,000)
Issuance of restricted stock units	761	110	—
Issuance of common stock	795	—	—
Dividends paid	(6,268)	(6,193)	(5,631)

Net cash provided by (used in) financing activities	133,007	4,470	(58,480)

Net increase (decrease) in cash and cash equivalents	(3,254)	(1,355)	2,088
Cash and cash equivalents, beginning of year	47,552	48,907	46,819

Cash and cash equivalents, end of year	$44,298	$47,552	$48,907

SUPPLEMENTAL CASH FLOW DISCLOSURES
Interest paid	16,821	13,082	14,404
Income taxes paid	17,985	18,095	15,719
Transfers of loans to other real estate owned	825	—	3,049
Reclassification of other real estate owned to other assets – SBA guarantee receivable	695	—	59

See accompanying notes to consolidated financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The accounting and reporting policies of Community Bank (the “Bank”) and its subsidiaries conform with accounting principles generally accepted in the United States of America. The following is a summary of the Bank’s significant accounting policies.

A. Nature of Operations

The Bank is a California state-chartered bank headquartered in Pasadena, California, providing commercial banking services to customers primarily in Southern California through 16 branch offices. The Bank offers commercial and retail banking services to businesses, professionals and retail customers located in Los Angeles, Orange, San Bernardino and Riverside counties.

B. Principles of Consolidation

The accompanying consolidated financial statements include the accounts of the Bank and its wholly owned subsidiaries. All significant intercompany transactions and accounts have been eliminated in consolidation.

C. Use of Estimates in Preparation of Financial Statements

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America (GAAP) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. The most significant estimates for the Bank relates to the determination of the allowance for loan losses and fair value determinations for investment securities. Actual results could differ from those estimates.

D. Investment Securities

Securities classified as available-for-sale are those debt securities that the Bank intends to hold for an indefinite period of time, but not necessarily to maturity. Any decision to sell a security classified as available-for-sale would be based upon various factors, including significant movements in interest rates, changes in the maturity mix of the Bank’s assets and liabilities, liquidity needs, regulatory capital considerations, credit deterioration, and other similar factors.

Securities held as “Available for Sale” are carried at fair value. The amortization of premiums and accretion of discounts, computed by the interest method over the contractual lives of the related securities, are recognized in interest income. Net aggregate unrealized gains or losses are included in other comprehensive income as a separate component of shareholders’ equity, net of taxes, as applicable. Gains and losses on sales of securities are recorded as the difference between the net sales proceeds and the adjusted cost using the specific identification method, and are included in the consolidated statements of operations. The Bank does not maintain a trading portfolio.

Management evaluates securities for other-than-temporary impairment (OTTI) at least quarterly, and more frequently when economic or market conditions warrant such evaluation. Declines in the fair value of individual securities below their cost that are other than temporary result in write-downs of the individual securities and are included in earnings as realized losses. In estimating OTTI losses, management considers (1) the length of time and the extent to which the fair value has been less than cost, (2) the financial condition and near-term prospects of the issuer, including an evaluation of credit ratings, (3) the impact of changes in market interest rates, and (4) the intent and ability of the Bank to retain its investment in the issuer for a period of time sufficient to allow for any anticipated recovery in fair value.

If the Bank intends to sell an impaired security, it records an other-than-temporary loss in an amount equal to the entire difference between the fair value and amortized cost. If a security is determined to be other than temporarily impaired, but the Bank does not intend to sell the security, only the credit portion of the estimated loss is recognized in earnings, with the other portion of the loss recognized in other comprehensive income.

E. Loans and Interest and Fees on Loans

The Bank extends commercial, Small Business Administration, commercial real estate, construction and consumer loans to business principals and entrepreneurs, to small and medium-sized businesses, to non-profit organizations, to the professional community, including attorneys, certified public accountants, financial advisors, healthcare providers, and to investors. Loans that the Bank has the ability and intent to hold until maturity are stated at the their outstanding unpaid principal balances net of charge offs, net of deferred loan fees and costs on originated loans, and further reduced by the valuation allowance for loan losses. Nonrefundable loan fees and direct costs associated with the origination of loans are deferred and recognized in interest income over the loan term using the level yield method. Further, discounts or premiums on acquired loans are accreted or amortized to interest income using the level yield method.

Interest on loans is accrued daily and credited to income based on the principal amount outstanding. Interest is calculated using the terms of the loan according to the contractual note agreements.

1. Nonaccrual loans: For all loan types, when a borrower discontinues making payments as contractually required by the note, the Bank must determine whether it is appropriate to continue to accrue interest. Generally, the Bank places loans in a nonaccrual status and the accrual of interest on loans is discontinued when the loan has become delinquent by more than 90 days or when management determines that the full repayment of principal and collection of interest is unlikely. The Bank may decide to continue to accrue interest on certain loans more than 90 days delinquent, if the loan is well secured by collateral and in the process of collection.

When a loan is placed on nonaccrual status or has been charged-off, all interest income that has been accrued but not yet collected is reversed against interest income. Subsequent payments received from the customer are applied to principal and no further interest income is recognized until the principal has been paid in full or until circumstances have changed such that payments are again consistently received as contractually required.

2. Impaired loans: A loan is identified as impaired when it is probable that interest and principal will not be collected according to the contractual terms of the original loan agreement. Generally, these loans are rated substandard or worse. Most impaired loans are classified as nonaccrual. However, there are some loans that are designated impaired due to doubt regarding collectability according to contractual terms, but are both fully secured by collateral and are current in their interest and principal payments. These impaired loans that are not classified as nonaccrual continue to pay as agreed. Impaired loans are measured for allowance requirements based on the present value of expected future cash flows discounted at the loan’s effective interest rate or, as a practical expedient, at the loan’s observable market price or the fair value of the collateral if the loan is collateral dependent. The amount of an impairment allowance, if any, and any subsequent changes are charged against the allowance for loan loss. Factors that contribute to a performing loan being classified as impaired include payment status, collateral value, probability of collecting scheduled payments, delinquent taxes, and debts to other lenders that cannot be serviced out of existing cash flow.

3. Troubled debt restructurings: A loan is classified as a troubled debt restructuring (TDR) when a borrower experiences financial difficulties that lead to a restructuring of the loan, and the Bank grants concessions to the borrower in the restructuring that it would not otherwise consider. The loan terms which have been modified or restructured due to a borrower’s financial difficulty may include a reduction in the stated interest rate, an extension of the maturity at an interest rate below current market interest rates, a reduction in the face amount of the debt (principal forgiveness), a reduction in the accrued interest, or re-aging, extensions, deferrals, renewals, rewrites and other actions intended to minimize potential losses.

Troubled debt restructurings are considered impaired loans and are evaluated for impairment, with the appropriate allowance for loan loss.

In determining whether a debtor is experiencing financial difficulties, the Bank considers if the debtor is in payment default or would be in payment default in the foreseeable future without the modification, the debtor declared or is in the process of declaring bankruptcy, there is substantial doubt that the debtor will continue as a going concern, the debtor’s entity-specific projected cash flows will not be sufficient to service its debt, or the debtor cannot obtain funds from sources other than the existing creditors at a market rate for debt with similar risk characteristics.

In determining whether the Bank would grant a concession, the Bank assesses, if it does not expect to collect all amounts due, whether the current value of the collateral will satisfy the amounts owed, whether additional collateral or guarantees from the debtor will serve as adequate compensation for other terms of the restructuring, and whether the debtor otherwise has access to funds at a market rate for debt with similar risk characteristics. Typical concessions include reductions to the stated interest rate, payment extensions, principal forgiveness and other actions.

A loan that is modified at a market rate of interest will not be classified as a troubled debt restructuring in the calendar year subsequent to the restructuring if it is in compliance with the modified terms and the expectation exists for continued performance going forward. Payment performance prior and subsequent to the restructuring is taken into account in assessing whether it is likely that the borrower can meet the new terms. This may result in the loan being returned to accrual at the time of restructuring, however the Bank generally requires a period of sustained repayment for at least six months for return to accrual status.

F. Loans Held for Sale and Servicing Assets

Loans held for sale are loans originated by the Bank and include the principal amount outstanding net of unearned income and the loans are carried at the lower of cost or fair value on an aggregate basis. A decline in the aggregate fair value of the loans below their aggregate carrying amount is recognized through a charge to earnings in the period of such decline. Unearned income on these loans is taken into earnings when they are sold. At December 31, 2017 and 2016, the Bank had no loans classified as held for sale.

Gains or losses resulting from sales of loans are recognized at the date of settlement and are based on the difference between the cash received and the carrying value of the related loans less transaction costs. A transfer of financial assets in which control is surrendered is accounted for as a sale to the extent that consideration other than beneficial interests in the transferred assets is received in the exchange. Assets, liabilities, derivative financial instruments, or other retained interests issued or obtained through the sale of financial assets are measured at estimated fair value, if practicable.

The most common retained interest related to loan sales is a servicing asset. Servicing assets are amortized in proportion to and over the period of the estimated future net servicing income. The amortization of the servicing asset and the servicing income are included in non-interest income. The fair value of the servicing assets is estimated by discounting the future cash flows using market-based discount rates and prepayment speeds. The Bank’s servicing asset is evaluated regularly for impairment. The servicing asset is stratified based on the original term to maturity and the year of origination of the underlying loans for purposes of measuring impairment. If the fair value of the servicing asset is less than the amortized carrying value, the asset is considered to be impaired and an impairment charge will be taken against earnings. The servicing asset is included in other assets on the consolidated balance sheets.

G. Allowance for Loan Losses

The allowance for loan losses (“Allowance”) is established by a provision for or release of loan losses that are recorded in the income statement. This allowance is increased by charges to expense and decreased by charge-offs

(net of recoveries). Loan charge-offs are charged against the Allowance when management believes the collectability of loan principal becomes unlikely. Subsequent recoveries, if any, are credited to the Allowance.

The Allowance is an amount that management believes will be adequate to absorb estimated charge-offs related to specifically identified loans, as well as probable loan charge-offs inherent in the balance of the loan portfolio, based on an evaluation of the collectability of existing loans and prior loss experience. Management carefully monitors changing economic conditions, the concentrations of loan categories and collateral, the financial condition of the borrowers, the history of the loan portfolio, as well as historical peer group loan loss data to determine the adequacy of the Allowance. The Allowance is based upon estimates, and actual charge-offs may vary from the estimates. No assurance can be given that adverse future economic conditions will not lead to delinquent loans, increases in the provision for loan losses and/or charge-offs. These evaluations are inherently subjective, as they require estimates that are susceptible to significant revisions as conditions change. In addition, regulatory agencies, as an integral part of their examination process, may require additions to the Allowance based on their judgment about information available at the time of their examinations. Management believes that the Allowance as of December 31, 2017 is adequate to absorb known and probable losses inherent in the loan portfolio.

The Allowance consists of specific and general components. The specific component relates to loans that are categorized as impaired. For loans that are categorized as impaired, a specific allowance is established when the realizable value of the impaired loan is lower than the recorded investment of that loan. The general component covers non-impaired loans and is based on the type of loan and historical charge-off experience adjusted for qualitative factors.

While the general allowance covers all non-impaired loans and is based on historical loss experience adjusted for the various qualitative factors as discussed in Note 4 — Loans, the change in the Allowance from one reporting period to the next may not directly correlate to the rate of change of nonperforming loans for the following reasons:

•	A loan moving from the impaired performing status to an impaired non-performing status does not mandate an automatic increase in allowance. The individual loan is evaluated for a specific allowance requirement when the loan moves to the impaired status, not when the loan moves to non-performing status. In addition, the impaired loan is reevaluated at each subsequent reporting period. Impairment is measured based on the present value of the expected future cash flows discounted at the loan’s effective interest rate, except that as a practical expedient, the Bank may measure impairment based on the loan’s observable market price or the fair value of the collateral if the loan is collateral dependent.

•	Not all impaired loans require a specific allowance. The payment performance of the borrower may require an impaired classification, but the collateral evaluation may support adequate collateral coverage. For a number of impaired loans in which borrower performance is in question, the collateral coverage may be sufficient. In those instances, neither a general allowance nor a specific allowance is assessed.

H. Transfers of Financial Assets

Transfers of financial assets are accounted for as sales only when control over the assets has been surrendered. Control over transferred assets is deemed to be surrendered when: (1) the assets have been isolated from the Bank, (2) the transferee obtains the right to pledge or exchange the assets it received, and no condition both constrains the transferee from taking advantage of its right to pledge or exchange and provides more than a modest benefit to the transferor, and (3) the Bank does not maintain effective control over the transferred assets through an agreement to repurchase them before their maturity or the ability to unilaterally cause the holder to return specific assets. In addition, for transfers of a portion of financial assets (for example, participations of loan receivables), the transfer must meet the definition of a ‘participating interest’ in order to account for the transfer as a sale.

I. Premises and Equipment

Premises and equipment are carried at cost, less accumulated depreciation and amortization. Depreciation is computed using the straight-line method over the estimated useful lives of the assets, which range from five to forty years for buildings and three to twenty years for furniture, fixtures and equipment. The cost of leasehold improvements is amortized using the straight-line method over the useful lives of the asset or the term of the lease, whichever is shorter.

J. Other Real Estate Owned

Other real estate owned (OREO) is composed of real estate acquired in satisfaction of loans. Properties acquired by foreclosure or deed in lieu of foreclosure are transferred to OREO and are recorded at fair value less estimated costs to sell, at the date of transfer of the property. If the carrying value exceeds the fair value at the time of the transfer, the difference is charged to the allowance for loan losses. The fair value of the OREO property is based upon a current appraisal less estimated selling costs. Losses that result from the ongoing periodic valuation of these properties are charged to OREO expense in the period in which they are identified. Expenses for holding costs are charged to OREO expense as incurred.

K. Federal Home Loan Bank Stock

The Bank is a member of the Federal Home Loan Bank of San Francisco (FHLB) and, as such, is required to maintain a minimum investment in stock of the FHLB that varies with the level of advances outstanding with the FHLB. The stock is bought from and sold to the FHLB based upon its $100 par value. The stock does not have a readily determinable fair value and, as such, is carried at cost and evaluated for impairment if facts and circumstances indicate the need. The Bank held 17,250 shares at a total cost of $17,250,000 as of both December 31, 2017 and 2016, respectively.

L. Goodwill

The goodwill associated with the 1989 acquisition of Bank of Redlands was accounted for using the purchase method and totals $1,435,000 as of December 31, 2017 and 2016. Goodwill is subject to an annual assessment for impairment. Management has determined that there was no impairment of goodwill as of December 31, 2017 and 2016.

M. Income Taxes

The Bank accounts for income taxes using the asset and liability method of accounting. The objective is to recognize the amount of taxes payable or refundable for the current year, and the deferred tax assets and liabilities for future tax consequences that have been recognized in the Bank’s financial statements or tax returns. The measurement of tax assets and liabilities is based upon enacted tax laws. Deferred tax assets are reduced, if necessary, by valuation allowances when management determines it is more likely than not that the amount of such benefits will not be realized based upon the available evidence.

The accounting guidance for uncertain tax positions taken or expected to be taken on a tax return provides that the tax effects from an uncertain tax position can be recognized in the financial statements only if, based on its merits, the position is more likely than not to be sustained on audit by the taxing authorities. Interest and penalties related to uncertain tax positions are recorded as part of income tax expense.

The Tax Cut and Jobs Act (TCJA) was enacted in December 2017 resulting in a reduction in the Federal corporate tax rate from 35% to 21% effective January 1, 2018. The Bank anticipates its statutory tax rate for 2018 and beyond to decline. See the non-cash tax charge related to the reduction in the deferred tax asset as a result of the revaluation described in Note 6.

N. Statement of Cash Flows

For purposes of the statement of cash flows, cash and cash equivalents include cash, due from banks, and interest bearing bank balances.

O. Comprehensive Income

Comprehensive income consists of net income and the net change in unrealized gains (losses) on securities available-for-sale, net of an adjustment for the effects of realized gains and losses and any applicable tax. Total comprehensive income and the components of accumulated other comprehensive income (loss) are presented in the consolidated statements of comprehensive income.

P. Stock-Based Compensation

Stock-based compensation consists of grants of restricted stock or restricted stock units (RSUs) and are recognized as compensation expense over the vesting period in the statement of income at their fair value on the grant date.

Q. Derivative Financial Instruments

All derivative instruments, including certain derivative instruments imbedded in other contracts, are recognized on the consolidated balance sheet at fair value. ASC Topic 815 requires that changes in the derivative’s fair value be recognized currently in earnings unless specific hedge accounting criteria are met. Changes in the fair value of derivatives that do not qualify for hedge accounting are reported currently in earnings, as other non-interest income and are further described in Note 16.

R. Reclassifications

Certain amounts in the 2016 and 2015 consolidated financial statements have been reclassified to conform with the 2017 presentation, with no change to previously recorded net income, total assets or shareholders’ equity.

S. Subsequent Events

We have evaluated the effects of subsequent events that have occurred after the year ended December 31, 2017, and through February 28, 2018, which is the date the financial statements were available to be issued. During this period, there have been no material events that would require recognition in our 2017 financial statements or disclosure in the notes to the consolidated financial statements except as follows:

On February 26, 2018, the Bank entered into an Agreement and Plan of Reorganization and Merger (“Agreement”) with CVB Financial Corp (“CVB”) and Citizens Business Bank (“Citizens”). In accordance with the Agreement, the Bank will merge into Citizens, and each outstanding share of the Bank will be converted into cash in the amount of $56.00 per share and 9.4595 shares of CVB common stock, subject to adjustment as set forth in the Agreement. Consummation of the merger is subject to, among other conditions, receipt of all requisite government regulatory approvals and the approval of the Agreement by the shareholders of both the Bank and CVB.

T. Recent Accounting Pronouncements

1. Reclassification of Certain Tax effects from AOCI

In February 2018, the Financial Accounting Standards Board (FASB) issued Accounting Standards Update (ASU) 2018-02, Income Statement—Reporting Comprehensive Income (Topic 220): Reclassification of Certain Tax Effects from Accumulated Other Comprehensive Income, which would require entities to reclassify from accumulated other comprehensive income (AOCI) to retained earnings the effects of the change in the federal tax rate under the Tax Cuts and Jobs Act (TCJA) on deferred amounts that were originally recorded in other comprehensive income (OCI). The amount of the reclassification would exclude the effects of any valuation allowance previously charged to income from continuing operations. The Bank has adopted this ASU with a reclassification of $859,000 from AOCI to retained earnings in the consolidated financial statements.

2. Intangibles - Goodwill and Other - Simplifying the Test for Goodwill Impairment

In January 2017, FASB issued ASU 2017-04, Intangibles - Goodwill and Other (Topic 350): Simplifying the Test for Goodwill Impairment. ASU 2017-04 eliminates the second step in the goodwill impairment test which requires an entity to determine the implied fair value of the reporting unit’s goodwill. Instead, an entity should recognize an impairment loss if the carrying value of the net assets assigned to the reporting unit exceeds the fair value of the reporting unit, with the impairment loss not to exceed the amount of goodwill allocated to the reporting unit. The standard will be effective for public business entities beginning January 1, 2020, with early adoption permitted for goodwill impairment tests performed after January 1, 2017. The Bank does not expect the adoption of this ASU to have a material impact on its consolidated financial statements.

3. Receivables – Nonrefundable Fees and Other Costs

In March 2017, the FASB issued ASU 2017-08, Receivables – Nonrefundable Fees and Other Costs (Subtopic 310-20): Premium Amortization on Purchased Callable Debt Securities which shortens the amortization period for the premium on certain purchased callable debt securities to the earliest call date. ASU 2017-08 is effective for interim and annual reporting periods beginning after December 15, 2018; early adoption is permitted. The guidance calls for a modified retrospective transition approach under which a cumulative-effect adjustment will be made to retained earnings as of the beginning of the first reporting period in which the guidance is adopted.

This ASU aligns with the Bank’s current policy and therefore the Bank does not expect the adoption of this ASU to have any impact on its consolidated financial statements.

4. Compensation – Stock Compensation

In May 2017, the FASB issued ASU 2017-09, Compensation – Stock Compensation (Topic 718): Scope of Modification Accounting. The amendments in ASU 2017-09 provide guidance about which changes to the terms or conditions of a share-based payment award require an entity to apply modification accounting. An entity should account for the effects of a modification unless all the following are met: (1) The fair value (or calculated value or intrinsic value, if such an alternative measurement method is used) of the modified award is the same as the fair value (or calculated value or intrinsic value, if such an alternative measurement method is used) of the original award immediately before the original award is modified. If the modification does not affect any of the inputs to the valuation technique that the entity uses to value the award, the entity is not required to estimate the value immediately before and after the modification. (2) The vesting conditions of the modified award are the same as the vesting conditions of the original award immediately before the original award is modified. (3) The classification of the modified award as an equity instrument or a liability instrument is the same as the classification of the original award immediately before the original award is modified. The amendments in ASU 2017-09 are effective for public business entities for annual periods, and interim within those annual reporting periods, beginning after December 15, 2017. The amendments in this ASU should be applied prospectively to an award modified on or after the adoption date. The Bank does not expect the adoption of this ASU to have a material impact on its consolidated financial statements.

5. Derivatives and Hedging - Targeted Improvements to Accounting for Hedging Activities

In August 2017, the FASB issued ASU 2017-12, Derivatives and Hedging (Topic 815): Targeted Improvements to Accounting for Hedging Activities that changes the recognition and presentation requirements of hedge accounting and makes certain targeted improvements to simplify the application of the hedge accounting guidance in current GAAP. The amendments in this ASU better align an entity’s financial reporting and risk management activities for hedging relationships through changes to both the designation and measurement guidance for qualifying hedging relationships and the presentation of hedge results. To meet that objective, the amendments expand and refine hedge accounting for both non-financial and financial risk components and align the recognition and presentation of the effects of the hedging instrument and the hedged item in the financial statements. ASU 2017-12 is effective for public business entities for interim and annual reporting periods beginning after December 15, 2018; early adoption is permitted. The Bank currently does not designate any derivative financial instruments as qualifying hedging relationships, and therefore, does not utilize hedge accounting. The Bank does not expect this ASU to have a material impact on its consolidated financial statements.

6. Technical Corrections and Improvements

In December 2016, the FASB issued ASU 2016-19, Technical Corrections and Improvements, which amends a number of Topics in the FASB Accounting Standards Codification (ASC). The ASU is part of an ongoing FASB project to facilitate Codification updates for nonsubstantive technical corrections, clarifications, and improvements that are not expected to have a significant effect on accounting practice or create a significant administrative cost to most entities. The ASU will apply to all reporting entities within the scope of the affected accounting guidance. Most amendments are effective upon issuance (December 2016). Certain amendments that require transition guidance are effective for annual reporting periods beginning after December 15, 2017 and interim periods in annual periods beginning after December 15, 2018. Early adoption is permitted for the amendments that require transition guidance. The adoption of ASU 2016-19 is not expected to have a material impact on the Bank’s consolidated financial statements.

7. Statement of Cash Flows

In November 2016, the FASB issued ASU 2016-18, Statement of Cash Flows (Topic 230): Restricted Cash, which requires companies to include cash and cash equivalents that have restrictions on withdrawal or use in total cash and cash equivalents on the statement of cash flows. This ASU is effective for public business entities for annual reporting periods beginning after December 15, 2017 and interim periods in annual periods beginning after December 15, 2018. Early adoption is permitted, including adoption in an interim period. If an entity early adopts the amendments in an interim period, adjustments should be reflected at the beginning of the fiscal year that includes that interim period. The adoption of ASU 2016-18 is not expected to have a material impact on the Bank’s consolidated statement of cash flows.

In September of 2016, the FASB issued ASU 2016-15, Statement of Cash Flow (Topic 230): Classification of Certain Cash Receipts and Cash Payments, which addresses eight classification issues related to the statement of cash flows. The eight classification issues are as follows: debt prepayment or debt extinguishment costs; settlement of zero-coupon bonds; contingent consideration payments made after a business combination; proceeds from the settlement of insurance claims; proceeds from the settlement of corporate-owned life insurance policies, including bank-owned life insurance policies; distributions received from equity method investees; beneficial interests in securitization transactions; and separately identifiable cash flows and application of the predominance principle. This ASU is effective for public business entities for fiscal years beginning after December 15, 2017 and interim periods within those fiscal years. The Bank will apply this ASU using a retrospective transition method to each period presented. The adoption of ASU 2016-15 is not expected to have a material impact on the Bank’s consolidated statement of cash flows.

8. Financial Instruments – Credit Losses

In June 2016, the FASB issued ASU 2016-13, Financial Instruments – Credit Losses (Topic 326), which significantly changes how companies will measure credit losses for most financials assets and certain other instruments that are not measured at fair value through net income. The new guidance introduces an approach based on expected losses to estimate credit losses on certain types of financial instruments. It also modifies the impairment model for available-for-sale (AFS) debt securities and provides for a simplified accounting model for purchased financial assets with credit deterioration since their origination. The current expected credit losses (“CECL”) model, will apply to: (1) financial assets subject to credit losses and measured at amortized cost, and (2) certain off-balance sheet credit exposures. This includes loans, held-to-maturity debt securities, loan commitments, financial guarantees, and net investments in leases, as well as reinsurance and trade receivables. Upon initial recognition of the exposure, the CECL model requires an entity to estimate the credit losses expected over the life of an exposure (or pool of exposures). The estimate of expected credit losses (ECL) should consider historical information, current information, and reasonable and supportable forecasts. Financial instruments with similar risk characteristics should be grouped together when estimating ECL. ASU 2016-13 is effective for public business entities for interim and annual reporting periods beginning after December 15, 2019. Upon adoption, the Bank expects the level of ECL may likely be higher than the allowance calculated under the current methodology. The Bank is still in the process of evaluating the magnitude of any increase and the impact of this ASU on its consolidated financial statements. The Bank has set up a project team, developed an implementation plan, purchased a software program, and is in the process of collecting and refining data that will assist us in the valuation process.

9. Improvements to Employee Share-Based Payments

In March 2016, the FASB issued guidance within ASU 2016-09, Improvements to Employee Share-Based Payment Accounting. The amendments in ASU 2016-09 (Topic 718), Compensation - Stock Compensation, require recognition of all excess tax benefits and tax deficiencies through income tax expense or benefit in the income statement. Other amendments in this ASU include guidance on the classification of share-based payment transactions in the statement of cash flows and an option to account for forfeitures of share-based awards as they occur rather than estimating the compensation cost based on the number of awards that are expected to vest. The amendments in this Update are effective for public business entities for annual periods beginning after December 15, 2016. The adoption of this guidance did not have a significant impact on the Bank’s consolidated financial statements.

10.	Leases

In February 2016, the FASB issued ASU 2016-02 (Topic 842), Leases. The most significant change for lessees is the requirement under the new guidance to recognize right-of-use assets and lease liabilities for all leases not considered short-term leases. By definition, a short-term lease is one in which: (a) the lease term is 12 months or less and (b) there is not an option to purchase the underlying asset that the lessee is reasonably certain to exercise. For short-term leases, lessees may elect an accounting policy by class of underlying asset under which right-of-use assets and lease liabilities are not recognized and lease payments are generally recognized as expense over the lease term on a straight-line basis. This change will result in lessees recognizing right-of-use assets and lease liabilities for most leases currently accounted for as operating leases under the legacy lease accounting guidance. Examples of changes in the new guidance affecting both lessees and lessors include: (a) defining initial direct costs to only include those incremental costs that would not have been incurred if the lease had not been entered into, (b) requiring related party leases to be accounted for based on their legally enforceable terms and conditions, (c) eliminating the additional requirements that must be applied today to leases involving real estate and (d) revising the circumstances under which the transfer contract in a sale-leaseback transaction should be accounted for as the sale of an asset by the seller-lessee and the purchase of an asset by the buyer-lessor. In addition, both lessees and lessors are subject to new disclosure requirements. ASU 2016-02 is effective for public business entities for annual periods beginning after December 15, 2018 and interim periods within fiscal years beginning after December 15, 2019.

As of December 31, 2017, the Bank has 15 operating leases under contract with a term greater than 12 months with future undiscounted lease payments totaling $11.1 million. At adoption date, January 1, 2019, the Bank will recognize a lease liability for the present value of future lease commitments and a right of use asset. The recognized right of use asset relating to operating leases will consist of the present value of future lease commitments, unamortized initial direct costs, prepaid rent, and the related unamortized balance of lease incentives. The discount rate used to present value future lease payments will be the Bank’s incremental borrowing rate at the time of adoption. The Bank will take a modified retrospective transition approach with application in all comparative periods presented. The Bank is currently evaluating the potential impact on its consolidated financial statements by reviewing its existing lease contracts and service contracts that may include embedded leases. The Bank expects the adoption of ASU 2016-02 to result in additional assets and liabilities, as the Bank will be required to recognize operating leases on its consolidated balance sheets. The Bank does not expect a material impact to its recognition of operating lease expense on its consolidated statements of operations. Upon completion of the contract reviews and consideration of system requirements, the Bank will evaluate the impact of adopting the new accounting guidance on its disclosures.

11. Financial Instruments- Overall: Recognition and Measurement

In January 2016, the FASB issued ASU 2016-01, Financial Instruments–Overall (Subtopic 825-10): Recognition and Measurement of Financial Assets and Financial Liabilities. Changes to the current GAAP model primarily affect the accounting for equity investments, financial liabilities under the fair value option, and the presentation and disclosure requirements for financial instruments. The most far-reaching ramification of this ASU is the elimination of the available-for-sale classification for equity securities and the requirement to carry most equity securities at fair value through net income. In addition, the FASB clarified guidance related to the valuation allowance assessment when recognizing deferred tax assets resulting from unrealized losses on available-for-sale debt securities. The accounting for other financial instruments, such as loans, investments in debt securities, and financial liabilities is largely unchanged. The classification and measurement guidance will be effective for public business entities for fiscal years beginning after December 15, 2017, and interim periods within those fiscal years. Entities can early adopt the provision to record fair value changes for financial liabilities under the fair value option resulting from instrument-specific credit risk in other comprehensive income. Early adoption of these provisions can be elected for all financial statements of fiscal years and interim periods that have not yet been issued or that have not yet been made available for issuance.

The Bank has an equity security in its available-for-sale portfolio which is carried at market value of $2.2 million. On the ASU effective date of January 1,, 2018, the investment will continue to be measured at fair value with the changes in fair value reported in net income.

The Bank’s equity security investments without readily determinable market value consist primarily of investments in FHLB stock. Under the current accounting policy, the Bank’s investment in these common stock are carried at cost because a readily determinable fair value does not exist for these investments. Under ASU 2016-01, investment in FHLB is specifically excluded from the requirement that equity securities are to be measured at fair value with unrealized holding gains and losses reflected in net income. Furthermore, the ASU allows entities to make an irrevocable practicality exception whereby entities can make an election, on a security-by-security basis, to account for equity securities that do not have readily determinable fair value at cost, with adjustments to fair value when an observable price change occurs or impairment is identified. As such, the Bank intends to continue to measure its investments without readily determinable market value at cost upon adoption on January 1, 2018.

The Bank does not expect this ASU to have a material impact on the Bank’s consolidated financial statements when adopted in 2018.

12.	Revenue from Contracts with Customers

In May 2014, the FASB issued ASU 2014-09, Revenue from Contracts with Customers (Topic 606), which replaced almost all existing revenue recognition guidance in current U.S. GAAP. However, the effects of the new revenue recognition guidance on the financial statements of reporting entities in the financial institution industry will be somewhat limited because, for the most part, financial instruments and related contractual rights and obligations are excluded from its scope. As such, it is anticipated that interest income recognition and measurement, the largest source of revenue for the Bank, will not be impacted by ASC 606. However, the recognition and measurement of certain non-interest income items such as gain on sale of other real estate owned and deposit-related fees, could be affected by ASC 606.

Under current U.S. GAAP, when full consideration is not expected and financing is required by the buyer to purchase other real estate owned property, there are very prescriptive requirements in determining when foreclosed real estate property sold by an institution should be derecognized and a gain or loss be recognized. The new guidance that will be applied to these sales is more principles based. For example, as it pertains to the criteria for determining how a contract should be accounted for under the new guidance, judgment will need to be exercised in evaluating if: (a) a commitment on the buyer’s part exists, (b) collection is probable in circumstances where the initial investment is minimal and (c) the buyer has obtained control of the asset, including the significant risks and rewards of the ownership. If there is no commitment on the buyer’s part, collection is not probable or the buyer has not obtained control of the asset, then a gain cannot be recognized under the new guidance. The initial investment requirement for the buyer along with the various methods for profit recognition are no longer applicable when the new guidance goes into effect. The Bank will revise its current policy on the recognition and measurement of gain on sale of other real estate owned to be consistent with the new guidance, but does not expect the new guidance to have a significant impact on the consolidated financial statements of the Bank when adopted. Since the inception of the Bank, the level of other real estate owned has been very low and in almost all cases, full consideration was received at the time of sale and financing by the Bank was not provided. For deposit-related fees, considering the straightforward nature of the arrangements with the Bank’s deposits customers, the Bank does not expect the recognition and measurement outcomes of deposit-related fees to be significant differently under the new guidance compared to current U.S. GAAP.

For public business entities the guidance in ASU 2015-14 applies to annual reporting periods beginning after December 15, 2017, and interim reporting periods within that reporting period. The Bank does not expect this ASU to have a material impact on the Bank’s consolidated financial statements when adopted on January 1, 2018.

2. INVESTMENT SECURITIES

A. Portfolio of Investment Securities

The tables below show the structure of the Bank’s portfolio of investment securities as of December 31, 2017 and December 31, 2016:

DECEMBER 31, 2017
	AVAILABLE FOR SALE
(IN THOUSANDS)	AMORTIZED COST	UNREALIZED GAINS	UNREALIZED LOSSES	FAIR VALUE
Securities of U.S. Government agencies	$30,232	$—	$(87)	$30,145
U.S. Government sponsored - mortgage-backed securities, residential	722,465	1,781	(9,977)	714,269
Municipals	89,861	1,090	(112)	90,839
Equity security	1,740	422	—	2,162

Total	$844,298	$3,293	$(10,176)	$837,415

DECEMBER 31, 2016
	AVAILABLE FOR SALE
(IN THOUSANDS)	AMORTIZED COST	UNREALIZED GAINS	UNREALIZED LOSSES	FAIR VALUE
Securities of U.S. Government agencies	$37,216	$30	$(34)	$37,212
U.S. Government sponsored - mortgage-backed securities, residential	782,084	2,553	(13,654)	770,983
Municipals	106,005	772	(1,191)	105,586

Total	$925,305	$3,355	$(14,879)	$913,781

B. Fair Value of Temporarily Impaired Securities

The table below details the fair value of temporarily impaired securities, the amount of unrealized losses and the length of time these unrealized losses existed as of December 31, 2017 and 2016:

DECEMBER 31, 2017
	LESS THAN 12 MONTHS			12 MONTHS OR MORE			TOTAL
(IN THOUSANDS)	NUMBER OF SECURITIES	FAIR VALUE	UNREALIZED LOSS	NUMBER OF SECURITIES	FAIR VALUE	UNREALIZED LOSS	FAIR VALUE	UNREALIZED LOSS
Securities of U.S. Government agencies	10	$20,958	$(38)	5	$9,187	$(49)	$30,145	$(87)
U.S. Government sponsored - mortgage-backed securities, residential	115	327,358	(2,672)	122	277,271	(7,305)	604,629	(9,977)
Municipals	35	9,728	(84)	8	2,668	(28)	12,396	(112)

Total	160	$358,044	$(2,794)	135	$289,126	$(7,382)	$647,170	$(10,176)

DECEMBER 31, 2016
	LESS THAN 12 MONTHS			12 MONTHS OR MORE			TOTAL
(IN THOUSANDS)	NUMBER OF SECURITIES	FAIR VALUE	UNREALIZED LOSS	NUMBER OF SECURITIES	FAIR VALUE	UNREALIZED LOSS	FAIR VALUE	UNREALIZED LOSS
Securities of U.S. Government agencies	9	$17,078	$(34)	—	$—	$—	$17,078	$(34)
U.S. Government sponsored - mortgage-backed securities, residential	211	628,680	(11,828)	20	43,969	(1,826)	672,649	(13,654)
Municipals	143	47,741	(1,191)	—	—	—	47,741	(1,191)

Total	363	$693,499	$(13,053)	20	$43,969	$(1,826)	$737,468	$(14,879)

The unrealized losses associated with U.S. Government agency, U.S. Government sponsored mortgage-backed securities, and municipal securities, are not considered to be other-than-temporary, as such losses are related to fluctuations in the level of market interest rates and do not affect the expected cash flows of the underlying collateral or issuer. In addition, the Bank has the ability and intent to hold such investments until a recovery of the cost basis is reached. The mortgage-backed securities are residential pass-through securities issued by governmental agencies.

C. Investment Securities by Contractual Maturity Date

The amortized cost and estimated fair values of investment securities as of December 31, 2017 by contractual maturity date are shown below:

	AVAILABLE FOR SALE
(IN THOUSANDS)	AMORTIZED COST	FAIR VALUE
Due in one year or less	$26,501	$26,439
Due after one year through five years	4,079	4,061
Due after five years through ten years	19,345	19,573
Due after ten years	70,168	70,911
Equity security	1,740	2,162
U.S. Government sponsored - mortgage-backed securities, residential *	722,465	714,269

Total	$844,298	$837,415

*	The duration of the portfolio of mortgage-backed securities was approximately 3.7 years and 3.9 years as of December 31, 2017 and 2016, respectively.

D. Pledged Securities

Securities were pledged to secure public funds and for other purposes as required or permitted by law having a fair value as of December 31, 2017 and 2016 as follows:

(IN THOUSANDS)	2017	2016
FHLB / Federal Reserve Bank (FRB)	$267,366	$—
Public Funds	178,920	238,595
Swap	1,060	—

Total Pledged	$447,346	$238,595

E. Gains and Losses on the Sale of Securities

During the years ended 2017, 2016 and 2015 gains and losses on the sale of securities totaled as follows:

(IN THOUSANDS)	2017	2016	2015
Gains	$174	$83	$5,302
Losses	(29)	—	—

Net gains (losses)	$145	$83	$5,302

3. CASH AND DUE FROM BANKS

The Bank is required by the Federal Reserve to maintain reserve balances based upon deposit levels. The amount of required reserve balances as of December 31, 2017 and 2016, included in cash and cash equivalents, were approximately $8,997,000 and $2,441,000, respectively. The Bank maintains amounts due from banks that, at times, may exceed federally insured limits.

4. LOANS

A. Loan Portfolio

The loan portfolio, excluding loans held for sale, consists of the following as of December 31, 2017 and 2016:

(IN THOUSANDS)	2017	2016
Commercial loans	$606,076	$546,457
Construction and land loans	29,260	11,187
Real estate loans - residential	288,040	247,501
Real estate loans - non-residential - owner occupied	1,020,706	944,620
Real estate loans - non-residential - non-owner occupied	770,946	698,722
Other loans and credit cards	21,339	46,907

Total gross loans	2,736,367	2,495,394
Less net deferred loan (fees) costs	3,492	(887)

Total loans	$2,739,859	$2,494,507
Less allowance for loan losses	(35,346)	(35,166)

Net loans	$2,704,513	$2,459,341

B. Loans serviced for others

Loans serviced for others are not included in the accompanying consolidated statements of financial condition. The unpaid principal balance of loans and participations serviced for others as of December 31, 2017 and 2016 were as follows:

(IN THOUSANDS)	2017	2016
Unpaid principal balance	$141,833	$166,593
Fair value of servicing asset	$1,983	$2,421
Fair value of servicing asset determined as follows:
Discount rate of the note plus	2%	2%
Prepayment rate	15%	15%

Management has determined that there was no impairment of the servicing asset as of December 31, 2017 and 2016.

C. Allowance for Loan Losses

An analysis of activity in the allowance for loan losses by loan segment for the years ended December 31, 2017, 2016, and 2015 were as follows:

DECEMBER 31, 2017
(IN THOUSANDS)	BEGINNING BALANCE	PROVISION (RELEASE)	CHARGE-OFFS	RECOVERIES	ENDING BALANCE
Commercial loans	$10,051	($5,831)	($539)	$4,934	$8,615
Construction and land loans	368	246	—	—	614
Real estate loans - residential	2,477	560	—	—	3,037
Real estate loans - non residential - owner occupied	13,449	(183)	—	247	13,513
Real estate loans - non residential - non-owner occupied	8,404	957	(141)	171	9,391
Other loans and credit cards	417	(245)	(10)	14	176

Total	$35,166	$(4,496)	$(690)	$5,366	$35,346

DECEMBER 31, 2016
(IN THOUSANDS)	BEGINNING BALANCE	PROVISION (RELEASE)	CHARGE-OFFS	RECOVERIES	ENDING BALANCE
Commercial loans	$11,989	$6,185	($9,149)	$1,026	$10,051
Construction and land loans	127	241	—	—	368
Real estate loans - residential	2,791	(314)	—	—	2,477
Real estate loans - non residential - owner occupied	11,642	1,807	—	—	13,449
Real estate loans - non residential - non-owner occupied	9,600	(1,196)	—	—	8,404
Other loans and credit cards	178	225	(12)	26	417

Total	$36,327	$6,948	$(9,161)	$1,052	$35,166

DECEMBER 31, 2015
(IN THOUSANDS)	BEGINNING BALANCE	PROVISION (RELEASE)	CHARGE-OFFS	RECOVERIES	ENDING BALANCE
Commercial loans	$9,279	$2,588	$(78)	$200	$11,989
Construction and land loans	1,043	(1,094)	—	178	127
Real estate loans - residential	2,487	304	—	—	2,791
Real estate loans - non residential - owner occupied	12,127	(1,105)	—	620	11,642
Real estate loans - non residential - non-owner occupied	10,074	(474)	—	—	9,600
Other loans and credit cards	319	(219)	(6)	84	178

Total	$35,329	$—	$(84)	$1,082	$36,327

D. Allowance for Credit Losses by Portfolio Segment

The following table provides a break-down of loans, excluding loans held for sale, and the related allowance for credit losses by portfolio segment as of December 31, 2017 and 2016:

DECEMBER 31, 2017
	LOANS			ALLOWANCE FOR CREDIT LOSSES
(IN THOUSANDS)	INDIVIDUALLY EVALUATED FOR IMPAIRMENT	COLLECTIVELY EVALUATED FOR IMPAIRMENT	TOTAL	INDIVIDUALLY EVALUATED FOR IMPAIRMENT	COLLECTIVELY EVALUATED FOR IMPAIRMENT	TOTAL
Commercial loans	$5,874	$600,202	$606,076	$—	$8,615	$8,615
Construction and land loans	—	29,260	29,260	—	614	614
Real estate loans - residential	2,100	285,940	288,040	—	3,037	3,037
Real estate loans - non residential-owner occupied	780	1,019,926	1,020,706	—	13,513	13,513
Real estate loans - non residential-non-owner occupied	5,271	765,675	770,946	—	9,391	9,391
Other loans and credit cards	—	21,339	21,339	—	176	176

Total	$14,025	$2,722,342	$2,736,367	$—	$35,346	$35,346

DECEMBER 31, 2016
	LOANS			ALLOWANCE FOR CREDIT LOSSES
(IN THOUSANDS)	INDIVIDUALLY EVALUATED FOR IMPAIRMENT	COLLECTIVELY EVALUATED FOR IMPAIRMENT	TOTAL	INDIVIDUALLY EVALUATED FOR IMPAIRMENT	COLLECTIVELY EVALUATED FOR IMPAIRMENT	TOTAL
Commercial loans	$11,387	$535,070	$546,457	$52	$9,999	$10,051
Construction and land loans	—	11,187	11,187	—	368	368
Real estate loans - residential	—	247,501	247,501	—	2,477	2,477
Real estate loans - non residential-owner occupied	2,286	942,334	944,620	1	13,448	13,449
Real estate loans - non residential-non-owner occupied	7,261	691,461	698,722	—	8,404	8,404
Other loans and credit cards	—	46,907	46,907	—	417	417

Total	$20,934	$2,474,460	$2,495,394	$53	$35,113	$35,166

E. Impaired Loans by Portfolio Segment

The following tables summarize additional information related to impaired loans by portfolio segment as of December 31, 2017, 2016 and 2015:

DECEMBER 31, 2017
(IN THOUSANDS)	RECORDED INVESTMENT	UNPAID PRINCIPAL BALANCE	ALLOWANCE	AVERAGE RECORDED INVESTMENT	INTEREST INCOME RECOGNIZED
With no specific allowance recorded:
Commercial loans	$5,874	$5,999	$—	$7,982	$112
Construction and land loans	—	—	—	—	—
Real estate loans - residential	2,100	2,100	—	1,050	76
Real estate loans - non residential - owner occupied	780	793	—	1,346	—
Real estate loans - non residential - non-owner occupied	5,271	5,271	—	6,266	214
Other loans and credit cards	—	—	—	—	—
With an allowance recorded:
Commercial loans	—	—	—	648	—
Construction and land loans	—	—	—	—	—
Real estate loans - residential	—	—	—	—	—
Real estate loans - non residential - owner occupied	—	—	—	187	—
Real estate loans - non residential - non-owner occupied	—	—	—	—	—
Other loans and credit cards	—	—	—	—	—
Total:
Commercial loans	5,874	5,999	—	8,630	112
Construction and land loans	—	—	—	—	—
Real estate loans - residential	2,100	2,100	—	1,050	76
Real estate loans - non residential - owner occupied	780	793	—	1,533	—
Real estate loans - non residential - non-owner occupied	5,271	5,271	—	6,266	214
Other loans and credit cards	—	—	—	—	—

Total	$14,025	$14,163	$0	$17,479	$402

DECEMBER 31, 2016
(IN THOUSANDS)	RECORDED INVESTMENT	UNPAID PRINCIPAL BALANCE	ALLOWANCE	AVERAGE RECORDED INVESTMENT	INTEREST INCOME RECOGNIZED
With no specific allowance recorded:
Commercial loans	$10,092	$14,853	$—	$6,123	$926
Construction and land loans	—	—	—	—	—
Real estate loans - residential	—	—	—	500	—
Real estate loans - non residential - owner occupied	1,912	1,944	—	1,207	12
Real estate loans - non residential - non-owner occupied	7,261	7,261	—	12,051	258
Other loans and credit cards	—	—	—	—	—
With an allowance recorded:
Commercial loans	1,295	1,321	52	3,873	36
Construction and land loans	—	—	—	463	—
Real estate loans - residential	—	—	—	—	—
Real estate loans - non residential - owner occupied	374	607	1	403	—
Real estate loans - non residential - non-owner occupied	—	—	—	—	—
Other loans and credit cards	—	—	—	—	—
Total:
Commercial loans	11,387	16,174	52	9,996	962
Construction and land loans	—	—	—	463	—
Real estate loans - residential	—	—	—	500	—
Real estate loans - non residential - owner occupied	2,286	2,551	1	1,610	12
Real estate loans - non residential - non-owner occupied	7,261	7,261	—	12,051	258
Other loans and credit cards	—	—	—	—	—

Total	$20,934	$25,986	$53	$24,620	$1,232

DECEMBER 31, 2015
(IN THOUSANDS)	RECORDED INVESTMENT	UNPAID PRINCIPAL BALANCE	ALLOWANCE	AVERAGE RECORDED INVESTMENT	INTEREST INCOME RECOGNIZED
With no specific allowance recorded:
Commercial loans	$2,155	$2,155	$—	$1,574	$—
Construction and land loans	—	—	—	534	—
Real estate loans - residential	1,000	1,000	—	500	—
Real estate loans - non residential - owner occupied	501	501	—	2,322	—
Real estate loans - non residential - non-owner occupied	16,841	16,841	—	19,132	772
Other loans and credit cards	—	—	—	—	—
With an allowance recorded:
Commercial loans	6,451	6,526	3,062	3,417	—
Construction and land loans	927	957	42	1,727	—
Real estate loans - residential	—	—	—	—	—
Real estate loans - non residential - owner occupied	432	664	5	216	—
Real estate loans - non residential - non-owner occupied	—	—	—	—	—
Other loans and credit cards	—	—	—	—	—
Total:
Commercial loans	8,606	8,681	3,062	4,991	—
Construction and land loans	927	957	42	2,261	—
Real estate loans - residential	1,000	1,000	—	500	—
Real estate loans - non residential - owner occupied	933	1,165	5	2,538	—
Real estate loans - non residential - non-owner occupied	16,841	16,841	—	19,132	772
Other loans and credit cards	—	—	—	—	—

Total	$28,307	$28,644	$3,109	$29,422	$772

F. Troubled Debt Restructurings

The Bank’s TDRs provide for temporary loan payment modifications and/or interest rate reductions and do not provide debt forgiveness or waiving of accrued interest. The following table presents TDRs and the outstanding recorded investment as of December 31, 2017, 2016, and 2015:

DECEMBER 31, 2017
(IN THOUSANDS)	NUMBER OF LOANS	PRE-MODIFICATION OUTSTANDING RECORDED INVESTMENT (1)	OUTSTANDING RECORDED INVESTMENT (2)	FORGIVEN PRINCIPAL	LOST INTEREST INCOME
Commercial loans	2	$390	$355	$—	$—
Construction and land loans	—	—	—	—	—
Real estate loans - residential	—	—	—	—	—
Real estate loans - non residential - owner occupied	—	—	—	—	—
Real estate loans - non residential - non-owner occupied	1	6,145	4,628	—	82
Other loans and credit cards	—	—	—	—	—

Total	3	$6,535	$4,983	$—	$82

DECEMBER 31, 2016
(IN THOUSANDS)	NUMBER OF LOANS	PRE-MODIFICATION OUTSTANDING RECORDED INVESTMENT (1)	OUTSTANDING RECORDED INVESTMENT (2)	FORGIVEN PRINCIPAL	LOST INTEREST INCOME
Commercial loans	—	$—	$—	$—	$—
Construction and land loans	—	—	—	—	—
Real estate loans - residential	—	—	—	—	—
Real estate loans - non residential - owner occupied	3	1,896	1,401	—	100
Real estate loans - non residential - non-owner occupied	2	8,205	6,303	—	145
Other loans and credit cards	—	—	—	—	—

Total	5	$10,101	$7,704	$—	$245

DECEMBER 31, 2015
(IN THOUSANDS)	NUMBER OF LOANS	PRE-MODIFICATION OUTSTANDING RECORDED INVESTMENT (1)	OUTSTANDING RECORDED INVESTMENT (2)	FORGIVEN PRINCIPAL	LOST INTEREST INCOME
Commercial loans	4	$5,721	$5,363	$—	$80
Construction and land loans	2	3,217	2,537	—	43
Real estate loans - residential	—	—	—	—	—
Real estate loans - non residential - owner occupied	2	1,262	933	—	59
Real estate loans - non residential - non-owner occupied	8	18,437	15,231	—	298
Other loans and credit cards	—	—	—	—	—

Total	16	$28,637	$24,064	$—	$480

(1)	Recorded investment at the date of modification.
(2)	Includes payments subsequent to modification and reflects the balance as of December 31, 2017, 2016, and 2015, respectively.

Performing TDRs included above totaled $4,983,000, $4,747,000 and $16,558,000 as of December 31, 2017, 2016 and 2015, respectively.

During 2017, 2016, and 2015, there were no significant TDRs for which re-default occurred. The Bank does not have any further commitments to lend additional funds to these borrowers.

New TDRs effected during the years ended December 31, 2017, 2016 and 2015 are as detailed below:

YEAR ENDED DECEMBER 31, 2017
(IN THOUSANDS)	NUMBER OF LOANS	PRE-MODIFICATION OUTSTANDING RECORDED INVESTMENT	POST-MODIFICATION OUTSTANDING RECORDED INVESTMENT	FORGIVEN PRINCIPAL	LOST INTEREST INCOME
Commercial loans	2	$390	$355	$—	$—
Construction and land loans	—	—	—	—	—
Real estate loans - residential	—	—	—	—	—
Real estate loans - non residential - owner occupied	—	—	—	—	—
Real estate loans - non residential - non-owner occupied	—	—	—	—	—
Other loans and credit cards	—	—	—	—	—

Total	2	$390	$355	$—	$—

There were no new TDRs effected during 2016.

YEAR ENDED DECEMBER 31, 2015
(IN THOUSANDS)	NUMBER OF LOANS	PRE-MODIFICATION OUTSTANDING RECORDED INVESTMENT	POST-MODIFICATION OUTSTANDING RECORDED INVESTMENT	FORGIVEN PRINCIPAL	LOST INTEREST INCOME
Commercial loans	3	$5,571	$5,571	$—	$—
Construction and land loans	—	—	—	—	—
Real estate loans - residential	—	—	—	—	—
Real estate loans - non residential - owner occupied	—	—	—	—	—
Real estate loans - non residential - non-owner occupied	—	—	—	—	—
Other loans and credit cards	—	—	—	—	—

Total	3	$5,571	$5,571	$—	$—

G. Age Analysis of Past Due Loans

The following table presents an aging analysis of the recorded investment in past due and nonaccrual loans, excluding loans held for sale, by segment as of December 31, 2017 and 2016:

DECEMBER 31, 2017
(IN THOUSANDS )	CURRENT	30-89 DAYS PAST DUE	90 DAYS PAST DUE AND GREATER	TOTAL PAST DUE	NON- ACCRUAL	TOTAL LOANS
Commercial loans	$599,936	$622	$—	$622	$5,518	$606,076
Construction and land loans	29,260	—	—	—	—	29,260
Real estate loans - residential	285,940	—	—	—	2,100	288,040
Real estate loans - non residential - owner occupied	1,016,573	3,353	—	3,353	780	1,020,706
Real estate loans - non residential - non-owner occupied	770,303	—	—	—	643	770,946
Other loans and credit cards	21,139	200	—	200	—	21,339

Total loans	$2,723,151	$4,175	$0	$4,175	$9,041	$2,736,367

DECEMBER 31, 2016
(IN THOUSANDS )	CURRENT	30-89 DAYS PAST DUE	90 DAYS PAST DUE AND GREATER	TOTAL PAST DUE	NON- ACCRUAL	TOTAL LOANS
Commercial loans	$534,824	$690	$—	$690	$10,943	$546,457
Construction and land loans	11,187	—	—	—	—	11,187
Real estate loans - residential	247,057	—	—	—	444	247,501
Real estate loans - non residential - owner occupied	940,448	1,886	—	1,886	2,286	944,620
Real estate loans - non residential - non-owner occupied	696,208	—	—	—	2,514	698,722
Other loans and credit cards	46,773	132	2	134	—	46,907

Total loans	$2,476,497	$2,708	$2	$2,710	$16,187	$2,495,394

Cumulative interest foregone on non-accrual loans as of December 31, 2017, 2016, and 2015 and cash basis interest income recognized on these loans was as follows:

(IN THOUSANDS)	2017	2016	2015
Cumulative interest foregone	$446	$997	$977
Cash basis interest	$1,122	$333	$951

H. Loan Portfolio Credit Quality Indicators

As part of the on-going monitoring of the credit quality of the Bank’s loan portfolio, management categorizes loans into risk categories based upon relevant information about the ability of borrowers to service the debt and comply with the various terms of the loan agreements. The Bank considers current financial information, historical payment experience, credit documentation, public information and current economic trends.

Management evaluates and monitors the Bank’s credit portfolio using a loan risk grade system based upon the scale of 1 to 10, with 1 being the highest quality rating and 10 being the lowest quality rating. These 10 risk ratings are measured at the customer level categorized into the following risk categories, based upon the ability of the borrowers to service their debt:

Pass (Levels 1 through 6)—Loans in this category have demonstrated adequate or stronger asset quality, earning history, or other sufficient margins of creditor protection; and represent a moderate credit risk and some degree of financial stability.

Special Mention (Level 7)—Included in this category are loans that do not currently expose the Bank to a sufficient degree of risk to warrant adverse classification, but which possess credit deficiencies deserving management’s close attention. Failure to correct deficiencies could result in greater credit risk in the future. Ordinarily, such borderline credits have characteristics which corrective management action would remedy.

Substandard (Level 8)—Substandard loans are inadequately protected by the current net worth and paying capacity of the obligor or by the value of the collateral pledged, if any. Loans so classified: have a well-defined weakness or weaknesses that jeopardize the liquidation of the debt; and are characterized by the distinct possibility that the Bank will sustain some loss if the deficiencies are not corrected.

Doubtful (Level 9)—A loan in this category has all the weaknesses inherent in loans classified Substandard, with the added characteristic that the weaknesses make collection or liquidation in full highly improbable, based on currently known facts, conditions and values.

Loss (Level 10)—Loans in this category are considered to be uncollectible and of such little value that they are no longer considered bankable assets. Loans in this category have been graded “Loss” but have not yet been written off against the allowance for loan and lease losses.

As of December 31, 2017 and 2016, and based upon the most recent analysis performed, the risk category of loans by segment of loans, excluding loans held for sale, is as follows:

DECEMBER 31, 2017
(IN THOUSANDS)	PASS	SPECIAL MENTION	SUBSTANDARD	DOUBTFUL	LOSS	TOTAL LOANS
Commercial loans	$596,484	$3,590	$6,002	$—	$—	$606,076
Construction and land loans	29,260	—	—	—	—	$29,260
Real estate loans - residential	285,940	—	2,100	—	—	$288,040
Real estate loans - non residential - owner occupied	1,015,951	3,022	1,733	—	—	$1,020,706
Real estate loans - non residential - non-owner occupied	770,303	—	643	—	—	$770,946
Other loans and credit cards	21,331	—	8	—	—	$21,339

Total loans	$2,719,269	$6,612	$10,486	$—	$—	2,736,367

DECEMBER 31, 2016
(IN THOUSANDS)	PASS	SPECIAL MENTION	SUBSTANDARD	DOUBTFUL	LOSS	TOTAL LOANS
Commercial loans	$509,606	$19,176	$17,675	$—	$—	$546,457
Construction and land loans	11,187	—	—	—	—	11,187
Real estate loans - residential	245,592	—	1,909	—	—	247,501
Real estate loans - non residential - owner occupied	926,293	9,420	8,907	—	—	944,620
Real estate loans - non residential - non-owner occupied	694,144	—	4,578	—	—	698,722
Other loans and credit cards	46,877	—	30	—	—	46,907

Total loans	$2,433,699	$28,596	$33,099	$—	$—	$2,495,394

I. Concentrations and Lending Limits

The Bank has no specific industry concentration in its loan portfolio; however, a significant portion of the portfolio is secured by commercial real estate properties as stated above. The Bank manages its concentration with any one customer or industry in order to minimize its risk position in any particular segment of the economy. In addition, the amount that the Bank can lend to any one customer is limited by statute and regulation.

The legal lending limits and Bank lending limits as of December 31, 2017 and 2016 are as follows:

(IN THOUSANDS)	2017	2016
Legal lending limit - secured	$96,939	$90,719
Legal lending limit - unsecured	$58,163	$54,431

J. Loan Collateral Pledged

The Bank has also established borrowing line availability from various sources utilizing loan collateral. As of December 31, 2017 and 2016, the total amount of loan collateral pledged for FHLB or FRB borrowings follows:

(IN THOUSANDS)	2017	2016
FHLB	$1,678,079	$1,550,511
FRB	64,354	61,366

Total Pledged	$1,742,433	$1,611,877

5. PREMISES AND EQUIPMENT

Premises and equipment consists of the following at December 31, 2017 and 2016:

(IN THOUSANDS)	2017	2016
Land and buildings	$5,145	$6,418
Furniture, fixtures and equipment	7,969	10,613
Autos	61	61
Leasehold improvements	7,460	7,531

Total premises and equipment	20,635	24,623

Less -
Accumulated depreciation and amortization	(11,234)	(13,259)

Premises and equipment, net	$9,401	$11,364

The amount of depreciation and amortization, including software, included in non-interest expense for 2017, 2016 and 2015 was $2,155,000, $2,015,000 and $2,127,000, respectively, based on the estimated asset lives.

6. INCOME TAXES

There were no current income taxes payable as of December 31, 2017 or 2016.

The composition of income tax expense for the years ended December 31, 2017, 2016 and 2015 is as follows:

(IN THOUSANDS)	2017	2016	2015
Current:
Federal	$16,268	$10,874	$12,097
State	5,387	4,350	4,267

	21,655	15,224	16,364

Deferred:
Federal	5,581	849	584
State	265	162	103

	5,846	1,011	687

Income tax expense	$27,501	$16,235	$17,051

The primary differences between the federal statutory and the effective tax rate are summarized as follows:

	2017	2016	2015
Federal income tax based on the statutory rate	35.0%	35.0%	35.0%
State franchise tax, net of federal income tax benefits	6.7%	6.8%	6.4%
Tax exempt income	(2.9)%	(3.8)%	(3.1)%
Other, net	0.1%	0.2%	0.2%
Tax credits	(0.7)%	(0.5)%	(0.4)%

	38.2%	37.7%	38.1%

Impact of Federal rate change	12.5%	—	—

Effective tax rate	50.7%	37.7%	38.1%

The Bank recorded a $6,771,000 charge in 2017 as a result of the recently enacted TCJA as shown below:

(IN THOUSANDS)	2017
Income tax expense before the tax rate change	$20,730
Charge as a result of the tax rate change	6,771

Income tax expense	$27,501

This charge results solely from the revaluation of the Bank’s deferred tax assets as of December 31, 2017.

Net deferred tax assets are comprised of temporary differences between the financial statement carrying amounts and the tax basis of assets and liabilities which are included in the consolidated statements of financial condition as of December 31, 2017 and 2016.

The components of the net deferred tax asset as of December 31, 2017 and 2016 are as follows:

	2017			2016
(IN THOUSANDS )	FEDERAL	STATE	TOTAL	FEDERAL	STATE	TOTAL
Deferred tax liabilities:
Prepaids	$(31)	$(15)	$(46)	$(62)	$(19)	$(81)
Depreciation	(642)	(95)	(737)	(1,051)	(135)	(1,186)
State liability, net	—	—	—	(247)	—	(247)

Total deferred tax liabilities	(673)	(110)	(783)	(1,360)	(154)	(1,514)

Deferred tax assets:
Reserves	855	421	1,276	1,482	462	1,944
Bad-debt deduction	6,981	3,604	10,585	11,778	3,648	15,426
Deferred compensation	436	225	661	764	237	1,001
Non-accrual interest	940	485	1,425	1,613	500	2,113
Unrealized loss - AFS	1,289	746	2,035	3,597	1,249	4,846
State asset, net	156	—	156	—	—	—
Capital loss carryforward	—	—	—	—	198	198

Total deferred tax assets	10,657	5,481	16,138	19,234	6,294	25,528

Net deferred tax asset	$9,984	$5,371	$15,355	$17,874	$6,140	$24,014

Management believes that it is more likely than not that the results of future operations will generate sufficient taxable income to realize the deferred tax assets.

The Bank has determined that any uncertain tax positions that may exist as of December 31, 2017 and 2016 are immaterial.

The Bank is subject to federal income tax and income tax of the state of California. Our federal income tax return for the year ended December 31, 2016 is open to audit by the federal authorities. The California state tax returns for the years ended December 31, 2013, 2014, 2015, and 2016 are open to audit by the state authorities.

Affordable Housing Investment

In 2004, 2009, 2015 and 2016, the Bank invested in limited partnerships formed for the purpose of investing in affordable income housing projects (AHP), which are designed to generate a return primarily through the realization of federal tax credits. The Bank has virtually no influence over partnership operating and financial policies, and the investment is therefore accounted for using the proportional amortization method over a 10-year period, in proportion to the tax credits and other benefits received over that same period.

For the years ended December 31, 2017, 2016, and 2015, the amortization of affordable housing limited partnership investments reflected as a component of current income tax expense is as follows:

(IN THOUSANDS)	2017	2016	2015
Amortization of AHP	$1,827	$1,075	$492

AHP balances as of December 31, 2017 and 2016 are as follows:

	Original Commitment	Total Funded	Remaining Commitment (Other Liabilities)	AHP Asset Balance (Other Assets)
2017	$20,428	$9,605	$10,823	$11,800
2016	$20,428	$8,924	$11,504	$13,627

7. COMMITMENTS AND CONTINGENCIES

A. Leases

The Bank leases certain premises under operating leases, which extend through 2023, with renewal options, which allow the Bank to extend certain leases through 2033. Lease expense was $3,810,000, $3,682,000 and $3,738,000 for 2017, 2016, and 2015, respectively. At December 31, 2017, future minimum annual lease payments are as follows:

(IN THOUSANDS )
FOR THE YEARS ENDED:	LEASE PAYMENT
2018	$4,051
2019	4,073
2020	1,976
2021	749
2022	156
Thereafter	45

Total	$11,050

The above amounts do not include the effect of any future cost of living increases, unless minimum increases apply, or the effects of renewal options.

During 2017, 2016 and 2015, the Bank received tenant leasehold reimbursements related to various leases of $33,000, $59,000, and $3,323,000, respectively. These leasehold reimbursement amounts are being amortized over the life of the leases as a reduction of lease expense.

B. Off Balance Sheet Risk

In the normal course of business and in order to meet the financing needs of its customers, the Bank is a party to transactions with off balance sheet risk. In particular, the Bank makes commitments to extend credit and issues letters of credit. Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Standby letters of credit are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party.

The off balance sheet risk related to these transactions is the possibility of a loss from (1) the failure of another party to perform according to the terms of a contract that would cause a draw on a standby letter of credit, or (2) changes in market rates of interest for those few commitments and undisbursed loans that have fixed rates of interest. To minimize this risk, the Bank uses the same credit policies in making commitments as it does for on-balance sheet transactions, including requirements for collateral as deemed necessary.

The Bank had commitments outstanding as follows:

	Years Ended December 31,
(IN THOUSANDS)	2017	2016
Unused loan commitments	$665,139	$622,405
Commercial letters of credit	$806	$1,001
Standby letters of credit	$14,495	$12,500

C. Employment Arrangements

The Bank has entered into various arrangements with certain of its officers to provide additional contingent cash compensation in the event of a change-in-control of the Bank. There are five officers that are covered under these arrangements that provide for the payment of one year of annual base pay each.

The CEO of the Bank entered into a new three-year employment agreement in December 2016 that provides for the payment of a base salary and a bonus based upon the CEO’s individual performance and the Bank’s overall performance and also includes a three year change-in control provision.

D. Legal

The Bank has been named as defendant in various legal actions arising from its normal business activities, in which damages of various amounts are claimed. Based upon the information currently available to management and the Bank’s counsel, management does not believe that litigation matters or legal claims, individually or in the aggregate, will have a material adverse effect on the consolidated financial condition or operating results of the Bank.

8. INTEREST BEARING DEPOSITS

A summary of interest bearing deposits as of December 31, 2017 and 2016 is as follows:

(IN THOUSANDS)	2017	2016
Time deposits	$494,854	$584,350
Interest bearing demand	73,839	84,192
Money market accounts	1,066,397	921,917
Savings and other	47,671	44,314

Total interest bearing deposits	$1,682,761	$1,634,773

As of December 31, 2017, the scheduled maturities of time certificates of deposit are as follows:

(IN THOUSANDS )	$250,000 OR GREATER	LESS THAN $250,000	TOTAL
2018	$198,224	$142,213	$340,437
2019	3,112	18,598	21,710
2020	4,150	57,770	61,920
2021	4,228	61,773	66,001
2022 and thereafter	2,900	1,886	4,786

Total time certificates of deposit	$212,614	$282,240	$494,854

As of December 31, 2017, time deposits within the Certificate of Deposit Account Registry Service (CDARS) program totaled $34,900,000, as compared to $30,538,000 at December 31, 2016. The CDARS program allows customers with deposits in excess of FDIC-insured limits to obtain full coverage on time deposits through a network of banks within the CDARS program.

As of December 31, 2017 and 2016, the Bank had time deposits of $212,614,000 and $269,789,000, respectively, that met or exceeded the FDIC insurance limit of $250,000.

At December 31, 2017, 2 customers maintained balances (aggregating all related accounts, including multiple business entities and personal funds of business principals) in excess of $100,000,000. The aggregate amount of these deposits amounted to $302,641,000 or approximately 11% of the Bank’s total customer deposit base. The Asset/Liability Committee of the Bank monitors for deposit concentrations and considers strategies to de-risk if necessary.

9. BORROWINGS

A. Short-term borrowings

As of December 31, 2017 and 2016, the Bank had short-term borrowings (original maturity less than 92 days), consisting of short-term FHLB advances.

The following table sets forth information concerning short-term borrowings:

	Years Ended December 31,
(IN THOUSANDS)	2017	2016
Balance outstanding at the end of the year	$197,500	$228,000
Maximum outstanding at any month-end during the year	$400,000	$585,000
Average balance outstanding during the period	$233,951	$304,382
Weighted average interest rate:
As of period-end	1.36%	0.59%
Paid during the period	0.93%	0.45%

Average balances outstanding during the year represent daily average balances and average interest rates represent interest expense divided by the related average balance.

B. Long-term FHLB advances

As of December 31, 2017 and 2016, the Bank had $305,000,000 and $315,000,000, respectively, of long-term FHLB advances (original maturities exceeding 91 days).

The following table presents the remaining periods until maturity, blended interest rates, and rate ranges of the long-term FHLB advances as of December 31, 2017:

	As of December 31, 2017
(IN THOUSANDS)	BALANCES	RATE	RANGE
Within one year	$20,000	1.41%	1.40% - 1.42%
2019	75,000	1.85%	1.48% - 3.06%
2020	10,000	2.91%	2.64% - 3.17%
2021	200,000	1.35%	1.32% - 1.38%
2022 and thereafter	—	—

Total Long-term FHLB borrowings	$305,000	1.53%

C. Other FHLB Information

The Bank pledged loan collateral totaling $521,261,000 and security collateral totaling $180,322,000 to secure these short-term and long-term FHLB borrowings. As a member bank of FHLB, the Bank is required to maintain FHLB stock which is carried at cost and totaled $17,250,000 as of both December 31, 2017 and 2016, respectively.

The level of required investment in FHLB stock is based upon the greater of one percent of the membership asset value or the balance of outstanding loans the Bank has from the FHLB. Although FHLB stock is a financial instrument that represents an equity interest in the FHLB, it does not have a readily determinable fair value. Accordingly, when evaluating FHLB stock for impairment, its value should be determined based upon the ultimate recoverability of the par value rather than by recognizing temporary declines in value.

D. Sources of Liquidity

The Bank maintains secondary sources of liquidity available through both unsecured fed fund lines with major financial institutions and secured borrowing facilities with the FRB, FHLB and investment banking sources utilizing loan and investment collateral. The following summarizes activities in FHLB and other borrowings:

	Years Ended December 31,
(IN THOUSANDS)	2017	2016
Borrowing capacity available - unsecured facilities	$85,000	$84,000
Borrowing capacity available - secured facilities
FRB	$117,000	$129,000
FHLB	620,000	341,000
Investment banking sources	302,000	317,000

10. CAPITAL

The Financial Code of the State of California provides that dividends paid in any one year may not exceed the lesser of the Bank’s undivided profits or the net income for the prior three years, less cash distributions to shareholders during such period (if any). During 2017, 2016, and 2015, the Bank paid $6,268,000, $6,193,000, and $5,631,000 dividends to common shareholders, respectively.

11. EARNINGS PER SHARE (EPS)

The table below is a reconciliation of the components used in the calculation of basic and diluted EPS for the years ended December 31, 2017, 2016 and 2015. Basic EPS is computed by dividing income available to common shareholders by the weighted average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock that then would share in the earnings of the Bank. The only dilutive securities issued by the Bank are Restricted Stock Units (RSUs). The impact of the unvested RSUs on dilutive EPS is shown below:

EPS RECONCILIATION	2017			2016			2015
(IN THOUSANDS - EXCEPT SHARE AND PER SHARE DATA)	INCOME	SHARES	EPS	INCOME	SHARES	EPS	INCOME	SHARES	EPS
Net Income available to common shareholders - Basic EPS	$26,724	3,133	$8.53	$26,823	3,128	$8.57	$27,765	3,128	$8.88
Effect of dilutive RSUs	—	3	($0.01)	—	—	—	—	—	—

Available to common shareholders - Dilutive EPS	$26,724	3,136	$8.52	$26,823	3,128	$8.57	$27,765	3,128	$8.88

12. RELATED PARTY TRANSACTIONS

Occasionally the Bank, in the normal course of business, makes fully conforming loans to executive officers, directors and shareholders of the Bank and to companies with which they are affiliated. As of December 31, 2017 and 2016, there were no extensions of credit or loans outstanding to these related parties. The Bank also accepts deposits from related parties which are offered on terms comparable to that of non-related parties.

13. BENEFIT PLANS

The Bank has an Employee 401(k) Retirement and Savings Plan, which is a defined contribution plan available to all employees. The Bank matches 50% of the employee deferrals of up to 6% while the profit sharing contributions are discretionary by the Board of Directors. Contributions to the plan, included in salaries and employee benefits expense were as follows:

(IN THOUSANDS)	2017	2016	2015
Matching contributions	$1,095	$1,024	$962
Profit sharing contributions	300	700	790

Total 401K plan contributions	$1,395	$1,724	$1,752

The Employee 401(k) Retirement and Savings Plan fully vests in the event of a change-in-control of the Bank.

The Bank has a non-qualified deferred compensation plan which is restricted to certain officers of the Bank. The Bank does not match the deferrals to this plan.

14. STOCK-BASED COMPENSATION

The Bank has a Community Bank Stock Incentive Plan (Plan) which permits the issuance of up to 250,000 equity compensation awards to employees and directors of the Bank. The Plan authorizes the issuance of various equity instruments including stock options, restricted stock and restricted stock units (RSUs). The terms and conditions of awards under the plan are determined by the Bank’s Compensation Committee at the time of the grant.

The RSUs currently issued consist of a promise to issue shares of stock upon vesting. During 2016, 8,625 restricted stock units were granted with a 3-year cliff vesting period, with a grant date fair value of $139.50. During 2017, 3,600 restricted stock units were granted with a 3-year cliff vesting period with a grant date fair value of $136.23. In addition, during 2017, 26,615 restricted stock units were granted which will vest in equal annual installments over the next three years and will accrue dividend amounts from the effective date of the grant, which are paid upon vesting. These units had a grant date fair value of $158.00. The RSUs fully vest in the event of a change-in-control of the Bank.

The restricted stock awards for the years ending December 31, 2017 and 2016 are as follows:

Restricted Stock Units	2017	2016
Outstanding - beginning of the year	8,625	—
Granted	30,215	8,625
Forfeitures	(750)	—

Outstanding - end of the year	38,090	8,625

Remaining shares authorized to be awarded - end of year	211,910	66,375

Compensation expense for the RSUs is measured at the fair value of the stock on the day prior to the grant date and is recognized over the vesting period and is as follows as of December 31, 2017 and 2016:

(IN THOUSANDS)	2017	2016
Compensation expense related to these awards	$775	$110
Unrecognized compensation expense related to unvested RSUs	$4,923	$1,093

In conjunction with the CEO’s new three-year employment agreement, which was signed during December 2016, the Bank authorized 10,000 shares of stock that were to be awarded to the CEO subsequent to year end. As such, the Bank calculated and accrued compensation expense of $1,362,000 based upon the fair value as of December 31, 2016. During February, 2017, the 10,000 shares were awarded.

15. COMPONENTS OF OTHER NON-INTEREST EXPENSE

The components of other non-interest expense for the years ended December 31, 2017, 2016 and 2015 are as follows:

(IN THOUSANDS)	2017	2016	2015
Marketing	$1,012	$1,136	$1,141
Subscriptions	1,184	1,102	1,162
Director fees	828	823	664
Telephone	618	571	866
Online Banking	643	550	461
Other	4,328	4,678	4,674

Total other non-interest expense	$8,613	$8,860	$8,968

16. DERIVATIVE FINANCIAL INSTRUMENTS

The Bank is exposed to certain risks relating to its ongoing business operations and utilizes interest rate swap agreements (“swaps”) as part of its asset/liability management strategy to help manage its interest rate risk position.

As of December 31, 2017, the Bank has entered into one interest-rate swap agreement with a customer and one offsetting interest-rate swap with a counterparty bank. These swap agreements are not designated as hedging instruments. The purpose of entering into offsetting derivatives not designated as a hedging instrument is to provide the Bank a variable-rate loan receivable and to provide the customer the financial effects of a fixed-rate loan without creating significant volatility in the Bank’s earnings.

The changes in the fair value of the swaps primarily offset each other and therefore should not have a significant impact on the Company’s results of operations, although the Company does incur credit and counterparty risk with respect to performance on the swap agreements by the Bank’s customer and counterparty, respectively. Our interest rate swap derivatives are subject to a master netting arrangement with one counterparty bank.

The Bank believes our risk of loss associated with our counterparty borrowers related to interest rate swaps is mitigated as the loans with swaps are underwritten to take into account potential additional exposure, although there can be no assurances in this regard since the performance of our swaps is subject to market and counterparty risk.

A. Balance Sheet Classification of Derivative Financial Instruments

As of December 31, 2017 and 2016, the total notional amount of the Company’s swaps was $47,576,000 and $0, respectively. The location of the asset and liability, and their respective fair values are summarized in the tables below:

	AS OF DECEMBER 31, 2017
	ASSET DERIVATIVES		LIABILITY DERIVATIVES
(IN THOUSANDS)	BALANCE SHEET LOCATION	FAIR VALUE	BALANCE SHEET LOCATION	FAIR VALUE
Derivatives not designated as hedging instruments:
Interest rate swaps	Other assets	$191	Other liabilities	$191

Total		$191		$191

As of December 31, 2016 the Bank had no derivative financial instruments.

B. The Effect of Derivative Financial Instruments on the Consolidated Statements of Operations

The following table summarizes the effect of derivative financial instruments on the consolidated statements of operations for the periods presented:

Derivatives not Designated as Hedging Instruments	Location of Gain Recognized as Income on Derivative Instruments	Amount of Gain Recognized in Income on Derivative Instruments
		For the Year ended December 31,
		2017	2016	2015
Interest rate swaps	Other income	$494	$—	$—

Total		$494	$—	$—

C. Balance Sheet Offsetting

Assets and liabilities relating to certain financial instruments, including derivatives, may be eligible for offset in the consolidated balance sheets as permitted under accounting guidance. The Bank’s interest rate swap derivatives are subject to a master netting arrangement with one counterparty bank. In addition, the master agreement under which the interest rate contracts have been written requires either party to pledge investment securities as collateral based on certain risk thresholds. Investment securities that have been pledged by the Bank to the counterparty bank continue to be reported in the Bank’s consolidated balance sheets unless the Company defaults.

AS OF DECEMBER 31, 2017
				GROSS AMOUNTS NOT OFFSET IN THE CONSOLIDATED BALANCE SHEETS
(IN THOUSANDS)	GROSS AMOUNTS RECOGNIZED IN THE CONSOLIDATED BALANCE SHEETS	GROSS AMOUNTS OFFSET IN THE CONSOLIDATED BALANCE SHEETS	NET AMOUNTS PRESENTED IN THE CONSOLIDATED BALANCE SHEETS	FINANCIAL INSTRUMENTS	COLLATERAL PLEDGED	NET AMOUNTS
Financial Assets:
Derivatives not designated as hedging instruments	$191	$—	$—	$191	$—	$191

Total	$191	$—	$—	$191	$—	$191

Financial Liabilities:
Derivatives not designated as hedging instruments	$191	$—	$—	$191	$1,060	$869

Total	$191	$—	$—	$191	$1,060	$869

As of December 31, 2016 the Bank had no derivative financial instruments.

17. DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS

Fair value for GAAP purposes is defined as the price received to sell an asset or the price paid to transfer a liability in an orderly market transaction between market participants at the measurement date.

Fair Value Hierarchy

The fair value hierarchy prioritizes the inputs to valuation techniques used to measure fair value into three broad levels:

Level 1 — Valuation is based upon quoted prices for identical instruments traded in active markets.

Level 2 — Valuation is based upon quoted prices for similar instruments in active markets, quoted prices for identical or similar instruments in markets that are not active, and model-based valuation techniques for which all significant assumptions are observable in the market.

Level 3 — Valuation is generated from model-based techniques that use significant assumptions not observable in the market. These unobservable assumptions reflect the Bank’s own estimates of assumptions that market participants would use in pricing the asset or liability. Valuation techniques include use of option pricing models, discounted cash flows and similar techniques.

The Bank records value measurements for available-for-sale securities and loans held for sale on a recurring basis, while certain other assets, such as impaired loans, SBA servicing asset and OREO are performed on a nonrecurring basis.

ASSETS & LIABILITIES MEASURED AT FAIR VALUE ON A RECURRING BASIS
(IN THOUSANDS)	DECEMBER 31, 2017	LEVEL 1	LEVEL 2	LEVEL 3
Description of Assets
Securities of U.S. Government agencies	$30,145	$18,437	$11,708	$—
U.S. Government sponsored - mortgage-backed securities, residential	714,269	—	714,269	—
Municipals	90,839	—	90,839	—
Equity security	2,162	2,162	—	—
Interest rate swaps	191	—	191	—

Total assets	$837,606	$20,599	$817,007	$—

Description of Liability
Interest rate swaps	$191	$—	$191	$—

Total liability	$191	$—	$191	$—

ASSETS & LIABILITIES MEASURED AT FAIR VALUE ON A RECURRING BASIS
(IN THOUSANDS)	DECEMBER 31, 2016	LEVEL 1	LEVEL 2	LEVEL 3
Description of Assets
Securities of U.S. Government agencies	$37,212	$23,511	$13,701	$—
U.S. Government sponsored - mortgage-backed securities, residential	770,983	—	770,983	—
Municipals	105,586	—	105,586	—

Total assets	$913,781	$23,511	$890,270	$—

ASSETS & LIABILITIES MEASURED AT FAIR VALUE ON A NON-RECURRING BASIS
(IN THOUSANDS)	DECEMBER 31, 2017	LEVEL 1	LEVEL 2	LEVEL 3	TOTAL RESERVES
Description of Assets
Impaired loans	$14,025	$—	$—	$14,025	$—
SBA servicing asset	1,983	—	—	1,983	—
OREO	825	—	—	825	—

Total assets	$16,833	$—	$—	$16,833	$—

ASSETS & LIABILITIES MEASURED AT FAIR VALUE ON A NON-RECURRING BASIS
(IN THOUSANDS)	DECEMBER 31, 2016	LEVEL 1	LEVEL 2	LEVEL 3	TOTAL RESERVES
Description of Assets
Impaired loans	$20,881	$—	$—	$20,881	$(53)
SBA servicing asset	2,421	—	—	2,421	—
OREO	3,000	—	—	3,000	—

Total assets	$26,302	$—	$—	$26,302	$(53)

Determination of Fair Value

Cash and cash equivalents, accrued interest receivable, and accrued interest payable

For those short-term instruments, the carrying amount is a reasonable estimate of fair value.

Investment securities

Investment securities available-for-sale are valued based upon quotes obtained from a reputable third-party pricing service. The service uses evaluated pricing applications and model processes. Market inputs, such as, benchmark yields, reported trades, broker/dealer quotes, issuer spreads, two-sided markets, benchmark securities, bids, offers and reference data are considered as part of the evaluation. The inputs are related directly to the security being evaluated, or indirectly to a similarly situated security. Market assumptions and market data are utilized in the valuation models. The majority of the investment securities are considered level 2. A portion of the U.S. Agency investments and the equity security are considered level 1 as those securities are based upon quoted prices for identical instruments traded in active markets.

Loans and leases, net

The fair value of loans is calculated using a discounted present value model. The model uses the treasury yield curve or prime rate as a foundation to derive a risk free rate that is modified by credit quality and operating expenses. No adjustments have been made for changes in credit within the loan portfolio. It is management’s opinion that the allowance for loan losses pertaining to performing and nonperforming loans results in a fair valuation of credit for such loans.

Impaired loans

The Bank’s impaired loans are generally measured using the fair value of the underlying collateral, which is determined based on the most recent appraisal information received, less costs to sell. These loans fall within Level 2 or Level 3 of the fair value hierarchy as appropriate. Level 2 values are measured at fair value based on the most recent valuation information received on the underlying collateral. Level 3, additionally can include adjustments by the Bank for historical knowledge and for changes in market conditions.

Other real estate owned

The Bank’s OREO represents properties acquired through foreclosure or through full or partial satisfaction of loans and are recorded at estimated fair value less cost to sell at the time of foreclosure and at the lower of cost or estimated fair value less cost to sell subsequent to acquisition. Any subsequent write downs are charged to non-interest expense and recognized as a valuation allowance. The fair values of OREO properties are based on third party appraisals, broker price opinions or accepted written offers but, additionally can include adjustments by the Bank for historical knowledge and for changes in market conditions. These valuations are reviewed and approved by the Bank’s appraisal department. OREO properties are classified as Level 2 or 3 assets in the fair value hierarchy.

Federal Home Loan Bank Stock

Federal Home Loan Bank Stock is considered to be a restricted equity security whose carrying value approximates its fair value.

Swaps

The fair value of the interest rate swap contracts are provided by the counterparty using a proprietary model rather than actual market quotations. The Bank verifies the valuation results provided by the counterparty for reasonableness by estimating the fair value of the swaps using Bloomberg swap manager model which constructs a yield curve based upon LIBOR/Swap rates. The yield curve determines the valuation of the interest rate swaps. These calculated results compare reasonably well and the Bank has not made any adjustments to the valuation provided by the counterparty. Accordingly, the Bank categorized its swaps portfolio within Level 2 of the fair value hierarchy.

Deposits

The fair values of demand deposits, savings accounts, and money market deposits are based on cash flows imputed to these non-contractual deposits based on analyses of historical data. These cash flows are then discounted using a present value model. The fair value of fixed-maturity certificates of deposit is also calculated using a discounted present value model. Both models use the treasury yield curve as a foundation that is then modified by the Bank’s funding cost.

Borrowings

For these short-term instruments, the carrying amount is a reasonable estimate of fair value. The fair value of other borrowings is calculated using the treasury yield curve as a foundation that is modified by the Bank’s borrowing cost.

The estimated fair value of standby letters of credit outstanding at December 31, 2017 and 2016 was not significant. Loan commitments on which the committed fixed interest rate is less than the current market rate are also not significant at December 31, 2017 and 2016.

The carrying amounts and fair values of the Bank’s financial instruments at December 31, 2017 and 2016 were as follows:

DECEMBER 31, 2017
		FAIR VALUE
	CARRYING AMOUNT	LEVEL 1	LEVEL 2	LEVEL 3	TOTAL
Description of Assets
Cash and cash equivalents	$44,298	$44,298	$—	$—	$44,298
Investment securities	$837,415	$20,599	$816,816	$—	$837,415
Loans and Leases	$2,704,513	$—	$2,714,754	$14,025	$2,728,779
FHLB Stock	$17,250	$—	$17,250	$—	$17,250
Accrued interest receivable	$11,749	$—	$11,749	$—	$11,749
Swaps	$191	$—	$191	$—	$191

Description of Liabilities
Deposits	$2,860,214	$—	$2,853,530	$—	$2,853,530
Borrowings/other	$502,500	$—	$496,213	$—	$496,213
Accrued interest payable	$964	$—	$964	$—	$964
Swaps	$191	$—	$191	$—	$191

DECEMBER 31, 2016
		FAIR VALUE
	CARRYING AMOUNT	LEVEL 1	LEVEL 2	LEVEL 3	TOTAL
Description of Assets
Cash and cash equivalents	$47,552	$47,552	$—	$—	$47,552
Investment securities	$913,781	$23,511	$890,270	$—	$913,781
Loans and Leases	$2,459,341	$—	$2,459,969	$20,881	$2,480,850
FHLB Stock	$17,250	$—	$17,250	$—	$17,250
Accrued interest receivable	$10,307	$—	$10,307	$—	$10,307

Description of Liabilities
Deposits	$2,681,994	$—	$2,450,931	$—	$2,450,931
Borrowings/other	$543,000	$—	$537,999	$—	$537,999
Accrued interest payable	$945	$—	$945	$—	$945

18. REGULATORY MATTERS

The Bank is subject to regulation by the Federal Deposit Insurance Corporation (FDIC) and the California Department of Business Oversight (DBO).

The Bank is subject to various capital requirements administered by federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possible additional discretionary action by regulators that, which, if undertaken, could have a direct material effect on the Bank’s financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank’s assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. The Bank’s capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of Total and Tier 1 capital to risk-weighted assets and of Tier 1 capital to average assets. Management believes, as of December 31, 2017, that the Bank meets all capital adequacy requirements to which it is subject.

As of December 31, 2017 the Bank was categorized as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized the Bank must maintain certain ratios as set forth in the table below.

In July 2013, the Federal Reserve Board and the FDIC issued final rules implementing the Basel III regulatory capital framework and related Dodd-Frank Wall Street Reform and Consumer Protection Act changes. The rules revise minimum capital requirements and adjust prompt corrective action thresholds. The final rules revise the regulatory capital elements, add a new common equity Tier 1 capital ratio, increase the minimum Tier 1 capital ratio requirement, and implement a new capital conservation buffer which is being phased in effective January 1, 2016, increasing minimum risk-based capital requirement by 0.625% of risk-weighted assets each year until reaching its final level of 2.5% on January 1, 2019. The rules also permit certain banking organizations to retain, through a one-time election, the existing treatment for accumulated other comprehensive income. The final rules took effect for community banks on January 1, 2015, subject to a transition period for certain parts of the rules. Management believes the Bank will remain well-capitalized under the new rules.

The Bank’s capital ratios are presented in the following table:

	MINIMUM REGULATORY CAPITAL REQUIREMENT		WELL CAPITALIZED REGULATORY REQUIREMENT		ADEQUATELY CAPITALIZED BASEL III FULLY PHASED IN		COMMUNITY BANK CAPITAL
(IN THOUSANDS)	As of December 31, 2017
Tier 1 leverage capital	4%	$150,681	5%	$188,351	4.0%	$150,681	9.4%	$355,230
Tier 1 risk based capital	6%	$195,409	8%	$260,545	8.5%	$276,829	10.9%	$355,230
Total risk based capital	8%	$260,545	10%	$325,681	10.5%	$341,965	12.0%	$392,005
Common equity tier 1 capital	4.5%	$146,556	6.5%	$211,693	7.0%	$227,977	10.9%	$355,230

(IN THOUSANDS)	As of December 31, 2016
Tier 1 leverage capital	4%	$141,633	5%	$177,041	4.0%	$141,633	9.4%	$331,499
Tier 1 risk based capital	6%	$182,791	8%	$243,722	8.5%	$258,954	10.9%	$331,499
Total risk based capital	8%	$243,722	10%	$304,652	10.5%	$319,885	12.1%	$368,165
Common equity tier 1 capital	4.5%	$137,094	6.5%	$198,024	7.0%	$213,257	10.9%	$331,499

19. QUARTERLY FINANCIAL DATA (UNAUDITED)

	December 31, 2017
(IN THOUSANDS EXCEPT PER SHARE AMOUNTS)	Fourth Quarter	Third Quarter	Second Quarter	First Quarter
Interest income	$35,126	$35,256	$34,114	$31,582
Interest expense	4,400	4,439	4,192	3,809

Net interest income	30,726	30,817	29,922	27,773
Provision for loan losses	104	(4,000)	1,000	(1,600)

Net interest income after provision for loan losses	30,622	34,817	28,922	29,373
Non-interest income	1,903	2,353	3,141	1,981
Non-interest expense	21,123	20,598	18,436	18,730

Income before taxes	11,402	16,572	13,627	12,624
Income tax expense	10,960	6,431	5,273	4,837

Net Income	$442	$10,141	$8,354	$7,787

Earnings per share:
Basic	$0.14	$3.24	$2.66	$2.49

Diluted	$0.14	$3.23	$2.66	$2.49

	December 31, 2016
(IN THOUSANDS EXCEPT PER SHARE AMOUNTS)	Fourth Quarter	Third Quarter	Second Quarter	First Quarter
Interest income	$31,976	$32,140	$32,241	$32,027
Interest expense	3,488	3,687	3,117	3,065

Net interest income	28,488	28,453	29,124	28,962
Provision for loan losses	3,498	1,200	1,250	1,000

Net interest income after provision for loan losses	24,990	27,253	27,874	27,962
Non-interest income	1,972	2,665	4,673	3,997
Non-interest expense	20,537	19,086	19,332	19,373

Income before taxes	6,425	10,832	13,215	12,586
Income tax expense	2,197	4,094	5,106	4,838

Net Income	$4,228	$6,738	$8,109	$7,748

Earnings per share:
Basic	$1.35	$2.15	$2.59	$2.48

Diluted	$1.35	$2.15	$2.59	$2.48

ANNEX A

Execution Version

AGREEMENT AND PLAN OF REORGANIZATION AND MERGER

dated as of February 26, 2018

by and among

CVB FINANCIAL CORP.,

CITIZENS BUSINESS BANK,

and

COMMUNITY BANK

Exhibits

Exhibit A-1	Form Voting and Support Agreement

Exhibit A-2	Form of Parent Voting and Support Agreement

Exhibit B-1	Form Non-Competition, Non-Solicitation and Non-Disclosure Agreement – All directors (other than independent directors) of the Community Board

Exhibit B-2	Form Non-Competition, Non-Solicitation and Non-Disclosure Agreement – Independent directors of the Community Board

Exhibit B-3	Form Non-Competition, Non-Solicitation and Non-Disclosure Agreement – Community officer identified on Section 7.03(j)(iv) of the Parent Disclosure Schedule

Exhibit B-4	Form Non-Competition, Non-Solicitation and Non-Disclosure Agreement – Community officer identified on Section 7.03(j)(v) of the Parent Disclosure Schedule

Exhibit B-5	Form Non-Solicitation and Non-Disclosure Agreement – Community officers identified on Section 7.03(j)(vi) of the Parent Disclosure Schedule

Exhibit C	Form of Agreement of Merger

Community Disclosure Schedule

Parent Disclosure Schedule

This AGREEMENT AND PLAN OF REORGANIZATION AND MERGER, dated as of February 26, 2018 (this “Agreement”), is entered into by and among CVB Financial Corp., a California corporation (“Parent”), Citizens Business Bank, a California state-chartered bank and wholly-owned subsidiary of Parent (“Citizens”), and Community Bank, a California state-chartered bank (“Community,” together with Parent and Citizens, each a “Party” and collectively hereinafter the “Parties”).

RECITALS

WHEREAS, upon the terms and subject to the conditions of this Agreement and in accordance with the California General Corporation Law (the “CGCL”) and the California Financial Code (the “CFC”), Community will merge with and into Citizens (the “Merger”), with Citizens continuing as the surviving banking corporation in the Merger (sometimes referred to in such capacity as the “Surviving Corporation”);

WHEREAS, the respective boards of directors of each of Parent (the “ Parent Board”), Citizens (the “Citizens Board”) and Community (the “Community Board”) have determined that this Agreement and the transactions contemplated hereby are fair to and in the best interests of their respective companies and their respective shareholders, as applicable, and have approved and declared advisable this Agreement and the transactions contemplated hereby, including the Merger, all upon the terms and subject to the conditions set forth herein;

WHEREAS, for U.S. federal income tax purposes (and, where applicable, state and local income tax purposes), the Parties intend that the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and that this Agreement will constitute a “plan of reorganization” for purposes of Sections 354 and 361 of the Code;

WHEREAS, as a condition and inducement to the Parties’ willingness to enter into this Agreement, each member of the Community Board and certain of its respective executive officers and a member of the Parent Board have each simultaneously herewith entered into a Voting and Support Agreement (each a “Voting Agreement” and collectively, the “Voting Agreements”), each dated as of the date hereof and substantially in the form attached hereto as Exhibit A-1, and Exhibit A-2 with Parent and Community, respectively;

WHEREAS, as a condition and inducement to Parent’s and Citizens’ willingness to enter into this Agreement, each member of the Community Board and certain of its officers have simultaneously herewith entered into, as applicable, a Non-Competition, Non-Solicitation and Non-Disclosure Agreement or a Non-Solicitation and Non-Disclosure Agreement, each dated as of the date hereof and substantially in the form attached hereto as Exhibit B-1, B-2, B-3, B-4 or B-5 with Parent; and

WHEREAS, the Parties desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe certain conditions to the Merger.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements set forth herein, and intending to be legally bound hereby, the Parties hereto hereby agree as follows:

ARTICLE 1

CERTAIN DEFINITIONS

1.01 Certain Definitions. The following terms are used in this Agreement with the meanings set forth below:

“2017 Audited Financial Statements” has the meaning set forth in Section 6.04(b).

“Acquisition Proposal” has the meaning set forth in Section 6.09(a).

“ADA” has the meaning set forth in Section 4.21(b).

“Adjusted Tier 1 Capital” means Tier 1 Capital plus Approved Transaction Costs.

“Affiliate” means, as to any Person, any other Person which, directly or indirectly, is in control of, is controlled by or is under common control with such Person. For purposes of this definition, “control” of a Person shall mean the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by Contract or otherwise.

“Agreement” has the meaning set forth in the Preamble.

“Agreement of Merger” has the meaning set forth in Section 2.02(a).

“Aggregate Cash Consideration” means (a) the product of (i) Fifty Six Dollars ($56.00) and (ii) the sum of the number of shares of Community Common Stock and Community RSU’s outstanding at the Effective Time, less (b) the sum of (i) the Tier 1 Capital Adjustment and (ii) the Total Non-Interest Bearing Deposit Adjustment and (iii) the Transaction Costs Adjustment; provided, however, that, notwithstanding anything to the contrary set forth in this Agreement, if the sum in the foregoing clause (b) of this definition exceeds $45,000,000 (the amount of such excess, if any, the “Excess Adjustment Amount”), then, in lieu of reducing the Aggregate Cash Consideration by 100% of the Excess Adjustment Amount, the Merger Consideration shall be reduced as follows: (x) 20% of the Excess Adjustment Amount shall be applied to reduce the Aggregate Cash Consideration; and (y) the remaining 80% of the Excess Adjustment Amount shall be applied to reduce the Stock Consideration by reducing the Exchange Ratio to reflect the reduction in the Merger Consideration pursuant to clause (y) of this definition.

“Approvals” has the meaning set forth in Section 6.05(a).

“Approved Transaction Costs” means all expenses, costs and fees to be paid or incurred by Community (or any of its Affiliates or successors thereto) from January 1, 2018 through the Measurement Date in connection with the consummation by Community of the transactions contemplated by this Agreement, which, solely for purposes of calculating Adjusted Tier 1 Capital, shall not exceed:

(a) $6.0 million, in the aggregate, for all of the Transaction Costs identified on Section 1.01(a) of the Parent Disclosure Schedule (provided further that, with respect to any specific Transaction Cost identified in such Parent Disclosure Schedule, such Transaction Cost shall also not exceed, solely for purposes of calculating Adjusted Tier 1 Capital, the applicable individual dollar limit set forth in Section 1.01(a) of the Parent Disclosure Schedule for such Transaction Cost); plus

(b) investment banking fees payable to D.A. Davidson & Co., which shall not exceed the amount as previously disclosed by Community to Parent and Citizens and set forth in Community’s engagement agreement with D.A. Davidson & Co. (a true and complete copy of which has been previously provided to Parent and Citizens); plus

(c) a pool for retention payments by Community to be mutually agreed upon by the Parties in an amount not exceeding the amount set forth in Section 7.03(e)(iii)(3) of the Parent Disclosure Schedule; plus

(d) if applicable, any attorneys’ fees and costs, amounts paid to Advisors and all amounts paid in settlement or otherwise, in connection with any investigations, actions, claims, suits or hearings brought, if any, with respect to this Agreement or the transactions contemplated hereby as described in Section 6.21 herein;

(e) any fees and costs paid to the nationally recognized accounting firm designated in accordance with Section 4.11(k) herein; plus

(f) any fees and costs paid with Parent’s prior written consent in connection with complying with Section 6.16 herein.

“Bank Secrecy Act” means the Currency and Foreign Transaction Reporting Act (31 U.S.C. Section 5311 et seq.), as amended by the USA PATRIOT Act and their implementing regulations.

“Bankruptcy and Equity Exception” has the meaning set forth in Section 4.03(a).

“Book-Entry Share” has the meaning set forth in Section 3.01(a).

“Business Day” means Monday through Friday of each week, except a legal holiday recognized as such by the United States federal government or any day on which banking institutions in the State of California are authorized or obligated to close.

“California Secretary” means the Secretary of State of the State of California.

“Call Report” means a Report of Condition and Income filed by a banking institution with the applicable federal banking agency.

“Cardholder” means a person or persons in whose name(s) a Credit Card Account has been established in connection with a Credit Card pursuant to a Credit Card Account Agreement.

“Cash Consideration ” means the quotient obtained by dividing (i) the Aggregate Cash Consideration by (ii) the sum of the number of shares of Community Common Stock and Community RSU’s outstanding at the Effective Time.

“CDBO” means the California Department of Business Oversight.

“Certificate” has the meaning set forth in Section 3.01(a).

“CFC” has the meaning set forth in the recitals.

“Change of Control Payments” has the meaning set forth in Section 4.16(a).

“Citizens” has the meaning set forth in the Preamble of this Agreement.

“Citizens Articles” means the articles of incorporation of Citizens, as amended.

“Citizens Board” has the meaning set forth in the Recitals.

“Citizens Bylaws” means the bylaws of Citizens, as amended.

“Closing” has the meaning set forth in Section 2.02(b).

“Closing Date” has the meaning set forth in Section 2.02(b).

“Code” means the Internal Revenue Code of 1986, as amended.

“Community” has the meaning set forth in the Preamble of this Agreement.

“Community 401(k) Plan” has the meaning set forth in Section 6.14(a).

“Community Articles” means the articles of incorporation of Community, as amended.

“Community Audited Financial Statements” has the meaning set forth in Section 4.06(a).

“Community Board” has the meaning set forth in the Recitals.

“Community Board Recommendation” has the meaning set forth in Section 6.07(b).

“Community Bylaws” means the bylaws of Community, as amended.

“Community Capitalization Date” has the meaning set forth in Section 4.02(a).

“Community Change in Recommendation” has the meaning set forth in Section 6.09(e).

“Community Common Stock” means the common stock, no par value per share, of Community.

“Community Disclosure Schedule” means the schedule delivered by Community to Parent and Citizens before the execution and entry into this Agreement which sets forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in this Agreement or to one or more covenants contained herein.

“Community Filings” has the meaning set forth in Section 4.05(a).

“Community Financial Statements” has the meaning set forth in Section 4.06(a).

“Community Incentive and Commission Plan” has the meaning set forth in Section 4.11(m).

“Community Interim Financial Statements” has the meaning set forth in Section 4.06(a).

“Community IT Systems” has the meaning set forth in Section 4.20(d).

“Community Leased Properties” has the meaning set forth in Section 4.21(a).

“Community Licensed Intellectual Property” means the Intellectual Property owned by third Persons that is used in or necessary for the operation of the respective businesses of Community and each of its Subsidiaries as presently conducted.

“Community Material Adverse Effect” shall mean any fact, event, change, condition, occurrence, development, circumstance, effect or state of facts that:

(a) individually or in the aggregate, has been, or would reasonably be expected to be, materially adverse to the business, assets, deposit liabilities, results of operations or condition (financial or otherwise) of Community and its Subsidiaries, in each case taken as a whole or (b) prevents, materially delays or materially impairs the ability of Community to perform its obligations under this Agreement to consummate the Merger; provided, however, that no fact, event, change, condition, occurrence, development, circumstance, effect or state of facts to the extent resulting from any of the following shall be considered in determining whether a Community Material Adverse Effect has occurred or is in existence:

(i) changes, after the date hereof, in Laws, rules and regulations of general applicability, or of general applicability to banks, or interpretations thereof of general applicability, or of general applicability to banks, by Governmental Authorities, including any change in GAAP or regulatory accounting requirements,

(ii) changes in the economy or financial markets, generally, in the United States,

(iii) changes in economic, business or financial conditions generally affecting the banking industry,

provided further, that the foregoing clauses (i), (ii) or (iii) shall not apply to the extent such fact, event, change, condition, occurrence, development, circumstance, effect, action, omission or state of facts of the type referred to therein, has a disproportionate impact on the business, assets, deposit liabilities, results of operations or condition (financial or otherwise) of Community and its Subsidiaries compared to other comparable companies within the banking industry, in which case the disproportionate effect will be taken into account;

(iv) any action taken by Community with Parent’s express written consent or any action taken by Community that Community was expressly required to take pursuant to the terms of this Agreement;

(v) any failure in and of itself by Community to meet internal or other estimates, predictions, projections or forecasts of revenue, net income or any other measure of financial performance (except to the extent that, with respect to clause (v) the facts or circumstances giving rise or contributing to failure to meet estimates, predictions, projections or forecasts may be deemed to constitute or be taken into account in determining whether there has been, a Community Material Adverse Effect, except to the extent such facts or circumstances are themselves excepted from the definition of Community Material Adverse Effect pursuant to any other clause of this definition);

(vi) the commencement of any litigation that was primarily the result of the announcement or public disclosure of this Agreement and the transactions contemplated hereby; or

(vii) for purposes of the condition set forth in Section 7.03(a)(iv), those matters Previously Disclosed by Community consistent with the standard set forth in Section 7.03(a)(iv) and based on the information on those matters provided on or prior to the date hereof.

“Community Owned Intellectual Property” means Intellectual Property owned or purported to be owned by Community or any of its Subsidiaries.

“Community Owned Properties” has the meaning set forth in Section 4.21(a).

“Community Rate Sheet” has the meaning set forth in Section 6.01(u).

“Community Real Properties” has the meaning set forth in Section 4.21(a).

“Community RSU” has the meaning set forth in Section 3.03(a).

“Community Shareholder Approval” means the approval of the principal terms of this Agreement by the affirmative vote or requisite consent of a majority of the outstanding shares of Community Common Stock entitled to vote thereon at the Community Shareholder Meeting or any adjournment or postponement thereof.

“Community Shareholder Meeting” has the meaning set forth in Section 6.07(a).

“Community Stock Plan” has the meaning set forth in Section 3.03(a).

“Confidentiality Agreement” has the meaning set forth in Section 6.04(c).

“Continuing Employees” has the meaning set forth in Section 6.14(a).

“Contract” or “Contracts ” means any agreement, lease, license, contract, insurance policy, note, mortgage, indenture, instrument, arrangement or other obligation.

“Controlled Group Liability” has the meaning set forth in Section 4.11(g).

“CRA” means the Community Reinvestment Act of 1977, as amended.

“CRA Agreement” has the meaning set forth in Section 4.09(l).

“Credit Card ” means a card that may be used by the holder to purchase goods and services and to obtain cash advances through open-end revolving credit, commonly known as a credit or charge card.

“Credit Card Account Agreement” means an agreement (including related disclosure) between or on behalf of Community and a Person or Persons under which the Credit Card Accounts are established and Credit Cards are issued to or on behalf of such Person or Persons.

“Credit Card Accounts” means all accounts established by or on behalf of Community under which a purchase, cash advance or credit transaction may be or has been made by a Cardholder by means of a Credit Card.

“Credit Card Associations” means VISA U.S.A., Inc., VISA International Inc. and MasterCard International Incorporated.

“D&O Insurance” has the meaning set forth in Section 6.13(b).

“Deposit Agreements” has the meaning set forth in Section 4.25(c).

“Deposit Insurance Fund” means the Deposit Insurance Fund administered by the FDIC.

“Derivative Transaction” has the meaning set forth in Section 4.24.

“Determination Date” has the meaning set forth in Section 8.01(h).

“Dissenting Share” means any share of Community Common Stock that is owned by shareholders who have perfected and not withdrawn a demand for dissenters’ rights pursuant to Chapter 13 of the CGCL.

“Effective Time” has the meaning set forth in Section 2.02(a).

“Employee Benefit Plan” has the meaning set forth in Section 4.11(a).

“Environmental Laws” has the meaning set forth in Section 4.17(a)

“Equal Credit Opportunity Act” means the Equal Credit Opportunity Act (15 U.S.C. Section 1691 et seq.), as amended.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” has the meaning set forth in Section 4.11(f).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Exchange Agent” has the meaning set forth in Section 3.02(a).

“Exchange Fund” has the meaning set forth in Section 3.02(a).

“Exchange Ratio” has the meaning set forth in Section 3.01(a).

“Excluded Shares” has the meaning set forth in Section 3.01(c).

“Fair Housing Act” means the Fair Housing Act (420 U.S.C. Section 3601 et seq.), as amended.

“FDIC” means the Federal Deposit Insurance Corporation.

“Federal Reserve Act” means the Federal Reserve Act of 1913, as amended.

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System.

“Final Index Price” has the meaning set forth in Section 8.01(h).

“GAAP” means generally accepted accounting principles in the United States, consistently applied over the period involved.

“Governmental Authority” means any federal, state or local court, tribunal, arbitral, governmental, administrative or regulatory authority (including any Regulatory Agencies), agency, commission, body or other governmental entity or instrumentality, and any stock exchange or industry self-regulatory organization.

“Hazardous Substance” has the meaning set forth in Section 4.17(g).

“Home Mortgage Disclosure Act” means the Home Mortgage Disclosure Act (12 U.S.C. Section 2801 et seq.), as amended.

“Indemnified Party” or “Indemnified Parties” has the meaning set forth in Section 6.13(a).

“Index Ratio” has the meaning set forth in Section 8.01(h).

“Initial Index Price” has the meaning set forth in Section 8.01(h).

“Initial Parent Stock Price” has the meaning set forth in Section 8.01(h).

“Intellectual Property” means any and all: (a) trademarks, service marks, brand names, collective marks, Internet domain names, logos, symbols, slogans, designs and other indicia of origin, together with all translations, adaptations, derivations and combinations thereof, all applications, registrations and renewals for the foregoing, and all goodwill associated therewith and symbolized thereby; (b) patents and patentable inventions (whether or not reduced to practice), all improvements thereto, and all invention disclosures and applications therefor, together with all divisions, continuations, continuations-in-part, revisions, renewals, extensions, reexaminations and reissues in connection therewith; (c) confidential proprietary business information, Trade Secrets and know-how, including processes, schematics, business and other methods, technologies, techniques, protocols, formulae, drawings, prototypes, models, designs, unpatentable discoveries and inventions; (d) copyrights in published and unpublished works of authorship (including databases and other compilations of information), and all registrations and applications therefor, and all renewals, extensions, restorations and reversions thereof; and (e) other intellectual property rights.

“Intellectual Property Registrations” means all Community Owned Intellectual Property that are subject to any issuance, registration, application or other filing by, to or with any Governmental Authority or authorized private registrar in any jurisdiction, including registered trademarks, domain names and copyrights, issued and reissued patents and pending applications for any of the foregoing.

“Investment Security” means any equity security or debt security as defined in Accounting Standards Codification Topic 320.

“IRS” means the U.S. Internal Revenue Service.

“Knowledge” (a) with respect to Community, means (i) the actual knowledge of the persons set forth in Section 1.01 of the Community Disclosure Schedule and (ii) the knowledge that any such person in the preceding clause (a)(i) would be reasonably expected to obtain after making the same inquiry and exercising the same diligence that a reasonably prudent business person in the ordinary and usual course of the performance of his or her responsibilities would make and exercise; and (b) with respect to Parent, means (i) the actual knowledge of the persons set forth in Section 1.01(b) of the Parent Disclosure Schedule and (ii) the knowledge that any such person in the preceding clause (b)(i) would be reasonably expected to obtain after making the same inquiry and exercising the same diligence that a reasonably prudent business person in the ordinary and usual course of the performance of his or her responsibilities would make and exercise.

“Law” means any federal, state, foreign, or local law, statute, ordinance, rule, order, regulation, writ, injunction, directive, judgment, administrative interpretation, treaty, decree, administrative, judicial or arbitration decision and any other executive, legislative, regulatory or administrative proclamation or other requirement of any Governmental Authority.

“Lease” has the meaning set forth in Section 4.21(a).

“Lien” means any mortgage, deed of trust, easement, declaration, restriction, pledge, hypothecation, assignment, deposit arrangement, option, right of first refusal, equity interest, encumbrance, lien (statutory or other), preference, participation interest, priority or other security agreement or preferential arrangement of any kind or nature whatsoever relating to that property, including any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing and the filing of any financing statement under the UCC or comparable law of any jurisdiction to evidence any of the foregoing..

“Loan” has the meaning set forth in Section 4.26(a).

“Material Contract” has the meaning set forth in Section 4.16(a).

“Materially Burdensome Regulatory Condition” has the meaning set forth in Section 6.05(b).

“Measurement Date” means the last day of the month immediately preceding the month in which the Closing Date occurs; provided, however if the Closing Date occurs within the first ten (10) days of any month, the Measurement Date shall be the last day of the second month immediately preceding the month in which the Closing Date occurs. As an example, and for avoidance of doubt, if the Closing Date occurs on July 8, 2018, the Measurement Date shall mean May 31, 2018.

“Merger” has the meaning set forth in the Recitals to this Agreement.

“Merger Consideration” has the meaning set forth in Section 3.01(a).

“Monthly Financial Statements” has the meaning set forth in Section 6.04(b).

“Multiemployer Plan” has the meaning set forth in Section 4.11(f).

“Multiple Employer Plan” has the meaning set forth in Section 4.11(f).

“NASDAQ” means the NASDAQ Global Select Market.

“Off-The-Shelf Licenses” means nonexclusive licenses or other Contracts entered into by Community for software or services that are generally commercially available on standard terms that require license, maintenance, support and other fees of less than $50,000 per year.

“OFAC” means the Office of Foreign Assets Control of the U.S. Department of the Treasury.

“Operating Loss” means any individual loss resulting from cash shortages, lost or misposted items, disputed clerical and accounting errors, forged checks, payment of checks over stop payment orders, counterfeit money, wire transfers made in error, theft, robberies, defalcations, check kiting, fraudulent use of credit cards or electronic teller machines, any other fraudulent acts, civil money penalties, fines, litigation, claims, arbitration awards or other similar acts or occurrences.

“OSHA” has the meaning set forth in Section 4.21(b).

“Outside Date” has the meaning set forth in Section 8.01(b).

“Parent” has the meaning set forth in the Preamble to this Agreement.

“Parent Articles” means the articles of incorporation of Parent, as amended.

“Parent Average Closing Price” has the meaning set forth in Section 8.01(h).

“Parent Board” means the board of directors of Parent.

“Parent Bylaws” means the bylaws of Parent, as amended.

“Parent Capitalization Date” has the meaning set forth in Section 5.02(a).

“Parent Common Stock” means the common stock, no par value, of Parent.

“Parent Disclosure Schedule” means the schedule delivered by Parent to Community before the execution and entry into this Agreement which sets forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in this Agreement or to one or more covenants contained herein.

“Parent Material Adverse Effect” shall mean any fact, event, change, condition, occurrence, development, circumstance, effect or state of facts that:

(a) individually or in the aggregate, has been, or would reasonably be expected to be, materially adverse to the business, assets, deposit liabilities, results of operations or condition (financial or otherwise) of Parent and its Subsidiaries, in each case taken as a whole or (b) prevents, materially delays or materially impairs the ability of Parent and its Subsidiaries to perform its respective obligations under this Agreement to consummate the Merger; provided, however, that no fact, event, change, condition, occurrence, development, circumstance, effect or state of facts to the extent resulting from any of the following shall be considered in determining whether a Parent Material Adverse Effect has occurred or is in existence:

(i) changes, after the date hereof, in Laws, rules and regulations of general applicability, or of general applicability to banks, or interpretations thereof of general applicability, or of general applicability to banks, by Governmental Authorities, including any change in GAAP or regulatory accounting requirements,

(ii) changes in the economy or financial markets, generally, in the United States, or

(iii) changes in economic, business or financial conditions generally affecting the banking industry,

provided further, that the foregoing clauses (i), (ii) or (iii) shall not apply to the extent such fact, event, change, condition, occurrence, development, circumstance, effect, action, omission or state of facts of the type referred to therein, has a disproportionate impact on the business, assets, deposit liabilities, results of operations or condition (financial or otherwise) of Parent and its Subsidiaries compared to other comparable companies within the banking industry, in which case the disproportionate effect will be taken into account; or

(iv) any action taken by Parent or Citizens with Community’s express written consent or any action taken by Parent or Citizens that Parent or Citizens was expressly required to take pursuant to the terms of this Agreement;

(v) any failure, in and of itself, by Parent to meet internal or other estimates, predictions, projections or forecasts for revenue, net income or any other measure of financial performance (except to the extent that, with respect to this clause (v), the facts or circumstances giving rise or contributing to failure to meet estimates, predictions, projections or forecasts, may be deemed to constitute or be taken into account in determining whether there has been, a Parent Material Adverse Effect, except toe the extent such facts or circumstances are themselves excepted from the definition of Parent Material Adverse Effect pursuant to any other clause of this definition);

(vi) the commencement of any litigation that was primarily the result of the announcement or public disclosure of this Agreement and the transactions contemplated hereby; or

(vii) for purposes of the condition set forth in Section 7.02(a)(iii), those matters Previously Disclosed by Parent consistent with the standard set forth in Section 7.02(a)(iii) and based on the information on those matters provided on or prior to the date hereof.

“Parent Preferred Stock” means the preferred stock of Parent.

“Parent SEC Reports” has the meaning set forth in Section 5.05(b).

“Parent Share Issuance” means the issuance of shares of Parent Common Stock in the Merger pursuant to this Agreement.

“Parent Shareholder Approval” means the approval of the Parent Share Issuance by the affirmative vote or requisite consent of a majority of the outstanding shares of Parent Common Stock entitled to vote thereon at the Parent Shareholder Meeting or any adjournment or postponement thereof.

“Parent Shareholder Meeting” has the meaning set forth in Section 6.08.

“Parties” has the meaning set forth in the Preamble to this Agreement.

“Permitted Encumbrances” has the meaning set forth in Section 4.21(a).

“Person” means any individual, bank, corporation (including not-for-profit), joint-stock company, general or limited partnership, limited liability company, joint venture, estate, business trust, trust, association, organization, Governmental Authority or other entity of any kind or nature.

“Previously Disclosed ” means, (a) when used with respect to Community, information set forth by Community in the applicable section of the Community Disclosure Schedule or any other section of the Community Disclosure Schedule (so long as it is reasonably apparent on its face from the context that the disclosure in such other paragraph of the Community Disclosure Schedule is also applicable to the section of this Agreement in question) and, (b) when used with respect to Parent, means (i) information set forth by Parent in the applicable section of the Parent Disclosure Schedule or any other section of the Parent Disclosure Schedule (so long as it is reasonably apparent on its face from the context that the disclosure in such other paragraph of its Parent Disclosure Schedule is also applicable to the section of this Agreement in question) or (ii) information disclosed in any report, schedule, form or other document filed with or furnished to the SEC (including the exhibits and other information incorporated therein) by Parent, as applicable, since December 31, 2016 but prior to the date hereof (excluding any disclosures set forth under the heading “Risk Factors” and in any section relating to forward-looking, safe harbor or similar statements or to any other disclosures in such reports to the extent they are cautionary, predictive, or forward-looking in nature).

“Prospectus/Joint Proxy Statement” has the meaning set forth in Section 6.06(a).

“Registration Statement” has the meaning set forth in Section 6.06(a).

“Regulatory Agencies” has the meaning set forth in Section 4.05(a).

“Regulatory Agreement” has the meaning set forth in Section 4.09(k).

“Sanctioned Countries” has the meaning set forth in Section 4.09(h).

“Sanctions” has the meaning set forth in Section 4.09(h).

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, as amended, and the rules and regulations promulgated thereunder.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Share” and “Shares” has the meaning set forth in Section 3.01(a).

“Stock Consideration” has the meaning set forth in Section 3.01(a).

“Subsidiary” means, as to any Person, a corporation, limited liability company, partnership or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, limited liability company, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person.

“Superior Proposal” means an unsolicited bona fide written Acquisition Proposal that the Community Board concludes in good faith, after consultation with its financial advisors and legal advisors, taking into account all legal, financial, regulatory, shareholder approval risk and other aspects of the proposal and the Person making the proposal (including any break-up fees, expense reimbursement provisions and conditions to consummation), (a) is more favorable to the shareholders of Community, from a financial point of view, than the transactions contemplated by this Agreement (after taking into account all adjustments or modifications that Parent may propose pursuant to the terms hereof), (b) is not subject to any financing contingencies or, if financing is required, then such financing is reasonably committed to the third party making the Acquisition Proposal and is reasonably likely to be provided and (c) is reasonably likely to receive all required governmental approvals on a timely basis and otherwise reasonably capable of being completed on a timely basis on the terms proposed; provided that, for purposes of this definition of “Superior Proposal,” the term “Acquisition Proposal” shall have the meaning assigned to such term in Section 6.09(a), except that each reference to “15%” in the definition of “Acquisition Proposal” shall be deemed to be a reference to “50%”.

“Surviving Corporation” has the meaning set forth in the Recitals to this Agreement.

“Takeover Laws” has the meaning set forth in Section 4.10.

“Tax” (including, with correlative meanings, the terms “Taxes” and “Taxable”) means (i) all federal, state, local and foreign taxes, charges, fees, customs, duties, levies or other assessments, however denominated, including all net income, gross income, profits, gains, gross receipts, sales, use, value added, goods and services, capital, production, transfer, franchise, windfall profits, license, withholding, payroll, employment, disability, employer health, excise, estimated, severance, stamp, occupation, property, environmental, unclaimed property, unemployment, capital stock or any other taxes, charges, fees, customs, duties, levies or other assessments of any nature whatsoever, together with all interest, penalties and additions imposed with respect to such amounts and any interest in respect of such penalties and additions, and (ii) any liability for the payment of any amount of the type described in the immediately preceding clause (i) as a result of being a member of a consolidated, affiliated, unitary or combined group with any other Person at any time prior to and through the Effective Time.

“Tax Returns” means any return, amended return or other report (including elections, declarations, forms, disclosures, schedules, estimates and information returns) required to be filed with any taxing authority with respect to any Taxes including any documentation required to be filed with any taxing authority or to be retained in respect of information reporting requirements imposed by the Code or any similar foreign, state or local Law.

“Termination Fee” has the meaning set forth in Section 8.03(b).

“TIB” means The Independent Bankers’ Bank.

“Tier 1 Capital” means the total, consolidated Tier 1 capital of Community as determined on the Measurement Date and calculated in the same manner as shown on Community’s Call Report as filed with its primary banking regulator for the period ended December 31, 2017. For comparative purposes, the Tier 1 Capital as of December 31, 2017, as calculated in accordance with this definition, was $355.23 million

“Tier 1 Capital Adjustment” shall mean the product of (a) the positive difference if, any between $365,000,000 and Adjusted Tier 1 Capital; multiplied by (b) two and one-half (2.5). For avoidance of doubt, if Adjusted Tier 1 Capital is $363,000,000, the Tier 1 Capital Adjustment would be $5,000,000. If Adjusted Tier 1 Capital is greater than $365,000,000, there shall be no Tier 1 Capital Adjustment.

“Total Loans” means the average daily balance of Community’s total loans held for investment for the month prior to and including the Measurement Date. Total Loans shall consist of those loans, and calculated in the same manner as shown on Schedule RC, Line 4(b) of Community’s Call Report as filed with its primary banking regulator for the period ended December 31, 2017. For comparative purposes, the Total Loans as of December 31, 2017, as calculated in accordance with this definition, was $2.74 billion.

“Total Non-Interest Bearing Deposits” means the average daily balance of Community’s non-interest bearing deposits for the month of and ending on the Measurement Date. Total Non-Interest Bearing Deposits shall consist of those deposits, and calculated in the same manner as, shown on Schedule RC, Line 13.a.1 of Community’s Call Report as filed with its primary banking regulator for the period ended December 31, 2017. For comparative purposes, the Total Non-Interest Bearing Deposits as of December 31, 2017 (without taking into account daily average balances for the month), as calculated in accordance with this definition, was $1.177 billion.

“Total Non-Interest Bearing Deposit Adjustment” means the product of (a) 45.6% and (b) the positive difference, if any, between $1.1 billion and Total Non-Interest Bearing Deposits. For avoidance of doubt, if Total Non-Interest Bearing Deposits are $1.045 billion, the Total Non-Interest Bearing Deposit Adjustment would be equal to $25.08 million. If the Total Non-Interest Bearing Deposits are greater than $1.1 billion, there shall be no Total Non-Interest Bearing Deposit Adjustment.

“Total Non-Maturity Deposits” means the average daily balance of Community’s non-maturity deposits for the month of and ending on the Measurement Date. Total Non-Maturity Deposits shall consist of those deposits, and calculated as (a) Total Deposits, less (b) time deposits (Schedule RC-E, Lines M.2.b., M.2.c., M.2.d.), less (c) total brokered deposits not included in time deposits (Schedule RC-E, Lines M.2.b., M.2.c., M.2.d.), less (d) deposits obtained through the use of deposit listing services that are not brokered deposits and not included in time deposits (Schedule RC-E, Lines M.2.b., M.2.c., M.2.d.), less (e) any deposits of commercial banks and other depository institutions in the U.S. that are not from deposit listing services, that are not brokered deposits and not included in time deposits (Schedule RC-E, Lines M.2.b., M.2.c., M.2.d.), and in the case of foregoing clauses (a), (b), (c), (d), and (e), calculated in the same manner as shown on (i) Schedule RC, Line 13.a., (ii) Schedule RC-E, Lines M.2.b., M.2.c., M.2.d., (iii) Schedule RC-E, Lines M.1.b., (iv) Schedule RC-E, Line M.1.f., and (v) Schedule RC-E, Line 4, respectively, of Community’s Call Report as filed with its primary banking regulator for the period ended December 31, 2017, and, in each case, subject to adjustment for any changes in the Call Report format. For comparative purposes, the Total Non-Maturity Deposits as of December 31, 2017 (without taking into account daily average balances for the month), as calculated in accordance with this definition, was $2.276 billion.

“Trade Secrets ” means any and all confidential proprietary business information, trade secrets, knowledge and know-how, including processes, schematics, business and other methods, technologies, techniques, protocols, formulae, drawings, prototypes, models, designs, customers and customer information, lists of customers, vendor, supplier and related information, list of vendors and suppliers, financial information, rate sheets, plans, concepts, strategies or products, unpatentable discoveries and inventions.

“Transaction Costs” means all expenses, costs and fees to be paid or incurred by Community (or any of its Affiliates or successors thereto) in connection with consummation of the transactions described herein.

“Transaction Costs Adjustment” means the positive difference, if any, between (a) the aggregate of the Transaction Costs identified on Section 1.01(a) of the Parent Disclosure Schedule that are incurred or paid by Community after January 1, 2018 and (ii) $6.0 million. If such Transaction Costs are less than $6.0 million, there shall be no Transaction Costs Adjustment.

“USA PATRIOT Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, as amended (Pub. L. No. 107-56).

“Volcker Rule” means 12 U.S.C. § 1851 and the regulations promulgated by the Federal Reserve Board, the Office of the Comptroller of the Currency, the FDIC, the Commodity Futures Trading Commission and the SEC in connection therewith.

“Voting Agreements” has the meaning set forth in the Recitals to this Agreement.

“Voting Debt” has the meaning set forth in Section 4.02(a).

“Withdrawal Liability” has the meaning set forth in Section 4.11(f).

1.02 Rules of Interpretation; Construction Provisions. Unless the context otherwise requires:

(a) when a reference is made in this Agreement to Articles, Sections, Subsections, Exhibits or Schedules, such reference shall refer, respectively, to Articles, Sections, Subsections, Exhibits or Schedules of this Agreement, unless otherwise indicated;

(b) the table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement;

(c) whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”;

(d) the phrase “furnished” or “made available” in this Agreement shall mean that the information referred to has been made available if requested by the Party to whom such information is to be made available, including as posted in the respective Party’s dataroom;

(e) the phrases “herein,” “hereof,” “hereunder” and words of similar import shall be deemed to refer to this Agreement as a whole, including the Exhibits and Schedules hereto, and not to any particular provision of this Agreement;

(f) references in the Agreement to any gender include the other gender;

(g) the word “day” means calendar day;

(h) the terms defined in the singular have a comparable meaning when used in the plural and vice versa;

(i) the term “dollars” and the symbol “$” mean United States Dollars;

(j) references in this agreement to the “United States” means the United States of America and its territories and possessions; and

(k) except as otherwise specifically provided herein, when calculating the period of time within which, or following which, any act is to be done or step taken pursuant to this Agreement, the date that is the reference day in calculating such period shall be excluded. If the last day of the period is a non-Business Day, the period in question shall end on the next Business Day.

ARTICLE 2

THE MERGER

2.01 The Merger.

(a) The Combination. Upon the terms and subject to the conditions set forth in this Agreement, in accordance with the CGCL and the CFC, at the Effective Time, Community shall merge with and into Citizens, Citizens shall be the Surviving Corporation in the Merger and shall continue to exist as a California state-chartered bank under the Laws of the State of California and the separate corporate existence of Community shall cease.

(b) Articles of Incorporation and Bylaws; Directors and Officers. The Citizens Articles and Citizens Bylaws as in effect immediately prior to the Effective Time shall be those of the Surviving Corporation. The directors and officers of Citizens immediately prior to the Effective Time, together with one director appointed pursuant to Section 6.19, shall be the directors and officers of the Surviving Corporation, until such time as their successors shall be duly elected and qualified.

(c) Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of the CGCL and CFC.

2.02 Effective Time; Closing Date.

(a) Effective Time. Subject to the terms and conditions of this Agreement, on or prior to the Closing Date, the Parties shall cause an Agreement of Merger in substantially the form attached hereto as Exhibit C (the “Agreement of Merger”) to be certified by the California Secretary pursuant to §1103 of the CGCL and filed with the CDBO pursuant to §4887 of the CFC. The Merger provided for herein shall become effective at the time the Agreement of Merger has been filed with the CDBO, or such later time as may be agreed by the Parties and specified in the Agreement of Merger (the time the Merger becomes effective being the “Effective Time”).

(b) Closing Date. The closing of the Merger (the “Closing”) shall take place on the date when the Effective Time is to occur (the “Closing Date”). Subject to the satisfaction or waiver of the conditions set forth in Article 7 (other than those conditions that by their nature are to be satisfied at the consummation of the Merger, but subject to the fulfillment or waiver of those conditions), the Parties shall cause the Effective Time to occur no later than the fifth (5th) Business Day after such satisfaction or waiver (except as the Parties may otherwise agree to in writing).

ARTICLE 3

CONSIDERATION; EXCHANGE PROCEDURES

3.01 Effect on Capital Stock. At the Effective Time, as a result of the Merger and without any action on the part of any Person:

(a) Outstanding Community Common Stock. Subject to adjustment as provided in Section 8.01(h), each share of Community Common Stock (each, a “Share” and, collectively, “Shares”), excluding Excluded Shares and Dissenting Shares, issued and outstanding immediately prior to the Effective Time, shall become and be converted into the right to receive (i) the Cash Consideration and (ii) 9.4595 shares (the “Exchange Ratio”) of Parent Common Stock (the “Stock Consideration” together with the Cash Consideration, the “Merger Consideration”), without interest thereon. At the Effective Time, all Shares (other than Excluded Shares and Dissenting Shares) shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a certificate that immediately prior to the Effective Time represented any Shares (a “Certificate”) and each holder of a Share not represented by a Certificate (a “Book-Entry Share”), other than any Excluded Shares and Dissenting Shares, shall cease to have any rights with respect thereto, except the right to receive:

(i) the Merger Consideration; plus

(ii) any dividends or distributions to which the holder thereof has the right to receive pursuant to Section 3.02(d); plus

(iii) any cash in lieu of fractional shares which such holder has the right to receive pursuant to Section 3.02(e).

(b) Outstanding Parent Common Stock and Citizens Common Stock. Each share of Parent Common Stock issued and outstanding immediately prior to the Effective Time shall remain an issued and outstanding share of Parent Common Stock and shall not be affected by the Merger. Each share of common stock of Citizens issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding and shall automatically and for all purposes be deemed to represent one share of common stock of the Surviving Corporation.

(c) Cancellation of Excluded Shares and Dissenting Shares. (i) Any shares of Community Common Stock held by Parent or any direct or indirect wholly-owned Subsidiary of Parent or by Community or any direct or indirect wholly-owned Subsidiary of Community, other than those held in a fiduciary capacity or as a result of debts previously contracted (“Excluded Shares”) and (ii) subject to Section 3.01(d), any Dissenting Shares shall automatically be cancelled and retired and shall cease to exist at the Effective Time of the Merger and no consideration shall be issued in exchange therefor.

(d) Dissenting Shares.

(i) No later than ten (10) days following the date that Community Shareholder Approval is received, Community or the Surviving Corporation shall provide each record holder of Community Common Stock entitled to vote on the Merger with a notice including the information set forth in Section 1301(a) of the CGCL.

(ii) Notwithstanding any provision of this Agreement to the contrary, no Dissenting Shares shall be converted into or represent a right to receive the applicable consideration for such shares set forth in this Agreement, if any, but the holder of such Dissenting Shares shall only be entitled to such dissenters’ rights as are granted by Chapter 13 of the CGCL. If a holder of shares of Community Common Stock who demands that Community purchase such shares under Chapter 13 of the CGCL shall thereafter effectively withdraw or lose (through failure to perfect or otherwise) such holders’ dissenters’ rights with respect to such shares of Community Common Stock then, as of the occurrence of such withdrawal or loss, each such share of Community Common Stock shall be deemed as of the Effective Time to have been converted into and represent only the right to receive, in accordance with this Section 3.01, the Merger Consideration for such shares set forth in this Article 3.

(iii) Community shall comply in all respects with the provisions of Chapter 13 of the CGCL with respect to the Dissenting Shares. Community shall give Parent (A) prompt notice of any demands for purchase of any such shares of Community Common Stock pursuant to Chapter 13 of the CGCL, attempted withdrawals of such demands and any other instruments served pursuant to Chapter 13 of the CGCL and received by Community in connection therewith and (B) the opportunity to direct all negotiations and proceedings with respect to purchase of any shares of Community Common Stock under Chapter 13 of the CGCL; provided that Parent shall act in a commercially reasonable manner in directing any such negotiations or proceedings. Community shall not, except with the prior written consent of Parent or as required by Law, voluntarily make any payment with respect to any demands for purchase of Community Common Stock or offer to settle or settle any such demands.

3.02 Exchange Procedures.

(a) Exchange Agent; Exchange Fund. At or prior to the Effective Time, Parent shall deposit, or shall cause to be deposited, with an exchange agent selected by Parent (the “Exchange Agent”), for the benefit of the holders of Shares (in each case, other than holders of Excluded Shares and Dissenting Shares):

(i) an amount in cash equal to:

(A) the Cash Consideration multiplied by the number of Shares (other than Excluded Shares and Dissenting Shares) issued and outstanding immediately prior to the Effective Time; plus

(B) any cash due in lieu of fractional shares pursuant to Section 3.02(e); and

(ii) evidence of shares in book-entry form representing the shares of Parent Common Stock in exchange for Shares outstanding immediately prior to the Effective Time, deliverable upon due surrender of the Certificates (or affidavits of loss in lieu thereof as provided in Section 3.02(g)) or, in the case of Book-Entry Shares, upon adherence to the procedures set forth in the transmittal materials, pursuant to the provisions of this Section 3.02; and

(iii) after the Effective Time, if applicable, any dividends or other distributions with respect to shares of Parent Common Stock (such amount in cash and certificates for shares of Parent Common Stock in the foregoing clauses (i), (ii) and (iii) being hereinafter referred to as the “Exchange Fund”).

(b) Community Notice. Community shall notify Parent in writing prior to the Effective Time of the number of Shares, Excluded Shares and, to the extent practicable, Dissenting Shares outstanding immediately prior to the Effective Time, and shall cause Community’s transfer agent to deliver to the Exchange Agent on or prior to the Closing Date a list of the holders of Community Common Stock and number of shares of Community Common Stock held by each such holder in a format that is reasonably acceptable to the Exchange Agent and otherwise reasonably cooperate with the Exchange Agent.

(c) Exchange Procedures.

(i) Promptly after the Effective Time (and in any event within five (5) Business Days thereafter), Parent shall cause the Exchange Agent to mail to each holder of record of Shares (other than holders of Excluded Shares and Dissenting Shares) notice advising such holders of the effectiveness of the Merger, including appropriate transmittal materials specifying that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates (or affidavits of loss in lieu thereof, as provided in Section 3.02(g)) and instructions for surrendering the Certificates (or affidavits of loss in lieu thereof) to the Exchange Agent (such materials and instructions to include customary provisions with respect to delivery of an “agent’s message” with respect to Book-Entry Shares and to be in such form and have such provisions as Parent and Community may reasonably agree).

(ii) Upon the surrender of a Certificate (or affidavits of loss in lieu thereof as provided in Section 3.02(g)) or Book-Entry Shares to the Exchange Agent in accordance with the terms of such transmittal materials, the holder of such Certificate or Book-Entry Shares shall be entitled to receive in exchange therefor:

(A) a certificate (or evidence of shares in book-entry form, as applicable) representing that number of whole shares of Parent Common Stock that such holder is entitled to receive pursuant to this Section 3.02; and

(B) a check in the amount (after giving effect to any required Tax withholdings as provided in Section 3.02(h)) equal to (1) the Cash Consideration that such holder is entitled to receive pursuant to Section 3.01; plus (2) any cash in lieu of fractional shares; plus (3) any unpaid non-stock dividends and any other dividends or other distributions that such holder has the right to receive pursuant to the provisions of Section 3.02(d).

(iii) The Certificate or Book-Entry Shares so surrendered shall forthwith be cancelled. No interest will be paid or accrued on any amount payable upon due surrender of the Certificates or Book-Entry Shares.

(iv) In the event of a transfer of ownership of Shares that is not registered in the transfer records of Community, a certificate representing the proper number of shares of Parent Common Stock, together with a check for any cash to be paid upon due surrender of the Certificate, may be issued and/or paid to such a transferee if the Exchange Agent is presented with the Certificate formerly representing such Shares and/or all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer Taxes have been paid or are not applicable.

(v) After the Effective Time, there shall be no transfers on the stock transfer books of Community of the shares of Community Common Stock that were issued and outstanding immediately prior to the Effective Time other than to settle transfers of such Community Common Stock that occurred prior to the Effective Time. If, after the Effective Time, Certificates or Book-Entry Shares representing any such shares of Community Common Stock are presented for transfer to the Exchange Agent, they shall be cancelled and exchanged for the applicable Merger Consideration and any cash in lieu of fractional shares of Parent Common Stock to be issued or paid in consideration therefor in accordance with the procedures set forth in this Article 3.

(d) Distributions with Respect to Unexchanged Shares; Voting. All shares of Parent Common Stock to be issued pursuant to the Merger shall be deemed issued and outstanding as of the Effective Time and if a dividend or other distribution is declared by Parent in respect of the Parent Common Stock, the record date for which is at or after the Effective Time, that declaration shall include dividends or other distributions in respect of all shares issuable pursuant to this Agreement. No dividends or other distributions in respect of the Parent Common Stock shall be paid to any holder of any unsurrendered Certificate or Book-Entry Shares until such Certificate (or affidavit of loss in lieu thereof as provided in Section 3.02(g)) or Book-Entry Shares are surrendered for exchange in accordance with Section 3.02(c). Subject to the effect of applicable Laws, following surrender of any such Certificate (or affidavit of loss in lieu thereof as provided in Section 3.02(g)) or Book-Entry Shares, there shall be issued and/or paid to the holder of the certificates representing whole shares of Parent Common Stock issued in exchange therefor, without interest, (i) at the time of such surrender, the dividends or other distributions with a record date after the Effective Time theretofore payable with respect to such whole shares of Parent Common Stock and not paid and (ii) at the appropriate payment date, the dividends or other distributions payable with respect to such whole shares of Parent Common Stock with a record date after the Effective Time but with a payment date subsequent to surrender.

(e) Fractional Shares. Notwithstanding any other provision of this Agreement, no fractional shares of Parent Common Stock will be issued and any holder of Shares entitled to receive a fractional share of Parent Common Stock but for this Section 3.02(e) shall be entitled to receive a cash payment in lieu thereof (rounded to the nearest cent), which payment shall be determined by multiplying (i) the Parent Average Closing Price by (ii) the fraction of the share (rounded to the nearest thousandth when expressed in decimal form) of Parent Common Stock which such holder would otherwise be entitled to receive pursuant to Section 3.01(a).

(f) Termination of Exchange Fund. Any portion of the Exchange Fund that remains unclaimed by the shareholders of Community as of the nine (9) month anniversary of the Effective Time will be transferred to Parent. In such event, any former shareholders of Community who have not theretofore complied with this Article 3 shall thereafter look only to Parent with respect to the Merger Consideration, any cash in lieu of any fractional shares, and any unpaid dividends and distributions on the Parent Common Stock deliverable in respect of each share of Community Common Stock such shareholder holds as determined pursuant to this Agreement, in each case, without any interest thereon. Notwithstanding the foregoing, none of Parent, the Surviving Corporation, the Exchange Agent or any other Person shall be liable to any former holder of shares of Community Common Stock for any amount delivered in good faith to a public official pursuant to applicable abandoned property, escheat or similar Laws.

(g) Lost, Stolen or Destroyed Certificates. In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such Person of a bond in customary amount as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the shares of Parent Common Stock and any cash, unpaid dividends or other distributions that would be payable or deliverable in respect thereof pursuant to this Agreement had such lost, stolen or destroyed Certificate been surrendered.

(h) Withholding Rights. Each of Parent and the Surviving Corporation shall be entitled to deduct and withhold from the Merger Consideration otherwise payable pursuant to this Agreement to any holder of Shares such amounts as it determines is required to deduct and withhold with respect to the making of such payment under the Code or any other applicable state, local or foreign Tax Law. To the extent that amounts are so withheld by the Surviving Corporation or Parent, as the case may be, such withheld amounts (i) shall be remitted by Parent or the Surviving Corporation to the applicable Governmental Authority, and (ii) shall be treated for all purposes of this Agreement as having been paid to the holder of Shares in respect of which such deduction and withholding was made by the Surviving Corporation or Parent, as the case may be. In the event Parent or the Surviving Corporation determine it must deduct and withhold with respect to the payment of Parent Common Stock hereunder, Parent or the Surviving Corporation, as the case may be, shall be entitled to satisfy such withholding first out of any Cash Consideration otherwise payable to the Person with respect to which such withholding is being made.

(i) Adjustments. Notwithstanding anything in this Agreement to the contrary, if, between the date of this Agreement and the Effective Time, the issued and outstanding Shares or securities convertible or exchangeable into or exercisable for Shares or the issued and outstanding shares of Parent Common Stock or securities convertible or exchangeable into or exercisable for shares of Parent Common Stock, shall have been changed into a different number of shares or a different class by reason of any reclassification, stock split (including a reverse stock split), stock dividend or distribution, recapitalization, redenomination, merger, issuer tender or exchange offer, or other similar transaction, then the Exchange Ratio and the Merger Consideration shall be equitably adjusted and as so adjusted shall, from and after the date of such event, be the Exchange Ratio and the Merger Consideration, respectively, for purposes of this Agreement.

3.03 Treatment of Equity Awards.

(a) Community RSUs. At the Effective Time, any vesting conditions applicable to each outstanding restricted stock unit (a “Community RSU”) under the Community’s 2016 Stock Incentive Plan, as amended (the “Community Stock Plan”) shall, automatically and without any required action on the part of the holder thereof, accelerate in full and such Community RSU shall be converted into, and become exchanged for, the Merger Consideration (less applicable Taxes required to be withheld with respect to such vesting, which Tax withholding may, at the election of the holder, be effected by deduction first from the Cash Consideration and, if insufficient, then from the Stock Consideration equal to such number of shares of Parent Common Stock having a fair market value, based on the closing price of shares of Parent Common Stock quoted on NASDAQ for the Closing Date, equal to the amount of Taxes to be withheld), pursuant to Section 3.01(a).

(b) Community Actions. At or prior to the Effective Time, the Community Board shall adopt any resolutions and take any actions that are necessary to effectuate the treatment of the Community RSUs pursuant to Section 3.03(a). Community shall take all actions that are necessary to ensure that from and after the Effective Time neither Parent nor the Surviving Corporation will be required to deliver shares of Community Common Stock or other capital stock of Community to any Person pursuant to or in settlement of Community RSUs.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF COMMUNITY

Except as Previously Disclosed, Community hereby represents and warrants to Parent and Citizens as follows:

4.01 Corporate Organization.

(a) Organization. Community is a California state-chartered commercial bank duly incorporated and validly existing under the laws of the State of California. Community is duly authorized by the CDBO to conduct the business of a commercial bank under the CFC. Community has the requisite corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted. Community is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so qualified would not reasonably be expected, individually or in the aggregate to have a Community Material Adverse Effect. The deposit accounts of Community are insured by the FDIC through the Deposit Insurance Fund to the fullest extent permitted by Law, all premiums and assessments required to be paid in connection therewith have been paid when due, and no proceedings for the termination of such insurance are pending or, to the Knowledge of Community, threatened.

(b) Articles and Bylaws. True, complete and correct copies of the Community Articles and the Community Bylaws, as in effect as of the date of this Agreement, have been made available to Parent. The Community Articles and the Community Bylaws made available to Parent are in full force and effect.

(c) Subsidiaries. Section 4.01(c) of the Community Disclosure Schedule sets forth a list of all Subsidiaries of Community (which, for the avoidance of doubt, includes any Subsidiaries of such Subsidiaries), the ownership interest of Community in each such Subsidiary, as well as the ownership interest of any other Person or Persons in each such Subsidiary, and a description of the business of each Subsidiary (or, in the case of a Subsidiary that Community considers to be “inactive,” a statement to that effect and a description of the business previously conducted by such Subsidiary). Each Subsidiary of Community (i) is duly incorporated or duly formed, as applicable to each such Subsidiary, and validly existing and in good standing under the Laws of its jurisdiction of organization, (ii) has the requisite corporate (or similar) power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted and, (iii) except as would not reasonably be expected, individually or in the aggregate, to have a Community Material Adverse Effect, is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary. There are no restrictions on the ability of any Subsidiary of Community to pay dividends or distributions to Community, except, in the case of a Subsidiary that is a regulated entity, for restrictions on dividends or distributions generally applicable to all such regulated entities. True, complete and correct copies of the articles of incorporation, bylaws and similar governing documents of each Subsidiary of Community as in full force and effect as of the date of this Agreement have been provided to Parent. Other than the Subsidiaries of Community listed on Section 4.01(c) of the Community Disclosure Schedule, Community does not, directly or indirectly, beneficially own any equity securities or similar interests of any entity or any interests of any entity or any interest in a partnership or joint venture of any kind.

4.02 Capitalization.

(a) The authorized capital stock of the Community consists of thirty million (30,000,000) shares of Community Common Stock and two million (2,000,000) shares of Community Preferred Stock. As of the date of this Agreement (the “Community Capitalization Date”), 3,134,094.4 shares of the Community Common Stock were issued and outstanding and no Community RSUs are outstanding and no shares of the Community Common Stock were otherwise reserved for issuance and no other equity-based awards or rights are outstanding, except for

(i) 35,890 shares of Community Common Stock subject to outstanding Community RSUs were outstanding and (ii) 214,110 shares of the Community Common Stock were reserved and available for issuance pursuant to future awards under the Community Stock Plan. As of the Community Capitalization Date, no shares of Community Preferred Stock were issued and outstanding and no shares of Community Preferred Stock were reserved for issuance. All of the issued and outstanding shares of the Community Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights. As of the Community Capitalization Date, there are no outstanding dividends, whether current or accumulated, due or payable on any of the capital stock of the Community, other than the regular cash dividend of $0.50 per share declared on January 25, 2018 to shareholders of record of Community Common Stock on February 26, 2018. No bonds, debentures, notes or other indebtedness of Community or any of its Subsidiaries having the right to vote on any matters on which shareholders of Community may vote (“Voting Debt”) are issued or outstanding. There are no contractual obligations of Community or any of its Subsidiaries (i) to repurchase, redeem or otherwise acquire any shares of capital stock of Community or any equity security of Community or its Subsidiaries or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of Community or its Subsidiaries or (ii) pursuant to which Community or any of its Subsidiaries is or could be required to register shares of Community capital stock or other securities under the Securities Act. Except for the Voting Agreements, there are no voting trusts or other voting agreements or understandings to which Community, any Subsidiary of Community or, to the Knowledge of Community, any of their respective officers or directors, is a party with respect to the voting of any Community Common Stock, Voting Debt or other equity securities of Community. Except pursuant to this Agreement and the Community RSUs, Community does not have and is not bound by any outstanding subscriptions, options, warrants, calls, rights, commitments or agreements of any character calling for the purchase or issuance of any shares of the capital stock of Community, Voting Debt of Community or any other equity securities of Community. Section 4.02(a) of the Community Disclosure Schedule sets forth a true and complete list of all Community RSUs, outstanding as of Community Capitalization Date, specifying on a holder-by-holder basis (i) the name of such holder, (ii) the number of shares subject to each such award, (iii) as applicable, the grant date of each such award, and (iv) as applicable, the vesting schedule of each such award.

(b) Except as disclosed in Section 4.02(a), since the Community Capitalization Date, Community has not (i) issued or repurchased any shares of the Community Common Stock, Voting Debt or other equity securities of Community, or (ii) issued or awarded any options, stock appreciation rights, restricted shares, restricted stock units, deferred equity units, awards based on the value of Community capital stock or any other equity-based awards. With respect to each grant of the Community RSUs, (i) each such grant was made in accordance with the terms of the Community Stock Plan and all applicable Laws and (ii) each such grant was properly accounted for in accordance with generally accepted accounting principles in the United States applied to banks or banking holding companies for the applicable period(s) in the financial statements (including the related notes) of Community in accordance with all applicable Laws. Except as Previously Disclosed, from January 1, 2017 through the date of this Agreement, neither Community nor any of its Subsidiaries has (i) accelerated the vesting of or lapsing of restrictions with respect to any stock-based compensation awards or long-term incentive compensation awards, (ii) with respect to executive officers of Community or its Subsidiaries, entered into or amended any employment, severance, change of control or similar agreement (including any agreement providing for the reimbursement of excise taxes under Section 4999 of the Code) or (iii) adopted or amended any Community stock plan.

(c) All of the issued and outstanding shares of capital stock or other equity ownership interests of each Subsidiary of Community are owned by Community, directly or indirectly, free and clear of any Liens, and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights. No Subsidiary of Community has or is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary.

4.03 Authority; No Violation.

(a) Community has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved and this Agreement duly adopted by the Community Board. The Community Board has determined that the Merger, on the terms and conditions set forth in this Agreement, is in the best interests of Community and its shareholders and has directed that this Agreement and the transactions contemplated hereby be submitted to Community’s shareholders for approval at a duly held meeting of such shareholders and has adopted a resolution to the foregoing effect. Except for the Community Shareholder Approval, no other corporate proceedings on the part of Community are necessary to approve this Agreement or to consummate the Merger or the other transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Community and (assuming due authorization, execution and delivery by Parent) constitutes the valid and binding obligation of Community, enforceable against Community in accordance with its terms (except as may be limited by bankruptcy, insolvency, fraudulent transfer, moratorium, reorganization, receivership, conservatorship, or similar Laws of general applicability relating to or affecting the rights of creditors generally and those of a depository institution insured by the FDIC and subject to general principles of equity (the “Bankruptcy and Equity Exception”)).

(b) Neither the execution and delivery of this Agreement by Community, nor the consummation by Community of the Merger or the other transactions contemplated hereby, nor compliance by Community with any of the terms or provisions of this Agreement, will (i) violate any provision of the Community Articles, the Community Bylaws, or similar documents of Community’s Subsidiaries or (ii) assuming that the consents, approvals and filings referred to in Section 4.04 are duly obtained and/or made, (A) violate in any material respects any Law applicable to Community, any of its Subsidiaries or any of their respective properties or assets or (B) violate or conflict with in any material respect, result in a material breach of any provision of or the loss of any material benefit under, constitute a material default (or an event that, with notice or lapse of time, or both, would constitute a material default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of Community or any of its Subsidiaries under, any of the terms, conditions or provisions of any material note, bond, mortgage, indenture, deed of trust, license, lease, franchise, permit, Contract, or other instrument or obligation to which Community or any of its Subsidiaries is a party or by which any of them or any of their respective properties or assets is bound, except with respect to clause (ii)(B) for any such violations conflict, breach, default, termination, cancellation , acceleration, or creation as would not reasonably be expected, individually or in the aggregate, to have a Community Material Adverse Effect.

4.04 Consents and Approvals. Except for (a) the filing by Parent with the SEC of the Registration Statement on Form S-4 that includes the Prospectus/Joint Proxy Statement, and declaration of effectiveness of the Registration Statement, (b) filings of applications or notices with, and approvals or waivers by, the Federal Reserve Board, the FDIC, the CDBO or FINRA, as may be required, and (c) the filing of the Agreement of Merger certified by the California Secretary pursuant and filed with the CDBO in accordance with Section 2.02(a), no consents or approvals of or filings or registrations with any Governmental Authority are required to be made or obtained by Community in connection with the execution, delivery and performance by Community of this Agreement or to consummate the Merger and the other transactions contemplated by this Agreement.

4.05 Reports.

(a) Community and each of its Subsidiaries have timely filed all reports, registrations, statements and certifications (including all Call Reports), together with any amendments required to be made with respect thereto (collectively, “Community Filings”) that they were required to file since January 1, 2016 with (i) the FDIC, (ii) the CDBO and any other state banking or other state regulatory authority, (iii) the Federal Reserve, (iv) the U.S. Small Business Administration, (v) any other federal, state or foreign regulatory authority and (vi) any applicable industry self-regulatory organizations (collectively, “Regulatory Agencies”) and with each other applicable Governmental Authority, and all other reports and statements required to be filed by them since

January 1, 2016, including any report or statement required to be filed pursuant to the Laws, rules or regulations of the United States, any state, any foreign entity, or any Regulatory Agency or other Governmental Authority, have paid all fees and assessments due and payable in connection therewith, and there are no violations or exceptions in any such report or statement that are unresolved as of the date hereof except as set forth in the Community Disclosure Schedule As of their respective dates, each of such Community Filings (i) complied in all material respects with all Laws and regulations enforced or promulgated by the Governmental Authority with which it was filed (or was amended so as to be in compliance promptly following discovery of any such noncompliance) and (ii) did not contain any untrue statement of a material fact. Community has made available to Parent true and correct copies of all such Community Filings, including its Call Report for the period ending December 31, 2017. Each Call Report of Community since January 1, 2016 fairly presents, in all material respects, the financial position of Community and the results of its operations at the date and for the period indicated in conformity with the Instructions for the Preparation of Call Reports as promulgated by applicable Governmental Authorities.

(b) Community is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of FINRA with respect to the quotation of the Community Common Stock on the OTC Bulletin Board—Pink.

4.06 Financial Statements.

(a) Community has made available to Parent correct and complete copies of (i) the audited balance sheets of Community as of December 31, 2014, 2015, and 2016 and the related audited statements of income, shareholders’ equity and cash flows for the years ended December 31, 2014, 2015, and 2016 (“Community Audited Financial Statements”), (ii) an unaudited balance sheet of Community as of December 31, 2017, and the related unaudited statements of income, shareholders’ equity and cash flows for the period ended December 31, 2017 (the “Community Interim Financial Statements”), and (iii) the Call Report (including the financial statements therein) filed by Community for the period ended December 31, 2017. The Community Audited Financial Statements, the Community Interim Financial Statements, the financial statements contained in the Call Report filed by Community for the period ended December 31, 2017 and any other Call Report filed by Community after the date hereof, and the Monthly Financial Statements and 2017 Audited Financial Statements to be delivered by Community to Parent and Citizens pursuant to Section 6.04(b) are referred to herein, individually, as a “Community Financial Statement” and, collectively, as the “Community Financial Statements”. Community has also made available to Parent true, correct and complete copies of each management letter or other letter delivered to Community or any of its Subsidiaries by RSM US LLP in connection with the Community Audited Financial Statements or relating to any review of the internal controls of Community or any of its subsidiaries since December 31, 2014. Each of the Community Financial Statements (i) fairly presents in all material respects or will fairly present in all material respects the consolidated financial condition of Community and its Subsidiaries, respectively, as of the respective dates indicated and their respective consolidated results of operations and statements of cash flows, for the respective periods then ended, subject, in the case of the Community Interim Financial Statements and the Monthly Financial Statements, to normal recurring adjustments that are not material; (ii) has been or will be prepared in accordance with GAAP and/or applicable regulatory accounting principles or banking regulations consistently applied (except as otherwise indicated therein); (iii) sets forth or will set forth as of the respective dates indicated adequate reserves for loan losses and other contingencies; and (iv) is or will be based upon the books and records of Community and its Subsidiaries. To Community’s Knowledge, there will be no negative discrepancy between and among the Community Interim Financial Statements, the financial statements included in the Call Report filed by Community for the period ended December 31, 2017, and the 2017 Audited Financial Statements.

(b) The books and records of Community and its Subsidiaries have been maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions. As of the date hereof, RSM US LLP has not resigned (or informed Community that it intends to resign) or been dismissed as independent public accountants of Community as a result of or in connection with any disagreements with Community on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

(c) Except as Previously Disclosed in Section 4.06(c) of the Community Disclosure Schedule, neither Community nor any of its Subsidiaries has incurred any liability or obligation of any nature whatsoever (whether absolute, accrued, contingent, determined, determinable or otherwise and whether due or to become due), except for (i) those liabilities that are reflected or reserved against on the consolidated balance sheet of Community included in the Community Interim Financial Statements (including any notes thereto), and (ii) liabilities incurred in the ordinary course of business consistent with past practice since December 31, 2017, or in connection with this Agreement and the transactions contemplated hereby.

(d) Since January 1, 2015, (i) neither Community nor any of its Subsidiaries, nor, to its Knowledge, any director, officer, employee, auditor, accountant or representative of Community or any of its Subsidiaries, has received or otherwise obtained Knowledge of any complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of Community or any of its Subsidiaries or its internal accounting controls, including any complaint, allegation, assertion or claim that Community or any of its Subsidiaries, or any of its directors, officers or employees, has engaged in questionable accounting or auditing practices or fraudulent practices, and (ii) to Community’s Knowledge, no attorney representing Community or any of its Subsidiaries, whether or not employed by Community or any of its Subsidiaries, has reported evidence of a violation of securities Laws, breach of fiduciary duty or similar violation, by Community or any of its Subsidiaries, or any of their respective officers, directors, employees or agents to the Community Board or any committee thereof or to any director or officer of Community or any of its Subsidiaries.

(e) Except as Previously Disclosed on Section 4.06(e) of the Community Disclosure Schedule, neither Community nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract or arrangement (including any Contract or arrangement relating to any transaction or relationship between or among Community or any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any “off-balance sheet arrangement”).

4.07 Broker’s Fees. Neither Community nor any of its Subsidiaries nor, to Community’s Knowledge, any of their respective officers, directors, employees or agents has utilized any broker, finder or financial advisor or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Merger or any other transactions contemplated by this Agreement, other than to D.A. Davidson & Co. pursuant to a letter agreement, a true, complete and correct copy of which has been previously delivered to Parent, and subject to the limits set forth in Section 7.03(e)(ii).

4.08 Absence of Changes. Since January 1, 2017:

(a) Community and its Subsidiaries have conducted their respective businesses only in the ordinary and usual course of the businesses consistent with past practices;

(b) no damage, destruction or other casualty loss (whether or not covered by insurance) that may involve a loss of more than $100,000 has been experienced by Community or any of its Subsidiaries to Community’s Knowledge;

(c) there has been no direct or indirect redemption, purchase or other acquisition by Community or any of its Subsidiaries of any equity securities and no declaration, setting aside or payment of any dividend or other distribution on or in respect of any Community Common Stock, whether consisting of money other personal property, real property or other things of value other than a dividend of $.50 per share payable on each share of Community Common Stock declared on January 26, 2017 for shareholders of record as of February 13, 2017, April 27, 2017 for shareholders of record as of May 15, 2017, July 28, 2017 for shareholders of record as of

August 15, 2017, October 26, 2017 for shareholders of record as of November 15, 2017 and declared as of January 25, 2018 for shareholders of record as of February 12, 2018; and

(d) no event, change or development or combination of changes or developments has occurred that have had or would reasonably be expected to have either individually or in the aggregate, a Community Material Adverse Effect.

4.09 Compliance with Applicable Law.

(a) Community and each of its Subsidiaries hold, and have at all times since January 1, 2015 held, all licenses, franchises, permits and authorizations from Governmental Authorities which are necessary for the lawful conduct of their respective businesses and ownership of their respective properties, rights and assets under and pursuant to applicable Law (and have paid all fees and assessments due and payable in connection therewith) and, to the Knowledge of Community, no suspension or cancellation of any such necessary license, franchise, permit or authorization is threatened.

(b) Since January 1, 2015 Community and each of its Subsidiaries have complied in all material respects with, and are not in default or violation of,

(i) any applicable Law, including all Laws related to data protection or privacy, the USA PATRIOT Act, the Bank Secrecy Act, the Equal Credit Opportunity Act and Regulation B, the Fair Housing Act, the CRA, the Fair Credit Reporting Act, the Truth in Lending Act and Regulation Z, the Truth in Savings Act, the Home Mortgage Disclosure Act, the Fair Debt Collection Practices Act, the Electronic Funds Transfer Act, the Flood Disaster Protection Act, the Military Lending Act, the Servicemembers Civil Relief Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, the Volcker Rule, any regulations promulgated by the Consumer Financial Protection Bureau, the U.S. Small Business Administration, the Interagency Policy Statement on Retail Sales of Nondeposit Investment Products, the SAFE Mortgage Licensing Act of 2008, the Real Estate Settlement Procedures Act and Regulation X, the California Business and Professions Code, the California Financial Code and any other Law relating to bank secrecy, discriminatory lending, financing or leasing practices, money laundering prevention, Sections 23A and 23B of the Federal Reserve Act, the Sarbanes-Oxley Act, and all legal requirements relating to the origination, sale and servicing of loans, and

(ii) any posted or internal privacy policies relating to data protection or privacy, including without limitation, the protection of personal information.

(c) Neither Community nor any of its Subsidiaries has Knowledge of, or has received from a Governmental Authority since January 1, 2015, written notice of, any defaults or violations of any applicable Law relating to Community or any of its Subsidiaries.

(d) To the Knowledge of Community, neither Community nor any of its Subsidiaries has engaged in any unfair, deceptive or abusive acts or practices in violation of applicable Law, including the rules promulgated by the Consumer Financial Protection Bureau, and there are no allegations, claims or disputes to which Community or any of its Subsidiaries is a party that allege, or to the Knowledge of Community, no Person has threatened or threatens to allege, that Community or any of its Subsidiaries has engage in any unfair, deceptive or abusive acts or practices in violation of applicable Law, including the rules promulgated by the Consumer Financial Protection Bureau.

(e) Since January 1, 2015, to the Knowledge of Community, there do not exist any facts or circumstances that would cause Community or any of its Subsidiaries to be deemed to be operating in violation in any material respect of the Bank Secrecy Act, the USA PATRIOT Act, any order issued with respect to anti-money laundering by OFAC, or any other applicable anti-money laundering Law, as well as the provisions of the Bank Secrecy Act/anti-money laundering program adopted by Community or its Subsidiaries. The Community Board has

adopted and implemented a Bank Secrecy Act/anti-money laundering program that, to Community’s Knowledge, also meets the applicable requirements of the USA PATRIOT Act and the regulations thereunder, and Community has not received written notice from any Governmental Authority that such program has been deemed ineffective in meeting the four pillars requirements: (1) development of internal policies, procedures and related controls, (2) designation of a BSA Officer, (3) thorough and ongoing training, and (4) independent review for compliance. Each of Community and its Subsidiaries has complied in all material respects with any requirements to file reports and other necessary documents as required by the USA PATRIOT Act and the regulations thereunder.

(f) To the Knowledge of Community, there do not exist any facts or circumstances that would cause Community or any of its Subsidiaries to be deemed not to be in satisfactory compliance in any material respect with the applicable privacy of customer information requirements contained in any federal and state privacy Laws, including without limitation, in Title V of the Gramm-Leach-Bliley Act of 1999 and the regulations promulgated thereunder, as well as the provisions of the information security program adopted by Community and its Subsidiaries. To Community’s Knowledge, since January 1, 2015, no non-public customer information has been disclosed to or accessed by an unauthorized third party in a manner that would cause Community or any of its Subsidiaries to undertake any remedial action. No claims are pending and, to its Knowledge, no claims have been asserted or threatened against Community or any of its Subsidiaries or are likely to be asserted or threatened against Community or any of its Subsidiaries by any Person alleging a violation of such Person’s privacy, personal or confidentiality rights under any such Laws, policies or procedures. With respect to all personal information described herein, Community has taken, to Community’s Knowledge, all steps reasonably necessary (including implementing and monitoring compliance with measures with respect to technical and physical security) to protect the information in a manner consistent in all material respects with the Laws, policies or procedures referred to herein.

(g) Neither Community nor any of its Subsidiaries, nor, to the Knowledge of Community, any of their respective directors, officers, agents, employees or any other Persons acting on their behalf, (i) has violated the Foreign Corrupt Practices Act, 15 U.S.C. § 78dd-1 et seq., as amended, or any other similar applicable foreign, federal or state legal requirement, (ii) has made or provided, or caused to be made or provided, directly or indirectly, any payment or thing of value to a foreign official, foreign political party, candidate for office or any other Person while knowing or having a reasonable belief that the Person will pay or offer to pay the foreign official, party or candidate, for the purpose of influencing a decision, inducing an official to violate their lawful duty, securing an improper advantage, or inducing a foreign official to use their influence to affect a governmental decision, (iii) has paid, accepted or received any unlawful contributions, payments, expenditures or gifts in connection with the business conducted by Community, (iv) has violated or operated in noncompliance with any export restrictions, money laundering Law, anti-terrorism Law or regulation, anti-boycott regulations or embargo regulations or (v) is currently subject to any United States sanctions administered by the Office of Foreign Assets Control of the United States Treasury Department.

(h) None of Community, any of its Subsidiaries or, to the Knowledge of Community, any director, officer, agent, employee, Affiliate or other Person on behalf of Community or its Subsidiaries, is (a) engaged in any services (including financial services), transfers of goods, software or technology, or any other business activity related to (i) Cuba, Iran, North Korea, Sudan, Syria or the Crimea region of Ukraine claimed by Russia (the “Sanctioned Countries”), (ii) the government of any Sanctioned Country, (iii) any Person located in, resident in, formed under the laws of, or owned or controlled by the government of, any Sanctioned Country, or (iv) any Person made subject of any sanctions administered or enforced by the United States Government, including, without limitation, OFAC’s list of Specially Designated Nationals, or by the United Nations Security Council, the European Union, the United Kingdom’s Office of Financial Sanctions Implementation (Her Majesty’s Treasury), or other relevant sanctions authority (collectively, “Sanctions”), (b) engaged in any transfers of goods, technologies or services (including financial services) that may assist the governments of Sanctioned Countries or facilitate money laundering or other activities proscribed by United States Law, (c) is a Person currently the subject of any Sanctions or (d) located, organized or resident in any Sanctioned Country.

(i) Neither Community nor any of its Subsidiaries:

(i) provides investment management, investment advisory or sub-advisory services to any person, including management and advice provided to separate accounts and participation in wrap fee programs, and that is required to register with the SEC as an investment adviser under the Investment Advisers Act of 1940, as amended; or

(ii) is, or is required to be registered as, a broker-dealer, a commodity trading advisor, commodity pool operator, futures commission merchant or introducing broker under any applicable Laws.

(j) To the Knowledge of Community, Community does not accept deposits from, has not originated any Loan to and does not otherwise transact business with any Person engaged in the manufacture, production, distribution, sale, or other dispensation of marijuana. To the Knowledge of Community, no borrower under any Loan (i) is engaged in the manufacture, production, distribution, sale or other dispensation of marijuana or (ii) leases any assets to any Person engaged in the manufacture, production, distribution or dispensation of marijuana. To the Knowledge of Community, Community has timely and properly filed all mandatory Suspicious Activity Reports related to marijuana and has complied with applicable guidance related to marijuana banking from any Governmental Entity.

(k) Except as Previously Disclosed, neither Community nor any of its Subsidiaries is subject to any cease-and-desist or other order or other enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been ordered to pay any civil money penalty or other fines by, or has received any supervisory letter from, or has adopted any policies, procedures or board resolutions at the request or suggestion of, any Governmental Authority (each, a “Regulatory Agreement”), nor has Community or any Community Subsidiary been advised since January 1, 2015 by any Governmental Authority that it is considering issuing, initiating, ordering or requesting any such Regulatory Agreement. To Community’s Knowledge,, Community and each of its Subsidiaries are in compliance with each Regulatory Agreement to which it is party or subject, and neither Community nor any of its Subsidiaries has received any notice from any Governmental Authority indicating that either Community or any of its Subsidiaries is not in compliance with any such Regulatory Agreement. There is no unresolved violation, criticism or exception by any Governmental Authority with respect to, nor is there any unpaid civil money penalty, fine, restitution or other amounts otherwise due and payable under, any Regulatory Agreement.

(l) As of December 31, 2017, Community is “well-capitalized” (as that term is defined in the relevant FDIC regulations).

(m) Except as Previously Disclosed, Community is in compliance in all material respect with the applicable provisions of the CRA and the regulations promulgated thereunder. Except as Previously Disclosed, Community has not received a CRA rating of less than “satisfactory” in any of its three (3) most recently completed exams. Community has no Knowledge that its compliance under the CRA should constitute grounds for either the denial by any Governmental Authority of any application to consummate the transactions contemplated by this Agreement or the imposition of a materially burdensome condition in connection with the approval of any such application, or the existence of any fact or circumstance or set of facts or circumstances which would reasonably be expected to result in Community having its current rating lowered. Except as Previously Disclosed, (i) neither Community nor any of its Subsidiaries is subject to any agreement, undertaking, order, directive, liability, or any other commitment or obligation with any Governmental Authority or any other Persons (including any third party group representing community interests) regarding or otherwise relating to Community’s policies, practices or relations with customers, vendors or clients or any other CRA-related matter (each, a “CRA Agreement”), (ii) neither Community nor any of its Subsidiaries has been advised since January 1, 2015 by any Governmental Authority or other Persons that it is considering issuing, initiating, ordering, or requesting, as applicable, any such CRA Agreement; (iii) Community and each of its Subsidiaries are in compliance with each CRA

Agreement to which it is party or subject, and neither Community nor any of its Subsidiaries has received any notice from any Governmental Authority or other Persons indicating that either Community or any of its Subsidiaries is not in compliance with any such CRA Agreement; (iv) there is no unresolved violation, criticism, claim, liability or exception by any Governmental Authority with respect to any CRA Agreement; and (v) Community has not received any notice from, and does not have any Knowledge of, any third-party group representing community interests raising concerns or objections with respect to its policies, practices or relations with customers, vendors or clients, or the transactions contemplated by this Agreement.

4.10 State Takeover Laws. No “business combination,” “fair price,” “affiliate transaction,” “moratorium,” “control share,” “takeover” or “interested shareholder” Law or other similar anti-takeover statue or regulation (collectively, the “Takeover Laws”) is applicable to Community with respect to this Agreement or the transactions contemplated hereby. Community does not have any shareholder rights plan, “poison pill” or similar plan or arrangement in effect.

4.11 Employee Benefit Plans

(a) Section 4.11 of the Community Disclosure Schedule sets forth a true, complete and correct list of each employee benefit plan, program, policy, practice, Contract, or other arrangement providing benefits to any current or former employee, officer or director of Community or any of its Subsidiaries or any beneficiary or dependent thereof that is sponsored or maintained by Community or any of its Subsidiaries or to which Community or any of its Subsidiaries contributes or is obligated to contribute, whether or not written, including, without limitation, any employee welfare benefit plan within the meaning of Section 3(1) of ERISA, any employee pension benefit plan within the meaning of Section 3(2) of ERISA (whether or not such plan is subject to ERISA) and any equity purchase plan, option, equity bonus, phantom equity or other equity plan, profit sharing, bonus, retirement (including compensation, pension, health, medical or life insurance benefits), employment agreement, deferred compensation, excess benefit, incentive compensation, severance, change in control or termination pay, hospitalization or other medical or dental, life or other insurance (including any self-insured arrangements), supplemental unemployment, salary continuation, sick leave or other leave of absence benefits, short- or long-term disability, or vacation benefits plan or any other agreement or policy or other arrangement providing employee benefits, employment-related compensation, fringe benefits or other benefits (whether qualified or nonqualified, funded or unfunded) (each an “Employee Benefit Plan”).

(b) With respect to each Employee Benefit Plan, Community has delivered or made available to Parent a true, correct and complete copy of: (i) each writing constituting a part of such Employee Benefit Plan, including, without limitation, all plan documents, benefit schedules, formal or informal trust agreements, and insurance Contracts and other funding vehicles; (ii) the most recent Annual Report (Form 5500 Series) and accompanying schedule, if any; (iii) all investment policy statements or guidelines, delegations and charters related to any Employee Benefit Plan; (iv) each trust agreement, group annuity Contract or other funding mechanism relating to any Employee Benefit Plan, (v) the current summary plan description and any material modifications thereto, if any; (vi) the most recent annual financial report, if any; (vii) the most recent actuarial report, if any; and (viii) the most recent determination letter from the IRS, if any. Except as specifically provided in the foregoing documents delivered or made available to Parent, there are no amendments to any Employee Benefit Plan that have been adopted or approved nor has Community or any of its Subsidiaries undertaken to make any such amendments or to adopt or approve any new Employee Benefit Plan. No Employee Benefit Plan is maintained outside the jurisdiction of the United States, or covers any employee residing or working outside of the United States.

(c) Each Employee Benefit Plan intended to qualify under Section 401(a) of the Code and each related trust intended to qualify under Section 501(a) of the Code has received a favorable determination or may rely upon a prototype or volume submitter opinion letter from the IRS with respect to each such Employee Benefit Plan as to its qualified status under the Code, including all amendments to the Code effected by the Tax Reform Act of 1986 and subsequent legislation for the most recent cycle applicable to such qualified plan pursuant to Revenue Procedure 2005-66 (as amended or otherwise revised by subsequent IRS guidance), any such letter has not been revoked (nor, to the Knowledge of Community, has revocation been threatened) and no fact or event has occurred since the date of such letter or letters from the IRS that could reasonably be expected to adversely affect the qualified status of any such Employee Benefit Plan or the exempt status of any such trust.

(d) With respect to each Employee Benefit Plan, Community and its Subsidiaries have complied in all material respects, and are now in material compliance with all provisions of ERISA, the Code and all Laws and regulations applicable to such Employee Benefit Plans and each Employee Benefit Plan has been administered in all material respects in accordance with its terms. There is not now, nor do any circumstances exist that could reasonably be expected to give rise to, any requirement for the posting of security with respect to any Employee Benefit Plan or the imposition of any lien on the assets of Community or any of its Subsidiaries under ERISA or the Code. None of Community or any of its Subsidiaries has engaged in a transaction with respect to any applicable Employee Benefit Plan that, assuming the taxable period of such transaction expired as of the date hereof, would subject Community or any of its Subsidiaries to a tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA.

(e) All contributions required to be made to any Employee Benefit Plan by applicable Law or regulation or by any plan document or other contractual undertaking, and all premiums due or payable with respect to insurance policies funding any Employee Benefit Plan, for any period through the date hereof have been timely made or paid in full or, to the extent not required to be made or paid on or before the date hereof, have been accrued on the Community Financial Statements to the extent required under GAAP. Each Employee Benefit Plan that is an employee welfare benefit plan under Section 3(1) of ERISA is either (i) funded through an insurance company contract and is not a “welfare benefit fund” with the meaning of Section 419 of the Code or (ii) unfunded.

(f) (i) No Employee Benefit Plan is a “multiemployer plan” within the meaning of Section 3(37) or 4001(a)(3) of ERISA (a “Multiemployer Plan”) or a plan that has two or more contributing sponsors at least two of whom are not under common control, within the meaning of Section 4063 of ERISA (a “Multiple Employer Plan”); (ii) none of Community or its Subsidiaries nor any of their respective ERISA Affiliates has, at any time during the last six years, contributed to or been obligated to contribute to any Multiemployer Plan or Multiple Employer Plan; (iii) none of Community and its Subsidiaries nor any of their respective ERISA Affiliates has incurred any Withdrawal Liability that has not been satisfied in full; and (iv) no Employee Benefit Plan is subject to Title IV or Section 302 of ERISA or to Sections 412 or 430 of the Code. “ERISA Affiliate” means, with respect to any entity, trade or business, any other entity, trade or business that is a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes the first entity, trade or business, or that is a member of the same “controlled group” as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA. “Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as those terms are defined in Part I of Subtitle E of Title IV of ERISA.

(g) There does not exist, nor, to the Knowledge of Community, do any circumstances exist that could reasonably be expected to result in, any Controlled Group Liability that would be a liability of Community or its Subsidiaries following the Closing. Without limiting the generality of the foregoing, neither Community nor any of its Subsidiaries nor any of their respective ERISA Affiliates, has engaged in any transaction described in Section 4069 or Section 4204 or 4212 of ERISA. “Controlled Group Liability” means any and all liabilities (i) under Title IV of ERISA, (ii) under section 302 of ERISA, (iii) under sections 412 and 4971 of the Code, (iv) as a result of a failure to comply with the continuation coverage requirements of section 601 et seq. of ERISA and section 4980B of the Code, (v) as a result of a failure to comply with the group health care coverage requirements of sections 4980D or 4890H of the Code and (vi) under corresponding or similar provisions of foreign Laws or regulations.

(h) None of Community and its Subsidiaries has any liability for life, health, medical or other welfare benefits to former employees or beneficiaries or dependents thereof, except for health continuation coverage as required by Section 4980B of the Code or Part 6 of Title I of ERISA and at no expense to Community and its Subsidiaries.

Except as Previously Disclosed, Community and each of its Subsidiaries has reserved the right to amend, terminate or modify at any time all plans or arrangements providing for post-retirement welfare benefits.

(i) Except as would not reasonably be expected to result in any liability to Community or any of its Subsidiaries, there are no pending or threatened claims (other than routine undisputed claims for benefits in the ordinary course), lawsuits or arbitrations which have been asserted, threatened or instituted, and to the Knowledge of Community, no set of circumstances exists which may reasonably give rise to a claim or lawsuit against the Employee Benefit Plans, any fiduciaries thereof with respect to their duties to the Employee Benefit Plans or the assets of any of the trusts under any of the Employee Benefit Plans. Neither Community nor any of its Subsidiaries has taken any action to take corrective action or make a filing under any voluntary correction program of the IRS, the U.S. Department of Labor or any other Governmental Authority with respect to any Employee Benefit Plan, and neither Community nor any of its Subsidiaries has any Knowledge of any plan defect that would qualify for correction under any such program. No audit or other proceeding by a Governmental Authority is pending or, to Community’s Knowledge, threatened with respect to any Employee Benefit Plan.

(j) Each Employee Benefit Plan that is a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code and associated Treasury Department guidance has been operated in compliance with, and is in documentary compliance with, Section 409A of the Code and IRS regulations and guidance thereunder. No compensation payable by Community or any of its Subsidiaries has been reported as nonqualified deferred compensation in the gross income of any individual or entity, and subject to an additional tax, as a result of the operation of Section 409A of the Code, and no arrangement exists with respect to a nonqualified deferred compensation plan that would result in income inclusion under Section 409A(b) of the Code.

(k) Except as Previously Disclosed on Section 4.11(k) of the Community Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby, either alone or together with any other event or events, will (i) result in any payment (including, without limitation, severance, change in control, forgiveness of indebtedness or otherwise) becoming due under any Employee Benefit Plan, whether or not such payment is contingent, (ii) increase any payments or benefits otherwise payable under any Employee Benefit Plan, (iii) result in the acceleration of the time of payment, vesting or funding of any benefits including, but not limited to, the acceleration of the vesting and exercisability of any equity awards, whether or not contingent, (iv) result in any limitation on the right of Community or any of its Subsidiaries to amend, merge, terminate or receive a reversion of assets from any Employee Benefit Plan or related trust, (v) require the funding of any trust or other funding vehicle or (vi) limit or restrict the right of Community or, after the consummation of the transactions contemplated hereby, the Parent or the Surviving Corporation, to merge, amend or terminate any of the Employee Benefit Plans. Neither the execution and delivery of this Agreement nor the consummation of the Merger, either alone or in combination with another event will result in any payment or benefit (whether in cash or property or the vesting of property) to any “disqualified individual” (as such term is defined in Treasury Regulations Section 1.280G-1) that would, individually or in combination with any other such payment, constitute an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code) that would not be deductible under Section 280G of the Code. As of the Closing, Community shall have received, as of a date no earlier than five (5) Business Days prior to the Closing Date, the written confirmation of a nationally recognized accounting firm reasonably acceptable to Parent that no agreement, Contract or arrangement to which any employee of Community is a party will result in the payment of any amount that would not be deductible by reason of Section 280G of the Code. No Employee Benefit Plan provides for the gross-up or reimbursement of Taxes under Section 4999 or 409A of the Code, or otherwise.

(l) Each individual who renders services to Community or any of its Subsidiaries who is classified by Community or such Subsidiary, as applicable, as having the status of an independent contractor or other non-employee status for any purpose (including for purposes of taxation and tax reporting and participation under Employee Benefit Plans) is properly so characterized.

(m) All cash bonuses and other incentive compensation that are payable by Community on a quarterly or monthly basis have been, and will be paid, solely pursuant to the Community’s Incentive and Commission Plan, a true and complete copy of which has been furnished by Community to Parent and Citizens (such plan, the “Community Incentive and Commission Plan”).

4.12 Approvals. As of the date of this Agreement, Community has no Knowledge why all regulatory approvals from any Governmental Authority required for the consummation of the transactions contemplated by this Agreement should not be obtained on a timely basis.

4.13 Opinion. The Community Board has received the opinion of D.A. Davidson & Co. that, as of the date hereof, and based upon and subject to the factors and assumptions set forth therein, the Merger Consideration to be paid to the holders of the Community Common Stock in the Merger is fair, from a financial point of view, to such holders.

4.14 Community Information. The information relating to Community and its Subsidiaries that is provided by Community or its representatives for inclusion in the Prospectus/Joint Proxy Statement and the Registration Statement, or in any application, notification or other document filed with any other Regulatory Agency or other Governmental Authority in connection with the transactions contemplated by this Agreement, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. The portions of the Registration Statement and the Prospectus/Joint Proxy Statement relating to Community and its Subsidiaries and other portions within the reasonable control of Community and its Subsidiaries will comply in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder..

4.15 Legal Proceedings.

(a) Except as Previously Disclosed on Section 4.15(a) of the Community Disclosure Schedule, neither Community nor any of its Subsidiaries is a party to any legal, administrative, arbitration, investigatory or other proceeding (including, without limitation, any investigation, action, or proceeding with respect to Taxes) pending or, to the Knowledge of Community, is any of the foregoing proceedings threatened, or which Community has reason to believe may be threatened, against or affecting Community or any of its Subsidiaries or any of their respective current or former directors or officers, or may involve a claim or claims asserting a liability of $100,000 individually, or $200,000 or more in the aggregate, or may otherwise restrict the conduct of business by Community or any of its Subsidiaries. Section 4.15 of the Community Disclosure Schedule includes, with respect to each matter identified, if applicable, the case title, the court, the court file number, the date filed, the law firm representing Community or any of its Subsidiaries and such other information as may be reasonably requested by Parent.

(b) Except as set forth on Section 4.15(b) of the Community Disclosure Schedule, (i) there is no outstanding judgment, order, writ, injunction or decree, stipulation or award of any Governmental Authority or by arbitration, against or affecting Community or its assets or business that (A) has had or may have a Community Material Adverse Effect, (B) requires any payment by, or excuses an obligation of a third party to make any payment to, Community of an amount exceeding $100,000 or (C) has the effect of prohibiting any material business practice of, or the acquisition, retention or disposition of property by Community or (D) would apply to Parent or any of its Affiliates after the Merger, and (ii) to the Knowledge of Community, there is no legal, administrative, arbitration, investigatory or other proceeding pending or that has been threatened, or which Community has reason to believe may be threatened, against or affecting any director, officer, employee, agent or representative of Community or any of its Subsidiaries, in connection with which any such Person has or may have rights to be indemnified by Community or any of its Subsidiaries.

4.16 Material Contracts.

(a) Except as Previously Disclosed on Section 4.16(a) of the Community Disclosure Schedule, neither Community nor any of its Subsidiaries is a party to, bound by or subject to any Contract (whether written or oral) (each, a “Material Contract”):

(i) that contains a non-compete or client or customer non-solicit requirement or any other provisions that materially restricts the conduct of, or the manner of conducting, any line of business of Community or any of its Subsidiaries (or, upon consummation of the Merger, of Parent, Citizens or any of their respective Subsidiaries);

(ii) that obligates Community or any of its Subsidiaries (or, upon consummation of the Merger, of Parent, Citizens or any of their respective Subsidiaries) to conduct business with any third party on an exclusive or preferential basis in each case that involves the payment of more than $100,000 per annum;

(iii) that requires referrals of business or requires Community or any of its Affiliates to make available investment opportunities to any Person on a priority or exclusive basis in any material respect;

(iv) that relates to the incurrence of indebtedness by Community or any of its Subsidiaries (other than deposit liabilities, trade payables, federal funds purchased, advances and loans from the Federal Home Loan Bank and securities sold under agreements to repurchase or other liabilities incurred in the ordinary course of business consistent with past practice) including any sale and leaseback transactions, capitalized leases and other similar financing transactions;

(v) that grants any right of first refusal, right of first offer or similar right with respect to any assets, rights or properties of Community or any of its Subsidiaries ;

(vi) that limits the payment of dividends by Community or any of its Subsidiaries;

(vii) that relates to a joint venture, partnership, limited liability company agreement or other similar agreement or arrangement with any third party, or to the formation, creation or operation, management or control of any partnership or joint venture with any third parties;

(viii) that relates to an acquisition, divestiture, merger or similar transaction and which contains representations, covenants, indemnities or other obligations (including indemnification, “earn-out” or other contingent obligations) that are still in effect;

(ix) that provides for payments to be made by Community or any of its Subsidiaries or any of their respective successors upon or as a result of the transactions contemplated by this Agreement (“Change of Control Payments”);

(x) that was not negotiated and entered into on an arm’s-length basis;

(xi) that provides for the guarantee or indemnification by Community or any of its Subsidiaries of any Person, except for Contracts entered into in the ordinary course of business providing for customary and immaterial indemnification;

(xii) that is a consulting agreement or data processing, software programming or licensing Contract involving the payment of more than $50,000 per annum;

(xiii) that grants to a Person any right in Community Owned Intellectual Property or grants to Community or any of its Subsidiaries a license to any Intellectual Property rights of another Person, in each case that involves the payment or more than $50,000 per annum or is material to the conduct of the businesses of Community;

(xiv) to which any Affiliate, officer, director, employee or consultant of Community or any of its Subsidiaries is a party or beneficiary (exclusive of any deposit or loan relationships set forth on Section 4.26(f) of the Community Disclosure Schedule);

(xv) that would prevent, materially delay or materially impede Community’s ability to consummate the Merger or the other transactions contemplated hereby;

(xvi) that contains a put, call or similar right pursuant to which Community or any of its Subsidiaries could be required to purchase or sell, as applicable, any equity interests of any Person or assets;

(xvii) that involves the payment, on a one-time basis or over the life of the term of the agreement, of $50,000 or more or is not terminable by Community on thirty (30) days or less notice and without penalty (other than deposit liabilities, trade payables, federal funds purchased, and advances and loans from the Federal Home Loan Bank);

(xviii) any other agreement of any other kind which involves future payments of $100,000 or more to or by Community or is not terminable by Community on thirty (30) days or less notice and without penalty, other than payments made under or pursuant to loan agreements, deposit liabilities, participation agreements and other agreements for the extension of credit, each in the ordinary course of their business; or

(xix) that is otherwise not entered into in the ordinary course of business or that is material to Community or any Subsidiary of Community or their financial condition or results of operations.

(b) Community has previously furnished to Parent true, correct and complete copies of each Material Contract. Each Material Contract is a valid and legally binding agreement of Community or one of its Subsidiaries, as applicable, and, to the Knowledge of Community, the counterparty or counterparties thereto, is enforceable in accordance with its terms (subject to the Bankruptcy and Equity Exception) and is in full force and effect. Community and each of its Subsidiaries have duly performed in all material respects all obligations required to be performed by them prior to the date hereof under each Material Contract. Neither Community nor any of its Subsidiaries, and, to the Knowledge of Community, any counterparty or counterparties, is in breach of any provision of any Material Contract. No event or condition exists that constitutes, after notice or lapse of time or both, will constitute, a breach, violation or default on the part of Community or any of its Subsidiaries under any such Material Contract or provide any party thereto with the right to terminate such Material Contract.

(c) Section 4.16(c) of the Community Disclosure Schedule sets forth a true and complete list of (i) all Material Contracts pursuant to which consents or waivers are or may be required and (ii) all notices which are required to be given, in each case, prior to the performance by Community of this Agreement and the consummation of the Merger and the other transactions contemplated hereby.

4.17 Environmental Matters.

(a) Community and its Subsidiaries are in compliance, in all material respects with any Law relating to: (i) the protection or restoration of the environment, health and safety as it relates to Hazardous Substance handling or exposure or the protection of natural resources; (ii) the handling, use, presence, disposal, release or threatened release of, or exposure to, any Hazardous Substance; or (iii) noise, odor, wetlands, indoor air, pollution, contamination or any injury to Persons or property from exposure to any Hazardous Substance (collectively, “Environmental Laws”).

(b) There are no proceedings, claims, or actions pending, or, to the Knowledge of Community, investigations of any kind, pending, or to the Knowledge of Community, threatened, by any Person, court, agency, or other Governmental Authority or any arbitral body, against Community or its Subsidiaries relating to material liability under any Environmental Law. There are no agreements, orders, judgments or decrees by or with any court, regulatory agency or other Governmental Authority or settlements with any Person that impose any material liabilities or obligations on Community or its Subsidiaries under, relating to or in respect of any Environmental Law.

(c) To Community’s Knowledge, there have been, no releases of any Hazardous Substances at any real property (currently or formerly owned, operated, or leased by Community or any of its Subsidiaries) under circumstances which could reasonably be expected to result in any material liability of Community or its Subsidiaries under any Environmental Law.

(d) To Community’s Knowledge, there are no underground storage tanks on, in or under any of the Community Real Properties and no underground storage tanks have been closed or removed from any Community Real Properties except in compliance with Environmental Laws in all material respects.

(e) Neither Community nor any of its Subsidiaries during the past five years has received any written notice from any Person or Governmental Authority that Community or any of its Subsidiaries or the operation or condition of any real property ever owned (exclusive of any security interest) or operated by any of them (including any real estate owned) are currently in violation of or otherwise are alleged to have liability under any Environmental Laws or relating to Hazardous Substances, including, but not limited to, responsibility (or potential responsibility) for the cleanup or other remediation of any Hazardous Substances at, on, beneath or originating from any such property) for which a material liability is reasonably likely to be imposed upon Community or any of its Subsidiaries.

(f) Community has made available to Parent and Citizens all asbestos surveys and reports, mold surveys and reports, lead surveys and reports, reports on environmental exposure, underground tank removal reports and Phase I and Phase II environmental reports (environmental assessments) issued during the past five years, which are in its possession, with respect to any properties currently owned or leased by it.

(g) For purposes of this Agreement, “Hazardous Substance” shall include, but is not limited to, (i) any petroleum or petroleum products, natural gas, or natural gas products, radioactive materials, asbestos, mold, urea formaldehyde foam insulation, transformers or other equipment that contains dielectric fluid containing levels of polychlorinated biphenyls (PCBs), and radon gas; (ii) any chemicals, materials, waste or substances defined as or included in the definition of “hazardous substances,” “hazardous wastes,” “hazardous materials,” “extremely hazardous wastes,” “restricted hazardous wastes,” “toxic substances,” “toxic pollutants,” “contaminants,” or “pollutants,” or words of similar import, under any Environmental Laws; and (iii) any other chemical, material, waste or substance which is in any way regulated as hazardous or toxic by any federal, state or local government authority, agency or instrumentality, including mixtures thereof with other materials, and including any regulated building materials, such as asbestos and lead.

4.18 Taxes.

(a) Community and each of its Subsidiaries (i) have prepared in good faith and duly and timely filed (taking into account any extension of time within which to file) all Tax Returns required to be filed by any of them and all such filed Tax Returns are true, complete and accurate in all material respects; (ii) have paid in full all Taxes that are required to be paid or made adequate provision in the financial statements of Community; (iii) have withheld from amounts owing to any employee, independent contractor, creditor or third party all amounts that Community or any of its Subsidiaries is obligated to have withheld and have timely paid such withheld amounts to the relevant Tax authority; and (iv) have disclosed and reserved for any uncertain Tax positions.

(b) To Community’s Knowledge, none of the Tax Returns of Community or any of its Subsidiaries are currently under any audit, suit, proceeding, examination or assessment by the IRS or the relevant state, local or foreign Tax authority and neither Community nor any of its Subsidiaries has received written notice from any Tax authority that an audit, suit, proceeding, examination or assessment in respect of such Tax Returns or matters pertaining to Taxes are pending or threatened.

(c) No deficiencies for any Taxes have been asserted or assessments made against Community or any of its Subsidiaries that have not been paid or resolved in full. No claim has been made in writing during the past five (5) years against Community or any of its Subsidiaries by any Tax authorities in a jurisdiction where Community or its Subsidiaries does not file Tax Returns that Community or its Subsidiaries is or may be subject to taxation by that jurisdiction.

(d) Neither Community nor any of its Subsidiaries has granted any waiver, extension or comparable consent regarding the application of the statute of limitations with respect to Taxes or Tax Return that has not expired, nor has any request for any such waiver or consent been made with respect to any statute of limitations that has not since expired.

(e) Community is not, and during the past five (5) years has never been, a “United States real property holding corporation” within the meaning of Section 897 of the Code.

(f) No Liens for Taxes exist with respect to any of the assets of Community or any of its Subsidiaries, except for Liens for Taxes not yet due and payable.

(g) Neither Community nor any of its Subsidiaries has entered into any closing agreements, private letter rulings, technical advice memoranda or similar agreement or rulings with any Tax authority, nor have any been issued by any Tax authority.

(h) Neither Community nor any of its Subsidiaries (A) is or has ever been a member of an affiliated, combined, consolidated or unitary Tax group for purposes of filing any Tax Return, other than an affiliated, combined, consolidated or unitary Tax group of which Community is or was the common parent, (B) has any liability for Taxes of any Person (other than Community or any of its Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor, by Contract or otherwise, (C) is a party to or bound by any Tax sharing or allocation agreement or has any other current or potential contractual obligation to indemnify any Person (other than Community or any of its Subsidiaries) with respect to Taxes, (D) has, or has ever had, a permanent establishment in any country other than the country of its organization, or (E) has granted to any Person any power of attorney that is currently in force with respect to any Tax matter.

(i) None of Community, any of its Subsidiaries, or any Person acting on their behalf has applied for, been granted, or agreed to any accounting method change for which it will be required to take into account any adjustments pursuant to Section 481(a) of the Code (or any similar provisions of state, local or foreign Law) after the Closing Date, nor will Community or any of its Subsidiaries (or their successor by merger) be required to take into account income after the Effective Time any items economically realized prior to the Effective Time.

(j) Community and each of its Subsidiaries have complied in all material respects with all requirements to report information for Tax purposes to any individual or Tax authority, and have collected and maintained all material certifications and documentation in valid and complete form with respect to any such reporting obligation, including, without limitation, valid IRS Forms W-8 and W-9.

(k) Neither Community nor any of its Subsidiaries has participated in any “reportable transactions” within the meaning of Treasury Regulations Section 1.6011-4(b).

(l) Community has made available to Parent and Citizens true, correct and complete copies of the United States federal income Tax Returns filed by Community and its Subsidiaries for each of the fiscal years ended December 31, 2012, 2013, 2014, 2015 and 2016, and will make available, if filed before the Closing Date, such Tax Returns to be filed for the fiscal year ended December 31, 2017.

(m) None of Community or its Subsidiaries has been a “distributing corporation” or “controlled corporation” (i) in any distribution occurring during the last 30 months that was purported or intended to be governed by

Section 355 of the Code (or any similar provision of state, local or foreign Law) or (ii) in any distribution that could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) of which the Merger is a part.

4.19 Reorganization. To Community’s Knowledge, none of Community or any of its Subsidiaries has taken or agreed to take any action, or is aware of any fact or circumstance, that would prevent or impede, or could reasonably be expected to prevent or impede, the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

4.20 Intellectual Property; IT Systems; Privacy.

(a) Section 4.20 of the Community Disclosure Schedule sets forth an accurate and complete list all (i) Intellectual Property Registrations, (ii) other Community Owned Intellectual Property that are not registered but that are material to Community’s business and operations (excepting Trade Secrets) and (iii) Community Licensed Intellectual Property (excepting Off-The-Shelf Licenses). Each of Community and its Subsidiaries (i) solely owns (beneficially, and of record where applicable), free and clear of all Liens, other than Permitted Encumbrances and non-exclusive licenses entered into in the ordinary course of business, all right, title and interest in and to its respective Community Owned Intellectual Property, and (ii) to the Knowledge of Community, has valid and sufficient rights and licenses to all of Community Licensed Intellectual Property. With respect to each item of Community Licensed Intellectual Property, to Community’s Knowledge, the license, sublicense or Contract covering such item is legal, valid, binding, enforceable and in full force and effect, and neither Community nor any of its Subsidiaries is in material default under or violation of any such license, sublicense or Contract.

(b) To the Knowledge of Community, the operation of Community and each of its Subsidiary’s respective businesses as presently conducted does not infringe, misappropriate or otherwise violate the Intellectual Property rights of any third Person, and no Person has asserted in writing that Community or any of its Subsidiaries has infringed, misappropriated or otherwise violated any third Person’s Intellectual Property rights. To the Knowledge of Community, no third Person has infringed, misappropriated or otherwise violated any of Community’s or any of its Subsidiary’s rights in Community Owned Intellectual Property.

(c) Community and each of its Subsidiaries has taken commercially reasonable measures to protect (i) their rights in their respective Community Owned Intellectual Property and (ii) the confidentiality of all Trade Secrets that are owned, used or held by Community or any of its Subsidiaries, and to the Knowledge of Community, such Trade Secrets have not been used, disclosed to or discovered by any Person except pursuant to appropriate non-disclosure agreements which have not been breached.

(d) All information technology and computer systems and services (including software, information technology and telecommunication hardware and other equipment) relating to the transmission, storage, maintenance, organization, presentation, generation, processing or analysis of data and information, whether or not in electronic format, used in or necessary to the conduct of Community’s and its Subsidiaries’ business (collectively, “Community IT Systems”) have been properly maintained, stored, operated and processed by technically competent personnel, in accordance with standards set by the manufacturers or otherwise in accordance with standards prudent in the industry (including strong passwords), to ensure proper operation, monitoring and use. The Community IT Systems are in material compliance with regulatory standards and guidelines as required by applicable Law. Community has commercially reasonable disaster recovery plans, procedures and facilities for its business and has taken commercially reasonable steps to safeguard Community IT Systems. Community IT Systems are in good working condition to effectively perform all information technology operations necessary to conduct consolidated business.

(e) Neither Community nor any of its Subsidiaries has experienced within the past three (3) years any material disruption to, or material interruption in, its conduct of its business attributable to a defect, bug, breakdown, cyber or security breach or other failure or deficiency of the Community IT Systems. Community and each of its Subsidiaries has taken commercially reasonable measures to provide for the backup and recovery of the data and information necessary to the conduct of their businesses (including such data and information that is stored on magnetic or optical media in the ordinary course) without material disruption to, or material interruption in, the conduct of their respective businesses.

4.21 Properties.

(a) Community or one of its Subsidiaries (i) has good and insurable title to all the properties and assets owned by Community or one of its Subsidiaries including, but not limited to, any automated teller machines (the “Community Owned Properties”), free and clear of all Liens of any nature whatsoever, except (A) statutory Liens securing payments not yet due, (B) Liens for real property Taxes not yet due and payable, (C) easements, rights of way, and other similar encumbrances that do not adversely affect the value or affect the use of the properties or assets subject thereto or affected thereby or otherwise impair business operations at such properties as bank facilities, and (D) such imperfections or irregularities of title or Liens as do not materially affect the use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties (collectively, “Permitted Encumbrances”), and (ii) is the lessee of all leasehold leased by Community or one of its Subsidiaries (the “Community Leased Properties” and, collectively with the Community Owned Properties, the “Community Real Properties”), free and clear of all Liens of any nature whatsoever, except for Permitted Encumbrances, and is in possession of the properties purported to be leased thereunder, and each such lease is valid without default thereunder by Community or, to the Knowledge of Community, the lessor. None of Community or any of its Subsidiaries owns, and no such entity is in the process of foreclosing (whether by judicial process or by power of sale) or otherwise in the process of acquiring title to, except pursuant to foreclosures which are pending in the ordinary course of business consistent with past practice, any real property or premises on the date hereof in whole or in part. Section 4.21 of the Community Disclosure Schedule contains a complete and correct list of all Community Owned Properties. Section 4.21 of the Community Disclosure Schedule contains a complete and correct list of all Community Leased Properties and together with a list of all applicable leases and the name of the lessor (each, a “Lease”).

(b) Each of the Community Real Properties (i) complies in all material respects with all applicable Laws, including all laws, regulations, ordinances, or orders relating to zoning, building and use permits, the Americans with Disabilities Act of 1990, as amended (the “ADA”), the Occupational Health and Safety Act of 1970 (“OSHA”) and all similarly motivated state and local laws , and (ii) may, under applicable zoning ordinances, be used for the purposes for which it currently is used as a matter of right rather than by grant of variance or as a conditional or nonconforming use. Neither Community nor any of its Subsidiaries has received any written notices from any Governmental Authority of any violations of, any claims made or threatened regarding noncompliance with, or any governmental or regulatory actions or investigations instituted or threatened regarding noncompliance with, the ADA, OSHA or any similarly motivated state and local Laws. Community and its Subsidiaries have accrued all expenses necessary to comply with any ADA or OSHA requirements on its Interim Financial Statements.

(c) All buildings, structures, improvements and fixtures on each of the Community Real Properties and the equipment located thereon are adequate for the conduct of the business of Community and its Subsidiaries as presently conducted, ordinary wear and tear excepted. All tangible properties of Community or any of its Subsidiaries that are material to the business, financial condition, results of operations of Community and its Subsidiaries are in a good state of maintenance and repair, except for ordinary wear and tear, and are adequate for the conduct of the business of Community and its Subsidiaries as presently conducted.

(d) Each of the leases for the Community Leased Property is valid and existing and in full force and effect, and no party thereto is in material default and no notice of a claim of default by any party has been delivered to Community or any of its Subsidiaries, or is now pending, and there does not exist any event that with notice or the passing of time, or both, would constitute a material default or excuse performance by any party thereto, provided that with respect to matters relating to any party other than Community or one of its Subsidiaries, the foregoing representation is based on the Knowledge of Community.

(e) As to Community and its Subsidiaries, none of the Community Real Properties has been condemned or otherwise taken by any Governmental Authority and, to the Knowledge of Community, no condemnation or taking is threatened or contemplated and none thereof is subject to any claim, Contract or Law which might adversely affect its use or value for the purposes now made of it. None of the premises or properties of Community or any of its Subsidiaries is subject to any current interests of third parties or other restrictions or limitations that would materially impair or be materially inconsistent with the current use of such property by Community or such Subsidiary.

(f) Community has made available to Parent true, accurate and complete copies of each of the following to the extent in the possession or control of Community or its Subsidiaries and in any way related to any of the Community Real Properties: (i) title commitments together with legible copies of all underlying exceptions, (ii) title policies, (iii) environmental reports, (iv) zoning reports and zoning letters, and (v) licenses and permits.

(g) Neither Community nor any of its Subsidiaries has applied for or received permission to open any additional branch or operate at any other location.

4.22 Insurance. Section 4.22 of the Community Disclosure Schedule lists all insurance policies and bonds maintained by Community. Except as set forth on Section 4.22 of the Community Disclosure Schedule, (a) Community and each of its Subsidiaries is, and at all times within five (5) years hereof each has been, insured with insurers and has insurance coverage adequate to insure against all risks normally insured against by companies reasonably consistent with industry practice, (b) neither Community nor any of its Subsidiaries is in default under any policy of insurance or bond such that it could be cancelled, and all such insurance policies and bonds maintained by Community or any of its Subsidiaries are in full force and effect and, except for expirations in the ordinary course of business, will remain so through and after the Closing, and (c) Community and each of its Subsidiaries has filed claims with, or given notice of claims to, its insurers with respect to all material matters and occurrences for which it believes it has coverage. Community has furnished Parent and Citizens with true and complete copies of all insurance policies and bonds identified on Section 4.22 of the Community Disclosure Schedule, including all amendments and supplements thereto, and true and complete copies of all current or pending insurance claims, and any other insurance claims filed since January 1, 2016.

4.23 Accounting and Internal Controls.

(a) The records, systems, controls, data and information of Community and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of Community or its Subsidiaries or accountants (including all means of access thereto and therefrom). Community and its Subsidiaries have devised and maintain internal control over financial reporting that is designed to provide reasonable assurances regarding the reliability of financial reporting and the preparation of its financial statements for external purposes in accordance with GAAP. Such internal control over financial reporting includes policies and procedures that (i) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of Community, (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that receipts and expenditures of the Community are being made only in accordance with authorizations of management and directors of Community, and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of Community’s assets that could have a material effect on its financial statements.

(b) Community has previously disclosed, based on its most recent evaluation prior to the date hereof, to its auditors and the audit committee of the Community Board: (i) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in its internal controls over financial reporting. Community has made available to Parent and Citizens (i) a summary of any such disclosure made to Community’s auditors and audit committee and (ii) any material communication since January 1, 2015 made by management or Community’s auditors to the audit committee required by the audit committee’s charter or professional standards of the Public Company Accounting Oversight Board. Since January 1, 2015, no complaints from any source regarding accounting, internal accounting controls or auditing matters, and no concerns from Community employees regarding questionable accounting or auditing matters, have been received by Community. Community has made available to Parent a summary of all complaints or concerns relating to other matters made since January 1, 2015 through Community’s whistleblower hot-line or equivalent system for receipt of employee concerns regarding possible violations of Law.

(c) Since January 1, 2015, (i) neither Community nor any of its Subsidiaries nor, to the Knowledge of Community, any director, officer, auditor, accountant or representative of it or any of its Subsidiaries has received or otherwise had or obtained Knowledge of any material complaint, allegation, assertion or written claim regarding the accounting or auditing practices, procedures, methodologies or methods (including with respect to loan loss reserves, write-downs, charge-offs and accruals) of Community or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or written claim that Community or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) no attorney representing Community or any of its Subsidiaries, whether or not employed by it or any of its Subsidiaries, has reported evidence of a material violation of securities Laws, breach of fiduciary duty or similar violation by it or any of its officers or directors to the Community Board or any committee thereof or to any of its directors or officers.

4.24 Derivatives. Except as set forth in Section 4.24 of the Community Disclosure Schedule, neither Community nor any of its Subsidiaries is a party to nor has any of such entities agreed to enter into an exchange-traded or over-the-counter equity, interest rate, foreign exchange or other swap, forward, future, option, cap, floor or collar or any other Contract (whether or not included on the balance sheet) that is a derivative Contract or a Contract whose effect is similar to a derivative Contract (including various combinations thereof) or owns securities that are referred to generically as “structured notes,” “high risk mortgage derivatives,” “capped floating rate notes,” or “capped floating rate mortgage derivatives” (each, a “Derivative Transaction”). All Derivative Transactions, whether entered into for the account of Community or any of its Subsidiaries or for the account of a customer of Community, were entered into in the ordinary course of business and in accordance with prudent banking practice and applicable Laws and other policies, practices, and procedures employed by Community or any of its Subsidiaries is, as applicable and with counterparties believed to be financially responsible at the time, and are legal, valid and binding obligations of Community or any of its Subsidiaries, as applicable, enforceable against it in accordance with their terms except as such enforcement may be limited by the Bankruptcy and Equity Exception. Community and each of its Subsidiaries has duly performed in all material respects all of its obligations thereunder to the extent required, and, to its Knowledge, there are no breaches, violations or defaults or allegations or assertions of such by any party thereunder. The financial position of Community on a consolidated basis under or with respect to each such Derivative Transaction has been reflected in all material respects in the books and records of Community in accordance with GAAP.

4.25 Deposits.

(a) The deposits held by Community have been solicited, originated and administered in accordance with the terms of the respective governing documents and all Applicable Laws, in each case, in all material respects. Community has the right to assign to Citizens by operation of the Merger all of the deposits held by Community at the Closing without the requirement to obtain any consent from depositors or any other third parties other than any Governmental Authority whose approval is required for the Merger as set forth in this Agreement. To Community’s Knowledge, there are no deposits held by Community that are subject to any judgment, decree or order of any Governmental Authority, other than customary garnishments, levies and orders affecting depositors generally.

(b) The interest and any other credits and amounts have been accrued on the deposits of Community, in each case, in all material respects in accordance with GAAP and applicable Law (including regulatory accounting principles) and Community’s records accurately reflect in all material respects such accrual of interest, credits or other amounts in the ordinary and regular course of its business relating to such deposits. Community has complied in all material respects with all laws, rules and regulations of the IRS regarding taxpayer identification number certification, interest information reporting, and backup withholding of interest payable on all deposits held by Community. Except for any deposits securing a Loan or as otherwise disclosed in the Community Disclosure Schedule, to Community’s Knowledge, no deposits held by Community have been pledged to any other Person or are subject to any claims that are superior to the rights of Person(s) shown on the records of Community as the owner(s) of such deposits, other than claims against such owners such as state and federal tax liens, garnishments, and other judgment claims that have matured or may mature into claims against the respective deposits. Except as Previously Disclosed, none of Community’s deposits is a “brokered deposit” as defined in 12 C.F.R. Section 337.6(a)(2).

(c) Community has provided Citizens with forms of all deposit agreements of Community (the “Deposit Agreements”) and all such forms contain all material terms of the relevant deposit accounts. Each of the agreements relating to deposits of Community is valid, binding, and enforceable upon Community and, to the Knowledge of Community, each other party thereto in accordance with its terms subject to the Bankruptcy and Equity Exception.

4.26 Loan Matters.

(a) Each loan, loan agreement, note or borrowing arrangement (including leases, credit enhancements, commitments, letters of credit, guarantees and interest-bearing assets, interests in loan participations and assignments, customer liabilities on bankers acceptance and all other binding commitments and obligations to extend credit) in which Community or any Subsidiary of Community is a creditor (collectively, “Loans”) currently outstanding (i) is evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be, (ii) to the extent secured, is secured by a valid, perfected and enforceable Lien on the secured property having the priority described in Community’s records and the applicable security agreement and; (iii) contains customary and enforceable provisions such that the rights and remedies of the holder thereof shall be adequate for the realization against any collateral therefore, none of which has been waived by Community; and (iv) to the Knowledge of Community, is a legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms (subject to the Bankruptcy and Equity Exception). The notes or other credit or security documents with respect to each such outstanding Loan were in compliance in all material respects with all applicable Laws at the time of origination or purchase by Community or its Subsidiaries.

(b) Each outstanding Loan was solicited and originated, and is and has been administered and, where applicable, serviced, and the relevant Loan files are being maintained in material accordance with the relevant notes or other credit or security documents and Community’s written underwriting standards, in each case in compliance in all material respects with all applicable requirements of applicable Law and government programs. Each outstanding Loan is held by Community for investment and not for sale.

(c) None of the agreements pursuant to which Community or any of its Subsidiaries has sold or is servicing (i) Loans or pools of Loans or (ii) participations in Loans or pools of Loans, in each case, contains any obligation to repurchase such Loans or interests therein or to pursue any other form of recourse against Community or any of its Subsidiaries, other than any obligations of, or recourse against, Community or any of its Subsidiaries that arise, by the express terms of any such agreement, upon a breach or default by Community or any of its Subsidiaries of such agreement.

(d) Section 4.26(d) of the Community Disclosure Schedule sets forth a list of each Loan that as of December 31, 2017, and will set forth each Loan that as of the Determination Date, (i) (A) was contractually past due 90 days or more in the payment of principal and/or interest, (B) was on non-accrual status, (C) was classified as “substandard,” “doubtful,” “loss,” “classified,” “criticized,” “credit risk assets,” “concerned loans,” “watch list,” “impaired” or “special mention” (or words of similar import) by Community, any of its Subsidiaries or any Governmental Authority (D) a specific reserve allocation existed in connection therewith or (E) was required to be accounted for as a troubled debt restructuring in accordance with ASC 310-40, (ii) each Loan that as of December 31, 2017 and as of the Determination Date had an outstanding balance and/or unfunded commitment of $50,000 or more and that as of such date as to which (A) a reasonable doubt exists as to the timely future collectability of principal and/or interest, whether or not interest is still accruing or the Loans are less than 90 days past due or (B) the interest rate terms have been reduced and/or the maturity dates have been extended subsequent to the agreement under which the Loan was originally created due to concerns regarding the borrower’s ability to pay in accordance with such initial terms, and (iii) each asset of Community or any of its Subsidiaries that as of December 31, 2017 and as of the Determination Date was classified as “other real estate owned,” “other repossessed assets” or as an asset to satisfy Loans, and the book value thereof as of such date. For each Loan identified in accordance with the immediately preceding sentence, Section 4.26(e) of the Community Disclosure Schedule sets forth the outstanding balance, including accrued and unpaid interest, on each such Loan and the identity of the borrower thereunder as of December 31, 2017 and also will set forth such information as of the Determination Date.

(e) The allowance for loan losses reflected in reports by Community to each Governmental Authority has been and will be established in compliance with the requirements of all regulatory criteria, and the allowance for loan losses shown in the Community Financial Statements has been and will be established and maintained in accordance with GAAP and applicable Law and in a manner consistent with Community’s internal policies. The allowance for loan losses reflected in such reports and the allowance for loan losses shown in the Community Financial Statements, in the opinion of management, was or will be adequate as of the dates thereof.

(f) Section 4.26(f) of the Community Disclosure Schedule sets forth a list of all Loans as of the date of this Agreement, and will set forth a list of all Loans as of the Determination Date, by Community or any of its Subsidiaries to any directors, executive officers and principal shareholders (as such terms are defined in Regulation O of the Board of Governors of the Federal Reserve (12 C.F.R. Part 215)) of Community or any of its Subsidiaries. There are no employee, executive officer, director or other Affiliate Loans on which the borrower is paying a rate other than that reflected in the note or other relevant credit or security agreement or on which the borrower is paying a rate which was not in compliance with Regulation O, and all such Loans are and were originated in compliance with all applicable Laws.

(g) Neither Community nor any of its Subsidiaries is now nor has it ever been since January 1, 2016 subject to any fine, suspension, settlement or other Contract or other administrative agreement or sanction by, or any reduction in any loan purchase commitment from, any Governmental Authority or agency relating to the origination, sale or servicing of mortgage or consumer Loans or Loans guaranteed by any governmental agency.

(h) Since January 1, 2016, each of Community and each of its Subsidiaries has complied with in all material respects, and all documentation in connection with the origination, processing, underwriting and credit approval of any residential mortgage loan originated by Community or any of its Subsidiaries satisfied in all material respects: (i) all applicable Laws with respect to the origination, insuring, purchase, sale, pooling, servicing, subservicing, loan modification, loss mitigation or filing of claims in connection with such mortgage loans, including, to the extent applicable, all Laws relating to real estate settlement procedures, consumer credit protection, truth in lending Laws, usury limitations, fair housing, transfers of servicing, collection practices, equal credit opportunity and adjustable rate mortgages, in each case applicable as of the time of such origination, processing, underwriting or credit approval; (ii) the responsibilities and obligations relating to such mortgage loans set forth in any Contract between Community or any of its Subsidiaries and any agency, loan investor or insurer; (iii) the applicable rules, regulations, guidelines, procedures, handbooks and other requirements of any agency, loan investor or insurer, in each case applicable as of the time of such origination, processing, underwriting or credit approval; and (iv) the terms and provisions of any mortgage or other collateral documents and other loan documents with respect to each such mortgage loan; in each case applicable as of the time of such origination, processing, underwriting or credit approval.

(i) Since January 1, 2016, no loan investor has indicated in writing to Community or any of its Subsidiaries that it has terminated or intends to terminate its relationship with Community or any of its Subsidiaries for poor performance, poor loan quality or concern with respect to Community’s or any of its Subsidiaries’ compliance with Laws.

(j) Since January 1, 2016, Community and its Subsidiaries have not engaged in, and, to the Knowledge of Community, no third-party vendors (including outside law firms and other third-party foreclosure services providers) used by Community or by any of its Subsidiaries has engaged in, directly or indirectly, (i) any foreclosures in violation of any applicable Law, including but not limited to the Servicemembers Civil Relief Act, or in breach of any binding Regulatory Agreement or (ii) the conduct referred to as “robo-signing” or any other similar conduct of approving or notarizing documents relating to mortgage loans that do not comply with any applicable Law.

(k) Since January 1, 2016, Community has not foreclosed upon, managed or taken a deed or title to, any real estate (other than single-family residential properties) without complying with all applicable FDIC environmental due diligence standards (including FDIC Bulletin FIL-14-93, and update FIL-98-2006) or foreclosed upon, managed or taken a deed or title to, any such real estate if the environmental assessment indicates the liabilities under Environmental Laws are likely in excess of the asset’s value.

4.27 Investment Securities. Each of Community and its Subsidiaries has good title to all Investment Securities owned by it (except those sold under repurchase agreements or held in any fiduciary or agency capacity), free and clear of any Lien, except (a) as set forth in the financial statements included in the Community Financial Statements or (b) to the extent such securities or commodities are pledged in the ordinary course of business consistent with past practice to secure obligations of Community or its Subsidiaries. All Investment Securities are valued on the books of Community in accordance with GAAP in all material respects. Community and its Subsidiaries employ investment, securities, risk management and other policies, practices and procedures that are reasonable in the context of their respective businesses, and Community and its Subsidiaries have, since January 1, 2015, been in compliance with such policies, practices and procedures in all material respects. Except for restrictions that exist for securities that are classified as “held to maturity”, none of the Investment Securities held by Community or any of its Subsidiaries is subject to any restriction (contractual or statutory) that would materially impair the ability of the entity holding such investment freely to dispose of such investment at any time.

4.28 Related Party Transactions. Except as Previously Disclosed in Section 4.28 of the Community Disclosure Schedule, for ordinary course bank deposit and except for compensation arrangements of the type available to directors and employees of Community or its Subsidiaries generally, there are no current transactions or series of related transactions, agreements, arrangements or understandings, nor are there any currently proposed transactions or series of related transactions, between Community or any of its Subsidiaries, on the one hand, and any current or former director or officer of Community or any of its Subsidiaries or any Person who beneficially owns (which, for purposes of this Agreement, shall be as defined in Rules 13d-3 and 13d-5 of the Exchange Act) five percent (5%) or more of the Community Common Stock (or any of such Person’s immediate family members or Affiliates) (other than Subsidiaries of Community) on the other hand.

4.29 Operating Losses. Except as Previously Disclosed or as accounted for in the Community Financial Statements, to the Knowledge of Community, since January 1, 2016, no event has occurred, and no action has been taken or omitted to be taken by any employee of Community or any of its Subsidiaries that has resulted in the incurrence by Community or any of its Subsidiaries of an Operating Loss or that might reasonably be expected to result in the incurrence by Community or any of its Subsidiaries of an Operating Loss after the date hereof, which, net of any insurance proceeds payable in respect thereof, exceeds, or would exceed $50,000 individually or when aggregated with all other Operating Losses, $100,000 during such period.

4.30 Employee and Labor Matters.

(a) Section 4.30(a) of the Community Disclosure Schedule contains a complete and correct list, as of the date of this Agreement, of the name of each employee, job description, job location, title, current annual base salary, other compensation and wage and hour exemption status of Community and its Subsidiaries and a list of all Contracts or commitments by Community or any of its Subsidiaries to increase the compensation or to modify the conditions or terms of employment. All persons who have been treated as independent contractors by Community or any of its Subsidiaries for tax purposes have met the criteria to be so treated under applicable Law. No executive or group of employees has informed Community or any of its Subsidiaries of his, her or their intent to terminate employment with Community or its Subsidiaries. Community has previously furnished to Parent and Citizens true and complete copies of all offer letters, employment agreements, or any other Contract, commitment, obligation or liability on the part of Community with respect to employee salary, bonus, other compensation or benefits, including any retention or stay bonus or minimum bonus guaranties.

(b) Neither Community nor any of its Subsidiaries is, nor at any time since January 1, 2015 was, a party to or bound by any labor or collective bargaining agreement and to the Knowledge of Community, there are no organizational campaigns, petitions or other activities or proceedings of any labor union, workers’ council or labor organization seeking recognition of a collective bargaining unit with respect to, or otherwise attempting to represent, any of the employees of Community or any of its Subsidiaries or compel Community or any of its Subsidiaries to bargain with any such labor union, workers’ council or labor organization. There are no labor related controversies, strikes, slowdowns, walkouts or other work stoppages pending or, to the Knowledge of Community, threatened (in writing) and neither Community nor any of its Subsidiaries has experienced any such labor related controversy, strike, slowdown, walkout or other work stoppage since January 1, 2015.

(c) Neither Community nor any of its Subsidiaries is a party to, or otherwise bound by, any consent decree with, or citation by, any Governmental Authority relating to employees or employment practices. Each of Community and its Subsidiaries is in material compliance with all applicable Laws relating to labor, employment, termination of employment or similar matters, including but not limited to Laws relating to discrimination, disability, classification of workers, labor relations, hours of work, payment of wages and overtime wages, pay equity, immigration, workers compensation, working conditions, employee scheduling, occupational safety and health, family and medical leave, and employee terminations, and has not engaged in any unfair labor practices or similar prohibited practices.

(d) Except as Previously Disclosed in Section 4.30(d) of the Community Disclosure Schedule, there are no complaints, lawsuits, arbitrations, administrative proceedings, or other proceedings of any nature pending or, to the Knowledge of Community, threatened against Community or any of its Subsidiaries brought by or on behalf of any applicant for employment, any current or former employee, any Person alleging to be a current or former employee, any class of the foregoing, or any Governmental Authority, relating to any such Law, or alleging breach of any express or implied contract of employment, wrongful termination of employment, or alleging any other discriminatory, wrongful or tortious conduct in connection with the employment relationship.

(e) No executive officer or group of employees has informed Community or any of its Subsidiaries of his, her or their intent to terminate employment.

(f) No Person has claimed in writing, or to Community’s Knowledge has valid reason to claim, that any employee or former employee of Community or any of its Subsidiaries (i) is in violation of any material term of any employment agreement, confidentiality agreement, non-competition agreement or any restrictive covenant with such Person; (ii) has improperly disclosed or utilized any trade secret, confidential or proprietary information or documentation belonging to such Person in connection with their employment; or (iii) has interfered in the employment relationship with such Person and any of its present or former employees in violation of any Law or enforceable agreement between such Person and the applicable employee.

(g) Community has made available to Parent and Citizens prior to the date of this Agreement a copy of all material written policies and procedures related to the employees of Community and its Subsidiaries and a written description of all material unwritten policies and procedures related to the employees of Community and its Subsidiaries.

(h) To Community’s Knowledge, all employees of Community or any of its Subsidiaries are authorized to work in the United States of America. A Form I-9 has been properly completed and retained with regard to each such employee.

4.31 Trust Matters. Neither Community nor any of its Subsidiaries exercises trust powers, including, but not limited to, trust administration, and neither it nor any predecessor has exercised such trust powers for a period of at least three (3) years prior to the date hereof. The term “trusts” as used in this Section 4.31 includes (i) any and all common-law or other trusts between an individual, corporation or other entities and Community or any of its Subsidiaries or a predecessor, as trustee or co-trustee, including, without limitation, pension or other qualified or nonqualified employee benefit plans, compensation, testamentary, inter vivos, and charitable trust indentures; (ii) any and all decedents’ estates where Community, or any of its Subsidiaries or a predecessor is serving or has served as a co-executor or sole executor, personal representative or administrator, administrator de bonis non, administrator de bonis non with will annexed, or in any similar fiduciary capacity; (iii) any and all guardianships, conservatorships or similar positions where Community, or any of its Subsidiaries or a predecessor is serving or has served as a co-grantor or a sole grantor or a conservator or co-conservator of the estate, or in any similar fiduciary capacity; and (iv) any and all agency and/or custodial accounts and/or similar arrangements, including plan administrator for employee benefit accounts, under which Community, or any of its Subsidiaries or a predecessor is serving or has served as an agent or custodian for the owner or other party establishing the account with or without investment authority.

4.32 Credit Card Operations.

(a) Neither Community nor any of its Subsidiaries

(i) originates, maintains or administers credit card accounts, other than pursuant to a Contract with TIB under which Community is an agent bank of TIB and cards are issued to customers by TIB; or

(ii) provides, or has provided, merchant credit card processing services to any merchants.

(b) Since January 1, 2015, all of the Credit Card Accounts (i) have been marketed by Community and (ii) to the Knowledge of Community, have been solicited, originated, maintained and serviced by TIB as agent bank for Community, in each case, in compliance in all material respects with all applicable policies and procedures of Community and its Subsidiaries, all applicable Laws, all applicable by-laws, rules and regulations of the relevant Credit Card Associations and all Contracts between TIB or its Affiliates, on the one hand, and the Community and any of its Subsidiaries, on the other hand, true and complete copies of which have been provided by Community to Parent and Citizens prior to the date hereof.

(c) All Credit Card Accounts are governed by Credit Card Account Agreements between TIB and each Cardholder, in one of the representative forms made available to Parent and Citizens prior to the date hereof. To the Knowledge of Community, all Credit Card Account Agreements are valid and legally binding obligations of the obligors thereon, including any co-signer, guarantor or surety, are enforceable against such obligors in accordance with their respective terms (subject to the Bankruptcy and Equity Exception). To the Knowledge of Community, each of the receivables relating to or arising under each Credit Card Account arose from or in connection with a bona fide sale or loan transaction (including any amounts in respect of finance charges, annual fees and similar fees and charges assessed on the Credit Card Accounts), and none of such Credit Card Accounts is subject to offset, recoupment, make-whole, or other adjustment or liability or any other valid and cognizable claim or defense of any obligor other than as may be permitted by applicable Law. To the Knowledge of Community, the interest rates, fees and charges applicable to the Credit Card Accounts comply with the applicable Credit Card Account Agreements and all legal and regulatory requirements and the by-laws, rules and regulations of the relevant Credit Card Associations.

(d) Since January 1, 2015, except to fulfill its obligations under a Contract with TIB, neither Community nor any of its Subsidiaries has transferred, delivered or granted access to its list of customers, or any part thereof, to any person engaged, directly or indirectly, in the marketing or issuance of any Credit Card. The Contracts between TIB and Community provide that each Cardholder is a customer of TIB (and not a customer of Community). Such Contract contains an exclusivity requirement that restricts the conduct of, or the manner of conducting, the credit card operations by Community, (or, upon consummation of the Merger, of Parent, Citizens or any of their respective Affiliates).

(e) Without limiting the generality of the foregoing, neither Community nor any of its Subsidiaries has any Contract with TIB or any other credit card issuer that would prevent the Surviving Corporation from soliciting Community’s customers to accept another credit card issued by or on behalf of the Surviving Corporation. The consummation of the transactions contemplated by this Agreement will not result in a breach or default, or in the acceleration of any payment or obligation or the termination of any right under, any Contract between Community and TIB.

4.33 Representations and Warranties. To the Knowledge of Community, the materials prepared by Community and made available in the data room to Parent and Citizens in the course of their due diligence investigation of Community contain no statements of material fact which are untrue. Except for the representations and warranties in this Article 4, neither Community nor any other Person makes any express or implied representation or warranty with respect to Community and its Subsidiaries, or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and Community hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, and except for the representations and warranties made by Community in this Article 4, neither Community nor any Person makes or has made any representation to Parent or any of Parent’s Affiliates or representatives with respect to any oral or written information presented to Parent or any of Parent’s Affiliates or representatives in the course of their due diligence investigation of Community (including any financial projections or forecasts), the negotiation of this Agreement or in the course of the transactions contemplated hereby. Community acknowledges and agrees that neither Parent nor any other Person has made or is making any express or implied representation or warranty other than those contained in Article 5.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF PARENT AND CITIZENS

Except as Previously Disclosed, Parent and Citizens, as applicable, hereby represent and warrant to Community as follows:

5.01 Corporate Organization.

(a) Parent is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of California. Citizens is a California state-chartered commercial bank duly organized and validly existing under the laws of the State of California. Each of Parent and Citizens has the requisite corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted. Each of Parent and Citizens is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so qualified would not reasonably be expected, individually or in the aggregate a Parent Material Adverse Effect. Parent is duly registered as a bank holding company under the BHC Act.

(b) True, complete and correct copies of the Parent Articles and the Parent Bylaws, as in effect as of the date of this Agreement, have previously been publicly filed by Parent and made available to Community True, complete and correct copies of the Citizens Articles and the Citizens Bylaws, as in effect as of the date of this Agreement, have been made available to Community. The Parent Articles and Parent Bylaws and the Citizens Articles and Citizens Bylaws made available to Community are in full force and effect.

(c) The deposit accounts of Citizens are insured by the FDIC through the Deposit Insurance Fund to the fullest extent permitted by Law, all premiums and assessments required to be paid in connection therewith have been paid when due, and no proceedings for the termination of such insurance are pending or, to the Knowledge of Parent, threatened.

5.02 Capitalization.

(a) The authorized capital stock of Parent consists of (i) 225,000,000 shares of Parent Common Stock, of which, as of February 13, 2018 (the “Parent Capitalization Date”), 110,159,857 were issued and outstanding, and (ii) 20,000,000 shares of Parent Preferred Stock, none of which was outstanding as of the Parent Capitalization Date. As of Parent Capitalization Date, 583,880 shares of Parent Common Stock were authorized for issuance upon exercise of options issued pursuant to Parent’s equity incentive plan. All of the issued and outstanding shares of Parent Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. As of the date of this Agreement, no Voting Debt of Parent is issued or outstanding. Except pursuant to this Agreement and the options described in this Section 5.02(a), Parent does not have and is not bound by any outstanding subscriptions, options, warrants, calls, rights, commitments or agreements of any character calling for the purchase or issuance of any shares of Parent Common Stock, Parent Preferred Stock, Voting Debt of Parent or any other equity securities of Parent or any securities representing the right to purchase or otherwise receive any shares of Parent Common Stock, Parent Preferred Stock, Voting Debt of Parent or other equity securities of Parent. There are no contractual obligations of Parent or any of its Subsidiaries (i) to repurchase, redeem or otherwise acquire any shares of capital stock of Parent or any equity security of Parent or its Subsidiaries or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of Parent or its Subsidiaries or (ii) pursuant to which Parent or any of its Subsidiaries is or could be required to register shares of Parent capital stock or other securities under the Securities Act. There are no voting trusts or other agreements or understandings to which Parent, any Subsidiary of Parent or, to the Knowledge of Parent, any of their respective officers or directors, is a party with respect to the voting of any Parent Common Stock, Parent Preferred Stock, Voting Debt or other equity securities of Parent. The shares of Parent Common Stock to be issued pursuant to the Merger will be duly authorized and validly issued and, at the Effective Time, all such shares will be fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof.

(b) All of the issued and outstanding shares of capital stock or other equity ownership interests of Citizens are owned by Parent, directly or indirectly, free and clear of any material Liens, and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights. Citizens does not have or is not bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of Citizens or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of Citizens.

5.03 Authority; No Violation.

(a) Each of Parent and Citizens has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the Merger or the other transactions contemplated hereby have been duly, validly and unanimously approved and this Agreement duly adopted by each of the Parent Board and the Citizens Board, and each of the Parent Board and the Citizens Board has determined that the Merger and the Parent Share Issuance, on the terms and conditions set forth in this Agreement, is advisable and in the best interests of Parent and its shareholders. This Agreement has been duly and validly executed and delivered by Parent and Citizens and (assuming due authorization, execution and delivery by Community) constitutes the valid and binding obligation of Parent and Citizens, enforceable against Parent and Citizens in accordance with its terms (subject to the Bankruptcy and Equity Exception).

(b) Neither the execution and delivery of this Agreement, nor the consummation by Parent and Citizens, as applicable, of the Merger or the other transactions contemplated hereby, nor compliance by them with any of the terms or provisions of this Agreement, will (i) violate any provision of the Parent Articles, Parent Bylaws or similar documents of Parent’s Subsidiaries (including Citizens), or (ii) assuming that the consents, approvals and filings referred to in Section 5.04 are duly obtained and/or made, (A) violate in any material respects any Law applicable to Parent, any of its Subsidiaries or any of their respective properties or assets or (B) violate or conflict with in any material respect, result in a material breach of any provision of or the loss of any material benefit under, constitute a material default (or an event that, with notice or lapse of time, or both, would constitute a material default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of Parent or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, franchise, permit, agreement, or other instrument or obligation to which Parent or any of its Subsidiaries is a party or by which any of them or any of their respective properties or assets is bound.

5.04 Consents and Approvals. Except for (a) any applicable filing with NASDAQ, (b) the filing with the SEC of a registration statement on Form S-4 that includes the Prospectus/Joint Proxy Statement, and declaration of effectiveness of the Form S-4, (c) filings of applications or notices with, and approvals or waivers by, the Federal Reserve Board, the FDIC and the CDBO, as may be required, and (d) Community’s filing of a notice concerning the Merger with FINRA, no consents or approvals of or filings or registrations with any Governmental Authority are necessary in connection with the consummation by Parent or Citizens of the Merger and the other transactions contemplated by this Agreement. No consents or approvals of or filings or registrations with any Governmental Authority are necessary in connection with the execution and delivery by Parent of this Agreement.

5.05 Reports.

(a) Parent and each of its Subsidiaries have timely filed all reports, registration statements, proxy statements and other materials, together with any amendments required to be made with respect thereto (collectively, “Parent Filings”), that they were required to file since January 1, 2016 with the Regulatory Agencies and each other applicable Governmental Authority, and all other reports and statements required to be filed by them since January 1, 2016,, including any report or statement required to be filed pursuant to the Laws, rules or regulations of the United States, any state, any foreign entity, or any Regulatory Agency or other Governmental Authority, and have paid all fees and assessments due and payable in connection therewith, and there are no material violations or exceptions in any such material report or statement that are unresolved as of the date hereof. As of their respective dates, each of such Parent Filings (i) complied in all material respects with all Laws and regulations enforced or promulgated by the Governmental Authority with which it was filed (or was amended so as to be in compliance promptly following discovery of any such noncompliance) and (ii) did not contain any untrue statement of a material fact. Parent has made available to Community true and correct copies of all such Parent Filings, including Citizens’ Call Report for the period ending December 31, 2017

(b) An accurate and complete copy of each final registration statement, prospectus, report, schedule and definitive proxy statement filed with or furnished to the SEC by Parent pursuant to the Securities Act or the Exchange Act since January 1, 2016 (the “Parent SEC Reports”) is publicly available. No such Parent SEC Report, at the time filed, furnished or communicated (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances in which they were made, not misleading, except that information filed as of a later date (but before the date of this Agreement) shall be deemed to modify information as of an earlier date. As of their respective dates, all Parent SEC Reports complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto.

(c) Parent is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of NASDAQ.

5.06 Financial Statements. The financial statements of Parent and its Subsidiaries included (or incorporated by reference) in the Parent SEC Reports (including the related notes, where applicable) (i) have been prepared from, and are in accordance with, the books and records of Parent and its Subsidiaries; (ii) fairly present in all material respects the consolidated results of operations, cash flows, changes in shareholders’ equity and consolidated financial position of Parent and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to recurring year-end audit adjustments normal in nature and amount); (iii) complied as to form, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto; and (iv) have been prepared in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto. The books and records of Parent and its Subsidiaries have been maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions. As of the date hereof, KPMG LLP has not resigned (or informed Parent that indicated it intends to resign) or been dismissed as independent public accountants of Parent as a result of or in connection with any disagreements with Parent on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

5.07 Broker’s Fees. Neither Parent nor any of its Subsidiaries nor, to Parent’s Knowledge, any of their respective officers or directors have employed any broker, finder or financial advisor or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Merger or any other transactions contemplated by this Agreement, other than to Keefe, Bruyette, & Woods Inc.

5.08 No Parent Material Adverse Effect. Since January 1, 2017, no event, change or development or combination of changes or developments have occurred that has had or would reasonably be expected to have, either individually or in the aggregate, a Parent Material Adverse Effect.

5.09 Compliance with Applicable Law.

(a) Parent and each of its Subsidiaries hold, and have at all times since January 1, 2015 held, all licenses, franchises, permits and authorizations from Governmental Authorities which are necessary for the lawful conduct of their respective businesses and ownership of their respective properties, rights and assets under and pursuant to applicable Law (and have paid all fees and assessments due and payable in connection therewith) and, to the Knowledge of Parent, no suspension or cancellation of any such necessary license, franchise, permit or authorization is threatened.

(b) Parent and each of its Subsidiaries have complied in all material respects with, and are not in default or violation of,

(i) any applicable Law, including all Laws related to data protection or privacy, the USA PATRIOT Act, the Bank Secrecy Act, the Equal Credit Opportunity Act and Regulation B, the Fair Housing Act, the CRA, the Fair Credit Reporting Act, the Truth in Lending Act and Regulation Z, the Truth in Savings Act, the Home Mortgage Disclosure Act, the Fair Debt Collection Practices Act, the Electronic Funds Transfer Act, the Flood Disaster Protection Act, the Military Lending Act, the Servicemembers Civil Relief Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, the Volcker Rule, any regulations promulgated by the Consumer Financial

Protection Bureau, the U.S. Small Business Administration, the Interagency Policy Statement on Retail Sales of Nondeposit Investment Products, the SAFE Mortgage Licensing Act of 2008, the Real Estate Settlement Procedures Act and Regulation X, the California Business and Professions Code, the California Financial Code and any other Law relating to bank secrecy, discriminatory lending, financing or leasing practices, money laundering prevention, Sections 23A and 23B of the Federal Reserve Act, the Sarbanes-Oxley Act, and all legal requirements relating to the origination, sale and servicing of loans, and

(ii) any posted or internal privacy policies relating to data protection or privacy, including without limitation, the protection of personal information.

(c) Except as Previously Disclosed, neither Parent nor any of its Subsidiaries knows of, or has received from a Governmental Authority since January 1, 2015, notice of, any defaults or violations of any applicable Law relating to Parent or any of its Subsidiaries.

(d) To the Knowledge of Parent, neither Parent nor any of its Subsidiaries has engaged in any unfair, deceptive or abusive acts or practices in violation of applicable Law, including the rules promulgated by the Consumer Financial Protection Bureau, and there are no allegations, claims or disputes to which Parent or any of its Subsidiaries is a party that allege, or to the Knowledge of Parent, no Person has threatened or threatens to allege, that Parent or any of its Subsidiaries has engage in any unfair, deceptive or abusive acts or practices in violation of applicable Law, including the rules promulgated by the Consumer Financial Protection Bureau.

(e) To the Knowledge of Parent, there do not exist any facts or circumstances that would cause Parent or any of its Subsidiaries to be deemed to be operating in violation in any material respect of the Bank Secrecy Act, the USA PATRIOT Act, any order issued with respect to anti-money laundering by OFAC, or any other applicable anti-money laundering Law, as well as the provisions of the Bank Secrecy Act/anti-money laundering program adopted by Parent or its Subsidiaries. The Parent Board has adopted and implemented a Bank Secrecy Act/anti-money laundering program that also meets the requirements of the USA PATRIOT Act and the regulations thereunder, and Parent has not received written notice from any Governmental Authority that such program has been deemed ineffective in meeting the four pillars requirements: (1) development of internal policies, procedures and related controls, (2) designation of a BSA Officer, (3) thorough and ongoing training, and (4) independent review for compliance. Each of Parent and its Subsidiaries has complied in all material respects with any requirements to file reports and other necessary documents as required by the USA PATRIOT Act and the regulations thereunder.

(f) To the Knowledge of Parent, there do not exist any facts or circumstances that would cause Parent or any of its Subsidiaries to be deemed not to be in satisfactory compliance in any material respect with the applicable privacy of customer information requirements contained in any federal and state privacy Laws, including without limitation, in Title V of the Gramm-Leach-Bliley Act of 1999 and the regulations promulgated thereunder, as well as the provisions of the information security program adopted by Parent and its Subsidiaries. To Parent’s Knowledge, since January 1, 2015, no non-public customer information has been disclosed to or accessed by an unauthorized third party in a manner that would cause Parent or any of its Subsidiaries to undertake any remedial action. No claims are pending and, to its Knowledge, no claims have been asserted or threatened against Parent or any of its Subsidiaries or are likely to be asserted or threatened against Parent or any of its Subsidiaries by any Person alleging a violation of such Person’s privacy, personal or confidentiality rights under any such Laws, policies or procedures. With respect to all personal information described herein, Parent has taken all steps reasonably necessary (including implementing and monitoring compliance with measures with respect to technical and physical security) to protect the information in a manner consistent in all material respects with the Laws, policies or procedures referred to herein.

(g) Neither Parent nor any of its Subsidiaries, nor, to the Knowledge of Parent, any of their respective directors, officers, agents, employees or any other Persons acting on their behalf, (i) has violated the Foreign Corrupt Practices Act, 15 U.S.C. § 78dd-1 et seq., as amended, or any other similar applicable foreign, federal or state legal requirement, (ii) has made or provided, or caused to be made or provided, directly or indirectly, any payment or thing of value to a foreign official, foreign political party, candidate for office or any other Person while knowing or having a reasonable belief that the Person will pay or offer to pay the foreign official, party or candidate, for the purpose of influencing a decision, inducing an official to violate their lawful duty, securing an improper advantage, or inducing a foreign official to use their influence to affect a governmental decision, (iii) has paid, accepted or received any unlawful contributions, payments, expenditures or gifts, (iv) has violated or operated in noncompliance with any export restrictions, money laundering Law, anti-terrorism Law or regulation, anti-boycott regulations or embargo regulations or (v) is currently subject to any United States sanctions administered by the Office of Foreign Assets Control of the United States Treasury Department.

(h) None of Parent, any of its Subsidiaries or, to the Knowledge of Parent, any director, officer, agent, employee, Affiliate or other Person on behalf of Parent or its Subsidiaries, is (a) engaged in any services (including financial services), transfers of goods, software or technology, or any other business activity related to (i) any Sanctioned Countries, (ii) the government of any Sanctioned Country, (iii) any Person located in, resident in, formed under the laws of, or owned or controlled by the government of, any Sanctioned Country, or (iv) any Person made subject of Sanctions, (b) engaged in any transfers of goods, technologies or services (including financial services) that may assist the governments of Sanctioned Countries or facilitate money laundering or other activities proscribed by United States Law, (c) is a Person currently the subject of any Sanctions or (d) located, organized or resident in any Sanctioned Country.

(i) Neither Parent nor any of its Subsidiaries:

(i) provides investment management, investment advisory or sub-advisory services to any person, including management and advice provided to separate accounts and participation in wrap fee programs, and that is required to register with the SEC as an investment adviser under the Investment Advisers Act of 1940, as amended; or

(ii) is, or is required to be registered as, a broker-dealer, a commodity trading advisor, commodity pool operator, futures commission merchant or introducing broker under any applicable Laws.

(j) To the Knowledge of Parent, Parent does not accept deposits from, has not originated any Loan to and does not otherwise transact business with any Person engaged in the manufacture, production, distribution, sale, or other dispensation of marijuana. To the Knowledge of Parent, no borrower under any Loan (i) is engaged in the manufacture, production, distribution, sale or other dispensation of marijuana or (ii) leases any assets to any Person engaged in the manufacture, production, distribution or dispensation of marijuana. To the Knowledge of Parent, Parent has timely and properly filed all mandatory Suspicious Activity Reports related to marijuana and has complied with applicable guidance related to marijuana banking from any Governmental Entity.

(k) Except as Previously Disclosed, neither Parent nor any of its Subsidiaries is subject to any cease-and-desist or other order or other enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been ordered to pay any civil money penalty or other fines by, or has received any supervisory letter from, or has adopted any policies, procedures or board resolutions at the request or suggestion of, any Governmental Authority (each, a “Parent Regulatory Agreement”), nor has Parent or any Parent Subsidiary been advised since January 1, 2015 by any Governmental Authority that it is considering issuing, initiating, ordering or requesting any such Regulatory Agreement. To Parent’s Knowledge, Parent and each of its Subsidiaries are in compliance with each Regulatory Agreement to which it is party or subject, and neither Parent nor any of its Subsidiaries has received any notice from any Governmental Authority indicating that either Parent or any of its Subsidiaries is not in compliance with any such Regulatory Agreement. There is no unresolved violation, criticism or exception by any Governmental Authority with respect to, nor is there any unpaid civil money penalty, fine, restitution or other amounts otherwise due and payable under, any Regulatory Agreement.

(l) As of December 31, 2017, Parent and Citizens are each “well-capitalized” (as that term is defined in the relevant regulations of the institution’s primary banking regulator).

(m) Except as Previously Disclosed, Parent is in compliance in all material respect with the applicable provisions of the CRA and the regulations promulgated thereunder. Except as Previously Disclosed, Parent has not received a CRA rating of less than “satisfactory” in any of its three (3) most recently completed exams. Parent has no Knowledge that its compliance under the CRA should constitute grounds for either the denial by any Governmental Authority of any application to consummate the transactions contemplated by this Agreement or the imposition of a materially burdensome condition in connection with the approval of any such application, or the existence of any fact or circumstance or set of facts or circumstances which would reasonably be expected to result in Parent having its current rating lowered. Except as Previously Disclosed, (i) neither Parent nor any of its Subsidiaries is subject to any agreement, undertaking, order, directive, liability, or any other commitment or obligation with any Governmental Authority or any other Persons (including any third party group representing community interests) regarding or otherwise relating to Parent’s policies, practices or relations with customers, vendors or clients or any other CRA-related matter (each, a “Parent CRA Agreement”), (ii) neither Parent nor any of its Subsidiaries has been advised since January 1, 2015 by any Governmental Authority or other Persons that it is considering issuing, initiating, ordering, or requesting, as applicable, any such Parent CRA Agreement; (iii) Parent and each of its Subsidiaries are in compliance with each Parent CRA Agreement to which it is party or subject, and neither Parent nor any of its Subsidiaries has received any notice from any Governmental Authority or other Persons indicating that either Parent or any of its Subsidiaries is not in compliance with any such Parent CRA Agreement; (iv) there is no unresolved violation, criticism, claim, liability or exception by any Governmental Authority with respect to any Parent CRA Agreement; and (v) Parent has not received any notice from, and does not have any Knowledge of, any third-party group representing community interests raising concerns or objections with respect to its policies, practices or relations with customers, vendors or clients, or the transactions contemplated by this Agreement.

5.10 Absence of Changes. Since January 1, 2017,

(a) Parent and its Subsidiaries have conducted their respective businesses only in the ordinary and usual course of the businesses consistent with past practices;

(b) no damage, destruction or other casualty loss (whether or not covered by insurance) that may involve a loss of more than $1,000,000 has been experienced by Parent or any of its Subsidiaries to Parent’s Knowledge; and

(c) except as Previously Disclosed, there has been no direct or indirect redemption, purchase or other acquisition by Parent or any of its Subsidiaries of any equity securities and no declaration, setting aside or payment of any dividend or other distribution on or in respect of any Parent Common Stock, whether consisting of money other personal property, real property or other things of value.

5.11 IT Systems. All information technology and computer systems and services (including software, information technology and telecommunication hardware and other equipment) relating to the transmission, storage, maintenance, organization, presentation, generation, processing or analysis of data and information, whether or not in electronic format, used in or necessary to the conduct of Parent’s and its Subsidiaries’ business (collectively, “Parent IT Systems”) have been properly maintained, stored, operated and processed by technically competent personnel, in accordance with standards set by the manufacturers or otherwise in accordance with standards prudent in the industry (including strong passwords), to ensure proper operation, monitoring and use. The Parent IT Systems are in material compliance with regulatory standards and guidelines as required by applicable Law. Parent has commercially reasonable disaster recovery plans, procedures and facilities for its business and has taken commercially reasonable steps to safeguard Parent IT Systems. Parent IT Systems are in good working condition to effectively perform all information technology operations necessary to conduct consolidated business. Neither Parent nor any of its Subsidiaries has experienced within the past three (3) years any material disruption to, or material interruption in, its conduct of its business attributable to a defect, bug, breakdown, cyber or security breach or other failure or deficiency of the Parent IT Systems. Parent and each of its Subsidiaries has taken commercially reasonable measures to provide for the backup and recovery of the data and information necessary to the conduct of their businesses (including such data and information that is stored on magnetic or optical media in the ordinary course) without material disruption to, or material interruption in, the conduct of their respective businesses.

5.12 State Takeover Laws. No Takeover Laws are applicable to this Agreement or the transactions contemplated hereby. Parent does not have any shareholder rights plan, “poison pill” or similar plan or arrangement in effect.

5.13 Approvals. As of the date of this Agreement, Parent has no Knowledge why all regulatory approvals from any Governmental Authority required for the consummation of the transactions contemplated by this Agreement should not be obtained on a timely basis.

5.14 Parent Information. The information relating to Parent and its Subsidiaries that is provided by Parent or its representatives for inclusion in the Form S-4, or in any application, notification or other document filed with any other Regulatory Agency or other Governmental Authority in connection with the transactions contemplated by this Agreement, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. The portions of the Prospectus/Joint Proxy Statement relating to Parent and its Subsidiaries and other portions within the reasonable control of Parent and its Subsidiaries will comply in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder. The Form S-4 will comply in all material respects with the provisions of the Securities Act and the rules and regulations thereunder.

5.15 Legal Proceedings. Except as Previously Disclosed, there is no suit, action, investigation, claim, proceeding or review pending, or to the Knowledge of Parent, threatened against or affecting it or any of its Subsidiaries or any of the current or former directors or executive officers of it or any of its Subsidiaries and there are no facts or circumstances that would reasonably be expected to result in any claims against Parent or any of its Subsidiaries that would reasonably be expected to have, either individually or in the aggregate, a Parent Material Adverse Effect. There is no outstanding injunction, order, writ, award, judgment, settlement, arbitration ruling, decree or regulatory restriction imposed upon or entered into by Parent, any of its Subsidiaries or the assets of it or any of its Subsidiaries that would reasonably be expected to have, either individually or in the aggregate, a Parent Material Adverse Effect.

5.16 Accounting and Internal Controls.

(a) The records, systems, controls, data and information of Parent and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of Parent or its Subsidiaries or accountants (including all means of access thereto and therefrom). Parent and its Subsidiaries have devised and maintain internal control over financial reporting (within the meaning of Rules 13a- 15(f) and 15d-15(f) under the Exchange Act). Such internal control over financial reporting is effective in providing reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP and includes policies and procedures that (i) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of Parent, (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that receipts and expenditures of Parent are being made only in accordance with authorizations of management and directors of Parent, and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of Parent’s assets that could have a material effect on its financial statements. Parent has designed and implemented disclosure controls and procedures (within the meaning of Rules 13a-15(e) and 15d-15(e) of the Exchange Act) to ensure that material information relating to Parent and its Subsidiaries is made known to its management by others within those entities as appropriate to allow timely decisions regarding required disclosure and to make the certifications required by the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act and such disclosure controls and procedures are effective.

(b) Parent’s management has completed an assessment of the effectiveness of its internal control over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the year ended January 1, 2015, and such assessment concluded that such controls were effective. Parent has previously disclosed, based on its most recent evaluation prior to the date hereof, to its auditors and the audit committee of the Parent Board (A) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in its internal controls over financial reporting.

(c) Since January 1, 2015, except as Previously Disclosed, (A) neither Parent nor any of its Subsidiaries nor, to the Knowledge of Parent, any director, officer, auditor, accountant or representative of it or any of its Subsidiaries has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or written claim regarding the accounting or auditing practices, procedures, methodologies or methods (including with respect to loan loss reserves, write-downs, charge-offs and accruals) of Parent or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or written claim that Parent or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (B) to Parent’s Knowledge, no attorney representing Parent or any of its Subsidiaries, whether or not employed by it or any of its Subsidiaries, has reported evidence of a material violation of securities Laws, breach of fiduciary duty or similar violation by it or any of its officers or directors to the Parent Board or any committee thereof or to any of its directors or officers.

5.17 Related Party Transactions. Except as Previously Disclosed, for ordinary course bank deposit and except for compensation arrangements of the type available to directors and employees of Parent or its Subsidiaries generally, there are no transactions or series of related transactions, agreements, arrangements or understandings, nor are there any currently proposed transactions or series of related transactions, between Parent or any of its Subsidiaries, on the one hand, and any current or former director or officer of Parent or any of its Subsidiaries or any Person who beneficially owns (which, for purposes of this Agreement, shall be as defined in Rules 13d-3 and 13d-5 of the Exchange Act) five percent (5%) or more of the Parent Common Stock (or any of such Person’s immediate family members or Affiliates) (other than Subsidiaries of Parent ) on the other hand.

5.18 Taxes.

(a) Parent and each of its Subsidiaries (i) have prepared in good faith and duly and timely filed (taking into account any extension of time within which to file) all Tax Returns required to be filed by any of them and all such filed Tax Returns are true, complete and accurate in all material respects; (ii) have paid in full all Taxes that are required to be paid or made adequate provision in the financial statements of Parent; (iii) have withheld from amounts owing to any employee, independent contractor, creditor or third party all amounts that Parent or any of its Subsidiaries is obligated to have withheld and have timely paid such withheld amounts to the relevant Tax authority; and (iv) have disclosed and reserved for any uncertain Tax positions.

(b) To Parent’s Knowledge, none of the Tax Returns of Parent or any of its Subsidiaries are currently under any audit, suit, proceeding, examination or assessment by the IRS or the relevant state, local or foreign Tax authority and neither Parent nor any of its Subsidiaries has received written notice from any Tax authority that an audit, suit, proceeding, examination or assessment in respect of such Tax Returns or matters pertaining to Taxes are pending or threatened.

(c) No deficiencies for any Taxes have been asserted or assessments made against Parent or any of its Subsidiaries that have not been paid or resolved in full. No claim has been made in writing during the past five (5) years against Parent or any of its Subsidiaries by any Tax authorities in a jurisdiction where Parent or its Subsidiaries does not file Tax Returns that Parent or its Subsidiaries is or may be subject to taxation by that jurisdiction.

(d) Neither Parent nor any of its Subsidiaries has granted any waiver, extension or comparable consent regarding the application of the statute of limitations with respect to Taxes or Tax Return that has not expired, nor has any request for any such waiver or consent been made with respect to any statute of limitations that has not since expired.

(e) Parent is not, and during the past five (5) years has never been, a “United States real property holding corporation” within the meaning of Section 897 of the Code.

(f) No Liens for Taxes exist with respect to any of the assets of Parent or any of its Subsidiaries, except for Liens for Taxes not yet due and payable.

(g) Neither Parent nor any of its Subsidiaries has entered into any closing agreements, private letter rulings, technical advice memoranda or similar agreement or rulings with any Tax authority, nor have any been issued by any Tax authority.

(h) Neither Parent nor any of its Subsidiaries (A) is or has ever been a member of an affiliated, combined, consolidated or unitary Tax group for purposes of filing any Tax Return, other than an affiliated, combined, consolidated or unitary Tax group of which Parent is or was the common parent, (B) has any liability for Taxes of any Person (other than Parent or any of its Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor, by Contract or otherwise, (C) is a party to or bound by any Tax sharing or allocation agreement or has any other current or potential contractual obligation to indemnify any Person (other than Parent or any of its Subsidiaries) with respect to Taxes, (D) has, or has ever had, a permanent establishment in any country other than the country of its organization, or (E) has granted to any Person any power of attorney that is currently in force with respect to any Tax matter.

(i) None of Parent, any of its Subsidiaries, or any Person acting on their behalf has applied for, been granted, or agreed to any accounting method change for which it will be required to take into account any adjustments pursuant to Section 481(a) of the Code (or any similar provisions of state, local or foreign Law) after the Closing Date, nor will Parent or any of its Subsidiaries (or their successor by merger) be required to take into account income after the Effective Time any items economically realized prior to the Effective Time.

(j) Parent and each of its Subsidiaries have complied in all material respects with all requirements to report information for Tax purposes to any individual or Tax authority, and have collected and maintained all material certifications and documentation in valid and complete form with respect to any such reporting obligation, including, without limitation, valid IRS Forms W-8 and W-9.

(k) Neither Parent nor any of its Subsidiaries has participated in any “reportable transactions” within the meaning of Treasury Regulations Section 1.6011-4(b).

(l) None of Parent or its Subsidiaries has been a “distributing corporation” or “controlled corporation” (i) in any distribution occurring during the last 30 months that was purported or intended to be governed by Section 355 of the Code (or any similar provision of state, local or foreign Law) or (ii) in any distribution that could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section  355(e) of the Code) of which the Merger is a part.

5.19 Parent Employee Benefit Plans.

(a) With respect to each employee benefit plan, program, policy, practice, Contract, or other arrangement providing benefits to any current or former employee, officer or director of Parent or any of its Subsidiaries (including Citizens) or any beneficiary or dependent thereof that is sponsored or maintained by Parent or any of its Subsidiaries or to which Parent or any of its Subsidiaries contributes or is obligated to contribute, including, without limitation, any employee welfare benefit plan within the meaning of Section 3(1) of ERISA, any employee pension benefit plan within the meaning of Section 3(2) of ERISA (whether or not such plan is subject to ERISA) and any equity purchase plan, option, equity bonus, phantom equity or other equity plan, profit sharing, bonus, retirement (including compensation, pension, health, medical or life insurance benefits), employment agreement, deferred compensation, excess benefit, incentive compensation, severance, change in control or termination pay, hospitalization or other medical or dental, life or other insurance (including any self-insured arrangements), supplemental unemployment, salary continuation, sick leave or other leave of absence benefits, short- or long-term disability, or vacation benefits plan or any other agreement or policy or other arrangement providing employee benefits, employment-related compensation, fringe benefits or other benefits (whether qualified or nonqualified, funded or unfunded) (each a “Parent Benefit Plan”), Parent and its Subsidiaries have complied in all material respects, and are now in substantial compliance with all provisions of ERISA, the Code and all Laws and regulations applicable to such Parent Benefit Plans, and each Parent Benefit Plan has been administered in all material respects in accordance with its terms. All contributions required to be made prior to the date hereof to any Parent Benefit Plan by applicable Law or regulation or by any plan document or other contractual undertaking, and all premiums due and payable prior to the date hereof with respect to insurance policies funding any Parent Benefit Plan, have been timely made or paid in full. Except as would not reasonably be expected to result in any liability to Parent or any of its Subsidiaries, there are no pending or threatened claims (other than routine undisputed claims for benefits in the ordinary course), lawsuits or arbitrations which have been asserted, threatened or instituted, and to the Knowledge of Parent, no set of circumstances exists which may reasonably give rise to a claim or lawsuit against the Parent Benefit Plans, any fiduciaries thereof with respect to their duties to the Parent Benefit Plans or the assets of any of the trusts under any of the Parent Benefit Plans.

(b) No Parent Benefit Plan is a Multiemployer Plan or a Multiple Employer Plan; (ii) none of Parent and its Subsidiaries nor any of their respective ERISA Affiliates has, at any time during the last six years, contributed to or been obligated to contribute to any Multiemployer Plan or Multiple Employer Plan; (iii) none of Parent and its Subsidiaries nor any of their respective ERISA Affiliates has incurred any Withdrawal Liability that has not been satisfied in full; and (iv) no Parent Benefit Plan is subject to Title IV or Section 302 of ERISA or to Sections 412 or 430 of the Code. None of Parent and its Subsidiaries has any liability for life, health, medical or other welfare benefits to former employees or beneficiaries or dependents thereof, except for health continuation coverage as required by Section 4980B of the Code or Part 6 of Title I of ERISA and at no expense to Parent and its Subsidiaries.

5.20 Insurance. Except as Previously Disclosed, (a) Parent and each of its Subsidiaries is, and at all times within five (5) years hereof each has been, insured with insurers and has insurance coverage adequate to insure against all risks normally insured against by companies reasonably consistent with industry practice, (b) neither Parent nor any of its Subsidiaries is in default under any policy of insurance or bond such that it could be cancelled, and all such insurance policies and bonds maintained by Parent or any of its Subsidiaries are in full force and effect and, except for expirations in the ordinary course, will remain so through and after the Closing, and (c) Parent and each of its Subsidiaries has filed claims with, or given notice of claims to, its insurers with respect to all material matters and occurrences for which it believes it has coverage.

5.21 Reorganization. To Parent’s Knowledge, none of Parent or any of its Subsidiaries has taken or agreed to take any action, or is aware of any fact or circumstance, that would prevent or impede, or could reasonably be expected to prevent or impede, the Merger from qualifying as a “reorganization” within the meaning of Section  368(a) of the Code.

5.22 Representations and Warranties. To the Knowledge of Parent, the materials prepared by Parent and Citizens and made available in the data room to Community in the course of its due diligence investigation of Parent and Citizens contain no statements of material fact which are untrue. Except for the representations and warranties in this Article 5, neither Parent nor any other Person makes any express or implied representation or warranty with respect to Parent and its Subsidiaries, or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and Parent hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, and except for the representations and warranties made by Parent in this Article 5, neither Parent nor any Person makes or has made any representation to Community or any of Community’s Affiliates or representatives with respect to any oral or written information presented to Community or any of Community’s Affiliates or representatives in the course of their due diligence investigation of Parent (including any financial projections or forecasts), the negotiation of this Agreement or in the course of the transactions contemplated hereby. Parent acknowledges and agrees that neither Community nor any other Person has made or is making any express or implied representation or warranty other than those contained in Article 4.

ARTICLE 6

COVENANTS

6.01 Interim Operations. Except (a) as otherwise expressly required or permitted by this Agreement or as required by Law, (b) as Parent may approve in writing or (c) as set forth in Section 6.01 of the Community Disclosure Schedule, during the period from the date of this Agreement until the earlier of the Effective Time or termination of this Agreement in accordance with Article 8, Community shall, and shall cause each of its Subsidiaries to, (i) conduct its business in the ordinary course consistent with past practice in all material respects, (ii) use its commercially reasonable efforts to maintain and preserve intact its business organization and advantageous business relationships, and goodwill with Governmental Authorities, customers, suppliers, distributors, creditors, lessors, officers and employees and business associates and keep available the services of Community and its Subsidiaries’ present employees and agents, (iii) maintain in full force and effect insurance comparable in amount and scope of coverage to that now maintained by it, and (iv) take no action that is intended to or would reasonably be expected to adversely affect or materially delay the ability of either Community or Parent to obtain any necessary approvals of any Governmental Authority required for the transactions contemplated hereby or to perform its covenants and agreements under this Agreement or to consummate the transactions contemplated hereby. Without limiting the generality of and in furtherance of the foregoing, from the date of this Agreement until the earlier of the Effective Time or termination of this Agreement in accordance with Article 8, except (A) as otherwise expressly required or permitted by this Agreement or as required by Law, (B) as Parent may approve in writing or (C) as set forth in Section 6.01 of the Community Disclosure Schedule, Community shall not and shall not permit any of its Subsidiaries to:

(a) (i) Issue, sell or otherwise permit to become outstanding, or dispose of or encumber or pledge, or authorize or propose the creation of, any additional shares of its capital stock, or securities convertible or exchangeable into, or exercisable for, any shares of its capital stock, or any options, warrants or other rights of any kind to acquire any shares of such capital stock or such convertible or exchangeable securities or receive a cash payment based on the value of any shares of such capital stock, (ii) permit any additional shares of its capital stock, or securities convertible or exchangeable into, or exercisable for, any shares of its capital stock, or any options, warrants or other rights of any kind to acquire any shares of such capital stock or such convertible or exchangeable securities or receive a cash payment based on the value of any shares of such capital stock, to become be subject to new grant, or (iii) directly or indirectly adjust, split, combine, redeem, reclassify, purchase or otherwise acquire, any shares of its stock or other securities.

(b) Make, declare, pay or set aside for payment any dividend on or in respect of, or declare or make any distribution on any shares of its capital stock, other than the declaration and payment of regular quarterly cash dividends not to exceed $0.50 per share made by Community to its shareholders on such payment dates (and based on such dividend record dates) as are consistent with Community’s past practice.

(c) Except with respect to contracts relating to loans made in the ordinary course of business, amend or modify the material terms of, waive, release or assign any rights under, terminate, renew or allow to renew automatically, make any payment not then required under, fail to comply with or violate the terms of or enter into (i) any Material Contract, Lease, Regulatory Agreement, CRA Agreement, or any Contract that would be a Material

Contract if it were in existence on the date hereof or other binding obligation that is material to Community and its Subsidiaries, taken as a whole, (ii) any restriction on the ability of Community or its Subsidiaries to conduct its business as it is presently being conducted or (iii) any Contract governing the terms of Community Common Stock or rights associated therewith or any other outstanding capital stock or any outstanding instrument of indebtedness, in each case which is not terminable at will or within sixty (60) calendar days or less notice without payment of any amount other than for products delivered or services performed through the date of termination.

(d) Except as Previously Disclosed on Section 6.01(d) of the Community Disclosure Schedule, sell, transfer, mortgage, lease, guarantee, encumber, license, let lapse, cancel, abandon or otherwise create any Lien on or otherwise dispose of or discontinue any of its assets, deposits, business or properties (other than sales pursuant to Section 6.01(p), which Section 6.01(p) will exclusively govern such sales), except for sales, transfers, mortgages, leases, guarantees, encumbrances, licenses, lapse, cancellation, abandonments or other dispositions or discontinuances in the ordinary course of business consistent with past practice and in a transaction that, together with other such transactions, does not exceed $100,000.

(e) Acquire (other than by way of foreclosures or acquisitions of control in a fiduciary or similar capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary course of business) all or any portion of the assets, business, deposits or properties of any other entity, except in the ordinary course of business and in a transaction that, together with other such transactions, is not material to it and its Subsidiaries, taken as a whole, and would not reasonably be expected to present a material risk that the Closing Date will be materially delayed or that any requisite regulatory approvals will not be obtained.

(f) Amend the Community Articles or the Community Bylaws, or similar governing documents of any of its Subsidiaries.

(g) Except as and when required under applicable Law or the terms of any Employee Benefit Plan in effect as of the date hereof (taking into account actions required by Section 6.14) or as Previously Disclosed on Section 6.01(g) of the Community Disclosure Schedule:

(i) increase in any manner the compensation, bonus or pension, welfare, severance or other benefits of any of the current or former directors, officers, employees or other service providers of Community or its Subsidiaries, except for ordinary course merit-based increases in the base salary of employees (other than directors) consistent with past practice or as set forth in Section 6.01(g)(ii) below,

(ii) grant, pay or agree to pay any annual, quarterly, monthly or other bonus or other incentive compensation (excluding any severance, retention, retirement or termination pay, which shall be subject to clause (v) of this Section 6.01(g) below), other than:

(A) any bonuses and other incentive compensation that are paid or payable by Community on a quarterly or monthly basis during the year ending December 31, 2018 consistent in all material respects with the Community Incentive and Commission Plan, and

(B) any bonuses and other incentive compensation that are payable by Community on an annual basis for the year ending December 31, 2017, or for services rendered by the employees Community identified on Section 6.01(g)(ii)(B) of the Community Disclosure Schedule between the date of this Agreement and the Effective Time of the Merger, shall not exceed, in the aggregate, the amounts accrued as of December 31, 2017 on the Community Financial Statements,

(iii) become a party to, establish, amend, alter a prior interpretation of in a manner that enhances rights or materially increases costs, commence participation in, terminate or commit itself to the adoption of any Employee Benefit Plan (including the Community Incentive and Commission Plan) or plan that would be an Employee Benefit Plan if in effect as of the date hereof, other than de minimis amendments in the ordinary course of business consistent with past practice or as required pursuant to the terms of such Employee Benefit Plan,

(iv) grant (or commit to grant) any new equity award,

(v) grant, pay or increase (or commit to grant, pay or increase) any severance, retention, retirement or termination pay, other than pursuant to (i) the Employee Benefit Plans in effect as of the date hereof as listed on Section 6.01(g)(v)(i) of the Community Disclosure Schedule; and (ii) a pool for retention payments to the Community employees (other than any Community employee listed on Section 6.01(g)(ii)(B) of the Community Disclosure Schedule) by Community to be mutually agreed upon by the Parties in an amount not exceeding the amount set forth in Section 6.01(g)(v)(ii) of the Community Disclosure Schedule, and provided further that, except for those individuals and those amounts specifically set forth on Section 6.01(g)(v)(ii) of the Community Disclosure Schedule, no retention award or retention payment shall be made by Community pursuant to such retention pool unless the terms and conditions of such retention award and payment (including (A) the selection of each participant, (B) each participant’s proposed retention payment amount, (C) the employment and other conditions that each participant must satisfy before payment is due and (D) the timing for each retention payment) have been approved by Parent,

(vi) accelerate the payment or vesting of, or lapsing of restrictions with respect to, any stock-based compensation (including the RSUs), long-term incentive compensation, deferred compensation or any bonus or other incentive or deferred compensation,

(vii) cause the funding of any rabbi trust or similar arrangement or take any action to fund or in any other way secure the payment of compensation or benefits under any Employee Benefit Plan,

(viii) terminate the employment or services of any executive officer other than for cause,

(ix) enter into any collective bargaining or other agreement with a labor organization,

(x) forgive or issue any loans to any current or former officer, employee or director of Community or its Subsidiaries, or

(xi) hire any officer, employee or other service provider except in the ordinary course of business consistent with past practices, including as a result of vacancies arising on or after the date hereof.

(h) Knowingly take, or omit to take, any action that would prevent or impede, or could reasonably be expected to prevent or impede, the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

(i) (i) Incur or guarantee any indebtedness for borrowed money, other than in amounts and at maturities in the ordinary course of business consistent with past practice, and provided further that the maturity period for any such indebtedness shall not exceed a period of ninety (90) days from the date of incurrence of such indebtedness or (ii) assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other Person (other than the endorsement of checks, commercial paper, bankers acceptances and bank drafts in the ordinary course of business consistent with past practice).

(j) Enter into any new line of business or make any material change in any basic policies and practices with respect to pricing or risk profile of loans, deposits and services, liquidity management and cash flow planning, marketing, deposit origination, lending, budgeting, profit and tax planning, personnel practices or any other material aspect of Community’s or its Subsidiaries’ business or operations, except as required by Law or requested by any Governmental Authority;

(k) (i) Other than in accordance with the investment policies of Community or any of its Subsidiaries in effect on the date hereof or in securities transactions as provided in (ii) below, make any investment either by contributions to capital, property transfers or purchase of any property or assets of any Person, (ii) other than purchases of direct obligations of the United States of America or obligations of United States government agencies which are entitled to the full faith and credit of the United States of America, in any case with a remaining maturity at the time of purchase of one year or less, purchase or acquire securities of any type; or (iii) materially change the composition of the Investment Securities in its securities portfolio, including any changes in the credit quality or the duration of the Investment Securities; provided, however, that in the case of Investment Securities, Community may purchase Investment Securities if, within two (2) Business Days after Community requests in writing (which request shall describe in detail the investment securities to be purchased and the price thereof) that Parent consent to making of any such purchase, Parent has approved such request in writing (which consent will not be unreasonably withheld) or has not responded in writing to such request.

(l) Except as set forth in Section 6.01(l) of the Community Disclosure Schedule, enter into any settlement, compromise or similar agreement with respect to, any action, suit, claim, proceeding, order or investigation to which Community or any of its Subsidiaries is or become a party after the date of this Agreement, which settlement, compromise, agreement or action, suit, claim, proceeding, order or investigation that is settled in an amount and for consideration not in excess of $100,000 individually or $250,000 in the aggregate and that would not (i) impose any material restriction on the business of the Surviving Corporation or (ii) create adverse precedent for claims that are reasonably likely to be material to it or its Subsidiaries taken as a whole.

(m) Other than as determined to be necessary or advisable by Community in the good faith exercise of its discretion based on changes in market condition and subject in any event to clause (u) below of this Section 6.01, alter materially its interest rate or pricing fee or fee pricing policies with respect to depository accounts of any of its Subsidiaries or waive any material fees with respect thereto.

(n) Except as required by applicable Law or by a Governmental Authority, (i) implement or adopt any material change in its interest rate and other risk management policies, procedures or practices or (ii) fail to follow in all material respects, Community’s or its applicable Subsidiary’s existing policies or practices with respect to managing its exposure to interest rate and other risk.

(o) Grant or commit to grant any new extension of credit to (i) any existing obligor, if such extension of credit would equal or exceed (a) $5,000,000 if Community’s aggregate relationship exposure to such obligor, including as a result of such extension, is less than $15,000,000 or (b) $2,500,000 if Community’s aggregate exposure to such obligor equals or exceeds, or would equal or exceed, as a result of such credit extension, $15,000,000 or (ii) any new obligor if such extension of credit would equal or exceed $5,000,000 (in each case, consent shall be deemed granted if within three (3) Business Days of written notice delivered to Citizens’ Chief Credit Officer or his designee, notice of objection is not received by Community).

(p) Sell any real estate owned, charge-off any assets, make any compromises on debt, release any collateral on loans or commit to do any of the foregoing, if such sale, charge-off, compromise or release would exceed $250,000 in the aggregate (consent shall be deemed granted if within three (3) Business Days of written notice delivered to Citizens’ Chief Credit Officer or his designee, notice of objection is not received by Community).

(q) Renew or commit to renew any extension of credit that would equal or exceed: (i) $500,000 if rated Substandard; (ii) $1,000,000 if rated Special Mention; (iii) $5,000,000 if rated Pass (including Pass/Watch); (iv) $2,500,000 if the aggregate relationship exposure equals or exceeds $15,000,000 (consent shall be deemed granted if within three (3) Business Days of written notice delivered to Citizens’ Chief Credit Officer or his designee, notice of objection is not received by Community).

(r) Purchase or commit to purchase any Loan or participation in any extension of credit, or make, acquire a participation in or reacquire an interest in a participation sold of any extension of credit, or renew or extend the maturity of any participation in any extension of credit.

(s) Enter into any securitizations of any Loans or create any special purpose funding or variable interest entity other than on behalf of clients.

(t) Invest in any mortgage-backed or mortgage related securities that would be considered “high-risk” securities under applicable regulatory pronouncements or enter into any derivatives transaction.

(u) (i) Solicit, accept, renew or roll over any brokered or listing service deposits with a maturity in excess of ninety (90) days;

(ii) except as provided in clause (iii) of this Section 6.01(u), solicit, accept, renew or roll over any ordinary commercial or consumer interest bearing deposit without a maturity or with a maturity of twelve (12) months or less, in each case, by offering an effective yield that exceeds the amount set forth in Section 6.01(u)(ii) of the Community Disclosure Schedule;

(iii) with respect to any of the customers identified in Section 6.01(u)(iii) of the Community Disclosure Schedule, solicit, accept, renew or roll over any ordinary commercial or consumer interest bearing deposit without a maturity or with a maturity of twelve (12) months or less from such customer by offering an effective yield that exceeds an amount equal to the amount shown in Section 6.01(u)(iii) of the Community Disclosure Schedule;

(iv) solicit, accept, renew or roll over any ordinary commercial or consumer interest bearing time deposit with a maturity in excess of twelve (12) months by offering an effective yield that exceeds the applicable rate for a deposit with the same maturity set forth in the Community deposit rate sheet in effect as of February 7, 2018, a true and complete copy of which is attached to Section 6.01(u)(iv) of the Community Disclosure Schedule (the “Community Rate Sheet”);

(v) make any changes to the Community Rate Sheet (including any changes to any of the interest rates and the maturity dates set forth in the Community Rate Sheet) to the extent such changes affect or otherwise relate to ordinary commercial or consumer interest bearing time deposit with a maturity in excess of twelve (12) months, unless prior approval has been obtained in writing from Parent; and

(vi) grant any exception to clause (iv) of this Section 6.01(u) that would permit yields for ordinary commercial and consumer interest bearing time deposits with a maturity in excess of twelve (12) months in excess of the applicable rates set forth in the Community Rate Sheet, unless prior approval has been obtained in writing from Parent.

(v) Except as Previously Disclosed, make application for the opening, relocation or closing of any, or open, relocate or close any, branch office, loan production office or other office or operations facility.

(w) Except as set forth in Section 6.01(w) of the Community Disclosure Schedule, make any capital expenditures other than capital expenditures in the ordinary and usual course of business consistent with past practice; provided that such expenditures shall not exceed $100,000 individually or $250,000 in the aggregate.

(x) Pay, loan or advance any amount to, or sell, transfer or lease any properties, rights or assets (real, personal or mixed, tangible or intangible) to, or enter into any arrangement or agreement with, any of its officers or directors or any of their family members, or any Affiliates or associates (as defined under the Exchange Act) of any of its officers or directors, other than Loans originated in the ordinary course of business and, in the case of any such arrangements or agreements relating to compensation, fringe benefits, severance or termination pay or related matters, only as otherwise permitted pursuant to this Section 6.01.

(y) Make or commit to make any Loan or amend the terms of any Loan outstanding on the date hereof to any directors, executive officers and principal shareholders (as such terms are defined in Regulation O of the Federal Reserve Board (12 C.F.R. Part 215)) of Community or any of its Subsidiaries or waive any rights with respect to any such Loan.

(z) Change its tax or accounting policies and procedures or any method or period of accounting unless required by GAAP or a Governmental Authority.

(aa) Change its fiscal year for tax or accounting purposes.

(bb) Other than as required by GAAP or any Governmental Authority, reduce any material accrual or reserve, including its allowance for loan and lease losses (which allowance at all times shall not be less than 1.29% of the outstanding balance of Total Loans), any contingency reserve, litigation reserve, or tax reserve, or change the methodology by which such accounts generally have been maintained in accordance with past practices.

(cc) Make any material change in any basic policies and practices with respect to loans, deposits and services, liquidity management and cash flow planning, marketing, deposit origination, lending, reserves for loan and lease losses, budgeting, profit and tax planning, personnel practices or any other material aspect of its business or operations except as required by any Governmental Authority;

(dd) Grant any Person a power of attorney or similar authority.

(ee) Take title to any real property without conducting prior thereto an environmental investigation, which investigation shall disclose the absence of any suspected environmental contamination.

(ff) (i) Acquire direct or indirect control over any Person, whether by stock purchase, merger, consolidation or otherwise, or (ii) make any other investment either by purchase of securities (except the purchase of an Investment Security), contributions to capital, property transfers or purchase of any property or assets of any other Person, except, in either instance, in connection with a foreclosure of collateral or conveyance of such collateral in lieu of foreclosure taken in connection with collection of a loan in the ordinary course of business consistent with past practice and with respect to loans made to third parties who are not Affiliates of Community.

(gg) Except as may be required by any Governmental Authority, make or change any Tax elections, change or consent to any change in its or its Subsidiaries’ method of accounting for Tax purposes (except as required by applicable Tax Law), take any position on any Tax Return filed on or after the date of this Agreement, settle or compromise any Tax liability, claim or assessment, enter into any closing agreement, waive or extend any statute of limitations with respect to Taxes, surrender any right to claim a refund for Taxes, or file any amended Tax Return.

(hh) Make any charitable or similar contributions, except as Previously Disclosed or consistent with past practice and in amounts not to exceed, individually and in the aggregate, 110% of the total charitable contributions amount made by Community during the year ended December 31, 2017 (to be determined and pro-rated on a quarterly basis).

(ii) Issue any written communication to any employee of Community or its Subsidiaries related to employment benefits or compensation for post-Closing employment without the prior consent of Parent which shall not be unreasonably withheld or delayed;

(jj) Foreclose upon or otherwise take title to or possession or control of any real property without first obtaining a Phase I environmental report thereon; provided, however, that neither Community nor any of its Subsidiaries shall be required to obtain such a report: (i) where, after using commercially reasonable efforts, it is unable to gain access to the property, provided that Community has provided notice to Parent that it has been unable to gain such access and as a result intends to foreclose without obtaining a Phase I environmental report thereon; or (ii) with respect to any one- to four-family, non-agricultural residential property of five acres or less to be foreclosed upon unless it has reason to believe that such property contains hazardous substances known or reasonably suspected to be in violation of, or require remediation under, Environmental Laws.

(kk) Take any action or omit to take any action that is intended to or would reasonably be likely to result in (i) any of Community’s representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time at or prior to the Effective Time, (ii) any of the conditions to the Merger set forth in Article VI not being satisfied or delayed, or (iii) a material violation or breach of any provision of this Agreement, except as may be required by applicable Law.

(ll) Agree to take, make any commitment to take, or adopt any resolutions of the Community Board in support of, any of the actions prohibited by this Section 6.01.

6.02 Parent Forbearance. Except as expressly permitted by this Agreement or with the prior written consent of Community or as required by applicable Law or policies imposed by any Governmental Authority, during the period from the date of this Agreement to the earlier of the Effective Time and the termination of this Agreement in accordance with Article 8, Parent shall not, and shall not permit any of its Subsidiaries to, (a) conduct its business other than in the ordinary course consistent with past practice in all material respects; (b) take any action that would reasonably be expected to prevent, materially impede or materially delay the consummation of the transactions contemplated by this Agreement, (c) knowingly take, or omit to take, any action that would prevent or impede, or could reasonably be expected to prevent or impede, the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code; (d) amend any of their respective Articles or Bylaws, in each case in a manner that would adversely affect the holders of Company Common Stock relative to and disproportionate to the all other holders of Parent Common Stock; (d) accept any offer from any third party involving Parent or any of its Subsidiaries in a business combination with such third party or entity, unless such offer is expressly conditioned upon the performance by Parent and Citizens (or their respective successor in interest) of all of their obligations under this Agreement (including payment of the Merger Consideration hereunder) in a manner such that holders of Community Common Stock entitled to receive Parent Common Stock and cash in the Merger would receive, on account of the shares of Parent Common Stock and cash that they would be entitled to receive in the Merger pursuant to the terms of this Agreement, subject to completion of the Merger, the same consideration in the business combination, if completed, as other holders of Parent Common Stock; (e) take, or omit to take, any action that is reasonably likely to result in any of the conditions to the Merger set forth in Article 7 not being satisfied.

6.03 Reasonable Best Efforts. Subject to the terms and conditions of this Agreement, each of Community, Parent and Citizens agrees to cooperate with the other and use its reasonable best efforts in good faith to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or desirable, or advisable on its part under this Agreement or under applicable Laws to consummate and make effective the Merger and the other transactions contemplated hereby as promptly as practicable, including the satisfaction of the conditions set forth in Article 7 hereof.

6.04 Access to Information

(a) The Parties agree that upon reasonable notice and subject to applicable Laws relating to exchange of information and in each case subject to the requirements that such requests or access shall not unreasonably interfere with the business or operations of the Party, it shall afford the other Party and its officers, employees, counsel, accountants and other authorized representatives reasonable access during normal business hours throughout the period prior to the Effective Time to its books, records, properties and personnel and to such other information as such other Party may reasonably request and, during such period, the Parties, shall furnish to the other Party promptly all information concerning its business, properties and personnel as the other may reasonably request. Neither Community nor Parent, nor any of Parent’s Subsidiaries shall be required to provide access to or to disclose information to the extent such access or disclosure would jeopardize the attorney-client privilege of such party or its Subsidiaries or contravene any Law or binding agreement entered into prior to the date of this Agreement. The Parties shall make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply. Parent and Citizens shall use commercially reasonable efforts to minimize any interference with Community’s regular business operations during any such access to Community’s property, books and records.

(b) As soon as reasonably practicable after they become available, but in no event more than twenty (20) days after the end of each calendar month ending after the date hereof and at least seven (7) Business Days before the

Closing, Community will furnish to Parent and Citizens: (i) consolidated financial statements (including balance sheets, statements of operations and stockholders’ equity) of as of and for such month then ended (including the month ended immediately prior to the Closing Date) (the “Monthly Financial Statements”); (ii) internal management reports showing actual financial performance against plan; (iii) to the extent permitted by applicable Law, any reports provided to the Community Board or any committee thereof relating to the financial performance and risk management of it or any of its Subsidiaries; and (v) a listing of all new and renewed loans and loan modifications, loan payoffs (meaning a closed paid note) and loan purchases with a balance of $250,000 or greater that were completed or made during the preceding month. Community shall also furnish to Parent and Citizens copies of all Call Reports that will be filed after the date hereof with any Regulatory Agencies, including all financial statements included in such Call Reports and any related work papers. Community shall also undertake all commercially reasonable efforts to complete the audit of its consolidated financial statements (including balance sheets, statements of operations and stockholders’ equity) as of and for the year ended December 31, 2017 (the “2017 Audited Financial Statements”), as promptly as practicable and by no later than March 15, 2018. Each of the Monthly Financial Statements, the financial statements contained in any Call Report filed by Community after the date hereof, and 2017 Audited Financial Statements shall be prepared in accordance with GAAP and regulatory accounting principles and other applicable legal and accounting requirements, and reflect all period-end accruals and other adjustments. Such financial statements shall be accompanied by a certificate of Community’s chief financial officer to the effect that such financial statements continue to reflect accurately, as of the date of the certificate, the financial condition of Community in all material respects. Such financial statements shall also reflect accruals for all Transaction Expenses incurred as of the date of such financial statements in accordance with GAAP.

(c) All nonpublic information and materials provided pursuant to this Agreement shall be subject to the provisions of the Confidentiality Agreement entered into between the Parties dated October 30, 2017 (the “Confidentiality Agreement”).

(d) No investigation by a party hereto or its representatives shall affect or be deemed to modify or waive any representations, warranties or covenants of the other party set forth in this Agreement.

6.05 Regulatory Matters.

(a) The Parties shall reasonably cooperate with each other and use their respective commercially reasonable efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties and Governmental Authorities that are necessary or advisable to consummate the Merger and the other transactions contemplated by this Agreement as soon as reasonably possible, and to comply with the terms and conditions of all such permits, consents, approvals, and authorizations of all such third parties or Governmental Authorities; provided, however, any initial filings with Governmental Authorities in connection with the Merger shall be made by Parent and Citizens within thirty (30) calendar days after the date hereof. Each of Parent and Community shall, upon request, furnish to the other all information concerning itself, its Subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with any statement, filing, notice or application made by or on behalf of Parent, Community or any of their respective Subsidiaries to any Governmental Authority in connection with the Merger and the other transactions contemplated by this Agreement. Community and Parent shall have the right to review in advance and, to the extent practicable, each will consult the other on, in each case subject to applicable Laws, all the non-confidential information relating to Community or Parent (excluding any confidential financial information relating to individuals), as the case may be, and any of their respective Subsidiaries, that appear in any filing made with, or written materials submitted to, any third party or any Governmental Authority in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the Parties shall act reasonably and as promptly as practicable. The Parties shall consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations (collectively the “Approvals”) of all third parties and Governmental Authorities necessary or advisable to consummate the Merger and the other transactions contemplated by this

Agreement and each Party will keep the other reasonably apprised of the status of matters relating to such Approvals and the completion of the Merger and the other transactions contemplated by this Agreement.

(b) Notwithstanding the foregoing, nothing contained herein shall be deemed to require Parent or any of its Subsidiaries to take any action, or commit to take any action, or agree to any condition or restriction, in connection with obtaining the foregoing permits, consents, approvals and authorizations of Governmental Authorities that would reasonably be likely, in each case following the Effective Time (but regardless when the action, condition or restriction is to be taken or implemented), to (i) have a Parent Material Adverse Effect or (ii) require Parent, Citizens or the Surviving Corporation to raise additional capital or accept any restrictions on its ability to operate its businesses, in each case, that would materially reduce the economic benefits of the transactions contemplated hereby to Parent and Citizens to such a degree that Parent and Citizens, in good faith after consultation with Community, would not have entered into this Agreement had such conditions, restrictions or requirements been known at the date hereof (any of clauses (i) or (ii), a “Materially Burdensome Regulatory Condition”).

(c) From and after the date hereof until the earlier of the Effective Time or termination of this Agreement pursuant to Article 8, (i) the Parties shall use their respective commercially reasonable efforts to comply in all material respects with any commitments or obligations under any Regulatory Agreement or CRA Agreement, and shall exercise their commercially reasonable efforts to resolve any unresolved violation, criticism or exception thereunder; (ii) to the extent permitted by applicable Law, the Parties shall keep each other informed of the status and progress of its compliance with any such CRA-related commitments or obligations; (iii) each Party shall promptly provide the other Parties of any notice, or other Knowledge of such Party, of any planned or threatened objection by any community group to the transactions contemplated hereby; and (iv) each Party shall cooperate with the other Parties to address and resolve any such protests as promptly as practicable, including by providing access to such information and employees of such Party as another Party may reasonably request.

6.06 Registration Statement.

(a) Community and Parent shall prepare and file with the SEC the Prospectus/Joint Proxy Statement (as defined below), and Parent shall prepare and file with the SEC the Registration Statement on Form S-4 to be filed with the SEC by Parent in connection with the issuance of shares of Parent Common Stock in the Merger (including the joint proxy statement and prospectus (the “Prospectus/Joint Proxy Statement”) constituting a part thereof, the “Registration Statement”), as promptly as practicable after the date hereof. Each of Parent and Community shall, upon request, furnish to the other all information concerning itself, its Subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with the Prospectus/Joint Proxy Statement, the Registration Statement or any other statement, filing, notice or application made in connection therewith.

(b) Parent and Community each shall use its reasonable best efforts to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing, and promptly thereafter Community and Parent shall mail the Prospectus/Proxy Statement to the holders of Community Common Stock and Parent Common Stock as applicable. Parent shall reasonably promptly provide Community with copies of any written comments and advise Community of any oral comments with respect to the Registration Statement received from the SEC. Each Party shall cooperate and provide the other with a reasonable opportunity to review and comment on any amendment or supplement to the Registration Statement prior to filing such with the SEC.

(c) Community and Parent each agrees, for itself and its Subsidiaries, that (i) the Registration Statement will not, at the time the Registration Statement becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, in each case with respect to the information supplied or to be supplied by it or its Subsidiaries for inclusion or incorporation by reference in the Registration Statement, and (ii) the Prospectus/Joint Proxy Statement and any amendment or supplement thereto will not, at the date of mailing to Community and Parent shareholders and at the time of the Community Shareholder Meeting and Parent Shareholder Meeting to be held in connection with the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, in each case with respect to the information supplied or to be supplied by it or its Subsidiaries for inclusion or incorporation by reference in the Prospectus/Joint Proxy Statement. Community and Parent will cause the Registration Statement to comply as to form in all material respects with the applicable provisions of the Securities Act and the rules and regulations thereunder. Each of Community and Parent agrees that if such Party shall become aware prior to the Effective Time of any information furnished by such Party that would cause any of the statements in the Prospectus/Joint Proxy Statement to be false or misleading with respect to any material fact, or that would result in an omission to state any material fact necessary to make the statements therein not false or misleading, to promptly inform the other Party thereof and to take the necessary steps to correct the Prospectus/Joint Proxy Statement.

6.07 Community Shareholder Approval.

(a) Community shall take, in accordance with applicable Law and the Community Articles and Community Bylaws, all actions necessary to convene a duly called meeting or meetings of its shareholders (the “Community Shareholder Meeting”) to be held as soon as reasonably practicable after the Registration Statement is declared effective (but in no event later than forty-five (45) days after the Registration Statement is declared effective) for the purpose of obtaining the Community Shareholder Approval.

(b) Except to the extent specifically contemplated in Section 6.09 in the case of a Community Change in Recommendation, the Community Board shall at all times prior to and during such Community Shareholder Meeting recommend such approval and shall use its commercially reasonable efforts to solicit and obtain from the shareholders of Community the Community Shareholder Approval (the “Community Board Recommendation”), including by communicating to its shareholders its recommendation (and including such recommendation in the Prospectus/Joint Proxy Statement) that they adopt and approve the plan of Merger set forth in this Agreement and the transactions contemplated hereby. Without limiting the generality of the foregoing, unless this Agreement has terminated in accordance with its terms, this Agreement and the Merger shall be submitted to Community’s shareholders at the Community Shareholder Meeting whether or not (i) the Community Board shall have effected an Adverse Change of Recommendation or (ii) any Community Acquisition Proposal shall have been publicly proposed or announced or otherwise submitted to Community or any of its advisors. Community shall not, without the prior written consent of Parent, adjourn or postpone the Community Shareholder Meeting; provided that Community may, without the prior written consent of Parent, adjourn or postpone the Community Shareholder Meeting (A) if on the date on which Community Shareholder Meeting is originally scheduled, Community has not received proxies representing a sufficient number of shares of Community Common Stock to constitute a quorum necessary to conduct business at the Community Shareholder Meeting l, (B) after consultation with Parent, if the failure to adjourn or postpone Community Shareholder Meeting would reasonably be expected to be a violation of applicable Law for the distribution of any required supplement or amendment to the Proxy Statement, or (C) after consultation with Parent, for a single period not to exceed ten (10) Business Days, to solicit additional proxies if necessary to obtain the Community Shareholder Approval. Parent may require Community to adjourn, delay or postpone Community Shareholder Meeting once for a period not to exceed ten (10) Business Days (but prior to the date that is five (5) Business Days prior to the Outside Date) to solicit additional proxies necessary to obtain the Community Shareholder Approval. Once Community has established the record date for determining shareholders of Community entitled to vote at the Community Shareholder Meeting, Community shall not change such record date or establish a different record date for the Community Shareholder Meeting without the prior written consent of Parent, unless required to do so by applicable Law or the Community Articles or Community Bylaws.

(c) Community shall engage a proxy solicitor reasonably acceptable to Parent to assist in the solicitation of proxies from shareholders relating to the Community Shareholder Approval. Community and Parent shall each use their commercially reasonable efforts to cause the Community Shareholder Meeting and the Parent Shareholder Meeting to be held within ten (10) Business Days of each meeting.

6.08 Parent Shareholder Approval. The Parent Board has resolved to recommend to Parent’s shareholders that they approve the issuance of Parent Common Stock in connection with the Merger, and will submit to its shareholders the proposed issuance of the Parent Common Stock and any other matters required to be approved by its shareholders in order to carry out the intentions of this Agreement. Parent shall duly take, in accordance with applicable Law, the Parent Articles, and the Parent Bylaws, all action necessary to call, give notice of, convene and hold a meeting of its shareholders, as promptly as reasonably practicable after the S-4 is declared effective for the purpose of obtaining the Requisite Parent Vote (the “Parent Shareholder Meeting”) (but in no event later than forty-five (45) days after the Registration Statement is declared effective). The Parent Board will use its reasonable best efforts to obtain from its shareholders the Parent Shareholder Approval, including by communicating to its shareholders its recommendation (and including such recommendation in the Prospectus/Joint Proxy Statement). Without limiting the generality of the foregoing, unless this Agreement has terminated in accordance with its terms, the issuance of Parent Common Stock in the Merger and any other matters required to be approved by Parent’s shareholders in order to carry out the intentions of this Agreement shall be submitted to Parent’s shareholders at the Parent Shareholder Meeting. Parent shall engage a proxy solicitor reasonably acceptable to Community to assist in the solicitation of proxies from shareholders relating to the Parent Shareholder Approval. Community and Parent shall each use their commercially reasonable efforts to cause the Community Shareholder Meeting and the Parent Shareholder Meeting to be held within ten (10)  Business Days of each meeting.

6.09 No Solicitation.

(a) Community agrees that neither it nor any of its Subsidiaries nor any of the officers, directors or employees of it or its Subsidiaries shall, and that it shall cause its and its Subsidiaries’ officers, directors, employees, agents, advisors, representatives (including any investment banker, attorney or accountant retained by it or any of its Subsidiaries) and Affiliates, not to, directly or indirectly:

(i) initiate, solicit, encourage or knowingly facilitate any inquiries with respect to, or the making of any proposal or offer that constitutes, or could reasonably be expected to lead to, a transaction to effect, (A) a merger, reorganization, share exchange, consolidation, business combination, recapitalization or similar transaction involving it or any of its Subsidiaries that, if consummated, would result in any Person (or the stockholders of such Person) beneficially owning 15% or more of any class of equity securities or any amount of securities representing 15% or more of the total voting power of it (or of the surviving parent entity in such transaction) or of any of its Subsidiaries, or (B) any purchase or sale or other acquisition of 15% or more of the consolidated assets (including stock of its Subsidiaries) of it and its Subsidiaries, taken as a whole, or (C) any purchase or sale of, or tender or exchange offer for, or other acquisition of, its voting securities that, if consummated, would result in any Person (or the stockholders of such Person) beneficially owning 15% or more of any class of equity securities or any amount of securities representing 15% or more of the total voting power of it (or of the surviving parent entity in such transaction) or of any of its Subsidiaries, or (D) a liquidation, dissolution or winding up of it (any such proposal, offer or transaction in any of the preceding clauses (A), (B), (C) or (D) (other than a proposal or offer made by Parent or an Affiliate thereof) being hereinafter referred to as an “Acquisition Proposal”),

(ii) engage or enter into, continue or otherwise participate in any discussions with or provide any confidential information or data to any Person relating to, or engage in any negotiations concerning, or otherwise cooperate with or assist or participate in, or encourage or knowingly facilitate any such inquiries, proposals, discussions or negotiations or any effort or attempt to make an Acquisition Proposal or any other proposal that could reasonably be expected to lead to an Acquisition Proposal, or

(iii) approve, endorse or recommend, or propose to approve, endorse or recommend, or execute or enter into, any letter of intent, agreement in principle, merger agreement, asset purchase or share exchange agreement, option agreement or other similar agreement related to any Acquisition Proposal or propose or agree to do any of the foregoing.

(b) Subject to Section 6.09(c) below, Community will immediately cease and cause to be terminated any activities, discussions or negotiations conducted before the date of this Agreement with any persons other than Parent and Citizens with respect to any Community Acquisition Proposal and will, subject to applicable Law, (i) enforce any confidentiality or similar agreement relating to a Community Acquisition Proposal and (ii) within ten (10) Business Days after the date hereof, request and confirm the return or destruction of any confidential information provided to any Person (other than Parent and its Affiliates) pursuant to any such confidentiality or similar agreement.

(c) Notwithstanding anything to the contrary set forth in this Agreement, the Community Board shall be permitted, at any time prior to the Community Shareholder Approval, and subject to compliance by Community with the other terms of this Section 6.09 and to Community first entering into a confidentiality agreement (a copy of which shall be provided to Parent) with the Person making the Acquisition Proposal described on terms no less restrictive to the counterparty than those contained in the Confidentiality Agreement and that expressly permits Community to comply with its obligations under this Section 6.09, to engage in discussions and negotiations with, or provide any nonpublic information or data to, any Person in response to an unsolicited bona fide written Acquisition Proposal by such Person made or renewed after the date of this Agreement and which the Community Board (i) concludes in good faith constitutes or is reasonably likely to result in a Superior Proposal and (ii) determines that engaging in such discussions and negotiations with, or providing such nonpublic information or data to, such Person is necessary in order for the Community Board to comply with its fiduciary duties to its shareholders under applicable Law.

(d) Community shall notify Parent promptly (but in no event later than twenty four (24) hours) after receipt of any Acquisition Proposal, or any request for nonpublic information relating to Community or any of its Subsidiaries by any Person that informs Community or any of its Subsidiaries that it is considering making, or has made, an Acquisition Proposal, or any inquiry from any Person seeking to have discussions or negotiations with Community relating to a possible Acquisition Proposal or any other indication that any Person is considering making an Acquisition Proposal with respect to it. Such notice shall be made orally and confirmed in writing, and shall indicate the identity of the Person making the Acquisition Proposal, inquiry or request and the material terms and conditions of any inquiries, proposals or offers. Community shall also promptly, and in any event within twenty four (24) hours, notify Parent, orally and in writing, if it enters into discussions or negotiations concerning any Acquisition Proposal or provides nonpublic information or data to any Person in accordance with Section 6.09(c) (and shall promptly provide to Parent copies of all material nonpublic information so provided not previously provided to Parent) and shall keep Parent promptly and fully informed of the status and terms of any such proposals, offers, discussions or negotiations on a current basis, including by providing within twenty four (24) hours of receipt, a summary of all material terms of such proposals or offers (including any material changes in any terms), together with copies of all such proposals or offers if in writing (including all draft agreements). At least five (5) Business Days prior to each meeting of the Community Board at which the Community Board shall consider and determine whether any offer constitutes a Superior Proposal, Community shall provide Parent with a written notice specifying the date and time of such meeting, the reasons for holding such meeting, the material terms and conditions of the offer that is the basis of the potential action by the Community Board (including a copy of any draft definitive agreement reflecting the offer) and the identity of the Person making the offer.

(e) Subject to Section 6.09(f), neither the Community Board nor any committee of either thereof shall:

(i) withdraw, modify or qualify the Community Board Recommendation in a manner adverse to Parent, or adopt a resolution to withdraw, modify or qualify the Community Board Recommendation in a manner adverse to Parent or take any other action that is or becomes disclosed publicly and which can reasonably be interpreted as indicating that the Community Board or any committee thereof does not support the Merger and this Agreement or does not believe that the Merger and this Agreement are in the best interests of its shareholders;

(ii) fail to reaffirm, without qualification, the Community Board Recommendation or fail to state publicly, without qualification, that the Merger and this Agreement are in the best interests of its shareholders within five (5) Business Days after Parent requests in writing that such action be taken;

(iii) fail to announce publicly within ten (10) Business Days after a tender offer or exchange offer relating to the Community Common Stock shall have been commenced, that it recommends rejection of such tender or exchange offer;

(iv) fail to issue within ten (10) Business Days after an Acquisition Proposal is publicly announced with respect to Community a press release announcing its opposition to such Acquisition Proposal;

(v) approve, endorse or recommend any such Acquisition Proposal with respect to Community; or

(vi) resolve to take any action described in clauses (i) through (v) of this sentence (each of the foregoing actions described in clauses (i) through (vi) of this sentence being referred to herein as a “Community Change in Recommendation”).

(f) Notwithstanding anything to the contrary contained in this Agreement, at any time prior to the Community Shareholder Approval, the Community Board may effect a Community Change in Recommendation if:

(i) after the date of this Agreement, an unsolicited, bona fide written offer to effect a transaction of the type referred to in the definition of the term Superior Proposal is made to Community and is not withdrawn;

(ii) such unsolicited, bona fide, written offer was not obtained or made as a direct or indirect result of a breach of, or any action inconsistent with, this Agreement;

(iii) Community has complied with its obligations to provide notices to Parent of any Acquisition Proposal and other matters requiring notice under this Section 6.09;

(iv) at least two (2) Business Days prior to each meeting of the Community Board at which the Community Board shall consider and determine whether any such offer constitutes a Superior Proposal, Community provides the Parent with a written notice specifying the date and time of such meeting, the reasons for holding such meeting, the material terms and conditions of the offer that is the basis of the potential action by the Community Board (including a copy of any draft definitive agreement reflecting the offer) and the identity of the Person making the offer (it being agreed that any material change to the terms and conditions of such offer shall require a new notice and new two (2) Business Day period);

(v) the Community Board determines in good faith, after obtaining and taking into account the advice of a financial advisor of nationally recognized reputation and its outside legal counsel, that such offer constitutes a Superior Proposal;

(vi) the Community Board does not effect, or cause Community to effect, a Community Change in Recommendation at any time within three (3) Business Days after Parent receives written notice from Community confirming that the Community Board has determined that such offer is a Superior Proposal and intends to effect a Community Change in Recommendation;

(vii) during such five (5) Business Day period, if requested by Parent, Community engages in good faith negotiations with Parent to amend this Agreement in such a manner that the offer that was determined to constitute a Superior Proposal no longer constitutes a Superior Proposal;

(viii) at the end of such five (5) Business Day period, such offer has not been withdrawn and continues to constitute a Superior Proposal (taking into account any changes to the terms of this Agreement proposed by Parent as a result of the negotiations required by clause (vii) or otherwise); and

(ix) the Community Board reasonably determines in good faith, after obtaining and taking into account the advice of its outside legal counsel that, in light of such Superior Proposal, a Community Change in Recommendation is required in order for the Community Board to comply with its fiduciary duties to its shareholders under applicable Law.

(g) Nothing in this Section 6.09 (but subject to the terms set forth in Section 8.01) shall (i) permit Community to terminate this Agreement or (ii) affect any other obligation of Community under this Agreement. Unless this Agreement is terminated in accordance with its terms, Community shall not submit to the vote of its shareholders any Acquisition Proposal other than the Merger.

6.10 Takeover Laws. At all times prior to the Effective Time, Community and Parent (as to themselves) shall: (a) take all reasonable action necessary to ensure that no Takeover Law is or becomes applicable to this Agreement or the transactions contemplated hereby and thereby, including the Merger; and (b) if any Takeover Law becomes applicable to this Agreement or the transactions contemplated hereby or thereby, including the Merger, take all reasonable action necessary to ensure that the transactions contemplated by this Agreement, including the Merger, may be consummated as promptly as practicable on the terms contemplated hereby and otherwise to minimize the effect of such Takeover Law on this Agreement or the transactions contemplated hereby, including the Merger.

6.11 Schedule Updates. Not later than the tenth (10th) day of each calendar month between March 31, 2018 and the Closing Date, and at least seven (7) Business Days prior to the Closing (or with respect to matters requiring updating as of the Determination Date, on the Determination Date), Community shall provide to Parent and Citizens a supplemental Community Disclosure Schedule reflecting any required changes thereto between the date of this Agreement and the Closing Date which would have been required to be set forth or described in such disclosure schedule or which is necessary to correct any information in any Community representation or warranty or such disclosure schedule which has been rendered inaccurate thereby. Delivery of such supplemental disclosure schedules shall not cure a breach or modify a representation or warranty of this Agreement or for determining the satisfaction of any conditions to consummation of the transactions contemplated by this Agreement, or otherwise affect the respective rights, obligations, representations, warranties, covenants or agreements of the Parties hereto. Any information set forth in any one section of Community Disclosure Schedule shall be deemed to apply to each other applicable section or subsection of Community Disclosure Schedule, respectively, if its relevance to the information called for in such section or subsection is reasonably apparent on its face notwithstanding the omission of any cross-reference to such other section.

6.12 Certain Policies. Immediately prior to the Effective Time and provided that Parent has confirmed in writing that all conditions to its obligations to effect the Merger have been satisfied or waived and that it is prepared to effect the Merger, Community shall, consistent with GAAP, the rules and regulations of the SEC and the rules and regulations of the CDBO, FDIC and applicable banking Law, modify or change its loan, other real estate owned, accrual, reserve, Tax, litigation and real estate valuation policies and practices (including loan classifications and levels of reserves) so as to be applied on a basis that is consistent with that of Citizens; provided, however, that unless the modification or changes would otherwise be necessary to be consistent with applicable Law or with regulatory accounting principles and GAAP, no such modification or change shall constitute or be deemed to be a breach, violation of or failure to satisfy any representation, warranty, covenant, agreement, condition or other provision of this Agreement or otherwise be considered in determining whether any such breach, violation or failure to satisfy shall have occurred, or as an admission or acknowledgement by Community that any such modification or change is appropriate or required or that any financial statement or information previously provided by Community was incorrect in any respect.

6.13 Indemnification; Director’s and Officer’s Insurance.

(a) From and after the Effective Time, each of Parent and the Surviving Corporation shall indemnify and hold harmless each present and former director and officer of Community and its Subsidiaries (in each case, when acting in such capacity) (collectively, the “Indemnified Parties”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of actions or omissions occurring at or prior to the Effective Time, including the transactions contemplated by this Agreement, to the extent they are indemnified on the date hereof to the fullest extent permitted under applicable Law; and Parent and the Surviving Corporation shall also advance expenses as incurred to the fullest extent permitted under applicable Law; provided that the Indemnified Party to whom expenses are advanced provides an undertaking to repay such advances (including to Citizens, as successor-in-interest to Community) if it is ultimately determined that such Indemnified Party is not entitled to indemnification. Further, Parent and the Surviving Corporation shall assume, perform and observe the obligations of Community under the Community Articles, the Community Bylaws and the agreements in effect as of the date of this Agreement and set forth in Schedule 6.13(a) of the Community Disclosure Schedule to indemnify those Persons who are or have been at any time been directors and officers of Community for their acts and omissions occurring at or prior to the Effective Time in their capacity as directors or officers.

(b) For a period of six (6) years from the Effective Time, Parent or the Surviving Corporation shall provide that portion of director’s and officer’s liability insurance (“D&O Insurance”) that serves to reimburse the present and former officers and directors (determined as of the Effective Time) of Community with respect to claims against such directors and officers arising from facts or events which occurred at or before the Effective Time, which D&O Insurance shall contain at least the same coverage and amounts, and contain terms and conditions no less advantageous to such officers and directors, as that coverage currently provided by Community; provided, however, that in no event shall Parent or the Surviving Corporation be required to expend in the aggregate for such six (6)-year period more than 300% of the current amount expended on an annual basis by Community to maintain or procure such D&O Insurance; provided, further, that if Parent or the Surviving Corporation is unable to maintain or obtain the D&O Insurance called for by this Section 6.13, Parent or the Surviving Corporation shall obtain as much comparable insurance as is available at a cost in the aggregate for such six (6)-year period up to 300% of the current annual premium; provided, further, that officers and directors of Community may be required to make application and provide customary representations and warranties to Parent or the Surviving Corporation’s insurance carrier for the purpose of obtaining such D&O Insurance. In lieu of the foregoing, Parent shall or, with the prior written consent of Parent, Community may, purchase, at or prior to the Effective Time, a six (6)-year prepaid “tail” policy on terms and conditions providing substantially equivalent benefits as the current policies of the directors’ and officers’ liability insurance maintained by the Community and its Subsidiaries with respect to matters arising at or prior to the Effective Time, covering without limitation the Merger and the other transactions contemplated hereby, at an aggregate cost up to but not exceeding 300% of the current annual premium for such insurance (or as much comparable insurance as is available at a cost in the aggregate for such six (6) year period up to 300% of the current annual premium). If such prepaid “tail” policy has been obtained prior to the Effective Time, Parent shall cause such policy to be maintained in full force and effect, for its full term, and cause all obligations thereunder to be honored by Parent and the Surviving Corporation, and no other party shall have any further obligation to purchase or pay for insurance pursuant to this Section 6.13(b). If Parent or the Surviving Corporation or any of its successors or assigns shall (i) consolidate with or merge into any other corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfer all or substantially all of its properties and assets to any other Person, then, and in each case, proper provision shall be made so that the successors and assigns of Parent and the Surviving Corporation shall assume the obligations set forth in this Section 6.13. The provisions of this Section 6.13 are (i) intended to be for the benefit of, and will be enforceable by, each Indemnified Party and (ii) in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Indemnified Person may have by contract or otherwise.

(c) Any Indemnified Party wishing to claim indemnification under Section 6.13(a), upon learning of any claim, action, suit, proceeding or investigation described above, will promptly notify Parent or the Surviving Corporation thereof; provided that failure to so notify will not affect the obligations of Parent or the Surviving Corporation under Section 6.13(a) unless and to the extent that Parent or the Surviving Corporation is actually and materially prejudiced as a consequence. In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), (i) Parent or the Surviving Corporation shall have the right to assume the defense thereof and Parent and the Surviving Corporation shall not be liable to such Indemnified Party for any legal expenses or other counsel or any other expenses subsequently incurred by such Indemnified Party in connection with the defense thereof; provided, however, that none of Parent or the Surviving Corporation shall settle, compromise or consent to the entry of any judgment in any Claim for which indemnification has been sought by an Indemnified Party hereunder, unless such settlement, compromise or consent includes an unconditional release of such Indemnified Party from all liability arising out of such Claim or such Indemnified Party otherwise consents in writing to such settlement, compromise or consent, (ii) the Indemnified Party will cooperate in the defense of any such matter, and (iii) Parent and the Surviving Corporation shall not be liable for any settlement effected without its prior written consent, which consent shall not be unreasonably withheld or delayed; provided, however, that Parent and the Surviving Corporation shall not have any obligation hereunder to any Indemnified Party if and when a court of competent jurisdiction shall ultimately determine, and such determination shall have become final, that the indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable Law.

6.14 Employee Benefit Plans.

(a) Except as otherwise provided in this Agreement or pursuant to the terms of such Employee Benefit Plans, all Employee Benefit Plans of Community will be discontinued and employees of Community who become employees of Citizens on the Closing Date (such employees “Continuing Employees”) shall become eligible for the employee benefit plans of Citizens beginning on the first day of the month immediately after the Closing Date on the same terms as such plans and benefits are generally offered from time to time to employees of Citizens in comparable positions with Citizens; provided, however, that Continuing Employees will be eligible to participate in any severance plans of Citizens immediately after the Closing Date on the same terms as such plans and benefits are generally offered from time to time to employees of Citizens in comparable positions with Citizens. Effective as of a date no later than the day immediately preceding the Closing Date, Community shall terminate its 401(k) Plan (the “Community 401(k) Plan”) and shall provide Parent with evidence that the Community 401(k) Plan has been terminated (effective no later than the day immediately preceding the Closing Date) pursuant to resolutions of the Community Board. The form and substance of such resolutions shall be subject to the review and reasonable approval of Parent. Community shall also take such other actions in furtherance of terminating the Community 401(k) Plan as Parent may reasonably require. For purposes of determining such employees’ eligibility and vesting (but not for benefit accruals) under the employee benefit plans of Citizens and entitlement to severance benefits and vacation entitlement (to the extent permitted by applicable Law), Citizens shall recognize such employees’ years of service with Community beginning on the date such employees commenced employment with Community through the Closing Date. Citizens shall take any actions necessary to allow the former participants in the Community 401(k) Plan who become eligible to participate in Citizens’ 401(k) Plan to make rollover contributions (but not including the rollover of participant loans) in accordance with the terms and conditions of Citizens’ 401(k) Plan.

(b) Subject to the requirements of applicable Law, Citizens shall take such commercially reasonable actions as are necessary to cause the group health plan maintained by Citizens or an Affiliate thereof, and applicable insurance carriers, third party administrators and any other third parties, to the extent such group health plan is made available to employees of Community on or after the first day of the month immediately after the Closing Date, to (i) waive any evidence of insurability requirements, waiting periods, and any limitations as to preexisting medical conditions under the group health plan applicable to individuals who are employees of Community on the Closing Date and their spouses and eligible dependents (but only to the extent that such preexisting condition limitations did not apply or were satisfied under the group health plan maintained by Community prior to the Closing); and (ii) provide individuals who are employees of Community on the Closing Date with credit, for the calendar year in which the Closing occurs, for the amount of any out-of-pocket expenses and copayments or deductible expenses that are incurred by them and their spouses and eligible dependents during the calendar year in which the Closing occurs under a group health plan maintained by Citizens or any of its Affiliates.

(c) Without limiting the generality of Section 9.07, the provisions of this Section 6.14 are solely for the benefit of the Parties to this Agreement, and no current or former employee, independent contractor or any other individual associated therewith shall be regarded for any purpose as a third-party beneficiary of this Agreement. In no event shall the terms of this Agreement be deemed to (i) establish, amend, or modify any employee benefit plan, program, agreement or arrangement maintained or sponsored by Parent, Community or any of their respective Affiliates; (ii) alter or limit the ability of Parent or any of its Subsidiaries (including, after the Closing Date, the Surviving Corporation and its Subsidiaries) to amend, modify or terminate any Employee Benefit Plan, employment agreement or any other benefit or employment plan, program, agreement or arrangement after the Closing Date; (iii) confer upon any current or former employee, independent contractor or other service provider any right to employment or continued employment or continued service with Parent or any of its Subsidiaries (including, following the Closing Date, the Surviving Corporation and its Subsidiaries), or constitute; or (iv) create an employment or other agreement with any employee, independent contractor or other service provider. No provision of this Agreement will be deemed to change the “at will” status of any Continuing Employee.

6.15 Notification of Certain Matters. Each of Community and Parent shall give prompt notice to the other of any fact, event or circumstance known to it that (i) is reasonably likely, individually or taken together with all other facts, events and circumstances known to it, to result in a Community Material Adverse Effect or Parent Material Adverse Effect, as the case may be; or (ii) would cause or constitute a material breach of any of its representations, warranties, covenants or agreements contained herein.

6.16 Third-Party Agreements.

(a) The Parties shall use commercially reasonable efforts to obtain (i) the consents or waivers required to be obtained from any third parties in connection with the Merger and the other transactions contemplated hereby (in such form and content as mutually agreed by the Parties) promptly after the date of this Agreement; and (ii) the cooperation of such third parties (including at Parent’s request, with respect to the termination of Contracts following the Effective Time) to effect a smooth transition in accordance with the Parties’ timetable at or after the Effective Time.

(b) Without limiting the generality of Section 6.16(a), each of the Parties shall use all commercially reasonable efforts to provide data processing, item processing and other processing support or outside contractors to assist in performing all tasks reasonably required to result in a successful conversion of the data and other files and records of Community and its Subsidiaries to Parent’s and Citizens’ production environment, in such a manner sufficient to ensure that a successful conversion will occur at the time (on or after the Effective Time) mutually agreed by the Parties, subject to any applicable Laws, including Laws regarding the exchange of information and other Laws regarding competition. Among other things, Community shall:

(i) reasonably cooperate with Parent and Citizens to establish a mutually agreeable project plan to effectuate the conversion;

(ii) use its commercially reasonable efforts to have Community’s outside contractors continue to support both the conversion effort and its ongoing needs until the conversion can be established;

(iii) provide, or use its commercially reasonable efforts to obtain from any outside contractors, all data or other files and layouts reasonably requested by Parent and Citizens for use in planning the conversion, as soon as reasonably practicable;

(iv) provide reasonable access to Community’s personnel and facilities and, with the consent of its outside contractors, its outside contractors’ personnel and facilities, to enable the conversion effort to be completed on schedule; and

(v) give notice of termination, conditioned upon the completion of the transactions contemplated by this Agreement, of the Contracts of outside data, item and other processing contractors or other third-party vendors to which Community or any of its Subsidiaries are bound when directed to do so by Parent or Citizens.

(c) Each of Parent and Citizens agrees that all actions taken pursuant to this Section 6.16 shall be taken in a manner intended to minimize disruption to the customary business activities of Community and its Subsidiaries.

(d) Community shall use its commercially reasonable efforts to obtain the consents, approvals or waivers from the agreements set forth in Section 6.16(d) of Community Disclosure Schedule and lessor estoppel certificates, in a form reasonably satisfactory to Parent, to all of Community Leased Property not earlier than twenty (20) calendar days nor later than five (5) calendar days prior to the Closing Date.

6.17 NASDAQ Listing. Prior to the Closing Date, Parent shall file with NASDAQ any required notices or forms with respect to the shares of Parent Common Stock to be issued in the Merger.

6.18 Press Releases. Community and Parent shall consult with each other before issuing any press release with respect to the Merger and this Agreement and (except with respect to a Community Change in Recommendation, subject to compliance with Section 6.09) and shall not issue any such press release or make any such public statements without the prior consent of the other Party, which consent shall not be unreasonably withheld or delayed; provided, however, that a Party may, without the prior consent of the other Party (but after such consultation, to the extent practicable in the circumstances), issue such press release or make such public statements as may upon the advice of outside counsel be required by Law or the rules or regulations of NASDAQ or the SEC. Community and Parent shall cooperate to develop all public announcement materials and make appropriate management available at presentations related to the transactions contemplated by this Agreement as reasonably requested by the other Party.

6.19 Board Member Appointment. Effective as of the Effective Time, the Parent Board and the Citizens Board shall take all action necessary to appoint one individual serving as a director of Community on the date of this Agreement and set forth on Section 6.19 of the Community Disclosure Schedule, until his successor has been duly elected or appointed and qualified or until his earlier death, resignation or removal, in each case, in accordance with the Parent Articles and Parent Bylaws and the Citizens Articles and the Citizens Bylaws, as applicable. Subject to the fiduciary duties of the Parent Board, Parent shall include such individual on the list of nominees for directors presented by the Parent Board and for which the Parent Board shall solicit proxies at the first annual meeting of Parent following the Effective Time.

6.20 Section 16 Matters. The Parent Board shall, prior to the Effective Time, take all such actions as may be necessary or appropriate pursuant to Rule 16b-3(d) under the Exchange Act to exempt the conversion of shares of Community Common Stock into shares of Parent Common Stock pursuant to the terms of this Agreement by officers and directors of Community who may become and officer or director of Parent subject to the reporting requirements of Section 16(a) of the Exchange Act. In further of the foregoing, prior to the Effective Time, (i) the Parent Board shall adopt resolutions that specify (A) the name of each individual whose acquisition of shares of Parent Common Stock is to be exempted, (B) the number of shares of Parent Common Stock to be acquired by each such individual and (C) that the approval is granted for purposes of exempting the acquisition from Section 16(b) of the Exchange Act under Rule 16b-3(d) of the Exchange Act. Parent shall provide to Community and its counsel for its review (x) copies of such resolutions to be adopted by Parent Board prior to such adoption and (y) copies of such resolutions as adopted, and Community shall provide Parent with such information as shall be reasonably necessary for Parent’s Board to set forth the information required in the resolutions of Parent Board.

6.21 Shareholder Litigation and Protests. Parent and Community shall each promptly notify the other Party in writing of any threatened or commenced litigation, or of any claim, controversy or contingent liability or any community-based protests that might reasonably be expected to be asserted or become the subject of litigation or regulatory review or filings with any Governmental Authority, against the notifying Party or affecting any of its properties, Subsidiaries or Affiliates and each of Parent and Community shall promptly notify the other Party of any legal action, suit or proceeding or judicial, administrative or governmental investigation, pending or, to the Knowledge of the notifying Party, threatened against the notifying Party (or any of its Subsidiaries) that questions or might question the validity of this Agreement or the transactions contemplated hereby, or any actions taken or to be taken by the notifying Party pursuant hereto or seeks to enjoin, materially delay or otherwise restrain the consummation of the transactions contemplated hereby or thereby. Each of Parent and Community shall give the other Party the opportunity to participate in the defense or settlement of any shareholder litigation against such Party or its directors or officers relating to the Merger or the other transactions contemplated by this Agreement. Neither Parent or Community, or any of their Subsidiaries, may enter into any settlement agreement in respect of any shareholder litigation against such Party or its directors or officers relating to the Merger or the other transactions contemplated by this Agreement without such other Party’s prior written consent (such consent not to be unreasonably withheld or delayed). For purposes of this Section 6.21, “participate” means that the non-litigating Party will be kept apprised of the proposed strategy and other significant decisions with respect to the litigation by the litigating Party (to the extent the attorney-client privilege, work product or other similar privilege between the litigating party and its counsel is not undermined or otherwise affected and to the extent permitted by law), and the non-litigating Party may offer comments or suggestions with respect to the litigation but will not be afforded any decision-making power or other authority over the litigation except for the settlement consent set forth above

ARTICLE 7

CONDITIONS TO CONSUMMATION OF THE MERGER

7.01 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligation of each Party to effect the Merger is subject to the satisfaction or written waiver at or prior to the Effective Time of each of the following conditions:

(a) Shareholder Approvals. Community shall have obtained the Community Shareholder Approval, and Parent shall have obtained the Parent Shareholder Approval.

(b) Regulatory Approvals. (i) All consents, registrations, approvals, permits and authorizations required to be obtained prior to the Effective Time by Community or Parent or any of their respective Subsidiaries from the Federal Reserve Board, the FDIC and the CDBO which are necessary to consummate the Merger and (ii) any other consents, registrations, approvals, permits and authorizations from any Governmental Authority the failure of which to be obtained is reasonably likely to have, individually or in the aggregate, a Parent Material Adverse Effect or a Community Material Adverse Effect shall have been made or obtained (as the case may be) and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired, and none of such consents, registrations, approvals, permits and authorizations shall contain any Materially Burdensome Regulatory Condition.

(c) Registration Statement. The Registration Statement shall have become effective under the Securities Act. No stop order suspending the effectiveness of the Registration Statement shall have been issued, and no proceedings for that purpose shall have been initiated or be threatened, by the SEC.

(d) NASDAQ Listing. The shares of Parent Common Stock to be issued in the Merger pursuant to this Agreement shall have been approved for listing on the NASDAQ.

(e) No Injunction. No Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) that is in effect and restrains, enjoins or otherwise prohibits consummation of the Merger or the other transactions contemplated by this Agreement.

(f) Minimum Parent Common Stock Consideration. The aggregate value of Parent Common Stock as of the Closing Date to be delivered to the holders of Shares must represent at least forty-two percent (42%) of the aggregate cash (including cash to be delivered to holders of Dissenting Shares) plus the value of aggregate Parent Common Stock delivered to the holders of Shares, in each case using the closing price of Parent Common Stock on the NASDAQ for the last trading day immediately prior to the Closing Date. Solely for purposes of this Section 7.01(f), holders of Dissenting Shares shall be deemed to receive an amount in cash for each Dissenting Share equal to the Cash Consideration plus the cash value of the Stock Consideration, with the cash value of the Stock Consideration determined solely for purposes of this Section 7.01(f), by multiplying (i) the Exchange Ratio by (ii) the closing price of Parent Common Stock on the NASDAQ for the last trading day immediately prior to the Closing Date. (it being understood that the actual amount that would be payable to any holders of Dissenting Shares following completion of an appraisal proceeding would be determined pursuant to such appraisal proceeding in accordance with the applicable provisions of the CGCL).

7.02 Conditions to Obligation of Community. The obligation of Community to consummate the Merger is also subject to the fulfillment or written waiver prior to the Effective Time of each of the following additional conditions:

(a) Representations and Warranties.

(i) The representations and warranties of Parent and Citizens set forth in Section 5.01(a) (Corporate Organization), the second sentence of Section 5.02 (Capitalization), Section 5.03 (Authority; No Violation), Section 5.07 (Broker’s Fees) and Section 5.12 (Takeover Laws), shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (unless any such representation or warranty is made only as of a specific date, in which event such representation and warranty shall be so true and correct as of such specified date); and

(ii) The representations and warranties of Parent and Citizens set forth in Section 5.08 (No Parent Material Adverse Effect) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date; and

(iii) The representations and warranties of Parent and Citizens set forth in this Agreement (other than the representations and warranties that are the subject of clause (i) and (ii) of this Section 7.02(a)) shall be true and correct in all respects (without giving effect to any “materiality,” “Parent Material Adverse Effect” or similar qualifiers contained in any such representations and warranties) as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (unless any such representation or warranty is made only as of a specific date, in which event such representation and warranty shall be so true and correct as of such specified date), except, in the case of this clause (iii), where the failure of any such representations and warranties to be so true and correct, in the aggregate, has not had, and would not reasonably be expected to have, a Parent Material Adverse Effect.

(b) Performance of Obligations of Parent. Each of Parent and Citizens shall have performed in all material respects all covenants and obligations required to be performed by it under this Agreement at or prior to the Effective Time.

(c) Officer’s Certificate. Community shall have received at the Closing a certificate dated the Closing Date and validly executed on behalf of Community by the Chief Executive Officer or the Chief Financial Officer of Parent and Citizens certifying that the conditions specified in Sections 7.02(a) and 7.02(b).

(d) No Material Adverse Effect. Since the date hereof, no event shall have occurred or circumstance arisen that, individually or taken together with all other facts, circumstances or events, has had or is reasonably likely to have a Parent Material Adverse Effect.

(e) Tax Opinion. Community shall have received the opinion of Manatt, Phelps & Phillips, LLP, counsel to Community, dated the Closing Date, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, the Merger will qualify for U.S. federal income tax purposes as a “reorganization” within the meaning of Section 368(a) of the Code. In rendering its opinion, Manatt, Phelps & Phillips, LLP may require and rely upon reasonable and customary representations contained in letters from each of Community, Citizens and Parent.

(f) Board Member Appointment. The Parent Board and the Citizens Board shall have taken all action necessary to appoint one director as set forth on Section 6.19 of the Community Disclosure Schedule as directors of Parent and Citizens, effective as of the Effective Time.

(g) Voting Agreement. Community shall have received, as of the date of this Agreement, a Voting Agreement in the form of Exhibit A-2 from the Vice Chairman of the Parent Board.

7.03 Conditions to Obligation of Parent and Citizens. The obligation of Parent and Citizens to consummate the Merger is also subject to the fulfillment or written waiver prior to the Effective Time of each of the following conditions:

(a) Representations and Warranties.

(i) The representations and warranties of Community set forth in Sections 4.01(a) (Corporate Organization), the first paragraph of Section 4.03 (Authority; No Violation), 4.07 (Broker’s Fees), 4.13 (Opinion) and 4.10 (State Takeover Laws), shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (unless any such representation or warranty is made only as of a specific date, in which event such representation and warranty shall be so true and correct as of such specified date);

(ii) The representations and warranties of Community set forth in the second and third sentence of Section 4.02(a) (Capitalization) and the first sentence of Section 4.02(b) (Capitalization), shall be (except to a de minimis extent) true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (unless any such representation or warranty is made only as of a specific date, in which event such representation and warranty shall be so true and correct as of such specified date); and

(iii) The representations and warranties of Community set forth in Section 4.08(d) (No Community Material Adverse Effect) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date; and

(iv) The representations and warranties of Community set forth in this Agreement (other than the representations and warranties that are the subject of clauses (i), (ii) and (iii) of this Section 7.03(a)) shall be true and correct in all respects (without giving effect to any “materiality,” “Community Material Adverse Effect” or similar qualifiers contained in any such representations and warranties) as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (unless any such representation or warranty is made only as of a specific date, in which event such representation and warranty shall be so true and correct as of such specified date), except, in the case of this clause (iii), where the failure of any such representations and warranties to be so true and correct, in the aggregate, has not had, and would not reasonably be expected to have, a Community Material Adverse Effect.

(b) Performance of Obligations of Community. Community shall have performed in all material respects all covenants and obligations required to be performed by it under this Agreement at or prior to the Effective Time.

(c) Officer’s Certificate. Parent shall have received at the Closing a certificate dated the Closing Date and validly executed on behalf of Community by the Chief Executive Officer or the Chief Financial Officer of Community certifying that the conditions specified in Sections 7.03(a) and 7.03(b).

(d) Minimum Financial Measures. Parent shall have received satisfactory evidence that each of the following minimum financial threshold amounts has been met as of the Measurement Date:

(i) Adjusted Tier 1 Capital shall be equal to or greater than $355.0 million; and

(ii) Total Non-Maturity Deposits shall be equal to or greater than $2.1 billion.

(e) Expense Report. At least five (5) Business Days prior to the Closing Date, all attorneys, accountants, investment bankers and other advisors and agents for Community shall have submitted to Community estimates of their fees and expenses for all services rendered in any respect in connection with the transactions contemplated hereby and their reasonable estimates of the amounts of their fees and expenses they expect to incur up to and including the Closing Date. Community shall have prepared and submitted to Parent no later than five (5) Business Days prior to the Closing Date a final calculation of all Transaction Costs, certified by Community’s Chief Financial Officer. Prior to the Closing Date (A) all advisors to Community shall have submitted their final bills for such fees and expenses to Community for services rendered, and based on such summary, Community shall have prepared and submitted a final calculation of such fees and expenses, and (B) Community shall have accrued and paid (immediately prior to the Effective Time) the amount of such fees and expenses as calculated above, and (C) Community shall have used its commercially reasonable efforts to request from such advisors a release of Community, Parent and the Surviving Corporation from liability, or shall have advised them in writing that, upon payment in full of such amounts, they shall have no liability for any fees or expenses to such advisors incurred for services rendered prior to the Closing Date.

(f) No Material Adverse Effect. Since the date hereof, no event shall have occurred or circumstance arisen that, individually or taken together with all other facts, circumstances or events, has had or is reasonably likely to have a Community Material Adverse Effect.

(g) Dissenting Shareholders. Holders of not more than ten percent (10%) of the outstanding shares of Community Common Stock shall have duly exercised their dissenters’ rights under Chapter 13 of the CGCL.

(h) Tax Opinion. Parent shall have received the opinion of Morrison & Foerster LLP, counsel to Parent, dated the Closing Date, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, the Merger will qualify for U.S. federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code. In rendering its opinion, Morrison & Foerster LLP may require and rely upon reasonable and customary representations contained in letters from each of Community, Citizens and Parent.

(i) Directors’ Resignations. Parent shall have received the written resignation of each director of Community and each of its Subsidiaries (in such director’s capacity as a director) effective as of the Effective Time.

(j) Agreements of Directors and Certain Officers and Employees. Parent shall have received, as of the date of this Agreement:

(i) a Voting Agreement in the form of Exhibit A-1 executed and delivered by each member of the Community Board and each of the officers of Community identified on Section 7.03(j)(i) of the Parent Disclosure Schedule;

(ii) a Non-Competition, Non-Solicitation and Non-Disclosure Agreement in substantially the form of Exhibit B-1 executed and delivered by each director of the Community Board (other than the independent directors of the Community Board identified on Section 7.03(j)(iii) of the Parent Disclosure Schedule);

(iii) a Non-Competition, Non-Solicitation and Non-Disclosure Agreement in substantially the form of Exhibit B-2 executed and delivered by each of the independent directors of the Community Board identified on Section 7.03(j)(iii) of the Parent Disclosure Schedule;

(iv) a Non-Competition, Non-Solicitation and Non-Disclosure Agreement in substantially the form of Exhibit B-3 executed and delivered by the executive officer of Community identified on Section 7.03(j)(iv) of the Parent Disclosure Schedule;

(v) a Non-Competition, Non-Solicitation and Non-Disclosure Agreement in substantially the form of Exhibit B-4 executed and delivered by the executive officer of Community identified on Section 7.03(j)(v) of the Parent Disclosure Schedule; and

(vi) a Non-Solicitation and Non-Disclosure Agreement in substantially the form of Exhibit B-5 executed and delivered by each of the executive officers of Community identified on Section 7.03(j)(vi) of the Parent Disclosure Schedule;

(k) FIRPTA Certificate. Community shall have delivered to Parent a properly executed statement from Community meeting the requirements of Treasury Regulations Sections 1.1445-2(c)(3) and 1.897-2(h)(1), dated as of the Closing Date.

ARTICLE 8

TERMINATION

8.01 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of the matters presented in connection with the Merger by the shareholders of Community or Parent:

(a) by mutual consent of Parent, Citizens and Community at any time in a written instruction authorized by the Community Board, Parent Board and Citizens Board;

(b) by action of the Community Board or Parent Board, in the event that the Merger is not consummated by October 31, 2018 (the “Outside Date”); provided that the Outside Date may be extended to December 31, 2018 by either Parent or Community by written notice to the other party if the Closing shall not have occurred by such date, and on such date the conditions set forth in Section 7.01(b) have not been satisfied or waived and each of the other conditions to consummation of the Merger set forth in Article 7 has been satisfied, waived or remains capable of being satisfied, except to the extent that the failure of the Merger then to be consummated arises out of or results from the knowing action or inaction of the Party seeking to terminate pursuant to this Section 8.01(b) which action or inaction is in violation of its obligations under this Agreement;

(c) by action of the Community Board or Parent Board if the approval of any Governmental Authority required for consummation of the Merger or the other transactions contemplated by this Agreement shall have been denied by final and nonappealable action of such Governmental Authority, or an application thereof shall have been permanently withdrawn by mutual agreement of Parent and Community at the request or suggestion of a Governmental Authority; provided, however, that no party shall have the right to terminate this Agreement pursuant to this Section 8.01(c) if such denial shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants of such party under this Agreement;

(d) by action of the Community Board or Parent Board if the Community Shareholder Approval or Parent Shareholder Approval is not obtained at the duly convened Community Shareholder Meeting or Parent Shareholder Meeting, respectively;

(e) by action of the Community Board or Parent Board, if there shall have been a breach by the other Party of any of the covenants or agreements or any of the representations or warranties set forth in this Agreement on the part of such other Party, which breach, either individually or in the aggregate, would result in, if occurring or continuing on the Closing Date, the failure of the condition set forth in Sections 7.01, 7.02, or 7.03, as the case may be, and which breach has not been cured within thirty (30) days following written notice thereof (or such shorter period as remaining prior to the Outside Date) to the breaching Party or, by its nature, cannot be reasonably cured within such time period; provided further that the terminating Party is not then in material breach of any representation warranty, covenant or agreement which would result in, if occurring or continuing on the Closing Date, the failure of the conditions set forth in Sections 7.01, 7.02 or 7.03;

(f) at any time prior to the Community Shareholder Approval, by action of the Parent Board, in the event (i) Community shall have breached in any material respect Section 6.09; (ii) the Community Board shall have effected a Community Change in Recommendation; (iii) at any time after the end of ten (10) Business Days following receipt of an Acquisition Proposal, the Community Board shall have failed to reaffirm its Community Board Recommendation as promptly as practicable (but in any event within five (5) Business Days) after receipt of any written request to do so by Parent; or (iv) a tender offer or exchange offer for outstanding shares of Community Common Stock shall have been publicly disclosed (other than by Parent or an Affiliate of Parent) and the Community Board recommends that its shareholders tender their shares in such tender or exchange offer or, within ten (10) Business Days after the commencement of such tender or exchange offer, the Community Board fails to recommend against acceptance of such offer;

(g) by action of the Community Board, prior to such time that the Community Shareholder Approval has been obtained, in order to enter into a definitive agreement providing for a Superior Proposal; provided that (i) such Superior Proposal shall not have resulted from any breach of Section 6.09, (ii) the Community Board, after satisfying all of the requirements set forth in Section 6.09, shall have authorized Community to enter into a binding written definitive acquisition agreement providing for the consummation of a transaction constituting a Superior Proposal; and (iii) such termination shall not be effective until Community has paid the Termination Fee required by Section 8.03(b) to Parent;

(h) by action of either the Parent Board or the Community Board, by written notice to other Party on the Business Day immediately following the Determination Date, effective as of the date that is five (5) Business Days following the date of such written notice, in the event that:

(i) The Parent Average Closing Price is less than $20.13 per share (with a proportionate adjustment in the event that outstanding shares of Parent Common Stock shall be changed into a different number of shares by reason of any stock dividend, reclassification, recapitalization, split-up, combination, exchange of shares or similar transaction between the date of this Agreement and the Determination Date); and

(ii) The number obtained by dividing the Parent Average Closing Price by the Initial Parent Stock Price is less than the number obtained by subtracting (A) the Index Ratio minus (B) 0.15.

If Community elects to terminate pursuant to this Section 8.01(h) and provides such written notice to Parent, then within two (2) Business Days following Parent’s receipt of such notice, Parent may elect by written notice to Community to reinstate the Merger and the other transactions contemplated by this Agreement and (A) adjust the Exchange Ratio to equal a number equal to the lesser of (I) a quotient (rounded to the nearest one-thousandth), the numerator of which is $190.40 and the denominator of which is the Parent Average Closing Price and (II) a quotient (rounded to the nearest one-thousandth), the numerator of which is $190.40 and the denominator of which is the Parent Average Closing Price, multiplied by the Index Ratio, or (B) in the alternative, not adjust the Exchange Ratio, and, in lieu thereof, add an amount in cash to the Cash Consideration such that each holder of Community Common Stock would be entitled to receive, in respect of each share of Community Common Stock, the equivalent value, based on the Parent Average Closing Price, for each such share of Community Common Stock as such holder would have received had the Exchange Ratio been adjusted in accordance with clause (A). If Parent makes such election to reinstate the Merger and the other transactions contemplated by this Agreement, no termination will occur pursuant to this Section 8.01(h) and this Agreement will remain in effect according to its terms (except as the Merger Consideration has been adjusted).

For purposes of this Agreement, the following terms have the meanings indicated below:

“Determination Date” means the fifth (5th) Business Day immediately prior to the Closing Date.

“Final Index Price” means the 20-day average closing price of the KBW Regional Banking Index as quoted on Bloomberg (KRX:IND) as of the Determination Date.

“Index Ratio” means the Final Index Price divided by the Initial Index Price.

“Initial Index Price” means 115.81.

“Initial Parent Stock Price” means $23.68 per share.

“Parent Average Closing Price” means the 20-day volume weighted average closing price of a share of Parent Common Stock as quoted on NASDAQ as of the Determination Date.

If Parent or any company belonging to the KBW Regional Banking Index declares or effects a stock dividend, split-up, combination, exchange of shares or similar transaction between the date of this Agreement and the Determination Date, the prices for the common stock of such company will be appropriately adjusted for the purposes of applying this Section 8.01(h).

8.02 Effect of Termination. In the event of termination of this Agreement and the abandonment of the Merger pursuant to this Article 8, this Agreement shall become void and of no effect with no liability or further obligation of any kind on the part of any Party (or of any of its directors, officers, employees, agents, legal and financial advisors or other representatives), except (i) that Sections 6.04(c), 8.02, 8.03, and 9.04 through 9.11 shall survive any termination of this Agreement and (ii) that no such termination shall relieve any Party of any liability or damages resulting from any willful and intentional breach of this Agreement.

8.03 Fees and Expenses.

(a) All fees and expenses incurred in connection with the Merger, this Agreement, and the transactions contemplated by this Agreement (including costs and expenses of printing and mailing the Prospectus/Joint Proxy Statement) shall be paid by the Party incurring such fees or expenses, whether or not the Merger is consummated, except as otherwise provided in Section 8.03(b).

(b) Community shall pay a termination fee of $35,132,000 (the “Termination Fee”) to Parent payable by wire transfer of immediately available funds to an account specified by Parent in the event of any of the following:

(i) If Parent shall terminate this Agreement pursuant to Section 8.01(f), Community shall pay the Termination Fee on the Business Day following such termination.

(ii) (A) If either Party shall terminate this Agreement pursuant to Section 8.01(b) or Section 8.01(d) in the event that the Community Shareholder Approval shall not have been obtained, or if Parent shall terminate this Agreement pursuant to Section 8.01(e) or if Community shall terminate this Agreement pursuant to Section 8.01(g); (B) at any time after the date of this Agreement and at or before the date of the Community Shareholder Meeting (or the date of termination, if applicable) an Acquisition Proposal (or an intention (whether or not conditional) to make an Acquisition Proposal), whether or not relating to an Acquisition Proposal received prior to the date hereof, shall have been made or renewed to Community or the Community Board or its shareholders and publicly announced or otherwise become publicly known, and (C) if within eighteen (18) months after the date of such termination of this Agreement, Community or any of its Subsidiaries executes any definitive agreement with respect to, or consummates, such Acquisition Proposal (substituting for purposes of this clause (C) “50%” for “15%” in the definition thereof), then Community shall pay Citizens the Termination Fee upon the first to occur of the date of execution of such definitive agreement or the date of the consummation of the transaction contemplated by such Acquisition Proposal.

(c) Community acknowledges that the agreements contained in Section 8.03(b) above are an integral part of the transactions contemplated by this Agreement, and that without such agreements Parent would not have entered into this Agreement, and that such amounts do not constitute a penalty. If Community fails to pay Parent any amounts due under Section 8.03(b) above within the time period specified therein, Community shall pay all costs and expenses (including attorneys’ fees) incurred by Parent from the date such amounts were required to be paid in connection with any action, including the filing of any lawsuit, taken to collect payment of such amounts, together with interest on the amount of any such unpaid amounts at the publicly announced prime rate of interest printed in The Wall Street Journal on the date such payment was required to be made.

(d) The Parties acknowledge and hereby agree that in no event shall Community be required to pay the Termination Fee on more than one occasion, whether or not such termination fee may be payable under more than one provision of this Agreement at the same or at different times and the occurrence of different events.

(e) Notwithstanding anything to the contrary set forth in this Agreement, in any circumstance in which Parent receives payment of the Termination Fee in accordance with Section 8.03, the receipt of the Termination Fee in such circumstance shall constitute the sole and exclusive remedy of Parent and Citizens against Community or any of its former, current or future shareholders, members, managers, directors, officers, employees, agents, affiliates or assignees for any and all losses and damages suffered or incurred as a result of the failure of the transactions contemplated by this Agreement to be consummated or for a breach or failure to perform hereunder (whether willfully, intentionally, unintentionally or otherwise) or otherwise arising out of, or directly or indirectly relating to, this Agreement, the negotiation, execution or performance hereof or the transactions contemplated hereby.

ARTICLE 9

MISCELLANEOUS

9.01 Survival. None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, and agreements, shall survive the Effective Time other than Sections 6.13 and 6.14 and Article 9 herein. None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants and agreement, shall survive termination of this Agreement prior to the Effective Time other than Sections 6.04(c), 8.02, 8.03 and this Article 9 which shall survive such termination.

9.02 Waiver; Amendment. Prior to the Effective Time, any provision of this Agreement may be (a) waived in whole or in part by the Party benefited by the provision or by both Parties or (b) amended or modified at any time, by an agreement in writing between the Parties hereto executed in the same manner as this Agreement, except that after the Community Shareholder Approval is obtained, this Agreement may not be amended if it would reduce the aggregate value of the consideration to be received by Community shareholders in the Merger without any subsequent approval by such shareholders or be in violation of applicable Law.

9.03 Counterparts. This Agreement may be executed in one or more counterparts (including by facsimile), each of which shall be deemed to constitute an original, but all of which together shall constitute one and the same instrument.

9.04 Governing Law and Venue. This Agreement shall be deemed to be made in and in all respects shall be interpreted, construed and governed by and in accordance with the Laws of the State of California, without regard to the conflict of law principles thereof. The Parties hereby irrevocably submit to the jurisdiction of the courts of the State of California and the federal courts of the United States of America located in the State of

California solely in respect of the interpretation and enforcement of the provisions of this Agreement and the other documents referred to in this Agreement, and in respect of the transactions contemplated hereby and thereby, and hereby waive, and agree to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such documents, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement and any such document may not be enforced in or by such courts, and the Parties hereto irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in such California state or federal court. The Parties hereby consent to and grant any such court jurisdiction over the person of such Parties and over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 9.06 or in such other manner as may be permitted by Law, shall be valid and sufficient service thereof.

9.05 WAIVER OF JURY TRIAL. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY DISPUTE WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION, DIRECTLY OR INDIRECTLY, ARISING OUT OF, OR RELATING TO, THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.05. WITHOUT INTENDING IN ANY WAY TO LIMIT THE AGREEMENTS OF THE PARTIES SET FORTH IN SECTION 9.04 AND THIS SECTION 9.05, IF ANY SUIT, ACTION OR OTHER PROCEEDING ARISING OUT OF THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY IS FILED IN A COURT OF THE STATE OF CALIFORNIA BY OR AGAINST ANY PARTY, THE COURT SHALL, AND IS HEREBY DIRECTED TO, MAKE A GENERAL REFERENCE PURSUANT TO CALIFORNIA CODE OF CIVIL PROCEDURE SECTION 638 TO A REFEREE (WHO SHALL BE A SINGLE ACTIVE OR RETIRED JUDGE) TO HEAR AND DETERMINE ALL OF THE ISSUES IN SUCH ACTION OR PROCEEDING (WHETHER OF FACT OR OF LAW) AND TO REPORT A STATEMENT OF DECISION; PROVIDED THAT AT THE OPTION OF ANY PARTY TO SUCH PROCEEDING, ANY SUCH ISSUES PERTAINING TO A “PROVISIONAL REMEDY” AS DEFINED IN CALIFORNIA CODE OF CIVIL PROCEDURE SECTION 1281.8 SHALL BE HEARD AND DETERMINED BY THE COURT.

9.06 Notices. All notices, requests, instructions and other communications to be given hereunder by any Party to the other shall be in writing and shall be deemed given if personally delivered, telecopied (with confirmation), mailed by registered or certified mail, postage prepaid (return receipt requested) or emailed (with confirmation) to such Party at its address set forth below or such other address as such Party may specify by notice to the other Party; provided, that if given by email, such notice, request, instructions and other communication shall be confirmed within one Business Day by dispatch pursuant to one of the other methods described herein.

If to Community to:

Community Bank

460 Sierra Madre Villa Avenue

Pasadena, California 91107

Attention: David R. Misch

Facsimile: (626) 568-2299

Email: dmisch@cbank.com

With a copy to:

Manatt, Phelps & Phillips, LLP

One Embarcadero Center, 30th Floor

San Francisco, California 94111

Attention: Craig D. Miller, Esq.

Facsimile: (415) 291-7474

Email: cmiller@manatt.com

If to Parent or Citizens to:

CVB Financial Corp.

701 North Haven Avenue

Ontario, California 91764

Attention: E. Allen Nicholson

Facsimile: (909) 481-2130

Email: anicholson@cbbank.com

With a copy to:

Morrison & Foerster LLP

707 Wilshire Blvd.

Los Angeles, California 90017

Attention: Ben Chung, Esq.

Facsimile: (213) 892-5454

Email: bchung@mofo.com

9.07 Entire Understanding; No Third Party Beneficiaries. This Agreement (including the Community Disclosure Schedule and Parent Disclosure Schedule attached hereto and incorporated herein), the Voting Agreements and the Confidentiality Agreement constitute the entire agreement of the Parties hereto and thereto with reference to the transactions contemplated hereby and thereby and supersede all other prior agreements, understandings, representations and warranties, both written and oral, between the Parties or their officers, directors, agents, employees or representatives, with respect to the subject matter hereof. Except for Section 6.13, nothing in this Agreement, expressed or implied, is intended to confer upon any Person, other than the Parties hereto or their respective successors, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

9.08 Effect. No provision of this Agreement shall be construed to require Community or Parent or any Affiliates or directors of any of them to take any action or omit to take any action which action or omission would violate any applicable Law (whether statutory or common Law), rule or regulation.

9.09 Severability. Except to the extent that application of this Section 9.09 would have a Community Material Adverse Effect or a Parent Material Adverse Effect or would prevent, materially delay or materially impair the ability of Community or Parent to consummate the transactions contemplated by this Agreement, any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

9.10 Enforcement of the Agreement. The Parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with its specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

9.11 Assignment. Neither this Agreement nor any of the rights, interests or obligations of the Parties hereunder shall be assigned by either of the Parties (whether by operation of law or otherwise) without the prior written consent of the other Party, and any attempt to make any such assignment without such consent shall be null and void. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and permitted assigns.

[Remainder of this page intentionally left blank]

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed in counterparts by their duly authorized officers, all as of the day and year first above written.

CVB FINANCIAL CORP.

By:
Name: Christopher D. Myers
Title: President and Chief Executive Officer

CITIZENS BUSINESS BANK

By:
Name: Christopher D. Myers
Title: President and Chief Executive Officer

COMMUNITY BANK

By:
Name: David R. Misch
Title: Chief Executive Officer

[SIGNATURE PAGE TO AGREEMENT AND PLAN OF REORGANIZATION AND MERGER]

Exhibit A-1

Form of Voting and Support Agreement

EXHIBIT A-1

VOTING AND SUPPORT AGREEMENT

(WITH REVOCABLE PROXY)

This VOTING AND SUPPORT AGREEMENT (WITH REVOCABLE PROXY) (this “Agreement”) is made and entered into as of February 26, 2018 by and among CVB Financial Corp., a California corporation (“Parent”), the shareholder of Community Bank, a California state-chartered bank (“Community”), that is a signatory to this Agreement (the “Shareholder”), and solely for purposes of Sections 7 and 11, Community.

Recitals

A. Parent, Citizens Business Bank, a California state-chartered bank and wholly-owned subsidiary of Parent (“Citizens”) and Community are concurrently entering into an Agreement and Plan of Reorganization and Merger (and as it may be amended, the “Merger Agreement”), dated as of the date of this Agreement, pursuant to which Community will merge (the “Merger”) with and into Citizens, whereupon each issued and outstanding share of Community’s common stock (“Community Common Stock”) will be converted into the right to receive the consideration set forth in the Merger Agreement.

B. As a condition to their willingness to enter into the Merger Agreement, Parent and Citizens have required that each director and certain executive officers of Community, solely in his or her capacity as a shareholder and beneficial owner or record holder of Community Common Stock, enter into, and each has agreed to enter into, this Agreement.

NOW, THEREFORE, in consideration of the foregoing, for good and valuable consideration, the parties hereby agree as follows:

1. Representations and Warranties of the Shareholder. The Shareholder hereby represents and warrants to Parent as follows:

(a) Authority; No Violation. The Shareholder has all necessary power and authority to enter into and perform all of the Shareholder’s obligations hereunder. This Agreement has been duly and validly executed and delivered by the Shareholder (and the Shareholder’s spouse, if the Shares (as defined below) constitute community property) and constitutes a valid and binding agreement of the Shareholder and such spouse, enforceable against the Shareholder and the Shareholder’s spouse in accordance with its terms, except to the extent enforceability may be limited by applicable bankruptcy, insolvency, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and subject to the general principles of equity. The execution, delivery and performance of this Agreement by the Shareholder will not violate any other agreement to which the Shareholder is a party, including any voting agreement, shareholders’ agreement, trust agreement or voting trust.

(b) Ownership of Shares. As used in this Agreement, “Shares” means the shares of Community Common Stock which the Shareholder owns of record or beneficially and has the power to vote (for the avoidance of doubt, excluding any shares underlying unvested Community RSUs), including the shares of Community Common Stock owned of record or beneficially, with power to vote, as of the date of this Agreement, which are listed on Schedule I hereto (the “Existing Shares”) and the shares of Community Common Stock acquired by the Shareholder, with power to vote, after the date of this Agreement, including any shares acquired upon the vesting of Community RSUs held by Shareholder. The Existing Shares are owned by the Shareholder, subject to applicable community property laws, free and clear of all encumbrances, voting arrangements and commitments of every kind, except as would not restrict the performance of the Shareholder’s obligations under this Agreement. The Shareholder represents and warrants that the Shareholder has sole or shared power to vote all Existing Shares.

2. Voting Agreement and Agreement Not to Transfer.

(a) From the date of this Agreement until the Termination Date (as defined in Section 9 below) (the “Support Period”), the Shareholder hereby agrees that, at any meeting of Community’s shareholders (and at any adjournment or postponement thereof), however called, and in any action taken by written consent of Community’s shareholders in lieu of a meeting, unless Parent otherwise exercises the Proxy (as defined below), the Shareholder will vote or cause to be voted all Shares held by the Shareholder as of the applicable voting record date:

(i) in favor of the approval of the principal terms of the Merger Agreement, the Merger, the other transactions contemplated by the Merger Agreement and any other matter that is required to be approved by Community’s shareholders to facilitate the Merger;

(ii) against any action or agreement that to the knowledge of the Shareholder would result in a breach in any material respect of any covenant, representation or warranty or any other obligation or agreement of Community under this Agreement or the Merger Agreement; and

(iii) Except as otherwise contemplated or permitted by the Merger Agreement or otherwise consented to by Parent, against the following actions (other than the Merger and the transactions contemplated by the Merger Agreement): (A) any extraordinary corporate transactions, such as a merger, consolidation or other business combination involving Community; (B) any sale, lease or transfer of a material amount of the assets of Community; and (C) any other matter, to the extent that such matter requires a Community shareholder vote, that to the knowledge of the Shareholder could be reasonably expected to materially impede, interfere with, delay, postpone, discourage or adversely affect consummation of the Merger and the other transactions contemplated by the Merger Agreement.

During the Support Period, the Shareholder shall not enter into any agreement or understanding with any Person or entity to vote or give instructions after the Termination Date in any manner inconsistent with clauses (i), (ii), or (iii) of the preceding sentence.

(b) The Shareholder hereby irrevocably and unconditionally waives, and agrees not to exercise or perfect, any rights of appraisal, any dissenters’ rights and any similar rights relating to the Merger that the Shareholder may directly or indirectly have by virtue of the ownership of any Shares if the Effective Time occurs.

(c) Except as otherwise contemplated or permitted by the Merger Agreement or otherwise consented to by Parent, during the Support Period, the Shareholder will not, directly or indirectly (i) sell, give, transfer, exchange, pledge, assign, hypothecate, encumber, tender or otherwise dispose of or encumber or make any offer or agreement relating to any of the foregoing with respect to the Shares (collectively, a “Transfer”), (ii) enforce or permit execution of the provisions of any redemption, share purchase or sale, recapitalization or other agreement with Community or any other Person or enter into any contract, option or other agreement, arrangement or understanding with respect to the Transfer of, directly or indirectly, any of the Shares or any securities convertible into or exercisable for Shares, any other capital stock of Community or any interest in any of the foregoing with any Person, (iii) except as set forth herein, deposit any Shares into a voting trust or enter into a voting agreement or arrangement with respect to such Shares or grant any proxy or power of attorney with respect thereto, (iv) enter into any swap, contract, option or other arrangement or undertaking with respect to the direct or indirect sale, assignment, transfer, exchange or other disposition of or transfer of any interest in or the voting of any Shares, (v) take any action that would make any of the Shareholder’s representations or warranties contained in this Agreement untrue or incorrect in any material respect or have the effect of preventing or disabling the Shareholder from performing the Shareholder’s obligations under this Agreement; provided however, that this Agreement shall not prohibit the Shareholder from (x) disposing of or surrendering to Community shares underlying Community RSUs in connection with the vesting of such Community RSUs for the payment of taxes thereon, if any, or (y) transferring and delivering Shares to any member of Shareholder’s immediate family or to a trust for the benefit of Shareholder or upon the death of Shareholder; provided that such a Transfer shall only be permitted if, as a precondition to such Transfer, the transferee agrees in writing, to be bound by and comply with the provisions of this Agreement. Once Community Shareholder Approval has been obtained, the prohibitions provided for in Section 2(c) shall no longer apply to Shareholder.

3. REVOCABLE PROXY. THE SHAREHOLDER HEREBY REVOKES ANY AND ALL PREVIOUS PROXIES GRANTED WITH RESPECT TO THE SHARES. BY ENTERING INTO THIS AGREEMENT, THE SHAREHOLDER HEREBY GRANTS, OR AGREES TO CAUSE THE APPLICABLE RECORD HOLDER TO GRANT, A REVOCABLE PROXY (THE “PROXY”) APPOINTING PARENT AS THE SHAREHOLDER’S ATTORNEY-IN-FACT AND PROXY, WITH FULL POWER OF SUBSTITUTION, FOR AND IN THE SHAREHOLDER’S NAME, TO VOTE OR OTHERWISE TO UTILIZE SUCH VOTING POWER AS PARENT OR ITS PROXY OR SUBSTITUTE SHALL, IN PARENT’S SOLE DISCRETION, DEEM PROPER WITH RESPECT TO THE SHARES TO EFFECT ANY ACTION CONTEMPLATED BY SECTION 2(a) ABOVE. THE PROXY GRANTED BY THE SHAREHOLDER PURSUANT TO THIS SECTION 3 IS GRANTED IN CONSIDERATION OF PARENT ENTERING INTO THIS AGREEMENT AND THE MERGER AGREEMENT AND INCURRING CERTAIN RELATED FEES AND EXPENSES, PROVIDED, HOWEVER, THAT THE PROXY GRANTED BY THE SHAREHOLDER SHALL BE AUTOMATICALLY REVOKED UPON TERMINATION OF THIS AGREEMENT IN ACCORDANCE WITH ITS TERMS.

4. No Solicitation. Except as otherwise contemplated or permitted by the Merger Agreement, and subject to Section 6 hereof, during the Support Period, Shareholder shall not, and shall not permit any attorney or other representative retained by Shareholder to, directly or indirectly, (a) take any of the actions prohibited by [Section 6.09(a)] of the Merger Agreement that Community has agreed not to take, or (b) participate in, directly or indirectly, a “solicitation” of “proxies” (as such terms are used in the rules of the SEC) or powers of attorney or similar rights to vote, or seek to advise or influence any Person with respect to the voting of, any shares of Community Common Stock in connection with any matter described in Section 2(a) of this Agreement, other than to recommend that shareholders of Community vote in favor of the adoption and approval of the Merger Agreement and the Merger, or (c) (i) otherwise initiate, solicit, induce or knowingly encourage, or knowingly take any action to facilitate the making of, any inquiry, offer or proposal which constitutes, or could reasonably be expected to lead to, an Acquisition Proposal, or (ii) otherwise participate in any discussions or negotiations regarding any Acquisition Proposal, or furnish, or otherwise afford access, to any Person (other than Parent or Citizens) to any information or data with respect to Community relating to an Acquisition Proposal. Shareholder agrees immediately to cease and cause to be terminated any activities, discussions or negotiations conducted before the date of this Agreement with any Persons other than Parent or Citizens with respect to any possible Acquisition Proposal and will use Shareholder’s commercially reasonable efforts to inform any representative retained by Shareholder of the obligations undertaken by Shareholder pursuant to this Section 4.

5. Notice of Share Acquisitions. Shareholder hereby agrees to notify Parent promptly (and in any event within two (2) Business Days) in writing of the number of any additional shares of Community Common Stock or other securities of Community of which Shareholder acquires beneficial or record ownership on or after the date of this Agreement.

6. Shareholder Capacity. The Shareholder is entering this Agreement in Shareholder’s capacity as the record or beneficial owner of the Shareholder’s Shares, and not in his or her capacity as a director or executive officer, as applicable, of Community or as a trustee of any Community benefit plan. Nothing in this Agreement is intended to or shall be deemed in any manner to limit or affect in any manner the discretion of the Shareholder to take any action, or fail to take any action, in his or her capacity as a director or executive officer, as applicable, of Community or as a trustee of any benefit plan of Community, that Shareholder determines Shareholder should take (or fail to take) in the exercise of Shareholder’s duties and responsibilities as a director or executive officer, as applicable, of Community or as a trustee of any benefit plan of Community.

7. Stop Transfer Order. In furtherance of this Agreement, Shareholder hereby authorizes and instructs Community to enter a stop transfer order with respect to all of Shareholder’s Shares for the Support Period, except for such Transfers as are as otherwise provided for or permitted by this Agreement. Community agrees that it shall comply with such stop transfer instructions.

8. Ownership Rights. Parent acknowledges and agrees that nothing in this Agreement shall be deemed to vest in Parent any direct or indirect ownership or incidence of ownership of or with respect to any Shares. All rights, ownership and economic benefits of and relating to the Shares shall remain vested in and belong to the Shareholder, and Parent shall have no authority to exercise any power or authority to direct the Shareholder in the voting of any of the Shares, except as otherwise expressly provided herein.

9. Termination. This Agreement and the obligations of the parties hereunder shall terminate upon the first to occur of (a) the Effective Time of the Merger or (b) the termination of the Merger Agreement in accordance with its terms (the “Termination Date”); provided, however, that this Section 9 and Section 11 hereof shall survive any such termination.

10. Specific Performance. Shareholder acknowledges and agrees that irreparable injury will result to Parent in the event of a breach of any of the provisions of this Agreement and that Parent may have no adequate remedy at law with respect thereto. Accordingly, in the event of a material breach of this Agreement, and in addition to any other legal or equitable remedy Parent may have, Shareholder agrees that the entry of a preliminary injunction and a permanent injunction (including, without limitation, specific performance) by a court of competent jurisdiction, to restrain the violation or breach thereof by Shareholder or any Affiliates, agents, or any other persons acting for or with Shareholder in any capacity whatsoever, is an appropriate remedy for any such breach and that Shareholder will not oppose the granting of such relief on the basis that Parent has an adequate remedy at law. Shareholder further agrees that Shareholder will not seek, and agrees to waive any requirement for, the securing or posting of a bond in connection with Parent’s seeking or obtaining such equitable relief. Such injunctive and other equitable remedies are cumulative and Shareholder submits to the jurisdiction of such court in any such action.

11. Miscellaneous.

(a) Definitional Matters.

(i) All capitalized terms used but not defined in this Agreement shall have the respective meanings set forth in the Merger Agreement.

(ii) The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

(b) Entire Agreement. This Agreement together with the Merger Agreement constitute the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof.

(c) Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and their respective successors, assigns, heirs, executors, administrators and other legal representatives. Nothing in this Agreement, express or implied, is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Agreement.

(d) Certain Events. Shareholder agrees that this Agreement and the obligations hereunder shall attach to the Shares owned by Shareholder and shall be binding upon any Person to which legal ownership of such Shares shall pass, whether by operation of law or otherwise, including, without limitation, the Shareholder’s heirs, executors, guardians, administrators, trustees or successors, except to the extent enforceability may be limited by applicable bankruptcy, insolvency, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and subject to the general principles of equity. Notwithstanding any Transfer of such Shares by a Shareholder, the Shareholder or, as applicable, the Shareholder’s heirs, executors, guardians, administrators, trustees or successors, shall remain liable for the performance of all obligations under this Agreement.

(e) Assignment. This Agreement shall not be assigned without the prior written consent of the other party hereto, and any purported assignment without such consent shall be null and void.

(f) Modifications. This Agreement shall not be amended, altered or modified in any manner whatsoever, except by a written instrument executed by the parties hereto.

(g) Governing Law. This Agreement and the legal relations between the parties hereto shall be governed by and construed in accordance with the laws of the state of California, without regard to the conflict of laws rules thereof. The state or federal courts located within the state of California shall have exclusive jurisdiction over any and all disputes between the parties hereto, whether in law or equity, arising out of or relating to this Agreement and the agreements, instruments and documents contemplated hereby and the parties consent to and agree to submit to the jurisdiction of such courts. Each of the parties hereby waives and agrees not to assert in any such dispute, to the fullest extent permitted by applicable Law, any claim that (i) such party is not personally subject to the jurisdiction of such courts, (ii) such party and such party’s property is immune from any legal process issued by such courts, or (iii) any litigation or other proceeding commenced in such courts is brought in an inconvenient forum.

(h) Reliance on Counsel and Other Advisors. The Shareholder has consulted with such legal, financial, technical or other experts as the Shareholder deems necessary or desirable before entering into this Agreement.

(i) Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, each of which shall remain in full force and effect.

(j) Counterparts and Execution. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement. Signatures sent by facsimile or in “pdf” format by email transmission shall have the same force as manual signed originals.

(k) Notices. Any notices or other communications required or permitted hereunder shall be in writing and shall be deemed duly given upon (i) transmitter’s confirmation of a receipt of a transmission to the email address set forth below, (ii) confirmed delivery by a standard overnight carrier or (iii) the expiration of five (5) business days after the day when mailed by certified or registered mail, postage prepaid, addressed at the following addresses (or at such other address as the parties hereto shall specify by like notice):

If to Parent:

CVB Financial Corp.

701 North Haven Avenue

Ontario, California 91764

Attention: E. Allen Nicholson

Email: anicholson@cbbank.com

with a copy (which shall not constitute notice) to:

Morrison & Foerster LLP

707 Wilshire Blvd.

Los Angeles, California 90017

Attention: Ben Chung, Esq.

Email: bchung@mofo.com

If to Community, to:

Community Bank

460 Sierra Madre Villa Avenue

Pasadena, California 91107

Attention: David R. Misch

Email: dmisch@cbank.com

with a copy (which shall not constitute notice) to:

Manatt, Phelps & Phillips, LLP

One Embarcadero Center, 30th Floor

San Francisco, California 94111

Attention: Craig D. Miller, Esq.

Email: cmiller@manatt.com

If to the Shareholder, to the email or physical address noted on the signature page hereto.

[SIGNATURES APPEAR ON THE IMMEDIATELY FOLLOWING PAGE]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

CVB FINANCIAL CORP.

By:
Name: Christopher D. Myers
Title: President and Chief Executive Officer

COMMUNITY BANK

By:
Name: David R. Misch
Title: Chief Executive Officer

SHAREHOLDER:

Print Name:
[1]
Print Name:
Address for Notices:

[1]	Spousal signature required for and applies to Existing Shares (i) with respect to which Shareholder and his or her spouse have joint or shared voting power or (ii) in which spouse may have a community property interest.

[Signature page to Voting and Support Agreement]

SCHEDULE I: SHAREHOLDER INFORMATION

Information as of February 26, 2018

Beneficial Owner	Number of Existing Shares

Exhibit A-2

Form of Parent Voting and Support Agreement

EXHIBIT A-2

PARENT VOTING AND SUPPORT AGREEMENT

This PARENT VOTING AND SUPPORT AGREEMENT (this “Agreement”) is made and entered into as of February 26, 2018 by and among Community Bank, a California state-chartered bank (“Community”), the shareholder of CVB Financial Corp., a California corporation (“Parent”), that is a signatory to this Agreement (the “Shareholder”), and solely for purposes of Sections 5 and 9, Parent.

Recitals

A. Parent, Citizens Business Bank, a California state-chartered bank and wholly-owned subsidiary of Parent (“Citizens”) and Community are concurrently entering into an Agreement and Plan of Reorganization and Merger (and as it may be amended, the “Merger Agreement”), dated as of the date of this Agreement, pursuant to which Community will merge (the “Merger”) with and into Citizens, whereupon each issued and outstanding share of Community’s common stock (“Community Common Stock”) will be converted into the right to receive the consideration set forth in the Merger Agreement.

B. As a condition to their willingness to enter into the Merger Agreement, Community has required that the Shareholder, solely in the Shareholder’s capacity as a shareholder and beneficial owner or record holder of Parent’s common stock (“Parent Common Stock”), enter into, and the Shareholder has agreed to enter into, this Agreement.

NOW, THEREFORE, in consideration of the foregoing, for good and valuable consideration, the parties hereby agree as follows:

1. Representations and Warranties of the Shareholder. The Shareholder hereby represents and warrants to Community as follows:

(a) Authority; No Violation. The Shareholder has all necessary power and authority to enter into and perform all of the Shareholder’s obligations hereunder. This Agreement has been duly and validly executed and delivered by the Shareholder (and the Shareholder’s spouse, if the Shares (as defined below) constitute community property) and constitutes a valid and binding agreement of the Shareholder and such spouse, enforceable against the Shareholder and the Shareholder’s spouse in accordance with its terms, except to the extent enforceability may be limited by applicable bankruptcy, insolvency, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and subject to the general principles of equity. The execution, delivery and performance of this Agreement by the Shareholder will not violate any other agreement to which the Shareholder is a party, including any voting agreement, shareholders’ agreement, trust agreement or voting trust.

(b) Ownership of Shares. As used in this Agreement, “Shares” means the shares of Parent Common Stock which the Shareholder owns of record or beneficially and has the power to vote, including the shares of Parent Common Stock owned of record or beneficially, with power to vote, as of the date of this Agreement, which are listed on Schedule I hereto (the “Existing Shares”) and the shares of Parent Common Stock acquired by the Shareholder, with power to vote, after the date of this Agreement. The Existing Shares are owned by the Shareholder, subject to applicable community property laws, free and clear of all encumbrances, voting arrangements and commitments of every kind, except as would not restrict the performance of the Shareholder’s obligations under this Agreement. The Shareholder represents and warrants that the Shareholder has sole or shared power to vote all Existing Shares.

2. Voting Agreement and Agreement Not to Transfer.

(a) From the date of this Agreement until the Termination Date (as defined in Section 7 below) (the “Support Period”), the Shareholder hereby agrees that, at any meeting of Parent’s shareholders (and at any adjournment or postponement thereof), however called, and in any action taken by written consent of Parent’s shareholders in lieu of a meeting, the Shareholder will vote or cause to be voted all Shares held by the Shareholder as of the applicable voting record date:

(i) in favor of the issuance of shares of Parent Common Stock in the Merger pursuant to the Merger Agreement (the “Parent Share Issuance”) and any other matter that is required to be approved by Parent’s shareholders to facilitate the Merger;

(ii) against any action or agreement that to the knowledge of the Shareholder would result in a breach in any material respect of any covenant, representation or warranty or any other obligation or agreement of Parent under this Agreement or the Merger Agreement; and

(iii) except as otherwise contemplated or permitted by the Merger Agreement or otherwise consented to by Community, against any matter, to the extent that such matter requires a Parent shareholder vote, that to the knowledge of the Shareholder could be reasonably expected to materially impede, interfere with, delay, postpone, discourage or adversely affect the Parent Share Issuance or the consummation of the Merger and the other transactions contemplated by the Merger Agreement.

During the Support Period, the Shareholder shall not enter into any agreement or understanding with any Person or entity to vote or give instructions after the Termination Date in any manner inconsistent with clauses (i), (ii), or (iii) of the preceding sentence.

(b) Except as otherwise contemplated or permitted by the Merger Agreement or otherwise consented to by Community, during the Support Period, the Shareholder will not, directly or indirectly (i) sell, give, transfer, exchange, pledge, assign, hypothecate, encumber, tender or otherwise dispose of or encumber or make any offer or agreement relating to any of the foregoing with respect to the Shares (collectively, a “Transfer”), (ii) enforce or permit execution of the provisions of any redemption, share purchase or sale, recapitalization or other agreement with Parent or any other Person or enter into any contract, option or other agreement, arrangement or understanding with respect to the Transfer of, directly or indirectly, any of the Shares or any securities convertible into or exercisable for Shares, any other capital stock of Parent or any interest in any of the foregoing with any Person, (iii) except as set forth herein, deposit any Shares into a voting trust or enter into a voting agreement or arrangement with respect to such Shares or grant any proxy or power of attorney with respect thereto, (iv) enter into any swap, contract, option or other arrangement or undertaking with respect to the direct or indirect sale, assignment, transfer, exchange or other disposition of or transfer of any interest in or the voting of any Shares, (v) take any action that would make any of the Shareholder’s representations or warranties contained in this Agreement untrue or incorrect in any material respect or have the effect of preventing or disabling the Shareholder from performing the Shareholder’s obligations under this Agreement; provided however, that this Agreement shall not prohibit the Shareholder from (x) disposing of or surrendering to Parent shares underlying any equity award by Parent in connection with the vesting of such equity award for the payment of taxes thereon, if any, or (y) transferring and delivering Shares to any member of Shareholder’s immediate family or to a trust for the benefit of Shareholder or upon the death of Shareholder; provided that such a Transfer shall only be permitted if, as a precondition to such Transfer, the transferee agrees in writing, to be bound by and comply with the provisions of this Agreement. Once Parent Shareholder Approval has been obtained, the prohibitions provided for in Section 2(b) shall no longer apply to Shareholder.

3. Notice of Share Acquisitions. Shareholder hereby agrees to notify Community promptly (and in any event within two (2) Business Days) in writing if at any time during the term of this Agreement Shareholder acquires beneficial or record ownership, individually or in the aggregate, of more than 100,000 shares of Parent Common Stock or other securities of Parent.

4. Shareholder Capacity. The Shareholder is entering this Agreement in Shareholder’s capacity as the record or beneficial owner of the Shareholder’s Shares, and not in the Shareholder’s as a director of Parent or, as applicable, a trustee of any Parent benefit plan. Nothing in this Agreement is intended to or shall be deemed in any manner to limit or affect in any manner the discretion of the Shareholder to take any action, or fail to take any action, in the Shareholder’s capacity as a director of Parent or, as applicable, as a trustee of any benefit plan of Parent, that the Shareholder determines the Shareholder should take (or fail to take) in the exercise of the Shareholder’s duties and responsibilities as a director of Parent or, as applicable, as a trustee of any benefit plan of Parent.

5. Stop Transfer Order. In furtherance of this Agreement, the Shareholder hereby authorizes and instructs Parent to enter a stop transfer order with respect to all of the Shareholder’s Shares for the Support Period, except for such Transfers as are as otherwise provided for or permitted by this Agreement. Parent agrees that it shall comply with such stop transfer instructions.

6. Ownership Rights. Community acknowledges and agrees that nothing in this Agreement shall be deemed to vest in Community any direct or indirect ownership or incidence of ownership of or with respect to any Shares. All rights, ownership and economic benefits of and relating to the Shares shall remain vested in and belong to the Shareholder, and Community shall have no authority to exercise any power or authority to direct the Shareholder in the voting of any of the Shares, except as otherwise expressly provided herein.

7. Termination. This Agreement and the obligations of the parties hereunder shall terminate upon the first to occur of (a) the Effective Time of the Merger or (b) the termination of the Merger Agreement in accordance with its terms (the “Termination Date”); provided, however, that this Section 7 and Section 9 hereof shall survive any such termination.

8. Specific Performance. Shareholder acknowledges and agrees that irreparable injury will result to Community in the event of a breach of any of the provisions of this Agreement and that Community may have no adequate remedy at law with respect thereto. Accordingly, in the event of a material breach of this Agreement, and in addition to any other legal or equitable remedy Community may have, Shareholder agrees that the entry of a preliminary injunction and a permanent injunction (including, without limitation, specific performance) by a court of competent jurisdiction, to restrain the violation or breach thereof by Shareholder or any Affiliates, agents, or any other persons acting for or with Shareholder in any capacity whatsoever, is an appropriate remedy for any such breach and that Shareholder will not oppose the granting of such relief on the basis that Community has an adequate remedy at law. Shareholder further agrees that Shareholder will not seek, and agrees to waive any requirement for, the securing or posting of a bond in connection with Community’s seeking or obtaining such equitable relief. Such injunctive and other equitable remedies are cumulative and Shareholder submits to the jurisdiction of such court in any such action.

9. Miscellaneous.

(a) Definitional Matters.

(i) All capitalized terms used but not defined in this Agreement shall have the respective meanings set forth in the Merger Agreement.

(ii) The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

(b) Entire Agreement. This Agreement together with the Merger Agreement constitute the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof.

(c) Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and their respective successors, assigns, heirs, executors, administrators and other legal representatives. Nothing in this Agreement, express or implied, is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Agreement.

(d) Certain Events. Shareholder agrees that this Agreement and the obligations hereunder shall attach to the Shares owned by Shareholder and shall be binding upon any Person to which legal ownership of such Shares shall pass, whether by operation of law or otherwise, including, without limitation, the Shareholder’s heirs, executors, guardians, administrators, trustees or successors, except to the extent enforceability may be limited by applicable bankruptcy, insolvency, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and subject to the general principles of equity. Notwithstanding any Transfer of such Shares by a Shareholder, the Shareholder or, as applicable, the Shareholder’s heirs, executors, guardians, administrators, trustees or successors, shall remain liable for the performance of all obligations under this Agreement.

(e) Assignment. This Agreement shall not be assigned without the prior written consent of the other party hereto, and any purported assignment without such consent shall be null and void.

(f) Modifications. This Agreement shall not be amended, altered or modified in any manner whatsoever, except by a written instrument executed by the parties hereto.

(g) Governing Law. This Agreement and the legal relations between the parties hereto shall be governed by and construed in accordance with the laws of the state of California, without regard to the conflict of laws rules thereof. The state or federal courts located within the state of California shall have exclusive jurisdiction over any and all disputes between the parties hereto, whether in law or equity, arising out of or relating to this Agreement and the agreements, instruments and documents contemplated hereby and the parties consent to and agree to submit to the jurisdiction of such courts. Each of the parties hereby waives and agrees not to assert in any such dispute, to the fullest extent permitted by applicable Law, any claim that (i) such party is not personally subject to the jurisdiction of such courts, (ii) such party and such party’s property is immune from any legal process issued by such courts, or (iii) any litigation or other proceeding commenced in such courts is brought in an inconvenient forum.

(h) Reliance on Counsel and Other Advisors. The Shareholder has consulted with such legal, financial, technical or other experts as the Shareholder deems necessary or desirable before entering into this Agreement.

(i) Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, each of which shall remain in full force and effect.

(j) Counterparts and Execution. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement. Signatures sent by facsimile or in “pdf” format by email transmission shall have the same force as manual signed originals.

(k) Notices. Any notices or other communications required or permitted hereunder shall be in writing and shall be deemed duly given upon (i) transmitter’s confirmation of a receipt of a transmission to the email address set forth below, (ii) confirmed delivery by a standard overnight carrier or (iii) the expiration of five (5) business days after the day when mailed by certified or registered mail, postage prepaid, addressed at the following addresses (or at such other address as the parties hereto shall specify by like notice):

If to Parent:

CVB Financial Corp.

701 North Haven Avenue

Ontario, California 91764

Attention: E. Allen Nicholson

Email: anicholson@cbbank.com

with a copy (which shall not constitute notice) to:

Morrison & Foerster LLP

707 Wilshire Blvd.

Los Angeles, California 90017

Attention: Ben Chung, Esq.

Email: bchung@mofo.com

If to Community, to:

Community Bank

460 Sierra Madre Villa Avenue

Pasadena, California 91107

Attention: David R. Misch

Email: dmisch@cbank.com

with a copy (which shall not constitute notice) to:

Manatt, Phelps & Phillips, LLP

One Embarcadero Center, 30th Floor

San Francisco, California 94111

Attention: Craig D. Miller, Esq.

Email: cmiller@manatt.com

If to the Shareholder, to the email or physical address noted on the signature page hereto.

[SIGNATURES APPEAR ON THE IMMEDIATELY FOLLOWING PAGE]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

COMMUNITY BANK

By:
Name: David R. Misch
Title: Chief Executive Officer

CVB FINANCIAL CORP.

By:
Name: Christopher D. Myers
Title: President and Chief Executive Officer

SHAREHOLDER:

George A. Borba

Address for Notices:

George A. Borba c/o CVB Financial Corp. 701 North Haven Avenue
Ontario, California 91764

[Signature page to Parent Voting and Support Agreement]

SCHEDULE I: SHAREHOLDER INFORMATION

Information as of February 26, 2018

Beneficial Owner	Number of Existing Shares
George A. Borba	6,894,959 total Existing Shares held by George A. Borba, as beneficial owner, as follow:

i.   18,232 shares held individually;

ii.  4,599,439 shares held as co-trustee under a family trust;

iii.   2,277,000 shares held as co-trustee under a children holdings trust; and

iv.   288 shares held as custodian for minor children.

Exhibit B-1

Form of Non-Competition, Non-Solicitation and Non-Disclosure Agreement

(Community Non-Independent Directors)

EXHIBIT B-1

NON-COMPETITION, NON-SOLICITATION AND NON-DISCLOSURE AGREEMENT

This NON-COMPETITION, NON-SOLICITATION AND NON-DISCLOSURE AGREEMENT (this “Agreement”) dated as of February 26, 2018 is entered into by and between Citizens Business Bank, a California state-chartered bank (“Citizens”), and [            ] (“Director”).

RECITALS

A. Citizens, CVB Financial Corp., a California corporation and parent corporation of Citizens (“Parent”), and Community Bank, a California state-chartered bank (“Community”), have entered into that certain Agreement and Plan of Reorganization and Merger, dated as of February 26, 2018 (the “Merger Agreement”), which, among other things, contemplates the merger of Community into Citizens (the “Merger”). By operation of the Merger, Citizens will succeed, without further transfer, to the rights, obligations, properties and assets of Community, including all goodwill, trade secrets and other intellectual property of Community, at the Effective Time of the Merger.

B. Director is a director of Community and beneficial owner of Community common stock. Director holds restricted stock units of Community (“RSUs”) that will be converted into shares of Community common stock immediately prior to the Merger as provided in the Community equity plan, the RSU grant agreement and the Merger Agreement, and Director will then be eligible to receive the Merger Consideration set forth in the Merger Agreement. Therefore, Director is entitled to receive substantial monetary payments in connection with the transactions contemplated by the Merger Agreement pursuant to Director’s being the holder of a certain number of RSUs.

C. As a condition and an inducement to Parent’s and Citizens’ willingness to enter into the Merger Agreement, and in order to protect the goodwill, trade secrets and other intellectual property of Community from after the Effective Time of the Merger, Director agrees to refrain from competing with and using trade secrets or soliciting customers or employees of Community and, from and after the Effective Time of the Merger, Citizens as successor to Community, in accordance with the terms hereof.

D. Director and Citizens intend for the provisions of this Agreement to be in compliance with California Business and Professions Code Section 16601 and further intend for it to be fully enforceable.

E. Except as otherwise provided herein, each capitalized term shall have the meaning given to such term in the Merger Agreement. As used in this Agreement, the following terms shall have the meanings set forth:

“Customer” means any Person with whom Community has an existing relationship for Financial Services (as defined below) from the date of execution of the Merger Agreement until immediately prior to the Effective Time of the Merger.

“Enterprise” means the provision of Financial Services conducted by Community at any time from the date of execution of the Merger Agreement until immediately prior to the Effective Time of the Merger.

“Financial Institution” means a “depository institution” as that term is defined in 12 C.F.R. Section 348.2, and any parent, Subsidiary or Affiliate thereof.

“Financial Services” means any banking, financial or other services provided by a bank, trust company, credit union or other Financial Institution (including any Financial Institution or trust company in formation), including but not limited to the origination, purchasing, selling and servicing of commercial, real estate, residential, construction, consumer and other loans; the engagement of an agent bank to issue credit cards and process credit card transactions and billing; the issuance, origination, sale and servicing of letters of credit and swap arrangements; the solicitation and provision of deposit services and services related thereto; and the provision of wire transfer, direct payment, foreign currency exchange, and other customary community banking services provided by Community prior to the Effective Time of the Merger.

“Prospective Customer” means any Person with whom Community, to Director’s knowledge, has specifically pursued a relationship in writing (including through e-mail correspondence) to provide Financial Services at any time between the date of execution of the Merger Agreement and the Effective Time of the Merger; provided, however, that Community’s general solicitation for business, such as through television or media advertising, does not constitute pursuit of a relationship.

“Trade Secrets” means all secrets and other confidential information, ideas, knowledge, know-how, techniques, secret processes, improvements, discoveries, methods, inventions, sales, financial information, Customers, lists of Customers and Prospective Customers, broker lists, potential brokers, rate sheets, plans, concepts, strategies or products, as well as all documents, reports, drawings, designs, plans and proposals otherwise pertaining to same or relating to the business and properties of Community or its subsidiaries and Parent, Citizens and its subsidiaries of which Director has acquired, or may hereafter acquire, knowledge and possession as a shareholder, director, officer or employee of Community or, if applicable, Parent or Citizens, or as a result of the transactions contemplated by the Merger Agreement; provided however, notwithstanding any other provisions of this Agreement to the contrary, “Trade Secrets” shall not include any (i) information which is or has become available from a third party who learned the information independently and is not or was not bound by a confidentiality agreement with respect to such information; or (ii) information readily ascertainable from public, trade or other nonconfidential sources (other than as a result, directly or indirectly, of a disclosure or other dissemination in contravention of a confidentiality agreement).

NOW, THEREFORE, in consideration of the premises and respective representations, warranties and covenants, agreements and conditions contained herein and in the Merger Agreement, and intending to be legally bound hereby, Director and Citizens agree as follows:

ARTICLE I

ACKNOWLEDGMENTS BY DIRECTOR

Director acknowledges that:

(a) Parent and Citizens would not enter into the Merger Agreement unless Director agrees not to enter into an activity that is competitive with or similar to the Enterprise in violation of this Agreement and that, accordingly, this Agreement is a material inducement for Parent and Citizens to enter into and to carry out the terms of the Merger Agreement. Accordingly, Director expressly acknowledges that [he/she] is entering into this Agreement with Citizens to induce Parent and Citizens to enter into and carry out the terms of the Merger Agreement.

(b) By virtue of [his/her] position with Community, Director has developed considerable expertise in the business operations of Community and has access to Trade Secrets of Community. Director recognizes that Parent and Citizens would be irreparably damaged, and its substantial investment in Community materially impaired, if Director were to disclose or make use of any Trade Secrets in violation of the terms of this Agreement, or if Director were to solicit employees of Community or Citizens as successor to Community from and after the Effective Time of the Merger in violation of the terms of this Agreement. Accordingly, Director expressly acknowledges that [he/she] is voluntarily entering into this Agreement and that the terms and conditions of this Agreement are fair and reasonable to Director in all respects.

ARTICLE II

NON-COMPETITION, NON-SOLICITATION AND NON-DISCLOSURE

2.1 Non-competition.

(a) From the date of this Agreement and for the period ending on the expiration of twenty-four (24) months after the Effective Time of the Merger (the “Applicable Period”), Director shall not, directly or indirectly, without the prior written consent of Citizens, own, manage, operate, control, or have any interest in the ownership, management, operation, or control of, or be connected as a shareholder, member, partner, principal, director, officer, manager, investor, organizer, founder, trustee, employee, advisor, consultant, agent, or representative of or with, any business or enterprise engaged in providing Financial Services in any of the following counties: Los Angeles, Orange, Riverside, San Bernardino, San Diego, and Ventura, California.

(b) Notwithstanding anything to the contrary set forth herein, Director shall not be deemed to be in contravention of subsection (a) of this Section 2.1, if: (y) Director participates in any such business solely (A) as an officer or director of Parent or Citizens or (B) as a passive investor in up to 5% of the equity securities or 10% of the debt securities of a company or partnership, or (z) Director is employed by a business or enterprise that is engaged primarily in a business other than the provision of Financial Services which is competitive with or similar to the Enterprise and Director does not apply in any manner [his/her] expertise at such business or enterprise to that part of such business or enterprise that is competitive with or similar to the Enterprise.

2.2 Non-solicitation. During the Applicable Period, Director shall not, directly or indirectly, without the prior written consent of Parent or Citizens, on behalf of any Financial Institution,

(a) solicit or aid in the solicitation of any Customers or Prospective Customers for Financial Services,

(b) solicit or aid in the solicitation of any officers or employees of Community or, from and after the Effective Time of the Merger, Citizens as successor to Community, or

(c) induce or attempt to induce any Person who is a Customer or Prospective Customer, or induce or attempt to induce any supplier, distributor, officer or employee of Community as of the date hereof or immediately prior to the Effective Time of the Merger or Citizens, as applicable, in each case, to terminate such person’s relationships with the Surviving Corporation.

The prohibitions set forth in this Section 2.2 shall not apply to general solicitations or attempted solicitations by employment agencies (so long as the agency was not directed to solicit a Person otherwise subject to the prohibitions of this Section 2.2) or the general advertising or general solicitations not specifically directed at such Person(s).

2.3 Trade Secrets. Without limiting the generality of the foregoing and at all times after the date hereof, other than for the benefit of Community, or as otherwise approved by Community, and, after the Effective Time of the Merger (as such term is defined in the Merger Agreement), other than for the benefit of Parent and/or Citizens or as otherwise approved by Parent or Citizens in writing, Director (i) shall make no use of the Trade Secrets, or any part thereof; (ii) shall not disclose the Trade Secrets, or any part thereof, to any other Person, and (iii) shall deliver, on and after the Effective Time of the Merger, upon the request of Citizens, all documents, reports, drawings, designs, plans, proposals and other tangible evidence of Trade Secrets, now possessed or hereafter acquired by Director, to Parent and/or Citizens.

2.4 Exceptions. Notwithstanding any provision of this Agreement to the contrary, Director may disclose or reveal any information, whether including in whole or in part any Trade Secrets, that Director is required to disclose or reveal under any applicable Law or is otherwise required to disclose or reveal by any Governmental Authority;

provided, that Director makes a good faith request that the confidentiality of the Trade Secrets be preserved and, to the extent not prohibited by applicable Laws, gives Citizens prompt notice of such requirement in advance of such disclosure and exercises reasonable efforts to preserve the confidentiality of such Trade Secrets, including, without limitation, by reasonably cooperating with Parent and Citizens, to obtain an appropriate protective order or other reliable assurance that confidential treatment will be accorded to such Trade Secrets by the Governmental Authority or other recipient of the Trade Secrets.

ARTICLE III

INDEPENDENCE OF OBLIGATIONS

The covenants of Director set forth in this Agreement shall be construed as independent of any other agreement or arrangement between Director, on the one hand, and Citizens on the other, and the existence of any claim or cause of action by Director against Community, Citizens, Parent, or any of their respective Affiliates (or the existence of any claim or cause of action by Citizens or Parent against Director, as the case may be), shall not constitute a defense to the enforcement of such covenants against Director, or against Citizens or Parent, as the case may be.

ARTICLE IV

GENERAL

4.1 Amendments. To the fullest extent permitted by Law, this Agreement may be amended by agreement in writing of the parties hereto at any time.

4.2 Integration. This Agreement constitutes the entire agreement between the parties pertaining to the subject matter hereof and supersedes all prior agreements and understandings of the parties in connection therewith.

4.3 Termination.

(a) This Agreement shall terminate automatically without further action in the event that the Merger Agreement is terminated prior to the Effective Time of the Merger.

(b) Unless sooner terminated pursuant to subsection (a) of this Section 4.3, the obligations of Director under Section 2.1 shall terminate at the end of the Applicable Period.

(c) Unless sooner terminated under subsection (a) of this Section 4.3, and except as provided in subsection (b) of this Section 4.3, the obligations of Director under this Agreement shall terminate only on the mutual agreement of Director, on the one hand, and Citizens or the Surviving Corporation, on the other hand.

4.4 Specific Performance. Director acknowledges and agrees that irreparable injury will result to Citizens in the event of a breach of any of the provisions of this Agreement and that Citizens may have no adequate remedy at law with respect thereto. Accordingly, in the event of a material breach of this Agreement, and in addition to any other legal or equitable remedy Citizens may have, Director agrees that the entry of a preliminary injunction and a permanent injunction (including, without limitation, specific performance) by a court of competent jurisdiction, to restrain the violation or breach thereof by Director or any Affiliates, agents, or any other persons acting for or with Director in any capacity whatsoever, is an appropriate remedy for any such breach and that Director will not oppose the granting of such relief on the basis that Citizens has an adequate remedy at law. Director submits to the jurisdiction of such court in any such action. In addition, after discussing the matter with Director, Citizens shall have the right to inform any third party that Citizens reasonably believes to be, or to be contemplating, participating with Director or receiving from Director assistance in violation of this Agreement, of the terms of this Agreement and the rights of Citizens hereunder, and that participation by any such persons with Director in activities in violation of Director’s agreement with Citizens set forth in this Agreement may give rise to claims by Citizens against such third party in addition to any other remedy to which they may be entitled at law or in equity.

4.5 Severability. If any provision of this Agreement shall be held by a court of competent jurisdiction to be unreasonable as to duration, activity or subject, it shall be deemed to extend only over the maximum duration, range of activities or subjects as to which such provision shall be valid and enforceable under applicable Law. If any provisions shall, for any reason, be held by a court of competent jurisdiction to be invalid, illegal or unenforceable, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement, but this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

4.6 Notices. Any notice or communication required or permitted hereunder, shall be deemed to have been given if in writing and (a) delivered in person, (b) delivered by confirmed email transmission, (c) sent by overnight carrier, postage prepaid with return receipt requested or (d) mailed by certified or registered mail postage prepaid with return receipt requested, addressed as follows:

If to Citizens, addressed to:

Citizens Business Bank

701 North Haven Avenue

Ontario, California 91764

Attention: E. Allen Nicholson

Email: anicholson@cbbank.com

With a copy addressed to:

Morrison & Foerster LLP

707 Wilshire Blvd.

Los Angeles, California 90017

Attention: Ben Chung, Esq.

Email: bchung@mofo.com

If to Director, addressed to:

Email:

or at such other address and to the attention of such other person as a party may provide by notice to the other in accordance with this Section 4.6. Any such notice or communication shall be deemed received on the date delivered personally or delivered by confirmed facsimile transmission or on the next Business Day after it was sent by overnight carrier, postage prepaid with return receipt requested or on the third Business Day after it was sent by certified or registered mail, postage prepaid with return receipt requested.

4.7 Waiver of Breach. Any failure or delay by Citizens in enforcing any provision of this Agreement shall not operate as a waiver thereof. The waiver by Citizens of a breach of any provision of this Agreement by Director shall not operate or be construed as a waiver of any subsequent breach or violation thereof. All waivers shall be in writing and signed by the party to be bound.

4.8 Assignment. This Agreement may be assignable by Citizens only in connection with a sale of all or substantially all of its assets or a merger or reorganization in which it is not the surviving corporation. Any attempted assignment in violation of this prohibition shall be null and void.

4.9 Binding Effect; Benefit to Successors. This Agreement shall be binding upon Director and upon Director’s successor and representatives and shall inure to the benefit of Citizens and its successors, representatives and assigns.

4.10 Governing Law. This Agreement and the legal relations between the parties shall be governed by and construed in accordance with the laws of the State of California applicable to contracts between California parties made and performed in this State.

4.11 Headings. The descriptive headings of the several Articles and Sections of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

4.12 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each party hereto and delivered to each party hereto. Facsimiles containing original signatures shall be deemed for all purposes to be originally signed copies of the documents which are the subject of such facsimiles.

[SIGNATURES APPEAR ON THE IMMEDIATELY FOLLOWING PAGE]

IN WITNESS WHEREOF, the parties to this Agreement have duly executed this Agreement as of the day and year first above written.

CITIZENS BUSINESS BANK

By:	Christopher D. Myers
Title:	President and Chief Executive Officer

DIRECTOR

(Signature)

(Type or Print Director’s Name)

Exhibit B-2

Form of Non-Competition, Non-Solicitation and Non-Disclosure Agreement

(Community Independent Directors)

EXHIBIT B-2

NON-COMPETITION, NON-SOLICITATION AND NON-DISCLOSURE AGREEMENT

This NON-COMPETITION, NON-SOLICITATION AND NON-DISCLOSURE AGREEMENT (this “Agreement”) dated as of February 26, 2018 is entered into by and between Citizens Business Bank, a California state-chartered bank (“Citizens”), and [            ] (“Director”).

RECITALS

A. Citizens, CVB Financial Corp., a California corporation and parent corporation of Citizens (“Parent”), and Community Bank, a California state-chartered bank (“Community”), have entered into that certain Agreement and Plan of Reorganization and Merger, dated as of February 26, 2018 (the “Merger Agreement”), which, among other things, contemplates the merger of Community into Citizens (the “Merger”). By operation of the Merger, Citizens will succeed, without further transfer, to the rights, obligations, properties and assets of Community, including all goodwill, trade secrets and other intellectual property of Community, at the Effective Time of the Merger.

B. Director is an independent director of Community and beneficial owner of Community common stock. Director holds restricted stock units of Community (“RSUs”) that will be converted into shares of Community common stock immediately prior to the Merger as provided in the Community equity plan, the RSU grant agreement and the Merger Agreement, and Director will then be eligible to receive the Merger Consideration set forth in the Merger Agreement. Therefore, Director is entitled to receive substantial monetary payments in connection with the transactions contemplated by the Merger Agreement pursuant to Director’s being the holder of a certain number of RSUs.

C. As a condition and an inducement to Parent’s and Citizens’ willingness to enter into the Merger Agreement, and in order to protect the goodwill, trade secrets and other intellectual property of Community from after the Effective Time of the Merger, Director agrees to refrain from competing with and using trade secrets or soliciting customers or employees of Community and, from and after the Effective Time of the Merger, Citizens as successor to Community, in accordance with the terms hereof.

D. Director and Citizens intend for the provisions of this Agreement to be in compliance with California Business and Professions Code Section 16601 and further intend for it to be fully enforceable.

E. Except as otherwise provided herein, each capitalized term shall have the meaning given to such term in the Merger Agreement. As used in this Agreement, the following terms shall have the meanings set forth:

“Customer” means any Person with whom Community has an existing relationship for Financial Services (as defined below) from the date of execution of the Merger Agreement until immediately prior to the Effective Time of the Merger.

“Enterprise” means the provision of Financial Services conducted by Community at any time from the date of execution of the Merger Agreement until immediately prior to the Effective Time of the Merger.

“Financial Institution” means a “depository institution” as that term is defined in 12 C.F.R. Section 348.2, and any parent, Subsidiary or Affiliate thereof.

“Financial Services” means any banking, financial or other services provided by a bank, trust company, credit union or other Financial Institution (including any Financial Institution or trust company in formation), including but not limited to the origination, purchasing, selling and servicing of commercial, real estate, residential, construction, consumer and other loans; the engagement of an agent bank to issue credit cards and process credit card transactions and billing; the issuance, origination, sale and servicing of letters of credit and swap arrangements; the solicitation and provision of deposit services and services related thereto; and the provision of wire transfer, direct payment, foreign currency exchange, and other customary community banking services provided by Community prior to the Effective Time of the Merger.

“Prospective Customer” means any Person with whom Community, to Director’s knowledge, has specifically pursued a relationship in writing (including through e-mail correspondence) to provide Financial Services at any time between the date of execution of the Merger Agreement and the Effective Time of the Merger; provided, however, that Community’s general solicitation for business, such as through television or media advertising, does not constitute pursuit of a relationship.

“Trade Secrets” means all secrets and other confidential information, ideas, knowledge, know-how, techniques, secret processes, improvements, discoveries, methods, inventions, sales, financial information, Customers, lists of Customers and Prospective Customers, broker lists, potential brokers, rate sheets, plans, concepts, strategies or products, as well as all documents, reports, drawings, designs, plans and proposals otherwise pertaining to same or relating to the business and properties of Community or its subsidiaries and Parent, Citizens and its subsidiaries of which Director has acquired, or may hereafter acquire, knowledge and possession as a shareholder, director, officer or employee of Community or, if applicable, Parent or Citizens, or as a result of the transactions contemplated by the Merger Agreement; provided however, notwithstanding any other provisions of this Agreement to the contrary, “Trade Secrets” shall not include any (i) information which is or has become available from a third party who learned the information independently and is not or was not bound by a confidentiality agreement with respect to such information; or (ii) information readily ascertainable from public, trade or other nonconfidential sources (other than as a result, directly or indirectly, of a disclosure or other dissemination in contravention of a confidentiality agreement).

NOW, THEREFORE, in consideration of the premises and respective representations, warranties and covenants, agreements and conditions contained herein and in the Merger Agreement, and intending to be legally bound hereby, Director and Citizens agree as follows:

ARTICLE I

ACKNOWLEDGMENTS BY DIRECTOR

Director acknowledges that:

(a) Parent and Citizens would not enter into the Merger Agreement unless Director agrees not to enter into an activity that is competitive with or similar to the Enterprise in violation of this Agreement and that, accordingly, this Agreement is a material inducement for Parent and Citizens to enter into and to carry out the terms of the Merger Agreement. Accordingly, Director expressly acknowledges that [he/she] is entering into this Agreement with Citizens to induce Parent and Citizens to enter into and carry out the terms of the Merger Agreement.

(b) By virtue of [his/her] position with Community, Director has developed considerable expertise in the business operations of Community and has access to Trade Secrets of Community. Director recognizes that Parent and Citizens would be irreparably damaged, and its substantial investment in Community materially impaired, if Director were to disclose or make use of any Trade Secrets in violation of the terms of this Agreement, or if Director were to solicit employees of Community or Citizens as successor to Community from and after the Effective Time of the Merger in violation of the terms of this Agreement. Accordingly, Director expressly acknowledges that [he/she] is voluntarily entering into this Agreement and that the terms and conditions of this Agreement are fair and reasonable to Director in all respects.

ARTICLE II

NON-COMPETITION, NON-SOLICITATION AND NON-DISCLOSURE

2.1 Non-competition.

(a) Director shall not, directly or indirectly, without the prior written consent of Citizens, own, manage, operate, control, or have any interest in the ownership, management, operation, or control of, or be connected as a shareholder, member, partner, principal, director, officer, manager, investor, organizer, founder, trustee, employee, advisor, consultant, agent, or representative of or with,

(i) any of the competing banks identified on Schedule A (the “Scheduled Banks”) attached hereto, from the date of this Agreement and for the period ending on the expiration of two years after the Effective Time of the Merger (the “Applicable Period”); and

(ii) any other business or enterprise (other than any of the Scheduled Banks) that is engaged in providing Financial Services in any of the counties of Los Angeles, Orange, Riverside, San Bernardino, San Diego, or Ventura, California, from the date of this Agreement and for the period ending on the expiration of six (6) months after the Effective Time of the Merger.

(b) Notwithstanding anything to the contrary set forth herein, Director shall not be deemed to be in contravention of subsection (a)(ii) of this Section 2.1, if: (y) Director participates in any such business solely (A) as an officer or director of Parent or Citizens or (B) as a passive investor in up to 5% of the equity securities or 10% of the debt securities of a company or partnership, or (z) Director is employed by a business or enterprise that is engaged primarily in a business other than the provision of Financial Services which is competitive with or similar to the Enterprise and Director does not apply in any manner [his/her] expertise at such business or enterprise to that part of such business or enterprise that is competitive with or similar to the Enterprise.

2.2 Non-solicitation. During the Applicable Period, Director shall not, directly or indirectly, without the prior written consent of Parent or Citizens, on behalf of any Financial Institution,

(a) solicit or aid in the solicitation of any Customers or Prospective Customers for Financial Services,

(b) solicit or aid in the solicitation of any officers or employees of Community or, from and after the Effective Time of the Merger, Citizens as successor to Community, or

(c) induce or attempt to induce any Person who is a Customer or Prospective Customer, or induce or attempt to induce any supplier, distributor, officer or employee of Community as of the date hereof or immediately prior to the Effective Time of the Merger or Citizens, as applicable, in each case, to terminate such person’s relationships with the Surviving Corporation.

The prohibitions set forth in this Section 2.2 shall not apply to general solicitations or attempted solicitations by employment agencies (so long as the agency was not directed to solicit a Person otherwise subject to the prohibitions of this Section 2.2) or the general advertising or general solicitations not specifically directed at such Person(s).

2.3 Trade Secrets. Without limiting the generality of the foregoing and at all times after the date hereof, other than for the benefit of Community, or as otherwise approved by Community, and, after the Effective Time of the Merger (as such term is defined in the Merger Agreement), other than for the benefit of Parent and/or Citizens or as otherwise approved by Parent or Citizens in writing, Director (i) shall make no use of the Trade Secrets, or any part thereof; (ii) shall not disclose the Trade Secrets, or any part thereof, to any other Person, and (iii) shall deliver, on and after the Effective Time of the Merger, upon the request of Citizens, all documents, reports, drawings, designs, plans, proposals and other tangible evidence of Trade Secrets, now possessed or hereafter acquired by Director, to Parent and/or Citizens.

2.4 Exceptions. Notwithstanding any provision of this Agreement to the contrary, Director may disclose or reveal any information, whether including in whole or in part any Trade Secrets, that Director is required to disclose or reveal under any applicable Law or is otherwise required to disclose or reveal by any Governmental Authority; provided, that Director makes a good faith request that the confidentiality of the Trade Secrets be preserved and, to the extent not prohibited by applicable Laws, gives Citizens prompt notice of such requirement in advance of such disclosure and exercises reasonable efforts to preserve the confidentiality of such Trade Secrets, including, without limitation, by reasonably cooperating with Parent and Citizens, to obtain an appropriate protective order or other reliable assurance that confidential treatment will be accorded to such Trade Secrets by the Governmental Authority or other recipient of the Trade Secrets.

ARTICLE III

INDEPENDENCE OF OBLIGATIONS

The covenants of Director set forth in this Agreement shall be construed as independent of any other agreement or arrangement between Director, on the one hand, and Citizens on the other, and the existence of any claim or cause of action by Director against Community, Citizens, Parent, or any of their respective Affiliates (or the existence of any claim or cause of action by Citizens or Parent against Director, as the case may be), shall not constitute a defense to the enforcement of such covenants against Director, or against Citizens or Parent, as the case may be.

ARTICLE IV

GENERAL

4.1 Amendments. To the fullest extent permitted by Law, this Agreement may be amended by agreement in writing of the parties hereto at any time.

4.2 Integration. This Agreement constitutes the entire agreement between the parties pertaining to the subject matter hereof and supersedes all prior agreements and understandings of the parties in connection therewith.

4.3 Termination.

(a) This Agreement shall terminate automatically without further action in the event that the Merger Agreement is terminated prior to the Effective Time of the Merger.

(b) Unless sooner terminated pursuant to subsection (a) of this Section 4.3, the obligations of Director under Section 2.1(a)(i) shall terminate at the end of the Applicable Period and the obligations of Director under Section 2.1(a)(ii) shall terminate six months after the Effective Time of the Merger..

(c) Unless sooner terminated under subsection (a) of this Section 4.3, and except as provided in subsection (b) of this Section 4.3, the obligations of Director under this Agreement shall terminate only on the mutual agreement of Director, on the one hand, and Citizens or the Surviving Corporation, on the other hand.

4.4 Specific Performance. Director acknowledges and agrees that irreparable injury will result to Citizens in the event of a breach of any of the provisions of this Agreement and that Citizens may have no adequate remedy at law with respect thereto. Accordingly, in the event of a material breach of this Agreement, and in addition to any other legal or equitable remedy Citizens may have, Director agrees that the entry of a preliminary injunction and a permanent injunction (including, without limitation, specific performance) by a court of competent jurisdiction, to restrain the violation or breach thereof by Director or any Affiliates, agents, or any other persons acting for or with Director in any capacity whatsoever, is an appropriate remedy for any such breach and that Director will not oppose the granting of such relief on the basis that Citizens has an adequate remedy at law. Director submits to the jurisdiction of such court in any such action. In addition, after discussing the matter with Director, Citizens shall have the right to inform any third party that Citizens reasonably believes to be, or to be contemplating, participating with Director or receiving from Director assistance in violation of this Agreement, of the terms of this Agreement and the rights of Citizens hereunder, and that participation by any such persons with Director in activities in violation of Director’s agreement with Citizens set forth in this Agreement may give rise to claims by Citizens against such third party in addition to any other remedy to which they may be entitled at law or in equity.

4.5 Severability. If any provision of this Agreement shall be held by a court of competent jurisdiction to be unreasonable as to duration, activity or subject, it shall be deemed to extend only over the maximum duration, range of activities or subjects as to which such provision shall be valid and enforceable under applicable Law. If any provisions shall, for any reason, be held by a court of competent jurisdiction to be invalid, illegal or unenforceable, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement, but this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

4.6 Notices. Any notice or communication required or permitted hereunder, shall be deemed to have been given if in writing and (a) delivered in person, (b) delivered by confirmed email transmission, (c) sent by overnight carrier, postage prepaid with return receipt requested or (d) mailed by certified or registered mail postage prepaid with return receipt requested, addressed as follows:

If to Citizens, addressed to:

Citizens Business Bank

701 North Haven Avenue

Ontario, California 91764

Attention: E. Allen Nicholson

Email: anicholson@cbbank.com

With a copy addressed to:

Morrison & Foerster LLP

707 Wilshire Blvd.

Los Angeles, California 90017

Attention: Ben Chung, Esq.

Email: bchung@mofo.com

If to Director, addressed to:

Email:

or at such other address and to the attention of such other person as a party may provide by notice to the other in accordance with this Section 4.6. Any such notice or communication shall be deemed received on the date delivered personally or delivered by confirmed facsimile transmission or on the next Business Day after it was sent by overnight carrier, postage prepaid with return receipt requested or on the third Business Day after it was sent by certified or registered mail, postage prepaid with return receipt requested.

4.7 Waiver of Breach. Any failure or delay by Citizens in enforcing any provision of this Agreement shall not operate as a waiver thereof. The waiver by Citizens of a breach of any provision of this Agreement by Director shall not operate or be construed as a waiver of any subsequent breach or violation thereof. All waivers shall be in writing and signed by the party to be bound.

4.8 Assignment. This Agreement may be assignable by Citizens only in connection with a sale of all or substantially all of its assets or a merger or reorganization in which it is not the surviving corporation. Any attempted assignment in violation of this prohibition shall be null and void.

4.9 Binding Effect; Benefit to Successors. This Agreement shall be binding upon Director and upon Director’s successor and representatives and shall inure to the benefit of Citizens and its successors, representatives and assigns.

4.10 Governing Law. This Agreement and the legal relations between the parties shall be governed by and construed in accordance with the laws of the State of California applicable to contracts between California parties made and performed in this State.

4.11 Headings. The descriptive headings of the several Articles and Sections of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

4.12 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each party hereto and delivered to each party hereto. Facsimiles containing original signatures shall be deemed for all purposes to be originally signed copies of the documents which are the subject of such facsimiles.

[SIGNATURES APPEAR ON THE IMMEDIATELY FOLLOWING PAGE]

IN WITNESS WHEREOF, the parties to this Agreement have duly executed this Agreement as of the day and year first above written.

CITIZENS BUSINESS BANK

By:	Christopher D. Myers
Title:	President and Chief Executive Officer

DIRECTOR

(Signature)

(Type or Print Director’s Name)

Schedule A

List of Scheduled Banks

1.	American Business Bank

2.	Pacific Premier Bank

Exhibit B-3

Form of Non-Competition, Non-Solicitation and Non-Disclosure Agreement

(Community Officer Identified on Section 7.03(j)(iv) of the Parent Disclosure Schedule)

EXHIBIT B-3

NON-COMPETITION, NON-SOLICITATION AND NON-DISCLOSURE AGREEMENT AND RELEASE

This NON-COMPETITION, NON-SOLICITATION AND NON-DISCLOSURE AGREEMENT AND RELEASE (this “Agreement”) dated as of February 26, 2018 is entered into by and between Citizens Business Bank, a California state-chartered bank (“Citizens”), and David R. Misch (“Shareholder”).

RECITALS

A. Citizens, CVB Financial Corp., a California corporation and parent corporation of Citizens (“Parent”), and Community Bank, a California state-chartered bank (“Community”), have entered into that certain Agreement and Plan of Reorganization and Merger, dated as of February 26, 2018 (the “Merger Agreement”), which, among other things, contemplates the merger of Community into Citizens (the “Merger”). By operation of the Merger, Citizens will succeed, without further transfer, to the rights, obligations, properties and assets of Community, including all goodwill, trade secrets and other intellectual property of Community, at the Effective Time of the Merger.

B. Shareholder is a beneficial owner of Community common stock and an executive officer of Community. Shareholder holds restricted stock units of Community (“RSUs”) that will be converted into shares of Community common stock immediately prior to the Merger as provided in the Community equity plan, the RSU grant agreement and the Merger Agreement, and Shareholder will then be eligible to receive the Merger Consideration set forth in the Merger Agreement.

C. Shareholder is entitled to receive substantial monetary payments in connection with the transactions contemplated by the Merger Agreement as a shareholder of Community and pursuant to Shareholder’s change in control/severance agreement by and between Shareholder and Community.

D. As a condition and an inducement to Parent’s and Citizens’ willingness to enter into the Merger Agreement, and in order to protect the goodwill, trade secrets and other intellectual property of Community from after the Effective Time of the Merger, Shareholder agrees to refrain from competing with and using trade secrets or soliciting customers or employees of Community and, from and after the Effective Time of the Merger, Citizens as successor to Community, in accordance with the terms hereof.

E. Shareholder and Citizens intend for the provisions of this Agreement to be in compliance with California Business and Professions Code Section 16601 and further intend for it to be fully enforceable.

F. Except as otherwise provided herein, each capitalized term shall have the meaning given to such term in the Merger Agreement. As used in this Agreement, the following terms shall have the meanings set forth:

“Customer” means any Person (i) with whom Community has an existing relationship for Financial Services (as defined below) from the date of execution of the Merger Agreement until immediately prior to the Effective Time of the Merger, or (ii) who is a customer of Citizens immediately prior to termination of Shareholder’s employment or other position with Citizens, if applicable.

“Enterprise” means the provision of Financial Services conducted by Community at any time from the date of execution of the Merger Agreement until immediately prior to the Effective Time of the Merger.

“Financial Institution” means a “depository institution” as that term is defined in 12 C.F.R. Section 348.2, and any parent, Subsidiary or Affiliate thereof.

“Financial Services” means any banking, financial or other services provided by a bank, trust company, credit union or other Financial Institution (including any Financial Institution or trust company in formation), including but not limited to the origination, purchasing, selling and servicing of commercial, real estate, residential, construction, consumer and other loans; the engagement of an agent bank to issue credit cards and process credit card transactions and billing; the issuance, origination, sale and servicing of letters of credit and swap arrangements; the solicitation and provision of deposit services and services related thereto; and the provision of wire transfer, direct payment, foreign currency exchange, and other customary community banking services provided by Community prior to the Effective Time of the Merger.

“Prospective Customer” means any Person (i) with whom Community has, to Shareholder’s knowledge, specifically pursued a relationship in writing (including through e-mail correspondence) to provide Financial Services at any time between the date of execution of the Merger Agreement and the Effective Time of the Merger or (ii) with whom Citizens has, to Shareholder’s knowledge, specifically pursued a relationship in writing (including through e-mail correspondence) to provide Financial Services at any time prior to termination of Shareholder’s employment or other position with Citizens, if applicable; provided, however, that Community’s or Citizens’ general solicitation for business, such as through television or media advertising, does not constitute pursuit of a relationship.

“Trade Secrets” means all secrets and other confidential information, ideas, knowledge, know-how, techniques, secret processes, improvements, discoveries, methods, inventions, sales, financial information, Customers, lists of Customers and Prospective Customers, broker lists, potential brokers, rate sheets, plans, concepts, strategies or products, as well as all documents, reports, drawings, designs, plans and proposals otherwise pertaining to same or relating to the business and properties of Community or its subsidiaries and Parent, Citizens and its subsidiaries of which Shareholder has acquired, or may hereafter acquire, knowledge and possession as a shareholder, director, officer or employee of Community or, if applicable, Parent or Citizens, or as a result of the transactions contemplated by the Merger Agreement; provided however, notwithstanding any other provisions of this Agreement to the contrary, “Trade Secrets” shall not include any (i) information which is or has become available from a third party who learned the information independently and is not or was not bound by a confidentiality agreement with respect to such information; or (ii) information readily ascertainable from public, trade or other nonconfidential sources (other than as a result, directly or indirectly, of a disclosure or other dissemination in contravention of a confidentiality agreement).

NOW, THEREFORE, in consideration of the premises and respective representations, warranties and covenants, agreements and conditions contained herein and in the Merger Agreement, and intending to be legally bound hereby, Shareholder and Citizens agree as follows:

ARTICLE I

ACKNOWLEDGMENTS BY SHAREHOLDER

Shareholder acknowledges that:

(a) Parent and Citizens would not enter into the Merger Agreement unless Shareholder agrees not to enter into an activity that is competitive with or similar to the Enterprise in violation of this Agreement and that, accordingly, this Agreement is a material inducement for Parent and Citizens to enter into and to carry out the terms of the Merger Agreement. Accordingly, Shareholder expressly acknowledges that he is entering into this Agreement with Citizens to induce Parent and Citizens to enter into and carry out the terms of the Merger Agreement.

(b) By virtue of his position with Community and, if applicable, Parent and/or Citizens after the Effective Time of the Merger, Shareholder has developed considerable expertise in the business operations of Community and, if applicable, will develop considerable expertise in the business operations of Parent and Citizens and has access to Trade Secrets of Community and, if applicable, will have access to Trade Secrets of Parent and Citizens. Shareholder recognizes that Parent and Citizens would be irreparably damaged, and its substantial investment in Community materially impaired, if Shareholder were to enter into an activity that is competitive with or similar to the Enterprise in violation of the terms of this Agreement, if Shareholder were to disclose or make use of any Trade Secrets in violation of the terms of this Agreement, or if Shareholder were to solicit Customers, Prospective Customers or employees of Community or Citizens as successor to Community from and after the Effective Time of the Merger in violation of the terms of this Agreement. Accordingly, Shareholder expressly acknowledges that he is voluntarily entering into this Agreement and that the terms and conditions of this Agreement are fair and reasonable to Shareholder in all respects.

ARTICLE II

NON-COMPETITION, NON-SOLICITATION AND NON-DISCLOSURE

2.1 Non-competition.

(a) From the date of this Agreement and for the period ending on the expiration of twenty-four (24) months after the Effective Time of the Merger (the “Applicable Period”), Shareholder shall not, directly or indirectly, without the prior written consent of Citizens, own, manage, operate, control, or have any interest in the ownership, management, operation, or control of, or be connected as a shareholder, member, partner, principal, director, officer, manager, investor, organizer, founder, trustee, employee, advisor, consultant, agent, or representative of or with, any business or enterprise engaged in providing Financial Services in any of the following counties: Los Angeles, Orange, Riverside, San Bernardino, San Diego, and Ventura, California.

(b) Notwithstanding anything to the contrary set forth herein, Shareholder shall not be deemed to be in contravention of subsection (a) of this Section 2.1, if: (y) Shareholder participates in any such business solely (A) as an officer or director of Parent or Citizens or (B) as a passive investor in up to 5% of the equity securities or 10% of the debt securities of a company or partnership, or (z) Shareholder is employed by a business or enterprise that is engaged primarily in a business other than the provision of Financial Services which is competitive with or similar to the Enterprise and Shareholder does not apply in any manner his expertise at such business or enterprise to that part of such business or enterprise that is competitive with or similar to the Enterprise.

2.2 Non-solicitation. During the Applicable Period, Shareholder shall not, directly or indirectly, without the prior written consent of Parent or Citizens, on behalf of any Financial Institution,

(a) solicit or aid in the solicitation of any Customers or Prospective Customers for Financial Services,

(b) solicit or aid in the solicitation of any officers or employees of Community or, from and after the Effective Time of the Merger, Citizens as successor to Community, or

(c) induce or attempt to induce immediately any Person who is a Customer or a Prospective Customer, supplier, distributor, officer or employee of (i) Community as of the date hereof or immediately prior to the Effective Time of the Merger or (ii) Citizens immediately prior to termination of Shareholder’s employment or other position with Citizens, as applicable, in each case, to terminate such person’s relationships with the Surviving Corporation.

The prohibitions set forth in this Section 2.2 shall not apply to general solicitations or attempted solicitations by employment agencies (so long as the agency was not directed to solicit a Person otherwise subject to the prohibitions of this Section 2.2) or the general advertising or general solicitations not specifically directed at such Person(s).

2.3 Trade Secrets. Without limiting the generality of the foregoing and at all times after the date hereof, other than for the benefit of Community, or as otherwise approved by Community, and, after the Effective Time of the Merger (as such term is defined in the Merger Agreement), other than for the benefit of Parent and/or Citizens or as otherwise approved by Parent or Citizens in writing, Shareholder (i) shall make no use of the Trade Secrets, or any part thereof; (ii) shall not disclose the Trade Secrets, or any part thereof, to any other Person, and (iii) shall deliver, on and after the Effective Time of the Merger, upon the request of Citizens, all documents, reports, drawings, designs, plans, proposals and other tangible evidence of Trade Secrets, now possessed or hereafter acquired by Shareholder, to Parent and/or Citizens.

2.4 Exceptions. Notwithstanding any provision of this Agreement to the contrary, Shareholder may disclose or reveal any information, whether including in whole or in part any Trade Secrets, that Shareholder is required to disclose or reveal under any applicable Law or is otherwise required to disclose or reveal by any Governmental Authority; provided, that Shareholder makes a good faith request that the confidentiality of the Trade Secrets be preserved and, to the extent not prohibited by applicable Laws, gives Citizens prompt notice of such requirement in advance of such disclosure and exercises reasonable efforts to preserve the confidentiality of such Trade Secrets, including, without limitation, by reasonably cooperating with Parent and Citizens, to obtain an appropriate protective order or other reliable assurance that confidential treatment will be accorded to such Trade Secrets by the Governmental Authority or other recipient of the Trade Secrets.

ARTICLE III

RELEASE

3.1 Release. From and after the Effective Time of the Merger, Shareholder on Shareholder’s own behalf and on behalf of Shareholder’s past, present and future affiliates, agents, attorneys, administrators, heirs, executors, spouses, trustees, beneficiaries, representatives, successors and assigns claiming by or through Shareholder (collectively, the “Related Persons”), hereby absolutely, unconditionally and irrevocably RELEASES and FOREVER DISCHARGES (the “Release”) Community and its current or former affiliates, subsidiaries, subdivisions, officers, directors, employees, managers, partners, principals, advisors, agents, stockholders, members, investors, equity holders or other representatives (including attorneys, accountants, consultants, bankers and financial advisors), successors (including Citizens), predecessors or assigns (each, a “Released Party” and collectively, the “Released Parties”) from the following (collectively, the “Releasing Party Claims”): any and all claims, demands, allegations, assertions, complaints, controversies, charges, duties (fiduciary or otherwise), breaches of duties, grievances, rights, causes of action, actions, suits, liabilities, debts, obligations, promises, commitments, agreements, guarantees, endorsements, duties, damages, costs, losses, debts and expenses (including attorneys’ fees and costs incurred) of any nature whatsoever (whether direct or indirect, known or unknown, disclosed or undisclosed, matured or unmatured, accrued or unaccrued, asserted or unasserted, absolute or contingent, determined or conditional, express or implied, fixed or variable and whether vicarious, derivative, joint, several or secondary) relating to the Released Parties, including, without limitation, any and all actions, activities, assets, liabilities and the ownership of any securities, whether known or unknown, suspected or unsuspected, absolute or contingent, direct or indirect or nominally or beneficially possessed or claimed by Shareholder, whether the same be in administrative proceedings, in arbitration, at law, in equity or mixed, which Shareholder ever had, now has or hereafter may have against any or all of the Released Parties, in respect of any and all agreements, liabilities or obligations entered into or incurred on or prior to the date hereof, or in respect of any event occurring or circumstances existing on or prior to the date hereof, whether or not relating to claims pending on, or asserted after, the date hereof; provided, however, that the foregoing release does not extend to, include or restrict or limit in any way, and each Releasing Party hereby reserves such Releasing Party’s rights, if any, and the right of the other Releasing Parties, if any, to pursue any and all Releasing Party Claims that such Releasing Party may now or in the future have solely on account of (a) any existing rights of such Releasing Party under any severance agreement, employment agreement or other employee benefit plan of Community of which Shareholder is a party or is otherwise a beneficiary thereof,

(b) any rights or claims for benefits (other than any severance or deferred compensation) under benefit plans of Community (or its successor) (including, without limiting the generality of the foregoing, COBRA benefits and rights to account balances, earnings thereon and forfeiture allocations), (c) rights under any applicable workers’ compensation statutes arising out of compensable job related injuries, (d) any claims relating to salary, vacation pay or other compensation received in the ordinary course of business consistent with past practice, (e) any rights to indemnification for serving as an officer, director, agent or employee of Community or any affiliates of Community, or serving at the request of Community as a trustee or fiduciary of any benefit plan, provided that such rights exist as a matter of law or contract or pursuant to the corporate documents of such applicable company, (f) any rights under the Merger Agreement to the Merger Consideration and (g) any claim which, as a matter of applicable Law, cannot be released.

3.2 ADEA. Without limiting the scope of the Release in any way, Shareholder certifies that the Release constitutes a knowing and voluntary waiver of any and all rights or claims that exist or that he/she may have or may claim to have under the Federal Age Discrimination in Employment Act (“ADEA”), as amended by the Older Workers Benefit Protection Act of 1990, which is set forth at 29 U.S.C. § § 621, et seq. The Release does not govern any rights or claims that may arise under the ADEA after the date the Release is signed by Shareholder. If Shareholder is age 40 or over, (a) he/she is aware of his/her right to revoke the Release at any time within the seven (7)-day period following the date he/she signs it and that the Release shall not become effective or enforceable until the seven (7)-day revocation period expires without revocation; and (b) he/she has been given an opportunity to consider fully the terms of the Release for forty-five (45) days, although Shareholder is not required to wait forty-five (45) days before signing the Release. Shareholder understands that he or she will relinquish any right to any retention bonuses set forth in the Community retention bonus plan if he/she exercises his/her right to revoke it.

3.3 No Additional Facts. Shareholder agree that because the Release specifically covers known and unknown claims, Shareholder waives any and all rights under Section 1542 of the California Civil Code, or under any comparable law of any other jurisdiction. Section 1542 states:

“A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.”

Shareholder hereby expressly waives any rights Shareholder may have under Section 1542 of the California Civil Code or any other applicable law to preserve Releasing Party Claims which Shareholder does not know or suspect to exist in Shareholder’s favor at the time of executing the release provided in Section 3.1. Shareholder understands and acknowledges that Shareholder may discover facts different from, or in addition to, those which Shareholder knows or believes to be true with respect to the claims released herein, and agrees that the release provided in Section 3.1 shall be and remain effective in all respects notwithstanding any subsequent discovery of different or additional facts. If Shareholder discovers that any fact relied upon in entering into the release provided in Section 3.1 was untrue, or that any fact was concealed, or that an understanding of the facts or law was incorrect, Shareholder shall not be entitled to any relief as a result thereof, and Shareholder surrenders any rights Shareholder might have to rescind the release provided in Section 3.1 on any ground. Such release is intended to be and is final and binding regardless of any claim of misrepresentation, promise made with the intention of performing, concealment of fact, mistake of law, or any other circumstances whatsoever.

3.4 No Suits or Actions. Shareholder hereby irrevocably covenants to refrain from, and shall cause each of its Related Persons to refrain from, asserting any claim or demand, or commencing, instituting or causing to be commenced, any suit, proceeding or manner of action of any kind against any Released Party based upon any Releasing Party Claim. If Shareholder (or any of its Related Persons) does any of the things mentioned in the immediately preceding sentence, then Shareholder shall indemnify the Released Parties (or any of them) in the amount of the value of any final judgment or settlement (monetary or other) and any related cost (including reasonable legal fees) entered against, paid or incurred by the Released Parties (or any of them).

3.5 Revocation. Shareholder acknowledges that Shareholder (a) has read the Release, (b) has been provided a full and ample opportunity to study it, including a period of at least forty-five (45) days if Shareholder is over forty (40) years old (or, if less than forty (40) years old, at least ten (10) days) within which to consider it (although Shareholder may voluntarily choose to execute the Release earlier), and (c) is signing it voluntarily with full knowledge that it is intended, to the maximum extent permitted by law, as a complete release and waiver of any and all claims, including without limitation any claims under ADEA. To revoke, Shareholder must send a written notice of revocation to Citizens at the address set forth in Section 5.6 of this Agreement.

3.6 No Assignment of Releasing Party Claims. Shareholder represents and warrants to the Released Parties that there has been no assignment or other transfer of any interest in any Releasing Party Claim.

ARTICLE IV

INDEPENDENCE OF OBLIGATIONS

The covenants of Shareholder set forth in this Agreement shall be construed as independent of any other agreement or arrangement between Shareholder, on the one hand, and Citizens on the other, and the existence of any claim or cause of action by Shareholder against Community, Citizens, Parent, or any of their respective Affiliates (or the existence of any claim or cause of action by Citizens or Parent against Shareholder, as the case may be), shall not constitute a defense to the enforcement of such covenants against Shareholder, or against Citizens or Parent, as the case may be.

ARTICLE V

GENERAL

5.1 Amendments. To the fullest extent permitted by Law, this Agreement may be amended by agreement in writing of the parties hereto at any time.

5.2 Integration. This Agreement constitutes the entire agreement between the parties pertaining to the subject matter hereof and supersedes all prior agreements and understandings of the parties in connection therewith.

5.3 Termination.

(a) This Agreement shall terminate automatically without further action in the event that the Merger Agreement is terminated prior to the Effective Time of the Merger.

(b) Unless sooner terminated pursuant to subsection (a) of this Section 5.3, the obligations of Shareholder under Sections 2.1 and 2.2 shall terminate at the end of the Applicable Period. The Release shall continue to be in full force and effect indefinitely, unless this Agreement is terminated pursuant to Section 5.3(a).

(c) Unless sooner terminated under subsection (a) of this Section 5.3, and except as provided in subsection (b) of this Section 5.3, the obligations of Shareholder under this Agreement shall terminate only on the mutual agreement of Shareholder, on the one hand, and Citizens or the Surviving Corporation, on the other hand.

5.4 Specific Performance. Shareholder acknowledges and agrees that irreparable injury will result to Citizens in the event of a breach of any of the provisions of this Agreement and that Citizens may have no adequate remedy at law with respect thereto. Accordingly, in the event of a material breach of this Agreement, and in addition to any other legal or equitable remedy Citizens may have, Shareholder agrees that the entry of a preliminary injunction and a permanent injunction (including, without limitation, specific performance) by a court of competent jurisdiction, to restrain the violation or breach thereof by Shareholder or any Affiliates, agents, or any other persons acting for or with Shareholder in any capacity whatsoever, is an appropriate remedy for any such breach and that Shareholder will not oppose the granting of such relief on the basis that Citizens has an adequate remedy at law. Shareholder submits to the jurisdiction of such court in any such action. In addition, after discussing the matter with Shareholder, Citizens shall have the right to inform any third party that Citizens reasonably believes to be, or to be contemplating, participating with Shareholder or receiving from Shareholder assistance in violation of this Agreement, of the terms of this Agreement and the rights of Citizens hereunder, and that participation by any such persons with Shareholder in activities in violation of Shareholder’s agreement with Citizens set forth in this Agreement may give rise to claims by Citizens against such third party in addition to any other remedy to which they may be entitled at law or in equity.

5.5 Severability. If any provision of this Agreement shall be held by a court of competent jurisdiction to be unreasonable as to duration, activity or subject, it shall be deemed to extend only over the maximum duration, range of activities or subjects as to which such provision shall be valid and enforceable under applicable Law. If any provisions shall, for any reason, be held by a court of competent jurisdiction to be invalid, illegal or unenforceable, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement, but this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

5.6 Notices. Any notice or communication required or permitted hereunder, shall be deemed to have been given if in writing and (a) delivered in person, (b) delivered by confirmed email transmission, (c) sent by overnight carrier, postage prepaid with return receipt requested or (d) mailed by certified or registered mail postage prepaid with return receipt requested, addressed as follows:

If to Citizens, addressed to:

Citizens Business Bank

701 North Haven Avenue

Ontario, California 91764

Attention: Allen E. Nicholson

Email: anicholson@cbbank.com

With a copy addressed to:

Morrison & Foerster LLP

707 Wilshire Blvd.

Los Angeles, California 90017

Attention: Ben Chung, Esq.

Email: bchung@mofo.com

If to Shareholder, addressed to:

Email:

or at such other address and to the attention of such other person as a party may provide by notice to the other in accordance with this Section 5.6. Any such notice or communication shall be deemed received on the date delivered personally or delivered by confirmed facsimile transmission or on the next Business Day after it was sent by overnight carrier, postage prepaid with return receipt requested or on the third Business Day after it was sent by certified or registered mail, postage prepaid with return receipt requested.

5.7 Waiver of Breach. Any failure or delay by Citizens in enforcing any provision of this Agreement shall not operate as a waiver thereof. The waiver by Citizens of a breach of any provision of this Agreement by Shareholder shall not operate or be construed as a waiver of any subsequent breach or violation thereof. All waivers shall be in writing and signed by the party to be bound.

5.8 Assignment. This Agreement may be assignable by Citizens only in connection with a sale of all or substantially all of its assets or a merger or reorganization in which it is not the surviving corporation. Any attempted assignment in violation of this prohibition shall be null and void.

5.9 Binding Effect; Benefit to Successors. This Agreement shall be binding upon Shareholder and upon Shareholder ‘s successor and representatives and shall inure to the benefit of Citizens and its successors, representatives and assigns.

5.10 Governing Law. This Agreement and the legal relations between the parties shall be governed by and construed in accordance with the laws of the State of California applicable to contracts between California parties made and performed in this State.

5.11 Headings. The descriptive headings of the several Articles and Sections of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

5.12 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each party hereto and delivered to each party hereto. Facsimiles containing original signatures shall be deemed for all purposes to be originally signed copies of the documents which are the subject of such facsimiles.

[SIGNATURES APPEAR ON THE IMMEDIATELY FOLLOWING PAGE]

IN WITNESS WHEREOF, the parties to this Agreement have duly executed this Agreement as of the day and year first above written.

CITIZENS BUSINESS BANK

By:	Christopher D. Myers
Title:	President and Chief Executive Officer

SHAREHOLDER

(Signature)

David R. Misch
(Type or Print Shareholder’s Name)

Exhibit B-4

Form of Non-Competition, Non-Solicitation and Non-Disclosure Agreement

(Community Officer Identified on Section 7.03(j)(v) of the Parent Disclosure Schedule)

EXHIBIT B-4

NON-COMPETITION, NON-SOLICITATION AND NON-DISCLOSURE

AGREEMENT AND RELEASE

This NON-COMPETITION, NON-SOLICITATION AND NON-DISCLOSURE AGREEMENT AND RELEASE (this “Agreement”) dated as of February 26, 2018 is entered into by and between Citizens Business Bank, a California state-chartered bank (“Citizens”), and Alan Buckle (“Executive”).

RECITALS

A. Citizens, CVB Financial Corp., a California corporation and parent corporation of Citizens (“Parent”), and Community Bank, a California state-chartered bank (“Community”), have entered into that certain Agreement and Plan of Reorganization and Merger, dated as of February 26, 2018 (the “Merger Agreement”), which, among other things, contemplates the merger of Community into Citizens (the “Merger”). By operation of the Merger, Citizens will succeed, without further transfer, to the rights, obligations, properties and assets of Community, including all goodwill, trade secrets and other intellectual property of Community, at the Effective Time of the Merger.

B. Executive is a beneficial owner of Community common stock and an executive officer of Community. Executive holds restricted stock units of Community (“RSUs”) that will be converted into shares of Community common stock immediately prior to the Merger as provided in the Community equity plan, the RSU grant agreement and the Merger Agreement, and Executive will then be eligible to receive the Merger Consideration set forth in the Merger Agreement.

C. Executive is entitled to receive substantial monetary payments in connection with the transactions contemplated by the Merger Agreement as an Executive of Community and pursuant to Executive’s change in control/severance agreement by and between Executive and Community.

D. As a condition and an inducement to Parent’s and Citizens’ willingness to enter into the Merger Agreement, and in order to protect the goodwill, trade secrets and other intellectual property of Community from after the Effective Time of the Merger, Executive agrees to refrain from competing with and using trade secrets or soliciting customers or employees of Community and, from and after the Effective Time of the Merger, Citizens as successor to Community, in accordance with the terms hereof.

E. Executive and Citizens intend for the provisions of this Agreement to be in compliance with California Business and Professions Code Section 16601 and further intend for it to be fully enforceable.

F. Except as otherwise provided herein, each capitalized term shall have the meaning given to such term in the Merger Agreement. As used in this Agreement, the following terms shall have the meanings set forth:

“Customer” means any Person (i) with whom Community has an existing relationship for Financial Services (as defined below) from the date of execution of the Merger Agreement until immediately prior to the Effective Time of the Merger, or (ii) who is a customer of Citizens immediately prior to termination of Executive’s employment or other position with Citizens, if applicable.

“Enterprise” means the provision of Financial Services conducted by Community at any time from the date of execution of the Merger Agreement until immediately prior to the Effective Time of the Merger.

“Financial Institution” means a “depository institution” as that term is defined in 12 C.F.R. Section 348.2, and any parent, Subsidiary or Affiliate thereof.

“Financial Services” means any banking, financial or other services provided by a bank, trust company, credit union or other Financial Institution (including any Financial Institution or trust company in formation), including but not limited to the origination, purchasing, selling and servicing of commercial, real estate, residential, construction, consumer and other loans; the engagement of an agent bank to issue credit cards and process credit card transactions and billing; the issuance, origination, sale and servicing of letters of credit and swap arrangements; the solicitation and provision of deposit services and services related thereto; and the provision of wire transfer, direct payment, foreign currency exchange, and other customary community banking services provided by Community prior to the Effective Time of the Merger.

“Prospective Customer” means any Person (i) with whom Community has, to Executive’s knowledge, specifically pursued a relationship in writing (including through e-mail correspondence) to provide Financial Services at any time between the date of execution of the Merger Agreement and the Effective Time of the Merger or (ii) with whom Citizens has, to Executive’s knowledge, specifically pursued a relationship in writing (including through e-mail correspondence) to provide Financial Services at any time prior to termination of Executive’s employment or other position with Citizens, if applicable; provided, however, that Community’s or Citizens’ general solicitation for business, such as through television or media advertising, does not constitute pursuit of a relationship.

“Trade Secrets” means all secrets and other confidential information, ideas, knowledge, know-how, techniques, secret processes, improvements, discoveries, methods, inventions, sales, financial information, Customers, lists of Customers and Prospective Customers, broker lists, potential brokers, rate sheets, plans, concepts, strategies or products, as well as all documents, reports, drawings, designs, plans and proposals otherwise pertaining to same or relating to the business and properties of Community or its subsidiaries and Parent, Citizens and its subsidiaries of which Executive has acquired, or may hereafter acquire, knowledge and possession as a shareholder, director, officer or employee of Community or, if applicable, Parent or Citizens, or as a result of the transactions contemplated by the Merger Agreement; provided however, notwithstanding any other provisions of this Agreement to the contrary, “Trade Secrets” shall not include any (i) information which is or has become available from a third party who learned the information independently and is not or was not bound by a confidentiality agreement with respect to such information; or (ii) information readily ascertainable from public, trade or other nonconfidential sources (other than as a result, directly or indirectly, of a disclosure or other dissemination in contravention of a confidentiality agreement).

NOW, THEREFORE, in consideration of the premises and respective representations, warranties and covenants, agreements and conditions contained herein and in the Merger Agreement, and intending to be legally bound hereby, Executive and Citizens agree as follows:

ARTICLE I

ACKNOWLEDGMENTS BY EXECUTIVE

Executive acknowledges that:

(a) Parent and Citizens would not enter into the Merger Agreement unless Executive agrees not to enter into an activity that is competitive with or similar to the Enterprise in violation of this Agreement and that, accordingly, this Agreement is a material inducement for Parent and Citizens to enter into and to carry out the terms of the Merger Agreement. Accordingly, Executive expressly acknowledges that he is entering into this Agreement with Citizens to induce Parent and Citizens to enter into and carry out the terms of the Merger Agreement.

(b) By virtue of his position with Community and, if applicable, Parent and/or Citizens after the Effective Time of the Merger, Executive has developed considerable expertise in the business operations of Community and, if applicable, will develop considerable expertise in the business operations of Parent and Citizens and has access to Trade Secrets of Community and, if applicable, will have access to Trade Secrets of Parent and Citizens. Executive recognizes that Parent and Citizens would be irreparably damaged, and its substantial investment in Community materially impaired, if Executive were to enter into an activity that is competitive with or similar to the Enterprise in violation of the terms of this Agreement, if Executive were to disclose or make use of any Trade Secrets in violation of the terms of this Agreement, or if Executive were to solicit Customers, Prospective Customers or employees of Community or Citizens as successor to Community from and after the Effective Time of the Merger in violation of the terms of this Agreement. Accordingly, Executive expressly acknowledges that he is voluntarily entering into this Agreement and that the terms and conditions of this Agreement are fair and reasonable to Executive in all respects.

ARTICLE II

NON-COMPETITION, NON-SOLICITATION AND NON-DISCLOSURE

2.1 Non-competition.

(a) In consideration of the substantial monetary payments to Executive upon consummation of the Merger in exchange for Executive’s equity interest in Community pursuant to the Merger Agreement, and payment by Citizens to Executive of $250,000 by wire to an account designated by Executive on or prior to the Effective Time of the Merger, Executive agrees that from the date of this Agreement and for the period ending on the expiration of twelve (12) months after the Effective Time of the Merger (the “Applicable Period”), Executive shall not, directly or indirectly, without the prior written consent of Citizens, own, manage, operate, control, or have any interest in the ownership, management, operation, or control of, or be connected as a shareholder, member, partner, principal, director, officer, manager, investor, organizer, founder, trustee, employee, advisor, consultant, agent, or representative of or with, any business or enterprise engaged in providing Financial Services in any of the following counties: Los Angeles, Orange, Riverside, San Bernardino, San Diego, and Ventura, California.

(b) Notwithstanding anything to the contrary set forth herein, Executive shall not be deemed to be in contravention of subsection (a) of this Section 2.1, if: (y) Executive participates in any such business solely (A) as an officer or director of Parent or Citizens or (B) as a passive investor in up to 5% of the equity securities or 10% of the debt securities of a company or partnership, or (z) Executive is employed by a business or enterprise that is engaged primarily in a business other than the provision of Financial Services which is competitive with or similar to the Enterprise and Executive does not apply in any manner his expertise at such business or enterprise to that part of such business or enterprise that is competitive with or similar to the Enterprise.

2.2 Non-solicitation. During the Applicable Period, Executive shall not, directly or indirectly, without the prior written consent of Parent or Citizens, on behalf of any Financial Institution,

(a) solicit or aid in the solicitation of any Customers or Prospective Customers for Financial Services,

(b) solicit or aid in the solicitation of any officers or employees of Community or, from and after the Effective Time of the Merger, Citizens as successor to Community, or

(c) induce or attempt to induce immediately any Person who is a Customer or a Prospective Customer, supplier, distributor, officer or employee of (i) Community as of the date hereof or immediately prior to the Effective Time of the Merger or (ii) Citizens immediately prior to termination of Executive’s employment or other position with Citizens, as applicable, in each case, to terminate such person’s relationships with the Surviving Corporation.

The prohibitions set forth in this Section 2.2 shall not apply to general solicitations or attempted solicitations by employment agencies (so long as the agency was not directed to solicit a Person otherwise subject to the prohibitions of this Section 2.2) or the general advertising or general solicitations not specifically directed at such Person(s).

2.3 Trade Secrets. Without limiting the generality of the foregoing and at all times after the date hereof, other than for the benefit of Community, or as otherwise approved by Community, and, after the Effective Time of the Merger (as such term is defined in the Merger Agreement), other than for the benefit of Parent and/or Citizens or as otherwise approved by Parent or Citizens in writing, Executive (i) shall make no use of the Trade Secrets, or any part thereof; (ii) shall not disclose the Trade Secrets, or any part thereof, to any other Person, and (iii) shall deliver, on and after the Effective Time of the Merger, upon the request of Citizens, all documents, reports, drawings, designs, plans, proposals and other tangible evidence of Trade Secrets, now possessed or hereafter acquired by Executive, to Parent and/or Citizens.

2.4 Exceptions. Notwithstanding any provision of this Agreement to the contrary, Executive may disclose or reveal any information, whether including in whole or in part any Trade Secrets, that Executive is required to disclose or reveal under any applicable Law or is otherwise required to disclose or reveal by any Governmental Authority; provided, that Executive makes a good faith request that the confidentiality of the Trade Secrets be preserved and, to the extent not prohibited by applicable Laws, gives Citizens prompt notice of such requirement in advance of such disclosure and exercises reasonable efforts to preserve the confidentiality of such Trade Secrets, including, without limitation, by reasonably cooperating with Parent and Citizens, to obtain an appropriate protective order or other reliable assurance that confidential treatment will be accorded to such Trade Secrets by the Governmental Authority or other recipient of the Trade Secrets.

ARTICLE III

RELEASE

3.1 Release. From and after the Effective Time of the Merger, Executive on Executive’s own behalf and on behalf of Executive’s past, present and future affiliates, agents, attorneys, administrators, heirs, executors, spouses, trustees, beneficiaries, representatives, successors and assigns claiming by or through Executive (collectively, the “Related Persons”), hereby absolutely, unconditionally and irrevocably RELEASES and FOREVER DISCHARGES (the “Release”) Community and its current or former affiliates, subsidiaries, subdivisions, officers, directors, employees, managers, partners, principals, advisors, agents, stockholders, members, investors, equity holders or other representatives (including attorneys, accountants, consultants, bankers and financial advisors), successors (including Citizens), predecessors or assigns (each, a “Released Party” and collectively, the “Released Parties”) from the following (collectively, the “Releasing Party Claims”): any and all claims, demands, allegations, assertions, complaints, controversies, charges, duties (fiduciary or otherwise), breaches of duties, grievances, rights, causes of action, actions, suits, liabilities, debts, obligations, promises, commitments, agreements, guarantees, endorsements, duties, damages, costs, losses, debts and expenses (including attorneys’ fees and costs incurred) of any nature whatsoever (whether direct or indirect, known or unknown, disclosed or undisclosed, matured or unmatured, accrued or unaccrued, asserted or unasserted, absolute or contingent, determined or conditional, express or implied, fixed or variable and whether vicarious, derivative, joint, several or secondary) relating to the Released Parties, including, without limitation, any and all actions, activities, assets, liabilities and the ownership of any securities, whether known or unknown, suspected or unsuspected, absolute or contingent, direct or indirect or nominally or beneficially possessed or claimed by Executive, whether the same be in administrative proceedings, in arbitration, at law, in equity or mixed, which Executive ever had, now has or hereafter may have against any or all of the Released Parties, in respect of any and all agreements, liabilities or obligations entered into or incurred on or prior to the date hereof, or in respect of any event occurring or circumstances existing on or prior to the date hereof, whether or not relating to claims pending on, or asserted after, the date hereof; provided, however, that the foregoing release does not extend to, include or restrict or limit in any way, and each Releasing Party hereby reserves such Releasing Party’s rights, if any, and the right of the other Releasing Parties, if any, to pursue any and all Releasing Party Claims that such Releasing Party may now or in the future have solely on account of (a) any existing rights of such Releasing Party under any severance agreement, employment agreement or other employee benefit plan of Community of which Executive is a party or is otherwise a beneficiary thereof, (b) any rights or claims for benefits (other than any severance or deferred compensation) under benefit plans of Community (or its successor) (including, without limiting the generality of the foregoing, COBRA benefits and rights to account balances, earnings thereon and forfeiture allocations), (c) rights under any applicable workers’ compensation statutes arising out of compensable job related injuries, (d) any claims relating to salary, vacation pay or other compensation received in the ordinary course of business consistent with past practice, (e) any rights to indemnification for serving as an officer, director, agent or employee of Community or any affiliates of Community, or serving at the request of Community as a trustee or fiduciary of any benefit plan, provided that such rights exist as a matter of law or contract or pursuant to the corporate documents of such applicable company, (f) any rights under the Merger Agreement to the Merger Consideration and (g) any claim which, as a matter of applicable Law, cannot be released.

3.2 ADEA. Without limiting the scope of the Release in any way, Executive certifies that the Release constitutes a knowing and voluntary waiver of any and all rights or claims that exist or that he/she may have or may claim to have under the Federal Age Discrimination in Employment Act (“ADEA”), as amended by the Older Workers Benefit Protection Act of 1990, which is set forth at 29 U.S.C. § § 621, et seq. The Release does not govern any rights or claims that may arise under the ADEA after the date the Release is signed by Executive. If Executive is age 40 or over, (a) he/she is aware of his/her right to revoke the Release at any time within the seven (7)-day period following the date he/she signs it and that the Release shall not become effective or enforceable until the seven (7)-day revocation period expires without revocation; and (b) he/she has been given an opportunity to consider fully the terms of the Release for forty-five (45) days, although Executive is not required to wait forty-five (45) days before signing the Release. Executive understands that he or she will relinquish any right to any retention bonuses set forth in the Retention Bonus Agreement if he/she exercises his/her right to revoke it.

3.3 No Additional Facts. Executive agree that because the Release specifically covers known and unknown claims, Executive waives any and all rights under Section 1542 of the California Civil Code, or under any comparable law of any other jurisdiction. Section 1542 states:

“A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.”

Executive hereby expressly waives any rights Executive may have under Section 1542 of the California Civil Code or any other applicable law to preserve Releasing Party Claims which Executive does not know or suspect to exist in Executive’s favor at the time of executing the release provided in Section 3.1. Executive understands and acknowledges that Executive may discover facts different from, or in addition to, those which Executive knows or believes to be true with respect to the claims released herein, and agrees that the release provided in Section 3.1 shall be and remain effective in all respects notwithstanding any subsequent discovery of different or additional facts. If Executive discovers that any fact relied upon in entering into the release provided in Section 3.1 was untrue, or that any fact was concealed, or that an understanding of the facts or law was incorrect, Executive shall not be entitled to any relief as a result thereof, and Executive surrenders any rights Executive might have to rescind the release provided in Section 3.1 on any ground. Such release is intended to be and is final and binding regardless of any claim of misrepresentation, promise made with the intention of performing, concealment of fact, mistake of law, or any other circumstances whatsoever.

3.4 No Suits or Actions. Executive hereby irrevocably covenants to refrain from, and shall cause each of its Related Persons to refrain from, asserting any claim or demand, or commencing, instituting or causing to be commenced, any suit, proceeding or manner of action of any kind against any Released Party based upon any

Releasing Party Claim. If Executive (or any of its Related Persons) does any of the things mentioned in the immediately preceding sentence, then Executive shall indemnify the Released Parties (or any of them) in the amount of the value of any final judgment or settlement (monetary or other) and any related cost (including reasonable legal fees) entered against, paid or incurred by the Released Parties (or any of them).

3.5 Revocation. Executive acknowledges that Executive (a) has read the Release, (b) has been provided a full and ample opportunity to study it, including a period of at least forty-five (45) days if Executive is over forty (40) years old (or, if less than forty (40) years old, at least ten (10) days) within which to consider it (although Executive may voluntarily choose to execute the Release earlier), and (c) is signing it voluntarily with full knowledge that it is intended, to the maximum extent permitted by law, as a complete release and waiver of any and all claims, including without limitation any claims under ADEA. To revoke, Executive must send a written notice of revocation to Citizens at the address set forth in Section 5.6 of this Agreement.

3.6 No Assignment of Releasing Party Claims. Executive represents and warrants to the Released Parties that there has been no assignment or other transfer of any interest in any Releasing Party Claim.

ARTICLE IV

INDEPENDENCE OF OBLIGATIONS

The covenants of Executive set forth in this Agreement shall be construed as independent of any other agreement or arrangement between Executive, on the one hand, and Citizens on the other, and the existence of any claim or cause of action by Executive against Community, Citizens, Parent, or any of their respective Affiliates (or the existence of any claim or cause of action by Citizens or Parent against Executive, as the case may be), shall not constitute a defense to the enforcement of such covenants against Executive, or against Citizens or Parent, as the case may be.

ARTICLE V

GENERAL

5.1 Amendments. To the fullest extent permitted by Law, this Agreement may be amended by agreement in writing of the parties hereto at any time.

5.2 Integration. This Agreement constitutes the entire agreement between the parties pertaining to the subject matter hereof and supersedes all prior agreements and understandings of the parties in connection therewith.

5.3 Termination.

(a) This Agreement shall terminate automatically without further action in the event that the Merger Agreement is terminated prior to the Effective Time of the Merger.

(b) Unless sooner terminated pursuant to subsection (a) of this Section 5.3, the obligations of Executive under Sections 2.1 and 2.2 shall terminate at the end of the Applicable Period. The Release shall continue to be in full force and effect indefinitely, unless this Agreement is terminated pursuant to Section 5.3(a).

(c) Unless sooner terminated under subsection (a) of this Section 5.3, and except as provided in subsection (b) of this Section 5.3, the obligations of Executive under this Agreement shall terminate only on the mutual agreement of Executive, on the one hand, and Citizens or the Surviving Corporation, on the other hand.

5.4 Specific Performance. Executive acknowledges and agrees that irreparable injury will result to Citizens in the event of a breach of any of the provisions of this Agreement and that Citizens may have no adequate remedy at law with respect thereto. Accordingly, in the event of a material breach of this Agreement, and in addition to any other legal or equitable remedy Citizens may have, Executive agrees that the entry of a preliminary injunction and a permanent injunction (including, without limitation, specific performance) by a court of competent jurisdiction, to restrain the violation or breach thereof by Executive or any Affiliates, agents, or any other persons acting for or with Executive in any capacity whatsoever, is an appropriate remedy for any such breach and that Executive will not oppose the granting of such relief on the basis that Citizens has an adequate remedy at law. Executive submits to the jurisdiction of such court in any such action. In addition, after discussing the matter with Executive, Citizens shall have the right to inform any third party that Citizens reasonably believes to be, or to be contemplating, participating with Executive or receiving from Executive assistance in violation of this Agreement, of the terms of this Agreement and the rights of Citizens hereunder, and that participation by any such persons with Executive in activities in violation of Executive’s agreement with Citizens set forth in this Agreement may give rise to claims by Citizens against such third party in addition to any other remedy to which they may be entitled at law or in equity.

5.5 Severability. If any provision of this Agreement shall be held by a court of competent jurisdiction to be unreasonable as to duration, activity or subject, it shall be deemed to extend only over the maximum duration, range of activities or subjects as to which such provision shall be valid and enforceable under applicable Law. If any provisions shall, for any reason, be held by a court of competent jurisdiction to be invalid, illegal or unenforceable, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement, but this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

5.6 Notices. Any notice or communication required or permitted hereunder, shall be deemed to have been given if in writing and (a) delivered in person, (b) delivered by confirmed email transmission, (c) sent by overnight carrier, postage prepaid with return receipt requested or (d) mailed by certified or registered mail postage prepaid with return receipt requested, addressed as follows:

If to Citizens, addressed to:

Citizens Business Bank

701 North Haven Avenue

Ontario, California 91764

Attention: Allen E. Nicholson

Email: anicholson@cbbank.com

With a copy addressed to:

Morrison & Foerster LLP

707 Wilshire Blvd.

Los Angeles, California 90017

Attention: Ben Chung, Esq.

Email: bchung@mofo.com

If to Executive, addressed to:

Email:

or at such other address and to the attention of such other person as a party may provide by notice to the other in accordance with this Section 5.6. Any such notice or communication shall be deemed received on the date delivered personally or delivered by confirmed facsimile transmission or on the next Business Day after it was sent by overnight carrier, postage prepaid with return receipt requested or on the third Business Day after it was sent by certified or registered mail, postage prepaid with return receipt requested.

5.7 Waiver of Breach. Any failure or delay by Citizens in enforcing any provision of this Agreement shall not operate as a waiver thereof. The waiver by Citizens of a breach of any provision of this Agreement by Executive shall not operate or be construed as a waiver of any subsequent breach or violation thereof. All waivers shall be in writing and signed by the party to be bound.

5.8 Assignment. This Agreement may be assignable by Citizens only in connection with a sale of all or substantially all of its assets or a merger or reorganization in which it is not the surviving corporation. Any attempted assignment in violation of this prohibition shall be null and void.

5.9 Binding Effect; Benefit to Successors. This Agreement shall be binding upon Executive and upon Executive ‘s successor and representatives and shall inure to the benefit of Citizens and its successors, representatives and assigns.

5.10 Governing Law. This Agreement and the legal relations between the parties shall be governed by and construed in accordance with the laws of the State of California applicable to contracts between California parties made and performed in this State.

5.11 Headings. The descriptive headings of the several Articles and Sections of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

5.12 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each party hereto and delivered to each party hereto. Facsimiles containing original signatures shall be deemed for all purposes to be originally signed copies of the documents which are the subject of such facsimiles.

[SIGNATURES APPEAR ON THE IMMEDIATELY FOLLOWING PAGE]

IN WITNESS WHEREOF, the parties to this Agreement have duly executed this Agreement as of the day and year first above written.

CITIZENS BUSINESS BANK

By:	Christopher D. Myers
Title:	President and Chief Executive Officer

EXECUTIVE

(Signature)

(Type or Print Executive’s Name)

Exhibit B-5

Form of Non-Solicitation and Non-Disclosure Agreement

(Community Officers Identified on Section 7.03(j)(vi) of the Parent Disclosure Schedule)

EXHIBIT B-5

NON-SOLICITATION AND NON-DISCLOSURE AGREEMENT AND RELEASE

This NON-SOLICITATION AND NON-DISCLOSURE AGREEMENT AND RELEASE (this “Agreement”) dated as of February 26, 2018 is entered into by and between Citizens Business Bank, a California state-chartered bank (“Citizens”), and [            ] (“Employee”).

RECITALS

A. Citizens, CVB Financial Corp., a California corporation and parent corporation of Citizens (“Parent”), and Community Bank, a California state-chartered bank (“Community”), have entered into that certain Agreement and Plan of Reorganization and Merger, dated as of February 26, 2018 (the “Merger Agreement”), which, among other things, contemplates the merger of Community into Citizens (the “Merger”). By operation of the Merger, Citizens will succeed, without further transfer, to the rights, obligations, properties and assets of Community, including all goodwill, trade secrets and other intellectual property of Community, at the Effective Time of the Merger.

B. Employee is a beneficial owner of Community common stock and a director and/or executive officer of Community. Employee holds restricted stock units of Community (“RSUs”) that will be converted into shares of Community common stock immediately prior to the Merger as provided in the Community equity plan, the RSU grant agreement and the Merger Agreement, and Employee will then be eligible to receive the Merger Consideration set forth in the Merger Agreement.

C. Employee is entitled to receive substantial monetary payments in connection with the transactions contemplated by the Merger Agreement as an Employee of Community and holder of RSUs and/or pursuant to Employee’s change in control/severance agreement by and between Employee and Community.

D. As a condition and an inducement to Parent’s and Citizens’ willingness to enter into the Merger Agreement, and in order to protect the goodwill, trade secrets and other intellectual property of Community from after the Effective Time of the Merger, Employee agrees to refrain from using trade secrets or soliciting customers or employees of Community and, from and after the Effective Time of the Merger, Citizens as successor to Community, in accordance with the terms hereof.

E. Employee and Citizens intend for the provisions of this Agreement to be in compliance with California Business and Professions Code Section 16601 to the extent applicable and further intend for it to be fully enforceable.

F. Except as otherwise provided herein, each capitalized term shall have the meaning given to such term in the Merger Agreement. As used in this Agreement, the following terms shall have the meanings set forth:

“Customer” means any Person (i) with whom Community has an existing relationship for Financial Services (as defined below) from the date of execution of the Merger Agreement until immediately prior to the Effective Time of the Merger, or (ii) who is a customer of Citizens immediately prior to termination of Employee’s employment with Citizens, if applicable.

“Financial Institution” means a “depository institution” as that term is defined in 12 C.F.R. Section 348.2, and any parent, Subsidiary or Affiliate thereof.

“Financial Services” means any banking, financial or other services provided by a bank, trust company, credit union or other Financial Institution (including any Financial Institution or trust company in formation), including but not limited to the origination, purchasing, selling and servicing of commercial, real estate, residential, construction, consumer and other loans; the engagement of an agent bank to issue credit cards and process credit card transactions and billing; the issuance, origination, sale and servicing of letters of credit and swap arrangements; the solicitation and provision of deposit services and services related thereto; and the provision of wire transfer, direct payment, foreign currency exchange, and other customary community banking services provided by Community prior to the Effective Time of the Merger.

“Prospective Customer” means any Person (i) with whom Community has, to Employee’s knowledge, specifically pursued a relationship in writing (including through e-mail correspondence) to provide Financial Services at any time between the date of execution of the Merger Agreement and the Effective Time of the Merger or (ii) with whom Citizens has, to Employee’s knowledge, specifically pursued a relationship in writing (including through e-mail correspondence) to provide Financial Services at any time prior to termination of Employee’s employment or other position with Citizens, if applicable; provided, however, that Community’s or Citizens’ general solicitation for business, such as through television or media advertising, does not constitute pursuit of a relationship.

“Trade Secrets” means all secrets and other confidential information, ideas, knowledge, know-how, techniques, secret processes, improvements, discoveries, methods, inventions, sales, financial information, Customers, lists of Customers and Prospective Customers, broker lists, potential brokers, rate sheets, plans, concepts, strategies or products, as well as all documents, reports, drawings, designs, plans and proposals otherwise pertaining to same or relating to the business and properties of Community or its subsidiaries and Parent, Citizens and its subsidiaries of which Employee has acquired, or may hereafter acquire, knowledge and possession as a shareholder, director, officer or employee of Community or, if applicable, Parent or Citizens, or as a result of the transactions contemplated by the Merger Agreement; provided however, notwithstanding any other provisions of this Agreement to the contrary, “Trade Secrets” shall not include any (i) information which is or has become available from a third party who learned the information independently and is not or was not bound by a confidentiality agreement with respect to such information; or (ii) information readily ascertainable from public, trade or other nonconfidential sources (other than as a result, directly or indirectly, of a disclosure or other dissemination in contravention of a confidentiality agreement).

NOW, THEREFORE, in consideration of the premises and respective representations, warranties and covenants, agreements and conditions contained herein and in the Merger Agreement, and intending to be legally bound hereby, Employee and Citizens agree as follows:

ARTICLE I

ACKNOWLEDGMENTS BY EMPLOYEE

Employee acknowledges that:

(a) Parent and Citizens would not enter into the Merger Agreement unless Employee agrees not to use Trade Secrets or solicit customers and employees in violation of this Agreement and that, accordingly, this Agreement is a material inducement for Parent and Citizens to enter into and to carry out the terms of the Merger Agreement. Accordingly, Employee expressly acknowledges that [he/she] is entering into this Agreement with Citizens to induce Parent and Citizens to enter into and carry out the terms of the Merger Agreement.

(b) Employee acknowledges that by virtue of [his/her] position with Community and, if applicable, Parent and/or Citizens after the Effective Time of the Merger, Employee has developed considerable expertise in the business operations of Community and, if applicable, will develop considerable expertise in the business operations of Parent and Citizens and has access to Trade Secrets of Community and, if applicable, will have access to Trade Secrets of Parent and Citizens upon the Effective Time of the Merger. Employee recognizes that Parent and

Citizens would be irreparably damaged, and its substantial investment in Community materially impaired, if Employee were to disclose or make use of any Trade Secrets in violation of the terms of this Agreement, or if Employee were to solicit employees of Community or Citizens as successor to Community from and after the Effective Time of the Merger in violation of the terms of this Agreement. Accordingly, Employee expressly acknowledges that [he/she] is voluntarily entering into this Agreement and that the terms and conditions of this Agreement are fair and reasonable to Employee in all respects.

ARTICLE II

NON-SOLICITATION AND NON-DISCLOSURE

2.1 Non-solicitation. From the date of this Agreement and for the period ending on the expiration of twelve (12) months after the Effective Time of the Merger (the “Applicable Period”), Employee shall not, directly or indirectly, without the prior written consent of Parent or Citizens, on behalf of any Financial Institution,

(a) solicit or aid in the solicitation of any Customers or Prospective Customers for Financial Services,

(b) solicit or aid in the solicitation of any officers or employees of Community or, from and after the Effective Time of the Merger, Citizens as successor to Community, or

(c) induce or attempt to induce any Person who is a Customer or Prospective Customer, or induce or attempt to induce any supplier, distributor, officer or employee of (i) Community as of the date hereof or immediately prior to the Effective Time of the Merger or (ii) Citizens immediately prior to termination of Employee’s employment with Citizens, as applicable, in each case, to terminate such person’s relationships with the Surviving Corporation.

The prohibitions set forth in this Section 2.1 shall not apply to general solicitations or attempted solicitations by employment agencies (so long as the agency was not directed to solicit a Person otherwise subject to the prohibitions of this Section 2.1) or the general advertising or general solicitations not specifically directed at such Person(s).

2.2 Trade Secrets. Without limiting the generality of the foregoing and at all times after the date hereof, other than for the benefit of Community, or as otherwise approved by Community, and, after the Effective Time of the Merger (as such term is defined in the Merger Agreement), other than for the benefit of Parent and/or Citizens or as otherwise approved by Parent or Citizens in writing, Employee (i) shall make no use of the Trade Secrets, or any part thereof; (ii) shall not disclose the Trade Secrets, or any part thereof, to any other Person, and (iii) shall deliver, on and after the Effective Time of the Merger, upon the request of Citizens, all documents, reports, drawings, designs, plans, proposals and other tangible evidence of Trade Secrets, now possessed or hereafter acquired by Employee, to Parent and/or Citizens.

2.3 Exceptions. Notwithstanding any provision of this Agreement to the contrary, Employee may disclose or reveal any information, whether including in whole or in part any Trade Secrets, that Employee is required to disclose or reveal under any applicable Law or is otherwise required to disclose or reveal by any Governmental Authority; provided, that Employee makes a good faith request that the confidentiality of the Trade Secrets be preserved and, to the extent not prohibited by applicable Laws, gives Citizens prompt notice of such requirement in advance of such disclosure and exercises reasonable efforts to preserve the confidentiality of such Trade Secrets, including, without limitation, by reasonably cooperating with Parent and Citizens, to obtain an appropriate protective order or other reliable assurance that confidential treatment will be accorded to such Trade Secrets by the Governmental Authority or other recipient of the Trade Secrets.

ARTICLE III

RELEASE

3.1 Release. From and after the Effective Time of the Merger, Employee on Employee’s own behalf and on behalf of Employee’s past, present and future affiliates, agents, attorneys, administrators, heirs, executors, spouses, trustees, beneficiaries, representatives, successors and assigns claiming by or through Employee (collectively, the “Related Persons”), hereby absolutely, unconditionally and irrevocably RELEASES and FOREVER DISCHARGES (the “Release”) Community and its current or former affiliates, subsidiaries, subdivisions, officers, directors, employees, managers, partners, principals, advisors, agents, stockholders, members, investors, equity holders or other representatives (including attorneys, accountants, consultants, bankers and financial advisors), successors (including Citizens), predecessors or assigns (each, a “Released Party” and collectively, the “Released Parties”) from the following (collectively, the “Releasing Party Claims”): any and all claims, demands, allegations, assertions, complaints, controversies, charges, duties (fiduciary or otherwise), breaches of duties, grievances, rights, causes of action, actions, suits, liabilities, debts, obligations, promises, commitments, agreements, guarantees, endorsements, duties, damages, costs, losses, debts and expenses (including attorneys’ fees and costs incurred) of any nature whatsoever (whether direct or indirect, known or unknown, disclosed or undisclosed, matured or unmatured, accrued or unaccrued, asserted or unasserted, absolute or contingent, determined or conditional, express or implied, fixed or variable and whether vicarious, derivative, joint, several or secondary) relating to the Released Parties, including, without limitation, any and all actions, activities, assets, liabilities and the ownership of any securities, whether known or unknown, suspected or unsuspected, absolute or contingent, direct or indirect or nominally or beneficially possessed or claimed by Employee, whether the same be in administrative proceedings, in arbitration, at law, in equity or mixed, which Employee ever had, now has or hereafter may have against any or all of the Released Parties, in respect of any and all agreements, liabilities or obligations entered into or incurred on or prior to the date hereof, or in respect of any event occurring or circumstances existing on or prior to the date hereof, whether or not relating to claims pending on, or asserted after, the date hereof; provided, however, that the foregoing release does not extend to, include or restrict or limit in any way, and each Releasing Party hereby reserves such Releasing Party’s rights, if any, and the right of the other Releasing Parties, if any, to pursue any and all Releasing Party Claims that such Releasing Party may now or in the future have solely on account of (a) any existing rights of such Releasing Party under any severance agreement, employment agreement or other employee benefit plan of Community of which Employee is a party or is otherwise a beneficiary thereof, (b) any rights or claims for benefits (other than any severance or deferred compensation) under benefit plans of Community (or its successor) (including, without limiting the generality of the foregoing, COBRA benefits and rights to account balances, earnings thereon and forfeiture allocations), (c) rights under any applicable workers’ compensation statutes arising out of compensable job related injuries, (d) any claims relating to salary, vacation pay or other compensation received in the ordinary course of business consistent with past practice, (e) any rights to indemnification for serving as an officer, director, agent or employee of Community or any affiliates of Community, or serving at the request of Community as a trustee or fiduciary of any benefit plan, provided that such rights exist as a matter of law or contract or pursuant to the corporate documents of such applicable company, (f) any rights under the Merger Agreement to the Merger Consideration and (g) any claim which, as a matter of applicable Law, cannot be released.

3.2 ADEA. Without limiting the scope of the Release in any way, Employee certifies that the Release constitutes a knowing and voluntary waiver of any and all rights or claims that exist or that he/she may have or may claim to have under the Federal Age Discrimination in Employment Act (“ADEA”), as amended by the Older Workers Benefit Protection Act of 1990, which is set forth at 29 U.S.C. § § 621, et seq. The Release does not govern any rights or claims that may arise under the ADEA after the date the Release is signed by Employee. If Employee is age 40 or over, (a) he/she is aware of his/her right to revoke the Release at any time within the seven (7)-day period following the date he/she signs it and that the Release shall not become effective or enforceable until the seven (7)-day revocation period expires without revocation; and (b) he/she has been given an opportunity to consider fully the terms of the Release for forty-five (45) days, although Employee is not required to wait forty-

five (45) days before signing the Release. Employee understands that he or she will relinquish any right to any retention bonuses set forth in the Community retention bonus plan if he/she exercises his/her right to revoke it.

3.3 No Additional Facts. Employee agree that because the Release specifically covers known and unknown claims, Employee waives any and all rights under Section 1542 of the California Civil Code, or under any comparable law of any other jurisdiction. Section 1542 states:

“A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.”

Employee hereby expressly waives any rights Employee may have under Section 1542 of the California Civil Code or any other applicable law to preserve Releasing Party Claims which Employee does not know or suspect to exist in Employee’s favor at the time of executing the release provided in Section 3.1. Employee understands and acknowledges that Employee may discover facts different from, or in addition to, those which Employee knows or believes to be true with respect to the claims released herein, and agrees that the release provided in Section 3.1 shall be and remain effective in all respects notwithstanding any subsequent discovery of different or additional facts. If Employee discovers that any fact relied upon in entering into the release provided in Section 3.1 was untrue, or that any fact was concealed, or that an understanding of the facts or law was incorrect, Employee shall not be entitled to any relief as a result thereof, and Employee surrenders any rights Employee might have to rescind the release provided in Section 3.1 on any ground. Such release is intended to be and is final and binding regardless of any claim of misrepresentation, promise made with the intention of performing, concealment of fact, mistake of law, or any other circumstances whatsoever.

3.4 No Suits or Actions. Employee hereby irrevocably covenants to refrain from, and shall cause each of its Related Persons to refrain from, asserting any claim or demand, or commencing, instituting or causing to be commenced, any suit, proceeding or manner of action of any kind against any Released Party based upon any Releasing Party Claim. If Employee (or any of its Related Persons) does any of the things mentioned in the immediately preceding sentence, then Employee shall indemnify the Released Parties (or any of them) in the amount of the value of any final judgment or settlement (monetary or other) and any related cost (including reasonable legal fees) entered against, paid or incurred by the Released Parties (or any of them).

3.5 Revocation. Employee acknowledges that Employee (a) has read the Release, (b) has been provided a full and ample opportunity to study it, including a period of at least forty-five (45) days if Employee is over forty (40) years old (or, if less than forty (40) years old, at least ten (10) days) within which to consider it (although Employee may voluntarily choose to execute the Release earlier), and (c) is signing it voluntarily with full knowledge that it is intended, to the maximum extent permitted by law, as a complete release and waiver of any and all claims, including without limitation any claims under ADEA. To revoke, Employee must send a written notice of revocation to Citizens at the address set forth in Section 5.6 of this Agreement.

3.6 No Assignment of Releasing Party Claims. Employee represents and warrants to the Released Parties that there has been no assignment or other transfer of any interest in any Releasing Party Claim.

ARTICLE IV

INDEPENDENCE OF OBLIGATIONS

The covenants of Employee set forth in this Agreement shall be construed as independent of any other agreement or arrangement between Employee, on the one hand, and Citizens on the other, and the existence of any claim or cause of action by Employee against Community, Citizens, Parent, or any of their respective Affiliates (or the existence of any claim or cause of action by Citizens or Parent against Employee, as the case may be), shall not constitute a defense to the enforcement of such covenants against Employee, or against Citizens or Parent, as the case may be.

ARTICLE V

GENERAL

5.1 Amendments. To the fullest extent permitted by Law, this Agreement may be amended by agreement in writing of the parties hereto at any time.

5.2 Integration. This Agreement constitutes the entire agreement between the parties pertaining to the subject matter hereof and supersedes all prior agreements and understandings of the parties in connection therewith.

5.3 Termination.

(a) This Agreement shall terminate automatically without further action in the event that the Merger Agreement is terminated prior to the Effective Time of the Merger.

(b) Unless sooner terminated pursuant to subsection (a) of this Section 5.3, the obligations of Employee under Sections 2.1 and 2.2 shall terminate at the end of the Applicable Period. The Release shall continue to be in full force and effect indefinitely, unless this Agreement is terminated pursuant to Section 5.3(a).

(c) Unless sooner terminated under subsection (a) of this Section 5.3, and except as provided in subsection (b) of this Section 5.3, the obligations of Employee under this Agreement shall terminate only on the mutual agreement of Employee, on the one hand, and Citizens or the Surviving Corporation, on the other hand.

5.4 Specific Performance. Employee acknowledges and agrees that irreparable injury will result to Citizens in the event of a breach of any of the provisions of this Agreement and that Citizens may have no adequate remedy at law with respect thereto. Accordingly, in the event of a material breach of this Agreement, and in addition to any other legal or equitable remedy Citizens may have, Employee agrees that the entry of a preliminary injunction and a permanent injunction (including, without limitation, specific performance) by a court of competent jurisdiction, to restrain the violation or breach thereof by Employee or any Affiliates, agents, or any other persons acting for or with Employee in any capacity whatsoever, is an appropriate remedy for any such breach and that Employee will not oppose the granting of such relief on the basis that Citizens has an adequate remedy at law. Employee submits to the jurisdiction of such court in any such action. In addition, after discussing the matter with Employee, Citizens shall have the right to inform any third party that Citizens reasonably believes to be, or to be contemplating, participating with Employee or receiving from Employee assistance in violation of this Agreement, of the terms of this Agreement and the rights of Citizens hereunder, and that participation by any such persons with Employee in activities in violation of Employee’s agreement with Citizens set forth in this Agreement may give rise to claims by Citizens against such third party in addition to any other remedy to which they may be entitled at law or in equity.

5.5 Severability. If any provision of this Agreement shall be held by a court of competent jurisdiction to be unreasonable as to duration, activity or subject, it shall be deemed to extend only over the maximum duration, range of activities or subjects as to which such provision shall be valid and enforceable under applicable Law. If any provisions shall, for any reason, be held by a court of competent jurisdiction to be invalid, illegal or unenforceable, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement, but this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

5.6 Notices. Any notice or communication required or permitted hereunder, shall be deemed to have been given if in writing and (a) delivered in person, (b) delivered by confirmed email transmission, (c) sent by overnight carrier, postage prepaid with return receipt requested or (d) mailed by certified or registered mail postage prepaid with return receipt requested, addressed as follows:

If to Citizens, addressed to:

Citizens Business Bank

701 North Haven Avenue

Ontario, California 91764

Attention: E. Allen Nicholson

Email: anicholson@cbbank.com

With a copy addressed to:

Morrison & Foerster LLP

707 Wilshire Blvd.

Los Angeles, California 90017

Attention: Ben Chung, Esq.

Email: bchung@mofo.com

If to Employee, addressed to:

Email:

or at such other address and to the attention of such other person as a party may provide by notice to the other in accordance with this Section 5.6. Any such notice or communication shall be deemed received on the date delivered personally or delivered by confirmed facsimile transmission or on the next Business Day after it was sent by overnight carrier, postage prepaid with return receipt requested or on the third Business Day after it was sent by certified or registered mail, postage prepaid with return receipt requested.

5.7 Waiver of Breach. Any failure or delay by Citizens in enforcing any provision of this Agreement shall not operate as a waiver thereof. The waiver by Citizens of a breach of any provision of this Agreement by Employee shall not operate or be construed as a waiver of any subsequent breach or violation thereof. All waivers shall be in writing and signed by the party to be bound.

5.8 Assignment. This Agreement may be assignable by Citizens only in connection with a sale of all or substantially all of its assets or a merger or reorganization in which it is not the surviving corporation. Any attempted assignment in violation of this prohibition shall be null and void.

5.9 Binding Effect; Benefit to Successors. This Agreement shall be binding upon Employee and upon Employee ‘s successor and representatives and shall inure to the benefit of Citizens and its successors, representatives and assigns.

5.10 Governing Law. This Agreement and the legal relations between the parties shall be governed by and construed in accordance with the laws of the State of California applicable to contracts between California parties made and performed in this State.

5.11 Headings. The descriptive headings of the several Articles and Sections of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

5.12 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each party hereto and delivered to each party hereto. Facsimiles containing original signatures shall be deemed for all purposes to be originally signed copies of the documents which are the subject of such facsimiles.

[SIGNATURES APPEAR ON THE IMMEDIATELY FOLLOWING PAGE]

IN WITNESS WHEREOF, the parties to this Agreement have duly executed this Agreement as of the day and year first above written.

CITIZENS BUSINESS BANK

By:	Christopher D. Myers
Title:	President and Chief Executive Officer

EMPLOYEE

(Signature)

(Type or Print Employee’s Name)

Exhibit C

Form of Agreement of Merger

EXHIBIT C

AGREEMENT OF MERGER

THIS AGREEMENT OF MERGER (this “Agreement of Merger”) is made and entered into as of this day of , 2018, by and among CVB Financial Corp., a California corporation (“Parent”), Citizens Business Bank, a California state-chartered bank and wholly owned subsidiary of Parent (“Citizens”), and Community Bank, a California state-chartered bank (“Community”), in connection with the transactions described in that certain Agreement of Reorganization and Merger, dated as of             , 2018 (the “Reorganization Agreement”), by and among Parent, Citizens and Community. Terms not otherwise defined herein shall have the meaning given them in the Reorganization Agreement.

RECITALS

WHEREAS, Parent, Citizens and Community have entered into the Reorganization Agreement providing, among other things, for the merger of Community with and into Citizens (the “Merger”).

WHEREAS, in connection with the Reorganization Agreement, the Parties desire to effectuate the Merger upon the terms and subject to the conditions set forth in this Agreement of Merger and the Reorganization Agreement.

WHEREAS, the Parties intend that for federal income tax purposes the Merger shall qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and that this Agreement of Merger shall constitute a “plan of reorganization” within in the meaning of the Code.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements herein set forth and for the purpose of prescribing the terms and conditions of such Merger, the parties hereto agree as follows:

ARTICLE I

THE MERGER

Upon the terms and subject to the conditions set forth in this Agreement of Merger and the Reorganization Agreement, at the Effective Time (as defined in Article VIII hereof), Community shall be merged with and into Citizens which shall thereupon be surviving corporation (the “Surviving Corporation”), and the separate corporate existence of Community shall cease.

ARTICLE II

NAME

The name of the Surviving Corporation shall be “Citizens Business Bank.”

ARTICLE III

ARTICLES OF INCORPORATION

The Articles of Incorporation of Citizens as in effect immediately prior to the Effective Time shall, at and after the Effective Time, continue to be the Articles of Incorporation of the Surviving Corporation.

ARTICLE IV

BYLAWS

The Bylaws of Citizens as in effect immediately prior to the Effective Time shall, at and after the Effective Time, continue to be the Bylaws of the Surviving Corporation.

ARTICLE V

RIGHTS AND DUTIES OF SURVIVING CORPORATION

At and after the Effective Time, all rights, privileges, powers and franchises and all property and assets of every kind and description of Citizens and Community shall be vested in and be held and enjoyed by the Surviving Corporation, without further act or deed, and all the estates and interests of every kind of Citizens and Community, including all debts due to either of them, shall be as effectively the property of the Surviving Corporation as they were of Citizens and Community, and the title to any real estate vested by deed or otherwise in either Citizens or Community shall not revert or be in any way impaired by reason of the Merger; and all rights of creditors and liens upon any property of Citizens and Community shall be preserved unimpaired and all debts, liabilities and duties of Citizens and Community shall be debts, liabilities and duties of the Surviving Corporation and may be enforced against it to the same extent as if said debts, liabilities and duties had been incurred or contracted by it.

ARTICLE VI

CONVERSION OF SHARES

In and by virtue of the Merger and at the Effective Time, pursuant to this Agreement of Merger and the Reorganization Agreement, the shares of Community Common Stock and common stock of Citizens (“Citizens Common Stock”) outstanding at the Effective Time shall be treated as follows:

(a) Outstanding Community Common Stock. Each share of Community Common Stock, excluding Excluded Shares and Dissenting Shares, issued and outstanding immediately prior to the Effective Time, shall become and be converted into the right to receive (i) $[    ] in cash (the “Cash Consideration”) and (ii) [    ] of a share of Parent Common Stock (the “Stock Consideration” together with the Cash Consideration, the “Merger Consideration”), without interest thereon.

(b) Cancellation of Excluded Shares. (i) Any shares of Community Common Stock held by Parent or any direct or indirect wholly-owned Subsidiary of Parent or by Community or any direct or indirect wholly-owned Subsidiary of Community, other than those held in a fiduciary capacity or as a result of debts previously contracted (“Excluded Shares”) shall automatically be cancelled and retired and shall cease to exist at the Effective Time of the Merger and no consideration shall be issued in exchange therefor.

(c) Dissenting Shares. Notwithstanding any provision of this Agreement of Merger to the contrary, no Dissenting Shares shall be converted into or represent a right to receive the applicable consideration for such shares set forth in this Agreement of Merger and the Reorganization Agreement, if any, but the holder of such Dissenting Shares shall only be entitled to such dissenters’ rights as are granted by Chapter 13 of the CGCL. If a holder of shares of Community Common Stock who demands that Community purchase such shares under Chapter 13 of the CGCL shall thereafter effectively withdraw or lose (through failure to perfect or otherwise) such holders’ dissenters’ rights with respect to such shares of Community Common Stock then, as of the occurrence of such withdrawal or loss, each such share of Community Common Stock shall be deemed as of the Effective Time to have been converted into and represent only the right to receive the Merger Consideration.

(d) Fractional Shares. Notwithstanding any other provision of this Agreement of Merger, no fractional shares of Parent Common Stock will be issued and any holder of Shares entitled to receive a fractional share of Parent Common Stock shall be entitled to receive a cash payment in lieu thereof (rounded to the nearest cent), which payment shall be determined by multiplying (i) the 20-day volume weighted average price of a share of Parent Common Stock as quoted on NASDAQ as of the fifth (5th) Business Day immediately prior to the Closing Date by (ii) the fraction of the share (rounded to the nearest thousandth when expressed in decimal form) of Parent Common Stock which such holder would otherwise be entitled to receive hereunder.

(e) Effect on Citizens Common Stock. Each share of Citizens Common Stock issued and outstanding immediately prior to the Effective Time shall, on and after the Effective Time, remain outstanding and shall automatically and for all purposes be deemed to represent one share of common stock of the Surviving Corporation.

ARTICLE VII

FURTHER ACTION

The parties hereto shall execute and deliver, or cause to be executed and delivered, all such deeds and other instruments, and will take or cause to be taken all further or other action as they may deem necessary or desirable, in order to vest in and confirm to the Surviving Corporation title to and possession of all of Citizens’ and Community’s property, rights, privileges, powers and franchises hereunder, and otherwise to carry out the intent and purposes of this Agreement of Merger.

ARTICLE VIII

EFFECTIVE TIME

The Merger will become effective upon the filing of a copy of this Agreement of Merger (bearing the certification of the Secretary of State of the State of California) and all other requisite accompanying certificates in the office of the California Commissioner of Business Oversight (the “Commissioner”). The date and time of such filing with the Commissioner is referred to herein as the “Effective Time.”

ARTICLE IX

SUCCESSORS AND ASSIGNS

This Agreement of Merger shall be binding upon and enforceable by the parties hereto and their respective successors, assigns and transferees, but this Agreement of Merger may not be assigned by either party without the written consent of the other.

ARTICLE X

GOVERNING LAW

This Agreement of Merger has been executed in the State of California, and the laws of the State of California shall govern the validity and interpretation hereof and the performance by the parties hereto.

ARTICLE XI

TERMINATION

This Agreement of Merger may, by the mutual consent and action of the Boards of Directors of Parent, Citizens and Community, be abandoned at any time before the filing of this Agreement of Merger with the Commissioner. This Agreement of Merger shall automatically be terminated and of no further force and effect if, prior to the Effective Time of the Merger, the Reorganization Agreement is terminated in accordance with the terms thereof.

ARTICLE XII

SATISFACTION OF CONDITION AND OBLIGATIONS

(a) The obligations of Community to proceed with the closing are subject to the satisfaction at or prior to the closing of all of the conditions to the obligations of Community under the Reorganization Agreement, any one or more of which, to the extent it is or they are waivable, may be waived, in whole or in part, by Parent and Citizens.

(b) The obligations of Parent and Citizens to proceed with the closing are subject to the satisfaction at or prior to the closing of all of the conditions to the obligations of Citizens under the Reorganization Agreement, any one or more of which, to the extent it is or they are waivable, may be waived, in whole or in part, by Community.

[The remainder of this page was intentionally left blank]

IN WITNESS WHEREOF, Parent, Citizens and Community, pursuant to the approval and authority duly given by resolution of their respective Board of Directors, have caused this Agreement of Merger to be signed by their respective Presidents and Secretaries on the day and year first above written.

CVB FINANCIAL CORP.

By:
Christopher D. Myers
President and Chief Executive Officer

By:
Secretary

CITIZENS BUSINESS BANK

By:
Christopher D. Myers
President and Chief Executive Officer

By:
Secretary

COMMUNITY BANK

By:
David R. Misch
President and Chief Executive Officer

By:
Secretary

ANNEX B

Fairness Opinion of Keefe, Bruyette & Woods, Inc.

February 26, 2018

The Board of Directors

CVB Financial Corp.

701 North Haven Avenue, Suite 350

Ontario, California 91764

Members of the Board:

You have requested the opinion of Keefe, Bruyette & Woods, Inc. (“KBW” or “we”) as investment bankers as to the fairness, from a financial point of view, to CVB Financial Corp. (“CVB”) of the Aggregate Merger Consideration (as defined below) in the proposed merger of Community Bank (“Community”) with and into Citizens Business Bank, a wholly-owned subsidiary of CVB (“Citizens Business”), with Citizens Business as the surviving corporation (the “Merger”), pursuant to the Agreement and Plan of Reorganization and Merger (the “Agreement”) to be entered into by and among CVB, Citizens Business and Community. Pursuant to the Agreement and subject to the terms, conditions and limitations set forth therein, at the Effective Time (as defined in the Agreement), as a result of the Merger, the shares of common stock, no par value per share, of Community (“Community Common Stock”), that are issued and outstanding immediately prior to the Effective Time (other than Excluded Shares and Dissenting Shares (each as defined in the Agreement)) shall become and be converted into the right to receive aggregate consideration, which you have directed us to assume consists of the following: (i) $177,519,126 in cash (the “Aggregate Cash Consideration”), which Aggregate Cash Consideration is subject to adjustment as further provided in the Agreement (as to which adjustment we express no opinion) and (ii) 29,986,467 shares (the “Aggregate Stock Consideration”) of common stock, no par value per share, of CVB (“CVB Common Stock”). The Aggregate Cash Consideration and the Aggregate Stock Consideration, taken together, are referred to herein as the “Aggregate Merger Consideration.” The terms and conditions of the Merger are more fully set forth in the Agreement.

KBW has acted as financial advisor to CVB and not as an advisor to or agent of any other person. As part of our investment banking business, we are continually engaged in the valuation of bank and bank holding company securities in connection with acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for various other purposes. As specialists in the securities of banking companies, we have experience in, and knowledge of, the valuation of banking enterprises. We and our affiliates, in the ordinary course of our and their broker-dealer businesses (and further to existing sales and trading relationships between a KBW broker-dealer affiliate and each of CVB and Community), may from time to time purchase securities from, and sell securities to, CVB and Community. As market makers in securities, we and our affiliates may from time to time have a long or short position in, and buy or sell debt or equity securities of, CVB and Community for our and their own accounts and for the accounts of our and their respective customers and clients. A portion of our fee is payable upon the rendering of this opinion, and a significant portion is contingent upon the successful completion of the Merger. In addition, CVB has agreed to indemnify us for certain liabilities arising out of our engagement.

Keefe, Bruyette & Woods, A Stifel Company  ●  One Montgomery Street, Suite 3700, San Francisco, CA 94104

+1 (415) 591-5020  ●  www.kbw.com

In addition to the present engagement, in the past two years KBW has provided investment banking and financial advisory services to CVB for which compensation was received. KBW acted as financial advisor to CVB in connection with its March 2017 acquisition of Valley Commerce Bancorp. In the past two years, KBW has not provided investment banking or financial advisory services to Community. We may in the future provide investment banking and financial advisory services to CVB or Community and receive compensation for such services.

In connection with this opinion, we have reviewed, analyzed and relied upon material bearing upon the financial and operating condition of CVB and Community and bearing upon the Merger, including among other things, the following: (i) a draft of the Agreement dated February 22, 2018 (the most recent draft made available to us); (ii) the audited financial statements and Annual Reports on Form 10-K for the three fiscal years ended December 31, 2016 of CVB; (iii) the unaudited quarterly financial statements and Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2017, June 30, 2017 and September 30, 2017 of CVB; (iv) certain unaudited quarterly and year-end financial results for the quarter and fiscal year ended December 31, 2017 of CVB (contained in the Current Report on Form 8-K filed by CVB with the Securities and Exchange Commission on January 25, 2018); (v) the audited financial statements for the three fiscal years ended December 31, 2016 of Community; (vi) the unaudited quarterly financial statements for the fiscal quarters ended March 31, 2017, June 30, 2017 and September 30, 2017 of Community; (vii) certain unaudited quarterly and year-end financial results for the quarter and fiscal year ended December 31, 2017 of Community (provided to us by representatives of Community); (viii) certain regulatory filings of CVB, Community and Citizens Business, including the quarterly reports on Form FR Y-9C and the quarterly call reports filed with respect to each quarter during the three year period ended December 31, 2017; (ix) certain other interim reports and other communications of CVB and Community to their respective stockholders; and (x) other financial information concerning the respective businesses and operations of CVB and Community that were furnished to us by CVB and Community or that we were otherwise directed to use for purposes of our analysis. Our consideration of financial information and other factors that we deemed appropriate under the circumstances or relevant to our analyses included, among others, the following: (i) the historical and current financial position and results of operations of CVB and Community; (ii) the assets and liabilities of CVB and Community; (iii) the nature and terms of certain other merger transactions and business combinations in the banking industry; (iv) a comparison of certain financial and stock market information of CVB and Community with similar information for certain other companies, the securities of which are publicly traded; (v) financial and operating forecasts and projections of Community that were prepared by CVB management, provided to us and discussed with us by such management, and used and relied upon by us at the direction of such management and with the consent of the Board; (vi) the publicly available consensus “street estimates” of CVB, as well as assumed CVB long-term growth rates that were provided to us by CVB management, all of which information was discussed with us by such management and used and relied upon by us at the direction of such management and with the consent of the Board; and (vii) estimates regarding certain pro forma financial effects of the Merger on CVB (including without limitation the cost savings and related expenses expected to result or be derived from the Merger) that were prepared by CVB management, provided to and discussed with us by such management, and used and relied upon by us at the direction of such management and with the consent of the Board. We have also performed such other studies and analyses as we considered appropriate and have taken into account our assessment of general economic, market and financial conditions and our experience in other transactions, as well as our experience in securities valuation and knowledge of the banking industry generally. We have also participated in discussions that were held by the managements of CVB and Community regarding the past and current business operations, regulatory relations, financial condition and future prospects of their respective companies and such other matters as we have deemed relevant to our inquiry.

In conducting our review and arriving at our opinion, we have relied upon and assumed the accuracy and completeness of all of the financial and other information provided to us or that was publicly available and we have not independently verified the accuracy or completeness of any such information or assumed any responsibility or liability for such verification, accuracy or completeness. We have relied upon the management of CVB as to the reasonableness and achievability of the financial and operating forecasts and projections of

Community, the publicly available consensus “street estimates” of CVB, the assumed CVB long-term growth rates and the estimates regarding certain pro forma financial effects of the Merger on CVB (including, without limitation, the cost savings and related expenses expected to result or be derived from the Merger), all as referred to above, as well as the assumptions set forth in and bases for all such information. We have assumed, at the direction of CVB, that all of the foregoing information was reasonably prepared and represents, or in the case of the publicly available consensus “street estimates” referred to above that such estimates are consistent with, the best currently available estimates and judgments of CVB management, and that the forecasts, projections and estimates reflected in such information will be realized in the amounts and in the time periods currently estimated.

It is understood that the portion of the foregoing financial information of CVB and Community that was provided to us was not prepared with the expectation of public disclosure, that all such forecasts, projections and estimates, together with the publicly available consensus “street estimates” of CVB referred to above, are based on numerous variables and assumptions that are inherently uncertain, including, without limitation, factors related to general economic and competitive conditions and that, accordingly, actual results could vary significantly from those set forth in such information. We have assumed, based on discussions with the respective managements of CVB and Community and with the consent of the Board, that all such information provides a reasonable basis upon which we could form our opinion and we express no view as to any such information or the assumptions or bases therefor. We have relied on all such information without independent verification or analysis and do not in any respect assume any responsibility or liability for the accuracy or completeness thereof.

We also have assumed that there have been no material changes in the assets, liabilities, financial condition, results of operations, business or prospects of either CVB or Community since the date of the last financial statements of each such entity that were made available to us and that we were directed to use. We are not experts in the independent verification of the adequacy of allowances for loan and lease losses and we have assumed, without independent verification and with your consent, that the aggregate allowances for loan and lease losses for each of CVB and Community are adequate to cover such losses. In rendering our opinion, we have not made or obtained any evaluations or appraisals or physical inspection of the property, assets or liabilities (contingent or otherwise) of CVB or Community, the collateral securing any of such assets or liabilities, or the collectability of any such assets, nor have we examined any individual loan or credit files, nor did we evaluate the solvency, financial capability or fair value of CVB or Community under any state or federal laws, including those relating to bankruptcy, insolvency or other matters. Estimates of values of companies and assets do not purport to be appraisals or necessarily reflect the prices at which companies or assets may actually be sold. Because such estimates are inherently subject to uncertainty, we assume no responsibility or liability for their accuracy.

We have assumed, in all respects material to our analyses, the following: (i) that the Merger and any related transactions will be completed substantially in accordance with the terms set forth in the Agreement (the final terms of which we have assumed will not differ in any respect material to our analyses from the draft version reviewed) with no adjustments to the Aggregate Merger Consideration (including the cash and stock components thereof) and with no additional payments in respect of Community Common Stock; (ii) that the representations and warranties of each party in the Agreement and in all related documents and instruments referred to in the Agreement are true and correct; (iii) that each party to the Agreement or any of the related documents will perform all of the covenants and agreements required to be performed by such party under such documents; (iv) that there are no factors that would delay or subject to any adverse conditions, any necessary regulatory or governmental approval for the Merger or any related transaction and that all conditions to the completion of the Merger and any related transaction will be satisfied without any waivers or modifications to the Agreement or any of the related documents; and (v) that in the course of obtaining the necessary regulatory, contractual, or other consents or approvals for the Merger and any related transactions, no restrictions, including any divestiture requirements, termination or other payments or amendments or modifications, will be imposed that will have a material adverse effect on the future results of operations or financial condition of CVB, Community or the pro forma entity, or the contemplated benefits and effects of the Merger, including without limitation the cost savings and related expenses expected to result or be derived from the Merger. We have assumed that the Merger will be consummated in a manner that complies with the applicable provisions of the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and all other applicable federal and state statutes, rules and regulations. We have further been advised by representatives of CVB that CVB has relied upon advice from its advisors (other than KBW) or other appropriate sources as to all legal, financial reporting, tax, accounting and regulatory matters with respect to CVB, Community, Citizens Business, the Merger and any related transaction, and the Agreement. KBW has not provided advice with respect to any such matters. We have assumed, with the consent of CVB and without independent verification, that (x) Adjusted Tier 1 Capital and the Total Non-Interest Bearing Deposits (each as defined in, and determined as set forth in, the Agreement) will be greater than $365,000,000 and $1.1 billion, respectively, and (y) the Transaction Costs Adjustment (as defined in, and determined as set forth in, the Agreement) will not be greater than zero.

This opinion addresses only the fairness, from a financial point of view, as of the date hereof, of the Aggregate Merger Consideration in the Merger to CVB. We express no view or opinion as to any other terms or aspects of the Merger or any term or aspect of any related transaction, including without limitation, the form or structure of the Merger (including the form of Aggregate Merger Consideration or the allocation thereof between cash and stock) or any such related transaction, any consequences of the Merger or any such related transaction to CVB, its stockholders, creditors or otherwise, or any terms, aspects, merits or implications of any employment, retention, consulting, voting, support, cooperation, stockholder, escrow or other agreements, arrangements or understandings contemplated or entered into in connection with the Merger, any such related transaction, or otherwise. Our opinion is necessarily based upon conditions as they exist and can be evaluated on the date hereof and the information made available to us through the date hereof. It is understood that subsequent developments may affect the conclusion reached in this opinion and that KBW does not have an obligation to update, revise or reaffirm this opinion. Our opinion does not address, and we express no view or opinion with respect to, (i) the underlying business decision of CVB to engage in the Merger or enter into the Agreement, (ii) the relative merits of the Merger as compared to any strategic alternatives that are, have been or may be available to or contemplated by CVB or the Board, (iii) any business, operational or other plans with respect to Community or the pro forma entity that may be currently contemplated by CVB or the Board or that may be implemented by CVB or the Board subsequent to the closing of the Merger, (iv) the fairness of the amount or nature of any compensation to any of CVB’s officers, directors or employees, or any class of such persons, relative to the Aggregate Merger Consideration, (v) the effect of the Merger or any related transaction on, or the fairness of the consideration to be received by, holders of any class of securities of CVB, Community or any other party to any transaction contemplated by the Agreement, (vi) any adjustments (as provided in the Agreement) to the Aggregate Merger Consideration (including the stock or cash components thereof) assumed for purposes of our opinion, (vii) whether CVB has sufficient cash, available lines of credit or other sources of funds to enable it to pay the Aggregate Cash Consideration at the closing of the Merger, (viii) the actual value of CVB Common Stock to be issued in connection with the Merger, (ix) the prices, trading range or volume at which CVB Common Stock or Community Common Stock will trade following the public announcement of the Merger or the prices, trading range or volume at which CVB Common Stock will trade following the consummation of the Merger, (x) any advice or opinions provided by any other advisor to any of the parties to the Merger or any other transaction contemplated by the Agreement, or (xi) any legal, regulatory, accounting, tax or similar matters relating to CVB, Community, any of their respective stockholders, or relating to or arising out of or as a consequence of the Merger or any other related transaction, including whether or not the Merger will qualify as a tax-free reorganization for United States federal income tax purposes.

This opinion is for the information of, and is directed to, the Board (in its capacity as such) in connection with its consideration of the financial terms of the Merger. This opinion does not constitute a recommendation to the Board as to how it should vote on the Merger or to any holder of CVB Common Stock or any stockholder of any other entity as to how to vote in connection with the Merger or any other matter, nor does it constitute a recommendation as to whether or not any such stockholder should enter into a voting, stockholders’, affiliates’ or other agreement with respect to the Merger or exercise any dissenters’ or appraisal rights that may be available to such stockholder.

This opinion has been reviewed and approved by our Fairness Opinion Committee in conformity with our policies and procedures established under the requirements of Rule 5150 of the Financial Industry Regulatory Authority.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Aggregate Merger Consideration in the Merger is fair, from a financial point of view, to CVB.

Very truly yours,

Keefe, Bruyette & Woods, Inc.

ANNEX C

Fairness Opinion of D.A. Davidson & Co.

February 26, 2018

Board of Directors

Community Bank

460 Sierra Madre Villa Avenue

Pasadena, CA 91107

Members of the Board:

We understand that Community Bank (the “Company”) proposes to enter into an Agreement and Plan of Reorganization and Merger (the “Agreement”) with CVB Financial Corp. (“Parent”) and its wholly-owned subsidiary Citizens Business Bank (“Citizens”), pursuant to which, among other things, the Company will merge with and into Citizens (the “Transaction”) and each outstanding share of the common stock of the Company (the “Company Common Stock”), excluding Excluded Shares and Dissenting Shares (the “Excluded Holders”), will become and be converted into the right to receive (i) the Cash Consideration of $56.00 per share and (ii) 9.4595 shares of Parent Common Stock (the “Consideration”), without interest thereon. You have advised us that the Transaction will qualify as a tax-free reorganization for U.S. federal income tax purposes. The Consideration is subject to adjustments pursuant to defined terms for the Tier 1 Capital Adjustment, Total Non-Interest Bearing Deposit Adjustment and Transaction Costs Adjustment, and subject to adjustments pursuant to Section 8.01(g) of the Agreement, as to which adjustments we express no opinion. The terms and conditions of the Transaction are more fully set forth in the Agreement.

Capitalized terms used herein without definition have the respective meanings ascribed to them in the Agreement.

You have requested our opinion as to the fairness, from a financial point of view, to the holders of the Company Common Stock (other than the Excluded Holders) of the Consideration to be paid to such holders in the proposed Transaction.

In connection with preparing our opinion, we have reviewed, among other things:

(i)	reviewed a draft of the Agreement, dated February 22, 2018;

(ii)	certain financial statements and other historical financial and business information about the Parent and the Company made available to us from published sources and/or from the internal records of the Parent and the Company that we deemed relevant;

(iii)	certain publicly available analyst earnings estimates for Parent for the years ending December 31, 2018 and December 31, 2019 and estimated long-term growth rate for the years thereafter, in each case as discussed with, and confirmed by, senior management of the Company and Parent;

Investment Banking

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www.dadavidson.com/Investment-Banking

(iv)	financial projections for the Company for the years ending December 31, 2018, December 31, 2019, and December 31, 2020 and estimated long term growth rate for the years thereafter, in each case as discussed with, and confirmed by, senior management of the Company;

(v)	the current market environment generally and the banking environment in particular;

(vi)	the financial terms of certain other transactions in the financial institutions industry, to the extent publicly available;

(vii)	the market and trading characteristics of public companies and public bank holding companies in particular;

(viii)	the relative contributions of the Parent and Company to the combined company;

(ix)	the pro forma financial impact of the Transaction, taking into consideration the amounts and timing of the transaction costs and cost savings;

(x)	the net present value of the Company with consideration of projected financial results;

(xi)	the net present value of Parent with consideration of projected financial results; and

(xii)	such other financial studies, analyses and investigations and financial, economic and market criteria and other information as we considered relevant including discussions with management and other representatives and advisors of the Parent and the Company concerning the business, financial condition, results of operations and prospects of the Parent and the Company.

In arriving at our opinion, we have, with your consent, assumed and relied upon the accuracy and completeness of all information that was publicly available or supplied or otherwise made available to, discussed with or reviewed by or for us. We have not independently verified (nor have we assumed responsibility for independently verifying) such information or its accuracy or completeness. We have not undertaken or been provided with any independent evaluation or appraisal of any of the assets or liabilities (contingent or otherwise) of the Company, and we did not make an independent appraisal or analysis of the Company with respect to the Transaction. In addition, we have not assumed any obligation to conduct, nor have we conducted, any physical inspection of the properties or facilities of the Company, and have not been provided with any reports of such physical inspections. We have assumed that there has been no material change in the Company’s business, assets, financial condition, results of operations, cash flows or prospects since the date of the most recent financial statements provided to us, and that neither the Company nor Parent is party to any material pending transaction, including without limitation any financing, recapitalization, acquisition or merger, divestiture or spin-off, other than the Transaction.

With respect to the financial forecasts and other analyses (including information relating to certain pro forma financial effects of, and strategic implications and operational benefits anticipated to result from, the Transaction) provided to or otherwise reviewed by or for or discussed with us, we have been advised by management of the Company, and have assumed with your consent, that such forecasts and other analyses were reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of management of the Company as to the future financial performance of the Company and the other matters covered thereby, and that the financial results (including the potential strategic implications and operational benefits anticipated to result from the Transaction) reflected in such forecasts and analyses will be realized in the amounts and at the times projected. We assume no responsibility for and express no opinion as to these forecasts and analyses or the assumptions on which they were based. We have relied on the assurances of management of the Company that they are not aware of any facts or circumstances that would make any of such information, forecasts or analyses inaccurate or misleading.

We are not experts in the evaluation of loan and lease portfolios, classified loans or other real estate owned or in assessing the adequacy of the allowance for loan losses with respect thereto, and we did not make an independent evaluation or appraisal thereof, or of any other specific assets, the collateral securing assets or the liabilities (contingent or otherwise) of the Company or Parent or any of their respective subsidiaries. We have not reviewed any individual loan or credit files relating to the Company or Parent. We have assumed, with your consent, that the respective allowances for loan and lease losses for both the Company and Parent are adequate to cover such losses and will be adequate on a pro forma basis for the combined entity. We did not make an independent evaluation of the quality of the Company’s or Parent’s deposit base, nor have we independently evaluated potential deposit concentrations or the deposit composition of the Company or Parent. We did not make an independent evaluation of the quality of the Company’s or Parent’s investment securities portfolio, nor have we independently evaluated potential concentrations in the investment securities portfolio of the Company or Parent.

We have assumed that all of the representations and warranties contained in the Agreement and all related agreements are true and correct in all respects material to our analysis, and that the Transaction will be consummated in accordance with the terms of the Agreement, without waiver, modification or amendment of any term, condition or covenant thereof the effect of which would be in any respect material to our analysis. We also have assumed that all material governmental, regulatory or other consents, approvals, and waivers necessary for the consummation of the Transaction will be obtained without any material adverse effect on the Company or the contemplated benefits of the Transaction. Further, we have assumed that the executed Agreement will not differ in any material respect from the draft Agreement, dated February 22, 2018, reviewed by us.

We have assumed in all respects material to our analysis that the Company will remain as a going concern for all periods relevant to our analysis. We express no opinion regarding the liquidation value of the Company or any other entity.

Our opinion is limited to the fairness, from a financial point of view, of the Consideration to be paid to the holders of the Company Common Stock, other than the Excluded Holders, in the proposed Transaction. We do not express any view on, and our opinion does not address, any other term or aspect of the Agreement or Transaction (including, without limitation, the form or structure of the Transaction) or any term or aspect of any other agreement or instrument contemplated by the Agreement or entered into in connection with the Transaction, including the fairness of the Transaction to, or any consideration received in connection therewith by, the holders of any other class of securities, creditors or other constituencies of the Company, or as to the underlying decision by the Company to engage in the Transaction. Furthermore, we express no opinion with respect to the amount or nature of any compensation to any officers, directors or employees of the Company, or any class of such persons, relative to the Consideration to be paid to the holders of the Company Common Stock in the Transaction, or with respect to the fairness of any such compensation. Our opinion does not take into account individual circumstances of specific holders with respect to control, voting or other rights which may distinguish such holders.

We express no view as to, and our opinion does not address, the relative merits of the Transaction as compared to any alternative business transactions or strategies, or whether such alternative transactions or strategies could be achieved or are available. In addition, our opinion does not address any legal, regulatory, tax or accounting matters, as to which we understand that the Company obtained such advice as it deemed necessary from qualified professionals.

We do not express any opinion as to the value of any asset of the Company whether at current market prices or in the future, or as to the price at which the Company or its assets could be sold in the future. We also express no opinion as to the price at which the Company Common Stock or Parent will trade following announcement of the Transaction or at any future time.

We have not evaluated the solvency or fair value of the Company under any state, federal or other laws relating to bankruptcy, insolvency or similar matters. This opinion is not a solvency opinion and does not in any way address the solvency or financial condition of the Parent. We are not expressing any opinion as to the impact of the Transaction on the solvency or viability of the Company or Parent or the ability of the Company or Parent to pay their respective obligations when they come due.

We have acted as the Company’s financial advisor in connection with the Transaction and will receive a fee for our services, a portion of which is payable upon the rendering of this opinion and a significant portion of which is contingent upon consummation of the Transaction. In addition, the Company has agreed to reimburse our reasonable expenses and indemnify us against certain liabilities arising out of our engagement.

During the two years preceding the date of this letter, we have provided investment banking and other financial services to the Company for which we have received customary compensation. Such services during such period have included general strategic advisory and capital planning.

In the ordinary course of our business, D.A. Davidson & Co. and its affiliates may actively trade or hold securities of the Company or Parent for our own accounts or for the accounts of our customers and, accordingly, may at any time hold long or short positions in such securities. We may seek to provide investment banking or other financial services to the Company or Parent in the future for which we would expect to receive compensation.

This fairness opinion was reviewed and approved by a D.A. Davidson & Co. Fairness Opinion Committee.

It is understood that this letter is for the information of the Board of Directors of the Company in connection with and for the purposes of its consideration of the Transaction. This opinion is not intended to be and does not constitute a recommendation as to how the shareholders of the Company should vote or act with respect to the Transaction or any matter relating thereto.

This opinion is for the information of the Board of Directors of the Company and shall not be disclosed, referred to, published or otherwise used (in whole or in part), nor shall any public references to us be made, without our prior written consent, except that a copy of this opinion may be included in its entirety in any regulatory filing that the Company is required to make in connection with the Transaction if such inclusion is required by applicable law.

Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring after the date hereof may affect this opinion and the assumptions used in preparing it, and we do not assume any obligation to update, revise or reaffirm this opinion.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Consideration to be paid to the holders of the Company Common Stock (other than the Excluded Holders) in the Transaction is fair, from a financial point of view, to such holders.

Very truly yours,

D.A. Davidson & Co.

ANNEX D

Sections 1300-1313 of the California Corporations Code (Dissenters’ Rights)

CHAPTER 13. Dissenters’ Rights [1300 - 1313]

(Chapter 13 added by Stats. 1975, Ch. 682.)

1300.

(a) If the approval of the outstanding shares (Section 152) of a corporation is required for a reorganization under subdivisions (a) and (b) or subdivision (e) or (f) of Section 1201, each shareholder of the corporation entitled to vote on the transaction and each shareholder of a subsidiary corporation in a short-form merger may, by complying with this chapter, require the corporation in which the shareholder holds shares to purchase for cash at their fair market value the shares owned by the shareholder which are dissenting shares as defined in subdivision (b). The fair market value shall be determined as of the day of, and immediately prior to, the first announcement of the terms of the proposed reorganization or short-form merger, excluding any appreciation or depreciation in consequence of the proposed reorganization or short-form merger, as adjusted for any stock split, reverse stock split, or share dividend that becomes effective thereafter.

(b) As used in this chapter, “dissenting shares” means shares to which all of the following apply:

(1) That were not, immediately prior to the reorganization or short-form merger, listed on any national securities exchange certified by the Commissioner of Corporations under subdivision (o) of Section 25100, and the notice of meeting of shareholders to act upon the reorganization summarizes this section and Sections 1301, 1302, 1303 and 1304; provided, however, that this provision does not apply to any shares with respect to which there exists any restriction on transfer imposed by the corporation or by any law or regulation; and provided, further, that this provision does not apply to any shares where the holder of those shares is required, by the terms of the reorganization or short-form merger, to accept for the shares anything except: (A) shares of any other corporation, which shares, at the time the reorganization or short-form merger is effective, are listed on any national securities exchange certified by the Commissioner of Corporations under subdivision (o) of Section 25100; (B) cash in lieu of fractional shares described in the foregoing subparagraph (A); or (C) any combination of the shares and cash in lieu of fractional shares described in the foregoing subparagraphs (A) and (B).

(2) That were outstanding on the date for the determination of shareholders entitled to vote on the reorganization and (A) were not voted in favor of the reorganization or, (B) if described in paragraph (1), were voted against the reorganization, or were held of record on the effective date of a short-form merger; provided, however, that subparagraph (A) rather than subparagraph (B) of this paragraph applies in any case where the approval required by Section 1201 is sought by written consent rather than at a meeting.

(3) That the dissenting shareholder has demanded that the corporation purchase at their fair market value, in accordance with Section 1301.

(4) That the dissenting shareholder has submitted for endorsement, in accordance with Section 1302.

(c) As used in this chapter, “dissenting shareholder” means the recordholder of dissenting shares and includes a transferee of record.

(Amended by Stats. 2012, Ch. 473, Sec. 1. (AB 1680) Effective January 1, 2013.)

1301.

(a) If, in the case of a reorganization, any shareholders of a corporation have a right under Section 1300, subject to compliance with paragraphs (3) and (4) of subdivision (b) thereof, to require the corporation to purchase their shares for cash, that corporation shall mail to each of those shareholders a notice of the approval of the reorganization by its outstanding shares (Section 152) within 10 days after the date of that approval, accompanied by a copy of Sections 1300, 1302, 1303, and 1304 and this section, a statement of the price determined by the corporation to represent the fair market value of the dissenting shares, and a brief description of the procedure to be followed if the shareholder desires to exercise the shareholder’s right under those sections. The statement of price constitutes an offer by the corporation to purchase at the price stated any dissenting shares as defined in subdivision (b) of Section 1300, unless they lose their status as dissenting shares under Section 1309.

(b) Any shareholder who has a right to require the corporation to purchase the shareholder’s shares for cash under Section 1300, subject to compliance with paragraphs (3) and (4) of subdivision (b) thereof, and who desires the corporation to purchase shares shall make written demand upon the corporation for the purchase of those shares and payment to the shareholder in cash of their fair market value. The demand is not effective for any purpose unless it is received by the corporation or any transfer agent thereof (1) in the case of shares described in subdivision (b) of Section 1300, not later than the date of the shareholders’ meeting to vote upon the reorganization, or (2) in any other case, within 30 days after the date on which the notice of the approval by the outstanding shares pursuant to subdivision (a) or the notice pursuant to subdivision (h) of Section 1110 was mailed to the shareholder.

(c) The demand shall state the number and class of the shares held of record by the shareholder which the shareholder demands that the corporation purchase and shall contain a statement of what the shareholder claims to be the fair market value of those shares as determined pursuant to subdivision (a) of Section 1300. The statement of fair market value constitutes an offer by the shareholder to sell the shares at that price.

(Amended by Stats. 2012, Ch. 473, Sec. 2. (AB 1680) Effective January 1, 2013.)

1302.

Within 30 days after the date on which notice of the approval by the outstanding shares or the notice pursuant to subdivision (h) of Section 1110 was mailed to the shareholder, the shareholder shall submit to the corporation at its principal office or at the office of any transfer agent thereof, (a) if the shares are certificated securities, the shareholder’s certificates representing any shares which the shareholder demands that the corporation purchase, to be stamped or endorsed with a statement that the shares are dissenting shares or to be exchanged for certificates of appropriate denomination so stamped or endorsed or (b) if the shares are uncertificated securities, written notice of the number of shares which the shareholder demands that the corporation purchase. Upon subsequent transfers of the dissenting shares on the books of the corporation, the new certificates, initial transaction statement, and other written statements issued therefor shall bear a like statement, together with the name of the original dissenting holder of the shares.

(Amended by Stats. 2012, Ch. 473, Sec. 3. (AB 1680) Effective January 1, 2013.)

1303.

(a) If the corporation and the shareholder agree that the shares are dissenting shares and agree upon the price of the shares, the dissenting shareholder is entitled to the agreed price with interest thereon at the legal rate on judgments from the date of the agreement. Any agreements fixing the fair market value of any dissenting shares as between the corporation and the holders thereof shall be filed with the secretary of the corporation.

(b) Subject to the provisions of Section 1306, payment of the fair market value of dissenting shares shall be made within 30 days after the amount thereof has been agreed or within 30 days after any statutory or contractual conditions to the reorganization are satisfied, whichever is later, and in the case of certificated securities, subject to surrender of the certificates therefor, unless provided otherwise by agreement.

(Amended by Stats. 1986, Ch. 766, Sec. 24.)

1304.

(a) If the corporation denies that the shares are dissenting shares, or the corporation and the shareholder fail to agree upon the fair market value of the shares, then the shareholder demanding purchase of such shares as dissenting shares or any interested corporation, within six months after the date on which notice of the approval by the outstanding shares (Section 152) or notice pursuant to subdivision (h) of Section 1110 was mailed to the shareholder, but not thereafter, may file a complaint in the superior court of the proper county praying the court to determine whether the shares are dissenting shares or the fair market value of the dissenting shares or both or may intervene in any action pending on such a complaint.

(b) Two or more dissenting shareholders may join as plaintiffs or be joined as defendants in any such action and two or more such actions may be consolidated.

(c) On the trial of the action, the court shall determine the issues. If the status of the shares as dissenting shares is in issue, the court shall first determine that issue. If the fair market value of the dissenting shares is in issue, the court shall determine, or shall appoint one or more impartial appraisers to determine, the fair market value of the shares.

(Amended by Stats. 2012, Ch. 473, Sec. 4. (AB 1680) Effective January 1, 2013.)

1305.

(a) If the court appoints an appraiser or appraisers, they shall proceed forthwith to determine the fair market value per share. Within the time fixed by the court, the appraisers, or a majority of them, shall make and file a report in the office of the clerk of the court. Thereupon, on the motion of any party, the report shall be submitted to the court and considered on such evidence as the court considers relevant. If the court finds the report reasonable, the court may confirm it.

(b) If a majority of the appraisers appointed fail to make and file a report within 10 days from the date of their appointment or within such further time as may be allowed by the court or the report is not confirmed by the court, the court shall determine the fair market value of the dissenting shares.

(c) Subject to the provisions of Section 1306, judgment shall be rendered against the corporation for payment of an amount equal to the fair market value of each dissenting share multiplied by the number of dissenting shares which any dissenting shareholder who is a party, or who has intervened, is entitled to require the corporation to purchase, with interest thereon at the legal rate from the date on which judgment was entered.

(d) Any such judgment shall be payable forthwith with respect to uncertificated securities and, with respect to certificated securities, only upon the endorsement and delivery to the corporation of the certificates for the shares described in the judgment. Any party may appeal from the judgment.

(e) The costs of the action, including reasonable compensation to the appraisers to be fixed by the court, shall be assessed or apportioned as the court considers equitable, but, if the appraisal exceeds the price offered by the corporation, the corporation shall pay the costs (including in the discretion of the court attorneys’ fees, fees of expert witnesses and interest at the legal rate on judgments from the date of compliance with Sections 1300, 1301 and 1302 if the value awarded by the court for the shares is more than 125 percent of the price offered by the corporation under subdivision (a) of Section 1301).

(Amended by Stats. 1986, Ch. 766, Sec. 25.)

1306.

To the extent that the provisions of Chapter 5 prevent the payment to any holders of dissenting shares of their fair market value, they shall become creditors of the corporation for the amount thereof together with interest at the legal rate on judgments until the date of payment, but subordinate to all other creditors in any liquidation proceeding, such debt to be payable when permissible under the provisions of Chapter 5.

(Repealed and added by Stats. 1975, Ch. 682.)

1307.

Cash dividends declared and paid by the corporation upon the dissenting shares after the date of approval of the reorganization by the outstanding shares (Section 152) and prior to payment for the shares by the corporation shall be credited against the total amount to be paid by the corporation therefor.

(Repealed and added by Stats. 1975, Ch. 682.)

1308.

Except as expressly limited in this chapter, holders of dissenting shares continue to have all the rights and privileges incident to their shares, until the fair market value of their shares is agreed upon or determined. A dissenting shareholder may not withdraw a demand for payment unless the corporation consents thereto.

(Repealed and added by Stats. 1975, Ch. 682.)

1309.

Dissenting shares lose their status as dissenting shares and the holders thereof cease to be dissenting shareholders and cease to be entitled to require the corporation to purchase their shares upon the happening of any of the following:

(a) The corporation abandons the reorganization. Upon abandonment of the reorganization, the corporation shall pay on demand to any dissenting shareholder who has initiated proceedings in good faith under this chapter all necessary expenses incurred in such proceedings and reasonable attorneys’ fees.

(b) The shares are transferred prior to their submission for endorsement in accordance with Section 1302 or are surrendered for conversion into shares of another class in accordance with the articles.

(c) The dissenting shareholder and the corporation do not agree upon the status of the shares as dissenting shares or upon the purchase price of the shares, and neither files a complaint or intervenes in a pending action as provided in Section 1304, within six months after the date on which notice of the approval by the outstanding shares or notice pursuant to subdivision (h) of Section 1110 was mailed to the shareholder.

(d) The dissenting shareholder, with the consent of the corporation, withdraws the shareholder’s demand for purchase of the dissenting shares.

(Amended by Stats. 2012, Ch. 473, Sec. 5. (AB 1680) Effective January 1, 2013.)

1310.

If litigation is instituted to test the sufficiency or regularity of the votes of the shareholders in authorizing a reorganization, any proceedings under Sections 1304 and 1305 shall be suspended until final determination of such litigation.

(Repealed and added by Stats. 1975, Ch. 682.)

1311.

This chapter, except Section 1312, does not apply to classes of shares whose terms and provisions specifically set forth the amount to be paid in respect to such shares in the event of a reorganization or merger.

(Amended by Stats. 1988, Ch. 919, Sec. 8.)

1312.

(a) No shareholder of a corporation who has a right under this chapter to demand payment of cash for the shares held by the shareholder shall have any right at law or in equity to attack the validity of the reorganization or short-form merger, or to have the reorganization or short-form merger set aside or rescinded, except in an action to test whether the number of shares required to authorize or approve the reorganization have been legally voted in favor thereof; but any holder of shares of a class whose terms and provisions specifically set forth the amount to be paid in respect to them in the event of a reorganization or short-form merger is entitled to payment in accordance with those terms and provisions or, if the principal terms of the reorganization are approved pursuant to subdivision (b) of Section 1202, is entitled to payment in accordance with the terms and provisions of the approved reorganization.

(b) If one of the parties to a reorganization or short-form merger is directly or indirectly controlled by, or under common control with, another party to the reorganization or short-form merger, subdivision (a) shall not apply to any shareholder of such party who has not demanded payment of cash for such shareholder’s shares pursuant to this chapter; but if the shareholder institutes any action to attack the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded, the shareholder shall not thereafter have any right to demand payment of cash for the shareholder’s shares pursuant to this chapter. The court in any action attacking the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded shall not restrain or enjoin the consummation of the transaction except upon 10 days’ prior notice to the corporation and upon a determination by the court that clearly no other remedy will adequately protect the complaining shareholder or the class of shareholders of which such shareholder is a member.

(c) If one of the parties to a reorganization or short-form merger is directly or indirectly controlled by, or under common control with, another party to the reorganization or short-form merger, in any action to attack the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded, (1) a party to a reorganization or short-form merger which controls another party to the reorganization or short-form merger shall have the burden of proving that the transaction is just and reasonable as to the shareholders of the controlled party, and (2) a person who controls two or more parties to a reorganization shall have the burden of proving that the transaction is just and reasonable as to the shareholders of any party so controlled.

(Amended by Stats. 1988, Ch. 919, Sec. 9.)

1313.

A conversion pursuant to Chapter 11.5 (commencing with Section 1150) shall be deemed to constitute a reorganization for purposes of applying the provisions of this chapter, in accordance with and to the extent provided in Section 1159.

(Added by Stats. 2002, Ch. 480, Sec. 7. Effective January 1, 2003.)

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers

The following summary is qualified in its entirety by reference to the complete text of CVB’s articles of incorporation and bylaws.

CVB is subject to the California Corporations Code, which provides a detailed statutory framework covering indemnification of any officer or other agent of a corporation who is made or threatened to be made a party to any legal proceeding by reason of his or her services on behalf of such corporation.

With respect to indemnification, the California Corporations Code provides that to the extent any officer, director or other agent of a corporation is successful “on the merits” in defense of any legal proceeding to which such person is a party or is threatened to be made a party by reason of his or her service on behalf of such corporation or in defense of any claim, issue, or matter therein, such agent shall be indemnified against expenses actually and reasonably incurred by the agent in connection therewith, but does not require indemnification in any other circumstance. The California Corporations Code also provides that a corporation may indemnify any agent of the corporation, including officers and directors, against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred in a third-party proceeding against such person by reason of his or her services on behalf of the corporation, provided the person acted in good faith and in a manner he or she reasonably believed to be in the best interests of such corporation. The California Corporations Code further provides that in derivative suits a corporation may indemnify such a person against expenses incurred in such a proceeding, provided such person acted in good faith and in a manner he or she reasonably believed to be in the best interests of the corporation and its shareholders. Indemnification is not available in derivative actions (i) for amounts paid or expenses incurred in connection with a matter that is settled or otherwise disposed of without court approval or (ii) with respect to matters for which the agent shall have been adjudged to be liable to the corporation unless the court shall determine that such person is entitled to indemnification.

The California Corporations Code permits the advancing of expenses incurred in defending any proceeding against a corporate agent by reason of his or her service on behalf of the corporation upon the giving of a promise to repay any such sums in the event it is later determined that such person is not entitled to be indemnified. Finally, the California Corporations Code provides that the indemnification provided by the statute is not exclusive of other rights to which those seeking indemnification may be entitled, by bylaw, agreement or otherwise, to the extent additional rights are authorized in a corporation’s articles of incorporation. The law further permits a corporation to procure insurance on behalf of its directors, officers and agents against any liability incurred by any such individual, even if a corporation would not otherwise have the power under applicable law to indemnify the director, officer or agent for such expenses.

The bylaws of CVB provide that it shall, to the maximum extent permitted by the California Corporations Code, have power to indemnify each of its agents against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred in connection with any proceeding arising by reason of the fact any such person is or was an agent of the corporation, and shall have power to advance to each such agent expenses incurred in defending any such proceeding to the maximum extent permitted by that law.

Directors’ and Officers’ Liability Insurance

CVB presently maintains a policy of directors’ and officers’ liability insurance that provides coverage sufficiently broad to permit indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933.

Indemnification Agreements

CVB has entered into an employment agreement with its chief executive officer agreeing, among other things, to indemnify him against liabilities relating to his services as a director and officer of CVB and the advancement of expenses under certain circumstances. The employment agreement also requires CVB to use its reasonable best efforts to purchase and maintain one or more policies of directors’ and officers’ liability insurance to cover liabilities asserted against, or incurred by, its chief executive officer. In addition, CVB has entered into indemnification agreements with each of its directors.

Item 21. Exhibits and Financial Statement Schedules

(a) The following is a list of exhibits to this registration statement:

Exhibit Index

Exhibit Number	Exhibit Title	Incorporated by Reference to:	Date Filed

2.1	Agreement and Plan of Reorganization and Merger, dated February 26, 2018, by and among CVB Financial Corp., Citizens Business Bank and Community Bank (included as Annex A to the joint proxy statement/prospectus contained in Part I of this Registration Statement).	N/A	Filed herewith.

3.1	Articles of Incorporation of CVB Financial Corp.	Form 10-Q	August 9, 2010

3.2	Bylaws of CVB Financial Corp.	Form 10-K	February 27, 2009

5.1	Opinion of Morrison & Foerster LLP regarding to the validity of the securities being registered.	N/A	Filed herewith.

8.1	Opinion of Morrison & Foerster, LLP regarding certain tax matters.	N/A	Filed herewith.

8.2	Opinion of Manatt, Phelps & Phillips, LLP regarding certain tax matters.	N/A	Filed herewith.

23.1	Consent of KPMG LLP, independent registered public accounting firm of CVB Financial Corp.	N/A	Filed herewith.

23.2	Consent of RSM US LLP, independent auditor of Community Bank.	N/A	Filed herewith.

23.3	Consent of Morrison & Foerster, LLP (included in Exhibit 5.1).	N/A	Filed herewith.

23.4	Consent of Morrison & Foerster, LLP (included in Exhibit 8.1).	N/A	Filed herewith.

23.5	Consent of Manatt, Phelps & Phillips, LLP (included in Exhibit 8.2).	N/A	Filed herewith.

24.1	Power of Attorney (included on the signature page to the Registration Statement).	Form S-4	Previously filed.

99.1	Consent of Keefe, Bruyette & Woods, Inc.	N/A	Filed herewith.

99.2	Consent of D.A. Davidson & Co.	N/A	Filed herewith.

99.3	Consent of Marshall V. Laitsch.	Form S-4	Previously filed.

99.4	Form of Proxy for Special Meeting of Shareholders of CVB Financial Corp.	N/A	Filed herewith.

Exhibit Number	Exhibit Title	Incorporated by Reference to:	Date Filed

99.5	Form of Proxy for Special Meeting of Shareholders of Community Bank	N/A	Filed herewith.

99.6	Form of Voting and Support Agreement (included as Exhibit A-1 of Annex A to the joint proxy statement/prospectus contained in this Registration Statement)	N/A	Filed herewith.

99.7	Form of Parent Voting and Support Agreement (included as Exhibit A-2 of Annex A to the joint proxy statement/prospectus contained in this Registration Statement)	N/A	Filed herewith.

99.8	Form of Non-Competition, Non-Solicitation and Non-Disclosure Agreement – Community directors (included as Exhibit B-1 of Annex A to the joint proxy statement/prospectus contained in this Registration Statement)	N/A	Filed herewith.

99.9	Form of Non-Competition, Non-Solicitation and Non-Disclosure Agreement – Community directors (included as Exhibit B-2 of Annex A to the joint proxy statement/prospectus contained in this Registration Statement)	N/A	Filed herewith.

99.10	Form of Non-Competition, Non-Solicitation and Non-Disclosure Agreement and Release – Community Chief Executive Officer (included as Exhibit B-3 of Annex A to the joint proxy statement/prospectus contained in this Registration Statement)	N/A	Filed herewith.

99.11	Form of Non-Competition, Non-Solicitation and Non-Disclosure Agreement and Release – Community President and Chief Banking Officer (included as Exhibit B-4 of Annex A to the joint proxy statement/prospectus contained in this Registration Statement)	N/A	Filed herewith.

99.12	Form of Non-Solicitation and Non-Disclosure Agreement and Release – Other Community Executives (included as Exhibit B-5 of Annex A to the joint proxy statement/prospectus contained in this Registration Statement)	N/A	Filed herewith.

Item 22. Undertakings

The undersigned registrant hereby undertakes:

(a) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(1) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933.

(2) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) that, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(3) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(b) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

(d) For purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(e) That prior to any public reoffering of the securities registered hereunder through use of a prospectus that is a part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(f) That every prospectus (1) that is filed pursuant to paragraph (e) immediately preceding, or (2) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(g) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 20 above, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

(h) To respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first-class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(i) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Ontario, State of California, on May 3, 2018.

CVB FINANCIAL CORP.

By:	/s/ Christopher D. Myers
Christopher D. Myers
President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

	/s/ CHRISTOPHER D. MYERS Christopher D. Myers	Director and Chief Executive Officer and President (Principal Executive Officer)	May 3, 2018

	/s/ E. ALLEN NICHOLSON E. Allen Nicholson	Executive Vice President and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	May 3, 2018

	* Raymond V. O’Brien III	Director and Chairman of the Board	May 3, 2018

	* George A. Borba, Jr.	Director and Vice Chairman	May 3, 2018

	* Stephen A. Del Guercio	Director	May 3, 2018

	* Rodrigo Guerra, Jr.	Director	May 3, 2018

	* Anna Kan	Director	May 3, 2018

	* Kristina M. Leslie	Director	May 3, 2018

	* Hal W. Oswalt	Director	May 3, 2018

* By:	/s/ Christopher D. Myers
Christopher D. Myers
Attorney-in-fact